   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 13, 1998
                                                      REGISTRATION NO. 333-
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                --------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                --------------
                              LTM HOLDINGS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
       DELAWARE                      7832                13-338-6485
   (STATE OR OTHER            (PRIMARY STANDARD         (IRS EMPLOYER
   JURISDICTION OF                INDUSTRIAL         IDENTIFICATION NO.)
   INCORPORATION OR          CLASSIFICATION CODE
    ORGANIZATION)                  NUMBER)
                                --------------
                               711 FIFTH AVENUE
                                  11TH FLOOR
                           NEW YORK, NEW YORK 10022
                                (212) 833-6200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                --------------
       LTM HOLDINGS, INC.                    CINEPLEX ODEON CORPORATION
        711 FIFTH AVENUE                         1303 YONGE STREET
           11TH FLOOR                         TORONTO, ONTARIO M4T 2Y9
    NEW YORK, NEW YORK 10022                   ATTENTION: ALLEN KARP
 ATTENTION: JOHN C. MCBRIDE, JR.                   (416) 323-6600
         (212) 833-6200
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                --------------
                                  COPIES TO:
         DAVID C. GOLAY                         LAWRENCE S. CHERNIN
 FRIED, FRANK, HARRIS, SHRIVER &                  GOODMAN AND CARR
            JACOBSON                            200 KING STREET WEST
       ONE NEW YORK PLAZA                            SUITE 2300
    NEW YORK, NEW YORK 10004                  TORONTO, ONTARIO M5H 3W5
         (212) 859-8000                            (416) 595-2300

                                --------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO
PUBLIC: as soon as practicable after the registration statement becomes effective and all other conditions to the business combination of Cineplex Odeon Corporation and LTM Holdings, Inc. pursuant to the Amended and Restated Master Agreement dated as of September 30, 1997 described in the enclosed Management Information Circular and Proxy Statement/Prospectus (the "Information Circular/Prospectus") have been satisfied or waived.
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                                --------------
                        CALCULATION OF REGISTRATION FEE

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----------------------------------------------------------------------------------------------------------
                                                        PROPOSED     PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES       AMOUNT      MAXIMUM OFFERING     AGGREGATE          AMOUNT OF
        TO BE REGISTERED           TO BE REGISTERED  PRICE PER UNIT  OFFERING PRICE(1) REGISTRATION FEE(1)
----------------------------------------------------------------------------------------------------------
LTM
 Holdings,
 Inc.
 Common
 Stock,
 par value
 $0.01 per
 share....                          26,632,709(2)         N/A         $430,157,843.70      $126,896.56
LTM
 Holdings,
 Inc.
 Class B
 Non-
 Voting
 Common
 Stock,
 par value
 $0.01 per
 share....                              84,000(3)         N/A          $1,312,500.00         $387.19
----------------------------------------------------------------------------------------------------------
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
(1) Reflects the market price of the capital stock of Cineplex Odeon Corporation to be exchanged for common stock of the Registrant in connection with the Transactions described in the registration statement computed in accordance with Rule 457(c), Rule 457(f)(1), Rule 457 (f)(3), Rule 457(h)(1) and Rule 457(i) under the Securities Act of 1933, as amended (the "Securities Act"), based upon the average of the high and low sale prices of the capital stock of Cineplex Odeon Corporation as reported by the New York Stock Exchange, Inc. on February 9, 1998 and the cash to be received by the Registrant in connection with the Universal Subscription (as defined below). The proposed maximum aggregate offering price is estimated solely to determine the registration fee. THE AMOUNT OF THE REGISTRATION FEE PAID HEREWITH IS NET OF THE $60,837 PREVIOUSLY PAID UPON FILING OF CINEPLEX ODEON CORPORATION'S SCHEDULE 14A.
(2) Reflects (a) 103,374,594 outstanding Common Shares and 72,646,426 outstanding Subordinate Restricted Voting Shares of Cineplex Odeon Corporation on February 11, 1998, plus 13,913,772 Common Shares of Cineplex Odeon Corporation issuable upon exercise of outstanding stock options ("Cineplex Odeon Options"), multiplied by the exchange ratio of one-for-ten, plus (b) 3,128,623 shares of Common Stock of LTM Holdings, Inc., representing 4,520,000 shares of Common Stock of LTM Holdings, Inc. issuable upon exercise of stock options issued or issuable under the LTM Holdings, Inc. 1997 Stock Incentive Plan, net of Common Shares of Cineplex Odeon Corporation issuable upon the exercise of outstanding Cineplex Odeon Options, such Common Shares of Cineplex Odeon Corporation multiplied by the exchange ratio of one-for-ten, plus (c) 4,426,606 shares of Common Stock of LTM Holdings, Inc. issuable to Universal Studios, Inc. pursuant to the Amended and Restated Subscription Agreement described in the registration statement (the "Universal Subscription"), plus such additional shares of Common Stock of LTM Holdings, Inc. as may be issuable pursuant to anti-dilution provisions in the Subscription Agreement, plus
    (d) 84,000 shares of Common Stock of LTM Holdings, Inc. issuable upon conversion of 84,000 shares of Class B Non-Voting Common Stock of LTM Holdings, Inc. issuable in the Transactions.
(3) Reflects 40,000 outstanding Common Shares and 800,000 outstanding Subordinate Restricted Voting Shares of Cineplex Odeon Corporation, multiplied by the exchange ratio of one-to-ten.
                                --------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
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


                    [LOGO OF LOEWS THEATRES APPEARS HERE]

February 13, 1998

Dear Shareholder:

  We are pleased to invite you to attend an important special meeting (the "Special Meeting") of shareholders of Cineplex Odeon Corporation ("Cineplex Odeon") to be held at the Cineplex Odeon Varsity Cinemas, 55 Bloor Street West, Second Level, Toronto, Ontario, on March 26, 1998 at 12:00 noon (Toronto time). Enclosed is a Notice of Special Meeting of Shareholders, Management Information Circular and Proxy Statement/Prospectus (the "Information Circular/Prospectus") and form of proxy relating to the Special Meeting.

 Special Meeting

  At the Special Meeting, shareholders of Cineplex Odeon will be asked to consider and vote on a special resolution (the "Arrangement Resolution") to approve an arrangement (the "Arrangement") to implement a business combination between Cineplex Odeon and LTM Holdings, Inc. ("LTM"), a subsidiary of Sony Pictures Entertainment Inc. The name of the combined entity will be Loews Cineplex Entertainment Corporation ("Loews Cineplex"). Loews Cineplex is expected to be one of the largest film exhibition companies in the world as measured by revenue and operating cash flow. Through its size, scale of operations, financial strength and cash flow, Loews Cineplex should be more effective than Cineplex Odeon on a stand-alone basis in competing in North America and internationally for opportunities in the theatre exhibition and related businesses.

  If the Arrangement Resolution is approved, through a series of transactions to be effected pursuant to the Arrangement, shareholders of Cineplex Odeon will receive one-tenth of one Loews Cineplex share for each Cineplex Odeon share held by them. As a result, Cineplex Odeon will become a wholly owned subsidiary of Loews Cineplex, and the shareholders of Cineplex Odeon will in turn become shareholders of Loews Cineplex. The Arrangement Resolution must be approved (i) by at least two-thirds of the votes actually cast by all shareholders entitled to vote at the Special Meeting, either in person or by proxy, and (ii) by a majority of the votes actually cast by the holders of Cineplex Odeon Common Shares entitled to vote at the Special Meeting, excluding the shares held by the Charles Rosner Bronfman Family Trust and certain parties related to it.

  Universal Studios, Inc., the sole holder of Cineplex Odeon Subordinate Restricted Voting Shares, and the Charles Rosner Bronfman Family Trust, which holds 34.7% of the issued and outstanding Cineplex Odeon common shares and which, together with Universal Studios, Inc., hold 56.5% of the votes entitled to be cast at the Special Meeting in respect of the Arrangement Resolution, have agreed to vote in favor of the Arrangement Resolution, in each case subject to the terms and conditions of agreements described in the Information Circular/Prospectus.

  The Information Circular/Prospectus is lengthy in order to satisfy the legal and regulatory requirements of both Canada and the United States. The Information Circular/Prospectus includes a detailed description of the Arrangement, the businesses of each of Cineplex Odeon and LTM separately and on a pro forma combined basis, the anticipated tax consequences of the Arrangement, and the supporting analysis for the Morgan Stanley Canada Limited fairness opinion. Please review the Information Circular/Prospectus carefully since you are being asked to make a very important decision concerning your Cineplex Odeon shareholdings.

 Recommendation

  Your Board of Directors has determined that the Arrangement and the resulting business combination between Cineplex Odeon and LTM are fair and in the best interest of Cineplex Odeon and its shareholders. In arriving at this decision, your Board of Directors considered a number of factors, including the recommendation of a committee of the Board of Directors consisting of three independent directors (the "Independent Committee") established for the purpose of reviewing the business combination and the opinion of the Independent Committee's financial advisor, Morgan Stanley Canada Limited, attached to the Information Circular/Prospectus, as to the fairness from a financial point of view of the consideration to be received by Cineplex Odeon shareholders (other than Universal Studios, Inc. and the Charles Rosner Bronfman Family Trust and related parties). The Board of Directors of Cineplex Odeon has approved the Arrangement and the related agreements necessary to effect the business combination between Cineplex Odeon and LTM. YOUR BOARD OF DIRECTORS RECOMMENDS THAT CINEPLEX ODEON SHAREHOLDERS VOTE FOR THE ARRANGEMENT RESOLUTION APPROVING THESE MATTERS.

 Attendance at the Special Meeting

  In view of the importance of the matters to be considered, we urge you to attend in person or participate by proxy at the Special Meeting. IT IS IMPORTANT THAT YOU BE REPRESENTED AT THE SPECIAL MEETING. WHETHER OR NOT YOU ANTICIPATE ATTENDING THE SPECIAL MEETING PLEASE TAKE THE TIME TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE SO THAT YOUR SHARES CAN BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS. Regardless of the number of shares you own, your vote is important.

                                          Yours very truly,

                                          /s/ ALLEN KARP
                                          ALLEN KARP
                                          President and Chief Executive
                                           Officer

                          CINEPLEX ODEON CORPORATION

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

  NOTICE is hereby given that a special meeting (the "Special Meeting") of holders of Common Shares of CINEPLEX ODEON CORPORATION ("Cineplex Odeon") and the holder of Subordinate Restricted Voting Shares of Cineplex Odeon will be held at Cineplex Odeon Varsity Cinemas, 55 Bloor Street West, Second Level, Toronto, Ontario, on March 26, 1998, at the hour of 12:00 noon (Toronto time) for the following purposes:

  1. To consider, pursuant to an order (the "Interim Order") of the Ontario Court (General Division) dated February 11, 1998, and, if deemed advisable, to pass, with or without variation, a special resolution (the "Arrangement Resolution") to approve an arrangement (the "Arrangement") under section 182 of the Business Corporations Act (Ontario) (the "OBCA") to effect certain transactions relating to the business combination of Cineplex Odeon and LTM Holdings, Inc.

  2. To transact such further and other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

  The Arrangement is described in the accompanying Management Information Circular and Proxy Statement/Prospectus (the "Information
Circular/Prospectus"). The full text of the Arrangement Resolution is set out in Annex B to the Information Circular/Prospectus.

  Holders of Cineplex Odeon Common Shares have been granted pursuant to the Interim Order a right to dissent on substantially the same terms as found in
Section 185 of the OBCA in respect of the proposed Arrangement. A shareholder who so dissents is entitled to be paid the fair value of the Cineplex Odeon common shares held by such shareholder. The right to dissent is described in the Information Circular/Prospectus.

  Only shareholders of record at the close of business on February 11, 1998 are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof except to the extent that a person has transferred any Cineplex Odeon common shares after that date and the new holder of such shares establishes proper ownership and demands not later than ten days before the Special Meeting to be included in the list of shareholders eligible to vote at the Special Meeting.

  Shareholders who are unable to attend the Special Meeting are kindly requested to specify in the enclosed instrument of proxy the manner in which the shares represented thereby are to be voted and sign and return the same in the envelope provided.

  The Common Shares and Subordinate Restricted Voting Shares of Cineplex Odeon represented by properly executed proxies in favor of the persons designated in the enclosed form of proxy will be voted in accordance with the specifications made on any ballot that may be called for. SUCH SHARES WILL BE VOTED FOR THE APPROVAL OF THE ARRANGEMENT RESOLUTION IF NO SPECIFICATION HAS BEEN MADE.

  THE ATTACHED FORM OF PROXY CONFERS DISCRETIONARY AUTHORITY UPON THE PERSONS NAMED THEREIN WITH RESPECT TO AMENDMENTS OR VARIATIONS TO THE MATTERS IDENTIFIED IN THIS NOTICE AND OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING. MANAGEMENT IS NOT AWARE OF ANY AMENDMENTS OR VARIATIONS TO MATTERS IDENTIFIED IN THE NOTICE OF MEETING OR ANY OTHER MATTERS THAT MAY BE PRESENTED FOR ACTION AT THE SPECIAL MEETING.

  DATED at Toronto, Ontario this 13th day of February, 1998.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Michael Herman

                                          MICHAEL HERMAN, SECRETARY

NOTE: SHAREHOLDERS WHO ARE UNABLE TO BE PRESENT IN PERSON AT THE SPECIAL MEETING ARE REQUESTED TO FILL IN, DATE, SIGN AND RETURN, IN THE ENVELOPE PROVIDED FOR THAT PURPOSE, THE FORM OF PROXY ACCOMPANYING THIS NOTICE. IN ORDER TO BE VOTED, PROXIES MUST BE RECEIVED BY CINEPLEX ODEON, C/O ITS REGISTRAR AND TRANSFER AGENT, MONTREAL TRUST COMPANY OF CANADA, PROXY DEPARTMENT, 151 FRONT STREET WEST, 8TH FLOOR, TORONTO, ONTARIO M5J 2N1 (BY
FACSIMILE: 416-981-9800) BY NO LATER THAN 4:00 P.M. (TORONTO TIME) ON MARCH 24, 1998 OR, IN THE CASE OF ANY ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING, BY NO LATER THAN 4:00 P.M. (TORONTO TIME) ON THE SECOND BUSINESS DAY IMMEDIATELY PRECEDING THE DATE OF SUCH ADJOURNED OR POSTPONED SPECIAL MEETING. THE INFORMATION CIRCULAR/PROSPECTUS AND FORM OF PROXY ACCOMPANY THIS NOTICE.

              QUESTIONS AND ANSWERS REGARDING THE COMBINATION OF
                 LOEWS THEATRES AND CINEPLEX ODEON CORPORATION

  The following Questions and Answers highlight selected information regarding the Transactions set forth in this Information Circular/Prospectus and may not contain all information that is important to you as you consider the merits of the Transactions. For a more complete description of the terms of the Transactions, please read this entire document and the documents referred to in this Information Circular/Prospectus.
1. WHAT IS THE NATURE OF THE TRANSACTIONS?

  The Transactions would result in the combination of all theatre assets and operations of Loews Theatres and Cineplex Odeon.

2. WHO ARE LOEWS THEATRES AND CINEPLEX ODEON?

  Loews Theatres is the descendent of the first commercial motion picture ex-hibitor in North America, which began operations in 1904. Loews Theatres owns and operates, or has interests in, 1,035 screens at 139 locations in the United States as of January 31, 1998. Loews Theatres exhibition operations are currently concentrated in large urban and suburban areas, including New York, Boston, Chicago, Baltimore, Dallas, Houston and Detroit. Loews Theatres is an indirect wholly owned subsidiary of Sony Pictures Entertainment Inc., which is an indirect wholly owned subsidiary of Sony Corporation.

  Cineplex Odeon is an Ontario company that owns, or operates, or has inter-ests in, 911 screens at 175 theatres in the United States, 806 screens at 136 theatres in Canada and six screens at one theatre in Hungary as of January 31, 1998. Cineplex Odeon's exhibition operations are currently concentrated in certain major metropolitan markets, including New York, Chicago, Seattle, Washington D.C., Los Angeles, Toronto, Montreal and Vancouver. Cineplex Odeon's common shares are traded on The New York Stock Exchange and The To-ronto Stock Exchange. Universal Studios, Inc. and the Charles Rosner Bronfman Family Trust own significant equity interests in Cineplex Odeon.

3. WHAT WILL THE COMBINED COMPANY BE CALLED?

  The combined company will be called Loews Cineplex Entertainment Corpora-tion.

4. WHERE WILL THE SHARES OF LOEWS CINEPLEX BE LISTED?

  Applications have been made to list the shares of Loews Cineplex common stock on The New York Stock Exchange and The Toronto Stock Exchange.

5. WHY HAVE LOEWS THEATRES AND CINEPLEX ODEON DECIDED TO COMBINE?

  The combination of Loews Theatres and Cineplex Odeon is expected to create one of the largest motion picture exhibition companies in the world in terms of revenue and operating cash flow. On Closing, Loews Cineplex will have over 2,700 screens at approximately 450 locations in North America, a majority of which will be located in major metropolitan areas of the United States and Canada. Loews Theatres and Cineplex Odeon expect that Loews Cineplex will grow by building new theatres, renovating and reconfiguring its existing theatres and acquiring other theatre circuits. As a result of its size, scale of opera-tions, financial strength and cash flow, Loews Cineplex will be able to com-pete effectively for additional theatre locations in North America and to ex-pand rapidly into international areas. Loews Cineplex anticipates being able to capitalize on the combined pool of talent in place at both companies and to implement operating efficiencies and cost saving synergies that will facili-tate faster growth. Loews Cineplex will seek to be the world's premier motion picture exhibition company. As a result of its financial strength and the quality of its theatre operations, Loews Cineplex should have greater access than either company alone to equity and other financial markets to finance its growth plans in both North America and internationally.

6. HOW WILL LOEWS THEATRES AND CINEPLEX ODEON COMBINE?

  The Transactions have been structured, in part, as an arrangement under On-tario law. Pursuant to the arrangement, Cineplex Odeon will become a wholly owned subsidiary of Loews Cineplex, and the shareholders of Cineplex Odeon will become shareholders of Loews Cineplex on the basis of ten Cineplex Odeon shares for each Loews Cineplex share. In addition, Universal Studios, Inc. has agreed to purchase additional Loews Cineplex shares in exchange for a cash in-vestment and Loews Cineplex will make certain cash payments and distributions to Sony Pictures Entertainment Inc. and/or its affiliates.

7. HOW MANY LOEWS CINEPLEX SHARES WILL BE OUTSTANDING?

  When the Transactions close, it is expected that, initially, there will be 45,249,819 Loews Cineplex shares outstanding, of which 1,202,486 will be non-voting shares held indirectly by Sony Pictures Entertainment Inc., 80,000 will be non-voting shares held by Universal Studios, Inc. and 4,000 will be non-voting shares held by the Charles Rosner Bronfman Family Trust.

8. HOW MUCH OF LOEWS CINEPLEX WILL EACH SIGNIFICANT SHAREHOLDER AND THE PUBLIC OWN?

  When the business combination closes, assuming no one exercises dissent rights or outstanding stock options with respect to Cineplex Odeon shares, Sony Pictures Entertainment Inc. will own (indirectly) approximately 51.13% of Loews Cineplex, Universal Studios, Inc. will own approximately 26.01% of Loews Cineplex, and the Charles Rosner Bronfman Family Trust and related parties will own approximately 9.57% of Loews Cineplex. The other Cineplex Odeon shareholders will own approximately 13.29% of Loews Cineplex.

9. HOW WILL THE ARRANGEMENT BE TREATED FOR TAX PURPOSES?

  Holders of Cineplex Odeon shares who are resident in Canada and who dispose of such shares pursuant to the Arrangement will realize a capital gain (or capital loss) to the extent that the adjusted cost base of such shares to the holder thereof is less than (or greater than) the fair market value of the Loews Cineplex shares less reasonable costs of disposition. The fair market value of the Loews Cineplex shares should be determined by reference to their trading price on the public market when listed. Provided that the fair market value of a Loews Cineplex share does not exceed the paid-up capital of a Cineplex Odeon share, no deemed dividend should arise. Holders who are not resident in Canada and who dispose of Cineplex Odeon shares will generally not be subject to Canadian tax in respect of any capital gains realized thereby.

  Under current U.S. federal income tax law, the Arrangement should be charac-terized as a taxable exchange of Cineplex Odeon shares for Loews Cineplex shares. For U.S. federal tax purposes, a United States Holder and, under cer-tain limited circumstances, a Non-U.S. Holder of Cineplex Odeon shares should recognize taxable gain or loss upon the receipt of Loews Cineplex shares in exchange for Cineplex Odeon shares.

10. WHO WILL SERVE ON THE LOEWS CINEPLEX BOARD?

 Loews Cineplex will be governed by a board of directors comprised of 16 mem-bers: initially, six will be designated by Sony Pictures Entertainment Inc., three will be designated by Universal Studios, Inc., and one will be desig-nated by the Charles Rosner Bronfman Family Trust and related parties. Addi-tionally, two senior Loews Cineplex executives will be directors, and there will be four independent directors. In addition, Cineplex Odeon, which will operate the Canadian operations of Loews Cineplex, will be governed by a board of directors, one-half of whom will be representatives of Loews Cineplex and the remaining one-half of whom will be independent directors.

11. WHO MUST APPROVE OF THE ARRANGEMENT?

  In addition to the requisite votes of Cineplex Odeon's shareholders and ap-proval of the Ontario Court (General Division), the Transactions are subject to government review under United States federal and state antitrust laws. Government review under Canadian competition laws and the Investment Canada Act has been completed and the requisite approvals obtained.

12. WHEN WILL THE TRANSACTIONS TAKE EFFECT?

  Since the Transactions are subject to various regulatory approvals that are beyond the control of the parties to the Transactions, it is not possible to specify exactly when the Transactions will close. However, Loews Theatres and Cineplex Odeon currently anticipate that the closing will occur during the second quarter of 1998.

13. WHAT IS THE RECOMMENDATION OF CINEPLEX ODEON'S BOARD OF DIRECTORS REGARDING THE TRANSACTIONS?

  The Cineplex Odeon Board believes the Transactions are fair and in the best interests of Cineplex Odeon and its shareholders. The Cineplex Odeon Board, based on the fairness opinion of Morgan Stanley and the unanimous recommenda-tion of the Independent Committee, authorized and approved the execution and delivery of the Master Agreement and all transactions contemplated thereby, including the Arrangement, and recommends that Cineplex Odeon Shareholders vote FOR the Arrangement Resolution.

14. DOES APPROVING THE TRANSACTIONS POSE ANY RISKS?

  As with most complex business combinations, there are various risks to be considered by Cineplex Odeon shareholders with respect to the Arrangement and an investment in Loews Cineplex Common Shares. Certain of these relate directly to the Transactions while others relate to the businesses of Loews Theatres and Cineplex Odeon independent of the Transactions. Among the more significant of these risk factors are the ability of Loews Cineplex to realize increased combined cash flows anticipated as a result of cost savings and revenue enhancements expected to result from the Transactions, the ability of Loews Cineplex to integrate the businesses and managements of Loews Theatres and Cineplex Odeon in an efficient and timely manner, the anticipated debt level of Loews Cineplex, and the effective ability of certain stockholders to control the management and operations of Loews Cineplex. The Information Circular/Prospectus contains a detailed discussion of these and other risk factors, which you should read carefully, beginning on page 17.
15.WHAT DO I NEED TO DO NOW?

  Just fill in, date, sign and return your signed proxy card in the enclosed envelope, as soon as possible, so your shares will be represented at the special meeting of Cineplex Odeon shareholders, which is scheduled to be held on March 26, 1998 at 12:00 noon at the Cineplex Odeon Varsity Cinemas, 55 Bloor Street West, Second Level, Toronto, Ontario. After the special meeting you will receive written instructions for exchanging your share certificates.

16. CAN SHAREHOLDERS CHANGE THEIR VOTES AFTER THEY HAVE MAILED SIGNED PROXY
    CARDS?

  Yes. Shareholders can change their votes in one of the following ways at any time before their proxy cards are used: first, shareholders can revoke their proxies by written notice; second, shareholders can complete new proxy cards; and third, shareholders can attend to revoke their proxies and vote personally at the special meeting.

17. WHO SHOULD SHAREHOLDERS CALL WITH QUESTIONS?

  Shareholders who have questions about the Transactions should call D.F. King & Co., Inc. at 1 (800) 769-5414.

                          CINEPLEX ODEON CORPORATION

                      MANAGEMENT INFORMATION CIRCULAR AND
                          PROXY STATEMENT/PROSPECTUS

  THIS MANAGEMENT INFORMATION CIRCULAR AND PROXY STATEMENT/PROSPECTUS (THIS "INFORMATION CIRCULAR/PROSPECTUS") IS BEING FURNISHED TO HOLDERS OF CINEPLEX ODEON COMMON SHARES AND THE HOLDER OF SRV SHARES IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE MANAGEMENT OF CINEPLEX ODEON FOR USE AT THE SPECIAL MEETING TO BE HELD ON MARCH 26, 1998 AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF (THE "SPECIAL MEETING"). UNLESS INDICATED OTHERWISE, THE INFORMATION CONTAINED HEREIN IS GIVEN AS AT JANUARY 31, 1998. UNLESS OTHERWISE INDICATED, CAPITALIZED TERMS USED IN THIS INFORMATION CIRCULAR/PROSPECTUS ARE DEFINED IN THE GLOSSARY OF CERTAIN TERMS RELATING TO THE TRANSACTIONS ATTACHED AS ANNEX A TO THIS INFORMATION CIRCULAR/PROSPECTUS.

  At the Special Meeting, holders of Cineplex Odeon Shares will be asked to consider and vote upon a special resolution, substantially in the form attached as Annex B to this Information Circular/Prospectus (the "Arrangement Resolution") to approve the Arrangement and related transactions contemplated by the Plan of Arrangement and the Amended and Restated Master Agreement dated as of September 30, 1997 (the "Master Agreement"). Pursuant to the Arrangement and after giving effect to the Transactions (as defined below), Cineplex Odeon will become a wholly owned Subsidiary of Loews Theatres which will have changed its name to Loews Cineplex Entertainment Corporation ("Loews Cineplex"). See "The Transactions -- General," "Description of the Transaction Documents -- The Master Agreement" and "-- The Plan of Arrangement" and "Additional Information Concerning Loews Cineplex -- Capital Stock."

  Upon consummation of the Transactions, it is contemplated that Sony Pictures Entertainment Inc. ("SPE") will indirectly own 21,934,625 Loews Cineplex Common Shares and 1,202,486 Loews Cineplex Class A Non-Voting Common Shares, representing approximately 51.13% of the outstanding Loews Cineplex Shares, Universal Studios, Inc. ("Universal") will own 11,691,249 Loews Cineplex Common Shares and 80,000 Loews Cineplex Class B Non-Voting Common Shares, representing approximately 26.01% of the outstanding Loews Cineplex Shares, the Charles Rosner Bronfman Family Trust (the "Trust") and certain related individuals and entities (and Permitted Transferees therefrom) (collectively, the "Claridge Group") will own 4,324,003 Loews Cineplex Common Shares and 4,000 Loews Cineplex Class B Non-Voting Common Shares, representing approximately 9.57% of the outstanding Loews Cineplex Shares, and the shareholders of Cineplex Odeon, other than Universal and the Claridge Group, will own 6,013,456 Loews Cineplex Common Shares, representing approximately 13.29% of the outstanding Loews Cineplex Shares. As a result of their collective equity ownership, upon consummation of the Transactions, SPE, Universal and the Claridge Group, collectively, will have the ability to control the outcome of any vote submitted to the holders of Loews Cineplex Common Shares, including, without limitation, election of directors.

  For purposes of the U.S. Securities Act, this Information Circular/Prospectus also constitutes a prospectus with respect to up to 26,632,709 Loews Cineplex Common Shares to be issued in connection with the Transactions (including Loews Cineplex Common Shares to be distributed to holders of shares in the capital of Cineplex Odeon and Plitt Theatres, Inc., Loews Cineplex Common Shares to be subscribed for by Universal, Loews Cineplex Common Shares issuable upon conversion of Loews Cineplex Class B Non-Voting Common Shares, Loews Cineplex Common Shares issuable in connection with the exercise of stock options issued or issuable under the LTM Holdings, Inc. 1997 Stock Incentive Plan and Loews Cineplex Common Shares issuable in connection with the exercise of outstanding Cineplex Odeon stock options) and 84,000 Loews Cineplex Class B Non-Voting Common Shares to be issued in connection with the Transactions. The Loews Cineplex Common Shares registered hereby with the Securities and Exchange Commission represent a sufficiently large number of shares to cover any issuances required in connection with the Transactions, including, without limitation, issuances of additional Loews Cineplex Common Shares to Universal pursuant to the Subscription Agreement. See "Description of the Transaction Documents -- The Subscription Agreement" and "Additional Information Concerning Loews Cineplex-- Capital Stock."

  Loews Cineplex Common Shares are not currently listed on the NYSE or the TSE, or any other exchange within or outside the United States or Canada. LTM has filed listing applications with the NYSE and the TSE. Prior to the closing of the Transactions, there will not be a public market for Loews Cineplex Common Shares.

                                ---------------

  SEE "RISK FACTORS" BEGINNING ON PAGE 17 FOR CERTAIN CONSIDERATIONS RELEVANT TO APPROVAL OF THE ARRANGEMENT RESOLUTION AND AN INVESTMENT IN THE SECURITIES REFERRED TO HEREIN.

                                ---------------

  This Information Circular/Prospectus and the accompanying form of proxy are first being mailed to Cineplex Odeon shareholders on or about February 16, 1998.
                                ---------------

 THE SECURITIES TO  BE ISSUED IN  THE TRANSACTIONS HAVE NOT  BEEN APPROVED OR
  DISAPPROVED  BY THE UNITED  STATES SECURITIES  AND EXCHANGE COMMISSION  OR
    ANY STATE SECURITIES  COMMISSION NOR  HAS THE  SECURITIES AND  EXCHANGE
     COMMISSION OR ANY STATE SECURITIES  COMMISSION PASSED UPON THE ACCU-
      RACY  OR  ADEQUACY OF  THIS  INFORMATION CIRCULAR/PROSPECTUS.  ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

FOR CANADIAN SECURITIES LAW  PURPOSES, THIS INFORMATION CIRCULAR/PROSPECTUS IS
 NOT, AND UNDER NO CIRCUMSTANCES IS TO BE CONSTRUED AS A PROSPECTUS, PUBLIC OFFERING OR ADVERTISEMENT OF ANY SECURITIES DESCRIBED HEREIN. NO SECURITIES
  COMMISSION OR SIMILAR REGULATORY AUTHORITY IN CANADA HAS IN ANY WAY REVIEWED OR PASSED UPON THIS INFORMATION CIRCULAR/PROSPECTUS OR THE
   MERITS OF ANY SECURITIES DESCRIBED HEREIN AND ANY REPRESENTATION TO THE CONTRARY IS AN OFFENSE.

                                ---------------

    The date of this Information Circular/Prospectus is February 13, 1998.

  All information in this Information Circular/Prospectus relating to Loews Theatres has been supplied by Loews Theatres, and all information relating to Cineplex Odeon has been supplied by Cineplex Odeon.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS INFORMATION CIRCULAR/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS INFORMATION CIRCULAR/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION. NEITHER DELIVERY OF THIS INFORMATION CIRCULAR/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES REFERRED TO IN THIS INFORMATION CIRCULAR/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN SINCE THE DATE OF THIS INFORMATION CIRCULAR/PROSPECTUS.

                               ----------------

  CERTAIN STATEMENTS CONTAINED HEREIN, INCLUDING, WITHOUT LIMITATION, UNDER "SUMMARY," "RISK FACTORS," "INFORMATION CONCERNING LOEWS CINEPLEX," "CINEPLEX ODEON MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," "LOEWS THEATRES MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," "INFORMATION CONCERNING CINEPLEX ODEON," AND "INFORMATION CONCERNING LOEWS THEATRES," AND INCLUDING, WITHOUT LIMITATION, STATEMENTS CONCERNING (I) BUSINESS STRATEGY, (II) EXPANSION PLANS AND (III) CAPITAL EXPENDITURES, CONTAIN CERTAIN FORWARD-LOOKING STATEMENTS. BECAUSE SUCH STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED UNDER "RISK FACTORS."

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
SUMMARY....................................................................   1
RISK FACTORS...............................................................  17
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS.................  23
REPORTING CURRENCIES, EXCHANGE RATE DATA AND ACCOUNTING PRINCIPLES.........  24
THE MOTION PICTURE EXHIBITION INDUSTRY.....................................  25
INFORMATION CONCERNING LOEWS CINEPLEX......................................  28
  Outlook..................................................................  28
  Plans and Proposals......................................................  28
  Properties...............................................................  30
  Management...............................................................  31
  Executive Compensation...................................................  33
  Financing................................................................  34
INFORMATION CONCERNING LOEWS THEATRES......................................  35
  Business and Properties..................................................  35
  Legal Proceedings........................................................  38
  Environmental Matters....................................................  39
  Directors and Executive Officers.........................................  39
  Executive Compensation...................................................  41
  Related Party Transactions...............................................  46
INFORMATION CONCERNING CINEPLEX ODEON......................................  47
  Business and Properties..................................................  47
  Legal Proceedings........................................................  50
  Environmental Matters....................................................  50
  Share Capital Structure..................................................  50
  Directors and Officers...................................................  51
  Security Ownership of Certain Beneficial Owners and Management...........  54
  Compensation.............................................................  56
  Report on Executive Compensation.........................................  60
  Director Compensation....................................................  61
  Compensation Pursuant to Plans...........................................  62
  Performance Graph........................................................  64
  Liability Insurance......................................................  65
  Related Party Transactions...............................................  65
THE SPECIAL MEETING........................................................  67
  Time, Date and Place.....................................................  67
  Record Date, Shares Entitled to Vote.....................................  67
  Matters to Be Considered at the Special Meeting..........................  67
  Vote Required............................................................  68
  Solicitation of Proxies..................................................  68
  Appointment of Proxies...................................................  68
  Signing of Proxies.......................................................  69
  Revocation of Proxies....................................................  69
  Voting of Proxies........................................................  69
  Availability of Principal Accountants....................................  69
  Recommendation of the Board of Directors.................................  69

                                                                          PAGE
                                                                          ----
THE TRANSACTIONS.........................................................  70
  General................................................................  70
  Background of the Transactions.........................................  71
  Independent Committee and Reasons for the Transactions.................  72
  Recommendation of the Cineplex Odeon Board.............................  76
  Opinion of Financial Advisor to Cineplex Odeon.........................  76
  Interests of Certain Persons in the Transactions.......................  80
  Court Approval of the Arrangement and Consummation of the
   Transactions..........................................................  81
  Anticipated Accounting Treatment.......................................  82
  Procedures for Exchange of Share Certificates by Cineplex Odeon
   Shareholders..........................................................  82
  Stock Exchange Listings................................................  82
  Eligibility for Investment In Canada...................................  82
  Regulatory Requirements................................................  83
  Resale of Loews Cineplex Common Shares Received in the Transactions....  84
SELECTED HISTORICAL FINANCIAL DATA AND KEY OPERATING STATISTICS..........  85
  Loews Theatres.........................................................  85
  Cineplex Odeon.........................................................  87
COMPILATION REPORT OF INDEPENDENT ACCOUNTANTS............................  89
COMMENT BY INDEPENDENT ACCOUNTANTS FOR U.S. READERS ON DIFFERENCES
 BETWEEN CANADIAN AND UNITED STATES REPORTING STANDARDS..................  90
UNAUDITED PRO FORMA FINANCIAL INFORMATION................................  91
  Unaudited Pro Forma Financial Data of Loews Cineplex on a Combined
   Basis.................................................................  92
  Unaudited Pro Forma Combined Key Operating Statistics of Loews
   Cineplex..............................................................  95
LOEWS THEATRES MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF OPERATIONS.....................................  96
CINEPLEX ODEON MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF OPERATIONS..................................... 100
CINEPLEX ODEON MARKET PRICE DATA......................................... 105
EQUIVALENT SHARE DATA.................................................... 107
DESCRIPTION OF THE TRANSACTION DOCUMENTS................................. 108
  The Master Agreement................................................... 108
  The Plan of Arrangement................................................ 116
  The Subscription Agreement............................................. 118
  The Stockholders Agreement............................................. 121
  Other Agreements....................................................... 129
TAX CONSIDERATIONS TO CINEPLEX ODEON SHAREHOLDERS........................ 131
  Certain Canadian Federal Income Tax Considerations..................... 131
  Certain U.S. Federal Tax Considerations................................ 133
ADDITIONAL INFORMATION CONCERNING LOEWS CINEPLEX......................... 138
  Security Ownership of Certain Beneficial Owners of Loews Cineplex...... 138
  Capital Stock.......................................................... 138
  Transfer Agents and Registrars......................................... 141

                                                                          PAGE
                                                                          ----
COMPARISON OF STOCKHOLDER RIGHTS......................................... 142
  Vote Required for Extraordinary Transactions........................... 142
  Quorum................................................................. 143
  Shareholder Consents in Lieu of Meeting................................ 143
  Amendment to Charter and By-Laws....................................... 144
  Dissenter's Rights..................................................... 144
  Derivative Action...................................................... 145
  Oppression Remedy...................................................... 146
  Director Qualifications................................................ 146
  Fiduciary Duties of Directors.......................................... 146
  Indemnification of Officers and Directors.............................. 147
  Director Liability..................................................... 147
  Anti-Takeover Provisions; Interested Stockholder Transactions.......... 148
DISSENTING SHAREHOLDERS' RIGHTS.......................................... 149
AVAILABLE INFORMATION.................................................... 152
LEGAL MATTERS............................................................ 152
EXPERTS.................................................................. 152
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................... 154
APPROVAL BY CINEPLEX ODEON BOARD OF DIRECTORS............................ 155
INDEX TO FINANCIAL STATEMENTS............................................ F-1
ANNEX A-- Glossary of Certain Terms Relating to the Transactions
ANNEX B-- Form of the Arrangement Resolution
ANNEX C-- Notice of Application and the Interim Order Made Thereunder
ANNEX D-- The Amended and Restated Master Agreement
ANNEX E-- The Plan of Arrangement
ANNEX F-- The Amended and Restated Subscription Agreement
ANNEX G-- The Amended and Restated Stockholders Agreement
ANNEX H-- Form of Amended and Restated Certificate of Incorporation of
 LTM Holdings, Inc.
ANNEX I-- Opinion of Morgan Stanley Canada Limited
ANNEX J-- Form of LTM Holdings, Inc. 1997 Stock Incentive Plan
ANNEX K -- Section 185 of the OBCA -- Dissent Rights

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Information Circular/Prospectus. It is not, and is not intended to be, complete in itself. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in this Information Circular/Prospectus, which Cineplex Odeon shareholders are encouraged to review. Unless otherwise indicated, all dollar amounts are stated in U.S. dollars. Further, unless otherwise indicated, the terms "Loews Theatres" and "LTM" include LTM and its consolidated subsidiaries and give effect to the Sony Asset Transfer and the SPE Transfer contemplated by the Transactions described herein. See "Description of the Transaction Documents -- The Master Agreement." Further, unless otherwise indicated, the term "Cineplex Odeon" includes Cineplex Odeon and its consolidated subsidiaries. For the purposes of this Information Circular/Prospectus, the relative percentages of equity ownership of the combined company have been calculated assuming that no Cineplex Odeon shareholders exercise dissent rights in connection with the Transactions and no Cineplex Odeon employee exercises any stock options with respect to Cineplex Odeon Common Shares. For the definitions of certain capitalized terms, please refer to the Glossary appearing in Annex A.

  FOR CANADIAN SECURITIES LAW PURPOSES, THIS INFORMATION CIRCULAR/PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCES IS TO BE CONSTRUED AS, A PROSPECTUS, PUBLIC OFFERING OR ADVERTISEMENT OF ANY SECURITIES DESCRIBED HEREIN. NO SECURITIES COMMISSION OR SIMILAR REGULATORY AUTHORITY IN CANADA HAS IN ANY WAY REVIEWED OR PASSED UPON THIS INFORMATION CIRCULAR/PROSPECTUS OR THE MERITS OF ANY SECURITIES DESCRIBED HEREIN AND ANY REPRESENTATION TO THE CONTRARY IS AN OFFENSE.

PRINCIPAL PARTIES TO THE TRANSACTIONS

 Loews Theatres

  LTM Holdings, Inc., a Delaware corporation ("LTM" or "Loews Theatres"), is the descendant of the first commercial motion picture exhibitor in North America, with operations beginning in 1904. Loews Theatres is the eighth largest motion picture exhibitor in North America, based on number of screens according to the National Association of Theatre Operators ("NATO") 1997-1998 Encyclopedia of Exhibition. As of January 31, 1998, Loews Theatres owned, operated or had interests in 1,035 screens at 139 locations in 16 states within the United States, representing approximately 3.6% of total exhibition screens in the United States. LTM's theatres are currently concentrated in large urban and suburban areas with a strong presence in metropolitan New York, Boston, Chicago, Dallas, Baltimore, Houston and Detroit. Loews Theatres is an indirect, wholly owned subsidiary of Sony Pictures Entertainment Inc. ("SPE"). SPE also holds an indirect 50% partnership interest in each of Loeks-Star Theatres ("LST") and Magic Johnson Theatres ("MJT"). In connection with the Transactions, SPE will cause its interests in these partnerships to be transferred to a subsidiary of Loews Theatres. LST and MJT hold interests in 12 locations, comprising a total of 144 screens, and these are included in the total screens and locations of Loews Theatres presented above. LST's theatres are located primarily in the metropolitan Detroit, Michigan area. MJT's theatres are located in large urban areas with predominantly minority populations that are currently underserved by the leading exhibition companies.

   Loews Theatres has actively participated in the industry trend toward the development of multiscreen and megaplex theatres. Loews Theatres believes these larger theatre facilities attract moviegoers seeking more attractive surroundings, with an increased number of screens that provide a wider variety of films and better entertainment value. Loews Theatres has developed a business strategy that consists of: (1) building new theatres in strategically important metropolitan areas, (2) reconfiguring existing theatres to include more screens and (3) disposing of obsolete, unprofitable and/or marginal theatres. Loews Theatres' business strategy also contemplates international expansion to capitalize on opportunities outside North America and growth through acquisitions and new strategic alliances. Loews Theatres has a very active development program for new theatre facilities. At January 31, 1998, Loews Theatres had commitments for the construction of 12 locations comprising 217 screens to be opened over the next two years.

  Loews Theatres' principal executive offices are located at 711 Fifth Avenue, 11th Floor, New York, New York 10022, and its telephone number is (212) 833-6200.

 Cineplex Odeon

  Cineplex Odeon Corporation, an Ontario corporation ("Cineplex Odeon"), is one of the largest exhibition companies in North America and, in terms of number of screens, the largest exhibition company in Canada. At January 31, 1998, Cineplex Odeon operated 1,723 screens at 312 locations, including 911 screens at 175 locations in the U.S., 806 screens at 136 locations in Canada and six screens at one location in Hungary. Cineplex Odeon's screens represented approximately 5.2% of total exhibition screens in the United States and Canada at December 31, 1996.

  Cineplex Odeon's theatres are located in certain major U.S. metropolitan areas, including New York, Chicago, Seattle, Los Angeles and Washington, D.C., and major Canadian metropolitan areas, including Toronto, Montreal and Vancouver.

  The core of Cineplex Odeon's business strategy has been focused growth in the United States and Canada by building new theatres and expanding existing locations matched to the local customers' needs. In 1997 Cineplex Odeon opened 17 new theatres and refurbished six theatres for a total of 214 new screens (including new and refurbished locations adding a total of 161 new screens in the fourth quarter). At January 31, 1998, Cineplex Odeon had under development or consideration an aggregate of 26 locations comprising over 300 screens that it anticipates would open over the next two years.

  Cineplex Odeon's business strategy has been complemented by initiatives in the emerging location-based entertainment destination industry and an expansion program for international film exhibition. Cineplex Odeon's strategic plans included exploring merger opportunities as an appropriate means by which to enhance and accelerate Cineplex Odeon's growth, which culminated in the agreement with Loews Theatres to effect the Transactions.

  Cineplex Odeon's principal executive offices are located at 1303 Yonge Street, Toronto, Ontario M4T 2Y9, and its telephone number is (416) 323-6600.

LOEWS CINEPLEX

  As of the Closing, Loews Theatres will be renamed Loews Cineplex Entertainment Corporation ("Loews Cineplex"), and Cineplex Odeon will become a wholly owned subsidiary of Loews Cineplex. The combination of Loews Theatres and Cineplex Odeon is expected to result in one of the world's largest exhibition companies in terms of revenue and operating cash flow with over 2,700 screens at approximately 450 locations in North America as of the Closing. The majority of Loews Cineplex's theatres will be located in certain key metropolitan areas in the United States and Canada. Loews Theatres and Cineplex Odeon expect that Loews Cineplex will benefit from synergies that will result in significant operating efficiencies and cost savings and enhanced margins and cash flow. Loews Theatres and Cineplex Odeon also believe Loews Cineplex will be better positioned than either company alone to capitalize on opportunities to enhance and expand the combined theatre circuit in the United States and Canada. Loews Theatres and Cineplex Odeon currently anticipate that the combined company will target to open approximately 30 locations comprising 500 to 550 screens over the next two years. (The development plans of Loews Cineplex may differ from the development plans of Loews Theatres and Cineplex Odeon on a stand-alone basis.) Further, Loews Theatres and Cineplex Odeon expect that Loews Cineplex will be able to expand into key international areas that are currently underscreened and underserved. Loews Cineplex is expected to have better access to capital and other financial markets to help fund future growth than either company alone.

  Loews Cineplex's principal executive offices will be located at 711 Fifth Avenue, 11th Floor, New York, New York 10022, and its telephone number will be
(212) 833-6200.

THE SPECIAL MEETING

 Time, Date and Place

  The Special Meeting will be held at the Cineplex Odeon Varsity Cinemas, 55 Bloor Street West, Second Level, Toronto, Ontario, on March 26, 1998, at the hour of 12:00 noon (Toronto time).

 Record Date; Shares Entitled to Vote

  On February 11, 1998, Cineplex Odeon had outstanding 103,414,594 Cineplex Odeon Common Shares and 73,446,426 SRV Shares. With respect to all matters proposed to come before the Special Meeting, each holder of record of Cineplex Odeon Common Shares at the close of business on February 11, 1998 is entitled to one vote for each Cineplex Odeon Common Share held by such shareholder. Any transferee of Cineplex Odeon Common Shares who establishes proper ownership and demands not later than ten days before the Special Meeting to be included in the list of shareholders eligible to vote at the Special Meeting will be entitled to vote such shares. The SRV Shares as a class will be entitled to that number of votes in respect of the Arrangement Resolution as described herein under the heading "Information Concerning Cineplex Odeon -- Share Capital Structure." As at February 11, 1998, the SRV Shares as a class would be entitled to 51,702,946 votes in respect of the Arrangement Resolution. Universal is the sole holder of the SRV Shares.

 Matters to Be Considered at the Special Meeting

  At the Special Meeting, Cineplex Odeon shareholders will consider approval of the Arrangement Resolution attached as Annex B to this Information Circular/Prospectus and such other business as may properly come before the Special Meeting, or any adjournments or postponements thereof.

 Vote Required

  SUBJECT TO ANY FURTHER ORDER OF THE COURT, THE ARRANGEMENT RESOLUTION MUST BE APPROVED BY (I) THE AFFIRMATIVE VOTE OF AT LEAST 66 2/3% OF THE VOTES ACTUALLY CAST THEREON (AND FOR THIS PURPOSE ANY SPOILED VOTES, ILLEGIBLE VOTES, DEFECTIVE VOTES AND ABSTENTIONS SHALL BE CONSIDERED NOT TO BE VOTES CAST) BY THE HOLDERS OF CINEPLEX ODEON COMMON SHARES AND SRV SHARES, VOTING TOGETHER, ENTITLED TO VOTE AT THE SPECIAL MEETING, EITHER IN PERSON OR BY PROXY, AND (II) A MAJORITY OF VOTES ACTUALLY CAST THEREON BY THE HOLDERS OF CINEPLEX ODEON COMMON SHARES (OTHER THAN THE CLARIDGE GROUP) ENTITLED TO VOTE AT THE SPECIAL MEETING, EITHER IN PERSON OR BY PROXY.

  Universal has agreed, pursuant to and subject to the terms of the Subscription Agreement, to vote all of its SRV Shares in favor of the Arrangement Resolution and to vote against any transaction that could reasonably be expected to interfere with or adversely affect the Transactions. The Trust, which beneficially owns approximately 34.7% of the outstanding Cineplex Odeon Common Shares, has agreed pursuant to and subject to the terms of the Letter Agreement to vote all of its Cineplex Odeon Common Shares in favor of the Arrangement Resolution and to vote against any transaction that could reasonably be expected to interfere with or adversely affect the Transactions. See "Description of the Transaction Documents -- The Subscription Agreement" and "-- Other Agreements -- Letter Agreement."

 Recommendation of the Cineplex Odeon Board of Directors

  The Cineplex Odeon Board is of the view that the Arrangement is fair and in the best interests of Cineplex Odeon and its shareholders. The Cineplex Odeon Board, based on the fairness opinion of Morgan Stanley and the unanimous recommendation of the Independent Committee, authorized and approved the execution and delivery of the Master Agreement and all transactions contemplated thereby, including the Arrangement, and recommends that Cineplex Odeon shareholders vote FOR the Arrangement Resolution.

THE TRANSACTIONS

 General

  Cineplex Odeon and LTM have agreed to engage in a business combination pursuant to which: (a) SPE will cause all of its U.S. theatre assets not owned directly or indirectly by LTM to be transferred to wholly owned subsidiaries of LTM; (b) LTM will change its name to Loews Cineplex Entertainment Corporation;
(c) Universal will subscribe for 4,426,606 Loews Cineplex Common Shares for an aggregate cash subscription price of $84,500,000 and will be entitled to certain anti-dilution protections in connection with such subscription (the "Universal Subscription"); (d) as part of the Arrangement, (i) all issued and outstanding shares in the capital of Plitt will be acquired by Loews Cineplex from Cineplex Odeon in exchange for 8,242,385 Loews Cineplex Shares, (ii) Cineplex Odeon will distribute all such Loews Cineplex Shares to holders of Cineplex Odeon Shares, other than Dissenting Shareholders, on a pro rata basis, in consideration for the purchase for cancellation of 82,423,849 Cineplex Odeon Shares (representing approximately 46.60% of the outstanding Cineplex Odeon Shares), other than Dissent Shares, on a pro rata basis, and (iii) each remaining issued and outstanding Cineplex Odeon Share, other than Dissent Shares, will be acquired by Loews Cineplex from the holder thereof in exchange for one-tenth of one Loews Cineplex Share, except that 800,000 SRV Shares will be acquired by Loews Cineplex from Universal in exchange for 80,000 Loews Cineplex Class B Non-Voting Common Shares and 40,000 Cineplex Odeon Common Shares will be acquired by Loews Cineplex from the Trust in exchange for 4,000 Loews Cineplex Class B Non-Voting Common Shares, with the result that shareholders of Cineplex Odeon will become stockholders of Loews Cineplex, and each of Plitt and Cineplex Odeon will become a wholly owned Subsidiary of Loews Cineplex; and (e) SPE and its affiliates will receive on or prior to Closing cash payments from Loews Cineplex aggregating approximately $409 million (subject to adjustment as provided in the Master Agreement). The Universal per share subscription price is the same as the price represented by the one-for-ten exchange ratio received by the other Cineplex Odeon shareholders based on the relative valuation methodology used in negotiating the terms of the Transactions described under "The Transactions -- Independent Committee and Reasons for the Transactions." See "The Transactions -- General."

  The closing of the Transactions is subject to various conditions precedent and termination provisions. See "Description of the Transaction Documents --
 The Master Agreement -- Conditions Precedent" and "-- Termination." In accordance with U.S. GAAP, the Transactions will be accounted for under the purchase method of accounting. See "The Transactions -- Anticipated Accounting Treatment."

  The following chart sets forth the initial equity ownership of Loews Cineplex immediately following the Closing:

                                                LOEWS CINEPLEX  PERCENT OF TOTAL
STOCKHOLDER                                         SHARES        OUTSTANDING
-----------                                     --------------  ----------------
SPE............................................   23,137,111(1)       51.13%
Universal......................................   11,771,249(2)       26.01
The Claridge Group.............................    4,328,003(3)        9.57
Other Cineplex Odeon Shareholders..............    6,013,456          13.29
                                                  ----------         ------
  Total........................................   45,249,819         100.00%
                                                  ==========         ======

--------
(1) Includes 21,934,625 Loews Cineplex Common Shares representing 49.9% of the issued and outstanding Loews Cineplex Common Shares and 1,202,486 Loews Cineplex Class A Non-Voting Common Shares, in each case, indirectly owned by SPE.
(2) Includes 11,691,249 Loews Cineplex Common Shares representing 26.6% of the issued and outstanding Loews Cineplex Common Shares and 80,000 Loews Cineplex Class B Non-Voting Common Shares.
(3) Includes 4,324,003 Loews Cineplex Common Shares representing 9.8% of the issued and outstanding Loews Cineplex Common Shares and 4,000 Loews Cineplex Class B Non-Voting Common Shares.

See "Additional Information Concerning Loews Cineplex -- Security Ownership of Certain Beneficial Owners of Loews Cineplex."

  LTM, SPE, Universal, the Trust and the other members of the Claridge Group have entered into the Stockholders Agreement, which provides for certain board, voting, consent, standstill, purchase, transfer, registration and other rights and obligations of the parties thereto following the Closing. See "Description of the Transaction Documents -- The Stockholders Agreement."

 Timing

  Since the Transactions are subject to various regulatory approvals beyond the control of the parties to the Transactions, it is not possible to specify exactly when the Closing will occur. See "The Transactions --Regulatory Requirements." However, Cineplex Odeon and Loews Theatres currently anticipate that the Closing will occur during the second quarter of 1998.

 Termination

  The Master Agreement may be terminated prior to the Closing Date, whether before or after approval of the shareholders of Cineplex Odeon, in certain circumstances specified in the Master Agreement including: (a) by mutual written consent; (b) breaches of representations, warranties or covenants by the other party which have a material adverse effect; (c) failure of the shareholders of Cineplex Odeon to approve the Arrangement Resolution; (d) if the Closing Date shall not have occurred on or before June 30, 1998 (the "Termination Date"); provided that if certain conditions primarily related to regulatory approvals shall have not then been satisfied, the Termination Date will be extended to December 31, 1998; (e) by LTM if the board of directors of Cineplex Odeon shall: (i) withdraw or modify in any manner adverse to LTM its approval or recommendation of the Transactions, (ii) fail to re-affirm such approval or recommendation within 15 days following receipt of a written request for such re-affirmation from LTM, acting reasonably, (iii) approve or recommend any acquisition of Cineplex Odeon or a material portion of its assets or any tender offer for shares of its capital stock, or (iv) resolve to take any of the actions referred to above; and (f) in certain circumstances, if the Cineplex Odeon Board of Directors determines in good faith to accept an Alternative Proposal. Depending on the circumstances of the termination, Cineplex Odeon may be required to pay a termination fee of $11 million to LTM. See "Description of the Transaction Documents -- The Master Agreement --
 Termination" and "-- Termination Fee."

REASONS FOR THE TRANSACTIONS

  On August 13, 1996, the Cineplex Odeon Board approved a strategic plan for Cineplex Odeon that included as one of its principal components exploring possible merger opportunities. The plan recognized current dynamics within the exhibition industry, as well as Cineplex Odeon's financial position, and supported evaluating possible merger candidates as an appropriate means by which to implement Cineplex Odeon's overall growth strategy. The strategic plan was consistent with Cineplex Odeon's approach over the past few years, which had included careful analysis and evaluation of other possible business combination transactions and, in particular, its attempt to structure a transaction with Cinemark USA, Inc., which had been announced in March 1995 but abandoned shortly thereafter. In August 1996, discussions commenced with SPE with respect to a possible business combination.

  In May 1997, the Cineplex Odeon Board established a committee of three independent directors (the "Independent Committee") whose mandate included the supervising of negotiations with respect to the Transactions involving LTM and the making of recommendations to the Cineplex Odeon Board regarding the signing of any agreements with respect to the Transactions.

  During the course of its deliberations, the Independent Committee reviewed with its counsel the following: (a) the terms of the Master Agreement, the Arrangement and other agreements contemplated thereby; (b) the structure and tax consequences of the Transactions; (c) the opinion of Morgan Stanley as to the fairness of the consideration to be received by the holders of Cineplex Odeon Common Shares (other than Universal and the Claridge Group) pursuant to the Master Agreement from a financial point of view; (d) judicial and regulatory approval requirements, including approval by the Court; (e) the requirement for approval by the majority of holders of Cineplex Odeon Common Shares (other than the Claridge Group) of the Arrangement Resolution; (f) the right of Cineplex Odeon shareholders to dissent pursuant to the Interim Order; (g) the composition of the board of directors of Loews Cineplex; (h) the protections that will be available to the public shareholders of Loews Cineplex pursuant to the Stockholders Agreement and under Delaware corporate law and U.S. and Canadian securities laws of general application (see "Description of the Transaction Documents -- The Stockholders Agreement" and "Comparison of Stockholder Rights"); and (i) the absence of other attractive strategic alternatives available to Cineplex Odeon, including the absence of any competing opportunities communicated to the Independent Committee or management since preliminary discussions commenced in August 1996 between Cineplex Odeon and LTM as to the proposed business combination.

  The Independent Committee, together with management, also considered information with respect to the business and affairs of LTM as well as (a) information concerning the results of operations, performance, financial condition and prospects of Cineplex Odeon and LTM on a company-by-company basis and on a combined basis; (b) the results and scope of the due diligence review conducted by members of Cineplex Odeon management with respect to LTM's business and operations; (c) current industry and market conditions and trends and its informed expectations of future trends in the theatre exhibition industry in North America and internationally; and (d) information with respect to recent and historical trading pricing and trading multiples of Cineplex Odeon Common Shares.

  Based upon this information and its other deliberations, the Independent Committee together with management also considered the following:

    (a) Loews Cineplex is expected to be one of the world's largest motion picture exhibition companies as measured by revenue and operating cash flow. As a result of its size, scale of operations and financial strength, it is expected to be able to compete more effectively for new locations in North America, to expand more rapidly in international areas and to have improved access to capital markets on more favorable terms;

    (b) LTM has a strong position in certain key metropolitan areas in the United States, complementing the strengths of Cineplex Odeon's U.S. assets;

    (c) Loews Cineplex will be significantly stronger as compared to Cineplex Odeon on a stand-alone basis in terms of key financial ratios such as debt to equity and debt to cash flow. The availability of increased cash flow will facilitate domestic and international growth and expansion;

    (d) Loews Cineplex should be in a position to derive cost savings from reductions in corporate overhead expenses and other identified cost savings and operating efficiencies; and

    (e) Loews Theatres and Cineplex Odeon have similar outlooks regarding growth in North America and in international markets.

  The Independent Committee was aware of and considered the interests of certain members of management of Cineplex Odeon in the Transactions as described under "The Transactions -- Interests of Certain Persons in the Transactions." The Independent Committee did not consider these interests to be a favorable or unfavorable factor in evaluating the Transactions, but rather a factor that supported the belief that the Transactions should be evaluated from an independent perspective.

  The Independent Committee recognized that there are certain risks associated with the Transactions, including the factors set forth in "Risk Factors," that some of the potential benefits set forth herein may not be realized at all or only at significant cost, and there can be no assurance of the actual benefits to be obtained by Cineplex Odeon by engaging in the Transactions.

  The Independent Committee evaluated the factors referred to above in light of its members' knowledge of the business and operations of Cineplex Odeon and its members' business judgment. In considering the foregoing factors, the Independent Committee did not reach its conclusion concerning the Transactions by individually assigning relative or specific weights to any one or a group of factors, and individual members of the Independent Committee may have given differing weights to different factors.

  Based on the factors described above in their totality, the Independent Committee unanimously determined that the Transactions are fair and in the best interests of Cineplex Odeon and its shareholders and unanimously recommended that the Cineplex Odeon Board approve the Master Agreement and the Transactions.

REGULATORY REQUIREMENTS

 HSR Act

  Under the HSR Act and the rules promulgated thereunder by the FTC, certain transactions, including the Transactions, may not be consummated unless notification has been given and certain information has been furnished to the FTC and the Antitrust Division and certain waiting period requirements have been satisfied. Pursuant to the HSR Act, on October 14, 1997, Sony Corporation ("Sony"), Cineplex Odeon and The Seagram Company Ltd. ("Seagram") each filed a Notification and Report Form with the FTC and the Antitrust Division for review in connection with the Transactions. On November 14, 1997, the Antitrust Division issued a request for additional information and documents to Sony, Seagram and Cineplex Odeon in connection with the Transactions. The issuance of the second request delays the applicable HSR Act waiting period until 20 days after the parties have substantially complied with the requests. Notwithstanding any termination of the HSR Act waiting period, at any time before or after the Closing Date the FTC, the Antitrust Division or private parties and state attorneys general could take action, and in two cases private parties have brought suit, under the Antitrust Laws, including seeking to enjoin the consummation of the Transactions or seeking the divestiture by Loews Cineplex of all or some part of the stock or assets of Cineplex Odeon or Loews Theatres. Although Loews Theatres and Cineplex Odeon do not believe that grounds exist for such injunction or divestiture, there can be no assurance that a challenge to the Transactions on antitrust grounds will not be made or that, if such a challenge is made, it would not be successful. See "Risk Factors -- Regulatory Approvals" and "Information Concerning Loews Theatres --
 Legal Proceedings -- Chicago Litigation."

 Competition Act

  The Competition Act deals, in part, with mergers, which include acquisitions of control over the whole or a part of a business of a competitor, supplier, customer or other person. The Tribunal, upon application of the DIR, may prohibit a transaction that prevents or lessens, or is likely to prevent or lessen, competition substantially in the relevant market. In the case of a completed merger, the Tribunal can, among other remedies, order partial divestiture. On October 14, 1997, the parties requested an Advance Ruling Certificate (an "ARC") from the DIR indicating that he was satisfied that, with respect to the Transactions, he would not have sufficient grounds on which to apply to the Tribunal. On December 8, 1997, the DIR advised that he was unwilling to exercise his discretion to issue an ARC with respect to the Transactions. Accordingly, the parties complied with the pre-notification requirement under the Competition Act with respect to the Transactions. The relevant time period following pre-notification having elapsed, the Transactions can be completed. Notwithstanding the expiry of the pre-notification time period under the Competition Act and the completion of the Transactions, there can be no assurance that the DIR will not subsequently apply to the Tribunal with respect to the Transactions although Loews Theatres and Cineplex Odeon do not believe that grounds exist for such an application. See "Risk Factors -- Regulatory Approvals."

 Investment Canada Act

  The IC Act is Canada's statute of general application governing the acquisition of control of Canadian businesses by non-Canadians. A direct acquisition of a Canadian cultural business, defined to include a Canadian business carrying on the exhibition of film, is reviewable if the value of the assets of the Canadian business acquired is equal to or greater than C$5,000,000. The Transactions are therefore reviewable. Before a reviewable direct investment may be completed, the ICA Minister must determine that the investment is likely to be of "net benefit to Canada." An application for review under the IC Act with respect to the Transactions was filed on October 1, 1997. By letter dated December 16, 1997, the ICA Minister confirmed that he is satisfied that the Transactions are likely to be of net benefit to Canada and approved completion of the Transactions. See "Risk Factors -- Regulatory Approvals" and "The
Transactions -- Regulatory Requirements -- The Investment Canada Act."

RISK FACTORS

  Current shareholders should consider the factors discussed under "Risk Factors" in evaluating the Transactions.

DISSENTERS' RIGHTS

  Pursuant to the Interim Order, if the Arrangement becomes effective, each registered holder of Cineplex Odeon Common Shares will have the right to dissent in respect of the Arrangement and to be paid by Cineplex Odeon the fair value of such holder's Cineplex Odeon Common Shares, upon strict compliance with the procedures described under "Dissenting Shareholders' Rights." Persons who are beneficial owners of Cineplex Odeon Common Shares registered in the name of a broker, custodian, nominee or other intermediary who wish to dissent should be aware that only the registered owner of such shares is entitled to dissent.

  Pursuant to the Master Agreement, it is a condition precedent to the closing of the Transactions that holders of not more than 3.5% of the Cineplex Odeon Shares shall have exercised (and not withdrawn as at the Closing) dissent rights under the Arrangement.

DIVIDEND POLICY

  Determinations by Loews Cineplex to pay dividends in the future and the amount thereof will be made by the Board of Directors of Loews Cineplex and will depend on its future earnings, capital requirements, financial condition and other relevant factors. Following consummation of the Transactions, it is expected that all of the earnings, if any, of Loews Cineplex will be retained to support current operations and to fund acquisition and development of new theatres in North America and internationally.

TAX CONSEQUENCES TO SHAREHOLDERS

  Holders of Cineplex Odeon Common Shares who are resident in Canada and who dispose of such shares pursuant to the Arrangement will realize a capital gain (or capital loss) to the extent that the adjusted cost base of such shares to the holder thereof is less than (or greater than) the fair market value of the Loews Cineplex Common Shares less reasonable costs of disposition. The fair market value of the Loews Cineplex Common Shares should be determined by reference to their trading price on the public market when listed. Provided that the fair market value of the Loews Cineplex Common Share does not exceed the paid-up capital of a Cineplex Odeon Common Share, no deemed dividend should arise. Dissenting Shareholders will realize a capital gain or capital loss and also may be deemed to have received a deemed dividend. Holders who are not resident in Canada and who dispose of Cineplex Odeon Common Shares will generally not be subject to Canadian tax in respect of any capital gains realized thereby. Non-resident Dissenting Shareholders may be deemed to have received a deemed dividend which would be subject to a Canadian non-resident withholding tax. For a more detailed discussion of certain Canadian federal income tax considerations for holders of Cineplex Odeon Common Shares in connection with the Transactions, see "Tax Considerations to Cineplex Odeon Shareholders -- Certain Canadian Federal Income Tax Considerations."

  Under current U.S. federal income tax law, the Arrangement should be characterized as a taxable exchange of Cineplex Odeon Common Shares for Loews Cineplex Common Shares. For U.S. federal income tax purposes, a United States Holder and, under certain limited circumstances, a Non-U.S. Holder, of Cineplex Odeon Common Shares should recognize taxable gain or loss upon the receipt of Loews Cineplex Common Shares in exchange for Cineplex Odeon Common Shares. For a more detailed discussion of certain U.S. federal tax considerations for holders of Cineplex Odeon Common Shares in connection with the Transactions, see "Tax Considerations to Cineplex Odeon Shareholders --
 Certain U.S. Federal Tax Considerations."

ELIGIBILITY FOR INVESTMENT IN CANADA

  Loews Cineplex Common Shares will be foreign property under the ITA for trusts governed by registered pension plans, registered retirement savings plans, registered retirement income funds and deferred profit sharing plans and for certain other tax-exempt persons. Provided that they are listed on a prescribed stock exchange (which currently includes the NYSE and the TSE), Loews Cineplex Common Shares will be a qualified investment under the ITA for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans.

STOCK EXCHANGE LISTING

  Loews Cineplex Common Shares are not currently listed on the NYSE, the Nasdaq Stock Market ("NASDAQ") or the TSE, or any other exchange within or outside the U.S. or Canada. LTM has filed listing applications with the NYSE and the TSE. Cineplex Odeon Common Shares are currently traded on the NYSE and the TSE under the symbol "CPX."

COURT APPROVAL

  An arrangement of a corporation under the OBCA requires court approval. Prior to the mailing of this Information Circular/Prospectus, Cineplex Odeon obtained the Interim Order providing for the calling and holding of the Special Meeting and other procedural matters. Provided the Arrangement Resolution is passed by the requisite votes of shareholders at the Special Meeting, Cineplex Odeon has made application to the Court for a hearing to grant the Final Order at 10:00 a.m. (Toronto time) on March 30, 1998 at 393 University Avenue, Toronto, Ontario. Any shareholder has the right to appear at such hearing and present evidence or argument, subject to filing notice of its intention to do so in accordance with the Interim Order and satisfying other requirements. In deciding whether to grant the Final Order, the Court will consider, among other things, the fairness of the Arrangement.

  Assuming the Final Order is granted and the other conditions to the Master Agreement are satisfied or waived, it is anticipated that Articles of Arrangement will be filed with the Director under the OBCA to give effect to the Arrangement and that the various other documents necessary to consummate the Transactions will be simultaneously executed and delivered.

SELECTED HISTORICAL FINANCIAL DATA OF LOEWS THEATRES

  The following table sets forth selected historical financial data, based on continuing operations, for Loews Theatres for the five fiscal years ended February 28, 1997 and has been derived from Loews Theatres' annual combined consolidated financial statements. The table also includes information for the nine-month periods ended November 30, 1997 and 1996 which has been derived from unaudited condensed combined consolidated financial statements of Loews Theatres, and include, in the opinion of management of Loews Theatres, all normal recurring adjustments necessary to present fairly the results of such periods. The selected historical financial data should be read in conjunction with the separate combined consolidated financial statements and notes thereto of Loews Theatres and "Loews Theatres Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included elsewhere in this Information Circular/Prospectus.

                           NINE MONTHS ENDED
                             NOVEMBER 30,                  YEAR ENDED FEBRUARY 28 OR 29,
                         ----------------------  ------------------------------------------------------
                            1997        1996       1997       1996        1995        1994       1993
                         ----------  ----------  --------  ----------  ----------  ----------  --------
                          (IN THOUSANDS, EXCEPT SHARES OUTSTANDING AND EARNINGS PER SHARE DATA)

INCOME STATEMENT DATA:
Admissions revenues .... $  215,676  $  201,003  $273,498  $  264,585  $  255,392  $  244,864  $231,549
Concessions revenues ...     75,000      66,664    90,643      84,358      79,287      75,355    66,798
Other revenues .........      8,126       6,907    11,204      10,153       8,656       8,800     7,629
                         ----------  ----------  --------  ----------  ----------  ----------  --------
                            298,802     274,574   375,345     359,096     343,335     329,019   305,976
                         ----------  ----------  --------  ----------  ----------  ----------  --------
Theatre operations and
 other expenses
 (including concession
 costs).................    225,225     209,980   282,480     277,375     268,236     259,173   238,632
General and
 administrative.........     20,132      16,774    21,447      20,282      18,753      17,449    15,397
Depreciation and
 amortization...........     38,794      32,727    44,576      41,273      38,572      37,873    35,834
Loss on sale/disposals
 of theatres............      5,938       9,109     9,951       7,249      13,420       3,491     1,816
Interest expense........     10,998      11,045    14,776      15,376      10,613       9,865    11,561
Income tax
 expense/(benefit)......        (99)     (1,437)    2,295         309      (1,337)      4,662     3,665
                         ----------  ----------  --------  ----------  ----------  ----------  --------
Net income (loss)....... $   (2,186) $   (3,624) $   (180) $   (2,768) $   (4,922) $   (3,494) $   (929)
                         ==========  ==========  ========  ==========  ==========  ==========  ========
Weighted average shares
 outstanding............     972.75      972.75    972.75      972.75      972.75      972.75    972.75
Income/(loss) per
 share.................. $(2,247.24) $(3,725.52) $(185.04) $(2,845.54) $(5,059.88) $(3,591.88) $(955.02)

BALANCE SHEET DATA (AT
 PERIOD END):
 Property, equipment and
  leaseholds............ $  611,605  $  604,965  $613,692  $  602,435  $  605,982  $  566,043  $545,419
 Total assets........... $  735,406  $  719,601  $721,372  $  715,810  $  723,108  $  675,667  $659,721
 Total long-term
  obligations (including
  debt)................. $  354,702  $  354,924  $339,206  $  333,268  $  347,783  $  297,474  $290,685
 Total liabilities...... $  412,942  $  398,395  $396,722  $  390,980  $  395,510  $  343,147  $322,646
 Stockholder's equity... $  322,464  $  321,206  $324,650  $  324,830  $  327,598  $  332,520  $337,075

CASH FLOW STATEMENT
 DATA:
 Cash flow provided by
  operating activities.. $   39,666  $   19,619  $ 47,976  $   46,326  $   36,188  $   55,150  $ 36,204

KEY OPERATING STATISTICS OF LOEWS THEATRES

  The table below sets forth key operating statistics, based on continuing operations, for Loews Theatres as of and for each of the periods indicated. Management views these statistics as key financial measures and believes that certain investors find them useful in analyzing companies in the motion picture exhibition industry. No one measure is more meaningful than another, and Loews Theatres' management uses these measures collectively to assess Loews Theatres' operating performance. In order to arrive at a more meaningful presentation of financial operating data related to the productivity and performance of Loews Theatres, and, except as otherwise noted, all amounts below include 100% of the operating results of the LST and MJT partnerships in which Loews Theatres has a 50% interest. See "Information Concerning Loews Theatres --Business and Properties -- Business Strategy."

                          NINE  MONTHS ENDED
                             NOVEMBER 30,                 YEAR ENDED FEBRUARY 28 OR 29,
                          --------------------  -----------------------------------------------------
                            1997       1996       1997       1996       1995       1994       1993
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
                             (IN THOUSANDS, EXCEPT LOCATIONS, SCREENS, AND PER PATRON DATA)

OPERATING DATA:
Locations operated at
 period end.............        141        144        143        154        180        182        188
Screens operated at
 period end.............      1,020        961        959        950      1,030        981        944
Attendance..............     42,048     38,900     53,133     53,544     52,656     52,113     48,843
Total revenues..........  $ 344,792  $ 307,169  $ 421,613  $ 400,412  $ 377,171  $ 360,828  $ 333,490
Revenues per screen(1)..  $  338.03  $  319.63  $  439.64  $  421.49  $  366.19  $  367.82  $  353.27
Revenues per
 location(1)............  $2,445.33  $2,133.12  $2,948.34  $2,600.08  $2,095.39  $1,982.57  $1,773.88
EBITDA(2)...............  $  47,507  $  38,711  $  61,467  $  54,190  $  42,926  $  48,906  $  50,131
Modified EBITDA(3)......  $  58,821  $  52,370  $  78,273  $  68,177  $  62,540  $  57,982  $  55,647
Partners' share of
 Modified EBITDA........  $   3,321  $   3,142  $   4,853  $   4,800  $   4,287  $   3,677  $   2,180
Modified EBITDA per
 screen(1)..............  $   57.67  $   54.50  $   81.62  $   71.77  $   60.72  $   59.10  $   58.95
Modified EBITDA per
 location(1)............  $  417.17  $  363.68  $  547.36  $  442.71  $  347.44  $  318.58  $  295.99
Modified EBITDA per
 patron(1)..............  $    1.40  $    1.35  $    1.47  $    1.27  $    1.19  $    1.11  $    1.14
Concessions revenue per
 patron.................  $    2.13  $    1.98  $    1.98  $    1.82  $    1.70  $    1.63  $    1.53
Admissions revenue per
 patron.................  $    5.91  $    5.79  $    5.79  $    5.52  $    5.34  $    5.16  $    5.16
CASH FLOW STATEMENT
 DATA(4):
Net cash provided by
 operating activities...  $  39,666  $  19,619  $  47,976  $  46,326  $  36,188  $  55,150  $  36,204
Net cash used in
 investing activities...  $ (37,004) $ (34,286) $ (53,254) $ (34,690) $ (82,486) $ (32,098) $ (28,825)
Net cash (used)/provided
 by finance activities..  $  15,859  $  23,578  $   5,048  $ (14,005) $  46,359  $ (23,022) $  (4,962)
--------
(1) All per screen, location and patron ratios are calculated based upon the screens and locations as of period end and include the LST and MJT partnerships.
(2) EBITDA consists of earnings before interest, income taxes, depreciation and amortization including equity earnings from investments in the LST and MJT partnerships. EBITDA should not be construed as an alternative to operating income (as determined in accordance with U.S. GAAP).
(3) Modified EBITDA consists of EBITDA plus loss on sale/disposals of theatres and 100% of the operating results of the LST and MJT partnerships. Modified
    EBITDA should not be construed as an alternative to operating income (as determined in accordance with U.S. GAAP), as a measure of Loews Theatres'
    operating performance, or as an alternative to cash flows from operating activities (as determined in accordance with U.S. GAAP), as a measure of
    Loews Theatres' liquidity. Modified EBITDA measures the amount of cash that a company has available for investment or other uses and is used by Loews
    Theatres as a measure of its performance. Loews Theatres believes that
    Modified EBITDA is an important measure, in addition to cash flow from operations and EBITDA, in viewing its overall liquidity and borrowing capacity. A reconciliation of EBITDA to Modified EBITDA follows:

                           NINE MONTHS ENDED
                             NOVEMBER 30,                 YEAR ENDED FEBRUARY 28 OR 29,
                          --------------------  -----------------------------------------------------
                            1997       1996       1997       1996       1995       1994       1993
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                     (IN THOUSANDS)
 EBITDA (as defined
  above)................  $  47,507  $  38,711  $  61,467  $  54,190  $  42,926  $  48,906  $  50,131
 ADD: Loss on
  sale/disposals of
  theatres..............      5,938      9,109      9,951      7,249     13,420      3,491      1,816
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
 Modified EBITDA,
  including equity
  earnings..............     53,445     47,820     71,418     61,439     56,346     52,397     51,947
 ADD: EBITDA from
  partnerships, net of
  equity earnings
  already included in
  EBITDA................      5,376      4,550      6,855      6,738      6,194      5,585      3,700
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
 Modified EBITDA........  $  58,821  $  52,370  $  78,273  $  68,177  $  62,540  $  57,982  $  55,647
                          =========  =========  =========  =========  =========  =========  =========

(4) Cash flow statement data includes cash flows from long-term investments in the LST and MJT partnerships to the extent of Loews Theatres' equity interests.

SELECTED HISTORICAL FINANCIAL DATA OF CINEPLEX ODEON

  The following table sets forth selected historical financial data, based on continuing operations, for Cineplex Odeon for the five fiscal years ended December 31, 1996 and has been derived from Cineplex Odeon's annual consolidated financial statements and notes related thereto. The table also includes information for the nine-month periods ended September 30, 1997 and 1996 which has been derived from unaudited condensed consolidated financial statements of Cineplex Odeon, and include, in the opinion of management of Cineplex Odeon, all normal recurring adjustments necessary to present fairly the results of such periods. The selected historical financial data should be read in conjunction with the separate consolidated financial statements and notes thereto of Cineplex Odeon and "Cineplex Odeon Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included elsewhere in this Information Circular/Prospectus. Cineplex Odeon's historical financial statements are prepared in accordance with Canadian GAAP, which, as applied to Cineplex Odeon, is substantially the same as U.S. GAAP.

                         NINE MONTHS ENDED
                           SEPTEMBER 30,
                         ------------------            YEAR ENDED DECEMBER 31,
                           1997      1996      1996      1995      1994      1993      1992
                         --------  --------  --------  --------  --------  --------  --------
                                   (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)

INCOME STATEMENT DATA:
Admissions revenues..... $298,485  $274,094  $358,973  $365,220  $384,558  $388,944  $373,258
Concessions revenues....  110,680    97,101   126,636   126,319   133,850   138,387   125,374
Other revenues..........   18,556    16,915    24,083    21,611    22,704    18,899    20,091
                         --------  --------  --------  --------  --------  --------  --------
                          427,721   388,110   509,692   513,150   541,112   546,230   518,723
                         --------  --------  --------  --------  --------  --------  --------
Theatre operations and
 other expenses
 (including concession
 costs).................  367,661   333,723   440,685   440,747   459,258   459,759   463,535
General and
 administrative.........   15,152    13,330    18,192    17,575    16,229    15,494    17,516
Depreciation and
 amortization...........   33,267    32,376    43,648    42,621    40,859    41,577    42,258
Other expenses
 (income)...............    5,284     1,295     1,377     2,862     2,900    (1,267)     (558)
Interest on long-term
 debt...................   25,159    27,478    35,482    40,983    33,641    28,033    34,387
Income taxes............      834     1,105     1,390     1,269     2,398     1,665     1,298
                         --------  --------  --------  --------  --------  --------  --------
Net income (loss)....... $(19,636) $(21,197) $(31,082) $(32,907) $(14,173) $    969  $(39,713)
                         ========  ========  ========  ========  ========  ========  ========
Weighted average shares
 outstanding............  176,793   159,007   163,473   114,764   110,175   106,730    85,823
Income (loss) per
 share.................. $  (0.11) $  (0.13) $  (0.19) $  (0.29) $  (0.13) $   0.01  $  (0.46)

BALANCE SHEET DATA (AT
 PERIOD END):
Property, equipment and
 leaseholds............. $576,574  $574,685  $579,841  $583,442  $614,741  $619,309  $658,598
Total assets............ $647,574  $637,953  $644,171  $649,643  $688,693  $697,105  $741,652
Long-term obligations
 (including debt)....... $361,923  $325,751  $335,447  $393,556  $390,752  $344,967  $422,580
Total liabilities....... $449,921  $409,238  $425,591  $483,651  $492,518  $496,718  $542,686
Shareholders' equity.... $197,653  $228,715  $218,580  $165,992  $196,175  $200,387  $198,966

CASH FLOW DATA:
Cash flow provided by
 operating activities... $  4,552  $  6,583  $ 12,416  $  3,522  $ 31,435  $ 38,674  $ (1,698)

KEY OPERATING STATISTICS OF CINEPLEX ODEON

  The table below sets forth key operating statistics, based on continuing operations, for Cineplex Odeon as of and for each of the periods indicated. Management views these statistics as key financial measures and believes that certain investors find them useful in analyzing companies in the motion picture exhibition industry. No measure is more meaningful than another, and Cineplex Odeon's management uses these measures collectively to assess Cineplex Odeon's operating performance. See "Information Concerning Cineplex Odeon -- Business and Properties -- Business Strategy."

                                                      NINE MONTHS ENDED
                                                        SEPTEMBER 30,                   YEAR ENDED DECEMBER 31,
                                                     --------------------  -----------------------------------------------------
                                                       1997       1996       1996       1995       1994       1993       1992
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                         (IN THOUSANDS, EXCEPT LOCATIONS, SCREENS AND PER PATRON DATA)

OPERATING DATA:
Locations operated at period end.............              313        310        316        325        360        363        365
Screens operated at period end...............            1,594      1,463      1,549      1,512      1,638      1,622      1,619
Attendance...................................           64,614     60,231     78,356     81,203     86,082     88,225     85,876
Revenues per screen(1).......................        $  268.33  $  265.28  $  329.05  $  339.38  $  330.35  $  336.76  $  320.40
Revenues per location(1).....................        $1,366.52  $1,251.97  $1,612.95  $1,578.92  $1,503.09  $1,504.77  $1,421.16
EBITDA(2)....................................        $  39,624  $  39,762  $  49,438  $  51,966  $  62,725  $  72,244  $  38,230
Modified EBITDA(3)...........................        $  44,908  $  41,057  $  50,815  $  54,828  $  65,625  $  70,977  $  37,672
Modified EBITDA per screen(1)................        $   28.17  $   28.06  $   32.81  $   36.26  $   40.06  $   43.76  $   23.27
Modified EBITDA per location(1)..............        $  143.48  $  132.44  $  160.81  $  168.70  $  182.29  $  195.53  $  103.21
Modified EBITDA per patron(1)................        $    0.70  $    0.68  $    0.65  $    0.68  $    0.76  $    0.80  $    0.44
Concessions revenue per patron(4)............        $    1.71  $    1.61  $    1.62  $    1.56  $    1.55  $    1.57  $    1.46
Admissions revenue per patron(4).............        $    4.62  $    4.55  $    4.58  $    4.50  $    4.47  $    4.41  $    4.35
CASH FLOW STATEMENT DATA:
Cash provided by (used for) operating
 activities..................................        $   4,552  $   6,583  $  12,416  $   3,522  $  31,435  $  38,674  $  (1,698)
Cash used for investment activities..........        $ (30,580) $ (19,828) $ (35,961) $  (7,714) $ (41,049) $  (7,264) $  (5,943)
Cash provided by (used for) financing
 activities..................................        $  26,396  $  13,568  $  24,659  $   4,245  $   9,897  $ (30,445) $   9,539
--------
(1) All per screen, location and patron ratios are calculated as of period end and include screens and locations in which Cineplex Odeon has a partnership interest. However, revenues, EBITDA and Modified EBITDA reflect only
    Cineplex Odeon's proportionate share of the revenues, EBITDA and Modified
    EBITDA of such partnerships equal to the respective percentage ownership interests of Cineplex Odeon in such partnerships.
(2) EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA should not be construed as an alternative to operating income (as determined in accordance with Canadian GAAP).
(3) Modified EBITDA is EBITDA after eliminating the impact of other expenses
    (income). Modified EBITDA should not be construed as an alternative to operating income (as determined in accordance with Canadian GAAP), as a measure of Cineplex Odeon's operating performance, or as an alternative to cash flow from operating activities (as determined in accordance with
    Canadian GAAP), as a measure of Cineplex Odeon's liquidity. Modified EBITDA measures the amount of cash that a company has available for investment or other uses and is used by Cineplex Odeon as a measure of its performance.
    Cineplex Odeon believes that Modified EBITDA is an important measure, in addition to cash flow from operations and EBITDA, in viewing its overall liquidity and borrowing capacity. A reconciliation of EBITDA to Modified
    EBITDA follows:

                                                      NINE MONTHS ENDED
                                                        SEPTEMBER 30,                   YEAR ENDED DECEMBER 31,
                                                     --------------------  -----------------------------------------------------
                                                       1997       1996       1996       1995       1994       1993       1992
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                                (IN THOUSANDS)
 EBITDA (as defined above)...................        $  39,624  $  39,762  $  49,438  $  51,966  $  62,725  $  72,244  $  38,230
 Other expenses (income).....................            5,284      1,295      1,377      2,862      2,900     (1,267)      (558)
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
 Modified EBITDA.............................        $  44,908  $  41,057  $  50,815  $  54,828  $  65,625  $  70,977  $  37,672
 --------------------------------------------------
                                                     =========  =========  =========  =========  =========  =========  =========

(4) Admissions and concessions revenue per patron is affected by the fact that during the periods reflected a significant portion of Cineplex Odeon's revenues were generated in Canadian dollars and for purposes of financial reporting have been converted to U.S. dollars.

SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION ON A COMBINED BASIS

  The following unaudited pro forma combined income statement data give effect to the proposed Transactions by combining the results of operations of Loews Theatres for the year ended February 28, 1997 and the nine months ended November 30, 1997, with the results of operations of Cineplex Odeon for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively. The pro forma combined income statement data give effect to the proposed Transactions as if they had occurred at the beginning of the earliest periods presented. The unaudited pro forma condensed balance sheet data present the combined financial position of Loews Theatres and Cineplex Odeon as of November 30, 1997, assuming that the proposed Transactions had been consummated as of that date. Such pro forma information is based upon the unaudited historical balance sheet data of Loews Theatres and Cineplex Odeon as of November 30, 1997 and September 30, 1997, respectively. This summary information has been derived from unaudited pro forma combined information and related notes thereto included elsewhere in this Information Circular/Prospectus. See "Unaudited Pro Forma Financial Information."

  Under U.S. GAAP, the accounting for the Transactions will follow the purchase method of accounting, where the net assets of the acquired company are "purchased" by the acquiring company. Accordingly, the cost to acquire Cineplex Odeon will be allocated to the assets acquired and liabilities assumed of Cineplex Odeon based on their respective fair values, with the excess to be allocated to goodwill. The valuations and other studies, required to determine the fair value of the assets acquired and liabilities assumed, have not been performed, and, accordingly, the adjustments reflected in the unaudited pro forma combined financial information are preliminary and subject to further revisions and adjustments. For purposes of this presentation, the carrying value of the Cineplex Odeon net assets acquired was assumed to approximate fair value. Therefore, the excess of purchase price over the historical net book value of the net assets of Cineplex Odeon has been classified on the pro forma balance sheet as "Excess Purchase Price."

  After the consummation of the Transactions, Loews Cineplex will arrange for an independent appraisal of significant assets, liabilities and business operations of Cineplex Odeon. Upon completion of the determination of fair value, the "Excess Purchase Price" will be allocated to specific assets and liabilities of Cineplex Odeon. It is anticipated that there will be reductions in the carrying value associated with certain assets, and alternatively the fair value of certain other assets may exceed carrying value. Accordingly, the final valuation could result in materially different allocations of Excess Purchase Price from the amounts presented in the following pro forma information, primarily between goodwill and property, equipment and leaseholds, resulting in corresponding changes in depreciation and amortization amounts. For every million dollars of Excess Purchase Price allocated to fixed assets, depreciation and amortization will increase $25,000 annually (assuming an average 20 year service life for fixed assets). Based on preliminary estimates of fair value related to certain assets, additional "Excess Purchase Price" of between $75 million and $125 million could result at the conclusion of the valuation.

  The unaudited pro forma financial information is not necessarily indicative of operating results that would have been achieved had the Transactions been consummated at the beginning of the periods presented and should not be construed as being representative of future operations. THE UNAUDITED PRO FORMA ADJUSTMENTS DO NOT INCLUDE ANY POTENTIAL BENEFIT TO BE REALIZED FROM ANTICIPATED OPERATING EFFICIENCIES AND COST SAVINGS AS A RESULT OF THE TRANSACTIONS. IN ADDITION, THE COMBINED PRO FORMA DEBT LEVEL OF APPROXIMATELY $655 MILLION INCLUDES APPROXIMATELY $59 MILLION OF CAPITAL SPENDING ON THEATRE PROJECTS IN VARIOUS STAGES OF DEVELOPMENT AS OF THE RESPECTIVE BALANCE SHEET DATES. THE UNAUDITED PRO FORMA ADJUSTMENTS DO NOT INCLUDE THE FUTURE REVENUE STREAMS ASSOCIATED WITH THESE THEATRE LOCATIONS. This unaudited summary pro forma financial information should be read in conjunction with the historical financial statements and notes thereto of Loews Theatres and Cineplex Odeon included elsewhere in this Information Circular/Prospectus. See "Risk Factors" and "Cautionary Statement Concerning Forward-Looking Statements."

SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA OF LOEWS CINEPLEX ON A COMBINED BASIS(/1/)

                                       NINE MONTHS ENDED   TWELVE MONTHS ENDED
                                       NOVEMBER 30, 1997    FEBRUARY 28, 1997
                                      -------------------- -------------------
UNAUDITED PRO FORMA INCOME STATEMENT
 DATA:                                   (IN THOUSANDS, EXCEPT SHARE DATA)
Revenues
  Admissions.........................      $  508,048          $  623,213
  Concessions........................         183,161             213,467
  Other..............................          26,416              34,897
                                           ----------          ----------
                                              717,625             871,577
                                           ----------          ----------
Expenses
  Theatre operations and other
   expenses..........................         546,109             665,366
  Cost of concessions................          32,851              37,345
  General and administrative.........          35,284              39,639
  Depreciation and amortization......          74,911              92,024
  Loss on sale/disposals of
   theatres..........................          11,222              11,328
                                           ----------          ----------
                                              700,377             845,702
                                           ----------          ----------
Operating Income.....................          17,248              25,875
Interest expense.....................          33,750              45,000
                                           ----------          ----------
Income (Loss) Before Income Taxes....         (16,502)            (19,125)
Income tax expense...................             590               1,193
                                           ----------          ----------
Net Income/(Loss)....................      $  (17,092)         $  (20,318)
                                           ==========          ==========
  Shares Outstanding.................      45,249,819          45,249,819
  Income/(Loss) Per Share............      $    (0.38)         $    (0.45)
                                           ==========          ==========
                                      AT NOVEMBER 30, 1997
                                      --------------------
UNAUDITED PRO FORMA BALANCE SHEET
DATA:                                    (IN THOUSANDS)
ASSETS
Current assets.......................      $   56,983
Property, equipment and leaseholds...       1,165,179
Goodwill (historical)................          85,571
Excess purchase price................         202,000
Other assets.........................          54,747
                                           ----------
 Total Assets........................      $1,564,480
                                           ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities..................      $  247,013
Long-term debt.......................         655,000
Other long-term liabilities..........          40,911
                                           ----------
Total Liabilities....................         942,924
                                           ----------
Stockholders' Equity.................         621,556
                                           ----------
 Total Liabilities and Stockholders'
 Equity..............................      $1,564,480
                                           ==========

-------
(1) It is anticipated that Cineplex Odeon will take a charge of approximately $41 million in the fourth quarter of 1997 reflecting both the cost associated with terminating certain leases and the write-off of the net book value attributable to the properties subject to such leases.

UNAUDITED PRO FORMA COMBINED KEY OPERATING STATISTICS OF LOEWS CINEPLEX

  The table below sets forth key operating statistics for Loews Cineplex on a pro forma combined basis. In order to arrive at a more meaningful presentation of financial operating data related to the productivity and performance of Loews Cineplex, and, except as otherwise noted, all amounts below include 100% of the operating results of the LST and MJT partnerships although Loews Cineplex will have only a 50% interest in each of these partnerships. This information does not include any potential benefit to be realized from anticipated operating efficiencies and cost savings as a result of the Transactions. Management views these statistics as key financial measures and believes that certain investors find them useful in analyzing companies in the motion picture industry. No measure is more meaningful than another, and management will use these measures collectively to assess Loews Cineplex's operating performance.

                                       NINE MONTHS ENDED        YEAR ENDED
                                      NOVEMBER 30, 1997(1) FEBRUARY 28, 1997(1)
                                      -------------------- --------------------
                                          (IN THOUSANDS, EXCEPT LOCATIONS,
                                            SCREENS AND  PER PATRON DATA)
Locations operated at period end.....            432                  437
Screens operated at period end.......          2,517                2,411
Attendance...........................        105,224              129,049
Total revenues.......................      $ 763,615            $ 917,845
Revenues per screen(2)...............      $  303.38            $  380.69
Revenues per location(2) ............      $1,767.63            $2,100.33
EBITDA(3)............................      $  92,159            $ 117,899
Modified EBITDA(4)...................      $ 108,757            $ 136,082
Partners' share of Modified EBITDA...      $   3,321            $   4,853
Modified EBITDA per screen(2) .......      $   43.21            $   56.44
Modified EBITDA per location(2) .....      $  251.75            $  311.40
Modified EBITDA per patron(2)              $    1.03            $    1.05
Concessions revenue per patron(5)....      $    1.88            $    1.77
Admissions revenue per patron(5).....      $    5.14            $    5.09

--------
(1) The information above is derived from Key Operating Statistics of Loews Theatres and Key Operating Statistics of Cineplex Odeon and incorporates pro forma information which is presented elsewhere in this Information Circular/Prospectus.
(2) All per screen, location and patron ratios are calculated as of period end and include screens and locations in which Cineplex Odeon and Loews Theatres have partnership interests.
(3) EBITDA consists of earnings before interest, income taxes, depreciation and amortization including equity earnings from the LST and MJT partnerships. EBITDA should not be construed as an alternative to operating income (as determined in accordance with U.S. GAAP).
(4) Modified EBITDA consists of EBITDA plus loss on sale/disposals of theatres and other income/(expenses), including 100% of the operating results from the LST and MJT partnerships. Modified EBITDA should not be construed as an alternative to operating income (as determined in accordance with U.S.
    GAAP), or as a measure of Loews Cineplex's operating performance, or as an alternative to cash flows from operating activities (as determined in accordance with U.S. GAAP), as a measure of Loews Cineplex's liquidity. Modified EBITDA measures the amount of cash that a company has available for investment or other uses and will be used by Loews Cineplex as a measure of its performance. Loews Theatres and Cineplex Odeon believe that Modified EBITDA is an important measure, in addition to cash flow from operations and EBITDA, in viewing its overall liquidity and borrowing capacity. The following table illustrates how Modified EBITDA is calculated:

                                             NINE MONTHS ENDED    YEAR ENDED
                                             NOVEMBER 30, 1997 FEBRUARY 28, 1997
                                             ----------------- -----------------
  EBITDA per pro forma information located
   elsewhere in this document...............     $ 92,159          $117,899
   ADD: Loss on sale/disposal of theatres...       11,222            11,328
   ADD: EBITDA from partnerships, net of
    equity earnings already included in
    EBITDA..................................        5,376             6,855
                                                 --------          --------
  Modified EBITDA...........................     $108,757          $136,082
                                                 ========          ========

(5) Admissions and concessions revenue per patron is affected by the fact that a significant portion of Cineplex Odeon's revenues were generated in Canadian dollars and for purposes of financial reporting have been converted to U.S. dollars.

                                 RISK FACTORS

  The following risk factors should be considered by Cineplex Odeon shareholders in evaluating whether to approve the Arrangement Resolution. Some of these risk factors relate directly to the Transactions while others relate to the business and properties of Loews Theatres and/or Cineplex Odeon independent of the Transactions. These risk factors should be considered in conjunction with the other information included in this Information Circular/Prospectus.

HISTORICAL NET LOSSES

  Each of Cineplex Odeon and Loews Theatres reported net losses during the three fiscal years ended December 31, 1996 in the case of Cineplex Odeon and February 28, 1997 in the case of Loews Theatres, although each company has had positive cash flow from operations during such periods. Historically, the respective companies have used such cash flow to fund, among other things, investments in theatre facilities and to service outstanding debt. In the nine months ended September 30, 1997, the year ended December 31, 1996 and the year ended December 31, 1995, Cineplex Odeon invested $32,940,000, $36,989,000 and $30,749,000, respectively, in theatre facilities. In the same periods, Cineplex Odeon spent $28,140,000, $93,893,000 and $50,272,000, respectively, to service its outstanding debt. In addition to cash flow from operations Cineplex Odeon generated cash from asset dispositions, issuances of additional equity and from its available bank facilities to meet the above commitments. The ratio of Cineplex Odeon's indebtedness to its capital stock at September 30, 1997, December 31, 1996 and December 31, 1995, respectively, was 66.30%, 61.45% and 84.54%. Among the principal assumptions made by Loews Theatres and Cineplex Odeon in analyzing the Transactions were that (i) the cash flow of Loews Cineplex would increase compared to the separate results of Cineplex Odeon and Loews Theatres due to certain cost savings and revenue enhancements anticipated to result from the Transactions, (ii) Loews Cineplex would achieve such cost savings and revenue enhancements through, among other things, the reduction of certain overhead expenses of the two companies, and (iii) Loews Cineplex would benefit from the complementary skills and expertise of the respective managements of Loews Theatres and Cineplex Odeon. There can be no assurance, however, as to the amount of cash flow that will be generated by Loews Cineplex and available to fund expansion projects and service debt of Loews Cineplex or that the other assumed benefits of the Transactions will be realized.

RISKS OF INTEGRATION

  The Transactions involve the integration of two theatre circuits that have previously operated independently. No assurance can be given that Loews Cineplex will be able to integrate the respective operations of Loews Theatres and Cineplex Odeon without encountering difficulties or experiencing the loss of key personnel or that the benefits expected from such integration will be realized. The integration of two theatre circuits across geographically dispersed operations can create the risk of interruption of, or loss of momentum in, the activities of Loews Cineplex's operations, which could have an adverse effect on Loews Cineplex's business and financial conditions. Furthermore, there can be no certainty that the Transactions will not adversely affect the relationships with key suppliers of either Cineplex Odeon or Loews Theatres, which also could have an adverse effect on Loews Cineplex's business and financial conditions.

DEBT LEVEL

  At November 30, 1997, on a pro forma combined basis, after giving effect to the Transactions, Loews Cineplex's total long-term debt would have been approximately $655 million. Loews Cineplex's debt level at Closing is expected to be approximately $700 million after giving effect to additional debt incurred primarily to fund capital expenditures through the Closing Date. Loews Cineplex's debt level may have an adverse effect on the operations of Loews Cineplex including the following: (i) Loews Cineplex's ability to obtain additional financing in the future for working capital, capital expenditures, expansion, general corporate or other purposes may be impaired; (ii) a substantial portion of Loews Cineplex's cash flow from operations will be dedicated to the payment of interest and principal; (iii) Loews Cineplex may be more highly leveraged than certain other motion picture exhibitors, which may place it at a competitive disadvantage; and (iv) Loews Cineplex's degree of leverage may make it more vulnerable to a downturn in its business or the economy. See "Information Concerning Loews Cineplex -- Financing."

COMPETITION

  The entertainment business generally and the theatrical motion picture exhibition business in particular are highly competitive. Loews Cineplex's operations will be subject to varying degrees of competition with other theatre circuits with respect to, among other things, licensing films, attracting patrons, obtaining new theatre sites and acquiring theatre circuits. In addition, Loews Cineplex's theatres will face competition from alternative motion picture exhibition delivery systems, including video cassette, laser disk and digital video disk sales and rentals, satellite television, pay-per-view, pay television, other basic cable television services, broadcast network and syndicated television, the world-wide web and internet and other media. There can be no assurance that these alternative media and other forms of home entertainment which may become available in the future will not materially adversely affect the business or financial condition of Loews Cineplex. Loews Cineplex will also face competition from other forms of entertainment which compete for the public's leisure time and disposable income.

DEPENDENCE UPON MOTION PICTURE PRODUCTION AND PERFORMANCE; SEASONALITY

  The ability of Loews Cineplex to operate successfully will depend upon a number of factors, the most important of which is the availability of suitable motion pictures for exhibition in its theaters and the commercial success of such motion pictures in its markets. Accordingly, the ultimate success of Loews Cineplex's operations will depend on, among other things, the quality, quantity, availability and acceptance by movie goers of the films available for commercial exhibition. Any disruption in the production or distribution of motion pictures and/or poor performance of motion pictures could have a material adverse effect on Loews Cineplex's business and financial condition. In addition, theatre admission and concession revenues are subject to seasonal fluctuations which affect all motion picture exhibitors. These fluctuations result principally from the distribution practices of the major motion picture studios which have historically concentrated on the release of a disproportionately large number of motion pictures during the summer and holiday seasons. Should this practice continue, it may result in variations in Loews Cineplex's results from period to period during a fiscal year.

UNCERTAINTIES RELATING TO FUTURE EXPANSION PLANS

  Theatre acquisitions and new theatre openings historically have greatly expanded the operations of each of Loews Theatres and Cineplex Odeon. Loews Cineplex intends to continue to pursue a strategy of expansion involving the development of new theatres, including in foreign markets, and acquisitions of existing theatres and theatre circuits. Acquisitions generally would be made to enter into a new area or to expand Loews Cineplex's presence in an existing area. There is significant competition for potential site locations and existing theatre and theatre circuit acquisition and expansion opportunities. There can be no assurance that Loews Cineplex will be able to develop and/or acquire suitable theatres in the future or that its expansion strategy will result in improvements to its business, financial condition or profitability. Furthermore, Loews Cineplex's expansion program may require funds in addition to internally generated funds and funds which are expected to be available to Loews Cineplex for such purposes under new financing arrangements to be obtained by Loews Cineplex and there can be no assurance that sources of such funds will be available to Loews Cineplex on acceptable terms.

  Development of new movie theaters from concept through construction to opening is a form of commercial real estate development and is subject to many of the same risks as commercial real estate development. Loews Theatres and Cineplex Odeon selectively screen potential development properties to locate new theatres in areas where attendance levels are expected to be sufficient to provide the respective company with a reasonable return on its investment. Unanticipated costs may be incurred throughout the development process due to changes in design and/or increases in building material and construction labor costs. In most areas in which Loews Cineplex is likely to develop new theatre facilities or expand existing facilities the development and construction of theatres are subject to state and local planning, zoning and construction regulations, and Loews Cineplex may have to obtain approvals and/or permits from planning and zoning boards and construction officials. In addition, local residents may oppose the building of a new theatre due to their perception of its impact on the community.

If design or construction costs increase beyond anticipated levels, or necessary local approvals or permits are delayed, denied or challenged, Loews Cineplex might be unable to pursue or complete certain development projects or the development costs may be significantly increased.

LIMITED EXPERIENCE WITH FOREIGN OPERATIONS

  Foreign operations are generally subject to various risks that are not present, or not present to the same extent, in domestic operations, including without limitation restrictions on repatriation of funds, unexpected changes in tariffs and other trade barriers, difficulties in staffing and managing foreign operations, changes in foreign government regulations, inflation, fluctuations in interest rates and currency exchange rates, price, wage and exchange controls, labor disputes, reduced protection for intellectual property rights in some countries, licensing requirements, seasonal reductions in business activity, potentially adverse tax consequences and civil disturbances and uncertain political and economic environments as well as risks of war and other risks that may limit or disrupt motion picture exhibition and markets, restrict the movement of funds or result in the deprivation of contract rights or the taking of property by nationalization or appropriation without fair compensation. There can be no assurance that one or more of such factors will not have a material adverse effect on Loews Cineplex's anticipated future operations in foreign markets and, consequently, on Loews Cineplex's business and results of operations. The respective management of Loews Theatres and Cineplex Odeon have had only limited experience in conducting the motion picture exhibition business in international markets and, accordingly, there can be no assurance that Loews Cineplex's anticipated future operations in foreign markets will be successful.

CONTROL BY SIGNIFICANT STOCKHOLDERS; ANTI-TAKEOVER PROVISIONS; POTENTIAL CONFLICTS OF INTEREST

  Pursuant to the terms of the Master Agreement, on the Closing Date, SPE will indirectly own approximately 49.9% of the outstanding Loews Cineplex Common Shares and approximately 51.13% of the outstanding Loews Cineplex Shares, Universal will own approximately 26.60% of the outstanding Loews Cineplex Common Shares and approximately 26.01% of the outstanding Loews Cineplex Shares and the Claridge Group will own approximately 9.84% of the outstanding Loews Cineplex Common Shares and approximately 9.57% of the outstanding Loews Cineplex Shares. The Stockholders in the aggregate will own approximately 86.71% of the outstanding Loews Cineplex Shares on the Closing Date and have agreed to vote their respective Loews Cineplex Shares in connection with the election of Loews Cineplex Directors and certain other matters in accordance with the terms of the Stockholders Agreement. See "Description of the Transaction Documents -- The Stockholders Agreement." As a result, the Stockholders will have the effective ability to control the management and operations of Loews Cineplex. All of the directors of Loews Cineplex, other than the Independent Directors and the Management Directors, will be designated by SPE, Universal or the Claridge Group.

  Pursuant to the terms of the Subscription Agreement, Universal will have the right to receive additional Loews Cineplex Common Shares in respect of the Loews Cineplex Common Shares it has agreed to purchase pursuant to the Subscription Agreement for no additional consideration if Loews Cineplex issues additional Loews Cineplex Common Shares following the Closing Date under certain circumstances for less than $19.0891 per share, subject to adjustment as set forth therein. These adjustment provisions only apply to the first $100 million of additional issuances. See "Description of the Transaction Documents -- The Subscription Agreement."

  In addition, certain executives or affiliates of Cineplex Odeon and Loews Theatres may have interests that may be in conflict with the interests of Loews Cineplex shareholders. See "The Transactions -- Interests of Certain Persons in the Transactions"; "Information Concerning Loews Theatres -- Related Party Transactions;" and "Information Concerning Cineplex Odeon -- Related Party Transactions."

  Pursuant to the terms of the Stockholders Agreement, certain actions by Loews Cineplex will require the prior consent of SPE and Universal including, without limitation, the payment of cash dividends on the Loews Cineplex Common Shares in excess of certain amounts and mergers and other business combinations involving Loews Cineplex and third parties. See "Description of the Transaction Documents -- The Stockholders Agreement."

  The Loews Cineplex Charter will provide, among other things, that a merger or consolidation in which Loews Cineplex is a constituent corporation, and any sale or other disposition of all or substantially all of the assets of Loews Cineplex, generally will require the affirmative vote of the holders of at least 80% of the outstanding Loews Cineplex Common Shares if SPE or Universal then beneficially owns a minimum amount of Loews Cineplex equity securities (which percentage shall be reduced to 66 2/3% if such transaction is approved by at least 14 members of the Loews Cineplex Board). As a result, so long as any stockholder or combination of stockholders owns more than 20% of the outstanding Loews Cineplex Common Shares, it or they may prevent efforts to obtain control of Loews Cineplex and therefore deprive the other stockholders of Loews Cineplex of opportunities to sell Loews Cineplex Common Shares at prices higher than those prevailing in the market. The Loews Cineplex Charter also contains other provisions that may have an anti-takeover effect, including provisions relating to the ability of holders of Loews Cineplex Shares to call meetings of stockholders or to remove members of the Loews Cineplex Board, to take action by written consent or to adopt, repeal or amend the Loews Cineplex By-laws or any provisions of the Loews Cineplex Charter. See "Additional Information Concerning Loews Cineplex -- Capital Stock."

  SPE and certain of its affiliates, and Universal and certain of its affiliates, currently produce and distribute motion pictures and license them to, among others, Cineplex Odeon and Loews Theatres and expect to continue to license and distribute motion pictures to Loews Cineplex following the Closing Date. While the respective managements of Loews Theatres and Cineplex Odeon anticipate that Loews Cineplex will conduct business with SPE and Universal on terms no less favorable to Loews Cineplex than if such relationships were at arm's-length, SPE and Universal will be major stockholders of Loews Cineplex, and the interests of SPE and its affiliates and Universal and its affiliates may conflict from time to time with the interest of Loews Cineplex. In addition, businesses conducted by SPE or Universal, or by their affiliates, may compete with the business of Loews Cineplex following the Closing Date.

REGULATORY APPROVALS

  The consummation of the Transactions is conditional upon the expiration or termination of the applicable waiting period under the HSR Act. The applicable waiting period under the Competition Act has expired. Cineplex Odeon and Loews Theatres have furnished information with respect to the Transactions and their businesses to the Antitrust Division regulatory authorities. Notwithstanding any termination of the HSR Act waiting period, at any time before or after the Closing Date the FTC, the Antitrust Division or private parties and state attorneys general could take action, and in two cases private parties have brought suit, under the Antitrust Laws, including seeking to enjoin the consummation of the Transactions or seeking the divestiture by Loews Cineplex of all or some part of the stock or assets of Cineplex Odeon or Loews Theatres. In addition, notwithstanding the pre-notification time period under the Competition Act having elapsed, the DIR could, at any time before or within three years following the Closing Date, apply to the Tribunal with respect to the Transactions. Although Loews Theatres and Cineplex Odeon do not believe that grounds exist for such injunction or divestiture, or other regulatory actions, there can be no assurance that a challenge to the Transactions on antitrust or competition grounds will not be made or that, if such a challenge is made, it would not be successful. See "Information Concerning Loews Theatres -- Legal Proceedings." There can be no assurance that other private parties will not initiate similar legal proceedings.

  The IC Act generally prohibits implementation of a reviewable direct investment by a non-Canadian as defined in the IC Act, unless after review the ICA Minister is satisfied that the investment is likely to be of net benefit to Canada. The parties applied for review and approval of the Transactions under the IC Act, and the ICA Minister has now approved the Transactions as likely to provide net benefit to Canada.

  Each of SPE, Loews Theatres and Cineplex Odeon has agreed to use all reasonable efforts to take, or cause to be taken, all actions and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including using all reasonable efforts to obtain all necessary waivers, consents and approvals. However, none of SPE, Loews Theatres or Cineplex Odeon is obligated to agree to any condition or commitment sought to be imposed on it or its affiliates in connection with the approval or authorization of, consent or waiver with respect to, or determination by any Governmental Entity not to challenge any of the Transactions under any U.S. Antitrust Law that in the good faith judgment of its board of directors (in the case of Loews Theatres, the board of directors of Sony Corporation of America) would, in and of itself, and without regard for any other circumstance or factor, be a material and substantial basis for rendering the Transactions no longer in its best interests. Loews Theatres and Cineplex Odeon believe that the Transactions do not violate any U.S. Antitrust Laws or other law, and the pro forma and projected financial information contained herein assumes that no divestitures or other extraordinary actions will be required under any such law. There can be no assurances, however, with respect to such matters, and any required divestitures or other extraordinary actions could limit the synergies and other expected benefits of the Transactions. See "Pro Forma Financial Information," "Information Concerning Loews Cineplex -- Plans and Proposals," "The Transactions -- Regulatory Requirements" and "Description of the Transaction Documents -- The Master Agreement."

GOVERNMENTAL REGULATION

  In the United States, the distribution of motion pictures is in large part regulated by federal and state Antitrust Laws and has been the subject of numerous antitrust cases. The most significant of these cases is U.S. v. Paramount Pictures Inc., et al., which was affirmed by the U.S. Supreme Court in 1950. The consent decrees resulting from the Paramount case bind certain major film distributors and require the films of such distributors to be offered and licensed to exhibitors on a film-by-film and theatre-by-theatre basis. Consequently, Loews Cineplex will not be able to assure itself of a supply of motion pictures by entering into long-term arrangements with major distributors, but must compete for its licenses on a film-by-film and theatre-by-theatre basis.

  The Americans with Disabilities Act (the "ADA") and certain state statutes and local ordinances, among other things, require that places of public accommodation, including theatres (both existing and newly constructed), be accessible to, and that assistive listening devices be available for use by, patrons with disabilities. The ADA may require that certain modifications be made to existing theatres in order to make such theatres accessible to certain theatre patrons and employees who are disabled. The ADA requires that theatres be constructed to permit persons with disabilities full use of the theatre and its facilities and reasonable access to work stations. Each of Loews Theatres and Cineplex Odeon has established a program to review and evaluate their respective U.S. theatres and to make changes that may be required by law. Although the respective managements of Loews Theatres and Cineplex Odeon believe that the cost of complying with the ADA will not have a material adverse effect on Loews Cineplex's financial condition, Loews Cineplex is unable to predict the extent to which the ADA or any future laws or regulations regarding the needs of the disabled will impact Loews Cineplex. See "Information Concerning Cineplex Odeon -- Legal Proceedings."

SHARES ELIGIBLE FOR FUTURE SALE; DILUTION

  On the Closing Date, Loews Cineplex will have outstanding 43,963,333 Loews Cineplex Common Shares and 1,286,486 Loews Cineplex Non-Voting Common Shares that are convertible into Loews Cineplex Common Shares under certain circumstances. Of these, approximately 7,299,942 Loews Cineplex Common Shares (including such shares into which Loews Cineplex Non-Voting Common Shares would convert if transferred by SPE, Universal and/or the Trust, as the case may be, other than to their respective affiliates) will be freely transferable by persons other than affiliates of Loews Cineplex or former affiliates of Cineplex Odeon without restriction or further registration under the U.S. Securities Act. 37,949,877 Loews Cineplex Common Shares and all of the outstanding Loews Cineplex Non-Voting Common Shares will be owned by the Stockholders and will generally be eligible for sale without registration under the U.S. Securities Act in accordance with Rule 144 promulgated thereunder and in private offerings, subject to certain limitations and restrictions set forth in the Stockholders Agreement. In addition, pursuant to the Stockholders Agreement, the Stockholders have certain rights to "demand" Loews Cineplex to register their securities for sale under the U.S. Securities Act and Canadian provincial securities laws and, in the event that Loews Cineplex proposes to register any Loews Cineplex Common Shares under the U.S. Securities Act and Canadian provincial securities laws, to include their securities in such registrations, subject to certain limitations and exceptions. See "Description of the Transaction Documents -- The Stockholders Agreement." Sales of Loews Cineplex Common Shares by the Stockholders following the Closing Date, or the perception that such sales could occur, could adversely affect prevailing market prices for Loews Cineplex Common Shares and the ability of Loews Cineplex to raise capital by issuing its equity securities.

  Pursuant to the terms of the Stockholders Agreement, SPE and Universal will have the right, under certain circumstances, to purchase additional Loews Cineplex Common Shares to maintain their relative ownership interests in Loews Cineplex upon the issuance by Loews Cineplex of additional Loews Cineplex Shares. See "Description of the Transaction Documents -- The Stockholders Agreement." In addition, pursuant to the terms of the Subscription Agreement, Universal will have the right to receive additional Loews Cineplex Common Shares in respect of the Loews Cineplex Common Shares it has agreed to purchase pursuant to the Subscription Agreement for no additional consideration, if Loews Cineplex issues additional Loews Cineplex Common Shares to any person other than Universal and its affiliates following the Closing Date under certain circumstances for less than $19.0891 per share, subject to adjustment as set forth therein. See "Description of the Transaction Documents -- The Subscription Agreement." The effect of SPE's and Universal's equity purchase rights and of Universal's anti-dilution protection described above may be to dilute the ownership interests of the stockholders of Loews Cineplex other than SPE and Universal, as the case may be.

NO PRIOR PUBLIC MARKET; POTENTIAL VOLATILITY OF STOCK PRICE

  Prior to the Closing Date, there will be no public market for the Loews Cineplex Shares. Although approval of the Loews Cineplex Common Shares for listing on the TSE and on either the NYSE or NASDAQ is a condition to the closing of the Transactions, no assurance can be given that an active public market for the Loews Cineplex Common Shares will develop or be sustained following the Closing Date. Accordingly, holders of Loews Cineplex Common Shares may experience substantial difficulty in selling their securities. The terms of the Transactions were determined by negotiations among SPE, Loews Theatres, Cineplex Odeon, Universal and the Claridge Group and are not necessarily related to Cineplex Odeon's existing market price, or the asset value, net worth or other criteria of value of either Cineplex Odeon or Loews Theatres. As a result, no assurance can be given that the market price of the Loews Cineplex Common Shares will not decline following the Closing Date. In addition, the market price of the Loews Cineplex Common Shares could be subject to wide fluctuations in response to variations in Loews Cineplex's quarterly results (see "-- Dependence upon Motion Picture Production and Performance; Seasonality" above), announcements of technological innovations or the development of new products with respect to motion picture exhibition delivery systems by Loews Cineplex and its competitors, changes in film licensing prices or other terms by the major motion picture studies and distributors, general changes in the economies of the United States or Canada, changes in earnings estimates by securities analysts, or other events or factors. In addition, the U.S. and Canadian stock markets have experienced extreme price and volume fluctuations that have affected the market prices of companies that have often been unrelated to the operating performance of such companies. These specific factors relating to Loews Cineplex and such broad market fluctuations may materially adversely affect the market price of the Loews Cineplex Common Shares.

RESTRICTIONS IMPOSED BY NEW FINANCING ARRANGEMENTS; VARIABLE INTEREST RATES

  The new financing arrangements to be obtained by Loews Cineplex will impose certain financial and other covenants on Loews Cineplex, including the maintenance of certain financial tests, all as described under the heading "Information Concerning Loews Cineplex -- Financing." These covenants could limit the operating flexibility of Loews Cineplex. A failure to make any required payment under the financing arrangements or to comply with any of the financial or operating covenants included in the financing arrangements would generally result in an event of default thereunder, permitting the lenders to accelerate the maturity of the indebtedness under the financing arrangements and to foreclose upon the collateral securing such indebtedness. Under any such circumstances, there can be no assurance that Loews Cineplex would have sufficient assets to satisfy all of such obligations.

  Interest rates payable by Loews Cineplex under the financing arrangements will be variable based on changes in certain market interest rates and the maintenance of certain financial performance ratios. If such interest rates were to rise substantially, the increased interest payments payable by Loews Cineplex could have an adverse effect on Loews Cineplex's financial condition.

          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

  LTM and Cineplex Odeon have each made forward-looking statements in this document (and in certain documents that are incorporated by reference in this Information Circular/Prospectus) that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of the respective company's management and on information currently available to such management. Forward-looking statements include the information concerning possible or assume further results of operations of Loews Theatres and Cineplex Odeon (including with respect to synergies expected to be realized from the Transactions) set forth under "Summary," "The Transactions --
 Independent Committee and Reasons for the Transactions" and "The Special Meeting -- Recommendation of the Board of Directors" and statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

  Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of Cineplex Odeon, Loews Theatres and Loews Cineplex may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond Loews Theatres' and Cineplex Odeon's ability to control or predict. Stockholders are cautioned not to put undue reliance on any forward-looking statements. In addition, Loews Theatres and Cineplex Odeon do not have any intention or obligation to update forward-looking statements after they distribute this Information Circular/Prospectus, even if new information, future events or other circumstances have made them incorrect or misleading. For those statements, Cineplex Odeon claims the protection of the safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995. The safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995 is not available to Loews Theatres as it is a private company.

  Shareholders of Cineplex Odeon should understand that the following important factors, in addition to those discussed elsewhere in the documents which are incorporated by reference into this Information Circular/Prospectus, could affect the further results of Loews Cineplex following the Closing, and could cause results to differ materially from those expressed in such forward-looking statements: (i) the effect of economic conditions on a national, regional or international basis; (ii) the ability of Loews Theatres and Cineplex Odeon to successfully integrate their operations, the compatibility of the operating systems of the combining companies, the degree to which existing administrative functions and costs of Loews Theatres and Cineplex Odeon are complementary or redundant; (iii) competitive pressures in the motion picture exhibition industry; (iv) the financial resources of, and films available to, competition; (v) changes in laws and regulations, including changes in accounting standards; (vi) the determination of the number, job classification and location of employee positions to be eliminated as a result of the Transactions; (vii) the timing of the implementation of changes in operations to effect cost savings; and (viii) opportunities that may be presented to and pursued by Loews Cineplex following the Transactions.

      REPORTING CURRENCIES, EXCHANGE RATE DATA AND ACCOUNTING PRINCIPLES

  The financial statements and the pro forma financial information of, and the summaries of historical and pro forma financial information concerning, Loews Theatres and Loews Cineplex contained in this Information Circular/Prospectus are reported in U.S. dollars and have been prepared in accordance with U.S. GAAP. The financial statements of, and the summaries of financial information concerning, Cineplex Odeon contained in this Information Circular/Prospectus are reported in U.S. dollars and have been prepared in accordance with Canadian GAAP, which, as applied to Cineplex Odeon, conforms in all material respects with U.S. GAAP.

  The following table provides exchange rate data for U.S. and Canadian currencies for each of the periods for which financial information has been presented in this Information Circular/Prospectus:

                          NINE MONTHS ENDED
                            NOVEMBER 30,      YEAR ENDED FEBRUARY 28 OR 29,
                          ----------------- ----------------------------------
                            1997     1996    1997   1996   1995   1994   1993
                          -------- -------- ------ ------ ------ ------ ------
U.S. DOLLARS TO CANADIAN
 DOLLARS
Low......................   0.7354   0.7528 0.7528 0.7534 0.7465 0.8070 0.8487
High.....................   0.7009   0.7254 0.7254 0.7027 0.7007 0.7373 0.7720
Average..................   0.7210   0.7342 0.7353 0.7321 0.7257 0.7692 0.8163
Period End...............   0.7028   0.7401 0.7310 0.7303 0.7190 0.7407 0.8012
CANADIAN DOLLARS TO U.S.
 DOLLARS
Low......................   1.4268   1.3785 1.3785 1.4230 1.4272 1.3563 1.2953
High.....................   1.3598   1.3283 1.3283 1.3274 1.3395 1.2392 1.1783
Average..................   1.3870   1.3620 1.3600 1.3660 1.3780 1.3000 1.2250
Period End...............   1.4229   1.3511 1.3680 1.3693 1.3908 1.3500 1.2481


                    NINE MONTHS ENDED
                      SEPTEMBER 30,            YEAR ENDED DECEMBER 31,
                    ----------------- -----------------------------------------
                      1997     1996    1997   1996   1995   1994   1993   1992
                    -------- -------- ------ ------ ------ ------ ------ ------
U.S. DOLLARS TO CANADIAN DOLLARS
Low................   0.7496   0.7410 0.7496 0.7528 0.7534 0.7644 0.8070 0.8776
High...............   0.7128   0.7210 0.6936 0.7210 0.7007 0.7098 0.7416 0.7720
Average............   0.7283   0.7315 0.7220 0.7337 0.7289 0.7321 0.7752 0.8271
Period End.........   0.7240   0.7334 0.6995 0.7297 0.7329 0.7133 0.7545 0.7872

CANADIAN DOLLARS TO U.S. DOLLARS

Low........  1.4030 1.3870 1.4418 1.3870 1.4272 1.4089 1.3485 1.2953
High.......  1.3340 1.3495 1.3340 1.3283 1.3274 1.3082 1.2392 1.1395
Average....  1.3730 1.3670 1.3850 1.3630 1.3720 1.3660 1.2900 1.2090
Period
 End.......  1.3812 1.3635 1.4296 1.3705 1.3645 1.4019 1.3254 1.2703

                    THE MOTION PICTURE EXHIBITION INDUSTRY

GENERAL

  The motion picture exhibition industry in North America comprises over 400 exhibitors. Based on the listing of exhibitors in the NATO 1997-98 Encyclopedia of Exhibition, as of May 1, 1997, the ten largest exhibitors (in terms of number of screens) operated approximately 51% of the total screens, with no one exhibitor operating more than 10% of the total screens. The following table presents the ten largest exhibition companies in North America by number of screens according to NATO (other than with respect to Loews Cineplex):

          TEN LARGEST EXHIBITION COMPANIES (UNITED STATES AND CANADA)

THEATRE COMPANY           TOTAL SCREENS TOTAL LOCATIONS BOX OFFICE REVENUE*
---------------           ------------- --------------- ------------------
                                                          (IN MILLIONS)
Carmike Cinemas.........      2,590           515             $312.9
United Artists
 Theatres****...........      2,237           366             $473.3
AMC Entertainment Inc...      1,930           225             $512.7
CINEPLEX ODEON..........      1,550           312             $379.1
Cinemark USA Inc. ......      1,459           165             $243.7
Regal Cinemas Inc.****..      1,335           160             $211.2
General Cinema
 Theatres...............      1,202           202             $299.3
LOEWS THEATRES**........      1,082           153             $307.7
National Amusements.....        898           102                N/A
Hoyts Cinemas Corp......        817           112                N/A

LOEWS CINEPLEX***.......      2,632           465             $686.8

--------
   * Source: Public records and individual company reports. Box office results are stated for the twelve months ended June 30, 1997, except that for Loews Theatres box office results are stated for the twelve months ended February 28, 1997 and for General Cinema Theatres box office results are stated for the twelve months ended July 31, 1997.
  ** Includes LST and MJT.
 *** Includes LST and MJT and merely aggregates individual data in this chart for Loews Theatres and Cineplex Odeon. This data is not intended to represent the anticipated total screens, locations or box office revenue of Loews Cineplex, on a pro forma basis at any time.
**** It has recently been publicly announced that United Artists Theatres and Regal Cinemas Inc. have agreed to merge with each other and with Act III Theatres.

  In 1996, U.S. motion picture attendance was approximately 1.34 billion, the highest attendance level recorded by NATO during the past ten years, and in the same year, box office revenues exceeded $5.9 billion at 29,731 screens.

  In 1996, Canadian attendance was approximately 87.5 million, with box office revenues of approximately C$418 million. In the Canadian exhibition market, Cineplex Odeon and one other major exhibitor, Famous Players, account for a substantial share of the market, with the remaining market share attributable to small regional circuits and independent exhibitors.

  Exhibitors' chief sources of revenue are derived from box office sales of theatre tickets and sale of concession products at theatres. Box office revenues are directly related to attendance which is driven by the quality of the movie-going experience including the comfort, cleanliness and convenience of the location of the theatres, the content and quality of film product distributed by major motion picture and independent film studios, the ticket price, the quality of projection and sound presentation and the level of customer service. Concessions (generally food and beverage items) are sold at stands located within theatres. Concession revenues are largely dependent on attendance levels and the effectiveness of theatre staffing, training and the type and quality of products offered.

  Exhibitors' primary operating costs include film costs for licensing rights paid to motion picture distributors, the cost of concession products, labor, theatre rents, real estate taxes and advertising. In recent years, film costs to the exhibition industry have increased. There are a variety of reasons for this, including a trend toward shorter film exhibition runs. In addition, exhibitors must spend significant amounts of capital on investments in developing and constructing theatre facilities.

RELATIONSHIP BETWEEN MOTION PICTURE PRODUCTION AND DISTRIBUTION AND MOTION PICTURE EXHIBITION

  There is an integral relationship between the motion picture exhibition and motion picture production and distribution industries. Motion picture theatres are the primary initial distribution channel for new motion picture releases, and the theatrical success of a motion picture is often the most important factor in establishing its value in the cable television, pay-per-view, videocassette and other ancillary markets. At the same time, the ultimate success of an exhibitor's box office is dependent on, among other things, the quality, quantity, availability and acceptance by movie going patrons of the motion picture product produced by the motion picture production and distribution companies and licensed for exhibition to the motion picture exhibitors.

  The motion picture production and distribution industry in North America is led by a few major movie studios and their distribution operations. The major studios and distributors are Columbia and TriStar (which are both owned by Sony), Universal (approximately 84% of which is owned by Seagram), The Walt Disney Corporation, Warner Bros. (which is owned by Time-Warner Inc.), Paramount Pictures (which is owned by Viacom Inc.), Twentieth Century-Fox (which is owned by NewsCorp.) and Metro-Goldwyn-Mayer Inc. These studios account for approximately 90% of the motion picture product exhibited in the U.S., based on box office receipts.

FILM LICENSING

  In order to secure adequate product, theatrical exhibitors, such as Loews Theatres and Cineplex Odeon, must engage in continuous negotiations with film distributors for licensing rights of first run feature motion pictures. Such negotiations are conducted on a film-by-film and theatre-by-theatre basis and consider, among other things, the projected success of the movie, the movie's subject content and appeal to segments of the population and the exhibitor's presence in metropolitan areas, theatre locations and size. Film exhibition licenses typically specify rental fees based upon a gross receipts formula or a theatre admissions revenue-sharing formula. Under a gross receipts formula, the distributor receives a specified percentage of box office receipts, with the percentage generally declining over the term of the run. Under a theatre admissions revenue-sharing formula, the distributor receives a specified percentage of the excess of box office receipts over a negotiated house expense.

  If there are multiple exhibitors in a film zone, a distributor may require the exhibitors in a zone to bid for a film or may allocate its films among the exhibitors in the zone. When films are licensed under the allocation process, a distributor will choose which exhibitor is offered a movie and then that exhibitor will negotiate film rental terms directly with the distributor for the film. Over the past several years, distributors have generally used the allocation rather than the bidding process to license their films. Neither Loews Theatres nor Cineplex Odeon currently bids for film licenses in any of the markets in which they operate.

GOVERNMENT REGULATION

  In the United States, the distribution of motion pictures is in large part regulated by federal and state Antitrust Laws and has been the subject of numerous antitrust cases. The most significant of these cases is U.S. v. Paramount Pictures Inc., et al., which was affirmed by the U.S. Supreme Court in 1950. The consent decrees resulting from the Paramount case bind certain major film distributors and require the films of such distributors to be offered and licensed to exhibitors on a film-by-film and theatre-by-theatre basis. Consequently, Loews Cineplex will not be able to assure itself of a supply of motion pictures by entering into long-term arrangements with major distributors, but must compete and negotiate for its licenses on a film-by-film and theatre-by-theatre basis.

  The ADA and certain state statutes and local ordinances, among other things, require that places of public accommodation, including theatres (both existing and newly constructed), be accessible to, and that assistive listening devices be available for use by, patrons with disabilities. The ADA may require that certain modifications be made to existing theatres in order to make such theatres accessible to certain theatre patrons and employees who are disabled. The ADA requires that theatres be constructed to permit persons with disabilities full use of the theatre and its facilities and reasonable access to work stations. Each of Loews Theatres and Cineplex Odeon has established a program to review and evaluate their respective U.S. theatres and to make changes that may be required by law. Although the respective managements of Loews Theatres and Cineplex Odeon believe that the cost of complying with the ADA will not have a material adverse effect on Loews Cineplex's financial condition, management is unable to predict the extent to which the ADA or any future law or regulations regarding the needs of the disabled will impact Loews Cineplex. See "Information Concerning Cineplex Odeon -- Legal Proceedings."

  Motion picture theatres are also subject to certain U.S. and Canadian federal, state, provincial and local laws governing such matters as construction, renovation and operation of its theatres, employee wages and working conditions, health and sanitation regulations. Each of Loews Theatres and Cineplex Odeon believes all of its theatres are in substantial compliance with such requirements.

COMPETITION

  The North American motion picture exhibition industry is generally fragmented, with ten large companies owning or operating a majority of screens. In most of their respective markets, Loews Theatres and Cineplex Odeon are in direct competition for film exhibition licensing rights and theatre locations with both large and small exhibition companies. See "Risk Factors -- Competition."

INTERNATIONAL

  International exhibition is an increasingly important source of revenue for film distributors and growth opportunities for exhibitors. According to Screen Digest, the international (i.e., non-North American) share of total worldwide box office receipts in 1995 was 61%, up from 43% in 1983, and since 1983, international box office receipts have increased at an approximately 9% compounded annual growth rate. Management of Loews Theatres and Cineplex Odeon believe that many international markets for theatrical exhibition, which have historically been underscreened and underserved, will continue to experience rapid growth as additional multiplex theatres are introduced and that their combined experience will enhance Loews Cineplex's international opportunities. See "Risk Factors -- Limited Experience with Foreign Operations."

SEASONALITY

  The release of motion pictures is often seasonal, with the release of a disproportionate number of major motion pictures taking place during the summer and holiday seasons. This industry-wide practice is expected to continue and may cause significant swings in attendance levels, theatre staffing levels and reported results for exhibitors, including Cineplex Odeon and Loews Theatres (and Loews Cineplex upon consummation of the Transactions), from quarter to quarter. However, annual attendance levels and admission revenues have tended to increase moderately in the recent past.

                     INFORMATION CONCERNING LOEWS CINEPLEX

  Upon consummation of the Transactions, the name of Loews Theatres will be changed to "Loews Cineplex Entertainment Corporation." Loews Cineplex will continue to be a Delaware corporation, and its principal executive office will be located at 711 Fifth Avenue, 11th Floor, New York, New York 10022 (telephone number (212) 833-6200). After the Closing Date, Loews Cineplex will own all of the voting securities of Cineplex Odeon, which will continue to be a corporation governed by the OBCA. Cineplex Odeon's registered office will continue to be located at 1303 Yonge Street, Toronto, Ontario, Canada M4T 2Y9 (telephone number (416) 323-6600).

  The combination of Loews Theatres and Cineplex Odeon is expected to result in one of the world's largest motion picture exhibition companies in terms of revenue and operating cash flow with over 2,700 screens at approximately 450 locations in North America. The majority of Loews Cineplex's theatres will be located in the largest metropolitan areas in the United States and Canada. Loews Theatres and Cineplex Odeon expect that Loews Cineplex will benefit from synergies that will result in significant operational efficiencies and cost savings and enhanced operating cash flows.

OUTLOOK

  Loews Theatres and Cineplex Odeon share the same vision of being the world's premiere theatre exhibition company. As of May 1, 1997, Loews Cineplex would have had approximately 9% of the total screens in North America accounting for approximately 11% of industry box office revenue. Approximately 88% of Loews Cineplex's U.S. screens will be located in 11 of the 15 largest U.S. areas of dominant influence (television markets as defined by the Arbitron Company) ("ADIs"), and approximately 83% of its Canadian screens will be located in the ten largest Canadian ADIs. On a pro forma combined basis, Loews Cineplex, including MJT and LST, would have had revenues of approximately $920 million and Modified EBITDA of approximately $135 million for the year ended February 28, 1997. See "Unaudited Pro Forma Combined Key Operating Statistics of Loews Cineplex."

  The majority of Loews Cineplex's theatres will be located in major metropolitan areas in North America, including New York, Chicago, Boston, Los Angeles, Dallas, Baltimore, Detroit, Seattle, Washington, D.C., Toronto, Montreal and Vancouver. Loews Theatres and Cineplex Odeon believe that the combination of their companies will enhance their ability to attract the most desirable films as a result of the size of the Loews Cineplex theatre circuit and will enable Loews Cineplex to realize certain cost savings and operating efficiencies.

  Loews Theatres and Cineplex Odeon believe Loews Cineplex will have greater access to capital markets and a strong capital structure, resulting in a broader range of financing alternatives than either company would have on a stand-alone basis which will facilitate its expansion plans in key domestic and international areas. Loews Cineplex expects to have aggressive expansion plans including building new theatres and adding new screens at existing theatres in order to increase revenues and generate greater operating cash flows.

PLANS AND PROPOSALS

 Business Strategy

  Loews Theatres and Cineplex Odeon share a common corporate goal of maximizing shareholder value by expanding and upgrading their theatre circuits and enhancing cash flow generated from operations. Loews Theatres and Cineplex Odeon believe Loews Cineplex will be better positioned than either company alone to capitalize on opportunities to enhance and expand the combined theatre circuit in the United States and Canada. In addition, Loews Theatres and Cineplex Odeon believe the combined company will be better positioned than either company alone to spread fixed costs over a greater number of screens and thereby leverage its fixed costs while increasing its revenue base.

  Loews Theatres and Cineplex Odeon believe Loews Cineplex will benefit from the combination of the companies' strong management teams, which share similar goals and have significant experience in the exhibition industry, and be able to capitalize on synergies that could result in operational improvements and enhanced operating cash flows as well as other efficiencies that will be realized as a result of the Transactions. Loews Theatres and Cineplex Odeon expect that Loews Cineplex will improve operating margins by realizing revenue enhancing operating efficiencies, cost savings from reduced overhead costs and through efficient allocation of resources to service the areas of expected growth. Loews Theatres and Cineplex Odeon also anticipate that Loews Cineplex will realize additional benefits caused by economies of scale such as volume purchase discounts and other such savings.

  North American Expansion Plans. Loews Theatres and Cineplex Odeon believe that their combined portfolios of theatre locations and screen configurations are complementary, especially in key metropolitan areas with excellent opportunities for growth. Loews Theatres and Cineplex Odeon believe that the business combination will allow Loews Cineplex to take advantage of their respective complementary strategies of selective and focused expansion in terms of adding locations and/or screens to its portfolio of theatres to serve its customers better and to be more competitive, particularly in their core major metropolitan areas.

  Loews Theatres and Cineplex Odeon anticipate that Loews Cineplex will evaluate and consider entering new metropolitan areas, in addition to expanding its presence in metropolitan areas where Loews Theatres and Cineplex Odeon already operate. Loews Cineplex intends to follow a strategic plan of building modern, state-of-the-art theatres, including megaplexes, which will include stadium seating with better sight lines, advanced sound systems, high quality picture screens, first class auditoriums and spacious lobbies with convenient access for customers, as well as adding screens to existing theatres. As a result, Loews Cineplex expects to capitalize on growth opportunities in new and existing metropolitan areas.

  Loews Cineplex will accelerate each company's program of refurbishing and reconfiguring existing theatres to include more screens and better facilities in key locations. Customer convenience and comfort will be stressed in the design and renovation of these theatres. Loews Theatres and Cineplex Odeon believe that these large multi-screen theatres will provide improved operating efficiencies, operating margins and asset utilization. Loews Theatres and Cineplex Odeon believe that the greater number of screens per theatre will provide effective leverage of fixed costs and staffing levels over a larger revenue base.

  Loews Cineplex expects to be able to close overlapping theatre locations and underperforming theatres. Loews Theatres and Cineplex Odeon believe that Loews Cineplex will be particularly well positioned (financially and strategically) to dispose of or to close older, obsolete theatres that only contribute marginally to cash flow from operations or that are operating at a loss. Loews Cineplex has preliminarily targeted a significant number of these theatres for closure.

  Loews Theatres and Cineplex Odeon currently anticipate that Loews Cineplex will target to open approximately 30 locations comprising 500 to 550 screens over the next two years. (The development plans of Loews Cineplex may differ from the development plans of Loews Theatres and Cineplex Odeon on a stand-alone basis.) See "Information Concerning Loews Theatres -- Business and Properties -- Business Strategy" and "Information Concerning Cineplex Odeon -- Business and Properties -- Business Strategy."

  International Expansion Plans. Loews Theatres and Cineplex Odeon both believe that major growth opportunities exist in the international exhibition industry. The combination of Loews Theatres and Cineplex Odeon will allow Loews Cineplex to compete more effectively on a global basis. Loews Theatres and Cineplex Odeon expect Loews Cineplex will expand into potentially lucrative key international areas that are currently underscreened and underserved. International expansion is expected to be funded primarily from Loews Cineplex's operating cash flow, supplemented, if necessary, by new bank credit facilities that are currently under negotiation and by access to capital and other financial markets.

  Customer Service Programs. Providing "excellence in customer service" has been a key strategic goal for each company and will be an important part of the business strategy of Loews Cineplex. Loews Cineplex will continue the successful customer service programs of Loews Theatres and Cineplex Odeon that have been designed to provide patrons with the best movie-going experience available and increase patronage. By combining the companies' best customer service programs, Loews Cineplex expects to expand merchandising and promotional opportunities while building customer loyalty and patronage. Loews Cineplex will also be able to consolidate employee training and other employee productivity-related programs, which enhance the overall movie-going experience for theatre patrons.

  Systems Technology. Loews Theatres and Cineplex Odeon believe Loews Cineplex will be able to integrate the best of their respective systems technologies and customer service practices. Loews Theatres and Cineplex Odeon have each made substantial investments in information technology and training theatre-level personnel in new customer service programs. Loews Theatres and Cineplex Odeon believe Loews Cineplex will realize the benefits of programs for which costs have already been incurred. Loews Theatres and Cineplex Odeon believe these programs should result in increased operating efficiencies, improved management practices and employee productivity, thereby increasing revenues and operating cash flows.

PROPERTIES

  At January 31, 1998, on a pro forma combined basis, Loews Cineplex would have operated or had interests in approximately 2,760 screens in approximately 450 theatres. The table below sets forth the locations of Loews Cineplex's screens on a state-by-state and province-by-province basis at January 31, 1998 on a pro forma combined basis.

              UNITED STATES
              -------------
STATE                   SCREENS LOCATIONS*
-----                   ------- ----------
Arizona...............      33       4
California............      69      10
Connecticut...........      32       8
District of Columbia..      41      13
Florida...............       7       1
Georgia...............      12       1
Idaho.................      21       5
Illinois..............     363      64
Indiana...............      54       6
Kentucky..............       9       2
Maryland..............     169      27
Massachusetts.........      82      12
Michigan..............     108       9
Minnesota.............      25       5
New Hampshire.........      12       2
New Jersey............     196      23
New York..............     278      58
Ohio..................      26       4
Pennsylvania..........       7       1
Texas.................     180      20
Utah..................      65      12
Virginia..............      57       9
Washington............     100      18
                         -----     ---
  TOTAL...............   1,946     314

                   CANADA
                   ------
PROVINCE                   SCREENS LOCATIONS*
--------                   ------- ----------
Alberta...................   120       20
British Columbia..........    53       11
Manitoba..................     9        3
Ontario...................   373       62
Quebec....................   224       36
Saskatchewan..............    27        4
                             ---      ---
  TOTAL...................   806      136

                     INTERNATIONAL
                     -------------
COUNTRY                              SCREENS LOCATIONS*
-------                              ------- ----------
Hungary.............................     6        1

--------
* Includes theatres owned, leased or managed by Loews Theatres or Cineplex Odeon and theatres operated by partnerships in which Loews Theatres or Cineplex Odeon has equity or partnership interests.

MANAGEMENT

 Directors

  Effective upon consummation of the Transactions, the Board of Directors of Loews Cineplex will be comprised of 16 members: six designees of SPE, three designees of Universal, one designee of the Trust, four Independent Directors and two Management Directors. See "Description of the Transaction Documents --
 The Stockholders Agreement." The following persons have been designated to serve as directors of Loews Cineplex effective as of the Closing:

  LAWRENCE J. RUISI (49) Mr. Ruisi will be President and Chief Executive Officer of Loews Cineplex as of the Closing Date. Mr. Ruisi is a director of Loews Theatres and, since September 1994, has been President of Sony Retail Entertainment ("SRE") and since 1990 served as Executive Vice President of SPE. In such capacities, Mr. Ruisi has been responsible for oversight of SPE's theatrical exhibition group, including Loews Theatres, Star Theatres of Michigan and Magic Johnson Theatres circuits. For further information regarding Mr. Ruisi's background and experience, see the discussion of "Executive Officers" below.

  ALLEN KARP (57) Mr. Karp will be the Chairman and Chief Executive Officer of Cineplex Odeon as of the Closing Date and has been President and Chief Executive Officer of Cineplex Odeon since June 1990. He served as President and Chief Operating Officer from December 1989 to June 1990. Mr. Karp was Senior Executive Vice President of Cineplex Odeon from July 1986 to December 1989, and President, North American Theatres Division of Cineplex Odeon from August 1988 to December 1989. Mr. Karp is a director of Alliance Communications Corporation and Speedy Muffler King Inc. Mr. Karp has been a director of Cineplex Odeon since May 1987. For further information regarding Mr. Karp's background and experience, see the discussion of "Executive Officers" below.

  HOWARD STRINGER (55) Since May 1997, Mr. Stringer has been President of SCA and served as a member of the Boards of Directors of SCA, SPE, Sony Electronics, Inc. and Sony Music Entertainment, Inc. From February 1995 to April 1997, Mr. Stringer was Chairman and Chief Executive Officer of TELE-TV, a company formed by Bell Atlantic, Nynex and Pacific Telesis. Prior to that time, Mr. Stringer was President of the CBS Broadcast Group.

  MARINUS N. HENNY (46) Since April 1997, Mr. Henny has been Chief Financial Officer of SCA. From December 1993 to April 1997 Mr. Henny was Executive Vice President of SCA. Mr. Henny joined SCA in 1988 and prior to then, Mr. Henny was a partner with the accounting firm of Price Waterhouse.

  JEFF SAGANSKY (45) Since October 1996, Mr Sagansky has been Co-President of SPE. Mr. Sagansky joined Sony as Executive Vice President in September 1994 and prior to that time was President of CBS Entertainment.

  KEN LEMBERGER (51) Since January 1997, Mr. Lemberger has been President of Columbia TriStar Motion Picture Group. Prior to January 1997, Mr. Lemberger was Corporate Executive Vice President of SPE.

  STANLEY "MICKEY" STEINBERG (64) Since August 1994, Mr. Steinberg has been Chairman of SRE and, in that capacity, has had overall responsibility for developing and operating retail concepts, food venues and large retail entertainment centers in the United States and abroad, as well as Loews Theatres locations, Sony Plaza and Sony Wonder interactive museum. Prior to joining SRE, Mr. Steinberg was Executive Vice President of Walt Disney Imagineering.

  YUKI NOZOE (47) Since October 1996, Mr. Nozoe has been Executive Vice President of SPE and, since February 1996, Executive Vice President of SCA. Prior to then, Mr. Nozoe was Senior Vice President of Marketing for Sony Electronics, Inc.

  RON MEYER (53) Mr. Meyer has been President and Chief Operating Officer of Universal Studios, Inc. since August 1, 1995. Prior to August 1995, Mr. Meyer served as President of Creative Artists Agency, Inc., a talent agency that he co-founded in 1975.

  BRIAN C. MULLIGAN (38) Mr. Mulligan has been Senior Vice President, Corporate Development and Strategic Planning, of Universal since January 1997. From late 1995 to January 1997, Mr. Mulligan served as Vice President of Corporate Development of Universal and earlier in 1995 he served as Vice President, Corporate Finance of Universal. Mr. Mulligan served as Controller, Corporate Finance of Universal from 1991 to 1995. From 1987 to 1990, Mr. Mulligan was a Senior Manager in the Entertainment Specialty Practice Unit of Price Waterhouse.

  HOWARD L. WEITZMAN (58) Mr. Weitzman has been Executive Vice President, Corporate Operations of Universal since September 1995. Mr. Weitzman was one of the managing partners of the law firm of Katten Muchin Zavis & Weitzman, Los Angeles, from March 1991 to September 1995. From 1986 to 1991 he was one of the managing partners of the law firm of Wyman Bautzer, Los Angeles. Mr. Weitzman has been a director of Cineplex Odeon since November 1995.

  The Honorable ERNEST LEO KOLBER (69) Senator Kolber was appointed Chairman of the Board of Cineplex Odeon in December 1989. He has been a Member of the Senate of Canada since December 1983. From October 1987 to September 1993, Senator Kolber was Chairman of Claridge Inc. Senator Kolber is a director of The Seagram Company Ltd. and The Toronto-Dominion Bank. Senator Kolber has been a director of Cineplex Odeon since December 1989.

  Messrs. Ruisi and Karp will be the Management Directors serving on the Loews Cineplex Board. Of the remaining directors, Messrs. Stringer, Henny, Sagansky, Lemberger, Steinberg and Nozoe have been designated by SPE; Messrs. Meyer, Mulligan and Weitzman have been designated by Universal; and Senator Kolber has been designated by the Trust. The four Independent Directors will be appointed prior to the Closing in accordance with the terms of the Master Agreement.

  The Canadian operations of Loews Cineplex will continue to be directed and managed by Cineplex Odeon. Cineplex Odeon will be governed by a board of directors consisting of an even number of directors, one half of whom will be prominent Canadians who are independent. Allen Karp will be the initial chairman of this board, who will have a tie-breaking vote.

 Executive Officers

  Immediately upon consummation of the Transactions, the principal executive officers of Loews Cineplex are expected to be:

  LAWRENCE J. RUISI (49) Upon consummation of the Transactions, Mr. Ruisi will be President and Chief Executive Officer and a director of Loews Cineplex. Mr. Ruisi is a director of Loews Theatres and President of Sony Retail Entertainment ("SRE"), and has, since 1990 served as Executive Vice President of SPE. In these capacities, Mr. Ruisi has overseen SPE's theatrical exhibition operations, including the Loews Theatres, Star Theatres of Michigan and Magic Johnson Theatres circuits. Additionally, Mr. Ruisi has had overall responsibility for the strategic planning and development of SRE's location based entertainment complexes around the world. Mr. Ruisi also served as Executive Vice President and Chief Financial Officer of Columbia Pictures Entertainment Inc. ("CPE"), the predecessor company of SPE. During his tenure at CPE, he was instrumental in CPE's acquisition of Loews Theatres and was also involved in the acquisition of CPE by Sony in 1990. Mr. Ruisi was one of the original executives when TriStar Pictures was formed in 1983.

  ALLEN KARP (57) Upon consummation of the Transactions, Mr. Karp will be Chairman and Chief Executive Officer of Cineplex Odeon and a director of Loews Cineplex. Since December, 1989, Mr. Karp has served as President and Chief Executive Officer of Cineplex Odeon. Mr. Karp practiced corporate law with the Toronto law firm of Goodman and Carr from 1966 until 1986 where he first became involved with the motion picture exhibition business as a legal and strategic advisor to Canadian Odeon Theatres Inc. and Cineplex Odeon. In 1986, Mr. Karp joined Cineplex Odeon as Senior Executive Vice-President and became President, North American Theatres Division of Cineplex Odeon in August 1988. In addition to his responsibility to oversee all aspects of Cineplex Odeon's operations, Mr. Karp formulated and implemented a strategic plan which, over a period of time, resulted in the restructuring and refocusing of Cineplex Odeon on its core business of theatrical exhibition.

  TRAVIS REID (43) Upon consummation of the Transactions, Mr. Reid will be President, U.S. Operations of Loews Cineplex. Mr. Reid has served as President of Loews Theatres since October 1996, and for the preceding year, served as Executive Vice President -- Film Buying of Loews Theatres. As Executive Vice President of Loews Theatres, Mr. Reid was involved in all aspects of the circuit's strategic planning, corporate development and expansion. For the three years prior to 1995, Mr. Reid served as Senior Vice-President of Film. Prior to joining Loews Theatres in 1991, Mr. Reid served as Vice President of Film for General Cinema's Midwestern, Southwestern and Western regions.

  JOHN J. WALKER (45) Upon consummation of the Transactions, Mr. Walker will be Senior Vice President and Chief Financial Officer of Loews Cineplex. Since 1990, Mr. Walker has served as Senior Vice President and Chief Financial Officer of Loews Theatres. From 1988 to 1990, Mr. Walker served as Vice President --Controller of Loews Theatres. Mr. Walker is responsible for overseeing all aspects of financial reporting, budgeting, internal auditing, management information systems, treasury and risk management and insurance. Mr. Walker is a certified public accountant and is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

  JOHN C. MCBRIDE, JR. (42) Upon consummation of the Transactions, Mr. McBride will be Senior Vice President and General Counsel of Loews Cineplex. Since 1996, Mr. McBride has served as Senior Vice President, Legal Affairs of SPE. From 1992 to 1996, Mr. McBride served as Vice President, Legal Affairs of SPE. From 1990 to 1992, Mr. McBride served as Assistant General Counsel of SPE. From 1982 to 1990, Mr. McBride was an associate with the law firm of Simpson Thacher & Bartlett.

  JOSEPH SPARACIO (38) Upon consummation of the Transactions, Mr. Sparacio will be Vice President and Controller of Loews Cineplex. For the past five years, Mr. Sparacio has served as Vice President and Controller of Loews Theatres. Prior to joining Loews Theatres, Mr. Sparacio spent eight years with the New York City office of the independent accounting firm of Ernst & Young where he was a Senior Manager of Audit. Mr. Sparacio is a certified public accountant and is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

EXECUTIVE COMPENSATION

 Stock Options

  Loews Theatres has issued stock options to certain of its employees. See "Information Concerning Loews Theatres -- Executive Compensation -- 1997 Stock Incentive Plan." The LTM Holdings, Inc. 1997 Stock Incentive Plan and options issued thereunder will continue in force following the consummation of the Transactions and constitute the Loews Cineplex 1997 Stock Incentive Plan. In addition, options outstanding under Cineplex Odeon's Stock Option Plan will, upon consummation of the Transactions, be amended to represent options to acquire Loews Cineplex shares. See "Information Concerning Cineplex Odeon -- Compensation Pursuant to Plans." Upon consummation of the Transactions, a total of 4,520,000 Loews Cineplex Common Shares will be authorized for issuance pursuant to (i) the Loews Cineplex 1997 Stock Incentive Plan and (ii) the Cineplex Odeon options authorized and issued pursuant to the Cineplex Odeon Stock Option Plan, all of which options will become Loews Cineplex options upon the Closing pursuant to the Plan of Arrangement. See "Information Concerning Cineplex Odeon--Compensation Pursuant to Plans--Stock Options" and "Description of the Transaction Documents--The Plan of Arrangement." Of such 4,520,000 options, a total of 1,575,000 have been issued to officers of Loews Theatres under the LTM Holdings, Inc. 1997 Stock Incentive Plan and 1,391,772 (after giving effect to the one-for-ten exchange ratio and to the extent not exercised prior to the Closing) will be outstanding upon the Closing pursuant to the conversion of outstanding Cineplex Odeon options into Loews Cineplex options.

 Employment Agreements

  The parties are in the process of negotiating a new five-year contract employing Mr. Ruisi as President and Chief Executive Officer of Loews Cineplex at an initial base salary of $750,000 per annum. Loews Cineplex intends to enter into employment agreements with Messrs. Reid, Walker, McBride and Sparacio. For information concerning their current agreements, see "Information Concerning Loews Theatres -- Executive Compensation-- Employment Agreements."

FINANCING

  In connection with the Transactions, Loews Cineplex is currently negotiating the terms of a $1 billion senior credit facility with Bankers Trust Company, as administrative agent. The new credit facility will replace Cineplex Odeon's existing credit facility and intercompany credit arrangements between SPE and Loews Theatres, fund the cash to be paid to SPE and or its affiliates at Closing and provide ongoing financing to Loews Cineplex to fund Loews Cineplex's further expansion in North America and internationally. It is currently anticipated that this credit facility will comprise a $750 million senior secured revolving credit facility, secured by substantially all of the assets of Loews Cineplex and its U.S. subsidiaries, and a $250 million uncommitted facility. It is expected that the senior credit facility will include various financial covenants, including a leverage test and interest coverage test, as well as customary restrictive covenants, including: (i) limitations on indebtedness, (ii) limitations on dividends and other payment restrictions, (iii) limitations on asset sales, (iv) limitations on transactions with affiliates, (v) limitations on the issuance and sale of capital stock of subsidiaries, (vi) limitations on lines of business, (vii) limitations on merger, consolidation or sale of assets and (viii) certain reporting requirements. It is a condition to Closing that a credit facility will be finalized and in place prior to the Closing.

  Following consummation of the Transactions, Loews Cineplex expects that it may seek additional sources of financing, which may include possible debt or equity offerings in the capital markets.

                     INFORMATION CONCERNING LOEWS THEATRES

  Loews Theatres is the eighth largest motion picture exhibitor in North America, based on number of screens, according to the NATO 1997-1998 Encyclopedia of Exhibition. As of January 31, 1998 Loews Theatres owned and operated, or had interests in, 1,035 screens at 139 locations in 16 states representing approximately 3.6% of the total exhibition screens in the U.S. LTM's theatres are currently concentrated in large urban and suburban areas with a strong presence in metropolitan New York, Boston, Chicago, Baltimore, Dallas, Houston and Detroit. In its fiscal year ended February 28, 1997, Loews Theatres' total revenues were $421.6 million, including $307.7 million, or 73%, from box office receipts from the sale of theatre admission tickets and $105.3 million, or 25%, from concession sales consisting primarily of food and beverage items. In its most recent fiscal year, Loews Theatres' box office receipts accounted for approximately 5.2% of the aggregate box office revenues for the U.S. motion picture exhibition industry. SPE holds an indirect 50% partnership interests in each of LST and MJT. In connection with the Transactions, SPE will cause its indirect interests in LST and MJT to be transferred to a subsidiary of Loews Theatres. LST and MJT hold interests in 12 locations, comprising a total of 144 screens, as of January 31, 1998. In its fiscal year ended February 28, 1997, LST and MJT reported total revenues of $49.6 million. Revenues, screens and locations for these partnerships are included in the Loews Theatre amounts referred to above. LST's theatres are located in the metropolitan Detroit, Michigan area. MJT's theatres are located in large urban areas with predominantly minority populations.

  Loews Theatres is the descendant of the first commercial motion picture exhibitor in North America, and perhaps the world, with operations beginning in 1904, when Marcus Loew set up a "nickelodeon" in a rented room above a penny arcade store in Cincinnati, Ohio. LTM's theatre circuit has grown over the years through internal development and acquisitions of other motion picture exhibitors. Today, Loews Theatres operates theatres under the Sony and Loews names, in addition to its partnerships that operate theatres under the Loeks-Star and Magic Johnson names.

  Loews Theatres is an indirect wholly owned subsidiary of SPE, an indirect subsidiary of Sony. In November 1989, Sony purchased Columbia Pictures Entertainment, Inc., which subsequently changed its name to "Sony Pictures Entertainment Inc."

BUSINESS AND PROPERTIES

 Business Strategy

  Loews Theatres' goal has been to be the theatrical exhibition leader in highly populated metropolitan centers and the preferred exhibitor for distributors and the theatre-going patron in such centers. To achieve these goals, Loews Theatres has actively participated in the industry trend toward the development of multiscreen and megaplex theatres. Loews Theatres believes these larger theatre facilities provide significant competitive advantages in capturing moviegoers seeking more attractive surroundings, a wider variety of films and better customer service. Loews Theatre's business strategy consists of: (1) building new theatres in strategically important areas, (2) reconfiguring existing theatres to include more screens and (3) disposing of obsolete, unprofitable and/or marginal theatres. LTM's business strategy also contemplates international expansion to capitalize on opportunities outside North America and growth through acquisitions and new strategic alliances. In 1994, Loews Theatres opened its flagship Sony Lincoln Square Theatre in New York City, consisting of 12 screens and the first commercial 3-D IMAX(R) theatre in the United States. This theatre quickly became the box office leader in Loews Theatres' circuit and one of the leaders in the industry. During the last two years, Loews Theatres constructed and placed into service four new megaplex theatres, one in each of New Brunswick, New Jersey (18 screens), Stafford, Texas (18 screens) and Dallas, Texas (16 screens), and through its partnership with LST, it recently opened a 20 screen flagship theatre in Southfield, Michigan. These new facilities are state-of-the-art entertainment complexes with stadium seating, emphasizing customer convenience, comfort, better presentation and sight lines and advanced sound systems. These new theatre complexes have proven to be very successful in terms of revenues and operating cash flows and are the type of facilities planned for development in the future as evidenced by the Loews Theatres strategic plan.

  Loews Theatres is executing a comprehensive strategic plan that it adopted in 1994. The strategic plan is premised on customer value and is market driven. Key elements of the plan include:

  Theatre Reconfiguration Program. Loews Theatres has in the last four years embarked on a major theatre reconfiguration program. This program has consisted of building modern, state-of-the-art multi-screen theatres including stadium seating and digital sound systems in selective locations in key metropolitan areas and either renovating and upgrading existing theatres or disposing of theatres that are deemed to be obsolete and/or marginally profitable.

  Loews Theatres has adopted a prototype design for new theatre construction. This prototype, which can have from 12 to more than 20 screens depending on the location, has oversized screens, stadium seating, rocking chair seats, state-of-the-art digital sound systems and spacious lobbies. The prototype also provides operating efficiency in the design, location, size and efficiency of concession stands and incorporates state-of-the-art point-of-sale technology in the food and beverage service area. See " -- Information Systems Technology."

  The following table indicates the number of theatre locations, screens and changes to the Loews Theatres circuit configuration as a result of the theatre reconfiguration program (including screens and locations relating to LST and MJT) during the fiscal years ending in 1994 through 1997:

                                                 FEBRUARY 28 OR 29,       FOUR
                                                ------------------------  YEAR
                                                1997  1996   1995   1994  TOTAL
                                                ----  -----  -----  ----  -----
     LOCATIONS
     Beginning of year......................... 154     180    182  188    188
       New construction........................   4       3      5    7     19
       Dispositions............................ (15)    (29)    (7) (13)   (64)
                                                ---   -----  -----  ---   ----
     Year end.................................. 143     154    180  182    143
     SCREENS
     Beginning of year......................... 950   1,030    981  944    944
       New construction........................  44      36     54   60    194
       Expansions..............................  22       3     15  --      40
       Dispositions............................ (57)   (119)   (20) (23)  (219)
                                                ---   -----  -----  ---   ----
     Year end.................................. 959     950  1,030  981    959

     Average screens per location.............. 6.7     6.2    5.7  5.4

  As indicated in the table above, the theatre reconfiguration program, which calls for building large multi-screen facilities and disposing of or closing smaller facilities with fewer screens per location, has resulted in an increase in the average number of screens per location. Loews Theatres believes the larger multi-screen theatres are more efficient to operate and provide for greater operating margins and better asset utilization. The greater number of screens per theatre provides effective leverage of fixed costs and staffing levels over a larger revenue base. These multi-screen facilities also enable Loews Theatres to present a variety of films to several segments of the movie-going public.

  Theatre Upgrades. Loews Theatres has an ongoing program of upgrading its existing theatres, including new seating, advanced sound systems and point-of-sale systems.

  Customer Service Program. As part of its customer service program, Loews Theatres has developed training and incentive programs for its theatre staff. It has also placed the theatre manager's office in its newly constructed theatres, in a central kiosk, which is designed to make the manager visible to customers and responsive to their needs.

  To encourage increased patronage, Loews Theatres has established new concession programs, providing a wider selection of concession items and enhanced promotions and merchandising activities. Loews Theatres has also established a series of box office admission discount programs, including bargain matinees, as incentives for patronage by select groups of customers including senior citizens and children.

  Loews Theatres has further sought to optimize the scheduling of motion picture showing times to lessen congestion at its theatres, improve service and concession sales and increase customer satisfaction with the overall theatre-going experience.

  Loews Theatres has continually sought to improve the concession per capita of its theatres by enhancing concession merchandising programs and by improving its concession staff productivity. Loews Theatres has made sizable investments in computer technology, including touch screen selling stations providing quicker service at its concession stands, resulting in higher customer turnover and productivity improvements. Loews Theatres has also invested in intensive management training to continuously improve service and sales techniques to increase concession sales. By serving customers more quickly, Loews Theatres believes it can increase its concession per capita. In addition, through better use of technology, theatre management has more timely access to information. This has helped Loews Theatres become more responsive to changing conditions within each of its theatres.

  Information Systems Technology. In the last three years, Loews Theatres has streamlined its point-of-sales system at the theatre box office and in concession areas by implementing a state-of-the-art information technology system. This system has shortened transaction processing times while providing timely information concerning concession sales and employee productivity at each location and a standardized revenue collection system with timely and reliable delivery of information to the home office. The concession area has also incorporated new technology in its retail customer service systems. This has resulted in significant improvements in customer turnover and employee productivity, as well as leading to better inventory management and control. Loews Theatres has also made significant investments in technology to streamline and enhance features within its major reporting systems. This effort has included (a) replacement of (i) the point of sale system in approximately 125 theatres, (ii) an obsolete general mainframe, (iii) obsolete file servers and (iv) obsolete desktop computers and (b) the upgrade and replacement of major corporate office applications, including general ledger, accounts payable and other accounting systems. Through January 31, 1998, Loews Theatres has spent approximately $12 million in this effort.

  Acquisitions. Loews Theatres is continually seeking acquisition opportunities to improve operating margins through cost savings realized through economies of scale. Acquisitions can also provide the critical mass for expanding the circuit into new markets and enhancing competitiveness in existing markets. In this regard, the proposed combination with Cineplex Odeon represents a key element of Loews Theatres' strategic plan. See "Information Concerning Loews Cineplex -- Plans and Proposals." Loews Theatres believes the proposed combination offers significant benefits, enabling Loews Cineplex to compete more effectively on a global basis while facilitating Loews Cineplex's access to capital markets.

  International Expansion. Loews Theatres believes that the international market offers significant growth opportunities to motion picture exhibitors, particularly through the replication of the multiplexing process underway today in the domestic arena. Much of the world is underscreened with poor quality theatres. As an integral part of its strategic plan, Loews Theatres is currently considering expansion opportunities in select areas and is currently pursuing several opportunities in Europe.

  Please see "Key Operating Statistics -- Loews Theatres" for information illustrating the effectiveness of this business strategy over the last five years.

 Employees

  As of December 31, 1997, Loews Theatres employed approximately 3,757 employees, including 725 full-time and 3,032 part-time employees. Loews Theatres is a party to collective bargaining agreements with 21 unions, of which approximately 600 employees are members. Loews Theatres' employment levels are generally directly related to seasonal changes in business activity. Loews Theatres has started negotiations with I.A.T.S.E. projectionists in Chicago, Illinois whose contract expires in February 1998. It is premature to assess the outcome of such negotiations; however, Loews Theatres does not expect any disruption to operations during such negotiations. Loews Theatres believes that its employee relations are good.

 Properties

  At January 31, 1998, Loews Theatres, including LST and MJT, operated or had interests in 1,035 screens in 139 theatres, of which 9 theatres were owned by Loews Theatres, 126 theatres were leased and four theatres were subject to management arrangements. Loews Theatres' leases are generally entered into on a long-term basis with terms (including options to renew) generally ranging from 20 to 40 years. Theatre leases generally provide for the payment of a fixed annual rent and, in some cases, a percentage of box office receipts or total theatre revenue. The table below sets forth the locations of LTM's screens on a state-by-state basis at January 31, 1998.

   STATE                                                      SCREENS LOCATIONS*
   -----                                                      ------- ----------
   California................................................     12       1
   Connecticut...............................................     32       8
   Georgia...................................................     12       1
   Illinois..................................................    113      17
   Indiana...................................................     54       6
   Kentucky..................................................      9       2
   Massachusetts.............................................     82      12
   Maryland..................................................    108      17
   Michigan..................................................    108       9
   New Hampshire.............................................     12       2
   New Jersey................................................    154      17
   New York..................................................    145      24
   Ohio......................................................     26       4
   Pennsylvania..............................................      7       1
   Texas.....................................................    138      15
   Virginia..................................................     23       3
                                                               -----     ---
     Total...................................................  1,035     139
                                                               =====     ===

--------
* Includes theatres owned, leased or managed by Loews Theatres, as well as partnerships in which Loews Theatres has interests.

   Pursuant to the agreements governing the LST partnership, Loews Theatres is responsible for film booking arrangements and the facilities are managed by Loeks Michigan Theatres, Inc. under an operating agreement. Those agreements also include certain provisions governing the transfer of partnership interests between the partners and to unaffiliated third parties. See Note 5 to the Combined Consolidated Financial Statements of LTM Holdings, Inc.

  Loews Theatres' executive offices at 711 Fifth Avenue, New York, New York are leased pursuant to a lease agreement that expires on December 31, 2007.

LEGAL PROCEEDINGS

  From time to time, Loews Theatres is involved in various legal proceedings arising from the ordinary course of its business operations. Except for those instances noted below, there are no material pending legal proceedings to which Loews Theatres or its subsidiaries is a party or that relate to the Transactions.

 Chicago Litigation

  On or about October 14, 1997, a purported class action was commenced in the U.S. District Court for the Northern District of Illinois against Cineplex Odeon, SCA and SRE by Jerrold I. Rosenthal, on his own behalf and on the behalf of persons allegedly similarly situated. On November 21, 1997, the complaint was amended to change the defendants to Cineplex Odeon, LTM and SPE. The complaint alleges that if the Transactions are consummated, Loews Cineplex will own 60% or more of all movie theaters in the metropolitan Chicago area, and, as a consequence (i) the Transactions would violate the federal and Illinois antitrust statutes because the consummation of the Transactions would allegedly tend to lessen substantially competition among and/or tend to create a monopoly over movie theaters in the metropolitan Chicago area and other, unspecified geographical areas and (ii) consummation of the Transaction would allegedly injure Rosenthal and the members of the purported class by resulting in higher prices for movie tickets and limitations on the variety of movies exhibited. Rosenthal is seeking injunctive relief regarding the Transactions under federal and Illinois antitrust statutes preventing consummation of the Transactions or, if the Transactions are consummated, requiring divestiture, and also seeks attorney fees and costs. Rosenthal has not claimed monetary damages. Rosenthal is seeking to represent a purported class of "all patrons of movie theaters in Chicago, Illinois and outlying areas" and other, unspecified "similar" geographical areas elsewhere where Loews Cineplex will own 60% or more of all movie theaters upon consummation of the Transactions. No motion for certification of the purported class has yet been made. Loews Theatres believes that Rosenthal's claims are without merit, and Loews Theatres is opposing Rosenthal's claims vigorously. On December 24, 1997, SPE and LTM filed an answer to the amended complaint and discovery has commenced.

 Six West Retail Acquisition, Inc.

  On July 24, 1997, Six West Retail Acquisition, Inc., a real estate development company ("SWRA"), initiated a lawsuit against Loews Theatres and certain of its affiliates in the U.S. District Court for the Southern District of New York, seeking injunctive relief and unspecified monetary damages and alleging, among other things, that Loews Theatres has violated federal antitrust laws by engaging in block booking agreements and monopolizing the motion picture exhibition market in New York City. SWRA owns or leases the Paris and New York Twin theatres in Manhattan. The Paris Theatre was managed by an operating subsidiary of Loews Theatres under an oral management agreement that has been terminated. The New York Twin Theatre is managed by an operating subsidiary of Loews Theatres under a written management agreement. SWRA is also alleging that Loews Theatres violated its contractual and fiduciary responsibilities in managing the two theatres. On December 3, 1997, an amended complaint was filed asserting similar claims with respect to the Festival Theaters which was operated by a subsidiary of Loews Theatres until it was closed in 1994. Loews Theatres believes that SWRA's claims are without merit, and Loews Theatres intends to oppose SWRA's claims vigorously. All of the defendants moved to dismiss the amended complaint by motion dated January 8, 1998.

ENVIRONMENTAL MATTERS

  Loews Theatres owns, manages and/or operates theaters and other properties that are subject to certain federal, state and local laws and regulations relating to environmental protection and human health and safety, including those governing the investigation and remediation of contamination resulting from past or present releases of hazardous wastes and materials. Certain of these laws and regulations may impose joint and several liability on certain statutory classes of persons for the costs of investigation or remediation of such contamination, regardless of fault or the legality of the original disposal. These persons include the present or former owner or operator of a contaminated property, and companies that generated, disposed of or arranged for the disposal of hazardous substances found at the property.

  Two of Loews Theatres' drive-in motion picture theaters located in the State of Illinois are currently the subject of investigation by federal or state agencies in connection with the past disposal of large quantities of auto shredder residue and other debris which appear to contain hazardous materials. Loews Theatres does not believe that its liabilities, if any, in connection with these matters will be material.

DIRECTORS AND EXECUTIVE OFFICERS

  Listed below are the names and ages as of January 31, 1998 of each of the present executive officers and directors of Loews Theatres together with principal occupations held by each during the past five years. With the exception of Barrie Lawson-Loeks and Jim Loeks (who are married to each other), no officer is related to any other by blood, marriage or adoption. No arrangement or understanding exists between any officer and any other person under which any officer was elected.

  LAWRENCE J. RUISI (49) Mr. Ruisi is a director of Loews Theatres and, since September 1994, has been President of Sony Retail Entertainment ("SRE") and since 1990 served as Executive Vice President of SPE. In such capacities, Mr. Ruisi has been responsible for oversight of SPE's theatrical exhibition group, including Loews Theatres, Star Theatres of Michigan and Magic Johnson Theatres circuits. For further information regarding Mr. Ruisi's background and experience, see "Information Concerning Loews Cineplex --Management."

  BARRIE LAWSON-LOEKS (44) For the past five years Ms. Lawson-Loeks has served as Co-Chairman of Loews Theatres and until 1997 served as a director of Loews Theatres. Ms. Lawson-Loeks has elected not to renew her employment contract with Loews Theatres when it expires in April 1998. Ms. Lawson-Loeks holds an ownership interest in Loeks-Star Theatres.

  JIM LOEKS (43) For the past five years, Mr. Loeks has served as Co-Chairman of Loews Theatres and until 1997 served as a director of Loews Theatres. Mr. Loeks has elected not to renew his employment contract with Loews Theatres when it expires in April 1998. Mr. Loeks also holds an ownership interest in Loeks-Star Theatres.

  TRAVIS REID (43) Mr. Reid has served as President of Loews Theatres since October 1996 and, for the preceding year, served as Executive Vice President-Film Buying of Loews Theatres. For the three years prior to 1995, Mr. Reid served as Senior Vice President of Film. Prior to joining Loews Theatres in 1991, Mr. Reid served as Vice President of Film for General Cinema's Midwestern, Southwestern and Western regions. For further information regarding Mr. Reid's background and experience, see "Information Concerning Loews Cineplex -- Management."

  SEYMOUR SMITH (78) For the past five years, Mr. Smith has served as Executive Vice President and General Counsel of Loews Theatres and, until 1997, served as a director of Loews Theatres.

  JOHN J. WALKER (45) Since 1990, Mr. Walker has served as Senior Vice President and Chief Financial Officer of Loews Theatres. For further information concerning Mr. Walker's background and experience, see "Information Concerning Loews Cineplex -- Management."

  JOSEPH SPARACIO (38) Since 1990, Mr. Sparacio has served as Vice President and Controller of Loews Theatres. For further information concerning Mr. Sparacio's background and experience, See "Information Concerning Loews Cineplex -- Management."

  HOWARD STRINGER (55) Since May 1997, Mr. Stringer has been President of SCA and served as a member of the Boards of Directors of SCA, SPE, Sony Electronics, Inc. and Sony Music Entertainment, Inc. From February 1995 to April 1997, Mr. Stringer was Chairman and CEO of TELE-TV, a company formed by Bell Atlantic, Nynex and Pacific Telesis. Prior to that time, Mr. Stringer was President of the CBS Broadcast Group.

  MARINUS N. HENNY (46) Since April 1997, Mr. Henny has been Chief Financial Officer of SCA. From December 1993 to April 1997 Mr. Henny was Executive Vice President of SCA. Mr. Henny joined SCA in 1988 and prior to then, Mr. Henny was a partner with the accounting firm of Price Waterhouse.

  JEFF SAGANSKY (45) Since October 1996, Mr Sagansky has been Co-President of SPE. Mr. Sagansky joined Sony as Executive Vice President in September 1994 and prior to that time was President of CBS Entertainment.

  KEN LEMBERGER (51) Since January 1997, Mr. Lemberger has been President of Columbia TriStar Motion Picture Group. Prior to January 1997, Mr. Lemberger was Corporate Executive Vice President of SPE.

  STANLEY "MICKEY" STEINBERG (64) Since August 1994, Mr. Steinberg has been Chairman of SRE and, in that capacity, has had overall responsibility for developing and operating retail concepts, food venues and large retail entertainment centers in the United States and abroad, as well as Loews Theatres locations, Sony Plaza and Sony Wonder interactive museum. Prior to joining SRE, Mr. Steinberg was Executive Vice President of Walt Disney Imagineering.

  YUKI NOZOE (47) Since October 1996, Mr. Nozoe has been Executive Vice President of SPE and, since February 1996, Executive Vice President of SCA. Prior to then, Mr. Nozoe was Senior Vice President of Marketing for Sony Electronics, Inc.

EXECUTIVE COMPENSATION

 Employment Agreements


  Jim Loeks and Barrie Lawson-Loeks entered into a joint employment agreement with SPE on November 16, 1992. As of September 15, 1997, the agreement was amended to expire on March 31, 1998. With respect to each of the Loeks, the employment agreement provides for a current annual base salary of $534,069, and an annual bonus in an amount determined by SPE. In addition, the Loeks are eligible to participate in the Loews Theatres Incentive Compensation Plan (the "Compensation Plan"). Under the Compensation Plan, a bonus pool is established annually based upon a percentage of Loews Theatres' net operating income, subject to a $1.5 million maximum. For each year, Jim Loeks and Barrie Lawson-Loeks are jointly entitled to fifty percent of the bonus pool. On or about the date the agreement expires, each of Jim Loeks and Barrie Lawson-Loeks is entitled to a lump sum payment of $750,000, provided that each signs a release and waiver, generally, of any and all claims against Loews Theatres arising out of his or her employment.

  During the term of their agreement, each of Jim Loeks and Barrie Lawson-Loeks is also entitled to participate in all employee benefit plans of Loews Theatres or its affiliates that are applicable generally to Loews Theatres' executives of comparable rank and are entitled to certain other benefits. In the 1997 fiscal year, an affiliate of SPE forgave $50,000 of relocation indebtedness owed thereto by each of Jim Loeks and Barrie Lawson-Loeks.

  Travis Reid entered into an employment contract with Loews Theatres on October 21, 1995, which will expire on October 20, 1999. Mr. Reid's employment agreement provides for an annual base salary of $400,000 and an annual bonus in an amount determined by Loews Theatres. Mr. Reid is guaranteed a minimum aggregate bonus of $400,000 over the four year term of his employment agreement.

  Seymour Smith entered into an employment agreement with Loews Theatres on May 1, 1990, which has been subsequently amended and will expire on April 30, 1998. Mr. Smith's employment agreement provides for an annual base salary (currently $362,098), which is adjusted each year to reflect the increase (if any) in the cost of living during the previous year, and an annual bonus in an amount determined by Loews Theatres.

  John Walker entered into an employment agreement with Loews Theatres on June 1, 1993, which will expire on May 31, 1998. Mr. Walker's employment agreement provides for an annual base salary of $219,570 and an annual bonus in an amount determined by Loews Theatres, subject to a minimum annual bonus amount of $25,000 per fiscal year.

  Joseph Sparacio entered into an employment agreement with Loews Theatres on August 20, 1994, which will expire on August 19, 1999. Mr. Sparacio's employment agreement provides for an annual base salary of $170,000, which will be increased to $180,000 as of August 20, 1998, and an annual bonus in an amount determined by Loews Theatres.

  During the terms of their employment agreements, Messrs. Reid, Smith, Walker and Sparacio are also entitled to participate in all employee benefit plans of SPE or its affiliates that are applicable generally to Loews Theatres' executives of comparable rank and to receive either a car allowance in the case of Mr. Reid or reimbursement for a leased car for each of Messrs. Smith, Walker and Sparacio. Pursuant to their respective employment agreements, if the employment of Messrs. Reid, Smith, Walker or Sparacio terminates upon the expiration of the agreements (each an "Expiration Date"), or sooner by reason of death or disability, for cause by Loews Theatres or by Messrs. Reid, Smith, Sparacio or Walker, Loews Theatres is obligated to pay all accrued but unpaid salary, car allowance, vacation and expenses and other benefits as provided under applicable employee benefit plans.

  If Loews Theatres terminates the employment of Messrs. Reid, Smith, Walker or Sparacio without cause prior to the applicable Expiration Date, it is obligated to pay such employee's base salary and to continue providing all employee benefits (excluding any car allowance or leasing program) until such employee's Expiration Date. However, if any of Messrs. Reid, Smith, Sparacio or Walker obtains other employment, any amounts payable under his employment agreement shall be offset by compensation received with respect to such other employment prior to the applicable Expiration Date.

  John C. McBride, Jr. began his employment with Loews Theatres on January 19, 1998 under terms of employment set forth in a letter agreement between Loews Theatres and Mr. McBride dated November 17, 1997 (the "McBride Agreement"). The McBride Agreement provides for a term of employment expiring January 18, 2003. Pursuant to the McBride Agreement, Mr. McBride shall receive an annual base salary of $325,000, which will be adjusted each year to reflect the increase (if any) in the cost of living during the previous year, and an annual bonus targeted at between $75,000 and $125,000. Receipt of the annual bonus is subject to the attainment of performance goals established each year by the Board of Directors of Loews Theatres. Pursuant to the McBride Agreement, Mr. McBride received a signing bonus of $25,000 and is entitled to reimbursement of relocation expenses. If Loews Theatres terminates Mr. McBride without cause prior to January 18, 2003, it is obligated to pay his base salary and his target bonus through such date, reduced by any compensation paid or payable to Mr. McBride in respect of subsequent employment (including self-employment) for the same period. Pursuant to the McBride Agreement, Mr. McBride was granted a nonqualified stock option with respect to 150,000 shares of Loews Cineplex Common Shares. See "Information Concerning Loews Theatres --
 Executive Compensation -- 1997 Stock Incentive Plan."

 Compensation of Certain Executive Officers

  The table set forth below contains information concerning compensation for services in all capacities to Loews Theatres for fiscal year ended February 28, 1997 of those persons who (i) served as the chief executive officer of Loews Theatres during that year and (ii) were the other four most highly compensated executive officers of Loews Theatres during that year.

                          SUMMARY COMPENSATION TABLE

                                                                    ALL OTHER
NAME                                      SALARY       BONUS       COMPENSATION
----                                     --------    ----------    ------------
Lawrence J. Ruisi ...................... $683,974(a) $1,264,002(a)
 Executive Vice President
Barrie Lawson-Loeks..................... $522,492    $  275,000      $50,000(b)
 Co-Chairman
Jim Loeks............................... $522,492    $  275,000      $50,000(b)
 Co-Chairman
Travis E. Reid.......................... $363,903    $  175,000
 President
Seymour Smith........................... $376,739    $   60,000
 Executive Vice President,
  General Counsel
  and Secretary

--------
(a) Represents amounts paid to Mr. Ruisi as President of SRE. In this capacity, Mr. Ruisi has other responsibilities in addition to the oversight and direction of the Sony theatrical exhibition group.
(b) Includes amounts attributable to forgiveness by an affiliate of SPE of a portion of relocation indebtedness owed to such affiliate of SPE incurred by Jim Loeks and Barrie Lawson-Loeks in 1992.

 1997 Stock Incentive Plan


  On December 16, 1997, Loews Theatres' Board of Directors (the "Loews Theatres Board") unanimously adopted, and the stockholders of the Company approved, the LTM Holdings, Inc. 1997 Stock Incentive Plan (the

"Stock Incentive Plan"). The Loews Theatres Board believes that, in order to attract, retain and reward valuable personnel, it is important for Loews Theatres to adopt a flexible, long-term incentive plan. The principal provisions of the Stock Incentive Plan are summarized below. This summary, however, does not purport to be complete and is qualified in its entirety by reference to the provisions of the Stock Incentive Plan, a copy of which is attached hereto as Annex J. Terms not defined herein shall have the meanings set forth in the Stock Incentive Plan.

  The purpose of the Stock Incentive Plan is to strengthen Loews Theatres by providing an incentive to its employees, officers, directors, consultants and advisors through the granting or awarding of incentive and nonqualified stock options, stock appreciation and dividend equivalent rights, restricted stock, performance units, and performance shares to employees (including individuals who have received a formal, written offer of employment), officers, directors, consultants and advisors of Loews Theatres or an Affiliate (collectively or individually, "Awards"), thereby encouraging them to devote their abilities and energies to the success of Loews Theatres.

  The Stock Incentive Plan is to be administered by a committee consisting of at least two directors of Loews Theatres (the "Plan Committee"), and it may be administered by the entire Board. If the Plan Committee consists of less than the entire Board, each member will be a "nonemployee director" within the meaning of Rule 16b-3 promulgated under the Exchange Act. To the extent necessary for any Award to qualify as performance-based compensation under
Section 162(m) of the Code, each member of the Plan Committee will be an "outside director" within the meaning of Section 162(m) of the Code.

  Each Award under the Stock Incentive Plan will be evidenced by an agreement that sets forth the terms of the grant. Under the Stock Incentive Plan, the Plan Committee has the authority to, among other things: (i) select the individuals to whom Awards will be granted, (ii) determine the type, size and the terms and conditions of Awards and (iii) establish the terms for treatment of Awards upon a termination of employment.

  Under the Stock Incentive Plan, after giving effect to the Change of Capitalization contemplated by the Transactions, 4,520,000 shares of authorized and unissued Loews Cineplex Common Stock (less the number of Loews Cineplex Common Shares subject to options held by Cineplex Odeon employees that are to be converted into options to acquire Loews Cineplex Common Shares pursuant to the Plan of Arrangement. See "Information Concerning Cineplex Odeon -- Compensation Pursuant to Plans -- Stock Options.") will be available for the grant of Awards to Eligible Individuals, provided that the maximum number of shares with respect to which Awards may be granted to any individual during any calendar year is 900,000. In the event of any Change in Capitalization, however, the Plan Committee may adjust the maximum number and class of shares with respect to which Awards may be granted, the number and class of shares which are subject to outstanding Awards and the purchase price thereof. Of the total number of shares allotted under the Stock Incentive Plan, not more than one-third of the number of allotted shares may be used for grants of restricted stock. The maximum dollar amount that an individual may receive during the term of the Plan in respect of cash-denominated performance units may not exceed $2 million.

  Stock Options. The Plan Committee will determine whether any option is a nonqualified or incentive stock option at the time of grant. The per share exercise price of an option granted under the Stock Incentive Plan will be determined by the Plan Committee at the time of grant and set forth in the option agreement, provided that the purchase price per share under each incentive stock option must not be less than 100% of the fair market value of Loews Cineplex Common Shares subject to the option at the date of grant (110% in the case of an incentive stock option granted to a Ten Percent Stockholder), each option will be exercisable at such dates and in such installments as determined by the Plan Committee. All outstanding options will become fully exercisable upon a Change in Control. In addition, the Plan Committee reserves the authority to accelerate the exercisability of any option at any time. Each option terminates at the time determined by the Plan Committee provided that the term of each option may not exceed ten years (five years in the case of any incentive stock option granted to a Ten Percent Stockholder). The Plan Committee may accept the surrender of outstanding options and may grant new options in substitution for them.

  Options are not transferable except by will or the laws of descent and distribution or pursuant to a domestic relations order. Notwithstanding the foregoing, the Plan Committee may set forth in the option agreement, at the time of grant or at any time thereafter, that the option may be transferred to members of the optionee's immediate family, to trusts solely for the benefit of such immediate family members and to partnerships in which such family members and/or trusts are the only partners. Options may be exercised during the optionee's lifetime only by the grantee or his guardian or legal representative. In the discretion of the Plan Committee, the purchase price for shares may be paid (i) in cash, (ii) by transferring Loews Cineplex Common Shares to Loews Theatres (provided such shares have been held by the optionee for at least six (6) months prior to the exercise of the option), or (iii) by a combination of the foregoing. In addition, options may be exercised through a registered broker-dealer pursuant to such cashless exercise procedures which are, from time to time, deemed acceptable by the Plan Committee.

  The Plan Committee will determine, at the time the option is granted or thereafter, and will set forth in the option agreement, the terms and conditions applicable to such option upon a termination or change in the status of the employment or service of the optionee by Loews Theatres, a subsidiary or a division (including a termination or change by reason of the sale of a subsidiary or a division).

  Stock Appreciation Rights ("SARs"). The Stock Incentive Plan permits the granting of SARs either in connection with the grant of an option or as a freestanding right. A SAR permits a grantee to receive upon exercise of the SAR, cash and/or shares, at the discretion of the Plan Committee, in an amount equal in value to the excess, if any, of the then per share fair market value over the per share fair market value on the date the SAR was granted (or option exercise price in the case of a SAR granted in connection with an option). When a SAR is granted, however, the Plan Committee may establish a limit on the maximum amount a grantee may receive on exercise. The Plan Committee will decide at the time the SAR is granted the date or dates at which it will become vested and exercisable; however, in the event of a Change in Control, all SARs become immediately and fully exercisable. The Plan Committee may accept the surrender of outstanding SARs and may grant new Awards in substitution for them.

  Dividend Equivalent Rights ("DERs"). DERs may be granted in tandem with any Award under the Stock Incentive Plan and may be payable currently or deferred until the lapsing of the restrictions on the DERs or until the vesting, exercise, payment, settlement or other lapse of restrictions on the related Award. DERs may be settled in cash or Loews Cineplex Common Shares or a combination thereof, in a single or multiple installments.

  Restricted Stock. The Plan Committee will determine the terms of each restricted stock Award at the time of grant, including the price, if any, to be paid by the grantee for the restricted stock, the restrictions placed on the shares, and the time or times when the restrictions will lapse. In addition, at the time of grant, the Plan Committee, in their discretion, may decide: (i) whether any deferred dividends will be held for the account of the grantee or deferred until the restrictions thereon lapse, (ii) whether any deferred dividends will be reinvested in additional Loews Cineplex Common Shares or held in cash, (iii) whether interest will be accrued on any dividends not reinvested in additional shares of restricted stock and (iv) whether any stock dividends paid will be subject to the restrictions applicable to the restricted stock Award. Unless otherwise provided at the time of grant, the restrictions on the restricted stock will lapse upon a Change in Control. Shares of restricted stock are non-transferable until such time as all restrictions upon such shares lapse. The Plan Committee may accept the surrender of outstanding shares of restricted stock and may grant new Awards in substitution for them.

  Performance Units and Performance Shares. Performance units and performance shares will be awarded as the Plan Committee may determine, and the vesting of performance units and performance shares will be based upon Loews Theatres' attainment within an established period of specified performance objectives to be determined by the Plan Committee among the following: earnings per share, share price, pre-tax profits, net earnings, return on equity or assets (including return on specified assets), revenues, EBITDA, market share or market penetration, free cash flow or any combination of the foregoing. In the event of a Change in Control, all or a portion of the performance units will vest and the restrictions on all or a portion of the performance shares will lapse, in either case, as determined by the Plan Committee at the time of grant and as set forth in the agreement evidencing the Award of performance shares or performance units. The Plan Committee may accept the surrender of outstanding performance Awards and may grant new Awards in substitution for them.

  Amendments and Termination. The Stock Incentive Plan will terminate on the day preceding the tenth anniversary of the date of its adoption by the Board. The Board may at any time and from time to time amend or terminate the Stock Incentive Plan; provided, however, that, to the extent necessary under applicable law, no such change will be effective without the requisite approval of Loews Cineplex's stockholders. In addition, no such change may alter or adversely impair any rights or obligations under any Awards previously granted, except with the written consent of the grantee.

  Certain Federal Income Tax Consequences. Section 162(m) of the Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to the chief executive officer or any of the four other most highly compensated executive officers who are employed by the corporation on the last day of the taxable year, but does allow a deduction for "performance-based compensation." Loews Theatres has structured and intends to implement and administer the Stock Incentive Plan (except with respect to any stock options granted with an exercise price less than the fair market value of the underlying shares on the date of grant) so that compensation resulting from stock options, SARs and performance awards can qualify as "performance-based compensation." The Plan Committee, however, has the discretion to grant such Awards with terms that will result in the Awards not constituting performance-based compensation. To allow Loews Theatres to qualify such compensation, Loews Theatres will seek, at a subsequent time, stockholder approval of the Stock Incentive Plan and the material terms of the performance goals applicable to performance units under the Stock Incentive Plan.

  Under certain circumstances, the accelerated vesting or exercise of options or stock appreciation rights, or the accelerated lapse of restrictions with respect to other Awards, in connection with a Change of Control might be deemed an "excess parachute payment" for purposes of the golden parachute tax provisions of Section 280G of the Code. To the extent it is so considered, the grantee may be subject to a 20% excise tax, and Loews Theatres may be denied a federal income tax deduction.

  Awards Granted Under the Stock Incentive Plan. On December 16, 1997, the Plan Committee granted nonqualified stock options under the Stock Incentive Plan in respect of 900,000, 250,000, 150,000, 150,000, 75,000, and 50,000
Loews Cineplex Common Shares to Lawrence J. Ruisi, Travis Reid, John C. McBride, Jr., John J. Walker, Joseph Sparacio and Seymour Smith, respectively. Each option was granted at an exercise price of $13.10 per share, the fair market value for such shares on the date of grant. The terms and conditions of each grant were set forth in a form option agreement (the "Option Agreement"), which is identical for each of the individuals listed above. The Option Agreement incorporates by reference the terms and conditions of the Stock Incentive Plan.

  Under the Option Agreement, each option becomes vested and exercisable with respect to twenty percent of the aggregate number of Loews Cineplex Common Shares covered by such option on each of the first, second, third, fourth and fifth anniversaries of the date the transaction is consummated, but in any event will be fully vested and exercisable as of the fifth anniversary of the date of grant. Under the Option Agreement, if an optionee's employment is terminated by Loews Theatres without Cause, or as a result of the optionee's death or Disability, the option becomes immediately and fully vested and is exercisable at any time within one year after the date of such termination of employment. If an optionee's employment is terminated as a result of his Retirement, the option shall, to the extent vested on the date of Retirement, remain exercisable for three years thereafter. If the optionee's employment is terminated for any other reason (including the optionee ceasing to be employed by a subsidiary or division of Loews Theatres as a result of the sale of such subsidiary or division), the option shall, to the extent vested on the date of such termination, remain exercisable for ninety days thereafter. In the event that an optionee's employment is terminated following a Change in Control, the option shall remain exercisable for one year following such termination. In no event, however, is the option exercisable beyond its stated term of ten years.

RELATED PARTY TRANSACTIONS

  SPE (which is an indirect wholly owned subsidiary of Sony) owns, and immediately prior to the consummation of the Transactions will own, indirectly, all of the issued and outstanding capital stock of Loews Theatres. As a result of the Transactions, SPE will own indirectly 51.1% of the equity and 49.9% of the voting power of Loews Cineplex. See "Additional Information Concerning Loews Cineplex -- Security Ownership of Certain Beneficial Owners of Loews Cineplex."

  SPE is a major film studio and distributor. Loews Theatres has exhibited films distributed by SPE in the past and expects to continue to do so in the future. Payments are made based on negotiated and/or contracted rates established on an arm's-length basis. At February 28, 1997 and February 29, 1996, respectively, Loews Theatres owed SPE and its affiliates approximately $6.4 million and approximately $3.4 million under film licensing agreements. Loews Theatres has recognized approximately $16.2 million in film rental expenses relating to the exhibition of films distributed by SPE for the year ended February 28, 1997.

  At February 28, 1997, Loews Theatres' total debt due to Sony and its affiliates was approximately $295 million. Subject to certain limitations in the Master Agreement, all intercompany debt from Loews Theatres to Sony and its affiliates will be repaid at the Closing, which it anticipates paying with funds drawn under the new credit facility described above under "Information Concerning Loews Cineplex -- Financing." Further, Sony's affiliates provide certain administrative support services to Loews Theatres in the areas of payroll processing, employee benefits coverage, risk management including excess liability, workman's compensation, officers and directors coverage and legal and tax services. During fiscal year 1997, Sony's affiliates charged Loews Theatres $1.2 million for these services. Additionally, Sony and its affiliates provide certain employee benefits under a multiple employer-type plan to substantially all Loews Theatres' employees. These allocated costs were approximately 20% to 23% of payroll during 1997. During the year ended February 28, 1997, Loews Theatres was charged by a Sony affiliate approximately $1.7 million for executive management oversight, and strategic planning. Based on certain criteria, including actuarially determined amounts, Sony and its affiliates allocate costs of these programs to Loews Theatres. Periodically, Loews Theatres reviews the reasonableness of these charges in light of market conditions to ensure such charges are competitive with the market.

  Following consummation of the Transactions, Loews Cineplex and SPE will be parties to the Stockholders Agreement, which contains certain provisions governing the relationship between SPE and its affiliates and Loews Cineplex, including provisions regarding the nomination and election of certain designees of SPE as directors of Loews Cineplex. See "Description of the Transaction Documents -- The Stockholders Agreement."

  In connection with the Transactions, Loews Cineplex and Sony or its affiliates will enter into (a) a trademark agreement governing the ongoing and future use of the "Sony" trademark in connection with the operation of certain Loews Cineplex theatres, (b) a tax sharing and indemnity agreement regarding certain tax, ERISA and other matters and (c) a transition services agreement pursuant to which SPE will provide Loews Cineplex with certain administrative services currently performed by SPE or its affiliates on behalf of Loews Theatres to the extent such services are required by Loews Cineplex to conduct its operations in the ordinary course following consummation of the Transactions. Such services will be provided at such prices and rates, and subject to termination, as may be agreed upon by SPE, Cineplex Odeon and Loews Theatres (but pursuant to terms no less favorable to Loews Cineplex than would be obtainable from unaffiliated third parties). See "Description of the Transaction Documents -- Other Agreements."

  An affiliate of Sony is developing an entertainment/retail complex in San Francisco, California ("Yerba Buena"). Loews Theatres has negotiated a lease on arm's-length terms with Sony's affiliate with respect to the operation of a 3D IMAX(R) theatre and a state-of-the-art 15-screen multi-plex theatre to be located at Yerba Buena.

  Jim Loeks and Barrie Lawson-Loeks, the co-chairmen of Loews Theatres, are also 50% partners in LST through their ownership interest in Loeks Michigan Theatres, Inc.

                     INFORMATION CONCERNING CINEPLEX ODEON

  According to the NATO 1997-1998 Encyclopedia of Exhibition, Cineplex Odeon is one of the largest exhibition companies in North America, based on number of screens and box office revenue. At January 31, 1998, Cineplex Odeon operated 1,723 screens at 312 locations, including 911 screens at 175 locations in the United States, 806 screens at 136 locations in Canada and six screens at one theatre in Hungary. According to the NATO 1997-1998 Encyclopedia of Exhibition, Cineplex Odeon's screens accounted for approximately 5.2% of total exhibition screens in the United States and Canada at December 31, 1996, and its box office receipts accounted for approximately 6.0% of the aggregate U.S. and Canadian exhibition industry box office receipts in the year ended December 31, 1996.

  Cineplex Odeon is a leading exhibition company in certain major U.S. metropolitan areas, such as New York, Chicago, Seattle, Los Angeles and Washington, D.C., and is the largest exhibition company in Canada in terms of number of screens, principally serving the major Canadian metropolitan areas, including Toronto, Montreal and Vancouver.

BUSINESS AND PROPERTIES

 Business Strategy

  Over the past several years, Cineplex Odeon has developed a business strategy designed to enable the company to grow significantly over the balance of this decade. The core of Cineplex Odeon's business strategy has been to expand in the United States and Canada by building new theatres and expanding existing locations with complexes that are matched to local customers' needs. Cineplex Odeon's business strategy has been complemented by initiatives in the emerging location-based entertainment destination industry and an expansion program for international film exhibition. In addition, Cineplex Odeon's strategic plan included exploring merger opportunities as an appropriate means by which to enhance and accelerate Cineplex Odeon's growth. This last component of Cineplex Odeon's strategic plan culminated in the agreement with Loews Theatres to effect the Transactions.

  North American Expansion. Cineplex Odeon's primary growth strategy has been to develop and build theatres in target geographic areas in the U.S. and Canada to complement its existing position in such areas or establish a strategic position in a new area. Decisions on locations and the configuration of new complexes are subject to analysis and evaluation based on a variety of criteria, including: population density and demographics, the competitive environment, the surrounding retail environment, expected development costs and anticipated returns on cash invested.

  Cineplex Odeon has developed a matrix of different styles of theatres designed to suit particular locations. All such theatres are state-of-the-art multi-screen facilities with stadium seating, large screens, technologically advanced sound systems and projection equipment, and enhanced customer amenities, convenience and comfort. Cineplex Odeon designs specific theatres with a goal of providing the best experience to the customer and ensuring the highest possible return to Cineplex Odeon.

  In 1996, Cineplex Odeon opened five new theatres and refurbished 13 theatres, adding a total of 75 screens in the U.S. and Canada. In addition, Cineplex Odeon is a partner in four theatres containing 30 screens which opened in 1996. In 1997, Cineplex Odeon opened 17 new theatres and refurbished six theatres, adding a total of 214 screens (including 16 new theatres opened and four theatres refurbished, for a total of 161 new screens in the fourth quarter). In addition, Cineplex Odeon has under development or consideration an aggregate of 26 locations comprising over 300 screens that it anticipates would open over the next two years. Cineplex Odeon plans to fund its expansion program by drawing on its bank credit facilities and through internally generated cash flow.

  In addition to building new theatres and expanding existing locations, Cineplex Odeon has embarked on a major renovation program to refurbish and improve many of its existing theatres to provide better projection and sound equipment, more comfortable seats and surroundings and enhanced amenities to its customers. Among the theatres that have benefited from this program in the past twelve months are landmarks such as the Ziegfield and Beekman theatres in New York, the Uptown theatre in Washington, D.C., and the York and Hyland theatres in Toronto.

  In connection with its strategy of building new theatres and expanding existing locations, Cineplex Odeon has identified locations that do not meet its criteria for expansion, renovation or retention. Cineplex Odeon has developed a strategic plan with respect to these locations through closures or dispositions or through repositioning as discount or specialty product theatres.

  Customer Service. In addition to building new theatres and screens, Cineplex Odeon has expended considerable effort and resources over the past five years focusing on programs, processes and procedures to improve the film-going experience for its patrons. In general terms, Cineplex Odeon has committed significant human and financial resources to training its employees to serve patrons efficiently and courteously and to ensure that its theatres are maintained in a clean, comfortable and safe manner. In particular, Cineplex Odeon has devoted significant attention and resources to building an experienced team with backgrounds in retail food service and concession marketing to assist the operations team in the development of strategies to maximize the potential of Cineplex Odeon's retail food service business. As a consequence, several initiatives have been introduced, including innovative merchandising techniques to attract patrons to concession products, such as new graphic designs, retrofits to existing concession areas, expanded product selection and new sales techniques for offering concession products to patrons.

  Location-Based Entertainment. Cineplex Odeon has taken initiatives in the location-based entertainment destination center business over the past several years. These centers are designed to incorporate ancillary and complementary activities into cinema complexes. These activities can range from small games rooms within a theatre to larger centers incorporating games rooms, virtual reality centers, sporting facilities and retail and dining areas. Cineplex Odeon's first large center opened in 1996 in Calgary, Alberta. In addition, Cineplex Odeon, through a strategic relationship with Sega GameWorks, LLC ("GameWorks"), is improving the quality and quantity of its games room facilities across the U.S. and Canada. GameWorks is the principal supplier to Cineplex Odeon in Canada and the United States of all games equipment and technology, whether manufactured by Sega or other manufacturers. Further, Cineplex Odeon and GameWorks have agreed to work cooperatively with a view to maximizing the benefits to both parties in the development and operation of location-based game centres in the United States.

  International. International expansion was also identified as a key component of Cineplex Odeon's business strategy. Over the past several years, Cineplex Odeon has developed an infrastructure which has enabled it to identify and target specific international areas, develop local and regional partners who can facilitate and assist in Cineplex Odeon's growth in its target geographical areas, identify focused decision criteria and key influencing factors to evaluate the attractiveness of any particular geographical area, and negotiate the development of specific sites within targeted geographical areas. In 1996, Cineplex Odeon opened a six screen multiplex in Budapest, Hungary, Cineplex Odeon's first theatre outside North America. Cineplex Odeon currently has approximately 30 international projects at various stages of planning and development and has targeted opening approximately 13 theatres having 130 screens by the end of 1999.

 Facilities

  As of January 31, 1998, Cineplex Odeon leased an aggregate of 273 theatre locations, approximating 88% of all its theatre locations, the leases for which have terms (including options to renew) generally ranging from 15 to 40 years. In addition to leasing premises Cineplex Odeon owned 38 theatres at January 31, 1998, of which 18 are in the U.S. and 20 are in Canada, and one office building in Toronto which is the site of Cineplex Odeon's head office. Theatre leases generally provide for the payment of a fixed annual rent and, in some cases, a percentage of box office receipts or total theatre revenue. The table below sets forth the locations of Cineplex Odeon's screens on a state-by-state and province-by-province basis as of January 31, 1998.

               UNITED STATES
               -------------
STATE                      SCREENS LOCATIONS*
-----                      ------- ---------
New York.................    133       34
New Jersey...............     42        6
District of Columbia.....     41       13
Maryland.................     61       10
Virginia.................     34        6
Illinois.................    250       47
Minnesota................     25        5
Texas....................     42        5
Arizona..................     33        4
Idaho....................     21        5
Washington...............    100       18
California...............     57        9
Utah.....................     65       12
Florida..................      7        1
                             ---      ---
  Total................      911      175

                  CANADA
                  ------
PROVINCE                 SCREENS LOCATIONS*
--------                 ------- ---------
Quebec..................   224       36
Ontario.................   373       62
Manitoba................     9        3
Saskatchewan............    27        4
Alberta.................   120       20
British Columbia........    53       11
                           ---      ---
Total...................   806      136

               INTERNATIONAL
               -------------
COUNTRY                    SCREENS LOCATIONS*
-------                    ------- ----------
Hungary.................     6        1

--------
* Includes theatres owned, leased or managed by Cineplex Odeon, or in which Cineplex Odeon has a partnership interest.

  Cineplex Odeon's head office is located in Toronto. Regional offices are located in Los Angeles, New York, Chicago, Seattle, Montreal, Minneapolis, Salt Lake City, and Washington, D.C. Head office activities include corporate policy development, strategic planning, site selection, theatre design, construction coordination, labor negotiations, advertising, concession and supply purchases, finance, accounting and data processing activities.

 Employees

  As of December 31, 1997, Cineplex Odeon employed approximately 8,595 employees, consisting of 2,367 full-time and 6,228 part-time employees. Cineplex Odeon is a party to collective bargaining agreements with 7 unions, of which approximately 909 employees are members. Cineplex Odeon believes that its employee relations are good.

  I.A.T.S.E. Local 523 has been locked out of a Cineplex Odeon theatre in Quebec City since April 16, 1997, as a result of a dispute over the hours to be worked by, and wages for, projectionists, but the theatre continues to operate despite the lockout.

  The labor contract for some theatres in the greater Montreal area has expired. Cineplex Odeon and I.A.T.S.E. are in a strike/lockout position and conciliator-led negotiations are continuing. A labor dispute with employees at theatres currently the subject of negotiation is possible in the greater Montreal area, but management is confident that Cineplex Odeon theatres located there will continue to operate in the event of a labor dispute.

  Cineplex Odeon is currently in negotiations with a union in Seattle, Washington, where there is a possibility of a labor dispute. However, management is confident that Cineplex Odeon's theatres will continue to operate there in the event of a strike or lockout.

  Cineplex Odeon has started negotiations with I.A.T.S.E. projectionists in Chicago, Illinois whose contract expires in February 1998. It is premature to assess the conduct of such negotiations.

LEGAL PROCEEDINGS

  On or about December 17, 1997, the Disability Rights Council of Greater Washington and others commenced a lawsuit in the U.S. District Court for the District of Columbia against Cineplex Odeon and Plitt. The complaint alleges that certain Cineplex Odeon theatres in the Washington, D.C. metropolitan area, Maryland and Virginia deny persons with physical disabilities full and equal enjoyment of such theatres as a result of architectural and structural barriers. The complaint alleges that, as a consequence, Cineplex Odeon and Plitt are discriminating against such persons in violation of the Americans with Disabilities Act and, where applicable, the District of Columbia Human Rights Act. The plaintiffs are seeking a judgment for injunctive relief ordering Cineplex Odeon and Plitt to cease violating such statutes and to bring their facilities into compliance with such statutes. The plaintiffs are also seeking compensatory and punitive or exemplary damages in an unknown amount, as well as costs and attorneys' fees. Cineplex Odeon and Plitt intend to defend this claim vigorously.

  In addition, Cineplex Odeon has been named as a party to certain litigation described in "Information Concerning Loews Theatres -- Legal Proceedings --
 Chicago Litigation." Cineplex Odeon, having filed its initial response to the claims made in that litigation on January 15, 1998, believes that the claims are without merit and intends to vigorously oppose such claims.

  Cineplex Odeon has been, and continues to be, involved in numerous other legal proceedings in the ordinary course of its business. However, although litigation is inherently uncertain, Cineplex Odeon does not believe that such lawsuits are likely to result in a judgment which would have a material adverse effect on Cineplex Odeon's financial condition.

ENVIRONMENTAL MATTERS

  Cineplex Odeon owns, manages and/or operates theaters and other properties that are subject to certain federal, state and local laws and regulations relating to environmental protection and human health and safety, including those governing the investigation and remediation of contamination resulting from past or present releases of hazardous wastes and materials. Certain of these laws and regulations may impose joint and several liability on certain statutory classes of persons for the costs of investigation or remediation of such contamination, regardless of fault or the legality of the original disposal. These persons include the present or former owner or operator of a contaminated property, and companies that generated, disposed of or arranged for the disposal of hazardous substances found at the property.

SHARE CAPITAL STRUCTURE

  The authorized share capital of Cineplex Odeon consists of an unlimited number of Cineplex Odeon Common Shares, an unlimited number of SRV Shares and an unlimited number of First Preference Shares. As of February 11, 1998, Cineplex Odeon had issued and outstanding: 103,414,594 Cineplex Odeon Common Shares without par value (all of the Cineplex Odeon Common Shares were listed for trading on the TSE and the NYSE on such date); 73,446,426 SRV Shares without par value (all of the SRV Shares were held by Universal on such date); and no First Preference Shares. The following is a summary of the principal attributes of the Cineplex Odeon Common Shares, SRV Shares and First Preference Shares:

 Cineplex Odeon Common Shares

  The holders of Cineplex Odeon Common Shares are entitled to receive dividends ratably if, as and when declared by the directors and to participate in any distribution of the assets upon the liquidation, dissolution or winding-up of Cineplex Odeon, together with holders of SRV Shares, without preference or distinction, but subject to the prior right of holders of First Preference Shares. At all meetings of shareholders, each Cineplex Odeon Common Share entitles the registered holder thereof to one vote, which may be given in person or by proxy.

 SRV Shares

  The SRV Shares have the same attributes as Cineplex Odeon Common Shares with respect to the receipt of dividends and to the distribution of assets upon the liquidation, dissolution or winding up of Cineplex Odeon. Other than with respect to the election of directors (discussed below), the holders of SRV Shares are currently entitled, as a class, to the lesser of: (i) one vote less than one vote per share for each issued and outstanding SRV Share, and (ii) one vote less than the result obtained by dividing by two the difference between (a) the total number of votes attached to issued and outstanding "voting securities" of Cineplex Odeon, and (b) three times the number of votes attached to "Universal stocks." For purposes of the Articles of Cineplex Odeon, "voting securities" excludes SRV Shares but includes Cineplex Odeon Common Shares and "Universal stocks" means all voting securities owned by Universal, its subsidiaries, associates, affiliates, their respective directors and officers and the associates and affiliates of such directors and officers, other than voting securities owned by any person who is on or after April 29, 1996 a director or officer of Seagram or a subsidiary thereof (other than Universal and its subsidiaries) or by any associate (other than Seagram or any affiliate of Seagram) of any such person. Universal, the sole holder of SRV Shares, has, pursuant to the Articles of Cineplex Odeon, the right to nominate a maximum number of directors proportionate to its share ownership of Cineplex Odeon, provided that it may not nominate more than: (i) four candidates for election to the Cineplex Odeon Board, if the number of directors of Cineplex Odeon is 15, or (ii) one-third of the number of candidates for election to the Cineplex Odeon Board (rounded down to the nearest whole number), if the number of directors of Cineplex Odeon is other than 15. The number of candidates that Universal may nominate at any particular meeting of shareholders is, however, reduced by the number of individuals nominated by management of Cineplex Odeon at the particular meeting at the request of Universal. All shareholders, including Universal, are entitled to exercise one vote for each share owned by them with respect to those candidates nominated by Universal for election to the Cineplex Odeon Board (or proposed for nomination by management of Cineplex Odeon at the request of Universal). Pursuant to the Articles of Cineplex Odeon, Universal is not entitled to vote any of its SRV Shares for any other nominees.

 First Preference Shares

  The First Preference Shares are issuable in series. The directors are empowered to fix the number of shares in and the designation and attributes of each series. The holders of First Preference Shares are entitled to priority over the holders of Cineplex Odeon Common Shares and SRV Shares in the payment of dividends and in the distribution of assets upon liquidation, dissolution or winding-up of Cineplex Odeon. The holders of First Preference Shares are not entitled to vote at any meeting of shareholders in respect of such shares. However, the OBCA does permit a vote in respect of such shares in certain extraordinary circumstances.

DIRECTORS AND OFFICERS

  As of January 31, 1998, Cineplex Odeon's executive officers and directors were as follows:

          NAME            AGE                             OFFICE
          ----            --- --------------------------------------------------------------
The Honorable Ernest Leo
 Kolber                    69 Chairman of the Board and Director
Allen Karp                 57 President, Chief Executive Officer and Director
Irwin A. Cohen             57 Executive Vice President, Operations for North America
Michael Herman             43 Executive Vice President, Corporate Affairs and Secretary
Ellis Jacob                44 Executive Vice President, Chief Operating Officer and Director
Howard I. Lichtman         43 Executive Vice President, Marketing and Communications
Robert Tokio               54 Executive Vice President
Stephen Brown              39 Senior Vice President, Chief Financial Officer
James Vassos               43 Senior Vice President, Business Affairs and Planning
Michael McCartney          43 Senior Vice President, Head Film Buyer, North America
Rudolph P. Bratty, Q.C.    65 Director
John H. Daniels            71 Director
Bruce L. Hack              48 Director
Brian C. Mulligan          38 Director
Andrew J. Parsons          48 Director
Eric W. Pertsch            55 Director
Robert Rabinovitch         54 Director
James D. Raymond           72 Director
Howard L. Weitzman         58 Director

  Senator Kolber was appointed Chairman of the Board of Cineplex Odeon in December 1989. He has been a Member of the Senate of Canada since December 1983. From October 1987 to September 1993, Senator Kolber was Chairman of Claridge Inc. Senator Kolber is a director of The Seagram Company Ltd. and The Toronto-Dominion Bank. Senator Kolber has been a director of Cineplex Odeon since December 1989.

  Mr. Karp has been President and Chief Executive Officer of Cineplex Odeon since June 1990. He served as President and Chief Operating Officer from December 1989 to June 1990. Mr. Karp was Senior Executive Vice President of Cineplex Odeon from July 1986 to December 1989, and President, North American Theatres Division of Cineplex Odeon from August 1988 to December 1989. Mr. Karp is a director of Alliance Communications Corporation and Speedy Muffler King Inc. Mr Karp has been a director of Cineplex Odeon since May 1987.

  Mr. Cohen has been Executive Vice President, Operations for North America since January 1993. From October 1988 to January 1993 he served as Senior Vice President, Theatre Operations, U.S. and from November 1985 to October 1988 he served as Vice President, Northern Division.

  Mr. Herman has been Executive Vice President, Corporate Affairs and Secretary of Cineplex Odeon since January, 1995. He served as Senior Vice President, Corporate Affairs and Secretary of Cineplex Odeon from May 1992 to December 1994. Mr. Herman was a partner in the law firm of Goodman and Carr, Toronto from February 1987 to May 1992.

  Mr. Jacob has been Executive Vice President and Chief Operating Officer of Cineplex Odeon since September 30, 1997, and prior to that time had been Executive Vice President and Chief Financial Officer of Cineplex Odeon since December 1989. From February 1989 to December 1989, he served as Senior Vice President and Chief Financial Officer, and from October 1987 to February 1989, he served as Vice President Finance and Corporate Controller. Mr. Jacob is a director of Alliance Communications Corporation. Mr. Jacob has been a director of Cineplex Odeon since June 1990.

  Mr. Lichtman has been Executive Vice President, Marketing and Communications since December 1989. From August 1988 to December 1989, he served as Senior Vice President, Marketing; as Vice President, Marketing & Promotions from August 1987 to August 1988; as Vice President, Theatre Publicity and Promotions from October 1986 to August 1987; and as Director of Publicity and Promotions for Canadian Theatre Operations from July 1985 to October 1986.

  Mr. Tokio has been Executive Vice President since November 1990. He served as Executive Vice President, Real Estate, from December 1989 to November 1990. From November 1988 to December 1989, he served as Senior Vice President, Real Estate Administration.

  Mr. Brown has been Senior Vice President and Chief Financial Officer of Cineplex Odeon since September 30, 1997, and prior to that time had been Senior Vice President, Treasury and Tax of Cineplex Odeon since January 1995. He served as Vice President, Taxation and Treasurer from August 1990 to December, 1994. Mr. Brown joined Cineplex Odeon in March 1990 as Director of Internal Audit.

  Mr. Vassos has been Senior Vice President, Business Affairs and Planning since January 1995. He served as Vice President, Business Affairs and Corporate Controller from May 1991 to December 1994. Mr. Vassos had been Vice President and Corporate Controller from January 1990 to April 1991. From February 1989 to January 1990, Mr. Vassos held the position of Senior Controller -- Planning and Consolidation. Mr Vassos joined Cineplex Odeon in November 1987 as Controller -- Planning.

  Mr. McCartney has been Senior Vice President, Head Film Buyer, North America, since November 1995. From December 1991 to November 1995 he served as Senior Vice President, Film, U.S. and from September 1988 to December 1991 he served as Vice President, Film, U.S. Mr. McCartney joined Cineplex Odeon in September 1986 as Regional Film Buyer handling the southern division.

  Mr. Bratty has been a partner in the law firm of Bratty & Partners, Toronto, since May 1985. Mr. Bratty has also been President of Cedarland Properties Ltd., a real estate development company, since 1972. Mr. Bratty is a director of The Toronto Sun Publishing Corporation and Canada Trust. Mr. Bratty has been a director of Cineplex Odeon since April 1980.

  Mr. Daniels has been Chairman of the Board of the Daniels Group, a real estate development and investment company, since August 1982. Mr. Daniels has been a director of Cineplex Odeon since January 1980.

  Mr. Hack has been Executive Vice President, Finance of Universal since September 1995. Mr. Hack served as Business Planning Re-Engineering Co-Leader of Seagram and Vice President, Strategic Planning and Business Development of Joseph E. Seagram & Sons, Inc. from June 1994 to September 1995. He served as Chief Financial Officer and Senior Vice President, Finance and MIS of Tropicana Products, Inc. from September 1991 to June 1994, and as Senior Vice President, Finance and Business Development of the Seagram Beverage Group during 1991. Mr. Hack was Executive Vice President, Finance and Administration of the Seagram Beverage Company in 1990 and from 1987 to 1990 he served as Vice President, Sales and Distributor Planning of the House of Seagram. Mr. Hack has been a director of Cineplex Odeon since August 1995.

  Mr. Mulligan has been Senior Vice President, Corporate Development and Strategic Planning, of Universal since January 1997. From late 1995 to January 1997, Mr. Mulligan served as Vice President of Corporate Development of Universal and earlier in 1995 he served as Vice President, Corporate Finance of Universal. Mr. Mulligan served as Controller, Corporate Finance of Universal from 1991 to 1995. From 1987 to 1990, Mr. Mulligan was a Senior Manager in the Entertainment Specialty Practice Unit of Price Waterhouse. Mr. Mulligan has been a director of Cineplex Odeon since June 1997.

  Mr. Parsons has been Senior Vice President and Chief Financial Officer of Claridge Inc. since July 1990. Mr. Parsons has been a director of Cineplex Odeon since August 1990.

  Mr. Pertsch has been President and a director of Universal Studios Canada Ltd., a wholly owned subsidiary of Universal since August 1996. From January 1990 to August 1996, Mr. Pertsch served as Vice President, Finance and Administration, and a director of Universal Studios Canada Ltd. In addition, since April 1989, Mr. Pertsch has been President of Universal Studios Filmed Entertainment Canada Inc., a wholly owned subsidiary of Universal and President of Universal Studios Home Video Canada and Universal Pay Television Canada, divisions of Universal Studios Canada Ltd. Mr. Pertsch has been a director of Cineplex Odeon since May 1988.

  Mr. Rabinovitch has been Executive Vice President and Chief Operating Officer of Claridge Inc. since July 1990. Mr. Rabinovitch is a director of Nestar Communications, Inc. and has been a director of Cineplex Odeon since December 1989.

  Mr. Raymond has been a private investor since March 1990. Mr. Raymond was President of Claridge Inc. from October 1987 to March 1990. Mr. Raymond is Chairman of the Board and a director of Canadian 88 Energy Corporation and Agritek Bio Ingredients Corporation. Mr. Raymond is a director of Campbell Resources Inc., Denbridge Capital Corporation and Yorbeau Resources Inc. Mr. Raymond has been a director of Cineplex Odeon since November 1983.

  Mr. Weitzman has been Executive Vice President, Corporate Operations of Universal since September 1995. Mr. Weitzman was one of the managing partners of the law firm of Katten Muchin Zavis & Weitzman, Los Angeles, from March 1991 to September 1995. From 1986 to 1991 he was one of the managing partners of the law firm of Wyman Bautzer, Los Angeles. Mr. Weitzman has been a director of Cineplex Odeon since November 1995.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table (together with the notes thereto) sets forth certain information as of February 11, 1998 with respect to those persons known to Cineplex Odeon to be the beneficial owners of, or who exercise control or direction over, 5% or more of each class of Cineplex Odeon's securities, all directors, the executive officers named in the Summary Compensation Table contained herein and all directors and executive officers as a group. (Share numbers in the table below do not give effect to the one-for-ten exchange ratio provided for in the Master Agreement.)

                                         NUMBER OF CINEPLEX ODEON
                                              COMMON SHARES
                                          BENEFICIALLY OWNED OR
                                          OVER WHICH CONTROL OR   PERCENTAGE OF
NAME OF BENEFICIAL OWNER                  DIRECTION IS EXERCISED      CLASS
------------------------                 ------------------------ -------------
The Honourable E. Leo Kolber...........          3,578,092(1)          3.18
Allen Karp.............................          4,288,642(2)          3.81
Rudolph P. Bratty......................            426,036              *
John H. Daniels........................            323,265              *
Bruce L. Hack..........................                -- (3)           --
Ellis Jacob............................          1,379,150(4)          1.23
Brian C. Mulligan......................                -- (3)           --
Andrew J. Parsons......................             20,000(5)           *
Eric W. Pertsch........................                400(3)           *
Robert Rabinovitch.....................             10,000(6)           *
James D. Raymond.......................          1,707,369(7)          1.52
Howard L. Weitzman.....................                -- (3)           --
Charles Rosner Bronfman Discretionary
 Trust(8)..............................          3,310,658             3.03
Charles Rosner Bronfman Family
 Trust(9)..............................         35,918,429            31.95
Robert Tokio...........................          1,699,990(10)         1.51
Howard Lichtman........................            440,500(11)          *
Michael Herman.........................            577,500(4)           *
All directors and executive officers as
 a group (19 persons)..................         15,172,806(12)        13.49

--------
  * Indicates beneficial ownership or control of less than 1.0% of the outstanding Cineplex Odeon Common Shares.
 (1) Includes 3,503,092 Cineplex Odeon Common Shares over which Senator Kolber has voting control but which are owned directly by Bojil Equities Inc. and as to which Senator Kolber disclaims beneficial ownership. Also includes 75,000 Cineplex Odeon Common Shares beneficially owned by Senator Kolber's wife, as to which he disclaims beneficial ownership.
 (2) Includes 17,142 Cineplex Odeon Common Shares which are beneficially owned by the Allen and Sharon Karp Trust, as to which Mr. Karp disclaims beneficial ownership, and 4,271,500 Cineplex Odeon Common Shares which relate to options exercisable within 60 days of February 11, 1998.
 (3) Does not include 73,446,426 SRV Shares owned by Universal. Messrs. Hack, Mulligan, Pertsch and Weitzman, officers of Universal or its affiliates, disclaim beneficial ownership of all Cineplex Odeon shares owned by Universal.
 (4) This number relates solely to options exercisable within 60 days of February 11, 1998.
 (5) All of the Cineplex Odeon Common Shares are owned by 131382 Canada Inc., a corporation wholly owned by Mr. Parsons.
 (6) All of the Cineplex Odeon Common Shares are beneficially owned by Mr. Rabinovitch's wife, as to which he disclaims beneficial ownership.
 (7) Includes 1,515,888 Cineplex Odeon Common Shares owned directly and 157,200 Cineplex Odeon Common Shares owned by Rayjad Investments Inc., a corporation wholly owned by Mr. Raymond. Also includes 34,281 Cineplex Odeon Common Shares owned by Feejay Corporation Canada Ltd., a corporation owned by Mr. Raymond and members of his family, as to which Mr. Raymond disclaims beneficial ownership.

 (8) The address of such shareholder is 157 Church Street, New Haven, Connecticut 06510.
 (9) The address of such shareholder is 1170 Peel Street, 8th Floor, Montreal, Quebec, H3B 4P2, Canada. Cineplex Odeon has been advised that the shareholder has agreed to transfer such shares, pursuant to a series of transactions, to trusts established for the benefit of members of the Charles Rosner Bronfman family, including the Charles Rosner Bronfman Discretionary Trust.
(10) Of this number, 1,681,150 Cineplex Odeon Common Shares relate to options exercisable within 60 days of February 11, 1998.
(11) Of this number, 440,150 Cineplex Odeon Common Shares relate to options exercisable within 60 days of February 11, 1998.
(12) Of this number, 9,059,762 Cineplex Odeon Common Shares relate to options exercisable within 60 days of February 11, 1998.

  Universal (in which Seagram owns an approximately 84% indirect interest) beneficially owns 73,446,426 SRV Shares, being 100% of such class. Universal does not hold any other Cineplex Odeon Shares. The address of Universal is 100 Universal City Plaza, Universal City, California 91608. The Articles of Cineplex Odeon provide that if SRV Shares are transferred by Universal to a third party (except in very limited circumstances), such SRV Shares will be automatically converted on transfer into Cineplex Odeon Common Shares, on a share-for-share basis.

  Based on the most recent publicly available information related to Seagram:
(i) descendants of the late Samuel Bronfman and trusts established for their benefit (the "Bronfman Trusts") beneficially owned, directly or indirectly, an aggregate of 123,685,961 of the then outstanding common shares of Seagram ("Seagram Shares"), constituting approximately 35.8% of the then outstanding Seagram Shares, which amount includes the approximately 14.9% of the then outstanding Seagram Shares owned by trusts established for the benefit of Charles R. Bronfman and his descendants, including, without limitation, the Trust and (ii) pursuant to two voting trust agreements, Charles R. Bronfman served as the voting trustee for approximately 33.6% of the then outstanding Seagram Shares and a voting trustee for approximately 1.8% of the then outstanding Seagram Shares, which shares are beneficially owned by the Bronfman Trusts and certain other entities.

  No other persons are known to Cineplex Odeon to beneficially own or exercise control or direction over more than 5% of any class of shares of Cineplex Odeon.

  Section 16(a) of the Exchange Act requires Cineplex Odeon's directors and executive officers, and persons who beneficially own more than 10% of a registered class of Cineplex Odeon's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Cineplex Odeon Common Shares and other equity securities of Cineplex Odeon. To Cineplex Odeon's knowledge, based solely on review of the copies of such reports furnished to Cineplex Odeon (and written representations that no other reports were required), all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with, except that Michael McCartney filed a Form 5 in January of 1997, disclosing ownership of 3,300 Cineplex Odeon Common Shares acquired by him several years prior to becoming an insider, which he inadvertently failed to report in his initial Form 3 filed in June 1996.

COMPENSATION

  The following information relates to the compensation received by Cineplex Odeon's Chief Executive Officer and each of Cineplex Odeon's next four highest compensated executive officers for each of the three most recently completed financial years (collectively, the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                        LONG-TERM
                               ANNUAL COMPENSATION     COMPENSATION
                              ----------------------- --------------     ALL OTHER
NAME AND POSITION        YEAR SALARY (C$)  BONUS (C$) OPTIONS (#)(*) COMPENSATION (C$)
-----------------        ---- -----------  ---------- -------------- -----------------
Allen Karp.............. 1997   750,000(a) 1,159,400    1,000,000         23,500(b)
 President and Chief
  Executive Officer      1996   750,000(a)   215,000    4,771,500         23,500(b)
                         1995   750,000(a)   215,000          --          25,500(b)
Ellis Jacob(c).......... 1997   355,000(a)   369,450          --          10,650(d)
 Executive Vice-
  President and          1996   355,000(a)   110,000    2,374,150         10,650(d)
 Chief Operating Officer 1995   355,000(a)   110,000          --           7,375(d)
Robert Tokio............ 1997   355,000(a)   369,450          --          10,650(d)
 Executive Vice-
  President              1996   355,000(a)   110,000    2,449,150         10,650(d)
                         1995   355,000(a)    90,000          --           7,375(d)
Michael Herman(e)....... 1997   260,000      268,500          --           7,500(d)
 Executive Vice-
  President,             1996   250,000       65,000    1,000,000          7,050(d)
 Corporate Affairs and
  Secretary              1995   235,000       55,000          --           5,250(d)
Howard Lichtman......... 1997   250,000      142,000          --           6,500(d)
 Executive Vice-
  President,             1996   235,000       65,000      700,000          6,450(d)
 Marketing and
  Communications         1995   215,000       50,000          --           5,000(d)

--------
(*) Information concerning the number of Cineplex Odeon options set forth in this table does not give effect to the ten-for-one exchange ratio provided for in the Master Agreement.
(a) The compensation of Messrs. Karp, Jacob and Tokio is set in U.S. funds and converted into Canadian funds according to a formula set out in their respective employment agreements.
(b) Amount represents Cineplex Odeon's contribution to a defined contribution pension plan (1997: C$13,500; 1996: C$13,500; and 1995: C$15,500) and the
    cost of term life insurance paid by Cineplex Odeon (C$10,000).
(c) Mr. Jacob was Executive Vice-President and Chief Financial Officer until September 30, 1997. Effective that date, Mr. Jacob was promoted to Executive Vice-President and Chief Operating Officer.
(d) Amount represents Cineplex Odeon's contribution to a defined contribution pension plan.
(e) Mr. Herman was Senior Vice-President, Corporate Affairs and Secretary of Cineplex Odeon from May 1, 1992 to December 31, 1994. Effective January 1, 1995, Mr. Herman was promoted to Executive Vice-President, Corporate Affairs and Secretary of Cineplex Odeon.

 Employment Agreements

  Allen Karp entered into an employment agreement with Cineplex Odeon dated July 4, 1996, as amended on December 6, 1996 and on August 18, 1997, which provides for an annual base salary and certain employee benefits, as well as such bonuses as may be determined in the sole discretion of the board of directors of up to 100% of base salary. Messrs. Jacob and Tokio entered into employment agreements with Cineplex Odeon dated December 6, 1996, which provide for an annual base salary and certain employee benefits, as well as such bonuses as may be determined in the sole discretion of the board of directors of up to 100% of base salary. The agreements amend and restate the employment agreements of Messrs. Karp, Jacob and Tokio dated December 1, 1994, provide for a minimum annual base salary of $550,000, $260,000 and $260,000, respectively, and renew automatically, unless notice is given otherwise, for consecutive periods of one year after the initial terms expire on January 1, 2001.

  Each of such employment agreements provides that Cineplex Odeon may provide written notice of non-renewal at any time during the first six months of the last year of the agreement. If Cineplex Odeon provides such notice, Messrs. Karp, Jacob or Tokio, as the case may be, is entitled to a termination payment upon the expiry of the agreement in an amount equal to two times the average of the sum of his annual base salary and any annual bonus paid or payable during the three immediately preceding calendar years (the "Termination Payment"), less the base salary paid to him from the date of such notice to the expiry of the agreement, together with any compensation previously deferred and not yet paid.

  Each of such employment agreements also provides that Cineplex Odeon may provide written notice of non-renewal on a date which is on or before one year prior to the expiry of the agreement. In such event, Cineplex Odeon may also elect to terminate the employment of Messrs. Karp, Jacob or Tokio as of the date which is one year prior to the expiry of the agreement. If Cineplex Odeon gives such notice of non-renewal but does not terminate such employee's employment effective one year prior to the expiry of such agreement, the employee is entitled to a termination payment upon the expiry of the agreement in an amount equal to one times his then annual base salary, together with any compensation previously deferred and not yet paid by Cineplex Odeon. If Cineplex Odeon provides such notice and elects to terminate such employee's employment as of the date which is one year prior to the expiry of the agreement, the employee is entitled to a termination payment in an amount equal to the Termination Payment, together with any compensation previously deferred and not yet paid. In addition, if Cineplex Odeon provides written notice of non-renewal, then, in certain circumstances, Messrs. Karp, Jacob or Tokio, as the case may be, may opt to terminate their employment on 90 days' notice, in which case he will be entitled to a termination payment equal to the base salary which would have been paid to him from the date of termination of employment to the expiry of the agreement.

  If the employment agreement of Messrs. Karp, Jacob or Tokio is terminated as a result of a material breach by Cineplex Odeon, the employee is entitled to a termination payment equal to the greater of (i) the most recent bonus awarded and the base salary then being paid which would have otherwise been paid from the date of termination of employment to the expiry date of the agreement, and
(ii) two times the annual base salary then being paid plus the most recent annual bonus awarded. In addition, the employee will be entitled to any compensation previously deferred and not yet paid by Cineplex Odeon. If, however, any compensation previously deferred and not yet paid plus the Aggregate Compensation (as hereinafter defined) which would have been paid to him from the date of termination of employment to the expiry date of the agreement is greater than the aforesaid amount, then that is the termination payment to which the employee is entitled.

  If the employment agreement of Messrs. Karp, Jacob or Tokio is terminated by any of them in certain circumstances following the occurrence of certain events constituting a material change in the operations of Cineplex Odeon or a change of control of Cineplex Odeon (a "Material Change"), the employee is entitled to a termination payment equal to the greater of (i) the base salary then being paid to him which would otherwise have been paid from the date of termination of employment to the expiry date of the agreement, and (ii) effectively between two and two and one-half times the annual base salary then being paid plus the most recent annual bonus awarded, as well as any compensation deferred and not yet paid by Cineplex Odeon.

  In addition, with respect to Mr. Karp's agreement only, Cineplex Odeon may terminate Mr. Karp's employment on not less than six months' notice or payment of six months' base salary in lieu of notice at any time during the term of the agreement. If Cineplex Odeon provides such notice, Mr. Karp is entitled to a termination payment in an amount equal to the average of his annual base salary and any bonus paid or payable in the immediately preceding three calendar years (the "Aggregate Compensation") which would have otherwise been paid to Mr. Karp from the date of termination of his employment to the expiry date of the agreement plus an amount equal to one times the Aggregate Compensation, as well as any compensation previously deferred and not yet paid by Cineplex Odeon.

  As well, subject to any required regulatory approvals, if Cineplex Odeon terminates the employment of Mr. Karp for any reason or if Mr. Karp terminates his employment due to a Material Change, all stock options previously granted to him, other than his Performance-Based Options (as hereinafter defined), shall immediately vest and the employee shall remain entitled to exercise any vested and unexercised stock options, including his Performance-Based Options, previously granted to him at any time until the expiration of the full term of the exercise period of each of such options.

  In anticipation of completion of the Transactions, Cineplex Odeon and Allen Karp entered into an agreement (the "Amended Agreement") dated November 28, 1997, amending the existing employment agreement between Cineplex Odeon and Mr. Karp. Pursuant to the Amended Agreement: the term of Mr. Karp's employment is extended until the third anniversary of the Closing Date; Mr. Karp is guaranteed a minimum annual bonus of $155,000; Cineplex Odeon agreed to pay Mr. Karp a special one-time cash bonus of $1,000,000 (half of which has already been paid and half of which is to be paid within 90 days following the Closing Date); Cineplex Odeon granted to Mr. Karp 1,000,000 additional fully vested Cineplex Odeon options (which will be converted into 100,000 Loews Cineplex options upon consummation of the Transactions) and all calculations with respect to Mr. Karp's entitlements upon termination of his employment are amended where they previously referred to base salary to refer to the aggregate of base salary plus his guaranteed minimum annual bonus. In addition, Mr. Karp's right to terminate his employment in certain circumstances following the occurrence of certain events constituting a material change in the operations of Cineplex Odeon or a change of control of Cineplex Odeon are deleted. Instead, Mr. Karp will have the right to terminate his employment at any time until the first anniversary of the Closing Date in which event he is entitled to a termination payment equal to, at his option, either the amount he is entitled to receive under his existing employment agreement as if he had terminated his employment as a result of a material breach by Cineplex Odeon, or the amount he is entitled to receive under his existing employment agreement as if there had been a material change in the operations of Cineplex Odeon and, in both cases, calculated as if his employment was terminated on the Closing Date. The Amended Agreement further contemplates that, upon the Closing, it is to be assumed by Loews Cineplex which will then agree to cause Cineplex Odeon to employ Mr. Karp on the said terms and to pay him the amounts contemplated in the Amended Agreement. Other than the grant of the 1,000,000 options described above (which options were granted on December 17, 1997) and the payment of one half of the special one-time bonus described above, the provisions of the Amended Agreement will only take effect upon the Closing of the Transactions.

  Each of Michael Herman and Howard Lichtman entered into an employment agreement with Cineplex Odeon dated December 6, 1996, which provides for an annual base salary and certain employee benefits, as well as such bonuses as may be determined in the sole discretion of the Cineplex Odeon Board of up to 100% of base salary. Each of their employment agreements is effective as of January 1, 1996, and provides for a minimum annual base salary of C$250,000 (for Mr. Lichtman commencing January 1, 1997), and renews automatically, unless notice is given otherwise, for consecutive periods of one year after the initial term expires on January 1, 1999.

  Each of Mr. Herman's and Mr. Lichtman's employment agreements provides that Cineplex Odeon may provide written notice of non-renewal on the date which is not later than six months prior to the expiry of the agreement. If Cineplex Odeon provides such notice, Mr. Herman or Mr. Lichtman, as the case may be, is entitled to a termination payment in an amount equal to one times his annual base salary as well as any compensation previously deferred and not yet paid by Cineplex Odeon. In addition, if Cineplex Odeon provides written notice of non-renewal, then, in certain circumstances, Mr. Herman or Mr. Lichtman, as the case may be, may opt to terminate his employment on 90 days' notice, in which case he will be entitled to a termination payment equal to the base salary which would have been paid to him from the date of termination of employment to the expiry of the agreement.

  If Mr. Herman's or Mr. Lichtman's employment agreement, as the case may be, is terminated as a result of a material breach by Cineplex Odeon, the employee is entitled to a termination payment equal to the greater of (i) the most recent bonus awarded and base salary then being paid which would have otherwise been paid from the date of termination of employment to the expiry date of the agreement, and (ii) one and one-half times the annual base salary then being paid plus the most recent annual bonus awarded. In addition, the employee will be entitled to any compensation previously deferred and not yet paid by Cineplex Odeon.

  If Mr. Herman or Mr. Lichtman terminates his employment agreement following a Material Change, he is entitled to a termination payment equal to the greater of (i) the base salary then being paid to him which would have otherwise been paid from the date of termination of employment to the expiry date of the agreement, and (ii) effectively between one and one-half and two times the annual base salary then being paid to him plus the most recent annual bonus awarded, as well as any compensation deferred and not yet paid by Cineplex Odeon.

  As well, subject to any required regulatory approvals, if Cineplex Odeon terminates the employment of any of Messrs. Jacob, Tokio, Herman or Lichtman for any reason or if any of them terminates his employment due to a Material Change, such employee would be entitled to exercise any vested and unexercised stock options previously granted to him at any time until the expiration of the full term of the exercise period of each of such options.

  Each of Messrs. Jacob, Tokio, Herman and Lichtman confirmed that for purposes of calculating termination payments under their respective employment agreements, the 1997 annual bonus paid to them would be deemed to be equal to the annual bonus paid to them in 1996.

               OPTION GRANTS DURING YEAR ENDED DECEMBER 31, 1997

                                               INDIVIDUAL GRANTS
                         -----------------------------------------------------------------  POTENTIAL REALIZABLE
                                                                 MARKET                       VALUE AT ASSUMED
                                                                VALUE OF                    ANNUAL RATES OF STOCK
                                       % OF TOTAL              SECURITIES                  PRICE APPRECIATION FOR
                                        OPTIONS                UNDERLYING                        OPTION TERM
                          OPTIONS      GRANTED TO   EXERCISE   OPTIONS ON                  -----------------------
                          GRANTED     EMPLOYEES IN   PRICE     THE DATE OF                     5%          10%
NAME                        (#)       FISCAL YEAR  (C$/SHARE)     GRANT    EXPIRATION DATE    (C$)        (C$)
----                     ---------    ------------ ----------  ----------- --------------- ----------- -----------
Allen Karp.............. 1,000,000(a)    89.15%      1.750(b)     1.750     Dec. 18, 2007    1,100,566   2,789,049
Ellis Jacob.............       --          --          --           --                --           --          --
Robert Tokio............       --          --          --           --                --           --          --
Michael Herman..........       --          --          --           --                --           --          --
Howard Lichtman.........       --          --          --           --                --           --          --

--------
(a) Will be converted into 100,000 Loews Cineplex options upon Closing.
(b)Represents the Canadian dollar equivalent of $1.31, representing the exercise price.

  The following table sets forth, in respect of the Named Executive Officers, details of the exercises of stock options during the financial year ended December 31, 1997 and the financial year-end number and value of unexercised options on an aggregate basis (information concerning the number of Cineplex Odeon options set forth in the table below does not give effect to the one-for-ten exchange ratio provided for in the Master Agreement):

      AGGREGATED OPTION EXERCISES DURING YEAR ENDED DECEMBER 31, 1997 AND
                  YEAR-END OPTION VALUE AT DECEMBER 31, 1997

                                                                                 VALUE OF UNEXERCISED
                                                          NUMBER OF UNEXERCISED      IN-THE-MONEY
                            SHARES ACQUIRED     VALUE          OPTIONS AT             OPTIONS AT
   NAME                     ON EXERCISE (#) REALIZED (C$) DECEMBER 31, 1997 (#) DECEMBER 31, 1997 (C$)
   ----                     --------------- ------------- --------------------- ----------------------
                                                                  (EXERCISABLE/UNEXERCISABLE)
   Allen Karp..............       --             --        4,271,500/1,500,000           Nil
   Ellis Jacob.............       --             --         1,379,150/768,000            Nil
   Robert Tokio............       --             --         1,681,150/768,000            Nil
   Michael Herman..........       --             --          577,500/422,500             Nil
   Howard Lichtman.........       --             --          440,150/259,850             Nil

REPORT ON EXECUTIVE COMPENSATION

 Overview and Philosophy

  The function of the Cineplex Odeon Compensation Committee (the "Compensation Committee") is to establish, review and approve compensation arrangements for the Chief Executive Officer and certain other executive officers, and to review and comment upon compensation arrangements for all other officers of Cineplex Odeon. As part of this process, the Compensation Committee reviews the compensation of executive officers of industry competitors whose information is made public, but does not survey any particular index such as the TSE's Communication and Media Index.

  Section 162(m) of the Code generally limits the corporate deduction in respect of amounts paid to a corporation's executive officers, unless certain requirements are met. Since Cineplex Odeon is a Canadian corporation, the limitation of the corporate deduction under Section 162(m) does not apply, except with respect to the compensation paid to Mr. Michael McCartney. The salary and other compensation paid to Mr. McCartney as part of his 1996 compensation would not be eligible for exemption from the general rule in
Section 162(m); however, the salary and other compensation paid to Mr. McCartney in 1996 did not exceed $1,000,000, the threshold beyond which the corporate deduction is limited. The Compensation Committee will continue to review its compensation arrangements in light of Section 162(m).

  The objectives of Cineplex Odeon's executive compensation program are to:
(a) support the achievement of desired corporate performance; (b) provide compensation that is competitive within the industry and will attract and retain superior talent and reward performance; and (c) align the executive officers' interests with those of the shareholders.

 Executive Officer Compensation Program

  Cineplex Odeon's executive officer compensation program is comprised of three key elements: base salary, discretionary annual cash incentive compensation and long-term compensation in the form of stock options.

  Subject to the provisions of applicable employment agreements, base salary levels for Cineplex Odeon's executive officers are determined primarily as a result of a subjective assessment of the nature of the position and the contribution of each executive officer. In addition, consideration is given to the experience and tenure of each executive officer.

  The determination of the amount of funds available for the cash incentive compensation program is based upon a subjective assessment of Cineplex Odeon's overall performance. In determining each individual executive officer's cash incentive compensation, the Compensation Committee takes into account the area of responsibility of each executive and a subjective assessment of the performance of that area in the most recent fiscal year.

  In evaluating the performance and setting the compensation of executive officers, the Compensation Committee has taken particular note of the significant challenges that faced Cineplex Odeon and the efforts undertaken by the executive officers to strengthen and consolidate the financial and operational position of Cineplex Odeon within the film exhibition industry. The Compensation Committee has also taken into account, when reviewing executive officer performance and compensation, the consistent commitment displayed by the executive officers to the long-term success of Cineplex Odeon.

  In 1997, in addition to considering the foregoing, the Compensation Committee focused its attention on certain specific factors. First, the Compensation Committee recognized the performance of the executive officers in implementing Cineplex Odeon's aggressive growth program and meeting targets for opening new theatres and refurbishing and expanding existing theatres, notwithstanding significant constraints imposed as a result of Cineplex Odeon's available financial resources. Secondly, the Compensation Committee identified the special efforts over an extended period of time of the executive officers in initiating, structuring and negotiating the Transactions and the responsibility of the executive officers for the benefits to Cineplex Odeon and its shareholders resulting from the Transactions. Thirdly, the Compensation Committee noted that as a result of the intended management restructuring which will follow the completion of the Transactions, there may be dislocation for many Cineplex Odeon employees, including executive officers. The Compensation Committee determined that it was appropriate and proper both to recognize the commitment displayed and services provided by the executive officers in repositioning and refocusing Cineplex Odeon over the past eight years and to ensure that key employees, including executive officers, would be sufficiently incentivized and motivated until completion of the Transactions and for a period of time thereafter. This would ensure that Cineplex Odeon would continue to operate as effectively as possible until the closing of the Transactions and that the efficiency of the transition for Loews Cineplex would be maximized. The Compensation Committee achieved these objectives through a combination of special annual cash incentives paid to certain employees, including executive officers, and the establishment of a "stay bonus" program for most head office and district office employees, including executive officers, pursuant to which each such employee will, subject to certain terms and conditions, be paid an additional bonus if the employee remains with Cineplex Odeon until June 30, 1998 whether or not the Transactions close. The maximum aggregate "stay bonuses" payable to all Cineplex Odeon employees under this program, including certain Named Executive Officers, is approximately $2.1 million.

 Chief Executive Officer Compensation

  Mr. Karp's base salary in fiscal 1997 was C$750,000. Mr. Karp's annual cash incentive in 1997 was C$468,900. In addition, Mr. Karp was awarded a special one-time bonus of $1,000,000 (of which, $500,000 was paid in 1997 and the balance will be payable no later than 90 days after the Closing) and granted options to acquire 1,000,000 Cineplex Odeon Common Shares pursuant to the terms of the Amended Agreement (as described under "-- Compensation --
 Employment Agreements").

  The special one-time bonus awarded and stock options granted to Mr. Karp resulted from the terms of the Amended Agreement which the Compensation Committee negotiated with Mr. Karp as an integral component of Cineplex Odeon's agreement to enter into the Transactions. See "-- Compensation --
 Employment Agreements." In addition, the terms of the Amended Agreement were approved by SPE. In setting the terms of the Amended Agreement, the Compensation Committee not only noted Mr. Karp's efforts in achieving Cineplex Odeon's major strategic goals and his essential role in the negotiation and finalization of the Transactions, but also recognized the importance of Loews Cineplex retaining the services of Mr. Karp as a key executive officer and director of Loews Cineplex.

  The members of the Compensation Committee are:

                             Rudolph P. Bratty, Q.C.
                             Robert Rabinovitch
                             Howard L. Weitzman

DIRECTOR COMPENSATION

  Effective January 1, 1994, Cineplex Odeon authorized the payment of fees to independent directors consisting of an annual retainer of C$5,000, a fee of C$1,000 per board meeting for attending in person, C$1,500 for a chairman attending committee meetings in person and C$750 per committee meeting for attending in person. If an independent director attends either a board or committee meeting by way of telephone, such director receives C$250 for the meeting. For purposes of director compensation, the independent directors are Messrs. Bratty, Daniels and Raymond. See also "The Transactions -- Independent Committee and Reasons for the Transactions."

  On May 15, 1989, Cineplex Odeon entered into indemnity agreements with each of those individuals who were then directors in which Cineplex Odeon extended to each such director the same form of entitlement to indemnification as was then, and is now, contained in Cineplex Odeon's general by-law, except that Cineplex Odeon agreed to extend to such directors, whether or not they then hold such office, such broader entitlement to indemnification as it may subsequently provide to all of its directors.

COMPENSATION PURSUANT TO PLANS

 Stock Options

  Under the terms of Cineplex Odeon's amended and restated stock option plan (the "Stock Option Plan"), the number of Cineplex Odeon Common Shares that may be available for issuance may not exceed in the aggregate 17,646,716, or such greater number of Cineplex Odeon Common Shares as may be determined by the Cineplex Odeon Board and approved by the shareholders and by any relevant stock exchange or regulatory authority.

  The Cineplex Odeon Board may delegate any or all of its authority with respect to the administration of the Stock Option Plan to a committee consisting of not less than three members of the Cineplex Odeon Board, all of whom are not eligible to participate in the Stock Option Plan. The Cineplex Odeon Board has delegated authority with respect to the administration of the Stock Option Plan to a committee (the "Stock Option Committee") comprised of three members of the Cineplex Odeon Board, each of whom is a disinterested member of the Cineplex Odeon Board within the meaning of the Stock Option Plan. Messrs. Bratty, Rabinovitch and Weitzman are the current members of the Stock Option Committee.

  Only officers and full-time employees of Cineplex Odeon and its affiliates, associates and subsidiaries are eligible to receive options under the Stock Option Plan. As at February 11, 1998, the approximate number of eligible participants under the Stock Option Plan was 124. Non-employee directors of Cineplex Odeon are not eligible to participate in the Stock Option Plan. Options granted under the Stock Option Plan are not assignable or transferable, other than by will or the applicable laws of succession.

  The Stock Option Committee has discretion to determine the vesting schedule and duration of individual options granted pursuant to the Stock Option Plan, but the duration may not exceed ten years. To date, certain of the options provide for immediate vesting while others provide for 25% cumulative vesting each year commencing six months to one year following the grant of the options (subject to the additional conditions imposed on Performance-Based Options referred to below. The exercise price for each Cineplex Odeon Common Share purchased under the Stock Option Plan may not be less than the closing sale price of the Cineplex Odeon Common Shares on the TSE or the NYSE on the trading day immediately preceding the date of the grant. In the event that the Cineplex Odeon Common Shares did not trade on such trading day, the exercise price may not be less than the average of the bid and ask prices in respect of such shares at the close of trading on such trading day. To date, Cineplex Odeon has consistently granted options exercisable at not less than the current market price.

  Options to acquire 2,593,244 Cineplex Odeon Common Shares (the "Performance-Based Options") were issued in 1996 conditional upon Cineplex Odeon meeting certain annual performance targets in the five years following the granting of such options. The original terms of the Performance-Based Options provided that the provisions could be amended in the event of a merger or business combination. As a result of the Transactions, the Stock Option Committee amended the terms of the Performance-Based Options to the effect that Performance-Based Options to acquire 1,141,872 Cineplex Odeon Common Shares would immediately vest upon the Closing of the Transactions and the balance of the Performance-Based Options would be cancelled.

  Cineplex Odeon's standard form stock option agreement provides that, upon a sale by Cineplex Odeon of substantially all of its assets or properties, or if an offeror is entitled to acquire all of the remaining Cineplex Odeon Common Shares held by dissenting offerees pursuant to the provisions of the OBCA, all options automatically become 100% vested and immediately exercisable (except that only 75% of Performance-Based Options in respect of the financial year not completed at such time vest and become immediately exercisable). In addition, the Stock Option Plan provides that if an offer to purchase all of the Cineplex Odeon Common Shares is made by a third party or in the event of a proposed amalgamation, plan of arrangement, issuer bid or reorganization, Cineplex Odeon may, in its discretion, require the acceleration of the vesting and expiry dates of the outstanding stock options (subject to the same 75% restriction in respect of Performance-Based Options).

  The Stock Option Committee, without further action on the part of the shareholders of Cineplex Odeon, may amend or terminate the Stock Option Plan; provided that no such action may materially and adversely affect the rights under any stock options earlier granted to a participant under the Stock Option Plan without the consent of the participant. Any such amendment shall, if required, be subject to any approvals required under applicable law or under the applicable rules of any stock exchange on which the Cineplex Odeon Common Shares are listed and posted for trading. All amendments to the terms of Stock Option Plan must be approved by the shareholders of Cineplex Odeon if the amendment would: (i) materially increase the benefits accruing to participants under the Stock Option Plan, (ii) increase the number of securities which may be issued under the Stock Option Plan, or (iii) materially modify the requirements as to eligibility for participation in the Stock Option Plan.

  Pursuant to the Plan of Arrangement, the options granted under the Stock Option Plan shall, upon the Effective Date, entitle the optionee to purchase, instead of Cineplex Odeon Common Shares, a number of Loews Cineplex Common Shares equal to one-tenth the number of Cineplex Odeon Common Shares that could have been purchased under such options immediately prior to the Effective Date, rounded up to the nearest whole number of Loews Cineplex Common Shares. The purchase price per share of Loews Cineplex Common Shares shall be ten times the previous purchase price of the Cineplex Odeon Common Shares under such option immediately prior to the Effective Date. See "Description of the Transaction Documents -- The Plan of Arrangement."

  As at February 11, 1998, options to acquire 15,309,270 Cineplex Odeon Common Shares were issued and outstanding. (Share numbers do not give effect to the one-for-ten exchange ratio provided for in the Master Agreement.)

 Pension Plans

  Cineplex Odeon has two pension plans covering employees of Cineplex Odeon, being the Cineplex Odeon Corporation Employee Pension Plan (the "Canadian Plan") and the Cineplex Odeon Corporation U.S. Employees' Pension Plan (the "U.S. Plan").

  Cineplex Odeon amended the Canadian Plan effective January 1, 1993 by converting it from a defined benefit plan into a defined contribution plan. Benefits accrued under the defined benefit plan were frozen at the time of conversion. Effective January 1, 1993, all executive officers resident in Canada are covered by the Canadian Plan.

  An employee is eligible to participate in the U.S. Plan upon satisfaction of certain age and service requirements. The monthly pension amount to be received by an employee under the U.S. Plan is based on the average of the participant's earnings during the sixty consecutive months of employment that produced the highest average pay during his participation in the plan ("Pension Base Pay") and years of benefit service and is integrated based upon an employee's covered compensation.

  In the case of normal retirement at age 65, subject to certain limits, the benefit is equal to approximately 1 1/4% of the Pension Base Pay multiplied by up to a maximum of 35 years of service.

  A participant has a vested interest in his or her "accrued benefit" upon completion of five years of vesting service. The U.S. Plan also provides that once an employee has attained the age of 55 and has accumulated at least ten years of service, he or she may retire and may commence receiving a pension from the U.S. Plan immediately. If the pension benefit payments commence before the age of 65, the monthly pension amount paid to such employee will be reduced based on such employee's age at retirement. If a participant retires prior to the age of 65, the participant may also be entitled to a supplemental pension payable monthly prior to age 65.

  The U.S. Plan contains disability and death benefit provisions. The disability provision entitles the vested participant to a special monthly disability benefit commencing at the normal retirement date if the participant remains disabled until age 65. No disability benefits are payable if the participant has less than ten years of vesting service. Death benefits, and the amount thereof, are payable depending on the participant's vesting status and age at death.

  The following table shows annual gross benefits payable to participants in the U.S. Plan, upon retirement at their normal retirement dates, in straight life annuity amounts:

                               PENSION PLAN TABLE

                                              YEARS OF SERVICE
                  ------------------------------------------------------------------------
PENSION BASE PAY      5        10        15        20         25         30         35
----------------  --------- --------- --------- --------- ---------- ---------- ----------
    $ 25,000      $1,225.00 $2,450.00 $3,675.00 $4,900.00 $ 6,125.00 $ 7,350.00 $ 8,575.00
      50,000       2,450.00  4,900.00  7,350.00  9,800.00  12,250.00  14,700.00  17,150.00
      75,000       3,954.41  7,908.83 11,863.24 15,817.66  19,772.07  23,726.48  27,680.90
     100,000       5,891.91 11,783.83 17,675.74 23,567.66  29,459.57  35,351.48  42,243.40
     125,000       7,829.41 15,658.83 23,488.24 31,317.66  39,147.07  46,976.48  54,805.90
     150,000       9,766.91 19,533.83 29,300.74 39,067.66  48,834.57  58,601.48  68,368.40
     160,000      10,541.91 21,083.83 31,625.74 42,167.66  52,709.57  63,251.48  73,793.40

--------
Note: For plan years commencing 1997 and beyond, U.S. law prohibits annual compensation used to determine pension base pay from exceeding $160,000. PERFORMANCE GRAPH

  Set forth below is a graph showing the five year cumulative total return of the Cineplex Odeon Common Shares as compared with the TSE 300 Index and the TSE Communication and Media Index. The graph assumes C$100 invested on December 31, 1992 in Cineplex Odeon Common Shares and in each of the indexes and assumes reinvestment of dividends.

                       [PERFORMANCE GRAPH APPEARS HERE]

                                   1993      1994      1995     1996   1997
--------------------------------------------------------------------------------
Cineplex Odeon                      157       157        86       86     71
--------------------------------------------------------------------------------
TSE 300 Index                       133       132       152      195    224
--------------------------------------------------------------------------------
TSE Communication and Media Index   120       121       126      155    203
--------------------------------------------------------------------------------

LIABILITY INSURANCE

  The OBCA allows Cineplex Odeon to purchase and maintain insurance for the benefit of its directors and officers against certain liabilities incurred by them in their capacity as directors and officers. All premiums with respect to such insurance are paid by Cineplex Odeon. Cineplex Odeon maintains or has maintained, since the beginning of the 1997 fiscal year, the following directors' and officers' liability insurance policies:

    (a) for the period commencing April 16, 1996 and ending on April 16, 1997, coverage in respect of Cineplex Odeon in the face amount of $25,000,000. There is no individual director/officer deductible. In the event that the subject directors or officers are indemnified by Cineplex Odeon, the deductible amount is $250,000. The total premium payable is $400,000. Employment practices liability coverage is included in the above coverage; and

    (b) for the period commencing April 16, 1997 and ending on April 16, 1998, coverage in respect of Cineplex Odeon in the face amount of $30,000,000. There is no individual director/officer deductible. In the event that the subject directors or officers are indemnified by Cineplex Odeon, the deductible amount is $150,000. The total premium payable is $312,000. Employment practices liability coverage is included in the above coverage.

RELATED PARTY TRANSACTIONS

  In connection with Cineplex Odeon's sale of its remaining 51% interest in the Film House Partnership to The Rank Organization PLC ("Rank"), Cineplex Odeon agreed to provide, without cost, on-screen advertisements of Universal Studios, Florida and Universal Studios, California until March 2000. Universal Studios, Florida, a motion picture and television theme amusement park, is a joint venture between Universal and Rank. Universal Studios, California, a motion picture and television theme amusement park, is owned by Universal.

  In fiscal 1997, in the ordinary course of its business, Cineplex Odeon paid an aggregate of approximately $27,459,000 in film licensing fees to Universal or subsidiaries thereof (fiscal 1996 -- $20,631,000, fiscal 1995 -- $31,198,000). A Canadian division of Cineplex Odeon provides certain video distribution services to Universal pursuant to which, during 1997, Universal paid Cineplex Odeon approximately $1,010,000 (fiscal 1996 --$666,000, fiscal 1995 -- $576,000).

  Cineplex Odeon has, since 1984, participated in a joint venture with a group of investors which developed a theatre complex at the southwest corner of Yonge and Eglinton Streets in Toronto. The investor group, in which each of Messrs. Kolber and Raymond, both of whom are directors of Cineplex Odeon, and/or associates of such persons, has a minority interest, contributed C$3,250,000 of the total financing required to complete the project and are entitled to repayment thereof, together with interest thereon, and to ongoing participation in the revenue derived from the project. During fiscal 1997, this investor group received C$705,433 from Cineplex Odeon.

  In September 1990, Cineplex Odeon sold its interest in the Universal City Cinema to Universal. Cineplex Odeon has been retained to manage the theatre on a long-term basis for a fee based upon 3% of gross revenue plus 3% of net cash flow from the multiplex. The total fee earned during 1996 was $646,749. Pursuant to the Subscription Agreement, in certain circumstances Universal will have the right to cause Loews Cineplex to lease the Universal City Cinema pursuant to a 20-year lease and to acquire related personal property. See "Description of the Transaction Documents -- The Subscription Agreement --
 Universal City Cinema Put."

  On March 28, 1996 Cineplex Odeon completed, in Canada and the U.S., a sale to the public of 25,000,000 Cineplex Odeon Common Shares at a price of C$1.868 per share ($1.375 per share). Concurrent with the closing of this public offering, pursuant to an agreement dated March 19, 1996, Universal and the predecessor to the Trust purchased 24,242,181 SRV Shares and 12,121,454 Cineplex Odeon Common Shares, respectively, at the same price as the offering price to the public.

  Pursuant to an agreement (the "Restated Subscription Agreement") with Cineplex Odeon dated January 15, 1986, as amended, Universal is entitled to certain pre-emptive rights. If, at any time, Cineplex Odeon issues equity securities, it must offer to sell Universal enough SRV Shares to enable Universal to maintain the percentage of outstanding equity securities it held before the issue of new equity securities on a fully diluted basis. The price for the SRV Shares purchased by Universal pursuant to its pre-emptive rights is based on the then current market price of the Cineplex Odeon Common Shares on the TSE. Universal will lose its pre-emptive rights if at any time it sells any equity securities of Cineplex Odeon. This Restated Subscription Agreement also provides that Universal may purchase equity securities of Cineplex Odeon from third persons provided that it may not hold in aggregate more than 50% of Cineplex Odeon's outstanding equity securities on a fully diluted basis. The Restated Subscription Agreement also provides that under no circumstances may Universal acquire more than one vote less than one-third of the votes attached to Cineplex Odeon's outstanding voting securities, excluding the SRV Shares. See also " -- Share Capital Structure -- SRV Shares."

  Pursuant to an agreement (the "Standstill Agreement") with Cineplex Odeon dated May 12, 1986 (a) Universal may not purchase any securities of Cineplex Odeon except as provided in the Restated Subscription Agreement and the Standstill Agreement; (b) Universal may not dispose of any securities of Cineplex Odeon unless such securities are first offered to Cineplex Odeon or its designee (except in certain circumstances relating to an offer made to all shareholders of Cineplex); (c) Universal may not solicit proxies (except for its own nominees or with respect to a resolution to amend the constating documents of Cineplex Odeon as they may relate to election of directors for staggered terms of office), deposit its shares in a voting trust, or engage in any other activities to acquire or affect control of Cineplex Odeon; (d) Cineplex Odeon may not, in any twelve-month period, without the prior approval of 75% of the directors, issue securities representing more than 5% of the outstanding equity securities at the commencement of the twelve month period;
(e) Universal has a right of first refusal if Cineplex Odeon wishes to dispose of material U.S. assets or its interest therein, which right may be exercised in whole or in part by exchanging SRV Shares for such assets or interest; (f) Cineplex Odeon has a right of first refusal on all opportunities Universal may received to acquire or establish motion picture exhibition locations in the United States; and (g) Universal is entitled to at least one nominee on each of the audit committee and the executive committee of Cineplex Odeon.

  Universal and Cineplex Odeon have entered into an agreement pursuant to which the Restated Subscription Agreement and the Standstill Agreement will each terminate on the Closing Date.

  Cineplex Odeon has entered into registration rights agreements with each of Universal and certain members of the Claridge Group providing for customary rights with respect to the registration of their Cineplex Odeon Shares.

  See also, "The Transactions -- Interests of Certain Persons in the Transactions."

                              THE SPECIAL MEETING

TIME, DATE AND PLACE

  THIS INFORMATION CIRCULAR/PROSPECTUS IS FURNISHED TO CINEPLEX ODEON SHAREHOLDERS IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE MANAGEMENT OF CINEPLEX ODEON FOR USE AT THE SPECIAL MEETING TO BE HELD AT THE CINEPLEX ODEON VARSITY CINEMAS, 55 BLOOR STREET WEST, SECOND LEVEL, TORONTO, ONTARIO, ON MARCH 26, 1998, AT THE HOUR OF 12:00 NOON (TORONTO TIME), AND AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, FOR THE PURPOSES SET FORTH IN THE ACCOMPANYING NOTICE OF SPECIAL MEETING OF SHAREHOLDERS.

RECORD DATE, SHARES ENTITLED TO VOTE

  On February 11, 1998, Cineplex Odeon had outstanding 103,414,594 Cineplex Odeon Common Shares and 73,446,426 SRV Shares. Each holder of record of Cineplex Odeon Common Shares at the close of business on February 11, 1998 is entitled to one vote for each Common Share held by such shareholder on all matters proposed to come before the Special Meeting and any adjournment or postponement thereof except to the extent that such shareholder has transferred any Common Shares after that date and the new holder of such shares establishes proper ownership and demands not later than ten days before the Special Meeting to be included in the list of shareholders eligible to vote at the Special Meeting, in which case the transferee will be entitled to vote such shares. The SRV Shares, all of which are owned by Universal, will be entitled as a class to that number of votes in respect of the Arrangement Resolution, as provided in the Articles of Cineplex Odeon and as described herein under the heading "Information Concerning Cineplex Odeon -- Share Capital Structure." As at February 11, 1998, the SRV Shares as a class would be entitled to 51,702,946 votes in respect of the Arrangement Resolution.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

  At the Special Meeting, Cineplex Odeon shareholders will consider approval of the Arrangement Resolution attached as Annex B to this Information Circular/Prospectus. The Arrangement Resolution:

    (a) authorizes, approves and adopts the Arrangement as set forth in the Plan of Arrangement (which is attached as Annex E hereto; see "Description of the Transaction Documents -- The Plan of Arrangement");

    (b) confirms, ratifies and approves the Master Agreement (which is attached as Annex D hereto; see "Description of the Transaction
  Documents -- The Master Agreement"), the actions of the directors of Cineplex Odeon in approving the Arrangement under the OBCA and the actions of Cineplex Odeon in executing and delivering the Master Agreement;

    (c) authorizes and empowers the directors of Cineplex Odeon, notwithstanding that the Arrangement Resolution has been passed (and the Arrangement adopted) by the shareholders of Cineplex Odeon or that the Arrangement has been approved by the Court, (i) to amend the Master Agreement or the Plan of Arrangement to the extent permitted by the Master Agreement and the Plan of Arrangement and (ii) not to proceed with the Arrangement at any time prior to the issuance of a certificate of arrangement giving effect to the Arrangement without the further approval of the shareholders of Cineplex Odeon but only if the Master Agreement is terminated in accordance with its terms;

    (d) authorizes each officer of Cineplex Odeon acting for, in the name of and on behalf of Cineplex Odeon, to execute, under the seal of Cineplex Odeon or otherwise, and to deliver articles of arrangement and such other documents as are necessary or desirable to the Director under the OBCA in accordance with the Master Agreement and the Arrangement for filing; and

    (e) authorizes each officer of Cineplex Odeon acting for, in the name of and on behalf of Cineplex Odeon, to execute or cause to be executed, under the seal of Cineplex Odeon or otherwise, and to deliver or to cause to be delivered, all such documents, agreements and instruments, and to do or to cause to be done all such other acts and things, as such officer determines to be necessary or desirable in order to carry out the intent of the foregoing paragraphs of the Arrangement Resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

VOTE REQUIRED

  SUBJECT TO ANY FURTHER ORDER OF THE COURT, THE ARRANGEMENT RESOLUTION MUST BE APPROVED (I) BY THE AFFIRMATIVE VOTE OF AT LEAST 66 2/3% OF THE VOTES ACTUALLY CAST THEREON (AND FOR THIS PURPOSE ANY SPOILED VOTES, ILLEGIBLE VOTES, DEFECTIVE VOTES AND ABSTENTIONS SHALL BE CONSIDERED NOT TO BE VOTES
CAST) BY THE HOLDERS OF CINEPLEX ODEON COMMON SHARES AND SRV SHARES, VOTING TOGETHER, ENTITLED TO VOTE AT THE SPECIAL MEETING, EITHER IN PERSON OR BY PROXY, AND (II) BY A MAJORITY OF VOTES ACTUALLY CAST THEREON BY THE HOLDERS OF CINEPLEX ODEON COMMON SHARES (OTHER THAN THE CLARIDGE GROUP) ENTITLED TO VOTE AT THE SPECIAL MEETING, EITHER IN PERSON OR BY PROXY.

  As at February 11, 1998, the Trust beneficially owned approximately 34.7% of the Cineplex Odeon Common Shares, and Universal beneficially owned 100% of the SRV Shares. The Trust has agreed pursuant to and subject to the terms of the Letter Agreement to vote all of its Cineplex Odeon Common Shares in favor of the Arrangement Resolution and to vote against any transaction that could reasonably be expected to interfere with or adversely affect the Transactions. See "Description of the Transaction Documents -- Other Agreements -- Letter Agreement." Universal has agreed, pursuant to and subject to the terms of the Subscription Agreement, to vote all of its SRV Shares in favor of the Arrangement Resolution and to vote against any transaction that could reasonably be expected to interfere with or adversely affect the Transactions. See "Description of the Transaction Documents -- The Subscription Agreement."

SOLICITATION OF PROXIES

  Cineplex Odeon shareholders are requested to fill in, date, sign and return the accompanying form of proxy for use at the Special Meeting, whether or not they are able to attend personally. The form of proxy will not be valid unless it is completed and delivered to Montreal Trust Company of Canada, Proxy Department, 151 Front Street, 8th Floor, Toronto, Ontario, M5J 2N1 (by facsimile: 416-981-9800) at any time up to 4:00 p.m. (Toronto time) on March 24, 1998 or, if the Special Meeting is adjourned or postponed, not later than 4:00 p.m. (Toronto time) on the second business day immediately preceding the time of such adjourned or postponed Special Meeting, or with the Chairman of the Special Meeting prior to the commencement of the Special Meeting on the day of the Special Meeting or on the day of the adjournment or postponement thereof. Failure to so deposit or present a proxy may result in its invalidation. Facsimile delivery to Montreal Trust Company of Canada (at 416-981-9800) is acceptable. The time limit for depositing proxies prior to the Special Meeting may be waived by Cineplex Odeon in its discretion without notice.

  In addition to solicitation by mail, officers and directors and regular employees of Cineplex Odeon may, without additional compensation, solicit proxies personally or by telephone or telecopier. THIS SOLICITATION IS MADE ON BEHALF OF THE MANAGEMENT OF CINEPLEX ODEON, AND THE COST OF THE SOLICITATION HAS BEEN OR WILL BE BORNE BY CINEPLEX ODEON.

  Cineplex Odeon has retained D.F. King & Co., Inc. at an estimated cost of $7,500 plus $3.00 per approved telephone shareholder contact, line charges and reasonable out-of-pocket expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of Cineplex Odeon held of record by such custodians, nominees and fiduciaries and Cineplex Odeon will reimburse such custodians, nominees or fiduciaries for reasonable expenses incurred in connection therewith.

APPOINTMENT OF PROXIES

  The persons named in the enclosed proxy are directors and officers of Cineplex Odeon. A Cineplex Odeon shareholder who wishes to appoint some other person to represent him or her at the Special Meeting may do so by inserting such person's name in the blank space provided in the form of proxy or by completing another form of proxy and, in either case, delivering it or returning it by mail so that it is received by the stated deadline. A proxy nominee need not be a Cineplex Odeon shareholder.

SIGNING OF PROXIES

  In order to be effective, a form of proxy must be executed by a shareholder exactly as his or her name appears on the Cineplex Odeon register of shareholders. If the shareholder is a corporation, the proxy must be executed under corporate seal or by a duly authorized officer or attorney thereof. The proxy must also be dated where indicated. If the date is not completed, the proxy shall be deemed to be dated on the day on which it is mailed to shareholders.

REVOCATION OF PROXIES

  In addition to revocation in any other manner permitted by law, a proxy given pursuant to this solicitation may be revoked by instrument in writing executed by the Cineplex Odeon shareholder or by his or her attorney authorized in writing or, if the Cineplex Odeon shareholder is a corporation, by an officer or attorney thereof duly authorized, and deposited either:

    (a) at the registered office of Cineplex Odeon at any time up to and including the last business day preceding the day of the Special Meeting, or any adjournments or postponements thereof, at which the proxy is to be used; or

    (b) with the chairman of the Special Meeting on the day of the Special Meeting prior to the commencement thereof, or any adjournments or postponements thereof.

  Upon either of such deposits, the former proxy is revoked.

VOTING OF PROXIES

  The persons named in the enclosed proxy will vote "FOR" or "AGAINST", or "ABSTAIN FROM VOTING" in respect of, the Arrangement Resolution for the shares of which such persons are appointed on the ballot with respect to the Arrangement Resolution in accordance with the instructions of the Cineplex Odeon shareholder appointing them and, if the Cineplex Odeon shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted accordingly. IN THE ABSENCE OF DIRECTION OR INSTRUCTION, SHARES REPRESENTED BY THE PROXY WILL BE VOTED "FOR" APPROVAL OF THE ARRANGEMENT RESOLUTION.

  THE ENCLOSED FORM OF PROXY CONFERS DISCRETIONARY AUTHORITY UPON THE PERSONS DESIGNATED THEREIN WITH RESPECT TO AMENDMENTS TO OR VARIATIONS OF MATTERS IDENTIFIED IN THE ACCOMPANYING NOTICE OF MEETING OF SHAREHOLDERS AND WITH RESPECT TO OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE SPECIAL MEETING. AT THE DATE OF THIS INFORMATION CIRCULAR/PROSPECTUS, THE MANAGEMENT OF CINEPLEX ODEON KNOWS OF NO SUCH AMENDMENTS, VARIATIONS OR OTHER MATTERS. HOWEVER, IF ANY SUCH AMENDMENTS, VARIATIONS OR OTHER MATTERS (NOT PRESENTLY KNOWN TO THE MANAGEMENT OF CINEPLEX ODEON) SHOULD PROPERLY COME BEFORE THE SPECIAL MEETING, THE SHARES REPRESENTED BY THE PROXIES WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PERSON OR PERSONS VOTING SUCH PROXIES (ABSENT CONTRARY INSTRUCTIONS).

AVAILABILITY OF PRINCIPAL ACCOUNTANTS

  Representatives of KPMG, principal accountants to Cineplex Odeon, will be present at the Special Meeting, will have the opportunity to make a statement should they desire to do so and are expected to be available to respond to appropriate questions.

RECOMMENDATION OF THE BOARD OF DIRECTORS

  The Cineplex Odeon Board is of the view that the Transactions are fair and in the best interests of Cineplex Odeon and its shareholders. The Cineplex Odeon Board, based on the fairness opinion of Morgan Stanley and the unanimous recommendation of the Independent Committee, authorized and approved the execution and delivery of the Master Agreement and all transactions contemplated thereby, including the Arrangement, and recommends that Cineplex Odeon shareholders vote FOR the Arrangement Resolution.

                               THE TRANSACTIONS

GENERAL

  Cineplex Odeon and LTM have agreed to engage in a business combination pursuant to which: (a) SPE will cause all of its U.S. theatre assets not owned directly or indirectly by LTM to be transferred to wholly owned subsidiaries of LTM; (b) LTM will change its name to Loews Cineplex Entertainment Corporation; (c) Universal will subscribe for 4,426,606 Loews Cineplex Common Shares for an aggregate cash subscription price of $84,500,000 and will be entitled to certain anti-dilution protections in connection with such subscription; (d) as part of the Arrangement, (i) all issued and outstanding shares in the capital of Plitt will be acquired by Loews Cineplex from Cineplex Odeon in exchange for 8,242,385 Loews Cineplex Shares, (ii) Cineplex Odeon will distribute all such Loews Cineplex Shares to holders of Cineplex Odeon Shares, other than Dissenting Shareholders, on a pro rata basis, in consideration for the purchase for cancellation of 82,423,849 Cineplex Odeon Shares (representing approximately 46.60% of the outstanding Cineplex Odeon Shares), other than Dissent Shares, on a pro rata basis, and (iii) each remaining issued and outstanding Cineplex Odeon Share, other than Dissent Shares, will be acquired by Loews Cineplex from the holder thereof in exchange for one-tenth of one Loews Cineplex Share, except that 800,000 SRV Shares will be acquired by Loews Cineplex from Universal in exchange for 80,000 Loews Cineplex Class B Non-Voting Common Shares and 40,000 Cineplex Odeon Common Shares will be acquired by Loews Cineplex from the Trust in exchange for 4,000 Loews Cineplex Class B Non-Voting Common Shares, with the result that shareholders of Cineplex Odeon will become stockholders of Loews Cineplex, and each of Plitt and Cineplex Odeon will become a wholly owned Subsidiary of Loews Cineplex; and (e) SPE and its affiliates will receive on or prior to Closing cash payments from Loews Cineplex aggregating approximately $409 million (subject to adjustment as provided in the Master Agreement). The Universal per share subscription price is the same as the price represented by the one-for-ten exchange ratio received by the other Cineplex Odeon shareholders based on the relative valuation methodology used in negotiating the terms of the Transactions described under "-- Independent Committee and Reasons for the Transactions."

  The closing of the Transactions is subject to various conditions precedent and termination provisions. See "Description of the Transaction Documents --
 The Master Agreement -- Conditions Precedent" and "--Termination." In accordance with U.S. GAAP, the Transactions will be accounted for under the purchase method of accounting. See "-- Anticipated Accounting Treatment."

  The following chart sets forth the initial equity ownership of Loews Cineplex immediately following the Closing:

                                                LOEWS CINEPLEX  PERCENT OF TOTAL
STOCKHOLDER                                         SHARES        OUTSTANDING
-----------                                     --------------  ----------------
SPE............................................   23,137,111(1)       51.13%
Universal......................................   11,771,249(2)       26.01
The Claridge Group.............................    4,328,003(3)        9.57
Other Cineplex Odeon Shareholders..............    6,013,456          13.29
                                                  ----------         ------
  Total........................................   45,249,819         100.00%
                                                  ==========         ======

--------
(1) Includes 21,934,625 Loews Cineplex Common Shares representing 49.9% of the issued and outstanding Loews Cineplex Common Shares and 1,202,486 Loews Cineplex Class A Non-Voting Common Shares, in each case, indirectly owned by SPE.
(2) Includes 11,691,249 Loews Cineplex Common Shares representing 26.6% of the issued and outstanding Loews Cineplex Common Shares and 80,000 Loews Cineplex Class B Non-Voting Common Shares.
(3) Includes 4,324,003 Loews Cineplex Common Shares representing 9.8% of the issued and outstanding Loews Cineplex Common Shares and 4,000 Loews Cineplex Class B Non-Voting Common Shares.

See "Additional Information Concerning Loews Cineplex -- Security Ownership of Certain Beneficial Owners of Loews Cineplex."

  LTM, SPE, Universal, the Trust and the other members of the Claridge Group have entered into the Stockholders Agreement, which provides for certain board, voting, consent, standstill, purchase, transfer, registration and other rights and obligations of the parties thereto following the Closing. See "Description of the Transaction Documents -- The Stockholders Agreement."

BACKGROUND OF THE TRANSACTIONS

  On August 13, 1996, the Cineplex Odeon Board approved a strategic plan for Cineplex Odeon that included as one of its principal components exploring possible merger opportunities. The plan recognized current dynamics within the exhibition industry, as well as Cineplex Odeon's financial position, and supported evaluating possible merger candidates as an appropriate means by which to implement Cineplex Odeon's overall growth strategy. The strategic plan was consistent with Cineplex Odeon's approach over the past few years, which had included careful analysis and evaluation of other possible business combination transactions and, in particular, its attempt to structure a transaction with Cinemark USA, Inc., which had been announced in March, 1995 but abandoned shortly thereafter. Cineplex Odeon had determined not to pursue such other possible business combination transactions following a review of financial and strategic considerations in each instance.

  In August, 1996, Allen Karp, Chief Executive Officer of Cineplex Odeon, initiated preliminary discussions with SPE, regarding the possible combination of Cineplex Odeon and Loews Theatres. On September 16, 1996, Mr. Karp and Lawrence J. Ruisi, President of SRE, met to discuss such a combination and agreed that it was worthwhile to pursue further discussions.

  On September 26, 1996, Cineplex Odeon and a subsidiary of SPE exchanged confidentiality agreements.

  On January 27, 1997, representatives of Cineplex Odeon and Loews Theatres met for exploratory discussions with respect to a possible business combination. As Universal and the Claridge Group are significant shareholders of Cineplex Odeon with representatives on the Cineplex Odeon Board, management of Cineplex Odeon invited representatives of Universal and the Claridge Group to participate in the discussions. Each of the parties outlined in general terms the significant issues which would need to be addressed in order to complete a transaction, including the level of ownership that each party would have in a combined entity, the importance of maintaining an appropriate public stockholder base and liquidity in the shares of the combined entity, the maximum amount of debt in the combined entity and various corporate governance concerns. In addition, the parties discussed a possible additional investment into the combined entity by Universal.

  At the regular quarterly meeting of the Cineplex Odeon Board on February 18, 1997, Mr. Karp reviewed the discussions which had taken place with Loews Theatres and the reasons why management believed that discussions should be continued. The Cineplex Odeon Board determined that management should continue to explore a possible combination with Loews Theatres.

  On March 20, 1997, representatives of Loews Theatres, Cineplex Odeon, Universal and the Claridge Group met to continue the business combination discussions. The discussions focused on principles which should be applied to determine the relative valuations of Cineplex Odeon and Loews Theatres, corporate governance issues relating to the combined entity, the possibility of an investment by Universal and regulatory issues involved in any potential business combination.

  On April 8, 1997, representatives of the same parties met, at which time they agreed to defer further discussions regarding relative valuation until both Cineplex Odeon and Loews Theatres had conducted detailed due diligence.

  On May 1, 1997, the Cineplex Odeon Board appointed a committee of the Board of Directors consisting of three independent directors (the "Independent Committee"). For a summary of the Independent Committee's mandate and the actions taken to fulfill this mandate, see "-- Independent Committee and Reasons for the Transactions." Shortly thereafter, the Independent Committee engaged Morgan Stanley to act as its financial

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

advisor and to render an opinion as to the fairness of the consideration to be received by the holders of Cineplex Odeon Common Shares (other than Universal and the Claridge Group) pursuant to the proposed business combination from a financial point of view.

  On May 12, 1997, representatives of Loews Theatres, Cineplex Odeon, Universal and the Claridge Group met with their respective advisors to continue discussions regarding the possible business combination. Loews Theatres and Cineplex Odeon instructed their respective legal counsel to commence drafting documentation to give effect to the possible business combination and instructed their respective counsel, accountants and financial advisors to complete their detailed legal, financial and business due diligence.

  As a result of various articles in the media, on June 20, 1997, Cineplex Odeon issued a press release confirming that it was in discussions with Loews Theatres regarding a possible business combination.

  In August 1997, representatives of Loews Theatres, Cineplex Odeon, SPE, Universal and the Claridge Group met with their respective counsel to continue discussions which focused primarily on relative valuation, corporate governance and the cash amount to be distributed to SPE.

  Due diligence investigations and the preparation and negotiation of the draft legal documentation took place on an ongoing basis from the months of May through September, 1997. Numerous meetings took place during this period in order to continue negotiations on all aspects of the proposed business combination, including issues of relative valuation, the relative equity positions of SPE and the shareholders of Cineplex Odeon, including Universal and the Claridge Group, the proposed equity subscription by Universal, the cash amount to be distributed to SPE and corporate governance issues. Negotiations continued during the month of September, culminating with meetings during the week of September 22, 1997. All remaining business issues were resolved and legal documentation completed by September 30, 1997.

  On September 30, 1997, the Cineplex Odeon Board met to consider whether to proceed with the proposed business combination between Cineplex Odeon and Loews Theatres. At the meeting, the Cineplex Odeon Board received the positive recommendation of the Independent Committee to proceed with the proposed transaction and confirmation that the Independent Committee had received the opinion of Morgan Stanley that, subject to the assumptions made, matters considered and limits on the review undertaken, the consideration to be received by the holders of Cineplex Odeon Common Shares pursuant to the Master Agreement was fair from a financial point of view to such holders (other than Universal and the Claridge Group). See "-- Independent Committee and Reasons for the Transactions." On September 30, 1997, Cineplex Odeon, Loews Theatres and SPE executed and delivered the Master Agreement and related documents, which was announced by issuance of a joint press release that afternoon.

INDEPENDENT COMMITTEE AND REASONS FOR THE TRANSACTIONS

 The Independent Committee

  On May 1, 1997, the Cineplex Odeon Board established the Independent Committee, consisting of Rudolph Bratty, Q.C. (Chairman), John Daniels and James Raymond. The mandate of the Independent Committee was: (a) to conduct or supervise the conduct of any negotiations or discussions with respect to the proposed transactions involving LTM and to make recommendations to the Cineplex Odeon Board regarding the signing of any agreements with respect to such transactions; (b) to conduct or supervise the conduct of any negotiations or discussions with Universal and the Claridge Group with respect to any transactions or agreements proposed to be entered into with either of them in connection with the transactions and to make recommendations to the Cineplex Odeon Board regarding the signing of agreements with either of them; and (c) to consider whether any strategic alternatives to the business combination with LTM should be pursued and, if so, to recommend the process to be implemented to give effect thereto.

  Each member of the Independent Committee is independent of management of Cineplex Odeon, Universal and the Claridge Group. The members of the Independent Committee will not benefit from the Transactions in any manner that is different from Cineplex Odeon shareholders generally. Cineplex Odeon agreed to pay to each

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

member of the Independent Committee a fee of $20,000 plus an additional $5,000 to its Chairman for services to be performed in such capacity. The payment of such fees is not contingent on the closing of the Transactions.

  The Independent Committee's powers and authority included establishing its own rules of procedure. The Independent Committee met on 13 separate occasions between May 1, 1997 and September 29, 1997. Attendance at these meetings generally included representatives of the Independent Committee's counsel and of management, and some of these meetings were attended by representatives of Morgan Stanley. In addition, the Independent Committee regularly consulted with its advisors and held discussions with and requested information from management and other parties to the extent necessary to perform its mandate. The following discussion, together with the discussion under "Reasons for the Transactions," summarizes all material factors considered by the Independent Committee during the course of its deliberations.

  At the Independent Committee meeting on May 1, 1997, the Independent Committee retained as its legal advisors, Weil, Gotshal & Manges LLP and Goodman and Carr, both of which firms had provided legal services to Cineplex Odeon. The Independent Committee reviewed with its counsel the role and mandate of the Independent Committee. The Independent Committee identified and discussed generally the qualifications of financial advisors that might be retained to provide independent advice to the Independent Committee, the scope of work the financial advisor might be requested to perform and appropriate fees for such work. The Independent Committee then met with Morgan Stanley to review its qualifications and independence, and also received a status report from management concerning negotiations relating to the proposed business combination and an outline of possible legal structures to accomplish the combination.

  The Independent Committee authorized the exchange of confidential information with Loews Theatres in accordance with confidentiality agreements that had been previously executed.

  At the meetings of May 5 and May 12, 1997, the Independent Committee discussed further the appropriate compensation of financial advisors to the proposed business combination, received a more detailed status report of the ongoing negotiations from management, started deliberations as to the ongoing negotiations and, after having considered the qualifications and independence of prospective financial advisors, retained Morgan Stanley to act as its financial advisor and to render an appropriate opinion with respect to the proposed business combination.

  At the meeting held on May 29, 1997, the Independent Committee reviewed various alternatives for structuring the Transactions and the income and other tax consequences associated with each alternative. The Independent Committee also received a report from management as to the methodology being discussed with Loews Theatres to value Cineplex Odeon and Loews Theatres for purposes of the proposed business combination. The Independent Committee was advised that an important aspect of the valuation would be the multiple to be applied to each of Cineplex Odeon's and Loews Theatres' Adjusted EBITDA. The Independent Committee assessed the multiple proposed by Loews Theatres and noted its concerns that such multiple (a) be consistent with the trading multiple of Cineplex Odeon Common Shares on the TSE and the NYSE, (b) be utilized in the proposed subscription by Universal for additional shares of Loews Theatres, and (c) be evaluated as to its impact on the ownership position in the combined entity of Cineplex Odeon's public shareholders. The Independent Committee also discussed various matters concerning corporate governance and regulatory matters.

  At meetings held on June 4 and June 9, 1997, the Independent Committee met with representatives of Morgan Stanley who provided a detailed analysis of the incremental impact of changes in the multiple of Adjusted EBITDA on the resulting ownership of Cineplex Odeon public shareholders in the combined entity. Morgan Stanley also confirmed that, based on the valuation methodology (including the Adjusted EBITDA multiple being proposed by Loews Theatres) and transaction structure as proposed, it was not in a position to render its opinion that the consideration to be received by the holders of Cineplex Odeon Common Shares (other than Universal and the Claridge Group) pursuant to the proposed business combination would be fair from a financial point of view to such holders (other than Universal and the Claridge Group). The Independent Committee instructed that its concerns with respect to the relative valuation of Cineplex Odeon be communicated to Loews Theatres, Universal and the Claridge Group.

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

  On June 12, 1997, members of the Independent Committee met with representatives of SPE and Loews Theatres, and their respective counsel and Morgan Stanley at which meeting Morgan Stanley presented an analysis of the valuation issues. Thereafter, on instructions from the Independent Committee, Morgan Stanley continued discussions on valuation with Credit Suisse First Boston Corporation, financial advisor to SPE.

  At a meeting held on June 25, 1997, the Independent Committee reviewed with management and counsel the outstanding issues pertaining to the Master Agreement and the Stockholders Agreement. Morgan Stanley provided a report with respect to the ongoing discussions with respect to valuation issues. The Independent Committee reviewed with counsel various minority public shareholder protections, including that the Transactions would be subject to the approval of a majority of the holders of Cineplex Odeon Common Shares other than the Claridge Group, as well as certain corporate governance matters. These included the requirement that independent directors be included on the Board of Directors of the combined entity, that protections be included with respect to certain going private transactions and transactions with affiliated parties and that the public have the right to participate in any significant sale by Universal and/or SPE of Loews Cineplex Common Shares. The Independent Committee obtained advice from counsel as to the effect of Delaware corporate law and United States and Canadian securities laws of general application on certain other corporate governance issues that were considered by the Independent Committee.

  At a meeting held on June 30, 1997, the Independent Committee reviewed with counsel various matters concerning corporate governance and advised its legal counsel to communicate to Universal and SPE its serious concerns with certain of the governance proposals. The Independent Committee also determined that as a necessary condition to the Closing, the shares of the combined entity be listed on the TSE and either the NYSE or NASDAQ.

  At the meeting held on July 7, 1997, the Independent Committee was advised that its concern regarding the multiple to be applied for relative valuation purposes had been satisfactorily addressed by the parties having agreed to apply a multiple of ten times Adjusted EBITDA and that many of its positions regarding governance had been agreed to. Additionally, the Independent Committee was advised that SPE, which had initially requested a "break-up" fee of $25,000,000 in the event that the proposed business combination should not be consummated as a result of the Cineplex Odeon Board's fiduciary obligation to consider future strategic proposals, had agreed, after a series of negotiations, to reduce such fee to $13,500,000. After receiving advice from its legal counsel, the Independent Committee agreed to offer a lower break-up fee of $11,000,000, which was ultimately agreed upon.

  As a result of these positive developments, the Independent Committee instructed its advisors to continue its detailed negotiations and preparation of documents with a view to completing the proposed business combination on appropriate terms. The Independent Committee reviewed with its advisors a number of matters, including the status of due diligence investigations, the impact of the adjustment clauses in the Master Agreement (which provide for adjustments to the cash payments to SPE and its affiliates); the conditions to the completion of the proposed business combination including court approval, shareholder approval and regulatory approval in both the United States and Canada; the terms of the subscription by Universal; and ongoing negotiations concerning corporate governance. The Independent Committee continued to monitor these negotiations and to obtain status reports from its advisors during the period from mid-July to September 1997.

  At its meeting on September 23, 1997, the Independent Committee reviewed in detail with legal counsel the terms of the draft transaction documents, including the Master Agreement, the Stockholders Agreement and the Subscription Agreement. At this meeting, Morgan Stanley advised that it had completed its analysis of the Transactions and expected, subject to reviewing the final terms of the agreements, to render an opinion that the consideration to be received by holders of Cineplex Odeon Common Shares pursuant to the Master Agreement was fair from a financial point of view to such holders (other than Universal and the Claridge Group).

  The final meeting of the Independent Committee was held on September 29, 1997. Morgan Stanley confirmed that, subject to the assumptions made, matters considered and limits on the review undertaken, it would provide an opinion that the consideration to be received by holders of Cineplex Odeon Common Shares

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

pursuant to the Master Agreement was fair from a financial point of view to such holders (other than Universal and the Claridge Group). A copy of the Morgan Stanley opinion is attached hereto as Annex I and is incorporated herein by reference. Legal counsel reviewed the terms of the principal agreements giving effect to the proposed business combination.

 Reasons for the Transactions

  During the course of its deliberations, the Independent Committee reviewed with counsel, the following: (a) the terms of the Master Agreement, the Plan of Arrangement and other agreements contemplated thereby; (b) the structure and tax consequences of the Transactions; (c) the opinion of Morgan Stanley as to the fairness of the consideration to be received by holders of Cineplex Odeon Common Shares (other than Universal and the Claridge Group) pursuant to the Master Agreement from a financial point of view; (d) judicial and regulatory approval requirements, including approval by the Court; (e) the requirement for approval by the holders of a majority of Cineplex Odeon Common Shares (other than the Claridge Group) of the Arrangement Resolution; (f) the right of Cineplex Odeon shareholders to dissent pursuant to the Interim Order;
(g) the composition of the Loews Cineplex Board following the Closing; (h) the protections that will be available to the public shareholders of Loews Cineplex pursuant to the Stockholders Agreement and under Delaware corporate law and U.S. and Canadian securities laws of general application (see "Description of the Transaction Documents -- The Stockholders Agreement" and "Comparison of Stockholder Rights"); and (i) the absence of other attractive strategic alternatives available to Cineplex Odeon, including the absence of any competing opportunities communicated to the Independent Committee or management since preliminary discussions commenced in August, 1996 between Cineplex Odeon and LTM as to the proposed business combination.

  The Independent Committee, together with management, also considered information with respect to the business and affairs of LTM as well as: (a) information concerning the results of operations, performance, financial condition and prospects of Cineplex Odeon and LTM on a company-by-company basis and on a combined basis; (b) the results and scope of the due diligence review conducted by members of Cineplex Odeon management with respect to LTM's business and operations; (c) current industry and market conditions and trends and its informed expectations of future trends in the theatre exhibition industry in North America and internationally; and (d) information with respect to recent and historical trading pricing and trading multiples of Cineplex Odeon Common Shares.

  Based upon this information and its other deliberations, the Independent Committee together with management also considered the following:

    (a) Loews Cineplex is expected to be one of the largest film exhibition companies in the world as measured by revenue and operating cash flow. As a result of its size, scale of operations and financial strength, it is expected to be able to compete more effectively for new locations in North America, to expand more rapidly in international areas and to have improved access to capital markets on more favorable terms;

    (b) LTM has a strong position in certain key metropolitan areas in the United States, complementing the strengths of Cineplex Odeon's U.S. assets;

    (c) Loews Cineplex will be significantly stronger as compared to Cineplex Odeon on a stand-alone basis in terms of financial ratios such as debt to equity and debt to cash flow. The availability of increased cash flow will facilitate domestic and international growth and expansion;

    (d) Loews Cineplex should be in a position to derive cost savings from reductions in corporate overhead expenses and other identified cost savings and operating efficiencies; and

    (e) Loews Theatres and Cineplex Odeon have similar outlooks regarding growth in North America and in international markets.

  The Independent Committee was aware of and considered the interests of certain members of management of Cineplex Odeon in the Transactions as described under "-- Interests of Certain Persons in the Transactions"

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

below. The Independent Committee did not consider these interests to be a favorable or unfavorable factor in evaluating the Transactions, but rather a factor that supported the belief that the Transactions should be evaluated from an independent perspective.

  The Independent Committee recognized that there are certain risks associated with the Transactions including the factors set forth in "Risk Factors," that some of the potential benefits set forth herein may not be realized at all or only at significant cost, and that there can be no assurance of the actual benefits obtained by Cineplex Odeon by engaging in the Transactions.

  The Independent Committee evaluated the factors referred to above in light of its members' knowledge of the business and operations of Cineplex Odeon and its members' business judgment. In considering the foregoing factors, the Independent Committee did not reach its conclusion concerning the Transactions by individually assigning relative or specific weights to any one or a group of factors, and individual members of the Independent Committee may have given differing weights to different factors.

  Based on the factors described above in their totality, the Independent Committee unanimously determined that the Transactions are fair and in the best interests of Cineplex Odeon and its shareholders and unanimously recommended that the Cineplex Odeon Board approve the Master Agreement and the Transactions.

RECOMMENDATION OF THE CINEPLEX ODEON BOARD

  On September 30, 1997, the Independent Committee presented its report to the Cineplex Odeon Board detailing its determinations and recommendations as set out above. The Cineplex Odeon Board, based on the fairness opinion of Morgan Stanley, the unanimous recommendation of the Independent Committee and the other considerations noted above, authorized and approved the execution and delivery of the Master Agreement and the consummation of the transactions contemplated thereby, including the Arrangement, and recommended that Cineplex Odeon shareholders vote FOR the Arrangement Resolution.

  Under the OBCA, any director of a corporation who is a party to, or is a director or officer of or has a material interest in a party to, a proposed material contract or transaction with such corporation is required to disclose such interest to the corporation. Bruce L. Hack, Brian C. Mulligan, Eric W. Pertsch and Howard L. Weitzman are officers and/or directors of Universal and/or its affiliates, and Senator E. Leo Kolber, Andrew Parsons and Robert Rabinovitch are members of or associated with the Claridge Group. As a result of these relationships, these directors declared their interest in the proposed transactions and abstained from voting on the proposed business combination at the Cineplex Odeon Board meeting called to approve the Transactions. For purposes of Cineplex Odeon's by-laws, a quorum for the transaction of business at any meeting of the Cineplex Odeon Board is a majority of the directors. All of the directors of Cineplex Odeon were present at the September 30, 1997 meeting and were included in the quorum at such meeting notwithstanding their declaration of interest.

OPINION OF FINANCIAL ADVISOR TO CINEPLEX ODEON

  Morgan Stanley was engaged by Cineplex Odeon to act as a financial advisor and to render a fairness opinion to the Independent Committee in connection with the proposed business combination pursuant to the terms and conditions of the Master Agreement. At the September 29, 1997 meeting of the Independent Committee, Morgan Stanley delivered its oral opinion to the Independent Committee that, as of such date, the consideration to be received by holders of Cineplex Odeon Common Shares pursuant to the Master Agreement was fair from a financial point of view to such holders (other than Universal and the Claridge Group). Morgan Stanley confirmed its oral opinion in a written opinion dated September 29, 1997 (the "Morgan Stanley Opinion").

  The full text of the Morgan Stanley Opinion is attached hereto as Annex I. Shareholders of Cineplex Odeon are urged to, and should, read the Morgan Stanley Opinion in its entirety for information with respect to the procedures followed, assumptions made, matters considered and limits of the review by Morgan Stanley in rendering the Morgan Stanley Opinion. References to the Morgan Stanley Opinion herein and the summary of the Morgan Stanley Opinion set forth below are qualified in their entirety by Annex I, which is incorporated herein by reference. The Morgan Stanley Opinion is directed to the Independent Committee and the fairness from a financial point of view of the consideration to be received by the holders of Cineplex Odeon Common Shares

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

(other than Universal and the Claridge Group) pursuant to the Master Agreement and it does not address any other aspect of the Transactions, nor does it constitute a recommendation to any shareholder as to how to vote at the Special Meeting.

  In arriving at its opinion, Morgan Stanley, among other things: (i) reviewed certain publicly available financial statements and other information of Cineplex Odeon; (ii) reviewed certain internal financial statements and other financial and operating data concerning Cineplex Odeon prepared by the management of Cineplex Odeon; (iii) analyzed certain financial projections of Cineplex Odeon prepared by the management of Cineplex Odeon; (iv) discussed the past and current operations and financial condition and the prospects of Cineplex Odeon with senior executives of Cineplex Odeon; (v) discussed with senior executives of Cineplex Odeon their views regarding future business, financial and operating benefits arising from the Transactions; (vi) analyzed the pro forma impact of the Transactions, including the impact on Cineplex Odeon's capitalization and financial ratios; (vii) reviewed the reported prices and trading activity of the Cineplex Odeon Common Shares; (viii) compared the financial performance of Cineplex Odeon and the prices and trading activity of the Cineplex Odeon Common Shares with that of certain other comparable publicly traded companies and their securities; (ix) reviewed certain financial statements and other information of Loews Theatres; (x) reviewed certain internal financial statements and other financial and operating data concerning Loews Theatres prepared by the management of Loews Theatres; (xi) analyzed certain financial projections of Loews Theatres prepared by the management of Loews Theatres; (xii) discussed the past and current operations and financial condition and the prospects of Loews Theatres with senior executives of Loews Theatres; (xiii) compared the operating performance of Loews Theatres with that of certain other comparable companies;
(xiv) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions; (xv) participated in discussions and negotiations among representatives of Cineplex Odeon and SPE and their financial and legal advisors; (xvi) reviewed the Master Agreement, the Subscription Agreement and the Stockholders Agreement and certain related documents; (xvii) discussed with senior management of Cineplex Odeon their estimates of the synergies and cost savings to be realized as a result of the consummation of the Transactions; and (xviii) performed such other analyses and considered such other factors as Morgan Stanley has deemed appropriate.

  In connection with its review, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by it for purposes of its opinion. With respect to the financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Cineplex Odeon and Loews Theatres, respectively. Furthermore, Morgan Stanley assumed no responsibility for conducting a physical inspection of the properties or facilities of Cineplex Odeon or Loews Theatres or for making or obtaining any independent valuation or appraisal of the assets or liabilities of Cineplex Odeon or Loews Theatres, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley's opinion is necessarily based on economic, market and other conditions as in effect on, and any information made available to it as of, the date thereof.

  The following is a brief summary of certain analyses performed by Morgan Stanley and reviewed with the Independent Committee in connection with the preparation of the Morgan Stanley Opinion and with its oral presentation to the Independent Committee on September 29, 1997.

  Corporate Transaction Analysis. In analyzing the multiple of trailing EBITDA represented by the aggregate acquisition price, Morgan Stanley reviewed various transactions, each with an acquisition price of $15 million or more. These transactions and the acquisition multiples indicated by Morgan Stanley's analysis were: Cobb Theatres/Regal Cinemas ("Regal") (10.8x), Magic Theatres/Regal (6.6x), Georgia State Theatres/Regal (7.8x), Kirkorian Premier Theatres/Regal (7.0x), Cinemark USA/Cypress Group (9.0x), Fox Theatres/Carmike Cinemas ("Carmike") (7.4x), Midcontinent Theatre Company of Minnesota, South Dakota and North Dakota/Carmike (7.0x), Cineplex Odeon (Plitt Theatres)/Carmike (6.2x), Southern Cinemas/Regal (6.0x), Neighborhood Entertainment/Regal (6.1x), Cinamerica Theatres/Act III Theatres (13.2x), Cinema World/Carmike (5.7x), Litchfield Theatres/Regal (7.7x), Wometco Theatres/Cobb Theatres (6.0x), TPI Entertainment/AMC Entertainment ("AMC") (6.9x), National Theater/Regal (6.0x), Westwynn

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

Theatres/Carmike (7.0x), Mann Theatres/Harkins Theatres (7.2x), Cinamerica Theatres/Carmike (6.7x), Cineplex Odeon/Act III Theatres (7.4x), Telecommunications, Inc./Merrill Lynch Capital Partners (7.0x), Excellence Theatres/Carmike (5.9x), TPI Entertainment/AMC (7.9x), Wometco/Theatre Acquisitions (6.3x), Cineplex Odeon/Plitt Theatres (8.0x), Plitt Theatres/SKS (7.5x) and Carena Developments/Cineplex Odeon (8.0x). The median purchase price as a multiple of trailing EBITDA was 7.6x. No transaction utilized in the comparable transaction analysis is identical to the Transactions. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Cineplex Odeon and Loews Theatres, such as the impact of competition on the business of Cineplex Odeon and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Cineplex Odeon or the industry or in the financial markets in general.

  Discounted Cash Flow Analyses. Morgan Stanley performed a five-year discounted cash flow analysis of Cineplex Odeon based upon the internal projections of the management of Cineplex Odeon, as well as discussions with Cineplex Odeon management regarding the business of Cineplex Odeon, and a five-year discounted cash flow analysis of Loews Theatres based upon the internal projections of the management of Loews Theatres, as well as discussions with Loews Theatres management regarding the business of Loews Theatres. In conducting the discounted cash flow analysis, Morgan Stanley assumed discount rates between 11% and 12%, and year 2002 EBITDA exit multiples of 7x to 9x for each of Cineplex Odeon and Loews Theatres. The assumed discount rates were chosen based upon an analysis of the weighted average cost of capital of various publicly traded comparable companies. The range of exit multiples used reflected historical acquisition multiples. Based on the aforementioned projections and assumptions, the discounted cash flow analysis yielded a range of equity valuations, equating to implied merger multiples of 7.2x to 9.2x for Cineplex Odeon and 9.7x to 12.7x for Loews Theatres. Morgan Stanley also conducted a pro forma discounted cash flow valuation analysis of the combined entity using the aforementioned projections and assumptions, which yielded a range of per share values with and without giving effect to synergies.

  Comparative analysis of operating statistics, leverage and valuation. Morgan Stanley analyzed selected operating statistics (based on twelve months ended June 30, 1997) and leverage ratios (based on twelve months ended June 30,
1997) of Cineplex Odeon, Loews Theatres and Loews Cineplex on a pro forma basis (without giving effect to synergies and prior to giving effect to the subscription by Universal of Loews Cineplex Common Shares for an aggregate subscription price of $84,500,000), and relative contributions of Cineplex Odeon and Loews Theatres, based on 1997 management estimates, comparing, among other things, the ratio of EBITDA to revenues, for Cineplex Odeon, Loews Theatres and Loews Cineplex on a pro forma combined basis; three-year projected EBITDA growth, debt to EBITDA ratios, EBITDA/interest expense ratios and screen contributions. Morgan Stanley also considered the contribution of Cineplex Odeon to revenues, EBITDA and earnings before interest and taxes (without taking into account the impact if Universal exercised the Universal City Put (see "Description of The Transaction Documents -- The Subscription Agreement") of assets or any adjustments to EBITDA) using various merger multiples.

  Comparable Company Trading Analysis. Comparable company trading analysis examines a company's trading performance relative to a group of publicly-traded peers. Morgan Stanley analyzed the trading performance of Cineplex Odeon and companies in the movie theatre sector (the "Comparable Companies") that Morgan Stanley deemed relevant. The companies analyzed were Regal, Carmike, AMC and General Cinema Theatres. The Comparable Companies were selected based on general business, operating and financial characteristics representative of companies in the movie theatre industry. Historical financial information used in connection with the ratios provided below with respect to the Comparable Companies is as of the most recent financial statements publicly available for each company as of September 29, 1997.

  Morgan Stanley analyzed the relative performance and value of Cineplex Odeon by comparing certain market trading statistics for Cineplex Odeon and the Comparable Companies. The market trading information considered in the analysis included multiples derived by dividing aggregate public market value (based on closing stock prices on September 25, 1997) of these companies by their respective estimated EBITDA, share price by estimated earnings per share and market equity by estimated free cash flow, in each case for 1997 and 1998, respectively, and based on estimates of analysts at selected investment banking firms. The ratio of aggregate public market value to estimated EBITDA for 1997 and 1998 for the Comparable Companies was 6.7x to 8.7x and 5.4x to 6.8x, respectively. The ratio of share price to estimated earnings per share for 1997 and 1998 for the Comparable Companies was 14.0x to 28.6x and 12.4x to 18.7x, respectively. The ratio of market equity to estimated free cash flow for 1997 and 1998 for the Comparable Companies was 6.7x to 14.7x and 5.1x to 12.4x, respectively.

  Using publicly available financial information, Morgan Stanley derived an implied aggregate value of Cineplex Odeon of 10.4x estimated 1997 EBITDA and 7.5x estimated 1998 EBITDA and a ratio of market equity to estimated free cash flow of 14.1x in 1997 and 9.2x in 1998. The ratios of share price to earnings per share were deemed not to be meaningful.

  No company utilized in the Comparable Companies analysis as a comparison is identical to Cineplex Odeon or Loews Theatres. In evaluating the Comparable Companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Cineplex Odeon or Loews Theatres, such as the impact of competition on the business of Cineplex Odeon or Loews Theatres and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects Cineplex Odeon, Loews Theatres, the industry or the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

  Pro Forma Share Price Analysis. Morgan Stanley analyzed projected 1997 EBITDA public trading multiples and compared the resultant range of implied per share trading prices for Cineplex Odeon on a stand-alone basis and for Loews Cineplex on a pro forma combined basis (with and without giving effect to synergies).

  Implied Public Trading Multiple Analysis. Morgan Stanley also analyzed implied share prices on a comparative basis with two comparable companies, Regal and AMC Entertainment, relying on estimates of 1997 and 1998 EBITDA and related multiples for such companies of analysts at selected investment banking firms. Using these multiples, Morgan Stanley compared the implied share price for Cineplex Odeon to the implied share price for Loews Cineplex on a pro forma combined basis (with and without giving effect to synergies).

  Morgan Stanley also compared various implied public trading share price multiples to equivalent private market valuations. Morgan Stanley calculated that a 5.3x to 8.3x trading multiple of estimated 1997 EBITDA on a pro forma combined basis (without giving effect to synergies) would be equivalent in value to a sale of Cineplex Odeon currently at a 7x to 10x private market valuation multiple; a 4.4x to 6.8x trading multiple of estimated 1998 EBITDA on a pro forma combined basis (without giving effect to synergies) would be equivalent in value to a sale of Cineplex Odeon currently at a 7x to 10x private market valuation multiple; a 4.8x to 7.5x trading multiple of estimated 1997 EBITDA on a pro forma combined basis (giving effect to synergies) would be equivalent in value to a sale of Cineplex Odeon currently at a 7x to 10x private market valuation multiple; and a 4.0x to 6.3x trading multiple of estimated 1998 EBITDA on a pro forma combined basis (giving effect to synergies) would be equivalent in value to a sale of Cineplex Odeon currently at a 7x to 10x private market valuation multiple.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, selecting any portions of Morgan Stanley's analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting for any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Cineplex Odeon or Loews Theatres.

  In performing its analysis, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Cineplex Odeon or Loews Theatres. The analyses performed by Morgan Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Morgan Stanley's analysis of the fairness from a financial point of view of the consideration to be received by the holders of Cineplex Odeon Common Shares (other than Universal and the Claridge Group) pursuant to the Master Agreement and was provided to the Independent Committee in connection with the delivery of the Morgan Stanley Opinion. The analyses do not purport to be appraisals or to reflect the prices at which Cineplex Odeon and Loews Theatres might actually be sold. Because such estimates are inherently subject to uncertainty, none of Cineplex Odeon, Loews Theatres, Morgan Stanley or any other person assumes responsibility for their accuracy. In addition, as described above, Morgan Stanley's opinion and presentation to the Independent Committee was one of many factors taken into consideration by the Independent Committee in making its determination to approve the Transactions. Consequently, the Morgan Stanley analysis described above should not be viewed as determinative of the opinions of the Loews Theatres board of directors, the Independent Committee or the Cineplex Odeon Board with respect to the value of Cineplex Odeon and Loews Theatres or whether such boards or the Independent Committee would have been willing to agree to a different consideration.

  The Independent Committee retained Morgan Stanley based upon its experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Morgan Stanley is a full-service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking financing and financial advisory services. In the ordinary course of its trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers, in securities or senior loans of Cineplex Odeon or Sony. In the past, Morgan Stanley and its affiliates have provided financing services to Cineplex Odeon and have received customary fees for the rendering of these services.

  Pursuant to a letter agreement dated as of May 14, 1997, Cineplex Odeon has agreed to pay Morgan Stanley a fee of $750,000 in consideration for its services. In addition to the foregoing compensation, Cineplex Odeon has agreed to reimburse Morgan Stanley for its expenses, including reasonable fees and expenses of its counsel, and to indemnify Morgan Stanley for liabilities and expenses arising out of the engagement and the transactions in connection therewith, including liabilities under federal securities laws.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS

 Amended Employment Agreements with Certain Officers of Cineplex Odeon

  The employment agreement between Cineplex Odeon and one of its executive employees have been amended in contemplation of the completion of the Transactions. See "Information Concerning Cineplex Odeon -- Compensation."

  See also a discussion of Cineplex Odeon stock options in "Information Concerning Cineplex Odeon --Compensation Committee and Stock Option Committee; Report on Executive Compensation -- Executive Officer Compensation Program" and "-- Compensation Pursuant to Plans -- Stock Options."

 Indemnification of Cineplex Odeon Officers and Directors

  The Master Agreement provides that all rights to indemnification for Cineplex Odeon directors and officers will survive the Closing and remain in full force and effect for at least six years from the Closing Date. LTM has also agreed to maintain insurance for Cineplex Odeon's directors and officers for at least six years after the Closing Date.

 Certain provisions of Employment Arrangements Applicable to Executive Officers of Cineplex Odeon

  The consummation of the Transactions may constitute a "Material Change" under employment agreements between Cineplex Odeon and certain of its executive officers. As a result, in the event the employment of any of these employees terminates under specified circumstances following the closing of the Transactions, the employee would receive specified termination payments. See "Information Concerning Cineplex Odeon --Compensation -- Employment Agreements."

 Agreements with Universal, the Trust, the Claridge Group, SPE, Loews Cineplex and Cineplex Odeon

  Universal is the owner of all the issued and outstanding SRV Shares. Universal is a party to the Subscription Agreement which provides, among other things (i) that Universal will, pursuant to and subject to the terms of the Subscription Agreement, vote all of its SRV Shares in favor of the Arrangement Resolution and vote against any transaction that could reasonably be expected to interfere with or adversely affect the Transactions; (ii) for the subscription by Universal of 4,426,606 Loews Cineplex Common Shares for an aggregate subscription price of $84,500,000; (iii) for anti-dilution protection in certain circumstances with respect to the 4,426,606 Loews Cineplex Common Shares acquired by it; and (iv) for the right in certain circumstances for Universal to require Loews Cineplex to lease from it the Universal City Cinema Theatre located in Los Angeles, California and to acquire from it, for cash, certain related personal property. See "Description of the Transaction Documents -- The Subscription Agreement."

  The Trust is the owner of approximately 34.7% of the Cineplex Odeon Common Shares. The Trust is a party to the Letter Agreement which provides, among other things, that, subject to the terms of the Letter Agreement, the Trust will vote all of its Cineplex Odeon Common Shares in favor of the Arrangement Resolution and vote against any transaction that could reasonably be expected to interfere with or adversely affect the Transactions. See "Description of the Transaction Documents -- Other Agreements -- Letter Agreement."

  LTM, SPE, Universal, the Trust and the other members of the Claridge Group have entered into the Stockholders Agreement, which provides for certain board, voting, consent, standstill, purchase, transfer, registration and other rights and obligations of the parties thereto following the Closing. See "Description of the Transaction Documents -- The Stockholders Agreement."

  Universal, the Trust and Cineplex Odeon are parties to the Three Party Agreement pursuant to which, except in certain specified circumstances, Cineplex Odeon has agreed, among other things, not to amend or modify any of the Documents, waive any provisions thereof or provide any consents thereunder without the prior written approval of Universal and the Trust. See "Description of the Transaction Documents -- Other Agreements --Three Party Agreement."

  See also "Information Concerning Cineplex Odeon -- Related Party
Transactions."

COURT APPROVAL OF THE ARRANGEMENT AND CONSUMMATION OF THE TRANSACTIONS

  An arrangement of a corporation under the OBCA requires court approval. Prior to the mailing of this Information Circular/Prospectus, Cineplex Odeon obtained the Interim Order providing for the calling and holding of the Special Meeting and other procedural matters. A copy of each of the Notice of Application and the Interim Order are attached hereto as Annex C.

  Subject to the approval of the Arrangement by the Cineplex Odeon shareholders at the Special Meeting, the hearing in respect of the Final Order is scheduled to take place on March 30, 1998 at 10:00 a.m. in the Court at 393 University Avenue, Toronto, Ontario. All Cineplex Odeon shareholders who wish to participate or be represented or to present evidence or arguments at that hearing must serve and file a notice of appearance as set out in the Notice of Application for Final Order and satisfy any other requirements. At the hearing of the application in respect of the Final Order, the Court will consider, among other things, the fairness and reasonableness of the Arrangement. The Court may approve the Arrangement as proposed or as amended in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court deems fit.

  Assuming the Final Order is granted and the other conditions to the Master Agreement are satisfied or waived, it is anticipated that articles of arrangement will be filed with the Director under the OBCA to give effect to the Arrangement and that the various other documents necessary to consummate the Transactions will be simultaneously executed and delivered.

  Since the Transactions are subject to various regulatory approvals beyond the control of the parties to the Transactions, it is not possible to specify exactly when the Closing will occur. See "The Transactions --Regulatory Requirements." However, Cineplex Odeon and Loews Theatres currently anticipate that the Closing Date will occur in the second quarter of 1998.

ANTICIPATED ACCOUNTING TREATMENT

  Under Accounting Principles Board Opinion No. 16, the accounting for the Transactions will follow the purchase method of accounting, where the assets of the acquired company are "purchased" by the acquiring company at the fair value of such assets and are recorded at fair value by the acquiring company. Any excess of purchase price over the fair value of assets acquired will be treated as goodwill.

PROCEDURES FOR EXCHANGE OF SHARE CERTIFICATES BY CINEPLEX ODEON SHAREHOLDERS

  As soon as practicable after the Special Meeting, a letter of transmittal (the "Letter of Transmittal") will be delivered to the registered holders of Cineplex Odeon Shares. The Letter of Transmittal, when duly completed by the shareholders and returned together with the certificate or certificates representing all of the shareholders, respective holdings of Cineplex Odeon Shares, will enable the shareholders to receive a certificate representing that number of Loews Cineplex Common Shares equal to one-tenth the number of Cineplex Odeon Shares previously held by each respective shareholder.

  Any use of the mail to transmit the Letter of Transmittal and a certificate or certificates of Cineplex Odeon Shares is at the risk of the Cineplex Odeon shareholder. If the documents are mailed, they should be sent by registered mail. Otherwise, they should be hand delivered.

  Certificates representing the appropriate number of Loews Cineplex Common Shares issuable to a former holder of Cineplex Odeon Shares who has complied with the procedures set out above will, as soon as practicable after the receipt of a certificate or certificates for Cineplex Odeon Shares and a related Letter of Transmittal, be (a) forwarded to the holder at the address specified in the Letter of Transmittal by first-class mail or (b) made available at the offices of Montreal Trust Company of Canada (Stock Transfer Department, 151 Front Street, 8th Floor, Toronto, Ontario, M5J 2N1) for pick up by the holder, if requested by the holder in the Letter of Transmittal.

  Where a certificate for Cineplex Odeon Shares has been destroyed, lost or mislaid, the registered holder of that certificate should immediately contact the Montreal Trust Company of Canada regarding the issuance of a replacement certificate upon the holder satisfying such requirements as may be imposed by Cineplex Odeon in connection with the issuance of the replacement certificate.

STOCK EXCHANGE LISTINGS

  Loews Cineplex Common Shares are not currently listed on the NYSE or the TSE, or any other exchanges within or outside the U.S. and Canada. It is a condition to the Closing of the Transactions that the Loews Cineplex Common Shares be listed on either the NYSE or NASDAQ and the TSE. Loews Theatres has filed listing applications with the NYSE and the TSE. Cineplex Odeon Common Shares currently trade on the NYSE and the TSE under the symbol "CPX."

ELIGIBILITY FOR INVESTMENT IN CANADA

   Loews Cineplex Common Shares will be foreign property under the ITA for trusts governed by registered pension plans, registered retirement savings plans, registered retirement income funds and deferred profit sharing plans and for certain other tax-exempt persons. Provided that they are listed on a prescribed stock exchange

(which currently includes the NYSE and the TSE), Loews Cineplex Common Shares will be a qualified investment under the ITA for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans.

REGULATORY REQUIREMENTS

 HSR Act

  Under the HSR Act and the rules promulgated thereunder by the FTC, certain transactions, including the Transactions, may not be consummated unless notification has been given and certain information has been furnished to the FTC and the Antitrust Division and certain waiting period requirements have been satisfied. Pursuant to the HSR Act, on October 14, 1997, Sony Corporation, Cineplex Odeon and Seagram each filed a Notification and Report Form with the FTC and the Antitrust Division for review in connection with the Transactions. On November 14, 1997, the Antitrust Division issued a request for additional information and documents to Sony, Seagram and Cineplex Odeon in connection with the Transactions. The issuance of the second request delays the applicable HSR Act waiting period until 20 days after the parties have substantially complied with the requests. Notwithstanding any termination of the HSR Act waiting period, at any time before or after the Closing Date the FTC, the Antitrust Division or private parties and state attorneys general could take action, and in two cases private parties have brought suit, under the Antitrust Laws, including seeking to enjoin the consummation of the Transactions or seeking the divestiture by Loews Cineplex of all or any part of the stock or assets of Cineplex Odeon or Loews Theatres. Although Loews Theatres and Cineplex Odeon do not believe that grounds exist for such injunction or divestiture, there can be no assurance that a challenge to the Transactions on antitrust grounds will not be made or that, if such a challenge is made, it would not be successful. See "Risk Factors -- Regulatory Approvals" and "Information Concerning Loews Theatres -- Legal Proceedings --
 Chicago Litigation."

 Competition Act

  The Competition Act deals, in part, with mergers, which include acquisitions of control over the whole or a part of a business of a competitor, supplier, customer or other person. The Tribunal, upon application of the DIR, may prohibit a transaction that prevents or lessens, or is likely to prevent or lessen, competition substantially in the relevant market. In the case of a completed merger, the Tribunal can, among other remedies, order partial divestiture. On October 14, 1997, the parties requested an ARC from the DIR indicating that he was satisfied that, with respect to the Transactions, he would not have sufficient grounds on which to apply to the Tribunal. On December 8, 1997, the DIR advised that he was unwilling to exercise his discretion to issue an ARC with respect to the Transactions. Accordingly, the parties complied with the pre-notification requirement under the Competition Act with respect to the Transactions. The relevant time period following pre-notification having elapsed, the Transactions can be completed. Notwithstanding the expiry of the pre-notification time period under the Competition Act and the completion of the Transactions, there can be no assurance that the DIR will not subsequently apply to the Tribunal with respect to the Transactions although Loews Theatres and Cineplex Odeon do not believe that grounds exist for such an application. See "Risk Factors --
 Regulatory Approvals."

 Investment Canada Act

  The IC Act is Canada's statute of general application governing the acquisition of control of Canadian businesses by non-Canadians. A direct acquisition of a Canadian cultural business, defined to include a Canadian business carrying on the exhibition of film, is reviewable if the value of the assets of the Canadian business acquired is equal to or greater than C$5,000,000. The Transactions are therefore reviewable. Before a reviewable direct investment may be completed, the ICA Minister must determine that the investment is likely to be of "net benefit to Canada." An application for review under the IC Act with respect to the Transactions was filed on October 1, 1997. By letter dated December 16, 1997, the ICA Minister has confirmed that he is satisfied that the Transactions are likely to be of net benefit to Canada and approved completion of the Transactions.

 Canadian Securities Laws

  Cineplex Odeon and LTM have applied for rulings or orders of certain provincial securities regulatory authorities in Canada to exempt certain trades to be effected pursuant to the Arrangement from the registration and prospectus of requirements of certain Canadian securities laws.

RESALE OF LOEWS CINEPLEX COMMON SHARES RECEIVED IN THE TRANSACTIONS

 United States

  The issuance of Loews Cineplex Common Shares to holders of Cineplex Odeon Common Shares will be registered under the U.S. Securities Act. The Loews Cineplex Common Shares received in exchange for Cineplex Odeon Common Shares in the Arrangement will be freely transferable under U.S. federal securities laws, except Loews Cineplex Common Shares held by affiliates of Loews Cineplex and former affiliates of Cineplex Odeon. Persons who may be deemed to be affiliates of an issuer generally include individuals or entities that control, are controlled by, or are under common control with, such issuer and may include certain officers and directors of such issuer as well as principal shareholders of such issuer.

 Canada

  Cineplex Odeon and LTM have applied for rulings or orders of certain provincial securities regulatory authorities in Canada to permit the resale of Loews Cineplex Common Shares issued pursuant to the Arrangement in such provinces without restriction by a shareholder other than a "control person," provided that no unusual effort is made to prepare the market for any such resale or to create a demand for the securities which are the subject of any such resale and no extraordinary commission or consideration is paid in respect thereof. Applicable Canadian securities legislation provides that a person or company is, absent evidence to the contrary, deemed to be a control person in relation to an issuer where the person or company alone or in combination with others holds more than 20% of the outstanding voting securities of the issuer.

        SELECTED HISTORICAL FINANCIAL DATA AND KEY OPERATING STATISTICS

LOEWS THEATRES

 Selected Historical Financial Data

  The following table sets forth selected historical financial data, based on continuing operations, for Loews Theatres for the five fiscal years ended February 28, 1997 and has been derived from Loews Theatres' annual combined consolidated financial statements. The table also includes information for the nine-month periods ended November 30, 1997 and 1996 which has been derived from unaudited condensed combined consolidated financial statements of Loews Theatres, and include, in the opinion of management of Loews Theatres, all normal recurring adjustments necessary to present fairly the results of such periods. The selected historical financial data should be read in conjunction with the separate combined consolidated financial statements and notes thereto of Loews Theatres and "Loews Theatres Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included elsewhere in this Information Circular/Prospectus.

                           NINE MONTHS ENDED
                             NOVEMBER 30,                  YEAR ENDED FEBRUARY 28 OR 29,
                         ----------------------  ------------------------------------------------------
                            1997        1996       1997       1996        1995        1994       1993
                         ----------  ----------  --------  ----------  ----------  ----------  --------
                          (IN THOUSANDS, EXCEPT SHARES OUTSTANDING AND EARNINGS PER SHARE DATA)

INCOME STATEMENT DATA:
Admissions revenues .... $  215,676  $  201,003  $273,498  $  264,585  $  255,392  $  244,864  $231,549
Concessions revenues ...     75,000      66,664    90,643      84,358      79,287      75,355    66,798
Other revenues .........      8,126       6,907    11,204      10,153       8,656       8,800     7,629
                         ----------  ----------  --------  ----------  ----------  ----------  --------
                            298,802     274,574   375,345     359,096     343,335     329,019   305,976
                         ----------  ----------  --------  ----------  ----------  ----------  --------
Theatre operations and
 other expenses
 (including concession
 costs).................    225,225     209,980   282,480     277,375     268,236     259,173   238,632
General and
 administrative.........     20,132      16,774    21,447      20,282      18,753      17,449    15,397
Depreciation and
 amortization...........     38,794      32,727    44,576      41,273      38,572      37,873    35,834
Loss on sale/disposals
 of theatres............      5,938       9,109     9,951       7,249      13,420       3,491     1,816
Interest expense........     10,998      11,045    14,776      15,376      10,613       9,865    11,561
Income tax
 expense/(benefit)......        (99)     (1,437)    2,295         309      (1,337)      4,662     3,665
                         ----------  ----------  --------  ----------  ----------  ----------  --------
Net income (loss)....... $   (2,186) $   (3,624) $   (180) $   (2,768) $   (4,922) $   (3,494) $   (929)
                         ==========  ==========  ========  ==========  ==========  ==========  ========
Weighted average shares
 outstanding............     972.75      972.75    972.75      972.75      972.75      972.75    972.75
Income/(loss) per
 share.................. $(2,247.24) $(3,725.52) $(185.04) $(2,845.54) $(5,059.88) $(3,591.88) $(955.02)

BALANCE SHEET DATA (AT
 PERIOD END):
 Property, equipment and
  leaseholds............ $  611,605  $  604,965  $613,692  $  602,435  $  605,982  $  566,043  $545,419
 Total assets........... $  735,406  $  719,601  $721,372  $  715,810  $  723,108  $  675,667  $659,721
 Total long-term
  obligations (including
  debt)................. $  354,702  $  354,924  $339,206  $  333,268  $  347,783  $  297,474  $290,685
 Total liabilities...... $  412,942  $  398,395  $396,722  $  390,980  $  395,510  $  343,147  $322,646
 Stockholders' equity... $  322,464  $  321,206  $324,650  $  324,830  $  327,598  $  332,520  $337,075

CASH FLOW STATEMENT
 DATA:
 Cash flow provided by
  operating activities.. $   39,666  $   19,619  $ 47,976  $   46,326  $   36,188  $   55,150  $ 36,204

 Key Operating Statistics

  The table below sets forth key operating statistics, based on continuing operations, for Loews Theatres as of and for each of the periods indicated. Management views these statistics as key financial measures and believes that certain investors find them useful in analyzing companies in the motion picture exhibition industry. No one measure is more meaningful than another, and Loews Theatres' management uses these measures collectively to assess Loews Theatres' operating performance. In order to arrive at a more meaningful presentation of financial operating data related to the productivity and performance of Loews Theatres, and, except as otherwise noted, all amounts below include 100% of the operating results of the LST and MJT partnerships in which Loews Theatres has a 50% interest. See "Information Concerning Loews Theatres --Business and Properties -- Business Strategy."

                                                      NINE MONTHS ENDED
                                                        NOVEMBER 30,                 YEAR ENDED FEBRUARY 28 OR 29,
                                                     --------------------  -----------------------------------------------------
                                                       1997       1996       1997       1996       1995       1994       1993
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                        (IN THOUSANDS, EXCEPT LOCATIONS, SCREENS, AND PER PATRON DATA)

OPERATING DATA:
Locations operated at period end.............              141        144        143        154        180        182        188
Screens operated at period end...............            1,020        961        959        950      1,030        981        944
Attendance...................................           42,048     38,900     53,133     53,544     52,656     52,113     48,843
Total revenues...............................        $ 344,792  $ 307,169  $ 421,613  $ 400,412  $ 377,171  $ 360,828  $ 333,490
Revenues per screen(1).......................        $  338.03  $  319.63  $  439.64  $  421.49  $  366.19  $  367.82  $  353.27
Revenues per location(1).....................        $2,445.33  $2,133.12  $2,948.34  $2,600.08  $2,095.39  $1,982.57  $1,773.88
EBITDA(2)....................................        $  47,507  $  38,711  $  61,467  $  54,190  $  42,926  $  48,906  $  50,131
Modified EBITDA(3)...........................        $  58,821  $  52,370  $  78,273  $  68,177  $  62,540  $  57,982  $  55,647
Partners' share of Modified EBITDA...........        $   3,321  $   3,142  $   4,853  $   4,800  $   4,287  $   3,677  $   2,180
Modified EBITDA per screen(1)................        $   57.67  $   54.50  $   81.62  $   71.77  $   60.72  $   59.10  $   58.95
Modified EBITDA per location(1)..............        $  417.17  $  363.68  $  547.36  $  442.71  $  347.44  $  318.58  $  295.99
Modified EBITDA per patron(1)................        $    1.40  $    1.35  $    1.47  $    1.27  $    1.19  $    1.11  $    1.14
Concessions revenue per patron...............        $    2.13  $    1.98  $    1.98  $    1.82  $    1.70  $    1.63  $    1.53
Admissions revenue per patron................        $    5.91  $    5.79  $    5.79  $    5.52  $    5.34  $    5.16  $    5.16
CASH FLOW STATEMENT DATA(4):
Net cash provided by operating activities....        $  39,666  $  19,619  $  47,976  $  46,326  $  36,188  $  55,150  $  36,204
Net cash used in investing activities........        $ (37,004) $ (34,286) $ (53,254) $ (34,690) $ (82,486) $ (32,098) $ (28,825)
Net cash (used)/provided by finance
 activities..................................        $  15,859  $  23,578  $   5,048  $ (14,005) $  46,359  $ (23,022) $  (4,962)
--------
(1) All per screen, location and patron ratios are calculated based upon the screens and locations as of period end and include the LST and MJT partnerships.
(2) EBITDA consists of earnings before interest, income taxes, depreciation and amortization including equity earnings from investments in the LST and
    MJT partnerships. EBITDA should not be construed as an alternative to operating income (as determined in accordance with U.S. GAAP).
(3) Modified EBITDA consists of EBITDA plus loss on sale/disposals of theatres and 100% of the operating results of the LST and MJT partnerships.
    Modified EBITDA should not be construed as an alternative to operating income (as determined in accordance with U.S. GAAP), as a measure of Loews
    Theatres' operating performance, or as an alternative to cash flows from operating activities (as determined in accordance with U.S. GAAP), as a measure of Loews Theatres' liquidity. Modified EBITDA measures the amount of cash that a company has available for investment or other uses and is used by Loews Theatres as a measure of its performance. Loews Theatres believes that Modified EBITDA is an important measure, in addition to cash flow from operations and EBITDA, in viewing its overall liquidity and borrowing capacity. A reconciliation of EBITDA to Modified EBITDA follows:

                                                      NINE MONTHS ENDED
                                                        NOVEMBER 30,                 YEAR ENDED FEBRUARY 28 OR 29,
                                                     --------------------  -----------------------------------------------------
                                                       1997       1996       1997       1996       1995       1994       1993
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                                (IN THOUSANDS)
 EBITDA (as defined above)...................        $  47,507  $  38,711  $  61,467  $  54,190  $  42,926  $  48,906  $  50,131
  ADD: Loss on sale/disposals of theatres....            5,938      9,109      9,951      7,249     13,420      3,491      1,816
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Modified EBITDA, including equity
   earnings..................................           53,445     47,820     71,418     61,439     56,346     52,397     51,947
  ADD: EBITDA from partnerships, net of
   equity earnings already included in EBITDA
   ..........................................            5,376      4,550      6,855      6,738      6,194      5,585      3,700
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
 Modified EBITDA.............................        $  58,821  $  52,370  $  78,273  $  68,177  $  62,540  $  57,982  $  55,647
 --------------------------------------------------
                                                     =========  =========  =========  =========  =========  =========  =========

(4) Cash flow statement data includes cash flows from long-term investments in the LST and MJT partnerships to the extent of Loews Theatres' equity interests.

CINEPLEX ODEON

 Selected Historical Financial Data

  The following table sets forth selected historical financial data, based on continuing operations, for Cineplex Odeon for the five fiscal years ended December 31, 1996 and has been derived from Cineplex Odeon's annual consolidated financial statements and notes related thereto. The table also include information for the nine-month periods ended September 30, 1997 and 1996 which has been derived from unaudited condensed consolidated financial statements of Cineplex Odeon, and include, in the opinion of management of Cineplex Odeon, all normal recurring adjustments necessary to present fairly the results of such periods. The selected historical financial data should be read in conjunction with the separate consolidated financial statements and notes thereto of Cineplex Odeon and "Cineplex Odeon Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included elsewhere in this Information Circular/Prospectus. Cineplex Odeon's historical financial statements are prepared in accordance with Canadian GAAP, which, as applied to Cineplex Odeon, is substantially the same as U.S. GAAP.

                         NINE MONTHS ENDED
                           SEPTEMBER 30,               YEAR ENDED DECEMBER 31,
                         ------------------  ------------------------------------------------
                           1997      1996      1996      1995      1994      1993      1992
                         --------  --------  --------  --------  --------  --------  --------
                                   (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)

INCOME STATEMENT DATA:
Admissions revenues..... $298,485  $274,094  $358,973  $365,220  $384,558  $388,944  $373,258
Concessions revenues....  110,680    97,101   126,636   126,319   133,850   138,387   125,374
Other revenues..........   18,556    16,915    24,083    21,611    22,704    18,899    20,091
                         --------  --------  --------  --------  --------  --------  --------
                          427,721   388,110   509,692   513,150   541,112   546,230   518,723
                         --------  --------  --------  --------  --------  --------  --------
Theatre operations and
 other expenses
 (including concession
 costs).................  367,661   333,723   440,685   440,747   459,258   459,759   463,535
General and
 administrative.........   15,152    13,330    18,192    17,575    16,229    15,494    17,516
Depreciation and
 amortization...........   33,267    32,376    43,648    42,621    40,859    41,577    42,258
Other expenses
 (income)...............    5,284     1,295     1,377     2,862     2,900    (1,267)     (558)
Interest on long-term
 debt...................   25,159    27,478    35,482    40,983    33,641    28,033    34,387
Income taxes............      834     1,105     1,390     1,269     2,398     1,665     1,298
                         --------  --------  --------  --------  --------  --------  --------
Net income (loss)....... $(19,636) $(21,197) $(31,082) $(32,907) $(14,173) $    969  $(39,713)
                         ========  ========  ========  ========  ========  ========  ========
Weighted average shares
 outstanding............  176,793   159,007   163,473   114,764   110,175   106,730    85,823
Income (loss) per
 share.................. $  (0.11) $  (0.13) $  (0.19) $  (0.29) $  (0.13) $   0.01  $  (0.46)

BALANCE SHEET DATA (AT
 PERIOD END):
Property, equipment and
 leaseholds............. $576,574  $574,685  $579,841  $583,442  $614,741  $619,309  $658,598
Total assets............ $647,574  $637,953  $644,171  $649,643  $688,693  $697,105  $741,652
Long-term obligations
 (including debt)....... $361,923  $325,751  $335,447  $393,556  $390,752  $344,967  $422,580
Total liabilities....... $449,921  $409,238  $425,591  $483,651  $492,518  $496,718  $542,686
Shareholders' equity.... $197,653  $228,715  $218,580  $165,992  $196,175  $200,387  $198,966

CASH FLOW DATA:
Cash flow provided by
 operating activities... $  4,552  $  6,583  $ 12,416  $  3,522  $ 31,435  $ 38,674  $ (1,698)

 Key Operating Statistics

  The table below sets forth key operating statistics, based on continuing operations, for Cineplex Odeon as of and for each of the periods indicated. Management views these statistics as key financial measures and believes that certain investors find them useful in analyzing companies in the motion picture exhibition industry. No measure is more meaningful than another, and Cineplex Odeon's management uses these measures collectively to assess Cineplex Odeon's operating performance. See "Information Concerning Cineplex Odeon -- Business and Properties -- Business Strategy."

                                                      NINE MONTHS ENDED
                                                        SEPTEMBER 30,                   YEAR ENDED DECEMBER 31,
                                                     --------------------  -----------------------------------------------------
                                                       1997       1996       1996       1995       1994       1993       1992
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                          (IN THOUSANDS, EXCEPT LOCATIONS, SCREENS, PER PATRON DATA)

OPERATING DATA:
Locations operated at period end.............              313        310        316        325        360        363        365
Screens operated at period end...............            1,594      1,463      1,549      1,512      1,638      1,622      1,619
Attendance...................................           64,614     60,231     78,356     81,203     86,082     88,225     85,876
Revenues per screen(1).......................        $  268.33  $  265.28  $  329.05  $  339.38  $  330.35  $  336.76  $  320.40
Revenues per location(1).....................        $1,366.52  $1,251.97  $1,612.95  $1,578.92  $1,503.09  $1,504.77  $1,421.16
EBITDA(2)....................................        $  39,624  $  39,762  $  49,438  $  51,966  $  62,725  $  72,244  $  38,230
Modified EBITDA(3)...........................        $  44,908  $  41,057  $  50,815  $  54,828  $  65,625  $  70,977  $  37,672
Modified EBITDA per screen(1)................        $   28.17  $   28.06  $   32.81  $   36.26  $   40.06  $   43.76  $   23.27
Modified EBITDA per location(1)..............        $  143.48  $  132.44  $  160.81  $  168.70  $  182.29  $  195.53  $  103.21
Modified EBITDA per patron(1)................        $    0.70  $    0.68  $    0.65  $    0.68  $    0.76  $    0.80  $    0.44
Concessions revenue per patron(4)............        $    1.71  $    1.61  $    1.62  $    1.56  $    1.55  $    1.57  $    1.46
Admissions revenue per patron(4).............        $    4.62  $    4.55  $    4.58  $    4.50  $    4.47  $    4.41  $    4.35
CASH FLOW STATEMENT DATA:
Cash provided by (used for) operating
 activities..................................        $   4,552  $   6,583  $  12,416  $   3,522  $  31,435  $  38,674  $  (1,698)
Cash used for investment activities..........        $ (30,580) $ (19,828) $ (35,961) $  (7,714) $ (41,049) $  (7,264) $  (5,943)
Cash provided by (used for) financing
 activities..................................        $  26,396  $  13,568  $  24,659  $   4,245  $   9,897  $ (30,445) $   9,539
--------
(1) All per screen, location and patron ratios are calculated as of period end and include screens and locations in which Cineplex Odeon has a partnership interest. However, revenues, EBITDA and Modified EBITDA reflect only Cineplex Odeon's proportionate share of the revenues, EBITDA and Modified EBITDA of such partnerships equal to the respective percentage ownership interests of Cineplex Odeon in such partnerships.
(2) EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA should not be construed as an alternative to operating income (as determined in accordance with Canadian GAAP).
(3) Modified EBITDA is EBITDA after eliminating the impact of other expenses
    (income). Modified EBITDA should not be construed as an alternative to operating income (as determined in accordance with Canadian GAAP), as a measure of Cineplex Odeon's operating performance, or as an alternative to cash flow from operating activities (as determined in accordance with
    Canadian GAAP), as a measure of Cineplex Odeon's liquidity. Modified
    EBITDA measures the amount of cash that a company has available for investment or other uses and is used by Cineplex Odeon as a measure of its performance. Cineplex Odeon believes that Modified EBITDA is an important measure, in addition to cash flow from operations and EBITDA, in viewing its overall liquidity and borrowing capacity. A reconciliation of EBITDA to Modified EBITDA follows:

                                                      NINE MONTHS ENDED
                                                        SEPTEMBER 30,                   YEAR ENDED DECEMBER 31,
                                                     --------------------  -----------------------------------------------------
                                                       1997       1996       1996       1995       1994       1993       1992
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                                (IN THOUSANDS)
 EBITDA (as defined above)...................        $  39,624  $  39,762  $  49,438  $  51,966  $  62,725  $  72,244  $  38,230
 Other expenses (income).....................            5,284      1,295      1,377      2,862      2,900     (1,267)      (558)
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
 Modified EBITDA.............................        $  44,908  $  41,057  $  50,815  $  54,828  $  65,625  $  70,977  $  37,672
 --------------------------------------------------
                                                     =========  =========  =========  =========  =========  =========  =========

(4) Admissions and concessions revenue per patron is affected by the fact that during the periods reflected a significant portion of Cineplex Odeon's revenues were generated in Canadian dollars and for purposes of financial reporting have been converted to U.S. dollars.

                    [LOGO OF PRICE WATERHOUSE APPEARS HERE]

                 COMPILATION REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of LTM Holdings, Inc.
and the Board of Directors of
Cineplex Odeon Corporation

We have reviewed, as to compilation only, the accompanying pro forma combined balance sheet as of November 30, 1997 and the pro forma combined income statement data for the year ended February 28, 1997 and the nine months ended November 30, 1997 which have been prepared for inclusion in the Information Circular relating to the business combination between LTM Holdings, Inc. and Cineplex Odeon Corporation. In our opinion, the pro forma combined balance sheet and income statement have been properly compiled to give effect to the proposed transaction and the assumptions described in the notes thereto.

/s/ Price Waterhouse LLP

New York, New York
January 30, 1998

                  [LOGO OF PRICE WATERHOUSE LLP APPEARS HERE]

  COMMENT BY INDEPENDENT ACCOUNTANTS FOR U.S. READERS ON DIFFERENCES BETWEEN
                CANADIAN AND UNITED STATES REPORTING STANDARDS

The above opinion, provided pursuant to Canadian requirements, is expressed in accordance with standards of reporting generally accepted in Canada. Such standards contemplate the expression of an opinion with respect to the compilation of pro forma financial statements. United States standards do not provide for an expression of an opinion on the compilation of pro forma financial statements. To report in conformity with United States standards on the reasonableness of the pro forma adjustments and their application to the pro forma financial statements would require an examination which would be greater in scope than the review we have conducted. Consequently, under United States standards, we are unable to express any opinion with respect to the accompanying pro forma combined financial statements.

/s/ Price Waterhouse LLP

New York, New York
January 30, 1998

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

  The following unaudited pro forma combined income statement data give effect to the proposed Transactions by combining the results of operations of Loews Theatres for the year ended February 28, 1997 and the nine months ended November 30, 1997, with the results of operations of Cineplex Odeon for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively. The pro forma combined income statement data give effect to the proposed Transactions as if they had occurred at the beginning of the earliest periods presented. The unaudited pro forma condensed balance sheet data present the combined financial position of Loews Theatres and Cineplex Odeon as of November 30, 1997, assuming that the proposed Transactions had been consummated as of that date. Such pro forma information is based upon the unaudited historical balance sheet data of Loews Theatres and Cineplex Odeon as of November 30, 1997 and September 30, 1997, respectively. This summary information has been derived from unaudited pro forma combined information and related notes thereto included elsewhere in this Information Circular/Prospectus. See "Unaudited Pro Forma Financial Information."

  Under U.S. GAAP, the accounting for the Transactions will follow the purchase method of accounting, where the net assets of the acquired company are "purchased" by the acquiring company. Accordingly, the cost to acquire Cineplex Odeon will be allocated to the assets acquired and liabilities assumed of Cineplex Odeon based on their respective fair values, with the excess to be allocated to goodwill. The valuations and other studies, required to determine the fair value of the assets acquired and liabilities assumed, have not been performed, and, accordingly, the adjustments reflected in the unaudited pro forma combined financial information are preliminary and subject to further revisions and adjustments. For purposes of this presentation, the carrying value of the Cineplex Odeon net assets acquired was assumed to approximate fair value. Therefore, the excess of purchase price over the historical net book value of the net assets of Cineplex Odeon has been classified on the pro forma balance sheet as "Excess Purchase Price."

  After the consummation of the Transactions, Loews Cineplex will arrange for an independent appraisal of significant assets, liabilities and business operations of Cineplex Odeon. Upon completion of the determination of fair value, the "Excess Purchase Price" will be allocated to specific assets and liabilities of Cineplex Odeon. It is anticipated that there will be reductions in the carrying value associated with certain assets, and alternatively, the fair value of certain other assets may exceed carrying value. Accordingly, the final valuation could result in materially different allocations of Excess Purchase Price from the amounts presented in the following pro forma information, primarily between goodwill and property, equipment and leaseholds, resulting in corresponding changes in depreciation and amortization amounts. (See Note 2.) For every million dollars of Excess Purchase Price allocated to fixed assets, depreciation and amortization will increase $25,000 annually (assuming an average 20 year service life for fixed assets). Based on preliminary estimates of fair value related to certain assets, additional "Excess Purchase Price" of between $75 million and $125 million could result at the conclusion of the valuation.

  The unaudited pro forma financial information is not necessarily indicative of operating results that would have been achieved had the Transactions been consummated at the beginning of the periods presented and should not be construed as being representative of future operations. THE UNAUDITED PRO FORMA ADJUSTMENTS DO NOT INCLUDE ANY POTENTIAL BENEFIT TO BE REALIZED FROM ANTICIPATED OPERATING EFFICIENCIES AND COST SAVINGS AS A RESULT OF THE TRANSACTIONS. IN ADDITION, THE COMBINED PRO FORMA DEBT LEVEL OF APPROXIMATELY $655 MILLION INCLUDES APPROXIMATELY $59 MILLION OF CAPITAL SPENDING ON THEATRE PROJECTS IN VARIOUS STAGES OF DEVELOPMENT AS OF THE RESPECTIVE BALANCE SHEET DATES. THE UNAUDITED PRO FORMA ADJUSTMENTS DO NOT INCLUDE THE FUTURE REVENUE STREAMS ASSOCIATED WITH THESE THEATRE LOCATIONS. This unaudited summary pro forma financial information should be read in conjunction with the historical financial statements and notes thereto of Loews Theatres and Cineplex Odeon included elsewhere in this Information Circular/Prospectus. See "Risk Factors" and "Cautionary Statement Concerning Forward-Looking Statements."

UNAUDITED PRO FORMA FINANCIAL DATA OF LOEWS CINEPLEX ON A COMBINED BASIS

                          LOEWS THEATRES    CINEPLEX ODEON
                         NINE MONTHS ENDED NINE MONTHS ENDED                NINE MONTHS
                           NOVEMBER 30,      SEPTEMBER 30,    PRO FORMA      PRO FORMA
                               1997              1997        ADJUSTMENTS      RESULTS
                         ----------------- ----------------- -----------    -----------
UNAUDITED PRO FORMA
 INCOME STATEMENT DATA:               (IN THOUSANDS, EXCEPT SHARE DATA)
Revenues
  Admissions............     $215,676          $298,485        $(6,113)(1)  $   508,048
  Concessions...........       75,000           110,680         (2,519)(1)      183,161
  Other.................        8,126            18,556           (266)(1)       26,416
                             --------          --------        -------      -----------
                              298,802           427,721         (8,898)         717,625
                             --------          --------        -------      -----------
Expenses
  Theatre operations and
   other expenses.......      213,384           346,148        (13,423)(1)      546,109
  Cost of concessions...       11,841            21,513           (503)(1)       32,851
  General and
   administrative.......       20,132            15,152            --            35,284
  Depreciation and
   amortization.........       38,794            33,267          2,850 (2)       74,911
  Loss on sale/disposals
   of theatres..........        5,938               --           5,284 (R1)      11,222
                             --------          --------        -------      -----------
                              290,089           416,080         (5,792)         700,377
                             --------          --------        -------      -----------
Operating Income........        8,713            11,641         (3,106)          17,248
Interest expense........       10,998            25,159         (2,407)(3)       33,750
Other expenses..........          --              5,284         (5,284)(R1)         --
                             --------          --------        -------      -----------
Income/(Loss) Before
 Income Taxes...........       (2,285)          (18,802)         4,585          (16,502)
Income tax expense......          (99)              834           (145)(4)          590
                             --------          --------        -------      -----------
Net Income/(Loss).......     $ (2,186)         $(19,636)       $ 4,730      $   (17,092)
                             ========          ========        =======      ===========
  Shares Outstanding....                                                     45,249,819
  Income/(Loss) Per
   Share................                                                    $     (0.38)
                                                                            ===========
                          LOEWS THEATRES
                            YEAR ENDED      CINEPLEX ODEON                   FULL YEAR
                           FEBRUARY 28,       YEAR ENDED      PRO FORMA      PRO FORMA
                               1997        DECEMBER 31, 1996 ADJUSTMENTS      RESULTS
                         ----------------- ----------------- -----------    -----------
UNAUDITED PRO FORMA
 INCOME STATEMENT DATA:               (IN THOUSANDS, EXCEPT SHARE DATA)
Revenues
  Admissions............     $273,498          $358,973        $(9,258)(1)  $   623,213
  Concessions...........       90,643           126,636         (3,812)(1)      213,467
  Other.................       11,204            24,083           (390)(1)       34,897
                             --------          --------        -------      -----------
                              375,345           509,692        (13,460)         871,577
                             --------          --------        -------      -----------
Expenses
  Theatre operations and
   other expenses.......      266,846           418,328        (19,808)(1)      665,366
  Cost of concessions...       15,634            22,357           (646)(1)       37,345
  General and
   administrative.......       21,447            18,192            --            39,639
  Depreciation and
   amortization.........       44,576            43,648          3,800(2)        92,024
  Loss on sale/disposals
   of theatres..........        9,951               --           1,377 (R1)      11,328
                             --------          --------        -------      -----------
                              358,454           502,525        (15,277)         845,702
                             --------          --------        -------      -----------
Operating Income........       16,891             7,167          1,817           25,875
Interest expense........       14,776            35,482         (5,258)(3)       45,000
Other expenses..........          --              1,377         (1,377)(R1)         --
                             --------          --------        -------      -----------
Income/(Loss) Before
 Income Taxes...........        2,115           (29,692)         8,452          (19,125)
Income tax expense......        2,295             1,390         (2,492)(4)        1,193
                             --------          --------        -------      -----------
Net Income/(Loss).......     $   (180)         $(31,082)       $10,944      $   (20,318)
                             ========          ========        =======      ===========
  Shares Outstanding....                                                     45,249,819
  Income/(Loss) Per
   Share................                                                    $     (0.45)
                                                                            ===========

                          LOEWS THEATRES     CINEPLEX ODEON                       COMBINED
                            YEAR ENDED         YEAR ENDED      PRO FORMA          PRO FORMA
                         NOVEMBER 30, 1997 SEPTEMBER 30, 1997 ADJUSTMENTS       BALANCE SHEET
                         ----------------- ------------------ -----------       -------------
UNAUDITED PRO FORMA
 BALANCE SHEET:                                  (IN THOUSANDS)
ASSETS
Current Assets:
 Cash and cash
  equivalents...........     $ 20,681           $  3,086       $    --           $   23,767
 Accounts receivable....        5,142             12,494            --               17,636
 Prepaid expenses and
  other current
  assets................        2,837             12,743            --               15,580
                             --------           --------       --------          ----------
   Total Current
    Assets..............       28,660             28,323            --               56,983
Property, equipment and
 leaseholds.............      611,605            576,574        (23,000)(2)       1,165,179
Other Assets:
 Long-term investments
  and advances to
  partnerships..........       28,926              2,141            --               31,067
 Goodwill
  (historical)..........       53,591             31,980            --               85,571
 Excess purchase
  price.................          --                 --         202,000(2)          202,000
 Other intangible
  assets................        6,089                --             --                6,089
 Deferred charges and
  other assets..........        6,535              8,556          2,500 (3)          17,591
                             --------           --------       --------          ----------
   Total Assets.........     $735,406           $647,574       $181,500          $1,564,480
                             ========           ========       ========          ==========
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Current Liabilities:
 Accounts payable,
  accrued expenses and
  current liabilities...     $ 56,586           $ 58,453       $113,889 (2)(3)   $  228,928
 Due to Sony
  affiliates............        1,133                --          (1,133)(3)             --
 Other current
  liabilities...........          --              18,085            --               18,085
 Current maturities of
  long-term debt and
  other obligations.....          521              7,068         (7,589)(3)             --
                             --------           --------       --------          ----------
   Total Current
    Liabilities.........       58,240             83,606        105,167             247,013
Deferred income taxes...       21,620                --             --               21,620
Long-term debt
 (including capital
 lease obligations).....       10,897            361,137        282,966 (3)         655,000
Debt due to Sony
 affiliates.............      308,072                --        (308,072)(3)             --
Other liabilities.......       14,113              5,178            --               19,291
                             --------           --------       --------          ----------
   Total Liabilities....      412,942            449,921         80,061             942,924
                             --------           --------       --------          ----------
Stockholders' Equity:
 Common stock...........          195            555,399       (555,142)(5)             452
 Translation
  adjustment............          --               2,700         (2,700)(5)             --
 Additional paid-in
  capital...............      299,082                --         322,022 (5)         621,104
 Retained earnings......       23,187           (360,446)       337,259 (5)             --
                             --------           --------       --------          ----------
   Total Stockholders'
    Equity..............      322,464            197,653        101,439 (5)         621,556
                             --------           --------       --------          ----------
   Total Liabilities and
    Stockholders'
    Equity..............     $735,406           $647,574       $181,500          $1,564,480
                             ========           ========       ========          ==========

--------
(R1) Reclassification of certain costs relating to loss on theatre dispositions/impairments and other restructuring charges to conform to U.S. GAAP financial statement presentation.

 (1) Elimination of the operating results for certain Cineplex Odeon theatres anticipated to be closed as a result of the Transactions. Pursuant to the Master Agreement, Cineplex Odeon has agreed to use its reasonable best efforts to sell, close or otherwise dispose of these theatres and there will be an adjustment to the LTM Cap if these theatres are not disposed of prior to closing.

 (2) Additional amortization expense for the excess of purchase price over historical book value of Cineplex Odeon's net assets acquired and transaction related costs (herein referred to as "Excess Purchase Price"). Excess Purchase Price is currently estimated at $202 million which consists of (i) the excess of fair value over the historical book value of net assets for Cineplex Odeon, (ii) transaction related costs and (iii) the establishment of certain liabilities as a result of the Transactions. The excess of fair value over the historical book value of net assets for Cineplex Odeon was determined based upon the sales price per Cineplex Odeon Common Share outstanding, and net book value of Cineplex Odeon at September 30, 1997. The pro forma Excess Purchase Price of approximately $202 million has been amortized based upon a useful life of 40 years. For each five-year reduction in the useful life assigned to Excess Purchase Price there would be an increase of $720,000 to amortization expense on an annual basis. Depreciation and amortization have also been adjusted to reflect the impact of theatre dispositions and deferred financing costs as follows:

                                                         FULL YEAR NINE MONTHS
                                                         --------- -----------
   Amortization of Excess Purchase Price ($202 million)
    over 40 years.......................................  $ 5,050    $ 3,800
   Less: Book Value of Theatres Disposed ($23 million)
    over 15 years.......................................   (1,550)    (1,150)
                                                          -------    -------
                                                          $ 3,500    $ 2,650
   Plus: Amortization of Deferred Financing Charges
    ($2.5 million over 7 years).........................      300        200
                                                          -------    -------
   TOTAL................................................  $ 3,800    $ 2,850
                                                          =======    =======

   The excess purchase price of $202 million was calculated as follows:

    a) Excess of purchase price over Cineplex Odeon
       net book value*..............................               $ 68 million
    b) Costs associated with Cineplex Odeon lease
       terminations.................................                 40 million
    c) Transaction related costs and additional
       liabilities:
       Buyout of contractual obligations............   $44 million
       Adjustments relating to debt to be
       refinanced...................................    20 million
       Transaction costs, severance and other ......    30 million   94 million
                                                       ----------- ------------
                                                                   $202 million
                                                                   ============

   *176,793,000 Cineplex Odeon shares at $1.50 per share = $265.2 million less $197.7 million Cineplex Odeon net book value at September 30, 1997

   The pro forma financial information includes estimated transaction and direct costs of acquisition, consisting primarily of legal, accounting and other fees associated with the merger, as well as accruals for additional liabilities assumed and to be incurred including amounts related to debt to be refinanced, unfunded pension costs, and satisfaction of contractual obligations and write downs of certain assets principally associated with lease buyouts.

 (3) Adjustment necessary to reflect interest expense based upon the pro forma long-term debt balance of approximately $655 million at an interest rate of 7%. Amounts reflected are net of capitalized interest on projects under development. Each .125 percentage point change in the interest rate charged on long-term borrowings would result in a change in interest expense of approximately $800,000 based on the pro forma debt level of $655 million.

  The pro forma long-term debt balance of $655 million assumes refinancing of all amounts outstanding under new financing arrangements. The anticipated cost of the new financing arrangements is estimated at $2.5 million.

  The amount of long-term debt included in the pro forma balance sheet is comprised of:

  Payment to Sony affiliates:
    Repayment of intercompany debt at November 30, 1997............ $309 million
    Sony Asset Transfer/Dividend (per below).......................   51 million
                                                                    ------------
                                                                     360 million
  Existing debt to be refinanced...................................  380 million less: proceeds from Universal...................................  (85 million)
                                                                    ------------
                                                                    $655 million
                                                                    ============

  The determination of the pro forma cash payment to Sony affiliates as if the closing had taken place on November 30, 1997, was calculated as follows:

    Estimated cash payment to Sony affiliates at closing......... $409 million less: capital spending adjustment estimated from December 1,
      1997 through
      date of closing included above.............................  (49 million)
                                                                  ------------
    Estimated cash payment to Sony affiliates at November 30,
     1997........................................................  360 million less: existing intercompany debt with SPE................... (309 million)
                                                                  ------------
    Value of Sony Asset Transfer/Dividend at November 30, 1997... $ 51 million
                                                                  ============

  Note: The $409 million estimated cash payment to Sony affiliates, at Closing described elsewhere herein gives effect to the capital program of each company through the estimated Closing Date. Based on these capital programs, it is anticipated that the debt balance at Closing will approximate $700 million.

 (4) Income taxes have been calculated at applicable statutory rates, adjusted for nondeductible items and state and local minimum taxes.

 (5) Represents the elimination of the shareholders' equity accounts of Cineplex Odeon, the related issuance of 45.2 million Loews Cineplex Shares at par value $.01 per share, proceeds related to the issuance of Loews Cineplex shares in excess of par and the Sony Asset
     Transfer/Dividend.

  Total Stockholders' Equity adjustment of $102 million consists of:

  Excess of purchase price over Cineplex Odeon net
   book value..................................... $ 68 million    (see Note 2)
  Universal proceeds..............................   85 million
  Sony Asset Transfer/Dividend....................  (51 million)   (see Note 3)
                                                   ------------
                                                   $102 million
                                                   ============

 (6) As a result of a selected review of Cineplex Odeon's operating assets, it is anticipated that Cineplex Odeon will take a charge of approximately $41 million in the fourth quarter of 1997. This charge reflects both the cost associated with terminating certain leases and the write-off of the net book value attributable to the properties subject to such leases.

UNAUDITED PRO FORMA COMBINED KEY OPERATING STATISTICS OF LOEWS CINEPLEX

  The table below sets forth key operating statistics for Loews Cineplex on a pro forma combined basis. In order to arrive at a more meaningful presentation of financial operating data related to the productivity and performance of Loews Cineplex and, except as otherwise noted, all amounts below include 100% of the operating results of the LST and MJT partnerships although Loews Cineplex will have only a 50% interest in each of these partnerships. This information does not include any potential benefit to be realized from anticipated operating efficiencies and cost savings as a result of the Transactions. Management views these statistics as key financial measures and believes that certain investors find them useful in analyzing companies in the motion picture exhibition industry. No measure is more meaningful than another, and management will use these measures collectively to assess Loews Cineplex's operating performance.

                                       NINE MONTHS ENDED        YEAR ENDED
                                      NOVEMBER 30, 1997(1) FEBRUARY 28, 1997(1)
                                      -------------------- --------------------
                                          (IN THOUSANDS, EXCEPT LOCATIONS,
                                            SCREENS AND  PER PATRON DATA)
Locations operated at period end.....            432                  437
Screens operated at period end.......          2,517                2,411
Attendance...........................        105,224              129,049
Total revenues.......................      $ 763,615            $ 917,845
Revenues per screen(2)...............      $  303.38            $  380.69
Revenues per location(2) ............      $1,767.63            $2,100.33
EBITDA(3) ...........................      $  92,159            $ 117,899
Modified EBITDA(4)...................      $ 108,757            $ 136,082
Partners' share of Modified EBITDA...      $   3,321            $   4,853
Modified EBITDA per screen(2) .......      $   43.21            $   56.44
Modified EBITDA per location(2) .....      $  251.75            $  311.40
Modified EBITDA per patron(2) .......      $    1.03            $    1.05
Concessions revenue per patron(5)....      $    1.88            $    1.77
Admissions revenue per patron(5).....      $    5.14            $    5.09

--------
(1) The information above is derived from Key Operating Statistics of Loews Theatres and Key Operating Statistics of Cineplex Odeon and incorporates pro forma information which is presented elsewhere in this Information Circular/Prospectus.
(2) All per screen, location and patron ratios are calculated as of period end and include screens and locations in which Cineplex Odeon and Loews Theatres have partnership interests.
(3) EBITDA consists of earnings before interest, taxes, depreciation and amortization including equity earnings from the LST and MJT partnerships. EBITDA should not be construed as an alternative to operating income (determined in accordance with U.S. GAAP).
(4) Modified EBITDA consists of EBITDA plus loss on sale/disposals of theatres and other income/(expenses), including 100% of the operating results from the LST and MJT partnerships. Modified EBITDA should not be construed as an alternative to operating income (as determined in accordance with U.S.
    GAAP), as a measure of Loews Cineplex's operating performance, or as an alternative to cash flows from operating activities (as determined in accordance with U.S. GAAP), as a measure of Loews Cineplex's liquidity. Modified EBITDA measures the amount of cash that a company has available for investment or other uses and will be used by Loews Cineplex as a measure of its performance. Loews Theatres and Cineplex Odeon believe that Modified EBITDA is an important measure, in addition to cash flow from operations and EBITDA, in viewing its overall liquidity and borrowing capacity. The following table illustrates how Modified EBITDA is calculated:

                                             NINE MONTHS ENDED    YEAR ENDED
                                             NOVEMBER 30, 1997 FEBRUARY 28, 1997
                                             ----------------- -----------------
  EBITDA per pro forma information located
   elsewhere in this document...............     $ 92,159          $117,899
   ADD: Loss on sale/disposal of theatres...       11,222            11,328
   ADD: EBITDA from partnerships net of
    equity earnings already included in
    EBITDA .................................        5,376             6,855
                                                 --------          --------
  Modified EBITDA...........................     $108,757          $136,082
                                                 ========          ========

(5) Admissions and concessions revenue per patron is affected by the fact that a significant portion of Cineplex Odeon's revenues were generated in Canadian dollars and for purposes of financial reporting have been converted to U.S. dollars.

              LOEWS THEATRES MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion of Loews Theatres' financial condition and operating results should be read in conjunction with the selected historical financial data and the audited combined consolidated financial statements of Loews Theatres for the fiscal years ended February 28, 1997, February 29, 1996 and February 28, 1995 and the unaudited condensed combined consolidated financial statements of Loews Theatres for the nine-month periods ended November 30, 1997 and 1996, which have been included elsewhere in this Information Circular/Prospectus.

  This discussion incorporates operating results of partnerships in which Loews Theatres has interests to the extent of its equity share as required by the equity method of accounting.

RESULTS OF OPERATIONS

NINE MONTHS ENDED NOVEMBER 30, 1997 COMPARED TO NINE MONTHS ENDED NOVEMBER 30, 1996

  Operating Revenues of approximately $298.8 million for the nine months ended November 30, 1997 were $24.3 million, or 9%, higher in comparison to the nine months ended November 30, 1996. Operating revenues are generated primarily from admission revenues and concession sales. Admission revenues of approximately $215.7 million were $14.7 million, or 7%, higher and concession revenues of approximately $75.0 million were $8.3 million, or 12.5%, higher in comparison to the nine months ended November 30, 1996. These increases in both admission and concession revenues were primarily due to the combined effect of additional revenue from new theatre openings/expansion of existing theatres of $23.9 million, higher admissions and concession revenues per patron resulting in an increase of $4.7 million and $3.6 million, respectively, partially offset by other reductions in operating revenues, including the effect of theatre dispositions, which reduced operating revenues by $7.9 million.

  Operating Costs of approximately $225.2 million for the nine months ended November 30, 1997 were $15.2 million, or 7%, higher than for the nine months ended November 30, 1996 due primarily to costs of $15.9 million directly related to the aforementioned increase in operating revenues and higher occupancy costs attributable to new theatre openings of $4.1 million, offset by lower costs, including the effect of theatre dispositions, of $4.8 million.

  General and Administrative Costs of approximately $20.1 million for the nine months ended November 30, 1997 were $3.4 million higher than for the nine months ended November 30, 1996 due primarily to higher salaries and fringe costs as a result of normal merit increases and higher staffing levels required as a result of increased business activity.

  Depreciation and Amortization Costs of approximately $38.8 million for the nine months ended November 30, 1997 were approximately $6.1 million higher than for the nine months ended November 30, 1996 due primarily to the impact of new theatre openings and incremental depreciation on refurbishment and information systems expenditures.

  Loss on Sale/Disposal of Theatres of approximately $5.9 million for the nine months ended November 30, 1997 were $3.2 million lower than for the nine months ended November 30, 1996 due primarily to the timing, nature and characteristics of theatre dispositions.

  Modified EBITDA of approximately $53.4 million was $5.6 million higher than for the nine months ended November 30, 1996, primarily due to higher attendance levels from newly opened theatres, and increases in average admission and concession revenues per patron which were previously discussed. Modified EBITDA (earnings before interest, taxes, depreciation and amortization, and gains/losses on asset disposition or sales) is a measure of financial performance commonly used in the motion picture exhibition industry. Modified EBITDA measures the amount of cash that a company has available for investment or other uses and is used by Loews

Theatres as a measure of its performance. Modified EBITDA is primarily a management tool and only one measure of financial performance to be considered by the investment community. Modified EBITDA is not an alternative to measuring operating results or cash flow under U.S. GAAP.

FISCAL YEAR ENDED FEBRUARY 28, 1997 COMPARED TO FISCAL YEAR ENDED FEBRUARY 29, 1996

  Operating Revenues of approximately $375.3 million for the fiscal year ended February 28, 1997 were $16.2 million, or 5%, higher than the comparable period of the prior year. Operating revenues are generated primarily from admission revenues and concession sales. Admission revenues for the fiscal year ended February 28, 1997 of approximately $273.5 million were $8.9 million, or 3%, higher and concession revenues of approximately $90.6 million were $6.3 million, or 7%, higher in comparison to the fiscal year ended February 29, 1996. These increases in both admissions and concessions revenues were due primarily to the effect of additional revenue from new theatre openings/expansion of existing theatres of approximately $19.2 million, higher admissions and concessions revenue per patron resulting in an increase of $11.2 million and $6.5 million, respectively, partially offset by other reductions in operating revenues, including the effect of theatre dispositions, which reduced operating revenues by approximately $20.7 million.

  Operating Costs of approximately $282.5 million for the year ended February 28, 1997 were $5.1 million, or 2%, higher than the fiscal year ended February 29, 1996 due primarily to costs of $16 million directly related to the aforementioned increase in operating revenues and higher occupancy costs attributable to new theatre openings of $2.8 million offset by lower costs, including the effect of theatre dispositions, of $13.7 million.

  General and Administrative Costs of approximately $21.4 million for the year ended February 28, 1997 were $1.2 million, or 6%, higher than the fiscal year ended February 29, 1996 due primarily to higher salaries and fringe benefits as a result of normal merit increases and higher staffing levels required as a result of increased business activity.

  Depreciation and Amortization Costs of approximately $44.6 million for the year ended February 28, 1997 were $3.3 million higher than for the fiscal year ended February 29, 1996 due primarily to the effect of new theatre openings.

  Loss on Sale/Disposal of Theatres of approximately $10.0 million for the year ended February 28, 1997 was $2.7 million higher than for the fiscal year ended February 29, 1996 due primarily to the timing, nature and characteristics of theatre dispositions. During fiscal 1997, Loews Theatres disposed of an aggregate 15 theatres comprising 57 screens.

  Interest Expense of approximately $14.8 million for the year ended February 28, 1997 was $600,000 lower than for the fiscal year ended February 29, 1996 due primarily to the impact of lower interest rates partially offset by the impact of new borrowings.

  Modified EBITDA for the year ended February 28, 1997 of $71.4 million increased $10.0 million in comparison to the year ended February 29, 1996, primarily due to the increase in admission and concession revenues per patron and the impact of newly opened theatres which were previously discussed.

FISCAL YEAR ENDED FEBRUARY 29, 1996 COMPARED TO FISCAL YEAR ENDED FEBRUARY 28, 1995

  Operating Revenues of approximately $359.1 million for the year ended February 29, 1996 were $15.8 million, or 5%, higher than for the fiscal year ended February 28, 1995. Admission revenues of approximately $264.6 million for the fiscal year ended February 29, 1996 were $9.2 million, or 4%, higher and concession revenues of approximately $84.4 million were $5.1 million, or 6%, higher than for the fiscal year ended February 28, 1995. These increases in both admissions and concessions revenues were due primarily to the effect of higher attendance as a result of new theatre openings of $35 million, higher admission and concession revenues per patron resulting in an increase of $4.3 million and $3.8 million, respectively, partially offset by other reductions in operating revenues, primarily caused by the impact of theatres closed during the period, which reduced operating revenues by approximately $27.3 million. During fiscal 1996 Loews Theatres disposed of an aggregate of 29 theatres comprising 119 screens. Most significant was the sale of 11 theatres (62 screens) in the Cincinnati, Ohio and Louisville, Kentucky areas to National Amusements.

  Operating Costs of approximately $277.4 million for the fiscal year ended February 29, 1996 were $9.1 million, or 3%, higher than for the fiscal year ended February 28, 1995 due primarily to costs of $22.4 million directly associated with the aforementioned increase in operating revenues and higher occupancy costs attributable to new theatre openings of $5.0 million partially offset by lower costs, primarily due to the impact of theater dispositions, of $18.3 million.

  General and Administrative Costs of approximately $20.3 million for the fiscal year ended February 29, 1996 were approximately $1.5 million, or 8%, higher than for the fiscal year ended February 28, 1995 due primarily to higher salaries and fringes as a result of normal merit increases and higher staffing levels as a result of increased business activity.

  Depreciation and Amortization Costs of approximately $41.3 million for the fiscal year ended February 29, 1996 were approximately $2.7 million higher than for the fiscal year ended February 28, 1995 due primarily to new theatre openings partially offset by the impact of theater dispositions.

  Loss on Sale/Disposal of Theatres of approximately $7.2 million for the fiscal year ended February 29, 1996 were approximately $6.2 million lower than for the fiscal year ended February 28, 1995 due primarily to the timing, nature and characteristics of theatre closings.

  Interest Expense of approximately $15.4 million for the fiscal year ended February 29, 1996 was $4.8 million higher than for the fiscal year ended February 28, 1995 due primarily to increased borrowings relative to capital spending (a significant portion of which was associated with the development of the Sony Lincoln Square Theatre, including the related 3-D IMAX theatre, located in Manhattan) that was partially offset by debt repayments and lower interest rates.

 Modified EBITDA

  For the year ended February 29, 1996 Modified EBITDA of approximately $61.4 million was $5.1 million higher in comparison to the year ended February 28, 1995, primarily due to the increase in admissions and concession revenues per patron and the impact of newly opened theatres which was previously discussed.

LIQUIDITY AND CAPITAL RESOURCES

  Cash flow from operations for the nine months ended November 30, 1997 was approximately $39.7 million, which was approximately $20.1 million higher than for the nine months ended November 30, 1996. Cash flow from operations for the year ended February 28, 1997 was approximately $48.0 million, which was approximately $1.7 million higher than for the year ended February 29, 1996. Loews Theatres derives substantially all of its revenues from cash collected at the box office and through concession sales. Generally, this provides Loews Theatres with working capital operating float since cash revenues are generally collected in advance of the payment of related expenses. On a daily basis, Loews Theatres determines the amount of cash required to fund operational needs and all cash in excess of the daily operational needs is "swept" by Sony Capital Corporation, an affiliate, and is applied to Loews Theatres' intercompany payable account with its affiliates. Since Loews Theatres does not carry any significant amounts of inventory or accounts receivable and any excess cash is "swept" by an affiliate of Loews Theatres' corporate parent, it has historically operated with negative working capital. However, there are times during the year when, based on seasonal changes in the pattern of cash collections and the timing of cost and expense payments, additional working capital may be required. During such times, Loews Theatres has had an arrangement with SCA and/or its affiliates whereby SCA and/or its affiliates would make additional funds available to Loews Theatres through a short-term credit facility at interest rates, commensurate with market, established at the time of the loan. Loews Theatres funds its capital requirements for its new theatre acquisition, construction and reconfiguration programs with internally generated funds and borrowings under its intercorporate credit facility with SCA (the "Sony Facility"). Loews Theatres intends to replace this facility with, among other things, new financing arrangements described under "Information Concerning Loews Cineplex --
 Financing."

  At February 28, 1997, Loews Theatres' outstanding balance under the Sony Facility was approximately $294.6 million and net borrowings for the year then ended were approximately $8.2 million. At February 29, 1996, Loews Theatres' outstanding balance against the Sony Facility was approximately $286.4 million and net repayments during the fiscal year ended February 29, 1996 were approximately $13.8 million. Substantially all such amounts were used to fund Loews Theatres' new theatre development and expansion programs, as well as the reconfiguration of certain existing theatres. At November 30, 1997, Loews Theatres' outstanding balance under the Sony Facility was approximately $309.2 million.

  Loews Theatres is included in the consolidated federal income tax returns of SCA. For financial reporting purposes, Loews Theatres reports its federal income tax expense and related liability as if it filed a separate income tax return. The resultant liability (or benefit) is treated as an intercompany payable (or receivable).

  Loews Theatres' significant investment activities relate primarily to new theatre construction and reconfiguration, expansion and upgrading of its existing theatre circuit. See "Information Concerning Loews Theatres --
 Business and Properties -- Business Strategy."

  Loews Theatres has experienced, and expects to continue to realize, improved operating results as a consequence of investments in theatres over the last five years (including new builds, reconfigurations of existing theatres and closing unprofitable or uncompetitive theatres). For the four-year period ending February 28, 1997, Loews Theatres has added 234 screens and 19 locations. At January 31, 1997, Loews Theatres had commitments for the future development and construction of 12 theatre properties comprising 217 screens aggregating approximately $169.3 million.

EFFECT OF INFLATION

  Inflation has not had a material effect on Loews Theatres' operations to date.

YEAR 2000 ISSUE

  The Year 2000 issue affects virtually all companies and organizations. Loews Theatres has implemented programs designed to ensure that all software used in connection with providing services to its customers and its internal operations will manage and manipulate data involving the transition of dates from 1999 to 2000 without functional or data abnormality. Loews Theatres does not anticipate incurring significant additional costs to address the Year 2000 issue, although the effectiveness of Loews Theatres' present efforts to address the Year 2000 issue cannot be assured. In addition, it is currently unknown whether vendors and other third parties with which Loews Theatres conducts business will successfully address the Year 2000 issue with respect to their own computer software. If Loews Theatres' present efforts to address the Year 2000 issue are not successful, or if vendors and other third parties with which Loews Theatres conducts business do not successfully address the Year 2000 issue, Loews Theatres' business and financial condition could be adversely affected.

NEW ACCOUNTING STANDARDS

  Loews Theatres has determined that two new pronouncements that have been issued but are not yet effective are applicable to Loews Theatres, and may have an impact on its financial statements. Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share," which is effective for Loews Theatres' fiscal year ending February 28, 1998, prescribes the method for calculating and reporting basic and diluted earnings per share. Loews Theatres expects to adopt this standard when required and does not believe it will have a significant impact on its financial statements. SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," which is effective for Loews Theatres' fiscal year ending February 28, 1999, requires Loews Theatres to disclose financial information about business segments, including certain information about products and services, activities in different geographic areas and other information. Loews Theatres expects to adopt this standard when required and does not believe it will have a significant impact on its financial statements.

            CINEPLEX ODEON MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

  The following discussion of Cineplex Odeon's results of operations and financial condition focuses on liquidity, capital resources and the results of Cineplex Odeon's operations. This discussion should be read in conjunction with the consolidated financial statements, the notes thereto and other information presented elsewhere in this Information Circular/Prospectus. Cineplex Odeon reports its results in U.S. dollars. In order to eliminate the impact of exchange rate fluctuations on the yearly comparison of both admission and concession revenue, the results for the Canadian operations discussed below are stated in C$.

  In the second quarter of 1995, Cineplex Odeon completed a sale to Carmike Cinemas, Inc. of 28 theatres located in Florida and Georgia. Cineplex Odeon's comparative results in the U.S. were impacted by the disposition of these theatres.

RESULTS OF OPERATIONS

 Nine Months Ended September 30, 1997 Compared to Nine Months Ended September 30, 1996.

  Revenue. For the nine months ended September 30, 1997, Cineplex Odeon's U.S. theatres recorded an increase in admission revenue of 1.2% compared to the same period in the prior year. This increase was comprised of a decrease in attendance of 0.3% and an increase in admission revenue per patron of 1.5%. For the nine months ended September 30, 1997, Cineplex Odeon's Canadian theatres reported an increase in admission revenue of 24.0% when compared to the same period in the prior year. This increase was comprised of a 19.7% increase in attendance and a 4.3% increase in admission revenue per patron. The increase in attendance and admission revenue in Cineplex Odeon's Canadian theatres in the nine months ended September 30, 1997 compared to the same period in 1996 reflects the fact that films released by Cineplex Odeon's primary film suppliers in Canada performed significantly better during the first nine months of 1997 compared to films they released during the same period in 1996. Cineplex Odeon obtains licenses to exhibit "first run" films primarily by directly negotiating with film distributors. Cineplex Odeon has historical relationships with certain Canadian film distributors and as a result is the major exhibitor of pictures from these film distributors in that market.

  For the nine months ended September 30, 1997, concession revenue for Cineplex Odeon's U.S. theatres increased by 6.3%, when compared to the same period in the prior year. This increase is attributable to the attendance decrease of 0.3% and an increase in concession revenue per patron of 6.6%. For the nine months ended September 30, 1997, concession revenue for Cineplex Odeon's Canadian theatres increased by 26.6%, when compared to the same period in the prior year. This increase reflects an increase of 6.9% in concession revenue per patron accompanied by the increase in attendance of 19.7%. The increase in concession revenue per patron experienced in both Cineplex Odeon's U.S. and Canadian theatres represents the impact of management's concerted efforts in this area.

  Gross Margin and Other Costs. The gross margin from theatre operations (consisting of revenue from theatre operations less film cost, cost of concessions, theatre advertising, payroll, occupancy and supplies and services), when expressed as a percentage of theatre operating revenue, decreased for the nine months ended September 30, 1997 to 15.6% from 15.8% for the same period in 1996.

  General and administrative expenses increased by 13.7% in the first nine months of 1997 compared to the corresponding period in 1996. This increase is the result of certain costs associated with the infrastructure necessary for Cineplex Odeon's expansion program and certain one-time charges. A charge of approximately $5,300,000 associated with the cost of terminating leases for a number of theatres is included in other expenses in the third quarter of 1997. The selected review of Cineplex Odeon's operating assets is a continuing process and has been intensified as a result of the proposed combination with Loews Theatres. This review of properties will be continued throughout the period until the Transactions are consummated; consequently, further leases may be terminated and certain costs associated with such terminations incurred.

  Interest on long-term debt decreased by 8.4% during the nine months ended September 30, 1997 compared to the same period in 1996. This decrease is primarily a result of the decision to denominate certain of Cineplex Odeon's long-term debt in Canadian dollars, which are subject to a lower interest rate.

  Cineplex Odeon experienced two work stoppages involving projectionists in the Ontario market in the first nine months of 1997. All of the affected Cineplex Odeon theatres continued to operate during the work stoppages, and there was no adverse effect on theatre revenues.

  During 1997, the value of the Canadian dollar weakened relative to the U.S. dollar. While currency movements affect the reporting of revenues and expenses of Cineplex Odeon's Canadian operations, the financial impact is limited as the costs of operating the Canadian theatres are supported by the revenue of such theatres.

 Fiscal Year Ended December 31, 1996 Compared to Fiscal Year Ended December 31, 1995

  Revenue. Industry admission revenue and attendance increased in 1996 by 7.7% and 6.4%, respectively, compared to 1995 figures.

  Cineplex Odeon's U.S. theatre circuit admission revenue decreased for the year ended December 31, 1996 by 4.0% when compared to the year ended December 31, 1995. Adjusting for the impact of the sale of the Florida and Georgia theatres, Cineplex Odeon's U.S. theatre circuit admission revenue decreased by 1.9% for the year ended December 31, 1996 compared to the year ended December 31, 1995. This decrease in admission revenue for the year ended December 31, 1996 was the result of a decrease in attendance of 4.3% offset by an increase in admission revenue per patron of 2.4%. The decrease in attendance in 1996 compared to 1995 is a direct result of increasing competition from other film exhibitors who have been aggressively building new theatres. This fact is evidenced by an increase in the total theatrical screen count in the U.S. of 6% when compared to 1995. Cineplex Odeon anticipates that its expansion program will address, at least in part, this issue of increasing competition.

  Cineplex Odeon's Canadian theatres reported an increase in admission revenue of 2.8% in the year ended December 31, 1996 compared to the year ended December 31, 1995 (when measured in C$). This increase was the result of an increase in attendance of 3.5% offset by a decrease in admission revenue per patron of 0.7%. The increase in attendance experienced by Cineplex Odeon's Canadian theatre circuit in 1996 compared to 1995 was a result of Cineplex Odeon's relationships with certain film distributors who enjoyed comparatively more successful film product in 1996 compared to 1995.

  Cineplex Odeon's U.S. concession revenue decreased by 3.0% in 1996 compared to 1995. Adjusting for the impact of the sale of the Florida and Georgia theatres, Cineplex Odeon's U.S. concession revenue for the year ended December 31, 1996 was equivalent to that of the year ended December 31, 1995. This was achieved due to an increase in concession revenue per patron of 4.3% which offset the decrease in attendance.

  Cineplex Odeon's Canadian concession revenue increased in the year ended December 31, 1996 by 6.0% compared to the year ended December 31, 1995, reflecting an increase in concession revenue per patron of 2.5% and an increase in attendance of 3.5%. The increase in concession revenue per patron for the year reflects the impact of Cineplex Odeon's focus in this area and the augmented design of concession stands in Cineplex Odeon's newer theatres.

  Gross Margin and Other Costs. The gross margin from theatre operations, when expressed as a percentage of theatre operating revenue, decreased in the year ended December 31, 1996 to 15.4% compared to 15.7% in the year ended December 31, 1995. The slight decline in gross margin for the year was primarily the result of a general increase in certain direct costs associated with theatre operations.

  Interest on long-term debt decreased by 13.4% in 1996 compared to the prior year. The decrease in interest on long-term debt was primarily attributable to the initial application of equity proceeds from the public offering in the first quarter of 1996 against Cineplex Odeon's long-term debt.

  During 1996 the value of the Canadian dollar strengthened relative to the U.S. dollar. While currency movements affect the reporting of revenues and expenses of Cineplex Odeon's Canadian operations, the financial impact is limited as the costs of operating the Canadian theatres are supported by the revenues of such theatres.

  Income (Loss). Cineplex Odeon recorded a net loss for the year ended December 31, 1996 of $31,082,000 compared to a net loss for the year ended December 31, 1995 of $32,907,000 and a net loss for the year ended December 31, 1994 of $14,173,000.

 Fiscal Year Ended December 31, 1995 Compared to Fiscal Year Ended December 31, 1994

  Revenue. Industry admission revenue increased in 1995 by 2.0% while industry attendance decreased by 2.3%, compared to 1994 figures.

  Cineplex Odeon's U.S. theatre circuit admission revenue decreased for the year ended December 31, 1995 by 4.9% when compared to the prior year. Adjusting for the impact of the sale of the Florida and Georgia locations, Cineplex Odeon's U.S. theatre circuit admission revenue increased by 0.1% for the year ended December 31, 1995 compared to the year ended December 31, 1994. This increase in admission revenue for the year ended December 31, 1995 was the result of an increase in admission revenue per patron of 0.2% offset by an attendance decrease of 0.1%.

  Cineplex Odeon's Canadian theatres reported a decrease in admission revenue of 5.8% in 1995 compared to 1994. This decrease was the result of a decrease in attendance of 4.0% and a decrease in admission revenue per patron of 1.8%. The decrease in attendance experienced by Cineplex Odeon's Canadian theatre circuit in 1995 compared to 1994 was a result of Cineplex Odeon's relationships with certain film distributors who enjoyed comparatively more successful film product in 1994 compared to 1995. The decrease in admission revenue per patron in Canada was primarily due to selective price changes.

  The overall results for 1995 reflect the relatively low box office performance in the first quarter of 1995, which was the lowest quarter for the movie exhibition industry in terms of both attendance and box office revenue since 1988.

  Cineplex Odeon's U.S. concession revenue decreased by 7.0% in 1995 compared to 1994. Adjusting for the impact of the sale of the Florida and Georgia locations, Cineplex Odeon's U.S. concession revenue decreased by 0.5% in the year ended December 31, 1995 compared to 1994.

  Cineplex Odeon's Canadian concession revenue decreased in 1995 by 2.8% compared to 1994, reflecting an increase in concession revenue per patron of 1.2% offset by the decrease in attendance of 4.0%.

  Gross Margin and Other Costs. The gross margin from theatre operations, when expressed as a percentage of theatre operating revenue, decreased in 1995 to 15.7% compared to 16.9% in 1994. The decline in the gross margin for the year was primarily the result of two factors: (1) the gross margin from concession sales decreased because of rising costs associated with some product lines and the implementation of new products, and (2) the fixed component of theatre operating costs (primarily occupancy costs).

  As a result of the sale of the Florida and Georgia theatres, Cineplex Odeon recorded a charge against goodwill in the amount of $2,468,000 and a loss on disposal of tangible assets in the amount of $822,000. These amounts have been reflected in Other Income (Expenses) in Cineplex Odeon's consolidated income statement. Proceeds from the sale of these theatres were approximately $22,000,000 and of this amount $13,900,000 was applied against debt.

  Interest on long-term debt increased by 21.8% in 1995 compared to the prior year. The increase in interest on long-term debt was primarily attributable to the impact of a full year of the 10.875% Senior Subordinated Notes issued as part of Cineplex Odeon's debt restructuring in June of 1994. Interest on long-term debt was also impacted by the general rise in effective interest rates.

  While the significant weakening of the U.S. dollar relative to the Canadian dollar throughout 1995 affects the reporting of revenues and expenses of Cineplex Odeon's Canadian operations, the financial impact is limited as the costs of operating the Canadian theatres are supported by the revenues of such theatres.

LIQUIDITY AND CAPITAL RESOURCES

 Cash Flow from Continuing Operations

  Cash flow from operations in 1996 amounted to a net inflow of $12,416,000 compared to a net inflow of $3,522,000 in 1995. Excluding the impact of the net change in non-cash working capital, Cineplex Odeon's cash flow from operations for the year ended December 31, 1996 amounted to a net inflow of $10,468,000 compared to a net inflow of $10,972,000 for the year ended December 31, 1995.

  Cash flow from operations for the nine months ended September 30, 1997 amounted to a net inflow of $4,552,000 compared to a net inflow of $6,583,000 for the same period in 1996. Excluding the impact of the net change in non-cash working capital, Cineplex Odeon's cash flow from operations for the nine months ended September 30, 1997 amounted to a net inflow of $11,507,000 compared to a net inflow of $9,610,000 for the same period in 1996. The increase in cash flow resulted primarily from the increase in revenue noted above.

 Long-term Debt

  In March 1996, Cineplex Odeon issued 25,000,000 Cineplex Odeon Common Shares to the public at a price of $1.375 per share for an aggregate consideration of $34,375,000. In addition, Universal and the Trust subscribed for 24,242,181 SRV Shares and 12,121,454 Cineplex Odeon Common Shares, respectively, at the same price as the offering to the public for an aggregate consideration of $50,000,000. In April 1996, as part of the over-allotment option provided to the underwriters pursuant to the public offering, Cineplex Odeon issued to the public a further 355,958 Cineplex Odeon Common Shares at a price of $1.375. The aggregate consideration from this issuance was $489,000. The proceeds from the issuance of both the SRV Shares and Cineplex Odeon Common Shares were used to reduce Cineplex Odeon's revolving credit facilities. As a consequence, long-term debt decreased from $381,857,000 at December 31, 1995 to $326,058,000 at December 31, 1996.

  Included in long-term debt at December 31, 1996 is an amount of $79,940,000 relating to Cineplex Odeon's bank credit facilities. These bank credit facilities contain restrictive covenants which require Cineplex Odeon to maintain certain financial ratios. At December 31, 1996, Cineplex Odeon failed to meet certain financial covenants under these bank credit facilities, specifically the Funded Indebtedness Coverage ratio and the Cash Flow to Interest Expense ratio. Cineplex Odeon failed to meet these financial covenants as a result of its cash flow for the twelve months ended December 31, 1996 being less than originally forecast when the ratios were established. Subsequent to that date, Cineplex Odeon's bankers agreed to amend these and certain other financial covenants for the quarter ended December 31, 1996 and for all four quarters of 1997.

  At September 30, 1997, Cineplex Odeon's long-term debt was $354,334,000 compared to $326,058,000 at December 31, 1996. This increase is the result of the capital expenditures incurred under Cineplex Odeon's expansion program. Subsequent to September 30, 1997, Cineplex Odeon and the banks participating in the bank credit facilities reached an agreement whereby (i) the scheduled principal repayment of $10,000,000 due December 31, 1997 under the bank credit facilities will be deferred until December 31, 1998; and (ii) an additional facility of $20,600,000 will be provided to Cineplex Odeon by the banks participating in the bank credit facilities. This additional facility is subject to the same interest rates as the remainder of Cineplex Odeon's bank credit facilities and requires a principal repayment of $5,000,000 on December 31, 1998 with the balance maturing on December 31, 1999.

  As at September 30, 1997, Cineplex Odeon was in compliance with the financial covenants contained in its bank credit facilities. Given the uncertainty with respect to the admission and concession revenues that Cineplex Odeon will generate, there is a possibility that Cineplex Odeon may not meet certain financial covenants in future periods. Cineplex Odeon believes that the banks participating in the bank credit facilities would waive the particular financial covenants if Cineplex Odeon is not in compliance at a measurement date during the next twelve month period.

  At December 31, 1996 Cineplex Odeon had three interest rate swap agreements outstanding. The aggregate notional principal associated with the three swap agreements is $55,000,000 and all such agreements require Cineplex Odeon to pay a fixed interest rate and receive a floating rate. The fixed interest rates associated with the swap agreements range from a low of 5.72% per annum to a high of 5.78% per annum and all such swaps expire in 1998. Of Cineplex Odeon's long-term debt at December 31, 1996 approximately 92% is subject to fixed rates of interest. During the second half of 1996, Canadian dollar-denominated interest rates decreased significantly relative to such rates denominated in U.S. dollars. Cineplex Odeon has the ability under its bank credit facilities to borrow a portion of its funds in Canadian dollars and at December 31, 1996 has availed itself of this option, with approximately 45% of the outstanding bank credit facilities at that date being denominated in Canadian dollars.

  The Transactions will constitute a change of control under the Plitt Indenture. As a result, Plitt will be required to make an offer to purchase the Plitt Debt. Pursuant to the Master Agreement, LTM has agreed to offer, or to cause Plitt to offer, not later than 30 days following the Closing Date, in accordance with the terms of the Plitt Indenture, to repurchase the Plitt Debt for 101% of the principal amount plus accrued and unpaid interest in cash. LTM has further agreed to use its best efforts to cause Cineplex Odeon to be released on or after the Closing Date from all of its obligations under its parent guarantee with respect to the Plitt Debt in accordance with the terms of the Plitt Indenture. It is expected that the new financing arrangements described under "Information Concerning Loews Cineplex -- Financing" will provide the funding necessary to purchase the Plitt Debt should some or all holders of the Plitt Debt elect to accept the offer to repurchase.

 Future Commitments

  In 1996 Cineplex Odeon opened two new theatres and refurbished five theatres in the U.S. adding a total of 31 new screens. In Canada, in 1996, Cineplex Odeon opened three new theatres and refurbished eight theatres adding a total of 44 new screens. Cineplex Odeon is also a partner in four new Canadian theatres which opened in 1996 (adding 30 new screens). In addition, as part of its longer term strategy, Cineplex Odeon opened its first theatre outside of North America in Budapest, Hungary. The total cost associated with the construction of these theatres was approximately $17,000,000.

  In the first nine months of 1997, Cineplex Odeon opened five new theatres (adding 45 new screens) and refurbished two theatre locations (adding eight new screens). Cineplex Odeon's management expects to open 12 new theatre locations (adding 136 new screens) and refurbish a total of four theatres (adding 29 new screens) during the fourth quarter of 1997 at an estimated net cost of less than $25,000,000. Prior to the Closing, Cineplex Odeon's current strategy is to develop and build additional theatres and screens in target markets that complement Cineplex Odeon's existing position in such markets or that provide Cineplex Odeon with a strategic position in a new market. Prior to commitment to any new theatre, management conducts an exhaustive study of each potential site. Such study includes a review of competition currently in the market and any proposed competition and market demographics. Management is considering opportunities in international markets to complement its existing theatre in Budapest, Hungary, although at this stage it is premature to comment on either the possibility of further international expansion or the potential magnitude of Cineplex Odeon's capital commitment relating to its international expansion strategy. Cineplex Odeon plans to fund its expansion programs by drawing on its bank credit facilities and through internally generated cash flow. Cineplex Odeon had approximately $28,300,000 available under its bank credit facilities at September 30, 1997.

EFFECT OF INFLATION

  For the three years ended December 31, 1996, inflation has not had a pronounced effect on Cineplex Odeon's results of operations.

YEAR 2000 ISSUE

  The Year 2000 issue affects virtually all companies and organizations. Cineplex Odeon has implemented programs designed to ensure that all software used in connection with providing services to its customers and its internal operations will manage and manipulate data involving the transition of dates from 1999 to 2000 without functional or data abnormality. Cineplex Odeon does not anticipate incurring significant additional costs to address the Year 2000 issue, although the effectiveness of Cineplex Odeon's present efforts to address the Year

2000 issue cannot be assured. In addition, it is currently unknown whether vendors and other third parties with which Cineplex Odeon conducts business will successfully address the Year 2000 issue with respect to their own computer software. If Cineplex Odeon's present efforts to address the Year 2000 issue are not successful, or if vendors and other third parties with which Cineplex Odeon's conducts business do not successfully address the Year 2000 issue, Cineplex Odeon's business and financial condition could be adversely affected.

RECENT DEVELOPMENTS

  As a result of the selected review of Cineplex Odeon's operating assets previously discussed, it is anticipated that the corporation will take a charge of approximately $41,000,000 in the fourth quarter of 1997. This charge reflects both the cost associated with terminating certain leases and the write-off of the net book value attributable to the properties.

                       CINEPLEX ODEON MARKET PRICE DATA

  Cineplex Odeon Common Shares are traded under the symbol "CPX" on the TSE and the NYSE. The following table sets forth the high and low sales prices and the average daily trading volume of Cineplex Odeon Common Shares on the TSE and the NYSE. The quotations are as reported in published financial sources. The TSE quotations are expressed in Canadian dollars ("C$"); the NYSE quotations are expressed in U.S. dollars.

                                       TSE                       NYSE
                            -------------------------- ------------------------
                                            AVERAGE                  AVERAGE
                             HIGH   LOW   DAILY VOLUME HIGH   LOW  DAILY VOLUME
                            ------ ------ ------------ ----- ----- ------------
1995
First Quarter.............. C$3.95 C$2.63    45,870    $2.88 $1.75   142,486
Second Quarter.............   3.40   2.62    51,170     2.50  1.88   155,789
Third Quarter..............   3.15   2.55    28,745     2.38  1.88    98,311
Fourth Quarter.............   2.73   1.92    29,026     2.00  1.38   100,543
1996
First Quarter.............. C$2.73 C$1.70    76,213    $2.00 $1.25   209,802
Second Quarter.............   3.35   1.65   110,511     2.50  1.25   460,316
Third Quarter..............   2.80   2.05    32,678     2.13  1.50   157,200
Fourth Quarter.............   2.25   1.87    32,344     1.63  1.38   135,584
1997
First Quarter.............. C$2.15 C$1.76    44,187    $1.63 $1.25   121,500
Second Quarter.............   3.10   1.81   136,338     2.31  1.25   449,673
Third Quarter..............   2.69   1.90   147,403     2.00  1.31   342,831
Fourth Quarter.............   2.62   1.41   156,106     1.94  1.00   397,045
1998
January 2 to February 11... C$2.40 C$1.73    75,911    $1.69 $1.25   442,118

  On June 19, 1997, the last full trading day prior to the public announcement by Cineplex Odeon of the ongoing negotiations regarding the Transactions, the last reported sales price per Cineplex Odeon Common Share on the TSE was C$2.62 and on the NYSE was $1.88. On September 29, 1997, the last full trading day prior to the joint public announcement by Cineplex Odeon and Loews Theatres of the signing of the Master Agreement, the last reported sales price per Cineplex Odeon Common Share on the TSE was C$2.35 and on the NYSE was $1.75. On February 11, 1998 the last reported sales price per Cineplex Odeon Common Share on the TSE was C$2.40 and on the NYSE was $1.69.

  Cineplex Odeon has not paid any cash dividends on the Cineplex Odeon Shares. Determinations to pay future dividends on the Loews Cineplex Common Shares and the amount thereof will be made by the Board of Directors of Loews Cineplex and will depend on its future earnings, capital requirements, financial condition and other relevant factors. Following consummation of the Transactions, it is expected that all of the earnings of Loews Cineplex will be retained to support current operations and to fund development and/or acquisition of additional theatre properties. It is expected that Loews Cineplex's ability to pay dividends will be restricted by covenants in agreements providing for the new financing arrangements to be obtained by Loews Cineplex. In addition, pursuant to the Stockholders Agreement, the payment by Loews Cineplex of dividends on the Loews Cineplex Common Shares in excess of certain amounts will be subject to the prior consent of SPE and Universal under certain circumstances. See "Description of the Transaction Documents -- The Stockholders Agreement."

  On February 11, 1998, there were 103,414,594 Cineplex Odeon Common Shares outstanding held of record by 1,846 registered shareholders and 73,446,426 SRV Shares outstanding held of record by Universal.

                             EQUIVALENT SHARE DATA

  The following table presents the net income (loss) and book value per share for Loews Theatres and Cineplex Odeon on a historical basis and for Loews Cineplex on pro forma and equivalent pro forma bases. The pro forma information is based in part on the unaudited pro forma financial information of Loews Cineplex included elsewhere herein. The equivalent pro forma information reflects the pro forma information presented below multiplied by the exchange ratio of ten Cineplex Odeon Shares for each Loews Cineplex Share.

LOEWS THEATRES                                             BASE(1)   ADJUSTED(2)
--------------
Book Value
  At November 30, 1997................................. $331,497.30    $13.94
  At February 28, 1997................................. $333,744.54    $14.03
Income (loss) per share
  Nine months ended November 30, 1997.................. $ (2,247.24)   $(0.09)
  Year ended February 28, 1997......................... $   (185.04)   $(0.01)
CINEPLEX ODEON                                             BASE
--------------
Book Value
  At September 30, 1997................................ $      1.12
  At December 31, 1996................................. $      1.34
Loss per Common Share
  Nine months ended September 30, 1997................. $      (.11)
  Year ended December 31, 1996......................... $      (.19)
LOEWS CINEPLEX                                             BASE
--------------
Pro forma book value
  At November 30, 1997................................. $     13.74
  At February 28, 1997................................. $     13.89
Pro forma loss per share
  Nine months ended November 30, 1997.................. $      (.38)
  Year ended February 28, 1997......................... $      (.45)
Equivalent pro forma book value
  At November 30, 1997................................. $     1.374
  At February 28, 1997................................. $     1.389
Equivalent pro forma loss per share
  Nine months ended November 30, 1997.................. $     (.038)
  Year ended February 28, 1997......................... $     (.045)

--------
(1) Reflects historical capital structure of Loews Theatres, with 972.75 shares of common stock outstanding.
(2) Reflects historical capital structure of Loews Theatres, adjusted to reflect anticipated total Loews Cineplex Shares to be held indirectly by SPE (the current indirect sole stockholder of Loews Theatres) as a result of the Transactions.

                   DESCRIPTION OF THE TRANSACTION DOCUMENTS

  The following is a general description of the principal documents relating to the Transactions and is qualified in its entirety by reference to the full text of the Master Agreement, the Plan of Arrangement, the Subscription Agreement and the Stockholders Agreement attached, respectively, as Annexes D through G to this Information Circular/Prospectus and incorporated herein by reference.

THE MASTER AGREEMENT

 General

  Cineplex Odeon and LTM have agreed to engage in a business combination pursuant to which: (a) SPE will cause all of its U.S. theatre assets not owned directly or indirectly by LTM to be transferred to wholly owned subsidiaries of LTM; (b) LTM will change its name to Loews Cineplex Entertainment Corporation; (c) Universal will subscribe for 4,426,606 Loews Cineplex Common Shares for an aggregate cash subscription price of $84,500,000 and will be entitled to certain anti-dilution protections in connection with such subscription; (d) as part of the Arrangement, (i) all issued and outstanding shares in the capital of Plitt will be acquired by Loews Cineplex from Cineplex Odeon in exchange for 8,242,385 Loews Cineplex Shares, (ii) Cineplex Odeon will distribute all such Loews Cineplex Shares to holders of Cineplex Odeon Shares, other than Dissenting Shareholders, on a pro rata basis, in consideration for the purchase for cancellation of 82,423,849 Cineplex Odeon Shares (representing approximately 46.60% of the outstanding Cineplex Odeon Shares), other than Dissent Shares, on a pro rata basis, and (iii) each remaining issued and outstanding Cineplex Odeon Share, other than Dissent Shares, will be acquired by Loews Cineplex from the holder thereof in exchange for one-tenth of one Loews Cineplex Share, except that 800,000 SRV Shares will be acquired by Loews Cineplex from Universal in exchange for 80,000 Loews Cineplex Class B Non-Voting Common Shares and 40,000 Cineplex Odeon Common Shares will be acquired by Loews Cineplex from the Trust in exchange for 4,000 Loews Cineplex Class B Non-Voting Common Shares, with the result that shareholders of Cineplex Odeon will become stockholders of Loews Cineplex, and each of Plitt and Cineplex Odeon will become a wholly owned Subsidiary of Loews Cineplex; and (e) SPE and its affiliates will receive on or prior to Closing cash payments from Loews Cineplex aggregating approximately $409 million (subject to adjustment as provided in the Master Agreement). The Universal per share subscription price is the same as the price represented by the one-for-ten exchange ratio received by the other Cineplex Odeon shareholders based on the relative valuation methodology used in negotiating the terms of the Transactions described under "The Transactions -- Independent Committee and Reasons for the Transaction."

  The closing of the Transactions is subject to various conditions precedent and termination provisions. See "-- Conditions Precedent" and "--
 Termination." In accordance with U.S. GAAP, the Transactions will be accounted for under the purchase method of accounting. See "The
Transactions -- Anticipated Accounting Treatment."

  The following chart sets forth the initial equity ownership of Loews Cineplex immediately following the Closing:

                                                LOEWS CINEPLEX  PERCENT OF TOTAL
STOCKHOLDER                                         SHARES        OUTSTANDING
-----------                                     --------------  ----------------
SPE............................................   23,137,111(1)       51.13%
Universal......................................   11,771,249(2)       26.01
The Claridge Group.............................    4,328,003(3)        9.57
Other Cineplex Odeon Shareholders..............    6,013,456          13.29
                                                  ----------         ------
  Total........................................   45,249,819         100.00%
                                                  ==========         ======

--------
(1) Includes 21,934,625 Loews Cineplex Common Shares representing 49.9% of the issued and outstanding Loews Cineplex Common Shares and 1,202,486 Loews Cineplex Class A Non-Voting Common Shares, each case, indirectly owned by SPE.
(2) Includes 11,691,249 Loews Cineplex Common Shares representing 26.6% of the issued and outstanding Loews Cineplex Common Shares and 80,000 Loews Cineplex Class B Non-Voting Common Shares.
(3) Includes 4,324,003 Loews Cineplex Common Shares representing 9.8% of the issued and outstanding Loews Cineplex Common Shares and 4,000 Loews Cineplex Class B Non-Voting Common Shares.

  See "Additional Information Concerning Loews Cineplex -- Security Ownership Security Ownership of Certain Beneficial Owners of Loews Cineplex."

  LTM, SPE, Universal, the Trust and the other members of the Claridge Group have entered into the Stockholders Agreement, which provides for certain board, voting, consent, standstill, purchase, transfer, registration and other rights and obligations of the parties thereto following the Closing. See "Description of the Transaction Documents -- The Stockholders Agreement."

  The business combination is to be effected by the following transactions (the "Transactions"):

  Preliminary Steps. Prior to the Closing Date, LTM will file an Amended and Restated Certificate of Incorporation substantially in the form attached hereto as Annex H (the "Loews Cineplex Charter") which will, among other things, change the name of LTM to "Loews Cineplex Entertainment Corporation" and increase the authorized capital stock of Loews Cineplex to 300,000,000 Loews Cineplex Common Shares, 10,000,000 Loews
Cineplex Class A Non-Voting Common Shares, 10,000,000 Loews Cineplex Class B Non-Voting Common Stock and 10,000,000 shares of Loews Cineplex Preferred Stock. See "Additional Information Concerning Loews Cineplex -- Capital Stock" and "Comparison of Stockholder Rights -- Amendment to Charter and By-laws."

  Prior to the Closing, LTM will distribute to a subsidiary of SPE, with respect to the 972.75 Loews Cineplex Common Shares currently owned indirectly by SPE, (i) that number of additional Loews Cineplex Common Shares that, when added to the number of Loews Cineplex Common Shares issuable in connection with the SPE Transfer described below, equals an aggregate of 21,933,652.25 Loews Cineplex Common Shares (for a total of 21,934,625 Loews Cineplex Common Shares including the Loews Cineplex Common Shares currently owned by SPE) and
(ii) 1,202,486 Loews Cineplex Class A Non-Voting Common Shares. See "Additional Information Concerning Loews Cineplex -- Security Ownership of Certain Beneficial Owners of Loews Cineplex."

  The Sony Asset Transfer. At or prior to the Closing, SPE will transfer or will cause to be transferred to a Subsidiary of LTM (the "Sony Asset Transfer") all of the right, title and interest of SPE and its affiliates in
(i) the Lease Agreement between Lincoln Metrocenter Partners, L.P. and SPE dated May 21, 1992, and all ancillary agreements thereto (the "IMAX Ground Lease"), (ii) the Letter Agreement between IMAX Corporation and Sony Retail Entertainment dated March 3, 1995 (the "San Francisco IMAX Equipment Lease") and (iii) the Agreement between IMAX Corporation and SPE dated May 28, 1992, as amended January 19, 1996 (together with the San Francisco IMAX Equipment Lease and the IMAX Ground Lease, the "IMAX Leases") in exchange for a cash payment of an amount equal to the fair market value thereof (the "IMAX Purchase Price").

  The LTM Debt Repayment. At the Closing, LTM and its Subsidiaries will pay to certain affiliates of SPE all outstanding intercompany indebtedness as of the Closing Date owed by LTM and its Subsidiaries to SPE and its affiliates (other than LTM and its Subsidiaries) at the face amount thereof as of the Closing Date, plus accrued interest thereon through the Closing Date (the "LTM Debt Repayment").

  The LTM Payment. Prior to the Closing Date, LTM will declare as a dividend (the "LTM Payment") to a subsidiary of SPE, and will pay to such subsidiary on the Closing Date, an amount equal to the difference between (a) $409,347,000 (such amount, as adjusted in accordance with the provisions of the Master Agreement that are described under "Adjustment to LTM Cap," being referred to herein as the "LTM Cap") and (b) the sum of the LTM Debt Repayment, the IMAX Purchase Price and, if applicable, the Transferred SPE Subsidiary Purchase Price (as defined below) (such difference, the "Closing Adjustment"), to the extent such amount is positive.

  The Universal Subscription. In addition to receiving Loews Cineplex Common Shares pursuant to the Arrangement as a Cineplex Odeon shareholder, concurrently with the Closing, Universal will purchase 4,426,606 newly issued Loews Cineplex Common Shares (subject to certain antidilution adjustments) in consideration for a cash payment to LTM of $84,500,000 subject to the terms and conditions of the Subscription Agreement (the "Universal Subscription"). See "-- The Subscription Agreement" and "The Transactions -- General."

  The Arrangement. Concurrently with the Closing, pursuant to the Arrangement,
(a) all issued and outstanding shares in the capital of Plitt will be acquired by Loews Cineplex from Cineplex Odeon in exchange for 8,242,385 Loews Cineplex Shares; (b) Cineplex Odeon will distribute all such Loews Cineplex Shares to holders of Cineplex Odeon Shares, other than Dissenting Shareholders, on a pro rata basis, in consideration for the purchase for cancellation of 82,423,849 Cineplex Odeon Shares (representing approximately 46.60% of the outstanding Cineplex Odeon Shares) other than Dissent Shares, on the pro rata basis; and
(c) each remaining issued and outstanding Cineplex Odeon Share, other than Dissent Shares, will be acquired by Loews Cineplex from the holder thereof in exchange for one-tenth of one Loews Cineplex Share except that 800,000 SRV Shares will be acquired by Loews Cineplex from Universal in exchange for 80,000 Loews Cineplex Class B Non-Voting Common Shares and 40,000 Cineplex Odeon Common Shares will be acquired by Loews Cineplex from the Trust in exchange for 4,000 Loews Cineplex Class B Non-Voting Common Shares, with the result that shareholders of Cineplex Odeon will become stockholders of Loews Cineplex, and each of Plitt and Cineplex Odeon will become a wholly owned subsidiary of Loews Cineplex. See "-- The Plan of Arrangement" and "Additional Information Concerning Loews Cineplex -- Capital Stock."

  The SPE Transfer. Concurrently with the Closing, and after consummation of the LTM Payment, LTM Debt Repayment, the Arrangement and the Universal Subscription, SPE will transfer each of the Transferred SPE Subsidiaries to a Subsidiary of LTM by either (a) a stock transfer or merger in exchange for Loews Cineplex Common Shares or (b) a transfer of all of the assets and related liabilities of such Subsidiary in exchange for a cash payment of an amount equal to the fair market value thereof (such cash amount being the "Transferred SPE Subsidiary Purchase Price") (the foregoing transactions being referred to herein as the "SPE Transfer").

  Stockholder Payments. LTM has agreed to reimburse Universal and the Trust (or at their option pay directly on their behalf) on the Closing Date up to $1,000,000, in the aggregate, for their reasonable out-of-pocket expenses and fees (including fees and expenses of counsel, financial advisors, accountants and other experts and consultants) incurred by them prior to the Closing Date in connection with advice regarding their participation in the Transactions or other actions with respect to the Documents and the Transactions (collectively, the "Stockholder Payments"). See "-- The Subscription Agreement" and "-- Other Agreements-- Letter Agreement."

 Representations and Warranties

  The Master Agreement contains various customary representations and warranties made by Cineplex Odeon and LTM, respectively, to each other relating to, among other things, (i) due organization, power and standing and similar corporate matters; (ii) possession of licenses and permits necessary to operate their businesses and compliance with applicable laws; (iii) authorization, execution, delivery and enforceability of the Documents to which they are parties; (iv) capital structure; (v) ownership of Subsidiaries;
(vi) interests in other entities; (vii) absence of conflicts under corporate charter and by-laws, violations of or conflicts with instruments and required consents or approvals; (viii) furnishing each other with certain financial statements and information, including the completeness and accuracy thereof;
(ix) litigation; (x) absence of material changes or events; (xi) taxes; (xii) employee benefits and matters relating to ERISA; (xiii) involvement of brokers in the Transactions; (xiv) environmental matters; (xv) leased and owned real property; (xvi) title or license to operating assets, and condition and status of operating assets and theatres; (xvii) significant contracts and agreements; (xviii) insurance; (xix) related party transactions and (xx) estimated expenses incurred in connection with the Transactions. In addition, LTM represented and warranted to Cineplex Odeon that neither LTM, SPE or any Subsidiary thereof owns any interest in Cineplex Odeon. The Master Agreement also contains various representations and warranties made by SPE to Cineplex Odeon relating to, among other things, (i) due organization, power and standing and similar corporate matters with respect to SPE and the Transferred SPE Subsidiaries; (ii) authorization, execution, delivery and enforceability of the Documents to which SPE is a party; (iii) absence of conflicts under SPE's certificate of incorporation and by-laws and, with respect to both SPE and the Transferred SPE Subsidiaries, violations of or conflicts with instruments (including the IMAX Leases) and required consents or approvals;
(iv) ownership of and encumbrances upon, and title to the equity of, the Transferred SPE Subsidiaries, as well as the accuracy of certain of LTM's representations and warranties as they relate to the Transferred SPE Subsidiaries and the IMAX Leases; and (v) confirmation that immediately following the Closing, all of SPE's motion picture exhibition business in the United States or Canada will be owned by LTM or LTM's Subsidiaries (including, without limitation, the Transferred SPE Subsidiaries), neither SPE nor its affiliates (other than LTM and LTM's Subsidiaries) will own, operate or manage any motion picture theatres in the United States or Canada, and, except for liabilities for film booking arrangements and certain other specified obligations and liabilities, neither LTM nor any LTM Subsidiary (including, without limitation, the Transferred SPE Subsidiaries) will have any obligation or liability, contingent or otherwise, owed to SPE or any affiliate (other than LTM and the LTM Subsidiaries).

 Conduct of Business Prior to Closing

  Each of LTM, Cineplex Odeon and SPE (in respect of the IMAX Leases and assets of the Transferred SPE Subsidiaries) has agreed, and has agreed to cause each of Loews Theatres' subsidiaries, Cineplex Odeon's subsidiaries and the Transferred SPE Subsidiaries, as the case may be, between the date of the Master Agreement and the Closing Date, except as otherwise required or contemplated by the Documents, to (i) carry on its respective business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the date of the Master Agreement and (ii) use its reasonable best efforts to (a) sell, close or otherwise dispose of certain of their respective underperforming theatres; (b) maintain insurance coverages and its books, accounts and records in the usual manner consistent with prior practices; (c) comply in all material respects with all laws, ordinances and regulations of Governmental Entities applicable to it; (d) maintain and keep its properties and equipment in good repair, working order and condition; and
(e) perform in all material respects its obligations under the leases with respect to their respective leased real properties. Each of Loews Theatres, Cineplex Odeon and SPE (in respect of the assets of the Transferred SPE Subsidiaries and the IMAX Leases) has agreed, and has agreed to cause each of Loews Theatres' subsidiaries, Cineplex Odeon's subsidiaries and the Transferred SPE Subsidiaries, as the case may be, between the date of the Master Agreement and the Closing Date, not, and not to propose, to (i) amend its charter documents; (ii) split, combine or reclassify its outstanding capital stock, issue any other securities in respect of shares of its capital stock, or, other than in the ordinary course of business, declare any dividend or other distribution; (iii) redeem, purchase or otherwise acquire any shares of its capital stock; (iv) issue, deliver or sell any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, any indebtedness having the right to vote on which its shareholders may vote or any option, rights or warrants to acquire, any securities convertible into, shares of capital stock (other than Cineplex Odeon Common Shares issued by Cineplex Odeon pursuant to the exercise of stock options); (v) other than as specifically permitted pursuant to the Master Agreement, acquire or develop any new theatres, acquire an interest in any theatres or make any investment in any business; (vi) other than as specifically permitted pursuant to the Master Agreement, directly or indirectly sell, close or otherwise dispose of any theatres; (vii) borrow monies to finance the construction, development or acquisition of, or to finance the disposition of, certain specified theatres, except (a) pursuant to bank commitments and lines of credit existing as of the date of the Master Agreement; (b) pursuant to identified proposed bank commitments and lines of credit; or (c) specifically to finance the acquisition, development or construction of such theatres, provided that any security therefor is limited to the theatres being financed; (viii) other than in the ordinary course of business, amend or supplement any lease relating to their respective leased real properties, so as to increase materially the obligations of the tenant, or decrease the obligations of the landlord under such lease; or (ix) grant increases in compensation payable to directors, officers or employees, except as specified in the Master Agreement, or (x) (A) except as specified in the Master Agreement, employ the services of any individual who was not, as of the date of the Master Agreement, a member of senior management in a senior management capacity; (B) enter into a new written employment agreement with any member of senior management; (C) renew or amend any written employment agreement with any member of senior management; or (D) pay any bonus or other amount to any member of senior management as an inducement to maintain the ongoing services of such individual. Notwithstanding the foregoing, Loews Theatres, Loews Theatres' subsidiaries, SPE and the Transferred SPE Subsidiaries are permitted, and Cineplex Odeon and Cineplex Odeon's subsidiaries are permitted, respectively, under the Master Agreement, to do anything otherwise prohibited thereby with the prior written consent of Cineplex Odeon or LTM, in either case not to be unreasonably withheld.

 Adjustment to LTM Cap

  The amount of cash to be paid to SPE and/or its affiliates by LTM and its Subsidiaries at or prior to the Closing (estimated to be approximately $409 million) comprises repayment of certain intercompany indebtedness pursuant to the LTM Debt Repayment, payment of the IMAX Purchase Price, and, if applicable, payment of the Transferred SPE Subsidiary Purchase Price, and payment of the balance as a dividend. This amount was determined, in part, by applying a consistent valuation methodology to the respective companies. These relative valuations were based on each of Cineplex Odeon's and Loews Theatres' Adjusted EBITDA for the twelve months ended March 31, 1997 and an estimate of each such company's Qualified Tangible Net Worth as of the date anticipated by the parties to be the Closing Date when the Master Agreement was signed. Adjusted EBITDA includes adjustments to EBITDA for the twelve months ended March 31, 1997 for, among other things, the anticipated incremental Cash Flow of recently opened theatres and the anticipated effect of closing or disposing of certain theatres that the parties expect to close or dispose of prior to the Closing. Furthermore, the relative valuations of each of Cineplex Odeon's and Loews Theatres' Qualified Tangible Net Worth included the amount each company anticipated when the Master Agreement was signed it would spend on construction work in progress between March 31, 1997 and the anticipated Closing Date and the amount of Debt that each company anticipated when the Master Agreement was signed would be outstanding at the Closing Date. For a complete description of the components of Adjusted EBITDA and Qualified Tangible Net Worth, see the definition of such term set forth in the Glossary.

  The Master Agreement provides for a recalculation of the LTM Cap and adjustments to the amount to be paid to SPE and its affiliates at Closing to take into account, among other things, (i) differences between the estimated and actual incremental impact of the recently opened theatres, (ii) any failure to dispose of the theatres assumed to be disposed of prior to Closing,
(iii) the impact of any unanticipated theatre dispositions and (iv) any differences between each of Cineplex Odeon's and Loews Theatres' estimated and actual Qualified Tangible Net Worth as adjusted at Closing. The Master Agreement sets forth procedures for a preliminary calculation of the adjusted LTM Cap immediately prior to Closing, followed by a post-closing process to confirm these calculations.

 No Shop

  Cineplex Odeon has agreed that, prior to the Closing Date, (a) neither it, nor any of its Subsidiaries, and none of the officers, directors, employees, agents and representatives thereof (including, without limitation, any investment banker, attorney or accountant retained thereby), shall initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any Alternative Proposal or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Alternative Proposal, or release any third party from any obligations under any existing standstill agreement or arrangement relating to any Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; (b) it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted prior to the date of the Master Agreement with respect to any of the foregoing, and it will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken pursuant to the provisions of the Master Agreement described in this paragraph and (c) it will notify the other parties to the Master Agreement without unnecessary delay if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with it; provided, however, that nothing described in this paragraph shall prohibit the Cineplex Odeon Board from, prior to the time at which the shareholders of Cineplex Odeon approve the Arrangement and the Transactions at the Special Meeting, (i) furnishing information to or entering into discussions or negotiations with, any Person that makes an unsolicited bona fide proposal to acquire such party pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of the assets, business combination or other similar transaction, if, and only to the extent that, (A) such Alternative Proposal is, in the opinion of the financial advisor to Cineplex Odeon, financially superior to the Transactions, (B) the third party making such Alternative Proposal has demonstrated that the consideration necessary for the Alternative Proposal is likely to be available (as reasonably determined in good faith by the

Independent Committee after consultation with its financial advisors), (C) the Cineplex Odeon Board shall reasonably conclude in good faith, after considering applicable provision of law, on the basis of oral or written advice of outside counsel, that such action may be required for the Cineplex Odeon Board to comply with its fiduciary duties to stockholders imposed by law, (D) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, Cineplex Odeon provides written notice to LTM to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person, and (E) Cineplex Odeon or its representative receives from such Person an executed confidentiality agreement in reasonably customary form on terms not in the aggregate materially more favorable to such Person or entity than the terms of the confidentiality agreement entered into by SPE's affiliate and Cineplex Odeon; and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal. Cineplex Odeon will notify LTM orally and in writing of any such inquiries, offers or proposals (including, without limitation, the terms and conditions of any such proposal and the identity of the person making it), by the close of business on the business day following the receipt thereof by Cineplex Odeon, and will keep LTM informed of the status and details of any such inquiry, offer or proposal, and shall give LTM one business day's advance notice of any agreement to be entered into with, or any information to be supplied to, any Person making such inquiry, offer or proposal. Each of Universal and the Trust have entered into similar "no shop" agreements with LTM. See "-- The Subscription Agreement" and "-- Other Agreements -- Letter Agreement."

 Other Covenants

  Benefit Plans. LTM and Cineplex Odeon have agreed that each of their respective employee incentive or Benefit Plans, programs and arrangements shall be amended, to the extent necessary or appropriate, to reflect the Transactions. Effective as of the Closing Date, each option to purchase Cineplex Odeon Common Shares that is outstanding on the Closing Date, whether or not exercisable, and whether or not vested, shall be treated as provided for in the Plan of Arrangement. See "Description of the Transaction
Documents -- The Plan of Arrangement." LTM has further agreed to reserve for issuance the number of Loews Cineplex Common Shares as required under the Plan of Arrangement.

  Indemnification of Cineplex Odeon Officers and Directors; Insurance. LTM has agreed to cause Cineplex Odeon, for a period of six years after the Closing, to maintain in effect the current provisions regarding indemnification of officers and directors contained in the charter and bylaws of Cineplex Odeon and its Subsidiaries and any directors, officers or employees indemnification agreements of Cineplex Odeon and its Subsidiaries. Subject to certain commercial limitations, LTM has further agreed to cause Cineplex Odeon to purchase policies of directors and officers liability insurance and fiduciary liability insurance of at least the same coverage and amount containing terms and conditions that are no less advantageous to the insured in any material respect than policies currently maintained by Cineplex Odeon with respect to claims arising from facts or events that occurred on or before the Closing Date, subject to a six year "discovery period," effective as of the Closing. For a period of six years after the Closing, LTM will cause Cineplex Odeon to, and LTM will, indemnify the directors and officers of Cineplex Odeon and LTM, respectively, to the fullest extent to which Cineplex Odeon and LTM are permitted to indemnify such officers and directors under their respective charters and bylaws and applicable law.

 Conditions Precedent

  The respective obligations of each party to effect the Transactions to which it is a party are subject to the fulfillment at or prior to the Closing Date of the following conditions: (a) the Cineplex Odeon Shareholder Approval shall have been obtained at the Special Meeting, Court Approval shall have been obtained, the Plan of Arrangement shall have been filed and become effective in accordance with the Final Order and all other conditions precedent to the consummation of the Arrangement shall have been satisfied in full or waived in accordance with the Plan of Arrangement or the Master Agreement; (b) the waiting period applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated and, in addition, either (i) the DIR shall have issued an advance ruling certificate under Section 102 of the Competition Act in respect of the Arrangement and the Transactions, or (ii) the applicable time period under Section 123 of the Competition Act shall have expired, and, in either case, the DIR or representative thereof shall have advised Cineplex Odeon and LTM that the DIR does not currently intend to make an application under either Section 92 or Section 100 of the Competition Act in respect of the Arrangement and the Transactions and neither the DIR nor any representative thereof shall have rescinded such advice; (c) no stop order suspending the effectiveness of the Form S-4 shall have been issued by the Securities and Exchange Commission and no cease trade order shall have been issued by a Canadian Securities Authority and, in either case, remain in effect and all necessary orders, rulings and approvals shall have been obtained under Canadian Securities Laws relating to the issuance or trading of Loews Cineplex Common Shares; (d) no preliminary or permanent injunction or other order by any federal, state or provincial court in the United States or Canada of competent jurisdiction that prevents the consummation of the Transactions shall have been issued and remain in effect, nor shall any proceeding by any Governmental Entity seeking any of the foregoing be pending (each party to the Master Agreement has agreed to use its reasonable efforts to have any such injunction or order lifted); (e) there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Transactions that makes the consummation of the Transactions illegal; (f) all consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body (i) required so that upon the Arrangement becoming effective there shall be no restriction under Canadian Securities Laws on the resale and trading in the Loews Cineplex Shares issued pursuant to the Arrangement by persons (other than those specified in clause (c) of the definition of "distribution" in subsection 1.1 of the Securities Act (Ontario) or the analogous definitions contained in the securities laws of the other Canadian provinces), and (ii) otherwise required in connection with the execution, delivery and performance of the Documents, shall have been obtained or made, except, in the case of clause (ii), for any documents required to be filed after the Closing Date and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a LTM Material Adverse Effect or a Cineplex Odeon Material Adverse Effect following the Closing Date; (g) Loews Cineplex Common Shares shall have been approved for listing on the TSE and either the NYSE or NASDAQ subject only to official notice of issuance; (h) the Stockholders Agreement shall not have been amended and shall be in full force and effect; (i) the transactions contemplated by the Universal Subscription Agreement shall have closed or shall close concurrently with the Closing and the Universal Subscription Agreement shall be in full force and effect; (j) LTM shall have received from the ICA Minister a notice, satisfactory in form and substance to LTM and Cineplex Odeon, stating either that (A) under Subsections 21(1) or 22(2) or paragraph 23(3)(a) of the IC Act, the ICA Minister is satisfied that the Transactions are likely to be of net benefit to Canada or (B) under Subsections 21(2) or 22(3) of the IC Act, the ICA Minister shall have been deemed to be satisfied that the Transactions are likely to be of net benefit to Canada; (k) holders of not more than 3.5% of the issued and outstanding shares of Cineplex Odeon capital stock shall have exercised (and not withdrawn as at the Closing) dissent rights under the Arrangement; (l) LTM, in accordance with the Master Agreement, shall have entered into definitive agreements in respect of a new bank facility to, among other things, replace Cineplex Odeon's existing credit facility and intercompany credit agreements between SPE and LTM, fund the cash to be paid to SPE and/or its affiliates at Closing and provide ongoing financing to Loews Cineplex, and such agreements shall be in full force and effect; (m) Cineplex Odeon and LTM shall have received the written opinion of Goodman and Carr that the Arrangement has become effective in accordance with applicable law; (n) the Letter Agreement shall not have been amended and shall be in full force and effect; and (o) the persons designated to be elected as members of the Loews Cineplex Board (i) by SPE as SPE Directors pursuant to the Master Agreement, (ii) by the Trust (as agent for the Claridge Group) as the Claridge Director, pursuant to the Letter Agreement, (iii) by Universal as the Universal Directors pursuant to the Universal Subscription Agreement and (iv) by mutual agreement of LTM, SPE, Universal and a majority of the Independent Committee as the Independent Directors shall have been elected as members of the Loews Cineplex Board and shall be the only persons serving in such capacity effective as of the Closing.

  The obligations of each of Cineplex Odeon, SPE and Loews Theatres to effect the Transactions to which it is a party are also subject to the fulfillment at or prior to the Closing Date of additional conditions, including the performance of agreements contained in the Documents, the continuing accuracy of certain representations and warranties and the receipt of legal opinions and "comfort" letters.

 Termination

  The Master Agreement may be terminated at any time before the Closing Date
(a) by mutual written consent of each of Cineplex Odeon and LTM; (b) by either Cineplex Odeon or LTM if the Closing has not occurred on or before the Termination Date unless such party's failure to fulfill any obligation under the Master Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date (provided that if, on the Termination Date, the conditions to the Closing described in clauses (b), (d),
(f) or (j) under "Conditions Precedent" above have not been fulfilled, but all other conditions to the Closing have been or are capable of being fulfilled, then the Termination Date will be extended to December 31, 1998); (c) by either Cineplex Odeon or LTM if a court of competent jurisdiction or governmental agency has issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order, decree, ruling or other action has become final and nonappealable; (d) by either Cineplex Odeon or LTM if the other has breached, or failed to comply with, or by Cineplex Odeon if SPE has breached, or failed to comply with, in any material respect, any of its obligations under the Master Agreement or any representation or warranty made by such other party was incorrect in any material respect when made or has since ceased to be true and correct in any material respect, and such breach, failure or misrepresentation is not cured within 30 days after notice thereof and such breaches, failures or misrepresentations, individually or in the aggregate and without regard to materiality qualifiers contained therein, results or would reasonably be expected to result in a Cineplex Odeon Material Adverse Effect or a LTM Material Adverse Effect, as the case may be; (e) by LTM if the Cineplex Odeon Board or any committee thereof (i) withdraws or modifies in any manner adverse to LTM its approval or recommendation of the Master Agreement or the Transactions, (ii) fails to reaffirm such approval or recommendation within 15 business days following receipt of a written request for such reaffirmation from LTM acting reasonably, (iii) approves or recommends any acquisition of Cineplex Odeon or a material portion of its assets or any tender offer for shares of its capital stock, in each case, other than by a party or an affiliate thereof, or (iv) resolves to take any of the actions specified in clauses (i) and (iii) above; (f) by LTM or Cineplex Odeon if the Cineplex Odeon Shareholder Approval is not obtained at the Special Meeting; (g) by Cineplex Odeon, prior to the Special Meeting upon five days prior notice to LTM if, as a result of an Alternative Proposal, the Cineplex Odeon Board determines in good faith that their fiduciary obligations under applicable law require that such Alternative Proposal be accepted (provided, however, that (i) Cineplex Odeon shall have notified LTM orally and in writing of any inquiries, offers or proposals (including, without limitation, the terms and conditions of any Alternative Proposal and the identity of the person making it) by the close of business on the business day following the receipt thereof by Cineplex Odeon and shall have kept LTM informed of the status and details of any such Alternative Proposal, and shall give LTM one business day's advance notice of any agreement to be entered into with, or any information to be supplied to, any person making such inquiry, offer or proposal, (ii) the Cineplex Odeon Board shall have reasonably concluded in good faith, after considering provisions of applicable law and after giving effect to all concessions that may be offered by LTM, on the basis of oral or written advice of outside counsel, that such action may be necessary for the Cineplex Odeon Board to act in a manner consistent with its fiduciary duties under the applicable law and (iii) prior to any such termination, Cineplex Odeon shall, and shall cause its financial and legal advisors to, negotiate with LTM to make such adjustments in the terms and conditions of the Master Agreement as would enable Cineplex Odeon to proceed with the transactions contemplated thereby (provided, further, however, that no termination by Cineplex Odeon shall be effective in connection with an Alternative Proposal under circumstances in which a Termination Fee is payable, unless concurrently with such termination, such Termination Fee is paid in full)); and (h) by LTM or Cineplex Odeon if a nonappealable final decision has been issued by a court of competent jurisdiction denying either the Interim Order or the Final Order.

 Termination Fee

  If the Master Agreement is terminated (i) by LTM because the Cineplex Odeon Board or any committee thereof (w) withdraws or modifies in any manner adverse to LTM its approval or recommendation of the Master Agreement or the Transactions, (x) fails to reaffirm such approval or recommendation within 15 business days following receipt of a written request for such reaffirmation from LTM acting reasonably, (y) approves or recommends any acquisition of Cineplex Odeon or a material portion of its assets or any tender offer for shares of its capital stock, in each case, other than by a party or an affiliate thereof, or (z) resolves to take any of the actions specified in clauses (w) and (y) above or by Cineplex Odeon prior to the Special Meeting upon five days' prior notice to LTM if, as a result of an Alternative Proposal and subject to the other terms and conditions of the Master Agreement described in clause (g) under "Termination" above, the Cineplex Odeon Board determines in good faith that their fiduciary obligations under applicable law require that such Alternative Proposal be accepted, or (ii) by LTM as a result of Cineplex Odeon's material breach of certain provisions of the Master Agreement relating to the Special Meeting that is not cured within 30 days after notice thereof to Cineplex Odeon, Cineplex Odeon shall pay to LTM a one-time termination fee (the "Termination Fee") of $11 million. In addition, Cineplex Odeon shall pay to LTM the Termination Fee (if it has not already been paid pursuant to the prior sentence) if (x) the Master Agreement is terminated by LTM or Cineplex Odeon because the Cineplex Odeon Shareholder Approval is not obtained at the Special Meeting or because a final decision that is nonappealable has been issued by a court of competent jurisdiction denying either the Interim Order or the Final Order, (y) prior to the Special Meeting or denial of the Interim Order or the Final Order, as the case may be, there shall have been an Alternative Proposal (other than an Alternative Proposal initiated prior to the date of the Master Agreement that shall have been withdrawn, rejected, terminated or otherwise no longer under consideration as of the date of the Master Agreement and that shall not have been renewed or re-initiated, in any form, by the party or parties that previously initiated such Alternative Proposal or any affiliates, agents, representatives or advisors thereof) involving Cineplex Odeon or any of its Significant Subsidiaries (whether or not such Alternative Proposal shall have been rejected or withdrawn prior to such meeting or the denial of either the Interim Order or the Final Order) and
(z) within twelve months of such termination, Cineplex Odeon consummates or accepts a written offer to consummate an Alternative Proposal.

 Non-Survival of Representations and Warranties; Survival of Covenants and Agreements

  Except with respect to certain representations and warranties made by SPE regarding certain post-Closing obligations of LTM and its Subsidiaries to SPE and its affiliates (other than LTM and its Subsidiaries), no representations and warranties set forth in the Master Agreement will survive the Closing Date. All covenants and agreements set forth in the Master Agreement shall survive the Closing in accordance with their terms.

 Release

  Subject to the consummation of the Transactions, and excluding (a) amounts owed to SPE and its affiliates for film booking arrangements, (b) obligations and liabilities included in clauses (b)(i) and (ii) of the definition of Net Working Capital and Debt reflected in each case in a closing statement to be delivered by LTM to Cineplex Odeon and (c) amounts owed to SPE and its affiliates (i) arising under the Documents or (ii) with respect to which LTM is required to indemnify SPE or its affiliates in accordance with the Tax Sharing and Indemnity Agreement, SPE, on behalf of itself and its affiliates, has agreed to release and discharge and indemnify and save harmless LTM and the LTM Subsidiaries (including the Transferred SPE Subsidiaries) and their successors and assigns from all actions, causes of action, suits, debts, dues, sums of money, accounts, claims and demands owed by LTM and the LTM Subsidiaries (including, without limitation, the Transferred SPE Subsidiaries) to SPE and its affiliates by reason of any matter, cause, contract (whether written or oral), course of dealing or thing whatsoever arising during, or in respect of, the period on or before the Closing Date.

THE PLAN OF ARRANGEMENT

  The Arrangement is to be carried out by way of an arrangement under Section 182 of the OBCA.

  Pursuant to the terms of the Plan of Arrangement, on the Effective Date, the following transactions will be implemented in order:

    (a) all of the issued and outstanding capital stock of Plitt (the "Plitt Shares") shall be acquired by Loews Theatres from Cineplex Odeon in exchange for 8,242,385 fully paid and non-assessable Loews Cineplex Common Shares (the "Exchange Shares"), and Loews Theatres shall become the holder of all of the issued and outstanding Plitt Shares and the registers of holders of Plitt Shares shall so reflect;

    (b) Cineplex Odeon shall distribute to holders of Cineplex Odeon Shares, other than Dissenting Shareholders, on a pro rata basis according to the number of issued and outstanding Cineplex Odeon Shares, other than Dissent Shares, the Exchange Shares, in consideration for the purchase from such Cineplex Odeon shareholders for cancellation of 82,423,849 Cineplex Odeon Shares held thereby on a pro rata basis;

    (c) upon the exchange referred to in the immediately preceding clause, the holders of Cineplex Odeon Shares, other than Dissenting Shareholders, shall become the holders of the Exchange Shares, and the stock register of Loews Theatres shall be so revised;

    (d) each remaining issued and outstanding Cineplex Odeon Share, other than (i) Dissent Shares, (ii) CRBT Cineplex Common Shares and (iii) Universal Cineplex SRV Shares shall be exchanged by the holder thereof with Loews Cineplex for one-tenth of one fully paid and non-assessable Loews Cineplex Common Share;

    (e) upon the exchange referred to in the immediately preceding clause, each holder of Cineplex Odeon Shares, other than (i) Dissenting Shareholders, (ii) holders of CRBT Cineplex Common Shares and (iii) holders of Universal Cineplex SRV Shares, shall be deleted from the register of holders of Cineplex Odeon Shares and shall be added accordingly to the register of holders of Loews Cineplex Common Shares, and Loews Theatres shall become the holder of all of the issued and outstanding Cineplex Odeon Shares, other than (i) Dissent Shares (ii) CRBT Cineplex Common shares and
  (iii) Universal Cineplex SRV shares, and the register of holders of Cineplex Odeon Shares shall be so revised;

    (f) each issued and outstanding CRBT Cineplex Common Share and Universal Cineplex SRV Share shall be exchanged by the holder thereof with Loews Theatres for one-tenth of one fully paid and nonassessable Loews Cineplex Class B Non-Voting Common Share;

    (g) upon the exchange referred to in the immediately preceding clause, each holder of CRBT Cineplex Common Shares and Universal Cineplex SRV Shares shall be deleted from the registers of holders of Cineplex Shares and shall be added accordingly to the register of holders of Loews Cineplex Class B Non-Voting Common Shares and Loews Theatres shall become the holder of the CRBT Cineplex Common Shares and the Universal Cineplex SRV Shares, and the registers of holders of Cineplex Shares shall so reflect;

    (h) the Cineplex Odeon Stock Option Plan shall be amended to the effect that upon consummation of an arrangement under Section 182 of the OBCA pursuant to which outstanding Cineplex Odeon Shares (other than Dissent Shares) are exchanged for Loews Cineplex Common Shares then the definition of Corporation in the Cineplex Odeon Stock Option Plan shall be deemed to be Loews Theatres, and the options granted thereunder that are outstanding at the Effective Date shall subsequently entitle the optionee to purchase, instead of Cineplex Odeon Common Shares, a number of Loews Cineplex Common Shares equal to one tenth the number of Cineplex Odeon Common Shares that could have been purchased under such options immediately prior to consummation of the Arrangement. The purchase price per Loews Cineplex Common Share shall be equal to ten times the previous purchase price of the Cineplex Odeon Common Shares under such option immediately prior to consummation of the Arrangement; and

    (i) all stock option agreements entered into by Cineplex Odeon with any of its past or present employees for the granting or governing of the terms of options for shares of Cineplex Odeon shall be construed and interpreted in accordance with the Cineplex Odeon Stock Option Plan, as amended, and the Plan of Arrangement.

  No certificates or scrip representing a fractional Loews Cineplex Common Share will be issued or delivered pursuant to the Arrangement. In lieu thereof, each person entitled to a fractional interest in a Loews Cineplex Common Share will receive a cash payment equal to such person's pro rata portion of the price received by the Depository upon the sale of whole shares representing an accumulation of all fractional interests in Loews Cineplex Common Shares to which all such persons would be otherwise entitled. The Depository will sell Loews Cineplex Common Shares involved on the TSE or on such other stock exchange on which the Loews Cineplex Common Shares are listed and quoted as may be selected by the Depository in its discretion during the 60-day period following the Effective Date. The Depository shall endeavor to sell the whole shares made up of such fractions when a board lot is accumulated or in any event not later than 30 days following the Effective Date.

The aggregate proceeds of each such sale will be distributed by the Depository pro rata, in relation to the respective fractions, among the persons otherwise entitled to receive fractional interests in Loews Cineplex Common Shares.

  Cineplex Odeon, Loews Cineplex and the Depository shall be entitled to deduct and withhold from any dividend or consideration otherwise payable under the Plan of Arrangement to any holder of Cineplex Odeon Shares such amount as Cineplex Odeon, Loews Cineplex and the Depository is required or permitted to deduct and withhold with respect to such payment under the ITA, the Code or any provision of provincial, state, local or foreign tax law, in each case as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the Cineplex Odeon Shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent the amount so required or permitted to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, Cineplex Odeon, Loews Cineplex and the Depository are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Cineplex Odeon, Loews Cineplex or the Depository, as the case may be, to enable it to comply with such deduction or withholding requirement and Cineplex Odeon, Loews Cineplex or the Depository shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale.

  Registered holders of Cineplex Odeon Common Shares may exercise rights of dissent with respect to such class pursuant to and in the manner set forth in
Section 185 of the OBCA in connection with the Arrangement as the same may be modified by the Interim Order or the Final Order. See "Dissenting
Shareholders' Rights."

THE SUBSCRIPTION AGREEMENT

 General

  In addition to receiving Loews Cineplex Shares pursuant to the Arrangement as a Cineplex Odeon shareholder, Universal has agreed, pursuant to an Amended and Restated Subscription Agreement, dated as of September 30, 1997 (the "Subscription Agreement"), to purchase (the "Purchase") at the Closing 4,426,606 Loews Cineplex Common Shares from Loews Cineplex in exchange for a cash payment of $84,500,000 or $19.0891 per share. The number of Loews Cineplex Common Shares to be issued to Universal pursuant to the Subscription Agreement is subject to adjustment pursuant to anti-dilution provisions contained therein. In accordance with these provisions, Loews Cineplex will be required to issue, subject to applicable stock exchange requirements, additional Loews Cineplex Common Shares to Universal for no additional consideration if Loews Cineplex issues or sells any Loews Cineplex Common Shares (other than in connection with the Transactions, employee stock options or the conversion of Loews Cineplex Non-Voting Common Shares) in certain types of transactions to any person other than Universal or any of its affiliates (a "Sale"), including issuances upon conversion, exchange or exercise of Voting Share Equivalents, whether in one or a series of transactions, for consideration (the "Subsequent Sale Price") of less than $19.0891 per share, subject to adjustment. The Universal per share subscription price is the same as the price represented by the one-for-ten exchange ratio received by the other Cineplex Odeon shareholders based on the relative valuation methodology used in negotiating the terms of the Transactions described under "The Transactions -- Independent Committee and Reasons for the Transactions."

  Upon the closing of the first Sale having a Subsequent Sale Price of less than $19.0891, the number of additional shares to be issued to Universal would equal (a) the quotient of $84,500,000 divided by the Subsequent Sale Price, minus (b) 4,426,606 Loews Cineplex Common Shares. Upon the completion of each subsequent Sale, the number of additional shares would equal (w) the quotient of $84,500,000 divided by the weighted average Subsequent Sale Price (determined in accordance with the Subscription Agreement) of all Sales, minus
(x) the number of additional Loews Cineplex Common Shares previously issued to Universal pursuant to the adjustment provisions of the Subscription Agreement, minus (y) the 4,426,606 Loews Cineplex Common Shares issued to Universal on the Closing, plus (z) any Loews Cineplex Common Shares that Universal may be required to deliver as described in the following sentence. In certain circumstances, if there is more than one Sale, Universal may be required to deliver Loews Cineplex Common Shares to Loews Cineplex to the extent that the Subsequent

Sale Price is greater than the weighted average Subsequent Sale Price of all Sales. The anti-dilution provisions terminate once the aggregate proceeds of all Sales equals or exceeds $100 million.

 Universal City Cinema Put

  From and after the later of (i) the second anniversary of the Closing Date and (ii) the fifteenth day of the month following the first month end as of which the outstanding Debt of Loews Cineplex is less than 4.75 times the Consolidated EBITDA of Loews Cineplex for the twelve-month period then ended (the "Start Date"), Universal will have the right (the "Put Right") to cause Loews Cineplex to lease the Universal City Cinema motion picture theatre facility located at the Universal City, California retail and entertainment complex (the "Universal City Cinema") pursuant to a 20-year lease (the "Lease"). If Universal exercises the Put Right, on the date the Lease is signed (the "Lease Signing Date") Loews Cineplex will pay to Universal cash consideration for entering into the Lease and the conveyance of the related personal property equal to (i) ten times the Cash Flow of the Universal City Cinema for the 12-month period ended on the last day of the month preceding Universal's giving notice (the "Put Notice") of its exercise of the put (the "Base Price") minus (ii) (if applicable) the cost of eliminating any deficiencies from the operating requirements and standards set forth in the Lease specifically listed on a certificate executed by an officer of Universal, which cost shall be estimated by an engineering firm or other expert (the "Engineering Firm") selected by Universal and reasonably acceptable to Loews Cineplex (the "Deficiency Amount"). On the Lease Signing Date, Universal shall elect one of the following three options: (i) to provide a surviving representation and warranty to Loews Cineplex that, as of the Lease Signing Date, the Universal City Cinema satisfies all of the operating requirements and standards set forth in the Lease; (ii) to (A) certify that, as of the Lease Signing Date, the Universal City Cinema satisfies all of the operating requirements and standards set forth in the Lease with only such deficiencies therefrom as are (x) specifically listed on a certificate executed by an officer of Universal and (y) accompanied by an estimate of the Deficiency Amount prepared by the Engineering Firm and (B) agree that such Deficiency Amount shall be deducted from the Base Price; or (iii) to (A) certify as described in clause (ii)(A) above and (B) agree, at Universal's sole cost and expense, to cause such deficiencies to be eliminated in full in accordance with the terms of the Lease in lieu of deducting the Deficiency Amount from the Base Price. The Put Right shall terminate as of the close of business on the third anniversary of the Start Date if the Put Notice has not been delivered prior to such date. LTM shall provide to Universal not less than five days prior written notice of the Start Date, and, if LTM shall fail to provide such notice, the Start Date shall be tolled until the fifth day following delivery of such notice.

 No Shop

  Prior to the Closing Date: (a) neither Universal, nor any Universal Subsidiary, and none of the officers, directors, employees, agents and representatives thereof (including, without limitation, any investment banker, attorney or accountant retained thereby), shall initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any Alternative Proposal or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or release any third party from any obligations under any existing standstill agreement or arrangement relating to any Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; provided, however, that, in the case of any individual serving as a director of Cineplex Odeon and acting in such capacity, (i) the provisions of the Subscription Agreement described in this paragraph shall be subject to such individual's fiduciary duties as a director and (ii) such provisions shall not prohibit actions taken with respect to an Alternative Proposal in accordance with the provisions of the Master Agreement; (b) Universal will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to September 30, 1997 with respect to any of the foregoing, and it will take the necessary steps to inform the individuals or entities referred to above of the obligations summarized in this paragraph;
(c) Universal will notify LTM as promptly as practicable and without delay if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, Universal; and (d) Universal will not, unless and until the Master Agreement is terminated in accordance with the provisions thereof, directly or indirectly, purchase or otherwise acquire any Cineplex Odeon capital stock or, except pursuant to the Plan of Arrangement, sell, offer to sell, solicit an offer to buy, contract to sell, grant an option to purchase or otherwise transfer or dispose of any Cineplex Odeon Common Shares or SRV Shares held, directly or indirectly, beneficially or of record by it. See "-- The Master Agreement -- Termination."

 Voting Agreement; Proxy

  Universal has agreed to vote all of its Cineplex Odeon capital stock and to take all other necessary or desirable actions within its control to approve the Documents and the Transactions and to vote against any transaction that could reasonably be expected to interfere with or adversely affect the Transactions. Universal has irrevocably appointed LTM, its officers, agents and nominees, with full power of substitution, as proxy for Universal to act and vote Universal's shares of Cineplex Odeon capital stock for and in the name, place and stead of Universal in favor of the Transactions and against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of Cineplex Odeon under the Master Agreement and against any action or agreement that would impede, interfere with or attempt to discourage the Transactions. The proxy granted by Universal shall terminate upon the termination of the Subscription Agreement. See "-- Termination" below.

 Conditions Precedent

  The obligations of LTM and Universal to effect the Purchase are conditioned upon the closing of the Transactions (other than the Purchase), the effectiveness of the Stockholders Agreement, the legality of the Purchase, the absence of a judicial injunction or order preventing the Transactions and the absence of any proceeding by any Governmental Entity seeking the foregoing, the performance of agreements contained in the Documents, the continuing accuracy of certain representations and warranties, the non-existence of material adverse changes to the business of LTM, and Cineplex Odeon's not having breached or violated any of its obligations under the Three Party Agreement. The obligation of Universal to effect the Purchase is further conditioned upon the sum of the LTM Debt Repayment, the IMAX Purchase Price and, if applicable, the Transferred SPE Subsidiary Purchase Price not exceeding the LTM Cap.

 Termination

  The Subscription Agreement may be terminated at any time before the Closing Date by mutual written consent of Universal and LTM or by either Universal or LTM upon: the occurrence of certain substantially similar preconditions to termination of the Master Agreement by LTM or Cineplex Odeon relating to the timing of the Closing, the prohibition of the Transactions by governmental entities, the breach of obligations by the other party and the continuing accuracy of representations and warranties relating to the other party. Universal may further terminate the Subscription Agreement at any time before the Closing Date if Cineplex Odeon shall have breached or violated its obligations under the Three Party Agreement; provided that such breach shall not have been induced by Universal. In addition, the Subscription Agreement will automatically terminate upon termination of the Master Agreement in accordance with its terms. In the event of termination of the Subscription Agreement, the provisions described under "-- The Subscription Agreement" shall terminate except for the provisions described under "-- Termination Fee" below.

 Termination Fee

  (a) If the Master Agreement is terminated (i) by LTM because the Cineplex Odeon Board acts to withdraw or modify in any manner adverse to LTM its approval or recommendation of the Master Agreement or the Transactions, fails to reaffirm such approval or recommendation within 15 business days following receipt of a written request for such reaffirmation from Loews Theatres acting reasonably, or approves or recommends any acquisition of Cineplex Odeon or a material portion of its assets or any tender offer for shares of its capital stock (other than by a party to the Master Agreement or an affiliate thereof), or by Cineplex Odeon prior to the Special Meeting if, as a result of an Alternative Proposal and subject to the other terms and conditions of the Master

Agreement, the Cineplex Odeon Board determines in good faith that their fiduciary obligations under applicable law require that such Alternative Proposal be accepted, (ii) by LTM as a result of Cineplex Odeon's material breach of certain provisions of the Master Agreement relating to the Special Meeting that is not cured within 30 days after notice to Cineplex Odeon, or
(iii) (1) by LTM or Cineplex Odeon because of the failure to obtain the Cineplex Odeon Shareholder Approval at the Special Meeting or by LTM if a final decision that is nonappealable has been issued by a court of competent jurisdiction denying either the Interim Order or the Final Order, and (2) prior to the Special Meeting or the denial of the Interim Order or the Final Order, as the case may be, there shall have been an Alternative Proposal involving Cineplex Odeon or any of its Significant Subsidiaries (other than any such proposal initiated prior to September 30, 1997 and satisfying certain criteria) and (b) within twelve months of such termination, Cineplex Odeon consummates or accepts a written offer to consummate an Alternative Proposal, then in addition to any fees payable by Cineplex Odeon as a consequence of such termination pursuant to the provisions of the Master Agreement, and without deduction or offset therefor, Universal shall, upon the consummation of an Alternative Proposal (subject to delay solely to the extent necessary to determine the Alternative Proposal Profit described below), pay to LTM a fee (the "Universal Termination Fee") equal, at Universal's sole discretion, to either $5 million or 25% of the aggregate Alternative Proposal Profit received by Universal.

  The term "Alternative Proposal Profit" means the excess of (i) the sum of
(A) any cash and (B) the Fair Market Value (calculated in US dollars) of the consideration received by Universal upon consummation of or in connection with an Alternative Proposal over (ii) the product of (x) $1.75 and (y) the aggregate number of shares of capital stock of Cineplex Odeon disposed of by Universal in connection with such Alternative Transactions. As used in the Subscription Agreement, (a) "Fair Market Value" means (i) as to any securities that are publicly traded, the average of the Current Market Prices of such securities for each day of the Valuation Period and (ii) as to any security that is not publicly traded or of any other property means the fair value thereof as determined by an independent investment banking or appraisal firm experienced in the valuation of such securities or property jointly selected by LTM and Universal; (b) "Current Market Price" means the average of the daily closing prices of such securities for such Valuation Period; and (c) "Valuation Period" means the period of ten consecutive trading days immediately following the closing of the Alternative Transaction with respect to which the Fair Market Value of the consideration to be received by Universal is to be determined.

 Expenses

  If the Transactions are consummated, LTM has agreed to reimburse Universal for all reasonable out-of-pocket expenses and fees paid or payable by or on behalf of Universal or any of its affiliates, whether incurred prior to, on or after the date of the Subscription Agreement, in connection with advice regarding Universal's participation in the Transactions or other actions with respect to the Transactions; provided that such amount, together with the amount payable to the Trust with respect to expenses under the Letter Agreement will not exceed $1,000,000.

THE STOCKHOLDERS AGREEMENT

  LTM, SPE, Universal, the Trust and the other members of the Claridge Group (for purposes of this section, the "Stockholders") have entered into an Amended and Restated Stockholders Agreement dated as of September 30, 1997 (the "Stockholders Agreement"), which provides for certain board, voting, consent, standstill, purchase, transfer and other rights and obligations for the parties thereto following the Closing. The agreements made by LTM pursuant to the Stockholders Agreement will be binding on Loews Cineplex following the Closing.

 The Loews Cineplex Board

  Pursuant to the Stockholders Agreement, effective as of the Closing, the Loews Cineplex Board will be comprised of 16 members, consisting initially of six designees of SPE (the "SPE Directors"), three designees of Universal (the "Universal Directors"), one designee of the Claridge Group (the "Claridge Director"), two Management Directors and four Independent Directors. The designees of SPE, Universal and the Claridge Group will be designated by such parties prior to the Closing. The Independent Directors will be designated by mutual agreement of LTM, SPE, Universal and a majority of the members of the Independent Committee prior to the Closing. The Management Directors will be the two most senior executive officers of Loews Cineplex; provided that Allen Karp shall be one of the Management Directors as long as he is an executive officer of LTM or an Affiliate. The initial Management Directors will be Lawrence J. Ruisi, who will be President and Chief Executive Officer of Loews Cineplex, and Allen Karp, who will be Chairman and Chief Executive Officer of Cineplex Odeon.

  The Stockholders Agreement provides that after the Closing, SPE, Universal and the Claridge Group will, subject to the exceptions and limitations described below, be entitled to designate for nomination for election to the Loews Cineplex Board, the number of directors of Loews Cineplex ("Loews Cineplex Directors") that generally corresponds to such Stockholder's "Applicable Percentage" set forth on the following chart (the "Directors Chart"):


      APPLICABLE PERCENTAGE                                  NUMBER OF DIRECTORS
      ---------------------                                  -------------------
      ^ 6.25 % and < 9.375%.................................           1
      ^ 9.375% and <15.625%.................................           2
      ^15.625% and <21.875%.................................           3
      ^21.875% and <28.125%.................................           4
      ^28.125% and <34.375%.................................           5
      ^34.375% and <40.625%.................................           6
      ^40.625% and <46.875%.................................           7
      ^46.875% and <53.125%.................................           8
      ^53.125% and <59.375%.................................           9
      ^59.375% and <65.625%.................................          10
      ^65.625% and <71.875%.................................          11
      ^71.875% and <78.125%.................................          12
      ^78.125% and <84.375%.................................          13
      84.375% and greater...................................          14

provided, however, that:

    (i) (x) until the five-year anniversary of the Closing, the Claridge Group shall be entitled to designate one Loews Cineplex Director if its Applicable Percentage exceeds 3.5%, and, thereafter, if its Applicable Percentage exceeds 5%, and (y) the Claridge Group's entitlement to designate two or more Loews Cineplex Directors shall be determined in accordance with the Stockholders Agreement on the same basis as the entitlement of the other Stockholders;

    (ii) if, pursuant to the Directors Chart, the Stockholders would in the aggregate be entitled to designate more than 14 Loews Cineplex Directors, each reference to a percentage in the Directors Chart under the "Applicable Percentage" column will be increased by the least number of percentage points that would result in the Stockholders in the aggregate being entitled to designate 14 Loews Cineplex Directors (after giving effect to the provisions of clause (i)(x) above);

    (iii) prior to the four-year anniversary of the Closing, no Stockholder will be entitled to designate more than eight Loews Cineplex Directors; provided, however, that if any Stockholder would be entitled to designate more than eight Loews Cineplex Directors pursuant to the Directors Chart based on such Stockholder's Adjusted Applicable Percentage (rather than such Stockholder's Applicable Percentage), (x) such Stockholder will be entitled to designate the number of Loews Cineplex Directors set forth in the Directors Chart based on such Stockholder's Applicable Percentage and
  (y) the limitation contained in this clause (iii) regarding a Stockholder's entitlement to designate Loews Cineplex Directors will thereupon terminate.

  Each of SPE and Universal have agreed with the other and each member of the Claridge Group has agreed with each of SPE and Universal that, notwithstanding the foregoing:

    (i) no Stockholder shall be entitled to designate more than six Loews Cineplex Directors; provided, however, that if any Stockholder would be entitled to designate more than eight Loews Cineplex Directors pursuant to the Directors Chart based on such Stockholder's Adjusted Applicable Percentage (rather than such Stockholder's Applicable Percentage), such Stockholder shall be entitled to designate such greater number of Loews Cineplex Directors and the limitation contained in this clause (i) regarding a Stockholder's entitlement to designate Loews Cineplex Directors will thereupon terminate, provided, further, that, if at any time commencing on the three-year anniversary of the Closing, any Stockholder's Applicable Percentage exceeds 45%, the limitation contained in this clause
  (i) regarding a Stockholder's entitlement to designate Loews Cineplex Directors will be increased from six Loews Cineplex Directors to seven Loews Cineplex Directors;

    (ii) at any time that SPE's Applicable Percentage equals or exceeds 40.625%, but the number of SPE Directors is limited to six by the immediately preceding clause (i) of this paragraph, Universal has agreed with SPE that one of the individuals designated by Universal to serve as a Loews Cineplex Director shall be an Independent Director so long as Universal's Applicable Percentage equals or exceeds 21.875%; and

    (iii) at any time that Universal's Applicable Percentage equals or exceeds 40.625%, but the number of Universal Directors is limited to six by clause (i) of this paragraph, SPE has agreed with Universal that one of the individuals designated by SPE to serve as a Loews Cineplex Director shall be an Independent Director so long as SPE's Applicable percentage exceeds 21.875%.

  If the Stockholders collectively have the right to designate at least 13 of the members of the Loews Cineplex Board pursuant to the provisions described above, SPE and Universal have agreed that at least one of the individuals designated by each such Stockholder to serve as a Loews Cineplex Director shall be an Independent Director; provided that if one of such Stockholders shall be entitled to designate only one Director, such Stockholder shall not be required to designate an Independent Director and the other such Stockholder shall be required to designate two Independent Directors.

  The parties to the Stockholders Agreement have agreed that following the Closing Date, except for the designees of the Stockholders and for the Management Directors, individuals to be nominated for election as Loews Cineplex Directors shall all be Independent Directors (unless the Independent Directors shall otherwise agree), and there shall be at least two Independent Directors and two Management Directors nominated in each such election. Each Stockholder has agreed to vote (and to cause its Affiliates to vote) any Voting Shares beneficially owned by it to cause the designees of SPE, Universal and the Claridge Group and each of the Independent Directors and Management Directors designated by the Nominating Committee (as described below) to be elected to the Loews Cineplex Board, and Loews Cineplex has agreed to use its best efforts to cause the election of each such designee, including nominating such individuals to be elected as members of the Loews Cineplex Board, as provided in the Stockholders Agreement.

  In connection with each election of members of the Loews Cineplex Board, the Management Directors and the Independent Directors will be designated by a nominating committee of the Loews Cineplex Board (the "Nominating Committee"), which will be established to determine whether prospective nominees as Management Directors and Independent Directors meet the criteria for such positions. The Nominating Committee will be comprised of four directors, consisting of (x) two Independent Directors designated by a majority of the Independent Directors and (y) one SPE Director and one Universal Director; provided that if at any time there shall cease to be at least one SPE Director or Universal Director, then the Nominating Committee will include two SPE Directors or two Universal Directors, as the case may be, to the extent that SPE or Universal, as applicable, then has two designees serving as Loews Cineplex Directors.

  The Stockholders Agreement provides that all other committees of the Loews Cineplex Board will include, subject to any applicable stock exchange or Exchange Act requirements, a number of SPE Directors and Universal Directors equivalent to the proportion of such directors then serving on the whole Loews Cineplex Board multiplied by the total number of members comprising such committee. The Stockholders Agreement contains other provisions relating to committees of the Loews Cineplex Board and various provisions relating to the procedures, including meetings and agendas, and the powers of the Loews Cineplex Board.

  Each Stockholder has agreed that it will not without the prior written consent of SPE and Universal (i) seek the election or removal of any Loews Cineplex Director, except in accordance with the terms of the Stockholders Agreement; (ii) deposit any Loews Cineplex Common Shares in a voting trust or subject any Loews Cineplex Common Shares to any arrangement with respect to the voting of such shares (other than a voting trust or arrangement solely among members of the Claridge Group); (iii) subject to certain exceptions, engage in any "solicitation" (within the meaning of Rule 14a-1 under the Exchange Act) of proxies or consents or become a "participant" in any "election contest" (within the meaning of Rule 14a-11 under the Exchange Act) with respect to Loews Cineplex, or (iv) form a Group with respect to any Loews Cineplex Common Shares, other than a Group consisting exclusively of Stockholders, any of their Affiliates or Permitted Transferees.

 Consent Rights

  The Stockholders Agreement provides SPE and Universal with specified consent rights in respect of specified actions by Loews Cineplex and its Subsidiaries, so long as their respective Applicable Percentages equal or exceed the Minimum Percentage. These events include: (a) voluntary bankruptcy filings by Loews Cineplex or any Significant Subsidiary; (b) acquisitions and dispositions meeting specified tests of materiality; (c) entering into or engaging in any business other than the exhibition of films with certain limited exceptions;
(d) any transaction or series of related transactions with SPE or Universal or any of their respective affiliates involving more than $1,000,000 per calendar year (excluding arm's-length transactions in the ordinary course of business, including film booking arrangements); (e) changing the number of directors comprising the entire Loews Cineplex Board; (f) with certain exceptions, issuing or selling any Voting Shares or Voting Share Equivalents exceeding specified thresholds; (g) paying cash dividends on, or making any other cash distributions on or redeeming or otherwise acquiring for cash, any shares of capital stock of Loews Cineplex, or any warrants, options, rights or securities convertible into, exchangeable or exercisable for, capital stock of Loews Cineplex exceeding specified thresholds; (h) incurring any Debt in excess of specified amounts with certain specified exceptions; (i) hiring, or renewing the employment contract (including option renewals) of, either of the two most senior executive officers of Loews Cineplex; (j) entering into any arrangement (other than the Stockholders Agreement or pursuant thereto) with any holder of Voting Shares in such holder's capacity as a holder of Voting Shares which subjects actions taken by Loews Cineplex or any Subsidiary to the prior approval of any Person; (k) entering into certain discriminatory shareholder arrangements including any stockholders rights plan; and (l) amending the Loews Cineplex By-Laws by action of the Loews Cineplex Board.

  Under the Stockholders Agreement, SPE and Universal are entitled to certain additional consent rights if Loews Cineplex fails to meet certain budgeted financial targets and their respective Applicable Percentages then equal or exceed the Minimum Percentage. These rights include the right to approve a new five-year strategic business plan for Loews Cineplex and the following actions by Loews Cineplex or any Subsidiary thereof: (a) making capital expenditures exceeding specified thresholds; (b) incurring any Debt in excess of specified amounts with certain specified exceptions; (c) incurring liens to secure unsecured Debt; and (d) with certain exceptions, issuing or selling any capital stock of Loews Cineplex.

  If Loews Cineplex and either SPE or Universal, as the case may be, disagree in good faith as to whether the consent rights of such Stockholder described above are triggered in connection with an action proposed to be taken by Loews Cineplex, the parties have agreed to submit such a dispute to arbitration by an independent arbitrator. Pending resolution of such dispute (which generally must be resolved within ten business days of the submission of the dispute), Loews Cineplex may not take the action which is the subject of the dispute and its operations may be interrupted or delayed during such time period as a result.

  In addition to the foregoing consent rights, in connection with any vote or action by written consent of the Loews Cineplex Board related to any (a) Merger, (b) voluntary liquidation, dissolution or winding up of Loews Cineplex (a "Dissolution"), (c) amendment or restatement of the Loews Cineplex Charter or (d) amendment or repeal of any provision of, or addition of any provision to, the Loews Cineplex By-laws (a "By-law Amendment"), each Stockholder has agreed to use its best efforts to cause the Loews Cineplex Directors designated by such Stockholder to vote against such action at the request of SPE or Universal if its Applicable

Percentage exceeds the Minimum Percentage. The Stockholders have also agreed to vote (and not to consent to) the Voting Shares beneficially owned by them against any of the foregoing items in connection with any vote or action by written consent of the stockholders of Loews Cineplex related thereto at the request of SPE or Universal if its Applicable Percentage exceeds the Minimum Percentage.

  So long as the Applicable Percentage of SPE or Universal equals or exceeds the Minimum Percentage, (i) Loews Cineplex has agreed that the Loews Cineplex Charter will provide that effecting a Merger or Dissolution or adopting an amendment or restatement of the Loews Cineplex Charter or adopting a By-law Amendment by action of the stockholders of Loews Cineplex shall require the affirmative vote or written consent of the holders of at least 80% of the outstanding Loews Cineplex Common Shares; provided that in the case of any of the foregoing matters (other than adopting a By-law Amendment by action of the stockholders) such 80% stockholder approval requirement shall not be applicable if 14 members of the Loews Cineplex Board shall have approved such matter; provided, further, that in the case of any Merger that is approved by 14 members of the Loews Cineplex Board, such Merger shall require the affirmative vote or written consent of the holders of at least 66 2/3% of the outstanding Loews Cineplex Common Shares and (ii) no Stockholder shall vote in favor of, consent in writing to, or take any other action to effect an amendment or repeal of such provisions of the Loews Cineplex Charter.

 Approval of Certain Transactions by Disinterested Directors

  The Stockholders Agreement provides that so long as the Applicable Percentage of SPE or Universal equals or exceeds the Minimum Percentage, neither SPE nor any of its Affiliates, nor Universal nor any of its Affiliates, as the case may be, shall enter into any contract with Loews Cineplex or any Subsidiary thereof, nor shall Loews Cineplex otherwise engage in or become obligated to engage in any transaction or series of related transactions with SPE and/or its Affiliates, or Universal and/or its Affiliates, as the case may be, in any case involving more than $1,000,000 per calendar year, unless such contract or transaction shall have been approved by a majority of the Disinterested Directors following disclosure of the material facts of the contract or transaction to the Disinterested Directors. The approval requirement does not apply to contracts or transactions in the ordinary course of Loews Cineplex's business, including film booking arrangements.

 Restrictions on Transfers of Loews Cineplex Shares by the Stockholders

  The Stockholders Agreement includes the following restrictions on Transfers by SPE and Universal:

  Restrictions on Transfer by SPE and Universal during the Six Months following Closing. Without the consent of a majority of the Independent Directors, each of SPE and Universal has agreed not to Transfer in privately negotiated transactions more than 20% of its Initial Interest for a period of six months following the Closing. This restriction does not apply to Transfers
(i) to a Permitted Transferee, (ii) to another Stockholder or its Permitted Transferees, (iii) pursuant to a merger or consolidation in which Loews Cineplex is a constituent corporation or (iv) pursuant to a bona fide third party tender offer or exchange offer which was not induced directly or indirectly by such Stockholder or any of its Affiliates.

  Tag-Along Rights for All Loews Cineplex Stockholders Including Public Stockholders. Neither SPE nor Universal nor any of their respective Affiliates may Transfer, individually or collectively, an aggregate of more than 50% of the outstanding Loews Cineplex Shares in one or a series of related transactions to a Third Party Transferee (or to one or more Third Party Transferees constituting a Group) unless each stockholder of Loews Cineplex has the right to participate in such Transfer on the same basis as the proposed transferor(s), subject to the prior right of first refusal of SPE and Universal described below to purchase the shares so being transferred if such party is not the transferring stockholder.

  Tag-Along Rights of Universal and the Claridge Group. Neither SPE nor any of its Affiliates may Transfer an aggregate of more than 50% of SPE's Initial Interest to any Person (including any Group), other than an SPE Permitted Transferee, in one or a series of related transactions, unless Universal and the Claridge Group each has the right to participate in such Transfer on the same basis as SPE and its Affiliates.

  Right of First Refusal of SPE and Universal. The following Transfers of Voting Shares by SPE or Universal or their respective Affiliates (the proposed transferor, the "Transferring Party") will be subject to the right of first refusal in favor of the other: (a) any Transfer in one or a series of related privately negotiated transactions or a public offering if (i) 5% or more of the then outstanding Voting Shares are subject to the Transfer, (ii) any transferee, or any Group of which a transferee is a member, would, following such Transfer, beneficially own 5% or more of the outstanding Voting Shares (except, in the case of any public offering, the limitation set forth in this clause (ii) shall not be applicable if the Transferring Party has taken all reasonable steps to assure that such limitation shall have been satisfied) or
(iii) in the case of any Transfer by SPE or any of its Affiliates, SPE's Applicable Percentage exceeds 25%; (b) any Transfer pursuant to a bona fide third party tender offer or exchange offer; (c) any Transfer to Loews Cineplex or to a subsidiary of Loews Cineplex pursuant to a self-tender offer or otherwise; and (d) any Transfer in a Market Sale. No right of first refusal applies to any Transfer between SPE or Universal and any of their respective Permitted Transferees.

 Standstill Agreements

  Standstill Among Loews Cineplex and the Stockholders. Each of SPE and Universal and each member of the Claridge Group has agreed with Loews Cineplex and with each of SPE and Universal not to, and to cause its Affiliates not to, acquire, directly or indirectly, the beneficial ownership of any additional Voting Shares, except for: (a) acquisitions of up to an aggregate of 5% of the outstanding Voting Shares during any twelve-month period, subject to certain price restrictions; and (b) acquisitions in privately negotiated transactions from five or fewer Persons pursuant to offers not made generally to holders of Voting Shares and pursuant to which the value of any consideration paid for any Voting Shares, including brokerage fees or commissions, does not exceed 115% of the "Market Price" (as determined in accordance with the regulations under the Securities Act (Ontario)). The exceptions described in clauses (a) and (b) above are not available to a Stockholder whose Applicable Percentage would equal or exceed 25% after the acquisition if, as a result of such acquisition, the Public Stockholders would beneficially own less than 20% of the outstanding Voting Shares.

  There are additional exceptions for acquisitions, (i) from a Stockholder,
(ii) pursuant to the exercise of equity purchase rights (see "-- Equity Purchase Rights" below), (iii) on terms and conditions approved by the Independent Directors, (iv) pursuant to a tender or exchange offer made in accordance with applicable law, (v) to restore a Stockholder's percentage interest following a dilutive issuance of Voting Shares or (vi) acquisitions of Loews Cineplex Common Shares upon the conversion of Loews Cineplex Non-Voting Common Shares.

  The Stockholders have agreed that, in the case of any acquisition permitted pursuant to the foregoing provisions that would constitute a "Rule 13e-3 transaction" (as defined in Rule 13e-3 under the Exchange Act), prior to the consummation of any such transaction (x) a nationally recognized investment bank shall have delivered an opinion to the Loews Cineplex Board that such transaction is fair from a financial point of view to the stockholders of Loews Cineplex, other than the applicable Stockholder, (y) a majority of the Independent Directors shall have approved the transaction and (z) if the Public Stockholders of Loews Cineplex beneficially own more than 20% of the Voting Shares and if approval of stockholders of Loews Cineplex is required by the DGCL or the Loews Cineplex Charter, a majority of the Loews Cineplex Common Shares held by such Public Stockholders shall have been voted in favor of the transaction.

  The restrictions described in the preceding three paragraphs terminate on the earlier of (x) the six-year anniversary of the Closing and (y) any time after the four-year anniversary of the Closing upon the Claridge Group ceasing to have the right to designate a Loews Cineplex Director pursuant to the Stockholders Agreement, or upon the occurrence of:

    (a) a bona fide tender or exchange offer to acquire more than 20% of the Voting Shares having been made by any Person (except that such restrictions shall not terminate as to any Stockholder if such tender or exchange offer is made by such Stockholder or any of its Affiliates or by any Person acting in concert with such Stockholder or any of its Affiliates or is induced by such Stockholder or any of its Affiliates); provided that if such offer is withdrawn or expires without being consummated, such restrictions shall be reinstated (but no such reinstatement shall prohibit any Stockholder from thereafter purchasing Voting Shares pursuant to a contract entered into prior to the withdrawal or expiration of such tender offer or exchange offer or pursuant to a tender offer or exchange offer commenced by a Stockholder prior to such time);

    (b) the Applicable Percentage of SPE, Universal or the Claridge Group equaling or exceeding 80%; provided that, in the case of Universal, such percentage shall be 33 1/3% at any time Universal and its Affiliates beneficially own more Voting Shares than any other holder of Loews Cineplex Common Shares;

    (c) with respect to any Stockholder, such Stockholder's Applicable Percentage being less than 15% (provided that such restrictions shall be reinstated if such Stockholder's Applicable Percentage equals or exceeds 15% within one year thereafter);

    (d) any Person (other than a Stockholder or a Permitted Transferee) beneficially owning more than 20% of the Voting Shares, excluding from the Voting Shares beneficially owned by such Person Voting Shares acquired from a Stockholder, a Permitted Transferee or Loews Cineplex; or

    (e) the Public Stockholders beneficially owning more than 66 2/3% of the Voting Shares.

  Standstill Among the Stockholders. Each of SPE and Universal has agreed with the other and each member of the Claridge Group has agreed with each of SPE and Universal that neither such Stockholder nor any of its Affiliates will acquire, directly or indirectly, the beneficial ownership of any Voting Shares if immediately prior to such acquisition such Stockholder's Applicable Percentage exceeds 50%, excluding Voting Shares acquired from another Stockholder or its Permitted Transferees, or if, as a result of such acquisition, (i) such Stockholder and its Affiliates would beneficially own an aggregate of more than 50% of the Voting Shares, excluding Voting Shares acquired from another Stockholder or its Permitted Transferees, or (ii) the Public Stockholders would beneficially own less than 20% of the outstanding Voting Shares. The restrictions described in clause (ii) does not apply to a Stockholder and its Affiliates, if, upon consummation of such acquisition, such Stockholder's Applicable Percentage would be less than 25%. This restriction does not prohibit the acquisition of Loews Cineplex Common Shares upon the conversion of Loews Cineplex Non-Voting Common Shares.

  The restrictions described in the preceding paragraph will terminate if: (a) the Applicable Percentage of either SPE or Universal is less than 10% (provided that such restrictions shall be reinstated if such Stockholder's Applicable Percentage equals or exceeds 10% within one year thereafter); (b) a bona fide tender or exchange offer to acquire more than 15% of the outstanding Voting Shares is made by any Person (except that such restrictions shall not terminate as to any Stockholder if such tender or exchange offer is made by such Stockholder or any of its Affiliates or by any Person acting in concert with such Stockholder or any of its Affiliates or is induced by such Stockholder or any of its Affiliates); provided that if such offer is withdrawn or expires without being consummated, such restrictions shall be reinstated (but no such reinstatement shall prohibit any Stockholder from thereafter purchasing Voting Shares pursuant to a contract entered into prior to the withdrawal or expiration of such tender offer or exchange offer or pursuant to a tender offer or exchange offer commenced by a Stockholder prior to such time); or (c) any Person (other than a Stockholder or a Permitted Transferee) beneficially owns more than 15% of the Voting Shares, excluding Voting Shares acquired from a Stockholder or a Permitted Transferee, but only if the sum of the Applicable Percentages of SPE and Universal is less than 45%.

 Registration Rights

  The Stockholders Agreement grants to the Stockholders customary demand and piggyback rights with respect to the registration of Loews Cineplex Common Shares (including any Loews Cineplex Common Shares issuable upon conversion of Loews Cineplex Non-Voting Common Shares) owned by them as of the Closing or thereafter acquired by them. Loews Cineplex has agreed to pay all expenses of the initial registration demanded by each of SPE, Universal and the Claridge Group.

 Equity Purchase Rights

  The Stockholders Agreement provides that if Loews Cineplex proposes to issue or sell any Voting Shares pursuant to a transaction in respect of which SPE or Universal shall have the right to consent under the

Stockholders Agreement, each such Stockholder will have the right, exercisable in whole or in part and subject to the applicable rules of any stock exchange on which Loews Cineplex Common Shares shall then be listed, to acquire from Loews Cineplex a portion of the Voting Shares proposed to be issued or sold to Persons other than such Stockholder and its Affiliates (the "Issuance Shares") up to an amount equal to the number of Issuance Shares multiplied by such Stockholder's then Applicable Percentage, prior to giving effect to the consummation of the proposed issuance or sale and any acquisition by a Stockholder pursuant to the exercise of such rights.

 Assignments of Rights and Obligations to Transferees

  Permitted Transferees of a Stockholder will be subject to the terms and conditions of the Stockholders Agreement as if such Permitted Transferees were SPE (in the case SPE or a Permitted Transferee of SPE is the transferor), Universal (in the case Universal or a Permitted Transferee of Universal is the transferor) or a member of the Claridge Group (in the case a member of the Claridge Group or a Permitted Transferee thereof is the transferor).

  Third Party Transferees of a Stockholder will be subject to certain terms and conditions in the Stockholders Agreement. In certain circumstances, Third Party Transferees will have the right to designate board members and may also be entitled to registration rights. Third Party Transferees will not receive tag-along rights, rights of first refusal or equity purchase rights described above. In addition, the rights of SPE and Universal to consent to certain significant corporate events described under "-- Consent Rights" above are not assignable to third parties.

 Certain Remedies

  In the event that SPE or Universal has a good faith belief that Loews Cineplex or any other Stockholder is likely to breach, or has breached, in any material respect, certain of its obligations under the Stockholders Agreement (including those described under "-- The Loews Cineplex Board" (other than the penultimate paragraph thereof), "-- Consent Rights" and "-- Standstill Agreements" above) such Stockholder may deliver notice of such belief to Loews Cineplex and/or such other Stockholder, as the case may be. Upon receipt of such notice and until the dispute is resolved (by a court of competent jurisdiction, an independent arbitrator or otherwise), neither Loews Cineplex nor any other Stockholder may take any action that would facilitate such a breach and shall take reasonable actions to prevent such breach, if it has not yet occurred, or to minimize any adverse consequences to the aggrieved Stockholder of any such breach. The operations of Loews Cineplex may be interrupted or delayed pending such resolution. In addition, in the event that SPE or Loews Cineplex breaches in any material respect any of their obligations to Universal under the Stockholders Agreement, SPE and Loews Cineplex shall, at the request of Universal, use their best efforts to amend the Loews Cineplex Charter to authorize a new class of common stock to be issued by Loews Cineplex to Universal and its Permitted Transferees in exchange for the Loews Cineplex Common Shares held by them. Such new class would be identical in all respect to the Loews Cineplex Common Shares, except that such class would entitle the holders thereof to proportionate representation on the Loews Cineplex Board on the same basis that Universal is entitled to representation thereon pursuant to the Stockholders Agreement and that the rights described under "-- Consent Rights" above would be incorporated in such class and SPE and Universal will cease to have any consent rights under the Stockholders Agreement. Such new class of common shares, if issued, would be convertible into shares of Loews Cineplex Common Stock on a one-for-one basis at any time at the discretion of the holder.

 Termination

  Except as otherwise described in the Stockholders Agreement, the rights and obligations of a Stockholder and its Permitted Transferees under the Stockholders Agreement shall terminate upon such Stockholder's Applicable Percentage equaling less than 6.25% (or, in the case of the Claridge Group, 3.5% until the five-year anniversary of the Closing and 5% thereafter), subject to an exception in circumstances where a Stockholder's Applicable Percentage is reduced as a result of the issuance of additional Voting Shares by Loews Cineplex.


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

OTHER AGREEMENTS

 Letter Agreement

  Pursuant to an amended and restated letter agreement dated as of September 30, 1997 between the Trust and LTM (the "Letter Agreement"), the Trust has agreed to vote all of the shares of Cineplex Odeon capital stock owned beneficially by it (35,918,429 Cineplex Odeon Common Shares) to approve the Documents and the Transactions and to vote against any transaction that could reasonably be expected to interfere with or adversely affect the Transactions. The Trust has irrevocably appointed LTM, its officers, agents and nominees, with full power of substitution, as proxy for the Trust to act and vote the Trust's shares of Cineplex Odeon capital stock for and in the name, place and stead of the Trust in favor of the Transactions and against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of Cineplex Odeon under the Master Agreement, or against any action or agreement that would impede, interfere with or attempt to discourage the Transactions. In addition, the Trust will not in any way, except pursuant to the Plan of Arrangement, attempt to or actually transfer or dispose of any shares of Cineplex Odeon capital stock held beneficially by it, other than to permitted transferees of the Claridge Group.

  If the Transactions are consummated, LTM has agreed to reimburse the Trust for all reasonable out-of-pocket expenses and fees paid or payable by or on behalf of Trust or any of its affiliates, whether incurred prior to, on or after the date of the Letter Agreement, in connection with advice regarding the Trust's participation in the Transactions or other actions with respect to the Transactions; provided that such amount, together with the amount payable to Universal with respect to expenses under the Subscription Agreement, will not exceed $1,000,000.

 Three Party Agreement

  Cineplex Odeon, Universal and the Trust have entered into an agreement (the "Three Party Agreement") dated September 30, 1997 that provides that without the prior written approval of Universal and the Trust (which shall not be unreasonably withheld except with respect to certain specified matters), Cineplex Odeon (a) will not amend or modify the Master Agreement or any other Documents or schedules or exhibits thereto, (b) amend, modify or supplement the Cineplex Odeon Disclosure Statement, (c) waive any of the provisions or conditions provided for in the Master Agreement or any of the other Documents or (d) grant any consent under the Master Agreement or any of the other Documents.

  Pursuant to the provisions of the Master Agreement, Cineplex Odeon and LTM have each agreed not to amend, modify or terminate any of the Documents (other than the Master Agreement in accordance with its terms) to which they are party, respectively, or to waive any provisions or conditions thereof, or grant any consents thereunder, without the consent of the other, which shall not be unreasonably withheld. Pursuant to the provisions of the Subscription Agreement, Universal has agreed separately not to amend or modify any provision of the Three Party Agreement without the prior written consent of LTM, which shall not be unreasonably withheld.

 Trademark Agreement

  Pursuant to a trademark agreement to be entered into at or prior to the Closing between Loews Cineplex and Sony (the "Trademark Agreement"), Sony will grant Loews Cineplex's operating subsidiaries the right at no cost, to use the trademark "Sony" and all goodwill associated therewith (the "Trademark") in connection with providing all such services pertaining to the ownership, leasing or operation of theatres for the exhibition, display, marketing, promotion and advertisement of motion pictures as are currently conducted by Loews Cineplex's operating subsidiaries (the "Movie Theatre Services") at the Sony Lincoln Square ("Lincoln Square") for a five-year term and the Yerba Buena entertainment and retail facility under development at San Francisco, California ("Yerba Buena"), for a five-year term commencing the later of the date of execution of the Trademark Agreement and the date when a theatre begins operations at Yerba Buena (Lincoln Square and Yerba Buena, collectively, the "New Theatres" and, together with the Existing Theatres (as defined below), the

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

"Theatres"). Sony will grant to LTM a royalty-free, non-transferable, non-exclusive license solely for the purpose of sublicensing to LTM's operating subsidiaries the right to use the Trademark in connection with the Movie Theatre Services at certain existing theatres (the "Existing Theatres") for a term of six months from the date of the Trademark Agreement. The Trademark Agreement will terminate six months after it is executed as to Existing Theatres and five years after it is executed as to the New Theatres, except that Sony may terminate at any time the obligations for Loews Cineplex to use the Trademark by giving Loews Cineplex at least 90 days prior written notice. All costs and expenses to be incurred by Loews Cineplex or its subsidiaries in connection with the cessation of the use of the Trademark, including but not limited to, the removal of the Trademark, will be borne by Loews Cineplex or its subsidiaries; provided, however, that to the extent the use of the Trademark is terminated by Sony upon ninety day prior written notice as described above, all costs and expenses to be incurred by Loews Cineplex or its subsidiaries in connection with the cessation of such use of the Trademark will be borne by Sony.

 Tax Sharing and Indemnity Agreement

  At the Closing, SCA and Loews Cineplex will enter into the Tax Sharing and Indemnity Agreement. The Tax Sharing and Indemnity Agreement principally will provide that, following the Closing, (i) SCA will be responsible for and will indemnify Loews Cineplex and its domestic Subsidiaries against certain consolidated, combined and unitary federal, state, local and foreign income, franchise and capital taxes for all taxable years ending on or prior to the Closing Date, except for such taxes incurred after the Closing Date by Loews Cineplex and its domestic Subsidiaries arising by reason of an audit or court proceeding, and (ii) any other taxes imposed by reason of the transactions contemplated by the Master Agreement shall be borne by the party on whom imposed by law, except to the extent otherwise expressly provided. The Tax Sharing and Indemnity Agreement will also establish, as between SCA and Loews Cineplex, procedures for (x) the preparation and filing of certain consolidated, combined and unitary federal and state income, franchise and capital returns with respect to taxable years ending on or prior to the Closing Date, and (y) the conduct and settlement of certain tax audits and proceedings with respect to such taxable years.

  The Tax Sharing and Indemnity Agreement will also provide that SCA will indemnify and hold harmless Loews Cineplex and its Subsidiaries (including the Transferred SPE Subsidiaries) and their respective officers, directors, successors and assigns from and against any and all obligations, liabilities or expenses (a) arising out of or relating to any Benefit Plan (other than a LTM Benefit Plan) with respect to LTM Employees maintained, sponsored, contributed to, or required to be contributed to, by SCA or any of its Subsidiaries (other than LTM, LTM's Subsidiaries and the Transferred SPE Subsidiaries), including liabilities arising under Title IV of ERISA or (b) with respect to any liability attributable to the LTM Excluded Employees, including, without limitation, any liabilities arising under the Master Agreement.


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

               TAX CONSIDERATIONS TO CINEPLEX ODEON SHAREHOLDERS

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

  In the opinion of Goodman and Carr, counsel to Cineplex Odeon, the following is a summary of the principal consequences under the ITA generally applicable to a holder of Cineplex Odeon Common Shares under the Arrangement.

  This summary applies only to Cineplex Odeon shareholders who, for purposes of the ITA, deal at arm's length with Cineplex Odeon and LTM and hold their Cineplex Odeon Common Shares as capital property and, in the case of shareholders who are non-resident in Canada within the meaning of the ITA, do not use or hold and are not deemed to use or hold Cineplex Odeon Common Shares in the course of carrying on a business in Canada. Cineplex Odeon Common Shares will generally be considered capital property of a Cineplex Odeon shareholder for purposes of the ITA unless the Cineplex Odeon shareholder holds such Cineplex Odeon Common Shares in the course of carrying on a business or has acquired such Cineplex Odeon Common Shares in a transaction or transactions considered to be an adventure in the nature of trade. Certain holders of Cineplex Odeon Common Shares who are resident in Canada and whose Common Shares might not otherwise qualify as capital property may be entitled to obtain such qualification by making an election pursuant to subsection 39(4) of the ITA to have all "Canadian securities" held in that and all subsequent taxation years deemed to be capital property. Certain Cineplex Odeon shareholders, including certain financial institutions, registered securities dealers and corporations controlled by one or more of the foregoing, are generally precluded from making the election to treat Cineplex Odeon Common Shares as capital property. In addition, such Cineplex Odeon shareholders may be subject to the mark-to-market rules in the ITA and, accordingly, should consult their tax advisors regarding the consequences to them under the ITA of the Arrangement. The ITA contains special rules, which are not considered in this summary, applicable to non-resident insurers which carry on business in Canada and elsewhere.

  For purposes of the ITA, all amounts are to be computed in Canadian dollars at the relevant time.

  This summary is based upon the current provisions of the ITA and the regulations thereunder (the "Regulations"), all specific proposals to amend the ITA and the Regulations publicly announced by the Minister of Finance (Canada) prior to the date hereof and upon counsel's understanding of the current published administrative practices of Revenue Canada. This summary is not exhaustive of all Canadian federal income tax considerations. Except as referred to above, this summary does not take into account or anticipate changes in income tax law or administrative practice, nor does it take into account provincial, territorial or foreign tax considerations, which considerations may differ significantly from those discussed herein.

  THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO CONSTITUTE, NOR SHOULD IT BE CONSTRUED TO CONSTITUTE, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER OF CINEPLEX ODEON COMMON SHARES. HOLDERS OF CINEPLEX ODEON COMMON SHARES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR INCOME TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS UNDER THE ARRANGEMENT.

 Cineplex Odeon Shareholders Resident in Canada

  Disposition of Cineplex Odeon Common Shares. A Cineplex Odeon shareholder who disposes of Cineplex Odeon Common Shares and receives Loews Cineplex Common Shares (whether on the purchase for cancellation or on the exchange with Loews Theatres) will realize a capital gain (or capital loss) equal to the amount by which the fair market value of the Loews Cineplex Common Shares received by such holder, net of any reasonable costs of disposition, exceeds (or is less than) the adjusted cost base to the holder of the Cineplex Odeon Common Shares for purposes of the ITA. The fair market value of the Loews Cineplex Common Shares should be determined by reference to their trading price on the public market when listed. In general, a Cineplex Odeon shareholder is required to include in computing income for the taxation year in which the disposition occurs three-quarters of the amount of any resulting capital gain (the "taxable capital gain"), and is generally entitled to deduct three-quarters of the amount of any resulting capital loss (the "allowable capital loss") against taxable capital gains realized by the Cineplex Odeon shareholder in that taxation year. Allowable capital losses may be carried back and deducted in any of the preceding three taxation years or carried forward and deducted against net taxable capital gains in any taxation year following that taxation year to the extent and under the circumstances prescribed in the ITA.

  In the case of a Cineplex Odeon shareholder that is a corporation, the amount of any capital loss otherwise determined may be reduced by the amount of dividends received in respect of such Cineplex Odeon Common Shares to the extent and under the circumstances prescribed in the ITA; analogous rules apply where a corporation is a member of a partnership or a beneficiary of a trust that owns Cineplex Odeon Common Shares or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns Cineplex Odeon Common Shares.

  Certain corporations may be liable to pay an additional refundable 6 2/3% on their "aggregate investment income" for the year, which is defined to include an amount in respect of taxable capital gains. Capital gains realized by a Cineplex Odeon shareholder who is an individual may give rise to alternative minimum tax under the ITA.

  If the amount paid by Cineplex Odeon to a Cineplex Odeon shareholder on the purchase for cancellation of a Cineplex Odeon Common Share (which amount should be the fair market value of Loews Cineplex Common Shares so received) exceeded the paid-up capital of such share for the purposes of the ITA, such excess would be treated, in general, as a dividend (a "deemed dividend") received by such Cineplex Odeon shareholder. In such circumstances, the amount of any deemed dividend would not be included in computing the proceeds of disposition for purposes of determining the capital gain or capital loss of the Cineplex Odeon shareholder on the redemption of a Cineplex Odeon Common Share by Cineplex Odeon. Cineplex Odeon has determined that the paid-up capital of a Cineplex Odeon Common Share is approximately C$3.24 per share. PROVIDED THAT THE FAIR MARKET VALUE OF A LOEWS CINEPLEX COMMON SHARE DOES NOT EXCEED THE PAID-UP CAPITAL OF A CINEPLEX ODEON COMMON SHARE AT THE TIME OF PURCHASE FOR CANCELLATION, NO DEEMED DIVIDEND SHOULD ARISE.

  Dissenting Shareholders. Cineplex Odeon shareholders who dissent from the Arrangement will be deemed to receive a dividend to the extent the amount ultimately received for their Cineplex Odeon Common Shares exceeds the paid-up capital of such shares. Cineplex Odeon estimates that, for purposes of the ITA, the paid-up capital of each Cineplex Odeon Common Share is approximately C$3.24. Dissenting Shareholders will realize a capital gain (or capital loss) to the extent the proceeds of disposition (which will not include any amount deemed to be a dividend), net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Cineplex Odeon Common Shares to the Shareholder. CINEPLEX ODEON SHAREHOLDERS WHO INTEND TO DISSENT FROM THE ARRANGEMENT SHOULD CONSULT THEIR TAX ADVISORS FOR SPECIFIC ADVICE WITH RESPECT TO THE TAX CONSEQUENCES TO THEM.

  Loews Cineplex Common Shares. Dividends on Loews Cineplex Common Shares will be included in the recipient's income for purposes of the ITA. Such dividends received by a shareholder who is an individual will not be subject to the gross-up and dividend tax credit rules in the ITA. A corporation which is a shareholder will include such dividends in computing its income and generally will not be entitled to deduct the amount of such dividends in computing its taxable income. United States non-resident withholding tax on such dividends will be eligible for foreign tax credit or deduction treatment where applicable under the ITA. See "-- Certain U.S. Federal Tax Considerations --
 Shareholders Not Resident in or Citizens of the United States -- Dividends."

 Cineplex Odeon Shareholders Not Resident in Canada

  A Cineplex Odeon shareholder who is not resident and not deemed to be resident in Canada for purposes of the ITA will not be subject to tax under the ITA in respect of a capital gain realized upon the disposition of Cineplex Odeon Common Shares (whether disposed of on the purchase for cancellation or on the exchange with

Loews Theatres) unless the Cineplex Odeon Common Shares constitute or are deemed to constitute "taxable Canadian property" for the purposes of the ITA. The definition of "taxable Canadian property" would include any Cineplex Odeon Common Shares held by a Cineplex Odeon shareholder if, at any time during the five-year period immediately preceding the disposition of such shares, not less than 25% of the issued shares of any class or series of shares (or an interest therein) of Cineplex Odeon was owned by (or was under option to) the particular Cineplex Odeon shareholder, to persons with whom the particular Cineplex Odeon shareholder did not deal at arm's length or to any combination thereof. Furthermore, Cineplex Odeon Common Shares will constitute taxable Canadian property of a former Canadian resident who made an election under the Act in respect of such shares at the time the Cineplex Odeon shareholder ceased to be resident in Canada.

  Even if a Cineplex Odeon Common Share constitutes or is deemed to constitute taxable Canadian property to a particular Cineplex Odeon shareholder and its disposition would give rise to a capital gain, an exemption from tax under the Act may be available under the terms of an applicable Canadian tax treaty.

  Upon the distribution of Loews Cineplex Common Shares on the purchase for cancellation of a portion of the Cineplex Odeon Common Shares, a Cineplex Odeon shareholder who is not resident and not deemed to be resident in Canada for purposes of the ITA would be deemed to have received a dividend equal to the amount by which the fair market value of the Loews Cineplex Common Shares exceeds the paid-up capital of the Cineplex Odeon Common Shares for purposes of the ITA. Such deemed dividend would generally be subject to Canadian non-resident withholding tax at a rate of 25% of the gross amount of the deemed dividend, unless reduced under the terms of an applicable Canadian tax treaty. Cineplex Odeon has determined that the paid-up capital of a Cineplex Odeon Common Share is approximately C$3.24 per share. PROVIDED THAT THE FAIR MARKET VALUE OF A LOEWS CINEPLEX COMMON SHARE DOES NOT EXCEED THE PAID-UP CAPITAL OF A CINEPLEX ODEON COMMON SHARE AT THE TIME OF REDEMPTION, NO DEEMED DIVIDEND SHOULD ARISE.

  Dissenting Cineplex Odeon Shareholders. Non-resident Cineplex Odeon shareholders who dissent from the Arrangement will be deemed to receive a dividend to the extent the amount ultimately received for their Cineplex Odeon Common Shares exceeds the paid-up capital of such shares. Any deemed dividend will be subject to Canadian non-resident withholding tax at a rate of 25% of the gross amount of the deemed dividend, unless reduced under the terms of an applicable Canadian tax treaty. Cineplex Odeon estimates that, for purposes of the ITA, the paid-up capital of a Cineplex Odeon Common Share is approximately C$3.24 per share.

  Dissenting Cineplex Odeon shareholders whose Cineplex Odeon Common Shares are taxable Canadian property (see above) will also realize a capital gain (or capital loss) to the extent the proceeds of disposition (which will not include any amount deemed to be a dividend), net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Cineplex Odeon Common Shares to the Cineplex Odeon shareholder, as discussed under "--
 Cineplex Odeon Shareholders Resident in Canada -- Dissenting Cineplex Odeon Shareholders."

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

  The following summary of the principal U.S. federal income tax considerations generally applicable to a United States Holder (as defined below) and the principal U.S. federal income and estate tax considerations generally applicable to a Non-U.S. Holder (as defined below), in each case, arising from and relating to the Arrangement, including the receipt of Loews Cineplex Common Shares, represents the opinion of Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), counsel to Loews Theatres, insofar as it relates to matters of U.S. federal income and estate tax law and legal conclusions with respect thereto.

  As used herein, a United States Holder includes a Cineplex Odeon shareholder who is (i) a citizen or individual resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States, or of any state (other than any partnership treated as foreign under U.S. Treasury regulations), (iii) an estate the income of which is includible in its gross income for U.S. federal income tax purposes without regard to its source or (iv) a trust subject to the primary supervision of a court within the United

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

States and the control of one or more U.S. persons. As used herein, a "Non-U.S. Holder" is a person which is not a United States Holder. An individual may, subject to certain exceptions, be deemed to be a resident alien (as opposed to a nonresident alien) by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending at the end of the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are subject to tax as if they were U.S. citizens.

  This summary does not consider specific facts and circumstances that may be relevant to a particular Cineplex Odeon shareholder's tax position (including the fact that in the case of a Non-U.S. Holder that is a partnership, the U.S. tax consequences of holding and disposing of Loews Cineplex Common Shares may be affected by certain determinations made at the partner level) and also does not consider the tax consequences for any person who is a shareholder, partner or beneficiary of a holder of Cineplex Odeon Common Shares or Loews Cineplex Common Shares. Further, it does not consider Cineplex Odeon shareholders subject to special tax treatment under the U.S. federal tax laws, including but not limited to, certain U.S. expatriates, tax exempt organizations, financial institutions, banks, insurance companies, dealers in securities, Cineplex Odeon shareholders who hold Cineplex Odeon Common Shares as part of a wash sale, straddle, hedge, or conversion transaction, and Cineplex Odeon shareholders who acquired Cineplex Odeon Common Shares through the exercise of employee stock options or otherwise as compensation for services. This summary is limited to Cineplex Odeon shareholders who hold Cineplex Odeon Common Shares and who will hold Loews Cineplex Common Shares as capital assets and who own, actually or constructively, less than 5% of the outstanding Cineplex Odeon Common Shares and will own, actually or constructively, less than 5% of the outstanding Loews Cineplex Common Shares.

  This summary is based, in part, upon (a) certain representations of certain parties to the Documents, all of which are effective on the date hereof and are assumed to be effective on the Closing Date, and (b) the assumption that
(i) the Arrangement and the other transactions contemplated by the Documents will be consummated in accordance with their terms, (ii) the covenants set forth in the Documents will be complied with by the parties thereto, and (iii) the representations of the parties set forth in the Documents are true, correct and complete. Neither Loews Theaters nor Cineplex Odeon has applied for a ruling from the IRS regarding the characterization of the Arrangement or the consequences thereof for U.S. federal income tax purposes. There can be no assurance that the IRS would not challenge the characterization of the Arrangement or the tax consequences thereof (each as described below) and that, if challenged, a court would not agree with the IRS.

  This summary is based on U.S. federal tax law in effect as of the date of this Information Circular/Prospectus. This summary does not address aspects of U.S. taxation other than U.S. federal income and estate taxation under the Code, nor does it address the U.S. state or local tax consequences or the foreign tax consequences of the Arrangement or the receipt of Loews Cineplex Common Shares.

  CINEPLEX ODEON SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL TAX CONSEQUENCES AND THE FOREIGN TAX CONSEQUENCES OF THE ARRANGEMENT, INCLUDING THE RECEIPT OF LOEWS CINEPLEX COMMON SHARES.

 Shareholders Resident in or Citizens of the United States

  Characterization and Consequences of the Arrangement for U.S. Federal Income Tax Purposes. The Arrangement should be characterized as a taxable exchange of Cineplex Odeon Common Shares for Loews Cineplex Common Shares (irrespective of whether the Loews Cineplex Common Shares are received from Cineplex Odeon in consideration for the purchase for cancellation of Cineplex Odeon Common Shares or from Loews Theatres in exchange for Cineplex Odeon Common Shares). Accordingly, a United States Holder should

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

recognize taxable gain or loss upon the receipt of Loews Cineplex Common Shares (and any cash received in lieu of a fractional Loews Cineplex Common Share) in exchange for Cineplex Odeon Common Shares. The amount of such gain or loss should equal the difference between the fair market value of the Loews Cineplex Common Shares on the Closing Date (plus the amount of any such cash) and the tax basis of the Cineplex Odeon Common Shares exchanged therefor. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the Cineplex Odeon Common Shares have been held for more than one year as of the Closing Date. In the case of noncorporate United States Holders, such long-term capital gain generally will be subject to a maximum tax rate of 28% if the Cineplex Odeon Common Shares have been held for more than one year but not more than 18 months, and a maximum tax rate of 20% if such shares have been held for more than 18 months, in each case as of the Closing Date. The tax basis of the Loews Cineplex Common Shares received pursuant to the Arrangement should equal their fair market value on the Closing Date and the holding period for such shares should begin on the day after the Closing Date.

  Dividends; Disposition of Loews Cineplex Common Shares. Dividends paid out of current or accumulated earnings and profits with respect to the Loews Cineplex Common Shares will be includible in the gross income of a United States Holder as ordinary income when the dividends are received by the United States Holder and will be eligible for any dividends received deduction allowable to corporations under the Code.

  A United States Holder will recognize taxable gain or loss upon the sale, exchange or other taxable disposition of the Loews Cineplex Common Shares equal to the difference between the amount realized upon such disposition and the tax basis of the Loews Cineplex Common Shares disposed of. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the Loews Cineplex Common Shares have been held for more than one year as of the date of such disposition. In the case of noncorporate United States Holders, such long-term capital gain generally will be subject to a maximum tax rate of 28% if the Loews Cineplex Common Shares have been held for more than one year but not more than 18 months, and a maximum tax rate of 20% if such shares have been held for more than 18 months, in each case as of the date of such disposition.

  Dissenters. A United States Holder who exercises such holder's right to dissent from the Arrangement should recognize taxable gain or loss on the exchange of such holder's Cineplex Odeon Common Shares for cash in an amount equal to the difference between the amount of cash received (other than amounts, if any, which are or are deemed to be interest for U.S. federal income tax purposes, which amounts should be taxed as ordinary income) and such holder's tax basis in the Cineplex Odeon Common Shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the Cineplex Odeon Common Shares have been held for more than one year as of the Closing Date. In the case of non-corporate United States Holders, such long-term capital gain generally will be subject to a maximum tax rate of 28% if the Cineplex Odeon Common Shares have been held for more than one year but not more than 18 months, and a maximum tax rate of 20% if such shares have been held for more than 18 months, in each case as of the Closing Date.

 Shareholders Not Resident in or Citizens of the United States

  Dividends. In general, dividends paid to a Non-U.S. Holder of Loews Cineplex Common Shares will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty in effect between the United States and the Non-U.S. Holder's jurisdiction of residence (currently 15%, generally, on dividends paid to residents of Canada under the income tax treaty between the United States and Canada (the "Tax Treaty")). Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

  Dividends that are effectively connected with a Non-U.S. Holder's conduct of a trade or business in the United States or, if an income tax treaty applies, attributable to a permanent establishment, or, in the case of an individual, a "fixed base," in the United States ("U.S. trade or business income") are generally subject to U.S. federal income tax on a net income basis at regular graduated rates, but are not generally subject to the 30% withholding tax if the Non-U.S. Holder files the appropriate IRS form with the payor (which form, under U.S. Treasury regulations generally effective for payments made after December 31, 1998 (the "Final Regulations"), will require the Non-U.S. Holder to provide a U.S. taxpayer identification number). Any U.S. trade or business

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

income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

  Under currently applicable U.S. Treasury regulations, dividends paid to an address in a foreign country are presumed (absent actual knowledge to the contrary) to be paid to a resident of such country for purposes of the withholding discussed above and for purposes of determining the applicability of an income tax treaty rate. Under the Final Regulations, however, a Non-U.S. Holder of Loews Cineplex Common Shares who wishes to claim the benefit of an applicable income tax treaty rate generally will be required to satisfy applicable certification and other requirements. In addition, under the Final Regulations, in the case of Loews Cineplex Common Shares held by a foreign partnership, (x) the certification requirement will generally be applied to the partners of the partnership and (y) the partnership will be required to provide certain information, including a U.S. taxpayer identification number. The Final Regulations also provide look-through rules for tiered partnerships.

  A Non-U.S. Holder of Loews Cineplex Common Shares that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

  Disposition of Stock. A Non-U.S. Holder generally will not be subject to U.S. federal income tax in respect of gain (if any) recognized on the exchange of Cineplex Odeon Common Shares for Loews Cineplex Common Shares (or, in the case of Dissenting Shareholders, for cash) or on a disposition of Loews Cineplex Common Shares unless: (i) the gain is U.S. trade or business income (in which case, the branch profits tax described above may also apply to a corporate Non-U.S. Holder), (ii) the Non-U.S. Holder is an individual who holds Cineplex Odeon Common Shares or Loews Cineplex Common Shares, as the case may be, as a capital asset, is present in the United States for 183 or more days in the taxable year of the disposition and meets certain other requirements, or (iii) in the case of gain recognized on a disposition of Loews Cineplex Common Shares, Loews Theatres is or has been a "U.S. real property holding corporation" ("USRPHC") for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition and such period that the Loews Cineplex Common Shares were held. See "-- Shareholders Resident in or Citizens of the United States -- Characterization and Consequences of the Arrangement for U.S. Federal Income Tax Purposes."

  In general, a U.S. corporation will be a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the total fair market value of its U.S. and non-U.S. real property interests and its assets used or held for use in a trade or business. Although the determination of whether Loews Theatres is a USRPHC at any given time will depend on its particular facts and circumstances, Loews Theatres believes that it is likely to be a USRPHC immediately after the Closing Date and anticipates that it will remain a USRPHC thereafter for the foreseeable future. However, even if Loews Theatres is a USRPHC, a Non-U.S. Holder which did not beneficially own, directly or indirectly, more than 5% of the total fair market value of the Loews Cineplex Common Shares at any time during the shorter of the five-year period ending on the date of disposition and such period that the Loews Cineplex Common Shares were held (a "Non-5% Holder") would not be subject to U.S. federal income tax on any gain realized on the disposition of Loews Cineplex Common Shares if, at any time during the calendar year of the disposition, the Loews Cineplex Common Shares were regularly traded on an established securities market within the meaning of the applicable regulations. Loews Theatres has filed an application to list the Loews Cineplex Common Shares on the NYSE. Although not free from doubt, the Loews Cineplex Common Shares should be considered to be regularly traded on the NYSE for any calendar quarter during which it is regularly quoted by brokers or dealers which hold themselves out to buy or sell the Loews Cineplex Common Shares at the quoted price. If the Loews Cineplex Common Shares were not considered to be regularly traded on the NYSE at any time during the applicable calendar year, then a Non-5% Holder would be subject to U.S. federal income tax on any gain realized on the disposition of its Loews Cineplex Common Shares on a net income basis as if the gain were effectively connected with the conduct of a United States trade or business by the Non-5% Holder during the taxable year and, in such case, the person acquiring Loews Cineplex Common Shares from a Non-5% Holder generally would be required to withhold 10% of the amount of the

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

proceeds of the disposition. Such withholding may be reduced or eliminated pursuant to a withholding certificate issued by the IRS in accordance with applicable regulations. All Non-U.S. Holders should consult their own tax advisors regarding application of the foregoing rules to them.

  Federal Estate Taxes. Loews Cineplex Common Shares owned or treated as owned by an individual who is a Non-U.S. Holder at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to U.S. federal estate tax on the property includible in the gross estate for U.S. federal estate tax purposes.

  The Tax Treaty provides that U.S. federal estate tax paid by a resident of Canada will generally be allowed as a deduction from the amount of any Canadian tax otherwise payable by the individual for the year in which the individual died on the total of (a) any income, profits or gains of the individual arising in the United States in that year and (b) where the value at the time of the individual's death of the individual's entire gross estate wherever situated exceeds $1,200,000, any income, profits or gains of the individual for that year from property situated in the United States at that time.

  This summary does not purport to be a complete description of all of the provisions of the Tax Treaty that may affect the taxation of Canadian residents. Non-U.S. Holders should consult their tax advisors as to the tax consequences to them of the Tax Treaty or other applicable income or estate tax treaty with the United States.

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               ADDITIONAL INFORMATION CONCERNING LOEWS CINEPLEX

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF LOEWS CINEPLEX

  Upon consummation of the Transactions, (without accounting for the exercise of dissent rights by Cineplex Odeon shareholders with respect to the Transactions or the exercise of outstanding Cineplex Odeon stock options) it is contemplated that SPE will indirectly own 21,934,625 Loews Cineplex Common Shares and 1,202,486 Loews Cineplex Class A Non-Voting Common Shares, representing approximately 49.9% of the outstanding Loews Cineplex Common Shares and approximately 51.13% of the outstanding Loews Cineplex Shares, Universal will own 11,691,249 Loews Cineplex Common Shares and 80,000 Loews Cineplex Class B Non-Voting Common Shares, representing approximately 26.6% of the outstanding Loews Cineplex Common Shares and approximately 26.01% of the outstanding Loews Cineplex Shares, the Claridge Group will own 4,324,003 Loews Cineplex Common Shares and 4,000 Loews Cineplex Class B Non-Voting Common Shares, representing approximately 9.8% of the outstanding Loews Cineplex Common Shares, and approximately 9.57% of the outstanding Loews Cineplex Shares, and the shareholders of Cineplex Odeon, other than Universal and the Claridge Group will own 6,013,456 Loews Cineplex Common Shares, representing approximately 13.29% of the outstanding Loews Cineplex Shares. See "Information Concerning Cineplex Odeon --Security Ownership of Certain Beneficial Owners and Management" and "Information Concerning Loews
Theatres --Related Party Transactions" for information with respect to securities of Cineplex Odeon and Loews Theatres currently owned by certain directors and officers of Cineplex Odeon and Loews Theatres, respectively. See also "The Transactions --Interests of Certain Persons in the Transactions."

CAPITAL STOCK

  The authorized capital stock of Loews Cineplex on the Closing Date will consist of 300,000,000 shares of Loews Cineplex Common Stock, par value $0.01 per share ("Loews Cineplex Common Shares"), 10,000,000 shares of Loews Cineplex Class A Non-Voting Common Stock, par value $0.01 per share ("Loews Cineplex Class A Non-Voting Common Shares"), 10,000,000 shares of Loews Cineplex Class B Non-Voting Common Stock, par value $0.01 per share ("Loews Cineplex Class B Non-Voting Common Shares") and 10,000,000 shares of Loews Cineplex Preferred Stock, par value $0.01 per share ("Loews Cineplex Preferred Stock"). The following description of the capital stock of Loews Cineplex does not purport to be complete or to give full effect to the provisions of statutory or common law and is subject in all respects to the applicable provisions of the Loews Cineplex Charter, and the information herein is qualified in its entirety by this reference.

 Common Shares

  The rights of holders of Loews Cineplex Common Shares and Loews Cineplex Non-Voting Common Shares (together, "Loews Cineplex Shares") are identical except with respect to voting and conversion rights. Subject to the provisions of the DGCL and the terms of any series of Loews Cineplex Preferred Stock, the holders of Loews Cineplex Shares are entitled to receive dividends as and when declared by the Loews Cineplex Board out of funds legally available therefor. Upon the liquidation, dissolution or winding up of Loews Cineplex, the holders of Loews Cineplex Shares will be entitled to share ratably the net assets of Loews Cineplex remaining after payment or provision for payment of all debts and other liabilities of Loews Cineplex and subject to the rights of any holders of any outstanding Loews Cineplex Preferred Stock. The Loews Cineplex Shares have no preemptive rights or conversion rights (except as described below), and are not subject to further calls or assessments by Loews Cineplex. The holders of Loews Cineplex Common Shares are entitled to one vote per share on all matters to be voted on by the stockholders. The holders of Loews Cineplex Non-Voting Common Shares are not entitled to vote, except as required by law. The holders of Loews Cineplex Common Shares do not have the right to vote cumulatively in the election of directors of Loews Cineplex. Loews Cineplex Class A Non-Voting Common Shares shall convert into Loews Cineplex Common Shares, on a one-for-one basis (i) upon their transfer to any party other than SPE and its Affiliates, (ii) if, before giving effect to such conversion, SPE and its Affiliates would beneficially own in the aggregate less than 49.9% of the outstanding Loews Cineplex Common Shares, in an amount that would result in SPE and its Affiliates beneficially owning not more than

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

49.9% of the outstanding Loews Cineplex Shares and (iii) upon the third anniversary of the Closing Date. Loews Cineplex Class B Non-Voting Common Shares shall convert into Loews Cineplex Common Shares on a one-for-one basis, upon the later of (i) their transfer to any Person, other than the Person to whom such shares were issued pursuant to the Arrangement or an Affiliate thereof and (ii) the fifth anniversary of the Closing Date. Upon consummation of the Transactions, all Loews Cineplex Shares then outstanding will be duly and validly issued, fully paid and nonassessable.

 Loews Cineplex Preferred Stock

  The Loews Cineplex Charter provides the Loews Cineplex Board is authorized, without further action by the stockholders, to issue, from time to time, Loews Cineplex Preferred Stock in one or more series and to fix for each such series the number of shares comprising such series and such voting powers, designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated or expressed in the resolution or resolutions adopted by the Loews Cineplex Board providing for the issuance of such series and to the fullest extent as may be permitted by the DGCL. The issuance of Loews Cineplex Preferred Stock may adversely effect the voting rights and other rights of the holders of Loews Cineplex Shares. As of the Closing Date, Loews Cineplex will have no shares of Loews Cineplex Preferred Stock outstanding.

 Certain Effects of Authorized but Unissued Stock

  On the Closing Date, there will be approximately 256,036,667 Loews Cineplex Common Shares, 8,797,514 Loews Cineplex Class A Non-Voting Common Shares, 9,916,000 Loews Cineplex Class B Non-Voting Common Shares and 10,000,000 shares of Loews Cineplex Preferred Stock available for future issuance without stockholder approval other than as provided in the Stockholders Agreement or as required by the rules of any stock exchange on which the Loews Cineplex Common Shares may be listed. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital including pursuant to an Equity Offering or to facilitate corporate acquisitions.

  Loews Cineplex does not have any plans to issue additional Loews Cineplex Shares or Loews Cineplex Preferred Stock other than Loews Cineplex Common Shares that may be issued pursuant to an Equity Offering and Loews Cineplex Common Shares that may be issued upon the exercise of options that have been granted or that may be granted in the future to Loews Cineplex's employees or upon the conversion of Loews Cineplex Non-Voting Common Shares in accordance with the Loews Cineplex Charter.

 Certain Provisions of the Loews Cineplex Charter, the Stockholders Agreement and the DGCL

  Pursuant to Article V of the Loews Cineplex Charter and subject to the exceptions described below, at any time when SPE or Universal has an Article III Consent Right, the consummation by Loews Cineplex of a "Significant Event" will require the affirmative vote or written consent of the holders of at least 80% of the outstanding Loews Cineplex Common Shares in addition to any affirmative vote required by the DGCL or by the terms of any series of Loews Cineplex Preferred Stock. Each of the following is a "Significant Event:" (a) any merger or consolidation in which Loews Cineplex is a constituent corporation (other than a merger of Loews Cineplex into another corporation that owns at least 90% of the outstanding stock of each class and series of stock of Loews Cineplex pursuant to Section 253 of the DGCL) or any sale, lease, exchange, transfer or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of Loews Cineplex and its subsidiaries taken as a whole; provided that a merger that satisfies all of the following criteria is not a Significant Event and is not subject to
Article V of the Loews Cineplex Charter: (i) Loews Cineplex is the surviving corporation, (ii) all Loews Cineplex Common Shares outstanding immediately prior to the consummation thereof remain outstanding immediately after the consummation thereof and the only change in the capital stock of Loews Cineplex resulting from the merger is the issuance of shares of capital stock pursuant thereto, and (iii) no consent of the stockholders of Loews Cineplex would be required in connection therewith under the DGCL and (b) the adoption of any plan or proposal for the liquidation, dissolution or winding-up of Loews Cineplex. Notwithstanding the foregoing, the affirmative vote or written consent of the holders of at least

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

80% of the outstanding Loews Cineplex Common Shares will not be required in connection with any particular Significant Event if such Significant Event shall be approved by at least 14 members of the Loews Cineplex Board and, in such circumstances (i) in the case of any Significant Event described in (a) above, such Significant Event shall require the affirmative vote or written consent of holders of at least 66 2/3% of the outstanding Loews Cineplex Common Shares in addition to any requirements of the DGCL or the terms of any series of Loews Cineplex Preferred Stock then outstanding and (ii) in the case of any Significant Event described in (b) above, such Significant Event shall require only such affirmative vote or written consent as is required by the DGCL or by the terms of any series of Loews Cineplex Preferred Stock then outstanding. See "Description of the Transaction Documents -- The Stockholders Agreement."

  The Stockholders Agreement contains certain restrictions on Transfers by SPE and Universal (and their respective Affiliates). See "Description of the Transaction Documents -- The Stockholders Agreement --Restrictions on Transfers of Loews Cineplex Shares by the Stockholders."

  The Loews Cineplex Charter also provides that (i) at any time when SPE and its wholly owned subsidiaries, Universal and its wholly owned subsidiaries and the members of the Claridge Group do not beneficially own in the aggregate more than 50% of the outstanding Loews Cineplex Common Shares, (a) any action required or permitted to be taken by the stockholders of Loews Cineplex may only be taken at a duly called annual or special meeting of the stockholders of Loews Cineplex and may not be taken by written consent of stockholders and
(b) directors of Loews Cineplex may be removed without "cause" (as defined in the Loews Cineplex Charter) by the affirmative vote or written consent of the holders of at least 80% of the outstanding Loews Cineplex Common Shares (if such Persons beneficially own more than 50% of the Loews Cineplex Common Shares, directors of Loews Cineplex may be removed without cause by the affirmative vote or written consent of the holders of at least 50% of the outstanding Loews Cineplex Common Shares); (ii) except as otherwise provided by the DGCL and subject to the rights of holders of Loews Cineplex Preferred Stock then outstanding, special meetings of the stockholders of Loews Cineplex may be called only by the Loews Cineplex Board, pursuant to a resolution approved by at least 14 of the members thereof; (iii) at any time when the Applicable Percentage of SPE or Universal equals or exceeds the Minimum Percentage, the affirmative vote or written consent of the holders of at least 80% of the outstanding Loews Cineplex Shares will be required in order for the stockholders to adopt, repeal or amend the By-laws of Loews Cineplex and (iv) the affirmative vote of the holders of at least 80% of the outstanding Loews Cineplex Shares will be required to adopt, repeal or amend any provision of the Loews Cineplex Charter; provided that such 80% approval requirement shall not be applicable (a) if, at any time, the Applicable Percentage of SPE or Universal equals or exceeds the Minimum Percentage, such adoption, repeal or amendment shall be approved by at least 14 members of the Loews Cineplex Board and (b) if, at any time, the Applicable Percentage of SPE and Universal is less than the Minimum Percentage, such adoption, repeal or amendment is approved by a majority of the members of the Loews Cineplex Board. See "Comparison of Stockholder Rights."

  Loews Cineplex will be a Delaware corporation and subject to Section 203 of the DGCL. The following summary of Section 203 does not purport to be complete and is qualified in its entirety by reference thereto. Under Section 203, certain "business combinations" between a Delaware corporation with at least one class of stock which is listed on a national securities exchange or held of record by more than 2,000 stockholders and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) at or following the time such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203, the three-year prohibition described above also does not apply to certain business combinations including those proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of the corporation's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors then in office who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

  Generally, the term "business combination" is defined to include mergers or consolidations between a Delaware corporation and an "interested stockholder," transactions with an "interested stockholder" involving the assets or stock of a Delaware corporation or its majority-owned subsidiaries and transactions that increase an interested stockholder's percentage ownership of stock. Generally, the term "interested stockholder" is defined as any stockholder who becomes the beneficial owner of 15% or more of a Delaware corporation's voting stock.

  In connection with its approval of the Transactions, Loews Theatres' Board of Directors approved the acquisition by SPE and Universal of Loews Cineplex Shares pursuant to the Transactions for purposes of Section 203 of the DGCL.

 Delivery of Loews Cineplex Common Shares

  Loews Theatres will ensure that all Loews Cineplex Common Shares to be delivered by it under the Plan of Arrangement are duly registered, qualified or approved under applicable Canadian and U.S. securities laws, if required, so that such shares may be freely traded by the holders thereof (other than any restriction on transfer by reason of a holder being a "control person" of Cineplex Odeon for purposes of Canadian law or an affiliate of Loews Theatres or, prior to the Effective Date, of Cineplex Odeon for purposes of U.S. law.) In addition, Loews Theatres will take all actions necessary to cause all such Loews Cineplex Common Shares to be listed or quoted for trading on all stock exchanges or quotation systems on which outstanding Loews Cineplex Common Shares are then listed or quoted for trading.

TRANSFER AGENTS AND REGISTRARS

  Montreal Trust Company of Canada at its offices in Toronto and Chase Mellon Shareholder Services at its offices in New York are the co-transfer agents and registrars for Cineplex Odeon and will be the co-transfer agents and registrars for Loews Cineplex for the Transactions.

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

                       COMPARISON OF STOCKHOLDER RIGHTS

  In the event that the Transactions are consummated, former shareholders of Cineplex Odeon, an Ontario corporation, will, at the Effective Date, own common shares in Loews Cineplex, a Delaware corporation. While the rights and privileges of stockholders of a Delaware corporation are, in many instances, comparable to those of shareholders of an Ontario corporation, there are certain differences. The following is a summary of the material differences between the rights of holders of (a) Cineplex Odeon Common Shares at the date hereof and (b) the rights of holders of Loews Cineplex Common Shares at the date hereof (assuming the Loews Cineplex Charter had been filed with the Secretary of State of the State of Delaware and is in effect). These differences arise from differences between the DGCL and the OBCA, and between Cineplex Odeon's articles and by-laws (respectively, the "Cineplex Odeon Articles" and "Cineplex Odeon By-Laws") and the Loews Cineplex Charter, attached as Annex H hereto, and the Loews Cineplex By-Laws. As Loews Cineplex will be a reporting issuer in Canada, it will also be subject to Canadian Securities Laws. For a description of the respective rights of holders of Cineplex Odeon Common Shares and Loews Cineplex Common Shares, see, respectively, "Information Concerning Cineplex Odeon -- Share Capital Structure" and "Additional Information Concerning Loews Cineplex -- Capital Stock."

VOTE REQUIRED FOR EXTRAORDINARY TRANSACTIONS

  The OBCA provides that certain extraordinary corporate actions, such as certain amalgamations, any continuation, and sales, leases or exchanges of all or substantially all of the property of a corporation other than in the ordinary course of business, and other extraordinary corporate actions such as liquidations, dissolutions and arrangements, are required to be approved by special resolution. A special resolution is a resolution passed at a meeting by not less than two-thirds of the votes cast by the shareholders entitled to vote on the resolution. In certain cases, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or a series of shares.

  The DGCL requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon to authorize any dissolution or sale of all or substantially all of the assets of a corporation and most mergers or consolidations, except that, unless required by its certificate of incorporation, no authorizing stockholder vote is required of a corporation surviving a merger if (a) such corporation's certificate of incorporation is not amended in any respect by the merger, (b) each share of stock of such corporation outstanding immediately prior to the effective date of the merger will be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger, and (c) the number of shares of the surviving corporation to be issued in the merger plus those initially issuable upon conversion do not exceed 20% of such corporation's outstanding common stock immediately prior to the effective date of the merger. Stockholder approval is also not required under the DGCL for mergers or consolidations in which a parent corporation merges with a subsidiary of which it owns at least 90% of the outstanding shares of each class of stock.

  Such matters as take-over bids, issuer bids or self tenders, going-private transactions and transactions with directors, officers, significant shareholders and other related parties to which Cineplex Odeon is a party are subject to regulation by Canadian provincial securities legislation and administrative policies of Canadian securities administrators. Similar matters to which Loews Cineplex is a party will continue to be subject to such Canadian Securities Laws and will be subject to regulation under U.S. securities laws and regulations.

  Subject to the exception described in the following paragraph, at any time when SPE or Universal has an Article III Consent Right, in addition to any affirmative vote required by the DGCL or by the terms of any series of Loews Cineplex Preferred Stock, the Loews Cineplex Charter requires the affirmative vote or written consent of the holders of at least 80% of the outstanding Loews Cineplex Common Shares for the consummation of any of the following events:

    (a) any merger or consolidation in which Loews Cineplex is a constituent corporation (other than a merger of Loews Cineplex into another corporation that owns at least 90% of the outstanding stock of each

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

  class and series of stock of Loews Cineplex), or any sale, lease, exchange, transfer or other disposition of all or substantially all of the assets of Loews Cineplex, other than a merger where (i) Loews Cineplex is the surviving corporation, (ii) all Loews Cineplex Common Shares outstanding immediately prior to the merger remain outstanding immediately after the merger and the only change in capital stock of Loews Cineplex resulting from the merger is the issuance of shares of capital stock pursuant thereto, and (iii) no consent of the stockholders of Loews Cineplex would be required by the DGCL; and

    (b) adoption of any plan or proposal for the liquidation, dissolution or winding up of Loews Cineplex.

  Notwithstanding the foregoing paragraph, if at least 14 members of the Loews Cineplex Board approve, (i) the affirmative vote or written consent of at least 66 2/3% of the outstanding Loews Cineplex Common Shares is required for the consummation of an event described in (a) above in addition to any requirement of the DGCL or the terms of any series of Loews Cineplex Preferred Stock then outstanding, and (ii) the affirmative vote or written consent of at least a majority of the outstanding Loews Cineplex Common Shares (the required approval under the DGCL) is required for the consummation of any plan or proposal described in (b) above in addition to any approval required by the terms of any series of Loews Cineplex Preferred Stock then outstanding.

QUORUM

  The OBCA provides that unless the by-laws of a corporation otherwise provide, the holders of a majority of shares entitled to vote at a meeting of shareholders, whether present in person or represented by proxy, constitute a quorum. The provisions of the DGCL are similar to the OBCA, except that in no event can a quorum consist of less than 33 1/3% of the shares entitled to vote at a meeting. The Loews Cineplex By-Laws provide that the holders of the majority of the Loews Cineplex Shares entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum except as otherwise provided in the DGCL or the Loews Cineplex Charter. The Cineplex Odeon By-Laws, however, require only two shareholders entitled to vote at a meeting of shareholders to be present in person or to be represented by proxy to constitute a quorum. If the quorum is present at the opening of a meeting of shareholders, the shareholders present may proceed with the business of the meeting even if a quorum is not present throughout the meeting. If a quorum is not present at the time appointed for a meeting of shareholders, or within such reasonable time thereafter as the shareholders present may determine, the shareholders present may adjourn the meeting to a fixed time and place but may not transact any other business.

SHAREHOLDER CONSENTS IN LIEU OF MEETING

  The OBCA provides that a shareholder action without a meeting may only be taken by written resolution signed by all of the shareholders entitled to vote on that resolution at a meeting of shareholders. All matters required by the OBCA to be dealt with at a meeting of shareholders may be satisfied without a meeting but only by written resolution dealing with such matters which is signed by all the shareholders entitled to vote at that meeting.

  Under the DGCL, unless otherwise provided in the certificate of incorporation, any action required to be taken or which may be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote were present and voted and is delivered to the corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to a corporation's registered office must be made by hand or by certified or registered mail, return receipt requested.

  The Loews Cineplex Charter provides that at any time that SPE and its wholly owned subsidiaries, Universal and its wholly owned subsidiaries and the members of the Claridge Group beneficially own in the aggregate more than 50% of the outstanding Loews Cineplex Common Shares, any action required or permitted to be taken at any special meeting of the stockholders, may be taken without a meeting, without prior notice and

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

without a vote, if written consents are executed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted. At any time when SPE and its wholly owned subsidiaries, Universal and its wholly owned subsidiaries and the members of the Claridge Group do not beneficially own in the aggregate more than 50% of the outstanding Loews Cineplex Common Shares, any action required or permitted to be taken by the Loews Cineplex stockholders may be taken only at a duly called annual or special meeting of the stockholders and may not be taken by written consent of stockholders.

AMENDMENT TO CHARTER AND BY-LAWS

  The OBCA provides that any amendment to articles of a corporation generally requires approval by special resolution, which is a resolution passed by a majority of not less than two-thirds of the votes cast by shareholders entitled to vote on the resolution. Unless the articles or by-laws of an OBCA corporation otherwise provide, the OBCA provides that the directors may, by resolution, make, amend or repeal any by-laws that regulate the business or affairs of a corporation. Where the directors make, amend or repeal a by-law, they are required under the OBCA to submit the by-law, amendment or repeal to the shareholders at the next meeting of shareholders, and the shareholders may confirm, reject or amend the by-law, amendment or repeal by ordinary resolution, which is a resolution passed by a majority of the votes cast by shareholders entitled to vote on the resolution.

  The DGCL requires a vote of the corporation's board of directors followed by the affirmative vote of the holders of a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote as a class for any amendment to the certificate of incorporation, unless a greater level of approval is required by the certificate of incorporation. If an amendment alters the powers, preferences or special rights of a particular class or series of stock so as to affect them adversely, the DGCL provides that such class or series shall be given the power to vote as a class notwithstanding the absence of any specifically enumerated power in the certificate of incorporation. The DGCL also states that the power to adopt, amend or repeal the by-laws of a corporation shall be in the stockholders entitled to vote, provided that the corporation in its certificate of incorporation may confer such power on the board of directors in addition to the stockholders.

  The Loews Cineplex Charter requires the approval of at least 80% of the outstanding Loews Cineplex Common Shares to adopt, repeal or amend any provision of the Loews Cineplex Charter; provided, however, the approval requirement shall be only such affirmative vote as required by the DGCL or by the terms of any Loews Cineplex Preferred Stock then outstanding if (i) the Applicable Percentage of SPE or Universal equals or exceeds the Minimum Percentage and the adoption, repeal or amendment is approved by at least 14 members of the Loews Cineplex Board or (ii) the Applicable Percentage of SPE and Universal is less than the Minimum Percentage and the adoption, repeal or amendment is approved by at least a majority of the members of the Loews Cineplex Board.

  The Loews Cineplex Charter provides that the Loews Cineplex Board may adopt, repeal, or amend the Loews Cineplex By-Laws pursuant to a resolution (i) approved by at least 14 members of the Loews Cineplex Board at any time when the Applicable Percentage of SPE or Universal equals or exceeds the Minimum Percentage or (ii) approved by a majority of the members of the Loews Cineplex Board at any time when the Applicable Percentage of SPE and Universal is less than the Minimum Percentage. Additionally, at any time when the Applicable Percentage of SPE or Universal equals or exceeds the Minimum Percentage, the affirmative vote or written consent of the holders of at least 80% of the outstanding Loews Cineplex Common Shares is required for the shareholders to adopt, repeal or amend any provision of the Loews Cineplex By-Laws in addition to any requirements of the DGCL or the terms of any series of Loews Cineplex Preferred Stock then outstanding.

DISSENTER'S RIGHTS

  The OBCA provides that the shareholders of an Ontario corporation entitled to vote on certain matters are entitled to exercise dissent rights and to be paid the fair value of their shares in connection therewith. The OBCA does not distinguish for this purpose between listed and unlisted shares. Such matters include: (a) an amendment

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

to its articles to add, remove or change restrictions on the issue, transfer or ownership of shares of a class or series of the shares of the corporation;
(b) an amendment to its articles to add, remove or change any restriction upon the business or businesses that the corporation may carry on or upon the powers that the corporation may exercise; (c) any amalgamation with another corporation (other than certain affiliated corporations); (d) continuance under the laws of another jurisdiction; (e) the sale, lease or exchange of all or substantially all its property other than in the ordinary coverage of business; (f) a court order permitting a shareholder to dissent in connection with an application to the court for an order approving an arrangement proposed by the corporation; or (g) certain amendments to the articles of a corporation which require a separate class or series vote. A shareholder is not entitled to dissent if an amendment to the articles is effected by a court order approving a reorganization or by a court order made in connection with an action for an oppression remedy.

  Under the DGCL, holders of shares of any class or series have the right, in certain circumstances, to dissent from a merger or consolidation by demanding payment in cash for their shares equal to the fair value (excluding any appreciation or depreciation as a consequence, or in expectation, of the transaction) of such shares, as determined by court in an action timely brought by the corporation or the dissenters. The DGCL grants dissenters' appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock regardless of the number of shares being issued. Further, no appraisal rights are available for shares of any class or series listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders, unless the agreement of merger or consolidation converts such shares into anything other than (a) stock of the surviving corporation or depository receipts in respect thereof, (b) stock of another corporation or depository receipts in respect thereof which is either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers Inc. or held of record by more than 2,000 stockholders, (c) cash in lieu of fractional shares or depository receipts, or (d) some combination of the above. In addition, dissenter's rights are not available for any shares of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation.

DERIVATIVE ACTION

  Under the OBCA, a complainant may apply to the court for leave to bring an action in the name of and on behalf of a corporation or a subsidiary, or to intervene in an existing action to which any such body corporate is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the body corporate. Under the OBCA, no action may be brought and no intervention in an action may be made unless the complainant gives 14 days' notice to the directors of the corporation or its subsidiary of the complainant's intention to apply to the court and the court is satisfied that
(a) the directors of the corporation or its subsidiary will not bring, diligently prosecute or defend or discontinue the action; (b) the complainant is acting in good faith; and (c) it appears to be in the interests of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued. Where a complainant makes an application without having given the required notice, the OBCA permits the court to make an interim order pending the complainant giving the required notice, provided that the complainant can establish that at the time of seeking the interim order it was not expedient to give the required notice.

  The OBCA provides that the court in a derivative action may make any order it thinks fit including, without limitation: (a) an order authorizing the complainant or any other person to control the conduct of the actions; (b) an order giving directions for the conduct of the action; (c) an order directing that any amount adjudged payable by a defendant in the action shall be paid, in whole or in part, directly to the former and present security holders of the corporation or its subsidiary instead of to the corporation or its subsidiary; and (d) an order requiring the corporation and its subsidiary to pay reasonable legal fees and any other costs reasonably incurred by the complainant in connection with the action. Additionally, under the OBCA, a court may order a corporation or its subsidiary to pay the complainant's interim costs, including reasonable fees and disbursements. Although the complainant may be held accountable for the interim costs on final disposition of the complaint, it is not required to give security for costs in a derivative action.

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

  Derivative actions may be brought in Delaware by a stockholder on behalf of, and for the benefit of, the corporation. The DGCL provides that a stockholder must aver in the complaint that he or she was a stockholder of the corporation at the time of the transaction of which he or she complains. A stockholder may not sue derivatively unless he or she first makes demand on the corporation that it bring suit and such demand has been refused, unless it is shown that such demand would have been futile.

OPPRESSION REMEDY

  The OBCA provides an oppression remedy that enables the court to make any order, both interim and final, to rectify the matters complained of, if the court is satisfied upon the application by a complainant (as defined below) or by the Ontario Securities Commission in the case of a corporation whose securities are publicly traded, that: (a) any act or omission of the corporation or an affiliate effects or threatens to effect a result; (b) the business or affairs of the corporation or an affiliate are, have been or are threatened to be carried on or conducted in a manner; or (c) the powers of the directors of the corporation or an affiliate are, have been or are threatened to be exercised in a manner that is oppressive or unfairly prejudicial to, or unfairly disregards the interest of, any security holder, creditor, director or officer of the corporation. A complainant means (x) a registered holder or beneficial owner, or a former registered holder or beneficial owner, of a security of a corporation or any of its affiliates; (y) a director or an officer or a former director or officer of a corporation or of any of its affiliates; or (z) any other person who, in the discretion of the court, is a proper person to make such application.

  Because of the breadth of conduct which can be complained of and the scope of the court's remedial powers, the oppression remedy is very flexible and is sometimes relied upon to safeguard the interests of shareholders and other complainants with a substantial interest in the corporation. Under the OBCA, it is not necessary to prove that the directors of a corporation acted in bad faith in order to seek an oppression remedy. Furthermore, the court may order the corporation to pay the interim expenses of a complainant seeking an oppression remedy, but the complainant may be held accountable for such interim costs on final disposition of the complaint (as in the case of a derivative action).

  The DGCL does not provide for a similar remedy.

DIRECTOR QUALIFICATIONS

  A majority of the directors of an OBCA corporation must be resident Canadians but where a corporation has only one or two directors, that director or one of the two directors, as the case may be, must be a resident Canadian. The OBCA also requires that at least one-third of the directors of a corporation whose securities are publicly traded must not be officers or employees of the corporation or any of its affiliates. The Cineplex Odeon Articles also provide that not less than two-thirds of the directors of Cineplex Odeon must be Canadian within the meaning given to such term in the IC Act.

  The DGCL provides that a company's certificate of incorporation or by-laws may prescribe director's qualifications. There are no specific director's qualifications prescribed in the Loews Cineplex Charter or the Loews Cineplex By-Laws.

FIDUCIARY DUTIES OF DIRECTORS

  Directors of corporations incorporated or organized under the OBCA and the DGCL have fiduciary obligations to the corporation and, under the DGCL, to its shareholders. Pursuant to these fiduciary obligations, the directors must act in accordance with the so-called duties of "due care" and "loyalty." Under the DGCL, the duty of care requires that the directors act in an informed and deliberative manner to inform themselves, prior to making a business decision, of material information reasonably available to them. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the directors reasonably believe to be in the best interests of the corporation. See "-- Director Liability" below for a discussion of certain exculpation provisions permitted under the DGCL.

  Pursuant to Section 134 of the OBCA, the duty of loyalty requires directors of an Ontario corporation to act honestly and in good faith with a view to the best interests of the corporation, and the duty of care requires that

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

the directors exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

  Under the OBCA, a corporation may indemnify a director or officer, a former director or officer or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his heirs and legal representatives (an "Indemnifiable Person") against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of such corporation or body corporate, if: (a) he or she acted honestly and in good faith with a view to the best interests of the corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds to believe that his or her conduct was lawful. The Cineplex Odeon By-Laws provide for indemnification of the directors and officers of Cineplex Odeon to the fullest extent authorized under the OBCA.

  Under the OBCA, a corporation may also, with the approval of the court, indemnify an Indemnifiable Person in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with such action if he or she fulfills the conditions set out in clauses (a) and (b) above. In any event, an Indemnifiable Person is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him or her in connection with the defense of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the corporation or the body corporate, if the Indemnifiable Person was substantially successful on the merits in his or her defense of the action or proceeding and fulfills the conditions set out in clauses (a) and (b) above.

  The DGCL provides that a corporation may indemnify its present and former directors, officers, employees and agents against all reasonable expenses (including attorneys' fees) and, except in actions initiated by or in the right of the corporation, against all judgments, fines and amounts paid in settlement in actions brought against them, if such director, officer, employee or agent acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and in the case of a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The corporation shall indemnify a present or former director or officer to the extent that he or she is successful on the merits or otherwise in the defense of any claim, issue or matter associated with an action. The Loews Cineplex Charter provides for indemnification of directors and officers to the fullest extent permitted by the DGCL.

  The DGCL allows for the advance payment of a present or former director's or officer's expenses prior to the final disposition of an action, provided that the director or officer undertakes to repay any such amount advanced if it is later determined that he or she is not entitled to indemnification with regard to the action for which such expenses were advanced. The OBCA does not expressly provide for such advance payment.

DIRECTOR LIABILITY

  The DGCL provides that the charter of the corporation may include a provision which limits or eliminates the liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided such liability does not arise from certain proscribed conduct, including acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, breach of the duty of loyalty, the payment of unlawful dividends or expenditure of funds for unlawful stock purchases or redemptions or transactions from which such director derived an improper personal benefit. The Loews Cineplex Charter contains a provision limiting the liability of its directors to the fullest extent permitted by the DGCL.

  The OBCA does not permit the limitation of a director's liability for breach of fiduciary obligations to the corporation, whether through the articles or otherwise.

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ANTI-TAKEOVER PROVISIONS; INTERESTED STOCKHOLDER TRANSACTIONS

  Loews Cineplex will be a Delaware corporation and subject to Section 203 of the DGCL. The following summary of Section 203 does not purport to be complete and is qualified in its entirety by reference thereto. Under Section 203, certain "business combinations" between a Delaware corporation with at least one class of stock which is listed on a national securities exchange or held of record by more than 2,000 stockholders and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) at or following the time such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203, the three-year prohibition described above also does not apply to certain business combinations including those proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of the corporation's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors then in office who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

  Generally, the term "business combination" is defined to include mergers or consolidations between a Delaware corporation and an "interested stockholder," transactions with an "interested stockholder" involving the assets or stock of a Delaware corporation or its majority-owned subsidiaries and transactions that increase an interested stockholder's percentage ownership of stock. Generally, the term "interested stockholder" is defined as any stockholder who becomes the beneficial owner of 15% or more of a Delaware corporation's voting stock.

  In connection with its approval of the Transactions, Loews Theatres' Board of Directors approved the acquisition by SPE and Universal of Loews Cineplex Shares pursuant to the Transactions for purposes of Section 203 of the DGCL.

  Policies of certain Canadian Securities Authorities, including Policy 9.1 of the Ontario Securities Commission ("Policy 9.1"), contain requirements regarding related party transactions. A related party transaction means, generally, any transaction by which the issuer, directly or indirectly, acquires or transfers an asset or acquires or issues treasury securities or assumes or transfers a liability from or to, as the case may be, a related party by any means in any one transaction or any combination of transactions. "Related party" is defined in Policy 9.1 and includes directors, senior officers and holders of at least 10% of the voting securities of the issuer.

  Policy 9.1 requires more detailed disclosures in the proxy material sent to securityholders in connection with a related party transaction and, subject to certain exemptions, the preparation of a formal valuation of the subject matter of the related party transaction and any non-cash consideration offered therefor and the inclusion of a summary of the valuation in the proxy material. Policy 9.1 also requires, subject to certain exemptions, that the minority shareholders of the issuer approve the transaction, by either simple majority or two-thirds of the votes cast, depending upon the circumstances.


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

                        DISSENTING SHAREHOLDERS' RIGHTS

  Section 185 of the OBCA, reprinted in its entirety as Annex K to this Information Circular/Prospectus, provides shareholders with the right to dissent from certain resolutions of a corporation which effect extraordinary corporate transactions or fundamental corporate changes. The Interim Order provide holders of Cineplex Odeon Common Shares with the right to dissent from the Arrangement Resolution with substantially the same terms and conditions as found in Section 185 of the OBCA and the Plan of Arrangement. The following summary is qualified in its entirety by the provisions of Section 185 of the OBCA, the Interim Order and the Plan of Arrangement.

  Any Cineplex Odeon shareholder who dissents from the Arrangement Resolution in compliance with Section 185 of the OBCA and the Plan of Arrangement will be entitled, in the event the Arrangement becomes effective, to be paid by Cineplex Odeon the fair value of the Cineplex Odeon Common Shares held by such dissenting Cineplex Odeon shareholder determined as of the close of business on the day before the Arrangement Resolution is adopted.

  A Cineplex Odeon shareholder who wishes to dissent must send to Cineplex Odeon, no later than the termination of the Special Meeting (or any adjournment or postponement thereof), a written objection to the Arrangement Resolution (a "Dissent Notice"). The filing of a Dissent Notice does not deprive a Cineplex Odeon shareholder of the right to vote; however, the OBCA provides, in effect, that a Cineplex Odeon shareholder who has submitted a Dissent Notice and who votes in favor of the Arrangement Resolution will no longer be considered a dissenting Cineplex Odeon shareholder with respect to that class of shares voted in favor of the Arrangement Resolution. The OBCA does not provide, and Cineplex Odeon will not assume, that a vote against the Arrangement Resolution or an abstention constitutes a Dissent Notice, but a Cineplex Odeon shareholder need not vote his or her Cineplex Odeon Common Shares against the Arrangement Resolution in order to dissent. Similarly, the revocation of a proxy conferring authority on the proxy holder to vote in favor of the Arrangement Resolution does not constitute a Dissent Notice; however, any proxy granted by a Cineplex Odeon shareholder who intends to dissent, other than a proxy that instructs the proxy holder to vote against the Arrangement Resolution, should be validly revoked in order to prevent the proxy holder from voting such Cineplex Odeon Common Shares in favor of the Arrangement Resolution and thereby causing the Cineplex Odeon shareholder to forfeit his or her right to dissent. See "The Special Meeting -- Revocation of Proxies." Under the OBCA, there is no right to partial dissent and, accordingly, a Dissenting Shareholder may only dissent with respect to all Cineplex Odeon Common Shares held by him or her on behalf of any one beneficial owner and which are registered in the name of the Dissenting Shareholder.

  Cineplex Odeon is required, within ten days after the Cineplex Odeon shareholders adopt the Arrangement Resolution, to notify each Cineplex Odeon shareholder who has filed a Dissent Notice that the Arrangement Resolution has been adopted, but such notice is not required to be sent to any Cineplex Odeon shareholder who voted for the Arrangement Resolution or who has withdrawn his or her Dissent Notice.

  A dissenting Cineplex Odeon shareholder who has not withdrawn his or her Dissent Notice must then, within 20 days after receipt of notice that the Arrangement Resolution has been adopted or, if the dissenting Cineplex Odeon shareholder does not receive such notice, within 20 days after he or she learns that the Arrangement Resolution has been adopted, send to Cineplex Odeon a written notice (a "Payment Demand") containing (a) his or her name and address, (b) the number of Cineplex Odeon Common Shares in respect of which he or she dissents, and (c) a demand for payment of the fair value of such Cineplex Odeon Common Shares. Within 30 days after sending a Payment Demand, the dissenting Cineplex Odeon shareholder must send to Montreal Trust Company of Canada, Stock Transfer Department, 151 Front Street West, 8th Floor, Toronto, Ontario M5J 2N1, the certificates representing the Cineplex Odeon Common Shares in respect of which he or she dissents. A Dissenting Shareholder who fails to send certificates representing Cineplex Odeon Common Shares in respect of which he or she dissents forfeits his or her right to make a claim under the Interim Order. Montreal Trust Company of Canada will endorse on share certificates received from the Dissenting Shareholder a notice that the holder is a Dissenting Shareholder and will forthwith return the share certificates to the Dissenting Shareholder.

  On sending a Payment Demand, a Dissenting Shareholder ceases to have any rights as a Cineplex Odeon shareholder, other than the right to be paid fair value under Section 185, unless, prior to the Effective Date (a) the Dissenting Shareholder withdraws the Payment Demand before Cineplex Odeon makes an Offer to Pay (as described below); or (b) Cineplex Odeon fails to make an Offer to Pay and the Dissenting Shareholder withdraws the Payment Demand. In either of the foregoing cases, the Dissenting Shareholder's rights are reinstated as of the date the Dissenting Shareholder sent the Payment Demand, and the Dissenting Shareholder is entitled, upon presentation and surrender to Cineplex Odeon or Montreal Trust Company of Canada of any certificate representing the Dissent Shares that have been endorsed to indicate the holder is a Dissenting Shareholder, to be issued with a new certificate representing the same number of shares as the certificate so presented, without payment of any fee.

  Cineplex Odeon is required, not later than seven days after the later of (a) the Effective Date or (b) the day Cineplex Odeon received the Payment Demand of a Dissenting Shareholder, to send to each Dissenting Shareholder who has sent a Payment Demand a written offer to pay (an "Offer to Pay") for his or her Cineplex Odeon Common Shares in an amount considered by the Cineplex Odeon Board to be the fair value thereof, accompanied by a statement showing the manner in which the fair value was determined. Every Offer to Pay must be made on the same terms. Cineplex Odeon must pay for the Cineplex Odeon Common Shares of a Dissenting Shareholder within ten days after an Offer to Pay has been accepted by the Dissenting Shareholder, but any such offer lapses if Cineplex Odeon does not receive an acceptance thereof within 30 days after the Offer to Pay has been made.

  If Cineplex Odeon fails to make an Offer to Pay in response to a Payment Demand, or if a Dissenting Shareholder fails to accept an offer which has been made, Cineplex Odeon may, within 50 days after the Effective Date or within such further period as a court may allow, apply to a court to fix a fair value for the Dissent Shares of any Dissenting Shareholder. If Cineplex Odeon fails to apply to a court, a Dissenting Shareholder may apply to the court for the same purpose within a further period of 20 days or within such further period as a court may allow. In such instance, a Dissenting Shareholder is not required to give security for costs in such application. Where Cineplex Odeon fails to make an Offer to Pay in response to a Payment Demand, the costs of that Dissenting Shareholder's application to the court are to be borne by Cineplex Odeon unless the court orders otherwise.

  Upon an application to the court, all Dissenting Shareholders whose Dissent Shares have not been purchased by Cineplex Odeon will be joined as parties and bound by the decision of the court, and Cineplex Odeon will be required to notify each affected Dissenting Shareholder of the date, place and consequences of the application and of his or her right to appear and be heard in person or by counsel. Upon any such application to a court, the court may determine whether any other person is a Dissenting Shareholder who should be joined as a party, and the court will then fix a fair value for the Dissent Common Shares of all Dissenting Shareholders. The final order of a court will be rendered against Cineplex Odeon in favor of each Dissenting Shareholder and for the amount of the fair value of his or her Dissent Shares as fixed by the court. The court may, in its discretion, allow a reasonable rate of interest on the amount payable to each Dissenting Shareholder from the Effective Date until the date of payment.

  Registered holders (a) who duly exercise such rights of dissent and are ultimately entitled to be paid fair value for their Cineplex Odeon Common Shares shall be deemed to have transferred such Cineplex Odeon Common Shares to Cineplex for cancellation on the Effective Date, and (b) who are ultimately not entitled to be paid fair value, for any reason, for their Cineplex Common Shares shall be deemed to have participated in the Arrangement on the same basis as any non-dissenting holder of Cineplex Odeon Common Shares and shall receive Loews Cineplex Common Shares on the basis determined in accordance with Section 2.1 of the Plan of Arrangement, but in no case shall Cineplex Odeon be required to recognize such holders as holders of Cineplex Odeon Common Shares on and after the Effective Date, and the names of such holders of Cineplex Odeon Common Shares shall be deleted from the register of holders of Cineplex Odeon Common Shares on the Effective Date.

  If the Arrangement Resolution is revoked or the Master Agreement is terminated in accordance with its terms, all Payment Demands shall be deemed to have been withdrawn as of such date.

  The discussion above is only a summary of the dissenting shareholder provisions of the OBCA and the Interim Order, which are technical and complex. It is suggested that any Cineplex Odeon shareholder wishing to avail himself or herself of his or her rights under those provisions seek his or her own legal advice as failure to comply strictly with the provisions of the OBCA may prejudice his or her right of dissent. For a general summary of certain income tax implications to a dissenting Cineplex Odeon shareholder, see "Tax Considerations to Cineplex Odeon Shareholders."

                             AVAILABLE INFORMATION

  Cineplex Odeon is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports and other information with the Securities and Exchange Commission. The reports and other information filed by Cineplex Odeon with the Securities and Exchange Commission can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Securities and Exchange Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material also can be obtained from the Public Reference Section of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, such material filed by Cineplex Odeon can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and the TSE, Exchange Tower, 2 First Canadian Place, Toronto, Ontario M5X IJ2. The Securities and Exchange Commission also maintains a web site that contains reports, proxy and information statements and other information regarding Cineplex Odeon at "http://www.sec.gov."

  LTM has filed with the Securities and Exchange Commission a Registration Statement on Form S-4 (together with all amendments, supplements and exhibits thereto, the "Form S-4") under the U.S. Securities Act, with respect to the Loews Cineplex Common Shares to be issued pursuant to the Master Agreement, the Plan of Arrangement and the Subscription Agreement, of which this Information Circular/Prospectus constitutes a part. The information contained herein with respect to LTM and its affiliates, including the Transferred SPE Subsidiaries, has been provided by LTM, and the information contained herein with respect to Cineplex Odeon has been provided by Cineplex Odeon. This Information Circular/Prospectus does not contain all of the information set forth in the Form S-4, certain parts of which were omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, reference is hereby made to the Form S-4. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Form S-4 or otherwise filed with the Securities and Exchange Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                                 LEGAL MATTERS

  Certain legal matters in connection with the Arrangement and the Transactions will be passed upon by Goodman and Carr, Toronto, Ontario and Weil, Gotshal & Manges LLP, New York, New York on behalf of Cineplex Odeon. The validity of the Loews Cineplex Common Shares to be issued in connection with the Transactions will be passed upon for Loews Cineplex by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York.

                                    EXPERTS

  The consolidated financial statements of Cineplex Odeon as of December 31, 1996 and December 31, 1995 and for each of the years in the three year period ended December 31, 1996 have been included in this Information Circular/Prospectus in reliance upon the report of KPMG, independent chartered accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  The combined consolidated financial statements of LTM Holdings, Inc. as of February 28, 1997 and February 29, 1996 and for each of the three years in the period ended February 28, 1997 and the financial statements of Loeks-Star Partners as of February 27, 1997 and February 29, 1996 and for each of the three fiscal years in the period ended February 27, 1997 included in this Information Statement/Prospectus have been so included in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. With respect to the unaudited pro forma combined balance sheet as of November 30, 1997 and the related unaudited pro forma combined income statement data for the year ended February 28, 1997 and the nine-month period ended November 30, 1997, included in this Information Circular/Prospectus, Price Waterhouse LLP reported that they have applied limited procedures in accordance with professional standards in Canada for a compilation of such information. However, their separate report dated January 30, 1998 and appearing herein, states that they did not audit or review and they do not express an opinion on the unaudited pro forma combined financial information. Price Waterhouse LLP has not carried out any significant or additional audit tests or review procedures beyond those which would have been necessary if their reports had not been included. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the compilation procedures applied. Price Waterhouse LLP is not subject to the liability provisions of section 11 of the Securities Act of 1933 for their reports on the unaudited combined pro forma information because those reports are not a "report" or a "part" of the registration statement prepared or certified by Price Waterhouse LLP within the meaning of sections 7 and 11 of the Act.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, filed by Cineplex Odeon with the various securities commissions or similar authorities in each of the provinces of Canada, and with the Securities and Exchange Commission pursuant to the Exchange Act (File No. I-9454), are specifically incorporated by reference in and form an integral part of this Information Circular/Prospectus:

    (a) Annual Information Form for the year-ended December 31, 1996 including the Management's Discussion and Analysis and the comparative Consolidated Financial Statements for the fiscal years ended December 31, 1996 and 1995 and the Auditor's Report thereon (included in Cineplex Odeon's Form 10-K dated March 11, 1997);

    (b) Interim Report to Shareholders -- Nine Months Ending September 30, 1997 of Cineplex Odeon containing the Management's Discussion and Analysis and unaudited Consolidated Financial Statements for the nine months ended September 30, 1997 and for the comparative period in 1996 (included in Cineplex Odeon's Form 10-Q dated November 13, 1997);

    (c) Management Information Circular dated May 26, 1997 in connection with the annual meeting of shareholders of Cineplex Odeon held on June 26, 1997; and

    (d) Current Report regarding the agreement by Cineplex Odeon to engage in the Transactions (included in Cineplex Odeon's Form 8-K dated October 17,
  1997).

  Any documents of the type referred to in the preceding paragraph and any material change reports (excluding confidential reports) filed by Cineplex Odeon with a securities commission or any similar authority in Canada after the date of this Information Circular/Prospectus and prior to the Effective Time shall be deemed to be incorporated by reference in this Information Circular/Prospectus.

  CINEPLEX ODEON WILL PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS INFORMATION CIRCULAR/ PROSPECTUS HAS BEEN DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED BY REFERENCE IN THIS INFORMATION CIRCULAR/PROSPECTUS, OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO THE CORPORATE SECRETARY, CINEPLEX ODEON CORPORATION, 1303 YONGE STREET, TORONTO, ONTARIO, CANADA M4T 2Y9 (TELEPHONE NUMBER (416) 323-6600).

  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Circular/Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Circular/Prospectus. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

                 APPROVAL BY CINEPLEX ODEON BOARD OF DIRECTORS

  The contents of this Information Circular/Prospectus and the sending thereof to the shareholders of Cineplex Odeon have been approved by the Cineplex Odeon Board of Directors.

                                          By order of the Cineplex Odeon Board
                                           of Directors

                                          /s/ Michael Herman, Secretary
                                          Michael Herman, Secretary

February 13, 1998

                         INDEX TO FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          ----
LTM HOLDINGS, INC.
Three years ended February 28, 1997, February 29, 1996 and February 28,
 1995
 Report of Independent Accountants....................................... F-2
 Combined Consolidated Balance Sheet..................................... F-3
 Combined Consolidated Statement of Operations........................... F-4
 Combined Consolidated Statement of Changes in Stockholder's Equity...... F-5
 Combined Consolidated Statement of Cash Flow............................ F-6
 Notes to Combined Consolidated Financial Statements..................... F-7
Nine months ended November 30, 1997 and 1996
 Unaudited Condensed Combined Consolidated Balance Sheet................. F-16
 Unaudited Condensed Combined Consolidated Statement of Operations....... F-17
 Unaudited Condensed Combined Consolidated Statement of Cash Flow........ F-18
 Notes to Unaudited Condensed Combined Consolidated Financial
  Statements............................................................. F-19
LOEKS-STAR PARTNERS
Three year periods ending February 27, 1997, February 29, 1996 and
 February 23, 1995
 Report of Independent Accountants....................................... F-21
 Balance Sheet........................................................... F-22
 Statements of Income.................................................... F-23
 Statements of Partners' Capital......................................... F-24
 Statements of Cash Flows................................................ F-25
 Notes to Financial Statements........................................... F-26
CINEPLEX ODEON CORPORATION
Three years ended December 31, 1996, 1995 and 1994
 Independent Auditors' Report............................................ F-30
 Consolidated Balance Sheet.............................................. F-31
 Consolidated Income Statement........................................... F-32
 Consolidated Statement of Changes in Cash Resources..................... F-33
 Consolidated Statement of Changes in Shareholders' Equity............... F-34
 Notes to the Consolidated Financial Statements.......................... F-35
Nine months ended September 30, 1997 and 1996
 Consolidated Balance Sheet.............................................. F-48
 Consolidated Income Statement........................................... F-49
 Consolidated Statement of Changes in Cash Resources..................... F-50
 Notes to the Consolidated Financial Statements.......................... F-51

                    [LETTERHEAD OF PRICE WATERHOUSE APPEARS HERE]

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholder of LTM Holdings, Inc.

In our opinion, the accompanying combined consolidated balance sheets and the related combined consolidated statements of operations, of changes in stockholder's equity and of cash flow present fairly, in all material respects, the combined financial position of LTM Holdings, Inc. and its subsidiaries at February 28, 1997 and February 29, 1996, and the results of their combined operations and their combined cash flows for each of the three years in the period ended February 28, 1997, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PRICE WATERHOUSE LLP

New York, New York
December 8, 1997

                               LTM HOLDINGS, INC.

                      COMBINED CONSOLIDATED BALANCE SHEET
            (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE INFORMATION)

                                                      FEBRUARY 28, FEBRUARY 29,
                                                          1997         1996
                                                      ------------ ------------
                       ASSETS
CURRENT ASSETS
  Cash and cash equivalents..........................   $  2,160     $  2,390
  Accounts receivable................................      4,437        3,591
  Inventories........................................      1,455        1,136
  Prepaid expenses and other current assets..........      2,235        2,250
                                                        --------     --------
    TOTAL CURRENT ASSETS.............................     10,287        9,367
PROPERTY, EQUIPMENT AND LEASEHOLDS, NET..............    613,692      602,435
OTHER ASSETS
  Long-term investments and advances to
   partnerships......................................     23,642       29,712
  Goodwill (less accumulated amortization of $16,200
   in 1997 and $14,410 in 1996)......................     54,932       56,722
  Other intangible assets (less accumulated
   amortization of $3,088 in 1997 and $1,805 in
   1996).............................................      6,340        2,591
  Deferred charges and other assets..................     12,479       14,983
                                                        --------     --------
    TOTAL ASSETS.....................................   $721,372     $715,810
                                                        ========     ========
        LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES
  Accounts payable and accrued expenses..............   $ 55,685     $ 54,708
  Due to Sony affiliates.............................      1,323        2,477
  Current maturities of long-term debt and other
   obligations.......................................        508          527
                                                        --------     --------
    TOTAL CURRENT LIABILITIES........................     57,516       57,712
DEFERRED INCOME TAXES................................     22,111       24,917
LONG-TERM DEBT AND OTHER OBLIGATIONS.................     11,284       11,792
DEBT DUE TO SONY AFFILIATES..........................    293,227      283,884
ACCRUED POST RETIREMENT BENEFITS.....................      3,483        3,294
OTHER LIABILITIES....................................      9,101        9,381
                                                        --------     --------
    TOTAL LIABILITIES................................    396,722      390,980
                                                        --------     --------
COMMITMENTS AND CONTINGENCIES (Note 13)
STOCKHOLDER'S EQUITY
  Common stock ($200 par value, 1,000 shares
   authorized; 972.75 shares issued and
   outstanding)......................................        195          195
  Additional paid-in capital.........................    299,082      299,082
  Retained earnings..................................     25,373       25,553
                                                        --------     --------
    TOTAL STOCKHOLDER'S EQUITY.......................    324,650      324,830
                                                        --------     --------
    TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY.......   $721,372     $715,810
                                                        ========     ========

   The accompanying notes are an integral part of these financial statements.

                               LTM HOLDINGS, INC.

                 COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
            (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE INFORMATION)

                                                  FOR THE YEARS ENDED
                                         --------------------------------------
                                         FEBRUARY 28, FEBRUARY 29, FEBRUARY 28,
                                             1997         1996         1995
                                         ------------ ------------ ------------
REVENUES
  Admissions............................   $273,498    $  264,585   $  255,392
  Concessions...........................     90,643        84,358       79,287
  Other.................................     11,204        10,153        8,656
                                           --------    ----------   ----------
                                            375,345       359,096      343,335
                                           --------    ----------   ----------
EXPENSES
  Theatre operations and other
   expenses.............................    266,846       261,286      253,121
  Cost of concessions...................     15,634        16,089       15,115
  General and administrative............     21,447        20,282       18,753
  Depreciation and amortization.........     44,576        41,273       38,572
  Loss on sale/disposals of theatres....      9,951         7,249       13,420
                                           --------    ----------   ----------
                                            358,454       346,179      338,981
                                           --------    ----------   ----------
INCOME FROM OPERATIONS..................     16,891        12,917        4,354
INTEREST EXPENSE........................     14,776        15,376       10,613
                                           --------    ----------   ----------
INCOME/(LOSS) BEFORE INCOME TAXES.......      2,115        (2,459)      (6,259)
INCOME TAX EXPENSE/(BENEFIT)............      2,295           309       (1,337)
                                           --------    ----------   ----------
NET LOSS................................   $   (180)   $   (2,768)  $   (4,922)
                                           ========    ==========   ==========
  Weighted Average Shares Outstanding...     972.75        972.75       972.75
  Loss Per Share........................   $(185.04)   $(2,845.54)  $(5,059.88)
                                           ========    ==========   ==========

   The accompanying notes are an integral part of these financial statements.

                               LTM HOLDINGS, INC.

       COMBINED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY
                 (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARES)

                                              COMMON STOCK  ADDITIONAL
                                              -------------  PAID-IN   RETAINED
                                              SHARES AMOUNT  CAPITAL   EARNINGS
                                              ------ ------ ---------- --------
BALANCES, MARCH 1, 1994...................... 972.75  $195   $299,082  $33,243
YEAR ENDED FEBRUARY 28, 1995:
  Net loss...................................    --    --         --    (4,922)
                                              ------  ----   --------  -------
BALANCES, FEBRUARY 28, 1995.................. 972.75   195    299,082   28,321
YEAR ENDED FEBRUARY 29, 1996:
  Net loss...................................    --    --         --    (2,768)
                                              ------  ----   --------  -------
BALANCES, FEBRUARY 29, 1996.................. 972.75   195    299,082   25,553
YEAR ENDED FEBRUARY 28, 1997:
  Net loss...................................    --    --         --      (180)
                                              ------  ----   --------  -------
BALANCES, FEBRUARY 28, 1997.................. 972.75  $195   $299,082  $25,373
                                              ======  ====   ========  =======

   The accompanying notes are an integral part of these financial statements.

                               LTM HOLDINGS, INC.

                  COMBINED CONSOLIDATED STATEMENT OF CASH FLOW
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                  FOR THE YEARS ENDED
                                         --------------------------------------
                                         FEBRUARY 28, FEBRUARY 29, FEBRUARY 28,
                                             1997         1996         1995
                                         ------------ ------------ ------------
OPERATING ACTIVITIES
  Net loss..............................   $   (180)    $ (2,768)    $ (4,922)
  Adjustments to reconcile net loss to
   net cash provided by operating
   activities:
   Depreciation and amortization........     44,576       41,273       38,572
   Loss on sale/disposals of theatres...      9,951        7,249       13,420
   Equity earnings from long-term
    investments, net of distributions
    received............................       (553)      (1,974)        (246)
  Changes in operating assets and
   liabilities:
   (Decrease)/Increase in due to Sony
    affiliate...........................     (1,154)      (1,840)       1,077
   Decrease in deferred income taxes....     (2,806)      (1,998)      (4,404)
   (Increase)/Decrease in accounts
    receivable..........................       (846)      (1,992)         733
   Increase in accounts payable and
    accrued expenses....................        977       11,850          983
   Increase in other operating assets
    and liabilities.....................     (1,989)      (3,474)      (9,025)
                                           --------     --------     --------
NET CASH PROVIDED BY OPERATING
 ACTIVITIES.............................     47,976       46,326       36,188
                                           --------     --------     --------
INVESTING ACTIVITIES
  Proceeds from sale of assets..........      1,043       17,707          377
  Repayments from/(Advances to)
   partnerships.........................      6,623        1,090       (2,385)
  Capital contributions to
   partnerships.........................        --        (1,500)        (500)
  Capital expenditures..................    (60,920)     (51,987)     (79,978)
                                           --------     --------     --------
NET CASH USED IN INVESTING ACTIVITIES...    (53,254)     (34,690)     (82,486)
                                           --------     --------     --------
FINANCING ACTIVITIES
  Borrowing/(Repayment) of debt due to
   Sony affiliate.......................      5,575      (13,421)      47,037
  Repayments of long-term debt..........       (527)        (584)        (678)
                                           --------     --------     --------
NET CASH PROVIDED/(USED) BY FINANCING
 ACTIVITIES.............................      5,048      (14,005)      46,359
                                           --------     --------     --------
(DECREASE)/INCREASE IN CASH AND CASH
 EQUIVALENTS............................       (230)      (2,369)          61
CASH AND CASH EQUIVALENTS AT BEGINNING
 OF YEAR................................      2,390        4,759        4,698
                                           --------     --------     --------
CASH AND CASH EQUIVALENTS AT END OF
 YEAR...................................   $  2,160     $  2,390     $  4,759
                                           ========     ========     ========
Supplemental Cash Flow Information:
  Income taxes paid, net of refunds
   received.............................   $  1,414     $    385     $  1,195
                                           ========     ========     ========
  Interest paid (including $15,394,
   $15,194 and $10,315 paid to Sony
   affiliates)..........................   $ 16,488     $ 16,393     $ 13,204
                                           ========     ========     ========

   The accompanying notes are an integral part of these financial statements.

                              LTM HOLDINGS, INC.

              NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
         (ALL DOLLAR AMOUNTS IN THOUSANDS, EXCEPT AS OTHERWISE NOTED)

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  General: LTM Holdings, Inc. ("LTM" or the "Company") is one of the major motion picture exhibitors in the United States and conducts business under the Loews, Sony, Star, and Magic Johnson Theatres marquees. LTM is an indirect wholly owned subsidiary of Sony Pictures Entertainment ("SPE"), itself an indirect wholly owned subsidiary of Sony Corporation of America ("SCA"). LTM owns, or has interests in, and operates 959 screens at 143 theatres in 16 states as of February 28, 1997. The Company's principal markets include New York, Boston, Chicago, Dallas, Houston, Baltimore and Detroit.

  Basis of Presentation and Consolidation: The combined consolidated financial statements include the accounts of LTM Holdings, Inc. and its wholly-owned subsidiaries. As part of the Transactions with Cineplex Odeon (See Note 2 "Subsequent Event") SPE and its affiliates will transfer their interests in S&J Theatres, Inc. ("S&J"), which owns a 50% interest in the Magic Johnson Theatre Partnership ("MJT"), and Star Theatres, Inc. ("Star"), which owns indirectly a 50% interest in the Loeks-Star Theatre Partnership ("LST"), and certain other exhibition assets to subsidiaries of LTM. As a result, LTM has included the assets, liabilities and results of operations of S&J and Star in these financial statements on the combined basis of accounting for all periods included herein. Majority owned companies are consolidated and 50% or less owned investments in which the Company has significant influence are accounted for under the equity method of accounting. Significant intercompany accounts and transactions have been eliminated.

  Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenues and Expenses: Substantially all revenues are recognized when admission and concession sales are received at the theatres. Other revenues include the Company's equity earnings from long-term investments. Film rental costs are accrued based on a percentage of box office receipts under the terms of the film license arrangements.

  Cash and Cash Equivalents: The Company considers all operating funds held in financial institutions, cash held by the theatres and all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

  Fair Value of Financial Instruments: Cash, accounts receivable, accounts payable, accrued liabilities and notes payable are reflected in the financial statements at carrying value which approximates fair value. Long-term debt principally consists of obligations which carry floating interest rates that approximate current market rates.

  Inventories: Inventories of concession products are stated at the lower of cost (determined on the first-in, first-out method) or market.

  Long-term Investments and Advances to Partnerships: Investments in partnerships are recorded under the equity method of accounting whereby the cost of the investment is adjusted to reflect the Company's

                              LTM HOLDINGS, INC.

proportionate share of the partnerships' operating results. Advances to partners represent advances to respective partnerships, in which LTM has interests, for working capital and other capital requirements.

  Deferred Charges and Other Assets: Deferred charges consist principally of prepaid costs associated with recently opened theatres which are generally amortized over three years and construction advances subject to repayment.

  Property, Equipment and Leaseholds: Property, equipment and leaseholds are stated at historical cost less accumulated depreciation and amortization. The Company has acquired the rights to use certain theatre facilities under previously existing operating leases from other motion picture exhibitors. Purchase values assigned to these theatre lease rights acquired are capitalized and amortized over future periods.

  Depreciation and amortization are provided on the straight-line basis over the following useful lives:

                                             YEARS
                                             -----
     Buildings.............................. 30-40
     Equipment..............................  5-10
     Leasehold Improvements................. Life of lease but not in excess of useful lives or 40 years
     Theatre Lease Rights................... Life of lease but not in excess of useful lives or 40 years

  Interest costs during the period of development and construction of new theatre properties are capitalized as part of the historical cost of the asset. Interest capitalized was $586, $139 and $2,103, respectively, during the fiscal years ended February 28, 1997, February 29, 1996 and February 28, 1995.

  Goodwill and other intangible assets: Goodwill, which represents the excess of the purchase price over the fair values of net assets acquired, is amortized using the straight-line method over 40 years. Other intangible assets are amortized over their estimated useful lives which range from 5 to 40 years. Management continuously assesses the recoverability of the net unamortized goodwill and other intangibles by determining whether the amortization of these balances over the remaining life can be recovered through projected future undiscounted income from operations.

  Long-Lived Assets: During 1997, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of." SFAS 121 requires the recoverability of the carrying value of long-lived assets to be evaluated when changes occur in historical operating results, future projections and economic and competitive factors, among others. The Company continuously assesses the recoverability of its long-lived assets by determining whether the carrying value of these balances over the remaining life can be recovered through projected future cash flows. Based upon these measures, management has determined that the carrying value of its long-lived assets is recoverable and fairly stated.

  Earnings Per Share: Earnings per share data are calculated using the weighted average number of common shares.

  Seasonality: The Company's business is seasonal with a substantial portion of its revenues being derived during the summer months and holiday season.

  Income Taxes: The Company files a consolidated tax return with SCA for federal income tax purposes and combined tax returns with SCA in certain state and local jurisdictions. However, for financial reporting

                              LTM HOLDINGS, INC.

purposes the Company calculates federal, state and local income taxes as if it filed its tax returns on a stand- alone basis. Any federal, state or local income tax liability, resulting from the consolidated or combined filings with SCA, is recorded as a payable to a Sony affiliate. Any state or local income tax liability resulting from a separately filed tax return by the Company is recorded as state or local income taxes payable. The Company accounts for income taxes in accordance with SFAS 109 "Accounting for Income Taxes," following the liability method whereby deferred income tax assets and liabilities are established annually based on the temporary differences between the financial statement and tax recorded basis of assets and liabilities, including assets and liabilities acquired in business combinations, at currently enacted tax rates.

  New Accounting Pronouncements: The following new pronouncements have been issued but are not yet effective: SFAS No. 128, "Earnings per Share," is effective for the Company's fiscal year ending February 28, 1998 and prescribes the method for calculating and reporting basic and diluted earnings per share. The Company expects to adopt this standard when required and does not believe it will have a significant impact. SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," is effective for the Company's fiscal year ending February 28, 1999. The standard requires the Company to disclose financial information about business segments including certain information about products and services, activities in different geographic areas and other information. The Company expects to adopt this standard when required and does not believe it will have a significant impact.

NOTE 2 -- SUBSEQUENT EVENT

  Transactions with Cineplex Odeon: Pursuant to an agreement dated September 30, 1997 (the "Master Agreement"), the Company and Cineplex Odeon ("Cineplex"), another major motion picture exhibitor with operations in the U.S. and Canada, agreed to combine. The Master Agreement is subject to, among other things, shareholder and regulatory approvals. Under the Master Agreement and pursuant to a series of related transactions as contemplated in the Master Agreement, the outstanding common shares of Cineplex are expected to be exchanged for LTM shares on a ten for one basis. Universal Studios, Inc., a major shareholder of Cineplex, will contribute cash of approximately $85 million to LTM in exchange for stock. SPE and its affiliates will receive (i) a cash payment to satisfy all intercompany indebtedness to affiliates of SCA as of the closing date and (ii) if the transfer of Star and S&J from SPE and a subsidiary of SPE, respectively, to subsidiaries of LTM as discussed in Note 1 is accomplished by way of a transfer of all of the assets and related liabilities of Star and/or S&J, a cash payment in an amount equal to the fair value of the Star and/or S&J assets and related liabilities. LTM will also declare and pay a dividend to a subsidiary of SPE. The total cash payment is currently estimated at $409 million. The combination will be accounted for by LTM under the purchase method of accounting with any excess of purchase price over the fair value of the net assets of Cineplex recorded as goodwill.

  As a result of the transactions, it is contemplated that LTM will be a public company with SPE, Universal Studios, Inc. and others owning 51.1% (49.9% voting common stock), 26.0% and 22.9%, respectively, of LTM common stock.

NOTE 3 -- ACCOUNTS RECEIVABLE

  As of February 28, 1997, accounts receivable consisted of trade receivables of $2,455 and other receivables of $1,982. As of February 29, 1996, accounts receivable consisted of trade receivables of $2,006 and other receivables of $1,585.

                              LTM HOLDINGS, INC.

NOTE 4 -- PROPERTY, EQUIPMENT AND LEASEHOLDS

  Property, equipment and leaseholds consists of:

                                                      FEBRUARY 28, FEBRUARY 29,
                                                          1997         1996
                                                      ------------ ------------
Land.................................................   $ 42,173     $ 42,405
Buildings............................................    218,420      182,890
Equipment............................................    132,236      112,388
Leasehold Improvements...............................    100,954      106,119
Theatre Lease Rights.................................    351,747      364,301
Construction in Progress.............................     18,758       22,084
                                                        --------     --------
  TOTAL PROPERTY, EQUIPMENT AND LEASEHOLDS...........    864,288      830,187
Less: Accumulated Depreciation and Amortization......    250,596      227,752
                                                        --------     --------
                                                        $613,692     $602,435
                                                        ========     ========

  The cost of property and equipment under capital leases amounted to $13,330 and $13,558 with accumulated depreciation of $4,191 and $3,734 as of February 28, 1997 and February 29, 1996, respectively. Depreciation expense of property and equipment under capital leases is included in depreciation and amortization expense.

NOTE 5 -- LONG-TERM INVESTMENTS AND ADVANCES TO PARTNERSHIPS

  As discussed in Note 1, SPE will contribute its interests in S&J and Star whose principal assets are investments in LST and MJT. The historical carrying values for investments in S&J and Star totaled $18.1 million and $14.5 million at February 28, 1997 and February 29, 1996, respectively.

  On a combined basis, the Company's long-term investments consist of a 50% interest in LST which operated 8 theatres with 82 screens and a 50% interest in MJT which operated two movie theatres with 24 screens at February 28, 1997. The Company accounts for these investments following the equity method of accounting.

  The Company's carrying value of its investment in LST was approximately $11,100 and $10,200 at February 28, 1997 and February 29, 1996, respectively. The Company's carrying value in its investment in MJT was approximately $1,300 and $1,600 at February 28, 1997 and February 29, 1996, respectively.

  The Company's equity share of earnings in LST and MJT for the fiscal years ended February 28, 1997, February 29, 1996 and February 28, 1995 was approximately $2,900, $2,800 and $2,400, respectively.

  As of February 28, 1997 and February 29, 1996, the Company had a receivable from LST of $5,421 and $16,931, respectively. This receivable was in the form of both notes and working fund advances. As of February 28, 1997 and February 29, 1996, the Company had a receivable from MJT of $5,862 and $975, respectively.

                              LTM HOLDINGS, INC.

  The following table presents condensed financial information for the LST and MJT partnerships on a combined basis:

                                          YEAR ENDED   YEAR ENDED   YEAR ENDED
                                         FEBRUARY 28, FEBRUARY 29, FEBRUARY 28,
                                             1997         1996         1995
                                         ------------ ------------ ------------
Admissions Revenue.....................    $34,248      $ 30,980     $25,813
Concession and Other Revenues..........     15,378        13,514      10,465
                                           -------      --------     -------
Total Revenues.........................     49,626        44,494      36,278
Theatre Operating Costs (including cost
 of concessions).......................     38,281        33,467      26,321
General and Administrative Costs.......      1,516         1,429       1,382
                                           -------      --------     -------
                                             9,829         9,598       8,575
Depreciation and Amortization..........      3,157         2,870       2,273
                                           -------      --------     -------
Income from Operations.................    $ 6,672      $  6,728     $ 6,302
                                           =======      ========     =======
Net Income.............................    $ 5,786      $  5,639     $ 4,763
                                           =======      ========     =======
Current Assets.........................    $ 2,109      $ 13,388
Noncurrent Assets......................    $42,946      $ 34,338
Current Liabilities....................    $10,708      $  8,449
Noncurrent Liabilities.................    $ 9,629      $ 15,749

NOTE 6 -- ACCOUNTS PAYABLE AND ACCRUED EXPENSES

  Accounts payable and accrued expenses consist of:

                                                             FEBRUARY 28, FEBRUARY 29,
                                                                 1997         1996
                                                             ------------ ------------
     Accounts payable -- trade..............................   $31,957      $21,065
     Accrued expenses and other.............................    23,728       33,643
                                                               -------      -------
                                                               $55,685      $54,708
                                                               =======      =======

NOTE 7 -- LONG-TERM DEBT AND OTHER OBLIGATIONS

  Long-term debt and other obligations consist of:

                                                     FEBRUARY 28, FEBRUARY 29,
                                                         1997         1996
                                                     ------------ ------------
   Mortgages payable -- Non-recourse, payable in
    various amounts through 1999. Interest rates
    range from 8.5% to 9%..........................    $   254      $   268
   Capitalized lease obligations related to theatre
    leases, payable in various amounts through
    2011. Interest rates range from 8% to 16%......     11,538       12,051
                                                       -------      -------
                                                        11,792       12,319
   Less: Current Maturities........................        508          527
                                                       -------      -------
                                                       $11,284      $11,792
                                                       =======      =======

  Annual maturities of obligations under capital leases and long-term debt for the next five fiscal years and thereafter are set forth as follows:

     YEAR ENDING FEBRUARY                            CAPITAL LEASES DEBT  TOTAL
     --------------------                            -------------- ---- -------
       1998.........................................    $   504     $  4 $   508
       1999.........................................        520      250     770
       2000.........................................        568      --      568
       2001.........................................        620      --      620
       2002.........................................        676      --      676
       Thereafter...................................      8,650      --    8,650
                                                        -------     ---- -------
                                                        $11,538     $254 $11,792
                                                        =======     ==== =======

                              LTM HOLDINGS, INC.

NOTE 8 -- LEASES

  The Company conducts a significant part of its operations in leased premises. Leases generally provide for minimum rentals plus percentage rentals based upon sales volume and also require the tenant to pay a portion of real estate taxes and other property operating expenses. Lease terms generally range from 20 to 40 years and contain various renewal options, generally in intervals of 5 to 10 years.

  Future minimum rental commitments at February 28, 1997 under the above mentioned operating and capital leases, having an initial or remaining noncancelable lease term of one or more years are set forth as follows:

                                                              OPERATING CAPITAL
     YEAR ENDING FEBRUARY                                      LEASES   LEASES
     --------------------                                     --------- -------
       1998.................................................. $ 31,026  $ 1,443
       1999..................................................   32,535    1,415
       2000..................................................   32,052    1,415
       2001..................................................   31,407    1,415
       2002..................................................   30,740    1,415
       Thereafter............................................  322,423   12,262
                                                              --------  -------
     Total Minimum Rentals................................... $480,183   19,365
                                                              ========
     Less Amount Representing Interest.......................             7,827
                                                                        -------
     Present Value of Net Minimum Rentals....................           $11,538
                                                                        =======

  Minimum rental expense aggregated $30,200, $29,900 and $27,800 for the years ended February 28, 1997, February 29, 1996 and February 28, 1995, respectively, related to operating leases. Percentage rental expense for those same periods aggregated $2,918, $2,571 and $1,972, respectively.

NOTE 9 -- EMPLOYEE AND POSTRETIREMENT BENEFIT PLANS

  The Company accrues amounts ranging from 20% to 23% of gross salaries for fringe benefits (i.e. Medical, Dental, FICA and Savings Plan Contributions), which approximates actual costs incurred and SPE billings on behalf of the Company.

  Profit Sharing and Savings Plan: The Company has a defined contribution Profit Sharing and Savings Plan ("Savings Plan") for substantially all eligible salaried employees under which the Company contributes by matching 50% of the employee contribution up to a maximum of 6% of the statutory limit of eligible compensation (maximum pre-tax contribution of $9,500 per individual in calendar years 1996 and 1997). A participant may elect to contribute up to an additional 10% of eligible compensation (subject to the statutory limit), however this amount is not eligible for matching contributions by the Company. The Savings Plan also provides for special profit sharing contributions, the annual amount of which is determined at the discretion of the Company. The expense recorded by the Company related to contributions to the Savings Plan aggregated $1,204, $1,037 and $857 for the years ended February 28, 1997, February 29, 1996 and February 28, 1995, respectively.

  Employee Health and Welfare and Other Postretirement Benefits: Employee health and welfare benefits and postretirement benefits are administered and provided for by SPE. Costs related to postretirement benefits are allocated to the Company based on actuarially determined amounts. The Company has accrued postretirement benefits of $3,483 and $3,294 at February 28, 1997 and February 29, 1996, respectively, and recognized an annual cost of $262, $137 and $190 for the years ended February 28, 1997, February 29, 1996 and February 28, 1995, respectively.

                              LTM HOLDINGS, INC.

  Other Plans: Various employees are covered by union sponsored pension plans. The contributions are determined in accordance with provisions of negotiated labor contracts. Under these agreements, pension expense aggregated $1,471, $1,429 and $1,037 for the years ended February 28, 1997, February 29, 1996 and February 28, 1995, respectively.

NOTE 10 -- RELATED PARTY TRANSACTIONS

  The Company has exhibited films distributed by SPE in the past, and expects to continue to do so in the future. Payments are based on negotiated and/or contracted rates established on an arm's-length basis. At February 28, 1997 and February 29, 1996, the Company owed SPE and affiliates $6,352 and $3,413, respectively, under film licensing agreements. The Company has recognized film rental expenses relating to the exhibition of films distributed by SPE in the amount of $16,189, $16,668 and $14,238 for the years ended February 28, 1997, February 29, 1996 and February 28, 1995, respectively.

  The amounts due to (from) Sony affiliates at February 28, 1997 and February 29, 1996, consist of the following:

                                                 FEBRUARY 28,   FEBRUARY 29,
                                                     1997           1996
                                                 ------------   ------------
   Short Term:
     Due from affiliates........................   $ (2,683)(C)   $ (1,865)(C)
     Accrued interest payable...................      4,006 (A)      4,342 (A)
                                                   --------       --------
       TOTAL SHORT-TERM.........................      1,323          2,477
                                                   --------       --------
   Long Term:
     Promissory Notes due to affiliates.........    184,420 (A)    205,455 (A)
     Debt due to Sony affiliate.................     69,218 (B)     42,608 (B)
                                                   --------       --------
                                                    253,638        248,063
   Payable due to Sony affiliate in lieu of in-
    come taxes (Note 11)........................     39,589         35,821
                                                   --------       --------
       TOTAL LONG-TERM..........................    293,227        283,884
                                                   --------       --------
       TOTAL....................................   $294,550       $286,361
                                                   ========       ========

  Interest expense incurred on the above amounts was $14,934, $15,218 and $11,391 for the years ended February 28, 1997, February 29, 1996 and February 28, 1995, respectively.

--------
(A) Represents promissory notes payable to an affiliate of SCA. The notes bear interest at an inter-corporate rate determined by Sony which is in effect thirty days prior to the commencement date of each quarter. Interest is payable on November 1 and May 1, of each fiscal year. Interest rates were 6.1%, 6.2% and 6.5% as of February 28, 1997, February 29, 1996 and
    February 28, 1995, respectively. The notes mature in the form of a balloon payment due October 31, 1998 and are subordinate to all other existing and future liabilities of the Company.
(B) Periodically, the Company transfers excess cash to a Sony affiliate for cash management purposes and in turn receives cash advances from the Sony affiliate to fund the Company's short-term working capital requirements. The balance "Due to Sony Affiliate" represents the amount of cash provided by a Sony affiliate to fund the Company's working capital needs and capital expenditure requirements in excess of cash repatriated. This working fund bears interest at the Sony inter-corporate rate. Interest rates were 6.1%, 6.2% and 6.5% as of February 28, 1997, February 29, 1996 and February 28, 1995, respectively.
(C) Represents the amount due from a Sony affiliate for equipment purchases.

                              LTM HOLDINGS, INC.

  In addition to the above related party transactions, Sony affiliates provide certain services relating to the following activities: Insurance and risk management services including excess liability, workman's compensation and officers and directors coverage among others, benefits administration and payroll processing, and tax processing services. LTM provides certain services to Sony affiliates relating to the following activities: Finance, Administrative and MIS support. The net amount charged to the Company for these services amounted to $1,207, $1,325 and $1,373 for the years ended February 28, 1997, February 29, 1996 and February 28, 1995, respectively. For the years ended February 28, 1997, February 29, 1996 and February 28, 1995, the Company was also charged by a Sony affiliate for executive management oversight and strategic planning, in the amounts of $1,667, $1,716, and $1,448, respectively. The Company believes the cost of the above mentioned services are commensurate with that to be charged by third parties for similar services.

NOTE 11 -- INCOME TAXES

  The Company files a consolidated tax return with SCA for federal income tax purposes and combined tax returns with SCA in certain state and local jurisdictions. However, for financial reporting purposes, the Company calculates federal, state and local income taxes as if it filed its returns on a stand-alone basis. Any federal, state or local income tax liability resulting from the consolidated or combined filing with SCA is included in the balance sheet under the caption "Debt due to Sony affiliate" (see Note 10). Any state or local income tax liability resulting from a separately filed tax return by the Company is recorded as state and local income taxes payable.

  The provision for income taxes consists of the following:

                                          FEBRUARY 28, FEBRUARY 29, FEBRUARY 28,
                                              1997         1996         1995
                                          ------------ ------------ ------------
Current tax expense
  U.S. Federal...........................   $ 3,269      $ 1,263      $ 1,522
  State and Local........................     1,832        1,044        1,545
                                            -------      -------      -------
    Total Current........................     5,101        2,307        3,067
Deferred tax expense/(benefit)
  U.S. Federal...........................    (2,019)      (1,438)      (3,169)
  State and Local........................      (787)        (560)      (1,235)
                                            -------      -------      -------
    TOTAL TAX PROVISION/(BENEFIT)........   $ 2,295      $   309      $(1,337)
                                            =======      =======      =======

  Reconciliation of the provision for income taxes to the statutory federal income tax rate follows:

                               FEB. 28,        FEB. 29,         FEB. 28,
                                 1997     %      1996     %       1995      %
                               -------- -----  -------- ------  --------  -----
Provision/(Benefit) on pre-
 tax income/(loss) at
 statutory federal income tax
 rate........................   $  741   35.0%  $(861)   35.0 % $(2,191)   35.0 %
Provision for state and local
 taxes (net of federal income
 tax benefit)................      679   32.1%    315   (12.8)%     202    (3.2)%
Other non-deductible expenses
 (primarily amortization of
 goodwill and other
 intangible assets)..........      875   41.4%    855   (34.8)%     652   (10.4)%
                                ------  -----   -----   ------  -------   -----
                                $2,295  108.5%  $ 309   (12.6)% $(1,337)   21.4 %
                                ======  =====   =====   ======  =======   =====

                              LTM HOLDINGS, INC.

  Net deferred tax assets and liabilities are comprised of the following:

                              FEBRUARY 28, FEBRUARY 29,
                                  1997         1996
                              ------------ ------------
Net deferred tax assets
  Loss on sale/disposals of
   theatres.................    $ 3,540      $ 2,424
  Accrued post retirement
   benefits.................      1,491        1,410
  Other.....................      1,242          378
                                -------      -------
    Total Net Deferred Tax
     Assets.................      6,273        4,212
                                -------      -------
Net deferred tax liabilities
  Depreciation -- Property,
   equipment and
   leaseholds...............     24,974       25,739
  Amortization -- Other
   intangible assets........      3,410        3,390
                                -------      -------
    Total Net Deferred Tax
     Liabilities............     28,384       29,129
                                -------      -------
    Net Deferred Tax
     Liability..............    $22,111      $24,917
                                =======      =======

NOTE 12 -- LOSS ON SALE/DISPOSALS OF THEATRES

  Aggregate losses on sale/disposals of theatres were $9,951, $7,249 and $13,420 during the fiscal years ended February 28, 1997, February 29, 1996 and February 28, 1995, respectively, and were recorded primarily in connection with management's decision to dispose of several theatres during those fiscal years.

NOTE 13 -- COMMITMENTS AND CONTINGENCIES

  The Company has entered into commitments for the future development and construction of theatre properties aggregating approximately $165,800 (including letters of credit in the amount of $17,300). The Company has also guaranteed an additional $32,000 related to obligations under lease agreements entered into by MJT. The Company is of the opinion that MJT will be able to perform under its respective obligations and that no payment will be required and no losses will be incurred under these guarantees.

  The Company is a defendant in various lawsuits arising in the ordinary course of business and is involved in certain environmental matters. It is the opinion of management that any liability to the Company which may arise as a result of these matters will not have a material adverse effect on its financial condition.

NOTE 14 -- RECONCILIATION BETWEEN U.S. AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP)

  The Company has determined that Canadian GAAP as applied to its financial statements would be substantially similar to U.S. GAAP.

                               LTM HOLDINGS, INC.

            UNAUDITED CONDENSED COMBINED CONSOLIDATED BALANCE SHEET
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                      NOVEMBER 30, FEBRUARY 28,
                                                          1997         1997
                                                      ------------ ------------
                       ASSETS
CURRENT ASSETS
  Cash and cash equivalents..........................   $ 20,681     $  2,160
  Accounts receivable................................      5,142        4,437
  Inventories........................................      1,604        1,455
  Prepaid expenses and other current assets..........      1,233        2,235
                                                        --------     --------
    TOTAL CURRENT ASSETS.............................     28,660       10,287
PROPERTY, EQUIPMENT AND LEASEHOLDS, NET..............    611,605      613,692
OTHER ASSETS
  Long-term investments and advances to
   partnerships......................................     28,926       23,642
  Goodwill...........................................     53,591       54,932
  Other intangible assets............................      6,089        6,340
  Deferred charges and other assets..................      6,535       12,479
                                                        --------     --------
    TOTAL ASSETS.....................................   $735,406     $721,372
                                                        ========     ========
        LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES
  Accounts payable and accrued expenses..............   $ 56,586     $ 55,685
  Due to Sony affiliate..............................      1,133        1,323
  Current maturities of long-term debt and other
   obligations.......................................        521          508
                                                        --------     --------
    TOTAL CURRENT LIABILITIES........................     58,240       57,516
DEFERRED INCOME TAXES................................     21,620       22,111
LONG-TERM DEBT AND OTHER OBLIGATIONS.................     10,897       11,284
DEBT DUE TO SONY AFFILIATES..........................    308,072      293,227
ACCRUED POST RETIREMENT BENEFITS.....................      3,483        3,483
OTHER LIABILITIES....................................     10,630        9,101
                                                        --------     --------
    TOTAL LIABILITIES................................    412,942      396,722
                                                        --------     --------
COMMITMENTS AND CONTINGENCIES (NOTE 4)
STOCKHOLDER'S EQUITY
  Common stock.......................................        195          195
  Additional paid-in capital.........................    299,082      299,082
  Retained earnings..................................     23,187       25,373
                                                        --------     --------
    TOTAL STOCKHOLDER'S EQUITY.......................    322,464      324,650
                                                        --------     --------
    TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY.......   $735,406     $721,372
                                                        ========     ========

   The accompanying notes are an integral part of these financial statements.

                               LTM HOLDINGS, INC.

       UNAUDITED CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
            (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE INFORMATION)

                                                          NINE MONTHS ENDED
                                                        ----------------------
                                                         NOVEMBER    NOVEMBER
                                                         30, 1997    30, 1996
                                                        ----------  ----------
REVENUES
  Admissions........................................... $  215,676  $  201,003
  Concessions..........................................     75,000      66,664
  Other................................................      8,126       6,907
                                                        ----------  ----------
                                                           298,802     274,574
                                                        ----------  ----------
EXPENSES
  Theatre operations and other expenses................    213,384     198,133
  Cost of concessions..................................     11,841      11,847
  General and administrative...........................     20,132      16,774
  Depreciation and amortization........................     38,794      32,727
  Loss on sale/disposals of theatres...................      5,938       9,109
                                                        ----------  ----------
                                                           290,089     268,590
                                                        ----------  ----------
INCOME FROM OPERATIONS.................................      8,713       5,984
INTEREST EXPENSE ......................................     10,998      11,045
                                                        ----------  ----------
INCOME BEFORE INCOME TAXES.............................     (2,285)     (5,061)
INCOME TAX EXPENSE.....................................        (99)     (1,437)
                                                        ----------  ----------
NET LOSS............................................... $   (2,186) $   (3,624)
                                                        ==========  ==========
  Weighted Average Shares Outstanding..................     972.75      972.75
  Earnings Per Share................................... $(2,247.24) $(3,725.52)
                                                        ==========  ==========

   The accompanying notes are an integral part of these financial statements.

                               LTM HOLDINGS, INC.

        UNAUDITED CONDENSED COMBINED CONSOLIDATED STATEMENT OF CASH FLOW
                                 (IN THOUSANDS)

                                                          NINE MONTHS ENDED
                                                      -------------------------
                                                      NOVEMBER 30, NOVEMBER 30,
                                                          1997         1996
                                                      ------------ ------------
OPERATING ACTIVITIES
  Net loss...........................................   $ (2,186)    $ (3,624)
  Adjustments to reconcile net income to net cash
   provided by operating activities:
   Depreciation and amortization.....................     38,794       32,727
   Equity earnings from long-term investments, net of
    distributions received...........................        748           76
   Loss on sale/disposals of theatres................      5,938        9,109
  Changes in operating assets and liabilities:
   Increase/(Decrease) in due to Sony affiliate......       (190)      (4,145)
   Decrease in deferred income taxes payable.........       (491)        (557)
   (Increase)/Decrease in accounts receivable........       (705)       1,712
   Increase/(Decrease) in accounts payable and
    accrued expenses.................................        901      (10,041)
   Increase/(Decrease) in other operating assets and
    liabilities......................................     (3,143)      (5,638)
                                                        --------     --------
NET CASH PROVIDED BY OPERATING ACTIVITIES............     39,666       19,619
                                                        --------     --------
INVESTING ACTIVITIES
  Proceeds from sale of assets.......................          0        1,269
  (Advances to)/Repayments from partnerships.........     (6,032)       5,098
  Capital expenditures...............................    (30,972)     (40,653)
                                                        --------     --------
NET CASH USED IN INVESTING ACTIVITIES................    (37,004)     (34,286)
                                                        --------     --------
FINANCING ACTIVITIES
  (Repayments)/Borrowings of debt due to Sony
   affiliate.........................................     16,233       23,962
  Repayments of long-term debt.......................       (374)        (384)
                                                        --------     --------
NET CASH (USED)/PROVIDED BY FINANCING ACTIVITIES.....     15,859       23,578
                                                        --------     --------
INCREASE IN CASH AND CASH EQUIVALENTS................     18,521        8,911
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR.......      2,160        2,390
                                                        --------     --------
CASH AND CASH EQUIVALENTS AT END OF YEAR.............   $ 20,681     $ 11,301
                                                        ========     ========
Supplemental Cash Flow Information:
  Income taxes paid, net of refunds received.........   $  1,780     $    564
                                                        ========     ========
  Interest paid (including $6,446 and $7,461 paid to
   Sony affiliates)..................................   $ 14,754     $ 15,271
                                                        ========     ========

   The accompanying notes are an integral part of these financial statements.

                              LTM HOLDINGS, INC.

    NOTES TO UNAUDITED CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS
         (ALL DOLLAR AMOUNTS IN THOUSANDS, EXCEPT AS OTHERWISE NOTED)

NOTE 1 -- GENERAL INFORMATION

  The unaudited condensed combined consolidated financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission and include all adjustments, consisting only of normal recurring accruals, which are, in the opinion of the management, necessary for a fair statement of the results of the interim periods of LTM Holdings, Inc. and its wholly owned and majority-owned subsidiaries (the "Company"). Certain information and footnote disclosures required by generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. These financial statements should be read in conjunction with the financial statements and the notes thereto for the year ended February 28, 1997 included elsewhere herein.

  Basis of Presentation and Consolidation: The unaudited condensed combined consolidated financial statements include the accounts of LTM Holdings, Inc. and its wholly-owned subsidiaries. As part of the transactions with Cineplex Odeon (see Note 2 "Subsequent Event"), Sony Pictures Entertainment ("SPE") and its affiliates will transfer their interests in S&J Theatres, Inc. ("S&J"), which owns a 50% interest in the Magic Johnson Theatre Partnership, and Star Theatres, Inc. ("Star"), which owns indirectly a 50% interest in the Loeks-Star Theatre Partnership, and certain other exhibition assets to subsidiaries of LTM. As a result, LTM has included the assets, liabilities and results of operations of S&J and Star in these financial statements on the combined basis of accounting for all periods included herein. Majority owned companies are consolidated and 50% or less owned investments in which the company has significant influence are accounted for under the equity method of accounting. Significant intercompany accounts and transactions have been eliminated.

NOTE 2 -- SUBSEQUENT EVENT

  Transactions with Cineplex Odeon: Pursuant to an agreement dated September 30, 1997 (the "Master Agreement"), the Company and Cineplex Odeon ("Cineplex"), another major motion picture exhibitor with operations in the U.S. and Canada, agreed to combine. The Master Agreement is subject to, among other things, shareholder and regulatory approvals. Under the Master Agreement and pursuant to a series of related transactions as contemplated in the Master Agreement, the outstanding common shares of Cineplex are expected to be exchanged for LTM shares on a ten for one basis. Universal Studios, Inc., a major shareholder of Cineplex Odeon, will contribute cash of approximately $85 million to LTM in exchange for stock. SPE and its affiliates will receive (i) a cash payment to satisfy all intercompany indebtedness to affiliates of SCA as of the closing date and (ii) if the transfer of Star and S&J from SPE and a subsidiary of SPE, respectively, to subsidiaries of LTM as discussed in Note 1 is accomplished by way of a transfer of all of the assets and related liabilities of Star and/or S&J, a cash payment in an amount equal to the fair value of the Star and/or S&J assets and related liabilities. LTM will also declare and pay a dividend to a subsidiary of SPE. The total cash payment is currently estimated at $409 million. The combination will be accounted for by LTM under the purchase method of accounting with any excess of purchase price over the fair value of the net assets of Cineplex recorded as goodwill.

  As a result of the transactions, it is contemplated that LTM will be a public company with SPE, Universal Studios, Inc. and others owning 51.1% (49.9% voting common stock), 26.0% and 22.9%, respectively, of LTM Common Stock.

NOTE 3 -- RELATED PARTY TRANSACTIONS

  The Company has exhibited films distributed by SPE in the past, and expects to continue to do so in the future. Payments are made based on negotiated and/or contracted rates established on an arms-length basis. At

                              LTM HOLDINGS, INC.

              NOTES TO UNAUDITED CONDENSED COMBINED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

November 30, 1997 and February 28, 1997, the Company owed SPE and affiliates $3,457 and $6,352, respectively, under film licensing agreements. The Company has recognized film rental expenses relating to the exhibition of films distributed by SPE in the amount of $25,990 and $8,440 for the nine months ended November 30, 1997 and November 30, 1996, respectively.

  The debt due to Sony and affiliates at November 30, 1997 and February 28, 1997 was $309,205 and $294,550, respectively, and consists of promissory notes of $182,170 and $184,420, respectively, and $127,035 and $110,130, respectively, of other debt incurred to fund working capital, theatre development projects and income taxes. The period end interest rate on this debt was 5.9% and 6.1% at November 30, 1997 and November 30, 1996, respectively.

  In addition to the above related party transactions, Sony affiliates provide certain services relating to the following activities: Insurance and risk management services including excess liability, workman's compensation and officers and directors coverage among others, benefits administration and payroll processing, and tax processing services. LTM provides certain services to Sony affiliates relating to the following activities: Finance, Administrative and MIS support. The net amount charged to the Company totalled $815 and $903 for the nine months ended November 30, 1997 and 1996, respectively. During these periods, the Company was also charged for executive management oversight and strategic planning by a Sony affiliate in the amount of $1,176 and $1,009, respectively. The Company believes the cost of the above mentioned services are commensurate with that to be charged by third parties for similar services.

NOTE 4 -- COMMITMENTS AND CONTINGENCIES

  The Company has entered into commitments for the future development and construction of theatre properties aggregating approximately $169,300 (including letters of credit in the amount of $17,300). The Company has also guaranteed an additional $32,000 of the obligations under lease agreements entered into by MJT. The Company is of the opinion that MJT will be able to perform under their respective obligations and that no payment will be required and no losses will be incurred under these guarantees.

  The Company is a defendant in various lawsuits arising in the ordinary course of business and is involved in certain environmental matters. It is the opinion of management that any liability to the Company which may arise as a result of these matters will not have a material adverse effect on its financial condition.

                 [LETTERHEAD OF PRICE WATERHOUSE APPEARS HERE]

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Loeks-Star Partners

In our opinion, the accompanying balance sheets and the related statements of income, of partners' capital and of cash flows present fairly, in all material respects, the financial position of Loeks-Star Partners at February 27, 1997 and February 29, 1996, and the results of their operations and their cash flows for the fifty-two weeks ended February 27, 1997, the fifty-three weeks ended February 29, 1996 and the fifty-two weeks ended February 23, 1995, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICE WATERHOUSE LLP

Battle Creek, Michigan
April 8, 1997

                              LOEKS-STAR PARTNERS

                                 BALANCE SHEET
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                     FEBRUARY 27, FEBRUARY 29,
                                                         1997         1996
                                                     ------------ ------------
ASSETS
Current assets:
 Cash and cash equivalents..........................   $   156      $11,472
 Accounts receivable................................       206          221
 Inventories........................................       109          112
 Prepaid expenses and other.........................       715          616
                                                       -------      -------
    TOTAL CURRENT ASSETS............................     1,186       12,421
Property and equipment, net.........................    23,767       26,170
Investment in Star Southfield Center, L.L.C.........     5,450          --
Goodwill, less accumulated amoritzation ($1,509 in
 1997 and $1,328 in 1996)...........................     4,642        4,823
                                                       -------      -------
    TOTAL ASSETS....................................   $35,045      $43,414
                                                       =======      =======
LIABILITIES AND PARTNERS' CAPITAL
Current Liabilities:
 Notes payable to partner - current portion.........   $ 2,000      $ 2,169
 Accounts payable...................................     2,413        1,872
 Accrued film rental................................     3,885        3,102
 Other..............................................       809        1,141
                                                       -------      -------
    TOTAL CURRENT LIABILITIES.......................     9,107        8,284
Deferred state taxes................................       580          580
Notes payable to partner............................     3,200       14,194
Partners' capital...................................    22,158       20,356
                                                       -------      -------
    TOTAL LIABILITIES AND PARTNERS' CAPITAL            $35,045      $43,414
                                                       =======      =======

   The accompanying notes are an integral part of these financial statements.

                              LOEKS-STAR PARTNERS

                              STATEMENTS OF INCOME
                         (IN THOUSANDS OF U.S. DOLLARS)

                                              FIFTY-TWO  FIFTY-THREE  FIFTY-TWO
                                             WEEKS ENDED WEEKS ENDED WEEKS ENDED
                                              FEBRUARY    FEBRUARY    FEBRUARY
                                              27, 1997    29, 1996    23, 1995
                                             ----------- ----------- -----------
REVENUES:
 Box office receipts........................   $27,992     $27,344     $25,813
 Concessions................................    12,887      12,208      10,667
 Other......................................       611         509         413
                                               -------     -------     -------
    TOTAL REVENUES..........................    41,490      40,061      36,893
                                               -------     -------     -------
EXPENSES:
 Operating expenses.........................    30,460      28,958      26,826
 General and administrative.................     1,678       1,397       1,662
 Depreciation and amortization..............     2,371       2,323       2,273
                                               -------     -------     -------
    TOTAL EXPENSES..........................    34,509      32,678      30,761
                                               -------     -------     -------
    OPERATING INCOME........................     6,981       7,383       6,132
                                               -------     -------     -------
OTHER INCOME (EXPENSE):
 Interest income............................        63         342         196
 Interest expense...........................      (644)     (1,460)     (1,361)
                                               -------     -------     -------
                                                  (581)     (1,118)     (1,165)
                                               -------     -------     -------
    NET INCOME..............................   $ 6,400     $ 6,265     $ 4,967
                                               =======     =======     =======

   The accompanying notes are an integral part of these financial statements.

                              LOEKS-STAR PARTNERS

                        STATEMENTS OF PARTNERS' CAPITAL
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                 LOEKS       STAR
                                                PARTNER    PARTNER      TOTAL
                                               ---------  ----------  ---------
Partners' capital--February 24, 1994.......... $ 7,586.4  $  7,586.4  $15,172.8
Net income allocated..........................   2,483.6     2,483.6    4,967.2
Distributions to partners.....................  (2,135.9)   (2,135.9)  (4,271.8)
                                               ---------  ----------  ---------
Partners' capital -- February 23, 1995........   7,934.1     7,934.1   15,868.2
Net income allocated..........................   3,132.3     3,132.3    6,264.6
Distributions to partners.....................    (888.5)     (888.5)  (1,777.0)
                                               ---------  ----------  ---------
Partners' capital -- February 29, 1996........  10,177.9    10,177.9   20,355.8
Net income allocated..........................   3,199.9     3,199.9    6,399.8
Distributions to partners.....................  (2,298.8)   (2,298.8)  (4,597.6)
                                               ---------  ----------  ---------
PARTNERS' CAPITAL -- FEBRUARY 27, 1997........ $11,079.0  $ 11,079.0  $22,158.0
                                               =========  ==========  =========

   The accompanying notes are an integral part of these financial statements.

                              LOEKS-STAR PARTNERS

                            STATEMENTS OF CASH FLOWS
                         (IN THOUSANDS OF U.S. DOLLARS)

                                          FIFTY-TWO   FIFTY-THREE   FIFTY-TWO
                                         WEEKS ENDED  WEEKS ENDED  WEEKS ENDED
                                         FEBRUARY 27, FEBRUARY 29, FEBRUARY 23,
                                             1997         1996         1995
                                         ------------ ------------ ------------
OPERATING ACTIVITIES
 Net income.............................   $ 6,400      $ 6,265      $ 4,967
 Adjustments to reconcile net income to
  net cash provided by operating
  activities:
  Depreciation..........................     2,190        2,142        2,092
  Amortization..........................       181          181          181
  Deferred state taxes..................                    (45)         210
  Changes in operating assets and
   liabilities:
   Decrease (increase) in accounts
    receivable..........................        15          166         (247)
   Decrease (increase) in inventories...         3           (7)          (2)
   (Increase) decrease in prepaid
    expenses and other..................       (99)          89          (27)
   Increase (decrease) in accounts
    payable.............................       541         (168)         562
   Increase in accrued film rental......       783          251          302
   (Decrease) increase in other current
    liabilities.........................      (332)         (22)          79
                                           -------      -------      -------
    NET CASH PROVIDED BY OPERATING
     ACTIVITIES.........................     9,682        8,852        8,117
                                           -------      -------      -------
INVESTING ACTIVITIES:
 Acquisition of property and equipment..      (873)        (382)      (4,244)
 Construction advances--Star Southfield
  Center, L.L.C. .......................       (55)      (1,086)         --
 Cash contribution to Star Southfield
  Center, L.L.C. .......................    (4,309)         --           --
                                           -------      -------      -------
    NET CASH USED IN INVESTING
     ACTIVITIES.........................    (5,237)      (1,468)      (4,244)
                                           -------      -------      -------
FINANCING ACTIVITIES:
 Principal payments on note payable to
  partner...............................   (17,663)      (1,971)      (1,541)
 Proceeds from borrowing on note payable
  to partner............................     6,500          --         3,714
 Distributions to partners..............    (4,598)      (1,777)      (4,272)
                                           -------      -------      -------
    NET CASH USED IN FINANCING
     ACTIVITIES.........................   (15,761)      (3,748)      (2,099)
                                           -------      -------      -------
NET (DECREASE) INCREASE IN CASH.........   (11,316)       3,636        1,774
CASH AT BEGINNING OF YEAR...............    11,472        7,836        6,062
                                           -------      -------      -------
CASH AT END OF YEAR.....................   $   156      $11,472      $ 7,836
                                           =======      =======      =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:
Cash paid during the year for:
 Interest...............................   $ 1,001      $ 1,412      $ 1,113
 State and local taxes..................   $   300      $   373      $   233

   The accompanying notes are an integral part of these financial statements.

                              LOEKS-STAR PARTNERS

   NOTES TO FINANCIAL STATEMENTS (ALL DOLLAR AMOUNTS IN THOUSANDS EXCEPT AS
                               OTHERWISE NOTED)

1. ORGANIZATION

  Loeks-Star Partners (the Partnership) consists of two partners, Loeks Michigan Theatres, Inc. (Loeks) and Star Theatres of Michigan, Inc. (Star), a wholly-owned subsidiary of Sony Pictures Entertainment, Inc. (Sony). The Partnership is engaged in the business of motion picture exhibition in the State of Michigan. Revenue is generally recognized at the point of sale.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PROPERTY AND EQUIPMENT

  Land, buildings and equipment are stated at cost and include expenditures for major renewals and betterments. Maintenance and repairs that do not improve or extend the lives of the respective assets are expensed as incurred. Depreciation is computed using the straight-line method and is recognized over the estimated useful lives of the related assets which range from 10 to 31.5 years. Interest costs related to the period of development and construction of new theatre properties are capitalized as part of the historical cost of the asset.

INCOME TAXES

  No federal income taxes are provided in the Partnership financial statements as the Partnership results of operations are included in the federal income tax returns of the individual partners. The Partnership conducts operations in the State of Michigan, which imposes a tax based, in part, on factors other than income, and requires the Partnership entity rather than the individual partners to pay the tax. This tax is included in general and administrative expenses.

  The future tax consequences of current Michigan capital acquisitions are recognized as deferred state taxes in the year of acquisition.

GOODWILL

  Goodwill represents the excess of the Loeks credited capital contribution over the net book value of assets contributed upon Partnership formation. Goodwill is being amortized over approximately thirty-five years on a straight-line basis.

RETIREMENT PLAN

  The Partnership has a 401(k) plan for full-time employees with over one year of service. The Partnership, at its discretion, may elect to match employee contributions up to 5% of each employee's gross wages. In 1997, 1996 and 1995, the Partnership expense for matching contributions approximated $73, $56 and $50 respectively.

CASH EQUIVALENTS

  The Partnership considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. These short-term investments are classified at cost which approximates market.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                              LOEKS-STAR PARTNERS

          (ALL DOLLAR AMOUNTS IN THOUSANDS EXCEPT AS OTHERWISE NOTED)

RECLASSIFICATIONS

  Certain amounts in the 1996 financial statements and related notes have been reclassified to conform with the 1997 presentation.

3. PROPERTY AND EQUIPMENT

  Property and equipment consist of the following:

                                                       FEBRUARY 27, FEBRUARY 29,
                                                           1997         1996
                                                       ------------ ------------
   Land...............................................   $   249      $   249
   Land and leasehold improvements....................    20,538       20,497
   Structures.........................................     2,118        2,118
   Sound and projection equipment.....................     3,851        3,691
   Furniture and fixtures.............................     6,766        6,634
   Concession equipment...............................     1,592        1,219
   Other equipment....................................     2,712        2,712
   Construction-in-progress...........................       231        1,150
                                                         -------      -------
                                                          38,057       38,270
   Less--allowance for depreciation...................   (14,290)     (12,100)
                                                         -------      -------
                                                         $23,767      $26,170
                                                         =======      =======

4. LEASES AND COMMITMENTS

  The Partnership leases the land and/or buildings for seven of its eight theatres. These leases are classified as operating leases and certain leases require contingent lease payments based on a percentage of admissions receipts in excess of stated minimum amounts. The leases also contain provisions (a series of renewal options) for each theatre which can extend lease terms up to forty years beyond the initial lease term at the option of the Partnership.

  During the year, the Partnership entered into a lease with Star Southfield Center, L.L.C. The new theatre is currently under construction and is expected to be completed in 1997. Lease payments will commence when the theatre is operational.

  Total rent expense included in operating expenses is comprised of the following:

                                         FEBRUARY 27, FEBRUARY 29, FEBRUARY 23,
                                             1997         1996         1995
                                         ------------ ------------ ------------
  Minimum lease payments................   $ 1,513       $1,512       $1,461
  Contingent lease payments.............       295          267          159
  Rentals under cancelable leases.......        30           20          --
                                           -------       ------       ------
                                           $ 1,838       $1,799       $1,620
                                           =======       ======       ======

                              LOEKS-STAR PARTNERS

 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED) (ALL DOLLAR AMOUNTS IN THOUSANDS
                          EXCEPT AS OTHERWISE NOTED)

  Future minimum lease payments as of February 27, 1997 are as follows:

  1998.................................................................. $ 3,884
  1999..................................................................   4,212
  2000..................................................................   4,183
  2001..................................................................   4,233
  2002..................................................................   4,169
  Thereafter............................................................  51,499
                                                                         -------
                                                                         $72,180
                                                                         =======

  At February 27, 1997, the Company had entered into a commitment to expand the Grand Rapids theatre. The expansion, which will be completed in 1997, is estimated to cost approximately $2,500.

5. NOTES PAYABLE TO PARTNER

  Partnership debt payable to Star is as follows:

                                                      FEBRUARY 27, FEBRUARY 29,
                                                          1997         1996
                                                      ------------ ------------
  Notes #1-#5, payable in varying semi-annual
   installments aggregating $1,076 to $1,675 plus
   interest, with various maturities from October 1,
   2000 through October 1, 2004......................    $  --       $16,363
  Term loan, payable in semi-annual installments of
   $1,000 plus interest at a rate of 6.96% at
   February 27, 1997, due April 1, 2001..............     5,200
                                                         ------      -------
                                                          5,200       16,363
  Less: current portion..............................    (2,000)      (2,169)
                                                         ------      -------
                                                         $3,200      $14,194
                                                         ======      =======

  On April 1, 1996, the Partnership refinanced its debt payable to Star. Under the terms of the agreement, a $20 million credit facility was established with an initial $10 million term loan and a $10 million revolving credit line. The maximum amount available under the term loan decreases annually by $2 million. At February 27, 1997, the maximum amount available under the term loan portion of the facility was $9 million. The Partnership may repay additional amounts in addition to scheduled repayments under the term loan or borrow amounts up to the maximum term loan amount.

  At February 27, 1997, borrowing under the revolving credit line are limited to $9.1 million, but may be increased up to a maximum approved amount of $10 million based upon budgets approved by the Partners for capital expenditures. The revolving credit line has a two year maturity, with a scheduled balloon payment at that time. Interest on borrowings under the credit facility varies with changes in the three month LIBOR and is payable semi-annually.

  The noncurrent portion of the notes payable to the partner after consideration of the April 1, 1996 refinancing is due in the following fiscal years:

   1999.................................................................. $2,000
   2000..................................................................  1,200
                                                                          ------
                                                                          $3,200
                                                                          ======

                              LOEKS-STAR PARTNERS

          (ALL DOLLAR AMOUNTS IN THOUSANDS EXCEPT AS OTHERWISE NOTED)

  The borrowings are collateralized by all assets and rights of the Partnership and each partner's interest therein.

  Based on the borrowing rates currently available to the Partnership for bank loans with similar terms and average maturities at February 27, 1997, the fair value of the notes is considered to be approximate to the carrying value.

6. RELATED PARTY TRANSACTIONS

  Each partner is reimbursed for expenses incurred for services provided. Loeks was reimbursed $911, $903 and $874 in 1997, 1996 and 1995 respectively, for management services. Star was paid $60 in 1997, 1996 and 1995 for film-buying services.

  Star, in its capacity as film buying agent, has retained Sony Theatres Management Corp., an affiliate, as its agent to negotiate film rental terms. The Partnership recognized film rental expense of $14,640, $13,756 and $12,920 in 1997, 1996 and 1995 respectively.

  The Partnership also purchased $110, $394 and $597 of equipment at Loeks' cost from Loeks in 1997, 1996 and 1995 respectively.

7. INVESTMENT IN STAR SOUTHFIELD CENTER, L.L.C.

  In 1996, the Company entered into a joint venture with Millennium Development Partners, L.P. to form Star Southfield Center, L.L.C. for the purpose of constructing and leasing a twenty screen motion picture theatre and retail complex. The total investment of $5,450 at February 27, 1997 consists of construction advances of $1,141 and a cash contribution of $4,309. The new theatre was leased to the Partnership in 1996 as described in Note 4.

                      [LETTERHEAD OF KPMG APPEARS HERE]

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Cineplex Odeon Corporation

We have audited the consolidated balance sheets of Cineplex Odeon Corporation as at December 31, 1996 and 1995 and the consolidated statements of income and changes in shareholders' equity and cash resources for each of the years in the three year period ended December 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Corporation as at December 31, 1996 and 1995 and the results of its operations and the changes in its shareholders' equity and cash resources for each of the years in the three year period ended December 31, 1996 in accordance with accounting principles generally accepted in Canada.

United States generally accepted accounting principles differ from Canadian accounting principles in the Corporation's circumstances as described in note 17 to the consolidated financial statements.

/s/ KPMG

Chartered Accountants

Toronto, Canada

February 18, 1997 (except as to note 20,  which is as at September 30, 1997)

[LOGO OF KPMG APPEARS HERE]

                           CINEPLEX ODEON CORPORATION

                           CONSOLIDATED BALANCE SHEET
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                      DECEMBER 31, DECEMBER 31,
                                                          1996         1995
                                                      ------------ ------------
                       ASSETS
CURRENT ASSETS
  Cash...............................................  $   2,718    $   1,604
  Accounts receivable (note 3).......................      9,552       10,362
  Other..............................................      8,852        7,614
                                                       ---------    ---------
                                                          21,122       19,580
PROPERTY, EQUIPMENT AND LEASEHOLDS (note 4)..........    579,841      583,442
OTHER ASSETS
  Long-term investments and receivables..............      2,535        3,945
  Goodwill (less accumulated amortization of $11,281;
   1995 -- $10,167)..................................     32,816       33,927
  Deferred charges (less accumulated amortization of
   $3,671;
   1995 -- $2,395)...................................      7,857        8,749
                                                       ---------    ---------
                                                          43,208       46,621
                                                       ---------    ---------
    TOTAL ASSETS.....................................  $ 644,171    $ 649,643
                                                       =========    =========
        LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable and accruals (note 5).............  $  59,474    $  59,591
  Deferred income (note 6)...........................     17,150       14,930
  Current portion of long-term debt and other
   obligations.......................................      6,926        7,146
                                                       ---------    ---------
                                                          83,550       81,667
LONG-TERM DEBT (note 7)..............................    326,058      381,857
CAPITALIZED LEASE OBLIGATIONS (note 11)..............      8,317       10,451
DEFERRED INCOME (note 6).............................      6,594        8,428
PENSION OBLIGATION (note 9)..........................      1,072        1,248
SHAREHOLDERS' EQUITY
  Capital stock (note 10)............................    555,374      472,479
  Translation adjustment.............................      4,016        3,241
  Retained earnings (deficit)........................   (340,810)    (309,728)
                                                       ---------    ---------
                                                         218,580      165,992
COMMITMENTS AND CONTINGENCIES (notes 11 and 20)......
                                                       ---------    ---------
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.......  $ 644,171    $ 649,643
                                                       =========    =========

  The accompanying notes are an integral part of these consolidated financial statements.

                           CINEPLEX ODEON CORPORATION

                         CONSOLIDATED INCOME STATEMENT
            (IN THOUSANDS OF U.S. DOLLARS EXCEPT PER SHARE FIGURES)

                                      YEAR ENDED    YEAR ENDED    YEAR ENDED
                                     DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                         1996          1995          1994
                                     ------------  ------------  ------------
REVENUE
  Admissions........................ $    358,973  $    365,220  $    384,558
  Concessions.......................      126,636       126,319       133,850
  Other.............................       24,083        21,611        22,704
                                     ------------  ------------  ------------
                                          509,692       513,150       541,112
EXPENSES
  Theatre operations and other
   expenses.........................      418,328       418,731       437,534
  Cost of concessions...............       22,357        22,016        21,724
  General and administrative........       18,192        17,575        16,229
  Depreciation and amortization.....       43,648        42,621        40,859
                                     ------------  ------------  ------------
                                          502,525       500,943       516,346
                                     ------------  ------------  ------------
Income before the undernoted (note
 17)................................        7,167        12,207        24,766
Other expenses (note 12)............       (1,377)       (2,862)       (2,900)
                                     ------------  ------------  ------------
Income before interest on long-term
 debt and income taxes (note 17)....        5,790         9,345        21,866
Interest on long-term debt..........       35,482        40,983        33,641
                                     ------------  ------------  ------------
Loss before income taxes............      (29,692)      (31,638)      (11,775)
Income taxes (note 13)..............        1,390         1,269         2,398
                                     ------------  ------------  ------------
    NET LOSS........................ $    (31,082) $    (32,907) $    (14,173)
                                     ============  ============  ============
BASIC
  Weighted average shares
   outstanding......................  163,473,000   114,764,000   110,175,000
  Net loss per share................ $      (0.19) $      (0.29) $      (0.13)
FULLY DILUTED
  Weighted average shares
   outstanding......................  176,107,000   122,616,000   118,245,000
  Net loss per share................ $      (0.19) $      (0.29) $      (0.13)

  The accompanying notes are an integral part of these consolidated financial statements.

                           CINEPLEX ODEON CORPORATION

              CONSOLIDATED STATEMENT OF CHANGES IN CASH RESOURCES
                         (IN THOUSANDS OF U.S. DOLLARS)

                                          YEAR ENDED   YEAR ENDED   YEAR ENDED
                                         DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                             1996         1995         1994
                                         ------------ ------------ ------------
CASH PROVIDED BY (USED FOR)
OPERATING ACTIVITIES
  Net loss..............................   $(31,082)    $(32,907)    $(14,173)
  Depreciation and amortization.........     43,648       42,621       40,859
  Other non-cash items..................     (2,098)       1,258        1,081
                                           --------     --------     --------
                                             10,468       10,972       27,767
  Net change in non-cash working
   capital..............................      1,948       (7,450)       3,668
                                           --------     --------     --------
                                             12,416        3,522       31,435
                                           --------     --------     --------
FINANCING ACTIVITIES
  Decrease in long-term debt and other
   obligations..........................    (58,411)      (9,289)    (351,735)
  Increase in long-term debt and other
   obligations..........................        --        14,085      364,274
  Net change in operating credit
   facilities...........................        --           --        (8,168)
  Issue of share capital, net of issue
   costs................................     82,895           64       14,646
  Fees associated with refinancing......        --           --        (9,093)
  Other.................................        175         (615)         (27)
                                           --------     --------     --------
                                             24,659        4,245        9,897
                                           --------     --------     --------
INVESTMENT ACTIVITIES
  Additions to property, equipment and
   leaseholds...........................    (36,989)     (30,749)     (40,728)
  Long-term investments.................        --          (109)        (590)
  Proceeds on sale of certain theatre
   properties...........................      1,974       23,674          107
  Proceeds on sale of non-theatre
   related assets.......................        --           --           424
  Other.................................       (946)        (530)        (262)
                                           --------     --------     --------
                                            (35,961)      (7,714)     (41,049)
                                           --------     --------     --------
NET INCREASE DURING YEAR................      1,114           53          283
CASH AT BEGINNING OF YEAR...............      1,604        1,551        1,268
                                           --------     --------     --------
CASH AT END OF YEAR.....................   $  2,718     $  1,604     $  1,551
                                           ========     ========     ========
CHANGE IN NON-CASH WORKING CAPITAL
Current assets
  Accounts receivable...................   $  1,117     $    629     $  4,657
  Other.................................     (1,024)       1,383        2,793
Current liabilities
  Accounts payable and accruals.........       (998)      (9,509)      (4,264)
  Deferred income.......................      2,157          508          790
  Income taxes payable..................        696         (461)        (308)
                                           --------     --------     --------
                                           $  1,948     $ (7,450)    $  3,668
                                           ========     ========     ========
Supplemental Cash Flow Information
  Interest on long-term debt paid.......   $ 35,482     $ 40,983     $ 33,641
                                           ========     ========     ========
  Income taxes paid.....................   $  1,390     $  1,269     $  2,398
                                           ========     ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           CINEPLEX ODEON CORPORATION

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (IN THOUSANDS OF U.S. DOLLARS EXCEPT FOR NUMBER OF SHARES)

                                                  SUBORDINATE
                                                  RESTRICTED
                            COMMON SHARES        VOTING SHARES    RETAINED                   TOTAL
                         -------------------- ------------------- EARNINGS   TRANSLATION SHAREHOLDERS'
                           SHARES     AMOUNT    SHARES    AMOUNT  (DEFICIT)  ADJUSTMENT     EQUITY
                         ----------- -------- ---------- -------- ---------  ----------- -------------
BALANCE AT DECEMBER 31,
 1993...................  62,528,852 $206,093 46,729,131 $251,676 $(262,648)   $ 5,266     $200,387
 Exercise of options....     537,711      948                                                   948
 Net loss...............                                            (14,173)                (14,173)
 Translation
  adjustment............                                                        (4,685)      (4,685)
 Issue of shares........   2,475,114    6,849  2,475,114    6,849                            13,698
                         ----------- -------- ---------- -------- ---------    -------     --------
BALANCE AT DECEMBER 31,
 1994...................  65,541,677  213,890 49,204,245  258,525  (276,821)       581      196,175
 Exercise of options....      38,950       64                                                    64
 Net loss...............                                            (32,907)                (32,907)
 Translation
  adjustment............                                                         2,660        2,660
                         ----------- -------- ---------- -------- ---------    -------     --------
BALANCE AT DECEMBER 31,
 1995...................  65,580,627  213,954 49,204,245  258,525  (309,728)     3,241      165,992
 Exercise of options....     276,118      375                                                   375
 Net loss...............                                            (31,082)                (31,082)
 Translation
  adjustment............                                                           775          775
 Issue of shares........  37,477,412   49,187 24,242,181   33,333                            82,520
                         ----------- -------- ---------- -------- ---------    -------     --------
BALANCE AT DECEMBER 31,
 1996................... 103,334,157 $263,516 73,446,426 $291,858 $(340,810)   $ 4,016     $218,580
                         =========== ======== ========== ======== =========    =======     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                          CINEPLEX ODEON CORPORATION

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
             (ALL AMOUNTS IN U.S. DOLLARS UNLESS OTHERWISE STATED)

1. GENERAL

  The Corporation is incorporated under the Ontario Business Corporations Act.

  The financial results of the Corporation's operations are presented in United States dollars, as approximately two-thirds of the Corporation's activities emanate from the United States.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The consolidated financial statements are prepared in accordance with accounting principles generally accepted in Canada, which, except as described in note 17, conform in all material respects with accounting principles generally accepted in the United States. A summary of significant accounting policies is set out below.

  Principles of Consolidation: The consolidated financial statements include the accounts of the Corporation and its subsidiaries. Intercompany accounts and transactions have been eliminated. The Corporation accounts for its interests in joint ventures through the proportionate consolidation method.

  Inventories: Inventories are stated at the lower of cost (first-in, first-out basis) and net realizable value.

  Property, Equipment and Leaseholds: Property, equipment and leaseholds are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the following methods and annual rates:

     Buildings................... Straight-line over 40 years
     Projection equipment........ Straight-line over 20 years
     Other equipment............. Straight-line over 15 years
     Leaseholds.................. Straight-line over periods from 15 to 40 years

  Construction in progress is depreciated from the date the asset is ready for productive use.

  Goodwill: Goodwill represents the excess of the purchase price of certain businesses over the fair value of the net identifiable assets acquired and is being amortized, on a straight-line basis, over 40 years. The Corporation regularly reviews the recoverability of goodwill by determining whether the amortization of the goodwill balance over its remaining life can be recovered through projected future undiscounted income from operations before interest on long-term debt and effects of goodwill amortization.

  Deferred Income: Advance payments received under a strategic marketing relationship with a major supplier, advance sales of admissions, the sale of gift certificates and income from certain promotional programs are included as deferred income, and are recognized as income when services are rendered.

  Deferred Charges: Deferred charges, consisting primarily of costs associated with debt refinancing, are amortized over the term of the related debt.

  Foreign Currency Translation: Assets and liabilities denominated in a currency other than U.S. dollars are translated to U.S. dollars at exchange rates in effect at the balance sheet date. The resulting gains or losses are accumulated in a separate component of shareholders' equity under the caption "Translation adjustment". Revenue and expense items are translated at average exchange rates prevailing during the year.

  Admissions Revenue: Admissions revenue from the exhibition of motion pictures is recognized on the dates of exhibition.

                          CINEPLEX ODEON CORPORATION

  Earnings Per Share: Basic earnings per share are calculated using the weighted daily average number of Common Shares and Subordinate Restricted Voting Shares outstanding. Fully diluted earnings per share are calculated assuming the exercise of stock options at the beginning of the year, or for those stock options issued during the year, at the date of the grant to the extent the impact is dilutive.

  Interest Rate Hedging Activities: The Corporation uses interest rate swaps to manage interest rate risk. These financial instruments are not held for trading purposes and any payments or receipts under such contracts are recognized as adjustments to interest expense.

  Measurement Uncertainty: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

3. ACCOUNTS RECEIVABLE

                                                      DECEMBER 31, DECEMBER 31,
                                                          1996         1995
                                                      ------------ ------------
   Trade.............................................  $8,446,000  $ 8,547,000
   Current portion of long-term receivables..........     150,000      840,000
   Other.............................................   1,098,000    1,192,000
   Employee loans....................................     323,000      307,000
   Allowance for doubtful accounts...................    (465,000)    (524,000)
                                                       ----------  -----------
                                                       $9,552,000  $10,362,000
                                                       ==========  ===========

4. PROPERTY, EQUIPMENT AND LEASEHOLDS

                                                   DECEMBER 31,   DECEMBER 31,
                                                       1996           1995
                                                   -------------  -------------
   Land..........................................  $  63,116,000  $  62,374,000
                                                   -------------  -------------
   Buildings -- Cost                                 126,217,000    124,836,000
       -- Accumulated depreciation...............    (19,919,000)   (17,163,000)
                                                   -------------  -------------
                                                     106,298,000    107,673,000
                                                   -------------  -------------
   Equipment -- Cost.............................    136,521,000    133,100,000
       -- Accumulated depreciation...............    (70,851,000)   (65,761,000)
                                                   -------------  -------------
                                                      65,670,000     67,339,000
                                                   -------------  -------------
   Leaseholds (including capital leases)
          -- Cost................................    537,153,000    522,098,000
       -- Accumulated depreciation...............   (197,688,000)  (180,426,000)
                                                   -------------  -------------
                                                     339,465,000    341,672,000
                                                   -------------  -------------
   Construction in progress......................      5,292,000      4,384,000
                                                   -------------  -------------
                                                   $ 579,841,000  $ 583,442,000
                                                   =============  =============

  The net book value of assets held under capital leases at December 31, 1996 was $20,508,000 ($21,857,000 at December 31, 1995), net of accumulated amortization of $7,700,000 ($6,655,000 at December 31, 1995).

                          CINEPLEX ODEON CORPORATION

5. ACCOUNTS PAYABLE AND ACCRUALS

                                                       DECEMBER 31, DECEMBER 31,
                                                           1996         1995
                                                       ------------ ------------
   Trade.............................................. $40,332,000  $38,067,000
   Accrued liabilities................................   9,809,000   12,096,000
   Sales and other taxes..............................   8,517,000    8,584,000
   Other..............................................     816,000      844,000
                                                       -----------  -----------
                                                       $59,474,000  $59,591,000
                                                       ===========  ===========

6. DEFERRED INCOME

                                                       DECEMBER 31, DECEMBER 31,
                                                           1996         1995
                                                       ------------ ------------
   Strategic marketing relationship...................  $8,296,000  $10,128,000
   Advance admission sales............................   9,157,000    7,573,000
   Gift certificates..................................   5,001,000    4,432,000
   Promotional programs...............................   1,012,000    1,135,000
   Other..............................................     278,000       90,000
                                                        ----------  -----------
                                                        23,744,000   23,358,000
   Less: Current portion..............................  17,150,000   14,930,000
                                                        ----------  -----------
                                                        $6,594,000  $ 8,428,000
                                                        ==========  ===========

7. LONG-TERM DEBT

                                                      DECEMBER 31, DECEMBER 31,
                                                          1996         1995
                                                      ------------ ------------
   Senior subordinated notes maturing June 15, 2004,
    bearing interest at 10.875%.....................  $200,000,000 $200,000,000
   Bank credit facilities of $147,930,000 maturing
    December 31, 1999...............................    79,940,000  131,568,000
   Various notes and mortgages (interest rates from
    8.00% to 11.50%)................................    49,877,000   54,209,000
                                                      ------------ ------------
                                                       329,817,000  385,777,000
   Less: Current portion............................     3,759,000    3,920,000
                                                      ------------ ------------
                                                      $326,058,000 $381,857,000
                                                      ============ ============

  The bank credit facilities bear interest at variable rates based upon an applicable margin over LIBOR or the bank's reference rate. The applicable margin for LIBOR borrowings will vary from a maximum of 2.25% to a minimum of 1.25% based upon the Corporation meeting certain financial ratios. Commitment reductions under the bank credit facilities amount to $20,000,000 in 1997, $25,000,000 in 1998 and the remaining balance in 1999. The bank credit facilities are secured by certain assets of the Corporation and its subsidiaries.

  The bank credit facilities contain restrictive covenants which require the Corporation to maintain certain financial ratios. At December 31, 1996, the Corporation failed to meet certain financial covenants under its bank credit facilities. Subsequent to that date, the Corporation's bankers agreed to amend certain financial covenants for the quarter ended December 31, 1996 and for all four quarters of 1997. Given the uncertainty with respect to the admission and concession revenue that the Corporation will generate, there is a possibility that the Corporation may not meet certain financial covenants in the future. The Corporation believes that the bank syndicate participating in the bank credit facilities would waive the particular financial covenants if the Corporation is not in compliance at a measurement date during the next twelve month period.

                          CINEPLEX ODEON CORPORATION

  Principal repayments on long-term debt during each of the next five years approximate the following:

        1997....................................................... $  3,759,000
        1998.......................................................   27,215,000
        1999.......................................................   84,139,000
        2000.......................................................    1,939,000
        2001.......................................................    1,335,000
        Thereafter.................................................  211,430,000
                                                                    ------------
                                                                    $329,817,000
                                                                    ============

8. FINANCIAL INSTRUMENTS

  (i) Swap Agreements -- The Corporation has entered into interest rate swap agreements to manage its interest rate exposure. At December 31, 1996 the Corporation had outstanding three interest rate swap agreements with a commercial bank. The details of the swaps are as follows:

    (a) Notional principal -- $20,000,000 -- The Corporation pays 5.78% per annum, payable on a quarterly basis and receives three month LIBOR rate. This swap expires July 31, 1998.

    (b) Notional principal -- $15,000,000 -- The Corporation pays 5.74% per annum, payable on a quarterly basis and receives three month LIBOR rate. This swap expires November 30, 1998.

    (c) Notional principal -- $20,000,000 -- The Corporation pays 5.72% per annum, payable on a quarterly basis and receives three month LIBOR rate. This swap expires November 30, 1998.

  The Corporation is exposed to credit loss in the event of non-performance by the other party to the interest rate swap agreements. However, the Corporation does not anticipate non-performance by the counterparty.

  (ii) Fair Value of Financial Instruments -- The carrying value of cash, accounts receivable, accounts payable and accruals and the current portion of long-term debt and other obligations approximates fair value due to the short term maturities of these instruments. Financial instruments with a carrying value different from their fair value include:

                               DECEMBER 31, 1996         DECEMBER 31, 1995
                           ------------------------- -------------------------
                             CARRYING       FAIR       CARRYING       FAIR
                              VALUE        VALUE        VALUE        VALUE
                           ------------ ------------ ------------ ------------
Financial assets
Long-term investments and
 receivables
 -- Practicable to
  estimate fair value....  $    935,000 $  7,873,000 $  3,210,000 $ 10,550,000
 -- Not practicable......  $  1,600,000          --  $    735,000          --
Financial liabilities
Long-term debt...........  $326,058,000 $326,558,000 $381,857,000 $364,357,000
Swap agreements net
 receivable (payable)....           --  $    123,000          --     ($608,000)

  The fair value of long-term investments and receivables is based on quoted market prices (where applicable) or by discounting future cash flows, including interest payments, using rates currently available for similar investments and receivables. The fair value of long-term debt is based on quoted market prices (where applicable) or by discounting future cash flows, including interest payments, using rates currently available for debt of similar terms and maturity. The fair value of interest rate swap agreements are the estimated amounts that the Corporation would receive (or pay) upon termination of the agreements.

                          CINEPLEX ODEON CORPORATION

9. PENSION OBLIGATION

  The Corporation has a defined benefit pension plan covering full-time employees in the United States. The benefits under this plan are based upon years of service and the employees' compensation for certain periods during the last years of employment. This plan is non-contributory and the Corporation's funding policy is to make the minimum annual contribution required by the applicable regulations. At December 31, 1996, approximately 85% of the assets of this plan were held in bonds and approximately 15% in equities. The most recent actuarial estimate for the plan covering these employees as at December 31, 1996 indicates pension fund assets of $6,557,000 ($6,071,000 at December 31, 1995) and accrued pension benefits of $12,185,000 ($12,286,000 at December 31, 1995).

  The Corporation has a pension plan covering full time employees in Canada. Prior to January 1, 1993 this plan was a defined benefit plan and effective on that date it was converted to a defined contribution plan. At the date of the conversion benefits under the defined benefit plan were frozen. The most recent actuarial estimate for the plan covering Canadian employees indicates a surplus of pension fund assets over accrued benefits of approximately $2,686,000.

  At December 31, 1996, the Corporation's pension obligation is $2,145,000, of which $1,072,000 is the long-term portion ($2,348,000 at December 31, 1995 of which $1,248,000 was the long-term portion).

10. CAPITAL STOCK

                                                      DECEMBER 31, DECEMBER 31,
                                                          1996         1995
                                                      ------------ ------------
   Authorized:
     Unlimited number of Common Shares, no par
      value.........................................
     Unlimited number of First Preference Shares
      issuable in series, no par value..............
     Unlimited number of Subordinate Restricted
      Voting Shares, no par value...................
   Issued:
     103,334,157 Common Shares
      (December 31, 1995 -- 65,580,627).............  $263,516,000 $213,954,000
     73,446,426 Subordinate Restricted Voting Shares
      (December 31, 1995 -- 49,204,245..............   291,858,000  258,525,000
                                                      ------------ ------------
                                                      $555,374,000 $472,479,000
                                                      ============ ============

  (i) On March 20, 1996 the Corporation filed a supplemented short form prospectus in Canada and the United States pursuant to the multi-jurisdictional disclosure system with respect to an offering of 25,000,000 Common Shares to the public at a price of $1.375 per share, for an aggregate consideration of $34,375,000. In addition, in accordance with the provisions of the Amended and Restated Subscription Agreement, Universal Studios, Inc. (Universal) (formerly MCA INC.) and the Charles Rosner Bronfman Trust (the Trust) agreed to subscribe for 24,242,181 Subordinate Restricted Voting (SRV) Shares and 12,121,454 Common Shares respectively, at the same price as the offering to the public, for aggregate consideration of $50,000,000. The public offering and the subscriptions by Universal and the Trust were completed on March 28, 1996. On April 16, 1996, the Corporation issued 355,958 Common Shares at a price of $1.375 per share as part of the over-allotment option provided to the underwriters pursuant to the public offering. The net proceeds from the issuance of the Common and SRV Shares were used to reduce indebtedness owing under the Corporation's revolving bank credit facilities.

  (ii) The SRV Shares are held by Universal. Under the terms of the shares, Universal is entitled to exercise no more than one-third less one vote of the voting rights applicable to all issued voting shares.

                          CINEPLEX ODEON CORPORATION

  (iii) In 1996 the Amended and Restated Stock Option Plan (the Option Plan) was approved. The Option Plan provides for the granting of rights to purchase Common Shares under both incentive and non-incentive stock option agreements. The options granted under the Option Plan are for 10 year terms and vest over various periods to a maximum of 5 years. The maximum number of options which can be granted under the Option Plan is 17,646,716.

  During 1996 the Corporation amended the exercise price of 6,859,989 of the outstanding stock options issued under the Option Plan to Canadian $1.87. In addition, the Corporation extended the expiry dates of 2,754,244 outstanding stock options to the date which is 10 years from the date of the original grant of such option.

  The following options to purchase Common Shares expire between October 15, 2001 and April 16, 2006:

                                                                    DECEMBER 31,
     OPTION PRICE PER SHARE                                             1996
     ----------------------                                         ------------
     $1.70 Canadian................................................       8,450
      1.87 Canadian................................................  14,494,789
                                                                     ----------
     Options outstanding end of year...............................  14,503,239
                                                                     ==========

  Stock option transactions for the respective years were as follows:

                                  DECEMBER 31, 1996       DECEMBER 31, 1995
                               ----------------------- -----------------------
                                          WEIGHTED AV.            WEIGHTED AV.
                                 NUMBER     EXERCISE     NUMBER     EXERCISE
                               OF OPTIONS PRICE ($CDN) OF OPTIONS PRICE ($CDN)
                               ---------- ------------ ---------- ------------
Options outstanding beginning
 of year......................  7,835,289     3.06     7,878,064      3.06
Additional options granted....  8,019,020     1.87        42,000      2.62
Less options exercised........    276,118     1.87        38,950      2.24
Less options terminated,
 canceled or expired..........  1,074,952     2.74        45,825      3.02
                               ----------     ----     ---------      ----
Options outstanding end of
 year......................... 14,503,239     1.87     7,835,289      3.06
                               ==========     ====     =========      ====

  At December 31, 1996 there were 7,683,136 options exercisable and 2,579,316 options available for grant.

  (iv) Under the Corporation's current financing arrangements, the Corporation is prohibited from paying any Common Share or Subordinate Restricted Voting Share dividends unless it is in compliance with specified financial ratios. The Corporation is not currently in compliance with such financial ratios. Any such payment of dividends is further subject to annual limitations.

                          CINEPLEX ODEON CORPORATION

11. COMMITMENTS AND CONTINGENCIES

  (i) Certain theatre properties and theatre equipment are subject to lease agreements. Certain of the property leases require the Corporation to pay additional rent and to pay all business and realty taxes and a proportion of the landlord's operating costs in respect of the leased premises. Future minimum payments, by year and in the aggregate, under theatre operating leases and theatre and equipment capital leases, as at December 31, 1996, are as follows:

                                               CAPITAL LEASES OPERATING LEASES
                                               -------------- ----------------
     1997.....................................  $ 2,913,000     $ 74,540,000
     1998.....................................    2,637,000       74,470,000
     1999.....................................    2,461,000       72,660,000
     2000.....................................    2,334,000       70,908,000
     2001.....................................    1,089,000       68,391,000
     Thereafter...............................    2,043,000      632,764,000
                                                -----------     ------------
     Total minimum lease payments.............   13,477,000     $993,733,000
                                                                ============
     Less: Imputed interest at rates between
      7.5% and 8.5%...........................    3,066,000
     Current portion..........................    2,094,000
                                                -----------
                                                $ 8,317,000
                                                ===========

  (ii) The Corporation and its subsidiaries are currently subject to audit by taxation authorities in several jurisdictions. The taxation authorities have proposed to reassess taxes in respect of certain transactions and income and expense items. Management believes that the Corporation and its subsidiaries have meritorious defenses and is vigorously contesting the adjustments proposed by the taxation authorities. Although such matters cannot be predicted with certainty, management does not consider the Corporation's exposure to such proposed reassessments to be material to these financial statements.

  (iii) The Corporation and its subsidiaries are also involved in certain litigation arising out of the ordinary course and conduct of its business. The outcome of this litigation is not currently determinable. Although such matters cannot be predicted with certainty, management does not consider the Corporation's exposure to such litigation to be material to these financial statements.

12. OTHER INCOME (EXPENSES)

  Other income (expenses) is comprised of the following:

                                       YEAR ENDED    YEAR ENDED    YEAR ENDED
                                      DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                          1996          1995          1994
                                      ------------  ------------  ------------
Net loss on sale or write down of
 theatre related assets.............. $   (14,000)  $(3,014,000)  $   (32,000)
Net gain on sale or realization of
 non-theatre related assets..........         --      1,175,000       517,000
Write-off of deferred financing
 charges.............................         --            --     (3,198,000)
Severance and other corporate
 charges.............................  (1,363,000)   (1,023,000)     (187,000)
                                      -----------   -----------   -----------
                                      $(1,377,000)  $(2,862,000)  $(2,900,000)
                                      ===========   ===========   ===========

13. INCOME TAXES

                                           YEAR ENDED   YEAR ENDED   YEAR ENDED
                                          DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                              1996         1995         1994
                                          ------------ ------------ ------------
     Current.............................  $1,390,000   $1,269,000   $2,398,000
                                           ==========   ==========   ==========

                          CINEPLEX ODEON CORPORATION

  The Corporation's income tax provision based upon income (loss) from continuing operations before income taxes is made up as follows:

                                      YEAR ENDED    YEAR ENDED    YEAR ENDED
                                     DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                         1996          1995          1994
                                     ------------  ------------  ------------
Statutory income tax rate...........         44.0%         44.0%         44.0%
                                     ------------  ------------  ------------
Provision based on statutory income
 tax rate........................... $(13,064,000) $(13,921,000) $ (5,183,000)
Increase (decrease) in income tax
 provision resulting from:
  Tax exempt portion of capital
   gains............................       (6,000)      (48,000)     (158,000)
  Permanent differences other than
   capital gains....................       62,000       766,000     1,490,000
Non-recognition of tax benefit of
 current year's losses for tax
 purposes:
  Canada............................          --      1,290,000     2,990,000
  United States.....................   14,050,000    11,913,000     1,731,000
Recognition of tax benefit of prior
 years' losses for tax purposes:
  Canada............................   (1,042,000)          --            --
  United States.....................          --            --            --
                                     ------------  ------------  ------------
                                              --            --        870,000
Large Corporations Tax and state
 taxes..............................    1,390,000     1,269,000     1,528,000
                                     ------------  ------------  ------------
Income tax provision................ $  1,390,000  $  1,269,000  $  2,398,000
                                     ============  ============  ============

  For taxation purposes there are net operating loss carryforwards of approximately $270,000,000 available to offset future taxable income. These losses expire between the years 1997 and 2011. A portion of the United States net operating loss carryforwards, in the amount of $53,000,000, are subject to annual limitations.

14. SEGMENTED INFORMATION

  Substantially all of the Corporation's operations are in the exhibition business, including the exhibition and distribution of motion picture films.

                           CINEPLEX ODEON CORPORATION

  The geographic distribution of revenue, income (loss) before income taxes, income taxes and income (loss) from continuing operations and assets are shown below:

                                      YEAR ENDED    YEAR ENDED    YEAR ENDED
                                     DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                         1996          1995          1994
                                     ------------  ------------  ------------
Revenue
  Canada............................ $159,068,000  $150,026,000  $157,690,000
  United States.....................  350,624,000   363,124,000   383,422,000
                                     ------------  ------------  ------------
                                     $509,692,000  $513,150,000  $541,112,000
                                     ============  ============  ============
Income (loss) before income taxes
  Canada............................ $  2,394,000  $ (2,788,000) $ (6,511,000)
  United States.....................  (32,086,000)  (28,850,000)   (5,264,000)
                                     ------------  ------------  ------------
                                     $(29,692,000) $(31,638,000) $(11,775,000)
                                     ============  ============  ============
Income taxes
  Canada............................ $    235,000  $    126,000  $  1,065,000
  United States.....................    1,155,000     1,143,000     1,333,000
                                     ------------  ------------  ------------
                                     $  1,390,000  $  1,269,000  $  2,398,000
                                     ============  ============  ============
Income (loss) from continuing
 operations
  Canada............................ $  2,159,000  $ (2,914,000) $ (7,576,000)
  United States.....................  (33,241,000)  (29,993,000)   (6,597,000)
                                     ------------  ------------  ------------
                                     $(31,082,000) $(32,907,000) $(14,173,000)
                                     ============  ============  ============

                                                       DECEMBER 31, DECEMBER 31,
                                                           1996         1995
                                                       ------------ ------------
     Assets
       Canada......................................... $142,448,000 $134,198,000
       United States..................................  501,723,000  515,445,000
                                                       ------------ ------------
                                                       $644,171,000 $649,643,000
                                                       ============ ============

  Film exhibition operations outside of Canada and the United States are currently limited to one theatre (six screens) in Budapest, Hungary. This location is not material to the Corporation's financial position or results of operations and is included with Canada for segmented disclosure purposes.

15. SUMMARY FINANCIAL INFORMATION OF PLITT THEATRES, INC. (PLITT)

  The following is summarized consolidated financial information of Plitt:

                                    YEAR ENDED    YEAR ENDED    YEAR ENDED
                                   DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                       1996          1995          1994
                                   ------------  ------------  ------------
Revenue..........................  $350,624,000  $363,124,000  $383,422,000
                                   ============  ============  ============
Income from continuing operations
 before general and
 administrative expenses,
 depreciation and amortization,
 interest on long-term debt and
 income taxes....................  $ 45,847,000  $ 46,148,000  $ 57,057,000
                                   ============  ============  ============
Net loss.........................  $(33,241,000) $(29,993,000) $ (6,597,000)
                                   ============  ============  ============

                          CINEPLEX ODEON CORPORATION

  The results for the year ended December 31, 1996 include $1,799,000 of costs charged to Plitt by the Corporation (1995 -- $ Nil; 1994 -- $590,000)

                                                      DECEMBER 31, DECEMBER 31,
                                                          1996         1995
                                                      ------------ ------------
     Current assets.................................. $ 17,105,000 $ 21,259,000
     Noncurrent assets............................... $484,618,000 $502,989,000
     Current liabilities............................. $ 55,078,000 $ 54,790,000
     Noncurrent liabilities.......................... $265,386,000 $282,577,000

  Current liabilities at December 31, 1996 include a net payable to the Corporation and other corporations within the consolidated group in the amount of $9,551,000 (December 31, 1995 -- net receivable of $3,834,000). Noncurrent liabilities at December 31, 1996 and December 31, 1995 include $10,000,000 that is owed to the Corporation.

16. RELATED PARTY TRANSACTIONS

  Related party transactions not disclosed elsewhere in these financial statements include film distribution and exhibition agreements which the Corporation enters into with Universal. These agreements are conducted in accordance with normal business terms and conditions. Pursuant to these agreements, the Corporation, in the year ended December 31, 1996, paid approximately $20,631,000 in film licensing fees to Universal (1995 -- $31,198,000, 1994 -- $34,734,000) and received from Universal approximately $666,000 (1995 -- $576,000, 1994 -- $879,000) relating to distribution services.

17. RECONCILIATION BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP)

  (i) The Corporation has adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (FAS 109), for its financial statements presented under United States accounting principles. Under FAS 109 the Corporation's method of accounting for income taxes changes from the deferred method, as recorded under Canadian accounting principles, to an asset and liability approach. Under the asset and liability method of FAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

  The income tax provision for the year ended December 31, 1996 calculated in accordance with United States accounting principles was the same as that reported under Canadian accounting principles after reflecting a net increase in the valuation allowance of $19,400,000 (1995 -- net increase of $22,700,000, 1994 -- net increase of $6,100,000).

                          CINEPLEX ODEON CORPORATION

  The application of the above noted United States accounting principles on the balance sheet of the Corporation as at December 31, 1996 resulted in no net difference in deferred taxes from that reported under Canadian accounting principles. Net deferred tax assets and liabilities are comprised of the following:

                                                    DECEMBER 31,   DECEMBER 31,
                                                        1996           1995
                                                    -------------  ------------
Deferred Tax Assets
  Non capital losses............................... $  98,039,000  $ 89,236,000
  Depreciation.....................................    25,922,000    22,709,000
  Other............................................    15,039,000    15,755,000
                                                    -------------  ------------
                                                      139,000,000   127,700,000
  Less: Valuation allowance........................  (103,000,000)  (83,500,000)
                                                    -------------  ------------
                                                    $  36,000,000  $ 44,200,000
                                                    =============  ============
Deferred Tax Liabilities
  Depreciation..................................... $  34,755,000  $ 43,549,000
  Other............................................     1,245,000       651,000
                                                    -------------  ------------
                                                    $  36,000,000  $ 44,200,000
                                                    =============  ============

  (ii) Under GAAP in the United States and the financial reporting requirements of the Securities and Exchange Commission, all operating income and expenses, such as those listed in note 12 to the consolidated financial statements, are required to be included in any subtotal purporting to represent income (loss) from operations. Therefore, under U.S. GAAP, income
(loss) from operations as cross-referenced from the income statement to this note would be as follows:

       YEAR ENDED                     YEAR ENDED                                   YEAR ENDED
      DECEMBER 31,                   DECEMBER 31,                                 DECEMBER 31,
          1996                           1995                                         1994
      ------------                   ------------                                 ------------
      $5,790,000                      $9,345,000                                  $21,866,000

  (iii) The Corporation applies APB Opinion No. 25 in accounting for its stock options under United States GAAP. Beginning in 1996, United States GAAP encourages, but does not require, the recording of compensation cost for stock options at fair value. The new United States accounting pronouncement, SFAS No. 123, does however, require the disclosure of pro forma net income and earnings per share information as if the Corporation had accounted for its stock options issued in 1996 and 1995 under the fair value method. Accordingly, the fair value of these options has been estimated at the date of grant or re-issue using the Black-Scholes option pricing model with the following assumptions for 1996: weighted average risk free interest rate of 5.96%; dividend yield of 0%; volatility factor of the expected market price of the Corporations Common Shares of 0.60; and a weighted average expected life of the options of 2.9 years. The weighted-average grant-date fair value of the options issued in 1996 was Canadian $0.80. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options vesting period which ranges from upon issuance or re-issue to four years. Retroactive application of the fair value method to prior years is not permitted, therefore the full effect of the fair value method will not be reflected in the pro forma disclosures until it has been applied to all nonvested options. Assuming the Corporation has accounted for its stock options issued under the fair value method, United States GAAP pro forma net loss and net loss per share for the year ended December 31, 1996 would have been $35,059,000 and $0.21 respectively. Compensation cost for the year ended December 31, 1995 has not been estimated as the number of options issued in the year was insignificant.

                           CINEPLEX ODEON CORPORATION

  (iv) In accordance with FAS 87 the following disclosures are made:

DEFINED BENEFIT PENSION PLAN

                                        YEAR ENDED    YEAR ENDED    YEAR ENDED
                                       DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                           1996          1995          1994
                                       ------------  ------------  ------------
Periodic Pension Cost
 Service cost......................... $    332,000  $    318,000   $ 332,000
 Interest cost........................      896,000       926,000     872,000
 Return on assets.....................     (537,000)     (460,000)   (502,000)
 Other................................      529,000       263,000     181,000
                                       ------------  ------------   ---------
                                       $  1,220,000  $  1,047,000   $ 883,000
                                       ============  ============   =========
Key Assumptions
 Discount rate........................         7.50%         8.00%       8.00%
 Expected long term return on assets..         8.50%         8.50%       8.50%
 Compensation increase rate...........         6.00%         6.00%       6.00%
                                       DECEMBER 31,  DECEMBER 31,
                                           1996          1995
                                       ------------  ------------
Reconciliation of Funded Status
 Projected benefit obligation......... $(12,185,000) $(12,286,000)
 Plan assets at fair value............    6,557,000     6,071,000
 Unrecognized net loss................    2,515,000     3,354,000
 Prior service costs not yet
  recognized..........................      129,000       150,000
 Unrecognized net transition
  obligation..........................      989,000     1,154,000
 Other................................     (150,000)     (791,000)
                                       ------------  ------------
                                       $ (2,145,000) $ (2,348,000)
                                       ============  ============

DEFINED CONTRIBUTION PENSION PLAN

  No cost is recognized in any of the three years ended December 31, 1996 with respect to this plan.

                          CINEPLEX ODEON CORPORATION

18. JOINT VENTURES

  The Corporation's prorata share of the joint venture operations through which it carries out part of its activities is summarized below. The Balance Sheet amounts below reflect the elimination of accounts between these joint ventures and the Corporation.

                                           YEAR ENDED   YEAR ENDED   YEAR ENDED
                                          DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                              1996         1995         1994
                                          ------------ ------------ ------------
   Revenue............................... $ 4,727,000   $3,624,000   $2,449,000
   Expenses..............................   3,519,000    2,588,000    1,738,000
                                          -----------   ----------   ----------
   Net income............................ $ 1,208,000   $1,036,000   $  711,000
                                          ===========   ==========   ==========
   Cash flow from operations............. $ 1,589,000   $1,251,000   $  850,000
                                          ===========   ==========   ==========
                                          DECEMBER 31, DECEMBER 31,
                                              1996         1995
                                          ------------ ------------
   Current assets........................ $   966,000   $  680,000
   Noncurrent assets..................... $10,953,000   $8,570,000
   Current liabilities................... $ 1,629,000   $  190,000
   Noncurrent liabilities................ $ 2,167,000   $2,619,000

19. RECLASSIFICATIONS

  Certain prior years' balances have been reclassified to conform with financial statement presentation adopted in the current year.

20. PROPOSED COMBINATION

  On September 30, 1997, the Corporation announced that it has entered into an agreement with Sony Pictures Entertainment Inc. (Sony Pictures) and LTM Holdings, Inc. (LTM) which provides for the combination of the businesses of the Corporation and LTM. LTM is a private Delaware corporation wholly-owned by Sony Pictures. The transaction will involve combining the Corporation with the Loews Theatres Exhibition Group, which consists of Sony/Loews Theatres and its joint ventures with Loeks-Star Theatres and Magic Johnson Theatres. It is proposed that the combined company will be named Loews Cineplex Entertainment Corporation (LCE). LCE will have approximately 2,600 screens in approximately 450 locations in North America.

  Pursuant to a series of related transactions to be effected pursuant to a Plan of Arrangement under the Business Corporations Act (Ontario), the Corporation's shares will be exchanged for shares of LCE with the result that the Corporation will become a wholly-owned subsidiary of LCE. Upon closing of the transaction, Sony Pictures will own approximately 51.1% of LCE's shares (representing 49.9% of LCE's voting shares); Universal Studios, Inc. (Universal) will own approximately 26% of LCE's shares (subsequent to a cash subscription of approximately $84.5 million); the Charles Rosner Bronfman Family Trust and certain related parties (the Bronfman Trust) will own approximately 9.6% of LCE's shares; and the shareholders of the Corporation, other than Universal and the Bronfman Trust, will own approximately 13.3% of LCE's shares. It is intended that LCE's voting shares will be listed on The New York Stock Exchange and The Toronto Stock Exchange.

  The combination is subject to approval by the shareholders of the Corporation and regulatory approval in both Canada and the United States. It is anticipated that closing of this transaction will take place in early 1998.

                           CINEPLEX ODEON CORPORATION

                           CONSOLIDATED BALANCE SHEET
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                     SEPTEMBER 30, DECEMBER 31,
                                                         1997          1996
                                                     ------------- ------------
                                                      (UNAUDITED)   (AUDITED)
                       ASSETS
CURRENT ASSETS
  Cash..............................................   $   3,086    $   2,718
  Accounts receivable...............................      12,494        9,552
  Other.............................................      12,743        8,852
                                                       ---------    ---------
                                                          28,323       21,122
PROPERTY, EQUIPMENT AND LEASEHOLDS..................     576,574      579,841
OTHER ASSETS
  Long-term investments and receivables.............       2,141        2,535
  Goodwill..........................................      31,980       32,816
  Deferred charges..................................       8,556        7,857
                                                       ---------    ---------
                                                          42,677       43,208
                                                       ---------    ---------
    TOTAL ASSETS....................................   $ 647,574    $ 644,171
                                                       =========    =========
        LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable and accruals.....................   $  58,453    $  59,474
  Deferred income...................................      18,085       17,150
  Current portion of long-term debt and other
   obligations......................................       7,068        6,926
                                                       ---------    ---------
                                                          83,606       83,550
LONG-TERM DEBT......................................     354,334      326,058
CAPITALIZED LEASE OBLIGATIONS.......................       6,803        8,317
DEFERRED INCOME.....................................       4,392        6,594
PENSION OBLIGATION..................................         786        1,072
SHAREHOLDERS' EQUITY
  Capital stock.....................................     555,399      555,374
  Translation adjustment............................       2,700        4,016
  Retained earnings (deficit).......................    (360,446)    (340,810)
                                                       ---------    ---------
                                                         197,653      218,580
COMMITMENTS AND CONTINGENCIES (notes 2 and 4)
                                                       ---------    ---------
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY......   $ 647,574    $ 644,171
                                                       =========    =========

  The accompanying notes are an integral part of these consolidated financial statements.

                           CINEPLEX ODEON CORPORATION

                         CONSOLIDATED INCOME STATEMENT
            (IN THOUSANDS OF U.S. DOLLARS EXCEPT PER SHARE FIGURES)

                           3 MONTHS      3 MONTHS      9 MONTHS      9 MONTHS
                            ENDED         ENDED         ENDED         ENDED
                          SEPT. 30,     SEPT. 30,     SEPT. 30,     SEPT. 30,
                             1997          1996          1997          1996
                         ------------  ------------  ------------  ------------
                                             (UNAUDITED)
REVENUE
  Admissions............ $    104,161  $     99,893  $    298,485  $    274,094
  Concessions...........       39,130        36,169       110,680        97,101
  Other.................        6,669         5,914        18,556        16,915
                         ------------  ------------  ------------  ------------
                              149,960       141,976       427,721       388,110
EXPENSES
  Theatre operations and
   other expenses.......      119,366       113,412       346,148       316,400
  Cost of concessions...        8,150         6,473        21,513        17,323
  General and
   administrative.......        4,944         4,625        15,152        13,330
  Depreciation and
   amortization.........       11,091        10,943        33,267        32,376
                         ------------  ------------  ------------  ------------
                              143,551       135,453       416,080       379,429
                         ------------  ------------  ------------  ------------
Income before the
 undernoted.............        6,409         6,523        11,641         8,681
Other expenses..........       (4,716)         (458)       (5,284)       (1,295)
                         ------------  ------------  ------------  ------------
Income before interest
 on long-term debt and
 income taxes...........        1,693         6,065         6,357         7,386
Interest on long-term
 debt...................        8,589         8,736        25,159        27,478
                         ------------  ------------  ------------  ------------
Loss before income
 taxes..................       (6,896)       (2,671)      (18,802)      (20,092)
Income taxes............          268           299           834         1,105
                         ------------  ------------  ------------  ------------
    NET LOSS............ $     (7,164) $     (2,970) $    (19,636) $    (21,197)
                         ============  ============  ============  ============
BASIC
  Weighted average
   shares outstanding...  176,799,000   176,765,000   176,793,000   159,007,000
  Loss per share........ $      (0.04) $      (0.02) $      (0.11) $      (0.13)
FULLY DILUTED
  Weighted average
   shares outstanding...  191,254,000   183,362,000   191,265,000   166,082,000
  Loss per share........ $      (0.04) $      (0.02) $      (0.11) $      (0.13)

  The accompanying notes are an integral part of these consolidated financial statements.

                           CINEPLEX ODEON CORPORATION

              CONSOLIDATED STATEMENT OF CHANGES IN CASH RESOURCES
            (IN THOUSANDS OF U.S. DOLLARS EXCEPT PER SHARE FIGURES)

                                                           9 MONTHS   9 MONTHS
                                                             ENDED      ENDED
                                                           SEPT. 30,  SEPT. 30,
                                                             1997       1996
                                                           ---------  ---------
                                                               (UNAUDITED)
CASH PROVIDED BY (USED FOR)
OPERATING ACTIVITIES
  Net loss................................................ $(19,636)  $(21,197)
  Depreciation and amortization...........................   33,267     32,376
  Other non-cash items....................................   (2,124)    (1,569)
                                                           --------   --------
                                                             11,507      9,610
  Net change in non-cash working capital..................   (6,955)    (3,027)
                                                           --------   --------
                                                              4,552      6,583
                                                           --------   --------
FINANCING ACTIVITIES
  Decrease in long-term debt and other obligations........   (2,981)   (67,835)
  Increase in long-term debt and other obligations........   29,606        --
  Issue of share capital, net of issue costs..............       26     82,877
  Other...................................................     (255)    (1,474)
                                                           --------   --------
                                                             26,396     13,568
                                                           --------   --------
INVESTMENT ACTIVITIES
  Additions to property, equipment and leaseholds.........  (32,940)   (18,981)
  Long-term investments...................................      --        (260)
  Proceeds on sale of certain theatre properties..........    2,827      1,901
  Other...................................................     (467)    (2,488)
                                                           --------   --------
                                                            (30,580)   (19,828)
                                                           --------   --------
NET INCREASE DURING PERIOD................................      368        323
CASH AT BEGINNING OF PERIOD...............................    2,718      1,604
                                                           --------   --------
CASH AT END OF PERIOD..................................... $  3,086   $  1,927
                                                           ========   ========
Supplemental Cash Flow Information
  Interest on long-term debt paid......................... $ 25,159   $ 27,478
                                                           ========   ========
  Income taxes paid....................................... $    834   $  1,105
                                                           ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                          CINEPLEX ODEON CORPORATION

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                              SEPTEMBER 30, 1997
                               (IN U.S. DOLLARS)
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

  The consolidated financial statements in this quarterly report to shareholders are prepared in accordance with accounting principles generally accepted in Canada. For the three and nine months ended September 30, 1997, the application of accounting principles generally accepted in the United States did not have a material effect on the measurement of the Corporation's net loss and shareholders' equity. For information on differences between Canadian and United States generally accepted accounting principles, reference is made to the Corporation's 1996 annual report to shareholders.

  The consolidated financial statements in this quarterly report to shareholders are based in part on estimates, and include all adjustments consisting of normal recurring accruals that management believes are necessary for a fair presentation of the Corporation's financial position as at September 30, 1997, and the results of its operations for the three and nine months then ended. Operating results for the three and nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997.

  The consolidated financial statements and related notes have been prepared in accordance with generally accepted accounting principles applicable to interim periods; consequently they do not include all generally accepted accounting disclosures required for annual consolidated financial statements. For more complete information these consolidated financial statements should be read in conjunction with the consolidated financial statements and notes contained in the Corporation's 1996 annual report to shareholders.

2. COMMITMENTS AND CONTINGENCIES

  (i) The Corporation and its subsidiaries are currently subject to audit by taxation authorities in several jurisdictions. The taxation authorities have proposed to reassess taxes in respect of certain transactions and income and expense items. The Corporation and its subsidiaries are vigorously contesting the adjustments proposed by the taxation authorities. Although such matters cannot be predicted with certainty, management does not consider the Corporation's exposure to such litigation to be material to these financial statements.

  (ii) The Corporation and its subsidiaries are also involved in certain litigation arising out of the ordinary course and conduct of its business. The outcome of this litigation is not currently determinable. Although such matters cannot be predicted with certainty, management does not consider the Corporation's exposure to such litigation to be material to these financial statements.

  (iii) As at September 30, 1997, the Corporation was in compliance with the financial covenants contained in its bank credit facilities. Given the uncertainty with respect to the admission and concession revenues that the Corporation will generate, there is a possibility that the Corporation may not meet certain financial covenants in future periods. The Corporation believes that the banking syndicate participating in the bank credit facilities would waive the particular financial covenants if the Corporation is not in compliance at a measurement date during the next twelve month period.

                          CINEPLEX ODEON CORPORATION

3. SUMMARY FINANCIAL INFORMATION

  The following is consolidated summarized financial information of the Corporation's wholly owned subsidiary, Plitt Theatres, Inc.:

                            3 MONTHS       3 MONTHS       9 MONTHS       9 MONTHS
                              ENDED          ENDED          ENDED          ENDED
                          SEPTEMBER 30,  SEPTEMBER 30,  SEPTEMBER 30,  SEPTEMBER 30,
                              1997           1996           1997           1996
                          -------------  -------------  -------------  -------------
Revenue.................  $ 95,922,000   $ 95,433,000   $273,263,000   $266,447,000
                          ============   ============   ============   ============
Income before general
 and administrative
 expenses, depreciation
 and amortization,
 interest on long-term
 debt and income taxes..  $  7,431,000   $ 14,993,000   $ 26,227,000   $ 35,463,000
                          ============   ============   ============   ============
Net loss................  $(11,823,000)  $ (4,222,000)  $(31,899,000)  $(22,291,000)
                          ============   ============   ============   ============
                          SEPTEMBER 30,  DECEMBER 31,
                              1997           1996
                          -------------  -------------
Current Assets..........  $ 22,043,000   $ 17,105,000
Noncurrent Assets.......   471,579,000    484,618,000
Current Liabilities.....    83,201,000     55,078,000
Noncurrent Liabilities..   277,923,000    265,386,000

  Current liabilities at September 30, 1997 include a net payable to the Corporation and other corporations within the consolidated group in the amount of $21,984,000 (December 31, 1996 -- net payable of $9,551,000). Noncurrent liabilities at September 30, 1997 and December 31, 1996 include $10,000,000 that is owed to the Corporation.

4. PROPOSED COMBINATION

  On September 30, 1997, the Corporation announced that it has entered into an agreement with Sony Pictures Entertainment Inc. (Sony Pictures) and LTM Holdings, Inc. (LTM) which provides for the combination of the businesses of the Corporation and LTM. LTM is a private Delaware corporation wholly-owned by Sony Pictures. The transaction will involve combining the Corporation with the Loews Theatres Exhibition Group, which consists of Sony/Loews Theatres and its joint ventures with Loeks-Star Theatres and Magic Johnson Theatres. It is proposed that the combined company will be named Loews Cineplex Entertainment Corporation (LCE). LCE will have approximately 2,600 screens in approximately 450 locations in North America.

  Pursuant to a series of related transactions to be effected pursuant to a Plan of Arrangement under the Business Corporations Act (Ontario), the Corporation's shares will be exchanged for shares of LCE with the result that the Corporation will become a wholly-owned subsidiary of LCE. Upon closing of the transaction, Sony Pictures will own approximately 51.1% of LCE's shares (representing 49.9% of LCE's voting shares); Universal Studios, Inc. (Universal) will own approximately 26% of LCE's shares (subsequent to a cash subscription of approximately $84.5 million); the Charles Rosner Bronfman Family Trust and certain related parties (the Bronfman Trust) will own approximately 9.6% of LCE's shares; and the shareholders of the Corporation, other than Universal and the Bronfman Trust, will own approximately 13.3% of LCE's shares. It is intended that LCE's voting shares will be listed on The New York Stock Exchange and The Toronto Stock Exchange.

  The combination is subject to approval by the shareholders of the Corporation and regulatory approval in both Canada and the United States. It is anticipated that closing of this transaction will take place in early 1998.

5. RECLASSIFICATION

  Certain of the prior period's balances have been reclassified to conform with the presentation adopted in the current period.

                                                                        ANNEX A

            GLOSSARY OF CERTAIN TERMS RELATING TO THE TRANSACTIONS

  Unless the context otherwise requires, the following terms shall have the following meanings when used in this Information Circular/Prospectus:

  "ADA" means the Americans with Disabilities Act of 1990, 42 U.S.C. (S)12183, as amended.

  "Adjusted Applicable Percentage" means, with respect to any Stockholder, at any time, such Stockholder's Applicable Percentage, recalculated after subtracting from (x) the Voting Shares beneficially owned by such Stockholder and its Permitted Transferees and, in the case of the Claridge Group, all other members of the Claridge Group and their respective Permitted Transferees
(y) all Voting Shares acquired in open market purchases, in privately-negotiated transactions (other than from a Stockholder or a Permitted Transferee of any Stockholder) or from Loews Cineplex (other than pursuant to certain equity purchase rights or in connection with a pro rata stock split, stock dividend or other combination or reclassification of any capital stock of Loews Cineplex).

  "Adjusted EBITDA" of any party means Consolidated EBITDA for the twelve months ended March 31, 1997 adjusted as follows:

    (a) there shall be added (in the case of negative Cash Flow) and sub-tracted (in the case of positive Cash Flow) to Consolidated EBITDA for such period an amount equal to (i) the absolute value of the positive or nega-tive Cash Flow generated for the twelve months ended March 31, 1997 for certain theatres that have been closed or disposed of or are projected to be closed or disposed of, and (ii) the projected incremental impact of in-cluding the first full year of operations of certain new theatres;

    (b) there shall be subtracted from Consolidated EBITDA all lease payments (without duplication) during the twelve months until March 31, 1997 under Capital Lease Obligations in respect of real property; and

    (c) in the case of Cineplex Odeon, there shall be added to Consolidated EBITDA the amount of Canadian capital taxes expensed as a component of general and administrative expenses for the twelve months ended March 31, 1997.

  "Affiliate" means with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person. For purposes of this definition, (a) no member of the Claridge Group shall be considered an Affiliate of Universal or any subsidiary of Universal, (b) Matsushita Electric Industrial Co., Ltd. ("MEI") shall not be considered an Affiliate of Universal or any subsidiary of Universal, unless Universal shall disclose in a Schedule 13D filed pursuant to the Exchange Act that Universal and MEI have formed a Group with respect to Voting Shares, and (c) each member of the Claridge Group shall be considered an Affiliate of each other member of the Claridge Group.

  "Alternative Proposal" means any proposal or offer (including, without limitation, any proposal or offer to the stockholders of Cineplex Odeon) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or (except with respect to the exercise of stock options issued pursuant to the terms of the Cineplex Odeon Stock Option Plan) any equity securities of Cineplex Odeon or any of Cineplex Odeon's Significant Subsidiaries.

  "Antitrust Division" means the Antitrust Division of the U.S. Department of Justice.

  "Antitrust Law" means any of the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the Competition Act, and all other applicable U.S. federal and state and Canadian federal, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

  "Applicable Percentage" for purposes of the Stockholders Agreement means, with respect to any Stockholder, at any time, the ratio, expressed as a percentage, of (i) the then outstanding Voting Shares beneficially owned by such Stockholder and (a) in the case of SPE or Universal, such Stockholder's Permitted Transferees, and (b) in the case of any member of the Claridge Group, all other members of the Claridge Group and all Permitted Transferees of the Claridge Group, to (ii) the sum of (x) the total then outstanding Voting Shares and (y) with respect to such Stockholder, any Voting Shares included in clause (i) that are issuable upon conversion, exchange or exercise of Voting Share Equivalents; provided, that if Loews Cineplex shall issue or sell Voting Shares in a transaction (other than the Equity Offering) in respect of which either SPE or Universal does not have the right to consent pursuant to the Stockholders Agreement at a time when such Stockholder has an
Article III Consent Right, the aggregate amount of Voting Shares issued or sold pursuant to all such transactions shall be subtracted from the amount of outstanding Voting Shares in calculating such Stockholder's Applicable Percentage for purposes of Articles II and III of the Stockholders Agreement and for any calculation of such Stockholder's Applicable Percentage under the Loews Cineplex Charter, subject to the applicable rules of any stock exchange on which the Loews Cineplex Shares shall then be listed.

  "Arrangement" means the proposed arrangement of Cineplex Odeon under Section 182 of the OBCA pursuant to the Plan of Arrangement.

  "Article III Consent Right" for purposes of the Stockholders Agreement means, with respect to SPE or Universal, the right of such Stockholder pursuant to the Stockholders Agreement to approve of certain actions relating to: (i) the commencement of proceedings or seeking of relief under Title 11 of the Code or under any other federal, state or foreign bankruptcy, insolvency or similar law; (ii) certain corporate mergers, consolidations, purchases or other acquisitions of other Persons or the assets thereof; (iii) certain sales, leases, transfers or other dispositions of other Persons or the assets thereof; (iv) conduct of business other than the exhibition of films; (v) engagement in certain transactions with SPE, Universal or their respective Affiliates other than in the ordinary course of business; (vi) the alteration of the size or a quorum requirements with respect to meetings of the Loews Cineplex Board; (vii) certain significant issuances or sales of Voting Shares (other than pursuant to an Equity Offering or upon conversion of a Loews Cineplex Non-Voting Common Shares); (viii) the declaration of significant cash dividends or payment of significant cash dividends on Loews Cineplex Shares;
(ix) the redemption, purchase or other acquisition for cash of Loews Cineplex Shares; (x) the incurrence of certain significant debt; (ix) the hiring or renewing of the employment contract of either the Chief Executive Officer or second most senior executive of Loews Cineplex; (xii) the entrance into arrangements with holders of Voting Shares subjecting Loews Cineplex or its Subsidiaries to prior approval of any actions, or the issuance or sale of any series of capital stock of Loews Cineplex having more than one vote per share or having a class vote on any matter, subject to the certain exceptions;
(xiii) the adoption of stockholder rights plans or other arrangements that could disadvantage any Stockholder and (xiv) the adoption of a By-Law Amendment by action of the Loews Cineplex Board.

  "Benefit Plan" means each plan, program, policy, payroll practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, whether written or oral, funded or unfunded, including, without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA and each "multi-employer plan" within the meaning of Sections 3(37) or 4001(a)(3) of ERISA.

  "C$" means Canadian dollars.

  "Canadian GAAP" means Canadian generally accepted accounting principles.

  "Canadian Securities Authorities" means the securities commissions and other securities regulatory authorities in all of the provinces of Canada.

  "Canadian Securities Laws" means the securities legislation of each Canadian province and territory, as amended from time to time, and the rules, regulations, blanket orders and orders having application to Cineplex Odeon and forms made or promulgated under the foregoing legislation, and the policies, bulletins and notices of regulatory authorities administering such legislation.

  "Capital Lease Obligations" of a party means the obligation to pay rent or other payment amounts under a lease of (or other arrangements conveying the right to use) real or personal property of such party that is required to be classified and accounted for as a capital lease or a liability on a balance sheet of such party in accordance with U.S. GAAP or Canadian GAAP, as applicable.

  "Capital Stock" for purposes of the Stockholders Agreement means, with respect to any party at any time, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such party.

  "Cash Flow" in respect of any motion picture theatre means for purposes of the Documents (a) operating revenue net of applicable sales or admissions taxes (but only to the extent allocable to the period in question and exclusive of amounts that, are advance or prepaid items to be amortized in future periods) derived at such theatre during the period in question (i) from the sale of admission tickets and concession items, (ii) from the rental or sale of home video materials, (iii) from the rental of such theatre, (iv) from the operation of vending and gaming machines, (v) from pay telephones (net of commissions), (vi) from advertising (vii) from advance ticket service charges,
(viii) from theatre screenings, (ix) from pass service charges, (x) from the sale of movie related merchandise, (xi) from the operation of Cinescapes, and theatre cafes and (xii) from partnerships minus (b) the sum of the following:
(i) cost of sales including film expenses, advertising expenses and confection and other concession item purchases, (ii) all direct operating expenses of such theatre (including signs and marquees) including labor; employee benefits; employee taxes; security; utilities; supplies and services; repairs and maintenance; insurance; bank collection and deposit charges; marketing costs at the theatre level of group sales; cost of obtaining and marketing operating licenses and fees; manager and staff awards at the theatre level; direct theatre special event expenses (excepting, however, new theatre pre-opening expenses); fees for business licenses and permits; sewer rent and water charges; cleaning costs; real and personal property taxes, and (iii) all amounts payable under leases including basic rent, percentage rent, common area charges, insurance and merchant associations fees; all to be determined on an accrual basis in accordance with U.S. GAAP consistently applied. With respect to any other asset, "Cash Flow" shall be defined as Loews Cineplex and each Stockholder who at the time of determination has an Article III Consent Right shall jointly determine in good faith and, in making any such determination, such parties shall consider any definition of cash flow that is customarily utilized by nationally recognized investment banking firms to measure the cash flow of such assets.

  "Cineplex Odeon" means Cineplex Odeon Corporation.

  "Cineplex Odeon Board" means the board of directors of Cineplex Odeon.

  "Cineplex Odeon Common Shares" means the Common Shares in the capital of Cineplex Odeon.

  "Cineplex Odeon Disclosure Statement" means the disclosure statement delivered to LTM by Cineplex Odeon prior to execution of the Master Agreement by LTM.

  "Cineplex Odeon Reports" means each registration statement, prospectus, report filed by Cineplex Odeon with the Securities and Exchange Commission or Proxy Statement/Prospectus prepared by Cineplex Odeon since December 31, 1994, including, without limitation, (i) its Annual Report on Form 10-K for the years ended December 31, 1995 and December 31, 1996, (ii) its Quarterly Report on Form 10-Q for the period ended March 31, 1997, and (iii) its management Information Circular/Prospectus and proxy included in its Proxy Statement/Prospectus for the Annual Meeting of Shareholders held on June 26, 1997, each in the form (including exhibits and any amendments thereto) filed with the Securities and Exchange Commission or with the Canadian Securities Authorities.

  "Cineplex Odeon Shareholder Approval" means approval and adoption of the Arrangement and the Transactions at the Special Meeting by (a) all requisite votes of the shareholders of Cineplex Odeon required pursuant to the OBCA, Canadian Securities Laws and the Interim Order and (b) the affirmative vote of the holders of at least a majority (50.1%) of the votes cast by the holders of the outstanding Cineplex Odeon Common Shares other than Universal and its affiliates and the Claridge Group.

  "Cineplex Odeon Shares" means, collectively, the Cineplex Odeon Common Shares and the SRV Shares.

  "Cinescapes" means Cinescapes located at Eau Claire Marketplace, Calgary, Alberta and at Sharpstown, Houston, Texas.

  "Claridge Director" means any member of the Loews Cineplex Board designated pursuant to the Stockholders Agreement by the Claridge Group.

  "Claridge Group" means the Trust, Charles R. Bronfman, E. Leo Kolber, Arnold
M. Ludwick, Phyllis Lambert Foundation and 3096475 Canada Inc. and transferees therefrom who are Permitted Transferees.

  "Closing" means the closing of the Transactions contemplated in the Master Agreement.

  "Closing Adjustment" means the difference between (a) the LTM Cap and (b) the sum of the LTM Debt Repayment, the IMAX Purchase Price and, if applicable, the Transferred SPE Subsidiary Purchase Price.

  "Closing Date" means the date on which the Closing occurs, which date shall also be the Effective Date.

  "Closing Statement" means, for Cineplex Odeon or LTM, as the case maybe, the Preliminary Closing Statement, the Initial Closing Statement or the Final Closing Statement, as the case may be.

  "Code" means the U.S. Internal Revenue Code of 1986, as amended.

  "Competition Act" means the Canadian Competition Act, R.S.C. 1985, c. C-34, as amended.

  "Competition Tribunal Act" means the Canadian Competition Tribunal Act, as amended.

  "Consolidated EBITDA" of any party means for any period the Consolidated Net Income for such period increased (a) by the sum of (i) Consolidated Interest Expense of such party for such period, plus (ii) Consolidated Income Tax Expense of such party for such period, plus (iii) the consolidated depreciation and amortization expense deducted in determining the Consolidated Net Income of such party for such period, less (b) the pro rata share of any minority interest included in such sum.

  "Consolidated Income Tax Expense" of any party for purposes of the Documents means for any period the consolidated provision for income taxes of such party and its consolidated Subsidiaries for such period determined in accordance with U.S. GAAP applied, in the case of Cineplex Odeon, consistently with the financial statements included in the Cineplex Odeon Reports and, in the case of LTM, consistently with the LTM Financial Statements.

  "Consolidated Interest Expense" of any party for purposes of the Documents means for any period the consolidated interest expense included in a consolidated income statement (net of interest income) of such party and its consolidated Subsidiaries for such period as reported on such party's financial statements for such period and determined in accordance with U.S. GAAP applied, in the case of Cineplex Odeon, consistently with the financial statements included in Cineplex Odeon Reports and, in the case of LTM, consistently with the LTM Financial Statements.

  "Consolidated Net Income" of any party for purposes of the Documents means for any period the consolidated net income (or loss) of such party and its consolidated Subsidiaries for such period determined in accordance with U.S. GAAP; provided that there shall be excluded therefrom (a) gains or losses on asset dispositions by such party or its consolidated Subsidiaries, (b) any net income (loss) of a consolidated Subsidiary that is attributable to a minority interest in such consolidated Subsidiary, (c) all extraordinary gains and extraordinary losses, (d) all non-cash non-recurring charges and credits during such period not in the ordinary course of business, (e) with respect to Cineplex Odeon, other expenses of the type included under the caption "other expense" in its Annual Report on Form 10-K for the year ended December 31, 1996 and its Quarterly Report on Form 10-Q for the period ended March 31, 1997, and (f) the tax effect of any of the items described in clauses (a) through (e) above.

  "Construction Work in Progress Statement" means a statement delivered by Cineplex Odeon to LTM or by LTM to Cineplex Odeon, as the case may be, of theatres under construction, or with respect to which construction is pending, planned, contemplated or under study setting forth (a) a brief description of each theatre, including location, budget and related financial projections, lease terms, if any, capacity, planned equipment and assumptions regarding attendance, (b) a statement of Theatre Costs relating to each such theatre,
(c) the total amount invested in such project as of March 31, 1997, (d) an estimate of the amount that will be invested in such project as of February 28, 1998 and (e) an estimate of the total amount that will be invested in such project upon its completion.

  "Court" means the Ontario Court (General Division).

  "Court Approval" means issuance by the Court of the Final Order approving the Arrangement in form and substance reasonably satisfactory to each of LTM, SPE and Cineplex Odeon.

  "CRBT Cineplex Common Shares" means 40,000 Cineplex Odeon Common Shares held by the Trust.

  "Current Market Value" for purposes of the Stockholders Agreement means, with respect to any security, the average of the daily closing prices on the NYSE (or such principal exchange or market on which such security may be listed or may trade) for such security for the 20 consecutive trading days commencing on the 22nd trading day prior to the date with respect to which the Current Market Value is being determined. The closing price for each day shall be the closing price, if reported, or, if the closing price is not reported, the average of the closing bid and asked prices as reported by the NYSE (or such principal exchange or market) or a similar source selected from time to time by Loews Cineplex for such purpose. In the event such closing prices are unavailable, the Current Market Value shall be the Fair Market Value of such security established by a Determination of the Independent Directors. If a determination is required under the Stockholders Agreement of the Current Market Value of any Loews Cineplex Non-Voting Common Shares, such value shall be deemed to be equal to the Current Market Value of an equivalent number of Loews Cineplex Shares.

  "Debt" for purposes of the Documents means (without duplication), with respect to any party at any date, whether or not recourse is to all or a portion of the assets of such party or any of its Subsidiaries, (a) every obligation of such party or any of its Subsidiaries for money borrowed, (b) every obligation of such party or any of its Subsidiaries evidenced by bonds, debentures, notes or other similar instruments, (c) every reimbursement obligation of such party or any of its Subsidiaries with respect to letters of credit (including standby letters of credit only to the extent drawn upon) bankers' acceptances or similar facilities issued for the account of such party or any of its Subsidiaries, (d) every obligation of such party or any of its Subsidiaries issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), (e) every Capital Lease Obligation of such party or any of its Subsidiaries other than Capital Lease Obligations of such party or any of its Subsidiaries for real property, and
(f) every obligation of the type referred to in clauses (a) through (e) of another person and all dividends of another person the payment of which, in either case, such party or any of its Subsidiaries has guaranteed or for which such party is responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise but without duplicating Debt to the extent included in such party's Net Working Capital; provided that, in the case of joint venture Debt, there shall be included only that portion of such Debt equal to the party's ratable share in such joint venture; provided, further, that for purposes of the Stockholders Agreement, in the case of LTM, Debt shall not include the Intercompany Debt or Working Capital Debt or amount of any dividend declared in respect of the Closing Adjustment.

  "Depository" means the Montreal Trust Company of Canada.

  "Determination of the Independent Directors" for purposes of the Stockholders Agreement means, with respect to any matter, a determination made in good faith, on the basis of such relevant factors as the Independent Directors consider, in their judgment, appropriate, by the vote of a majority of the Independent Directors present at a meeting of the Independent Directors called for such purpose, a quorum being present (or at a meeting of Loews Cineplex Board if a quorum of the Independent Directors is present at such meeting), or without a meeting if a majority of all Independent Directors consent thereto in writing. For these purposes, a majority of all Independent Directors, acting at a meeting duly assembled, shall constitute a quorum for the making of any such determination at such meeting.

  "DGCL" means the Delaware General Corporation Law.

  "DIR" means the Director of Investigation and Research appointed under the Competition Act.

  "Director" means the Director appointed under the OBCA.

  "Disinterested Directors" for purposes of the Stockholders Agreement means, all Loews Cineplex Directors other than any Loews Cineplex Director who is a designee of SPE (in the case of a proposed transaction between Loews Cineplex and SPE and/or its Affiliates) or Universal (in the case of a proposed transaction between Loews Cineplex and Universal and/or its Affiliates.)

  "Dissenting Shareholders" means holders of Dissent Shares.

  "Dissent Shares" means those Cineplex Odeon Common Shares in respect of which the holders thereof have exercised rights of dissent from the Arrangement Resolution pursuant to the Plan of Arrangement, the Interim Order and Section 185 of the OBCA.

  "Documents" means, collectively, the Master Agreement, the Plan of Arrangement, the Stockholders Agreement, the Loews Cineplex Charter, the Subscription Agreement, the Tax Sharing and Indemnity Agreement, the Trademark Agreement, the Transition Services Agreement (if entered into pursuant to the Master Agreement), the documents giving effect to each of the Universal Subscription, the Sony Asset Transfer and the SPE Transfer, the Letter Agreement, and all exhibits and schedules attached to such Documents.

  "EBITDA" of any party, for purposes of the Stockholders Agreement only, means for any period the Consolidated Net Income for such period increased by the sum of (i) Consolidated Interest Expense of such party for such period, plus (ii) Consolidated Income Tax Expense of such party for such period, plus
(iii) the consolidated depreciation and amortization expense deducted in determining the Consolidated Net Income of such party for such period (excluding amortization of Capitalized Lease Obligations other than those incurred to finance equipment); provided, however, that the Consolidated Interest Expense, Consolidated Income Tax Expense and consolidated depreciation and amortization expense of a consolidated subsidiary of such party shall be added to the Consolidated Net Income of such party pursuant to the foregoing only to the extent and in the same proportion that the Consolidated Net Income of such consolidated subsidiary was included in calculating the Consolidated Net Income of such party.

  "Effective Date" means the date shown on the certificate of arrangement issued by the Director under the OBCA giving effect to the Arrangement.

  "Equity Offering" means the sale for cash by Loews Theatres in one or more underwritten public offerings of Loews Cineplex Common Shares as contemplated in the Master Agreement.

  "ERISA" means the U.S. Employee Retirement Income Security Act of 1974, as amended and any regulations promulgated or proposed thereunder.

  "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

  "Fair Market Value" for purposes of the Stockholders Agreement means, as to any securities or other property, the cash price at which a willing seller would sell and a willing buyer would buy such securities or property in an arm's-length negotiated transaction without time constraints.

  "Final Closing Statement" means a final Closing Statement, recalculating the LTM Cap as of the Closing Date reflecting the results of the Initial Closing Statements as of the Closing Date rather than as of the Preliminary Statement Date.

  "Final Order" means a final order of the Court in form and substance reasonably satisfactory to LTM and Cineplex Odeon approving the Arrangement.

  "Five-Year Plan" for purposes of the Stockholders Agreement means (a) the Initial Five-Year Plan, or any replacement of such plan adopted in accordance with the Stockholders Agreement, and (b) after the expiration of the Initial Five-Year Plan, or any replacement thereof, subsequent five-year strategic business plans of Loews Cineplex adopted by Loews Cineplex Board in accordance with the Stockholders Agreement or any replacement thereof adopted in accordance with the Stockholders Agreement.

  "Form S-4" means the Registration Statement on Form S-4 filed with the U.S. Securities and Exchange Commission, of which this Infomation
Circular/Prospectus forms a part.

  "FTC" means the U.S. Federal Trade Commission.

  "Governmental Entity" means any Canadian or U.S. federal, provincial or local executive office, legislature, governmental agency or ministry, commission, or administrative or regulatory authority or instrumentality.

  "Group" shall have the meaning assigned to it in Section 13(d)(3) of the Exchange Act.

  "HSR Act" means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

  "I.A.T.S.E." means the International Alliance of Theatrical Stage Employees and Moving Picture Machine Operators.

  "IC Act" means the Investment Canada Act, R.S.C. 1985, c.28 (1st Supp.), as amended.

  "ICA Minister" means the Minister responsible for administering the IC Act.

  "IMAX Ground Lease" means the Lease Agreement between Lincoln Metrocenter Partners, L.P. and SPE dated May 21, 1992, and all ancillary agreements thereto.

  "IMAX Leases" means the IMAX Ground Lease, the San Francisco IMAX Equipment Lease and the Agreement between IMAX Corporation and SPE dated May 28, 1992, as amended January 19, 1996.

  "IMAX Purchase Price" means the fair market value of all of the right, title and interest of SPE and its affiliates in the IMAX Leases.

  "Independent Committee" means the special committee of independent directors of Cineplex Odeon established by the Cineplex Odeon Board on May 1, 1997.

  "Independent Directors" means any member of the of Loews Cineplex Board who
(a) is free from any relationship that, in the opinion of the nominating committee of the Loews Cineplex Board, would interfere with the exercise of independent judgment as a member of the Loews Cineplex Board; (b) is not an Affiliate of Loews Cineplex, SPE, Universal or the Claridge Group or a current or former officer of Loews Cineplex or any of its Subsidiaries or a current or former officer or Director of SPE or Universal or any of their respective Subsidiaries; (c) does not, in addition to such individual's role as a member of the Loews Cineplex Board, also act on a regular basis as an individual or representative of an organization serving as a professional advisor, legal counsel or consultant to management of Loews Cineplex or SPE, Universal or the Claridge Group or any of their respective Subsidiaries; and (d) does not represent, and is not a member of the immediate family of, a Person who does not satisfy the requirements of clauses (a), (b) or (c) of this paragraph. For purposes of this definition only, the terms "Affiliate," "Person" and "Subsidiary" have the meanings ascribed to them in the Stockholders Agreement.

  "Indianapolis Theatres" means certain LTM Theatres located in metropolitan Indianapolis, Indiana.

  "Initial Closing Statements" means the closing statements prepared by LTM or at LTM's direction that give effect to certain of the Closing Adjustments as of the Closing Date.

  "Initial Interest" for purposes of the Stockholders Agreement means, with respect to any Stockholder, all of the Common Shares beneficially owned by such Stockholder and its Permitted Transferees immediately following the Closing.

  "Intercompany Debt" means the intercompany indebtedness, including accrued interest thereon through the date of repayment, identified as "Intercompany Debt" in the Preliminary Closing Statement of LTM that is subject to repayment at the Closing.

  "Interim Order" means an interim order of the Court dated February 13, 1998 providing for, among other things, the holding of the Special Meeting, a copy of which order is attached as Annex C.

  "IRS" means the U.S. Internal Revenue Service.

  "ITA" means the Canadian Income Tax Act, R.S.C. 1985, as amended.

  "Letter Agreement" means the Amended and Restated Letter Agreement dated as of September 30, 1997 between the Trust and LTM.

  "Loews Cineplex" means Loews Cineplex Entertainment Corporation.

  "Loews Cineplex Board" means the Board of Directors of Loews Cineplex.

  "Loews Cineplex By-Laws" means the Amended and Restated By-Laws of Loews Cineplex.

  "Loews Cineplex Charter" means the Amended and Restated Certificate of Incorporation of Loews Theatres that is to be filed prior to the Closing substantially in the form attached hereto as Annex J.

  "Loews Cineplex Director" means any member of the Loews Cineplex Board.

  "Loews Cineplex Non-Voting Common Shares" means, collectively, shares of Class A Non-Voting Common Stock of Loews Cineplex and Class B Non-Voting Common Stock of Loews Cineplex.

  "Loews Cineplex Preferred Stock" means preferred stock of Loews Cineplex.

  "Loews Cineplex Shares" means, collectively, the Loews Cineplex Common Shares and the Loews Cineplex Non-Voting Common Shares.

  "Loews Theatres" or "LTM" means LTM Holdings, Inc., a Delaware corporation.

  "LST " means Loeks-Star Theatres.

  "LTM Benefit Plan" means each Benefit Plan (other than a management, employment, severance, consulting, non-compete, confidentiality, or similar agreement or contract, whether written or oral, between LTM or any LTM Subsidiary and any LTM Employee pursuant to which LTM or any LTM Subsidiary has or may have any liability, contingent or otherwise, in excess of $100,000 in each instance) which is currently in effect and which is or previously has been sponsored, maintained, contributed to, or required to be contributed to, or with respect to which any withdrawal liability (within the meaning of Section 4201 of ERISA) has been incurred, by LTM or any LTM Subsidiary for the benefit of any LTM Employee, and pursuant to which LTM or any LTM Subsidiary has or may have any liability, contingent or otherwise.

  "LTM Bylaws" means the bylaws of LTM.

  "LTM Employee" means each current, former or retired employee, officer, consultant, independent contractor, agent or director of LTM or any LTM Subsidiary (other than the LTM Excluded Employees).

  "LTM Excluded Employee" means each current, former or retired employee, officer, consultant, independent contractor, agent or director of Sony Corporation of America, Sony Plaza Inc. and LTMA, Inc. whose payroll is or has been processed through LTM.

  "LTM Financial Statements" means the combined statements of income, shareholders' equity and cash flows of LTM and its consolidated Subsidiaries and the Transferred SPE Subsidiaries for the twelve months ended February 28, 1995, February 29, 1996, February 28, 1997 and March 31, 1997 and the combined balance sheet of LTM and its consolidated Subsidiaries and the Transferred SPE Subsidiaries as of such dates.

  "LTM Theatres" means each motion picture theatre owned or operated by LTM or any LTM Subsidiary (including the Transferred SPE Subsidiaries).

  "Management Directors" means any member of the Loews Cineplex Board who is also an executive officer of Loews Cineplex.

  "Market Sale" for purposes of the Stockholders Agreement means a "brokers' transaction" within the meaning of Section 4(4) of the Securities Act.

  "Master Agreement" means the Amended and Restated Master Agreement dated as of September 30, 1997 by and among SPE, LTM and Cineplex Odeon.

  "Material Adverse Effect" means such state of facts, event, change or effect that has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of the referenced party and its Subsidiaries (including, in the case of Loews Theatres, the Transferred SPE Subsidiaries and the assets subject to the Sony Asset Transfer) taken as a whole.

  "Merger" means, for purposes of the Stockholders Agreement, any merger or consolidation in which Loews Cineplex is a constituent corporation or any sale of all or substantially all of the assets of Loews Cineplex and its Subsidiaries taken as a whole, provided that a merger which satisfies all of the following criteria shall not be deemed a Merger for purposes of this definition: (i) Loews Cineplex is the surviving corporation, (ii) all Loews Cineplex Common Shares outstanding immediately prior to the consummation thereof remain outstanding immediately after the consummation thereof and the only change in the capital stock of Loews Cineplex resulting from such merger is the issuance of shares of capital stock pursuant thereto, and (iii) no consent of the Stockholders would be required in connection therewith either under the DGCL or under Article III of the Stockholders Agreement.

  "Minimum Percentage" for purposes of the Stockholders Agreement means, with respect to SPE or Universal, an Applicable Percentage of 17.86%; provided that if such Stockholder and its Permitted Transferees beneficially own at least 80% of such Stockholder's Initial Interest, such percentage shall equal 15%.

  "MJT" means Magic Johnson Theatres.

  "Morgan Stanley" means Morgan Stanley Canada Limited.

  "Net Working Capital" means with respect to any party at any date and without duplication (a) the sum of such party's (i) current assets plus (ii) long-term receivables and marketable equity securities at cost plus (iii) long-term prepaid expenses (including Transaction Expenses previously paid by LTM and Cineplex Odeon) and security deposits or unremitted cash from prior earnings of any unconsolidated Subsidiaries plus (iv) spare parts inventory minus (b) the sum of such party's (i) current liabilities (excluding (x) the current portion of long-term Debt included in Debt and (y) the Intercompany Debt and Working Capital Debt) plus (ii) other liabilities (including pension and other employee benefit liabilities, including, without limitation, post-retirement obligations, and excluding Debt and Capitalized Lease Obligations and, in the case of LTM, excluding any liability in respect of any dividend declared in respect of the Closing Adjustment) required to appear on the face of such party's balance sheet plus (iii) deferred income and current tax liabilities, all as determined in accordance with U.S. GAAP consistently applied. For purposes of this definition, "Net Working Capital" in the case of

LTM, shall not include refundable construction advances made to the landlord under the IMAX Ground Lease. In addition, working capital shall be adjusted further to exclude the pro rata share of any minority interest in such working capital. Net Working Capital shall not include any liability for (a) minority interests or deferred taxes or (b) in respect of LTM's and Cineplex Odeon's accrued and unpaid Transaction Expenses.

  "Non-U.S. Holder" means a person which is not a United States Holder.

  "NYSE" means The New York Stock Exchange.

  "OBCA" means the Business Corporations Act (Ontario), R.S.O. 1990, c. B.16, as amended.

  "Permitted Transferee" for purposes of the Stockholders Agreement means (a) with respect to SPE, any direct or indirect wholly owned Subsidiary of Sony which is incorporated in the U.S., (b) with respect to Universal, any direct or indirect wholly owned Subsidiary of Seagram or Universal which is incorporated in the U.S., and (c) with respect to each member of the Claridge Group, (i) any member of the Claridge Group, (ii) any one or more of the lineal descendants of Charles R. Bronfman, Senator E. Leo Kolber or Arnold M. Ludwick, (iii) the spouses of any one or more of the foregoing parties referred to in this clause (c), (iv) any trust of which any one or more of the foregoing parties referred to in this clause (c) is the principal beneficiary,
(v) Phyllis Lambert, (vi) the legal representatives of any one or more of the parties referred to in clauses (i), (ii) or (iii) of this clause (c), (vii) any corporation, partnership or other entity directly or indirectly of which more than 90% of the total voting power of the Capital Stock entitled to vote in the election of directors, managers or administrators thereof is beneficially owned by parties referred to in this clause (c), and (viii) any private charitable foundation of which one or more of the foregoing parties referred to in this clause (c) constitutes a majority of the members. In addition, each of SPE, Universal and each member of the Claridge Group shall each be a Permitted Transferee of its respective Permitted Transferees.

  "Person" or "party" means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof or any Group (within the meaning of Section 13(d)(3) of the Exchange Act) comprised of two or more of the foregoing.

  "Plan of Arrangement" means the plan of arrangement proposed under Section 182 of the OBCA substantially in the form attached as Annex E, as amended, modified or supplemented from time to time in accordance with its terms.

  "Plitt" means Plitt Theatres, Inc., a Delaware corporation and a wholly owned Subsidiary of Cineplex Odeon.

  "Plitt Debt" means Plitt's 10 7/8% Senior Subordinated Securities due 2004 having an aggregate outstanding principal amount of $200,000,000.

  "Plitt Indenture" means the indenture dated June 23, 1994 in respect of the Plitt Debt.

  "Plitt Shares" means all of the issued and outstanding capital stock of Plitt.

  "Preliminary Closing Statements" means the preliminary closing statements delivered by each of LTM and Cineplex Odeon to the other, not earlier than five days nor later than one day prior to the Closing Date, dated as of the Preliminary Statement Date.

  "Preliminary Statement Date" means the last day of the month ended immediately preceding the Closing Date; provided that if the Closing Date shall be prior to the fifteenth day of a month, the Preliminary Statement Date shall be the last day of the second preceding month.

  "Public Stockholder" means any stockholder of Loews Cineplex other than (i) the Stockholders and their respective Permitted Transferees and (ii) stockholders of Loews Cineplex who are required to file a Schedule 13D pursuant to the Exchange Act with respect to their ownership of Voting Shares, excluding any such stockholders that (a) are investment advisers registered under Section 203 of the Investment Advisers Act of 1940, as amended, (b) are not participating and have not publicly disclosed (in a Schedule 13D filing or otherwise) an intention to participate in an election contest affecting Loews Cineplex and (c) have not publicly disclosed (in a Schedule 13D filing or otherwise) any intention or purpose of influencing control of Loews Cineplex in any material respect (including seeking representation on the Loews Cineplex Board).

  "Qualified Tangible Net Worth" means at any date for any party the sum of
(i) such party's pro rata share of the investment in construction work in progress as set forth in the Construction Work in Progress Statement of such party, plus (ii) in the case of Cineplex Odeon, its investment at cost in the Cinescapes plus (iii) such party's Net Working Capital if it is positive, minus (iv) the absolute value of such party's Net Working Capital if it is negative, minus (v) such party's Debt minus (vi) in the case of LTM, two times the Cash Flow for the twelve months ended March 31, 1997 of the Indianapolis Theatres, plus (vii) in the case of Cineplex Odeon, $15 million, in each case on a consolidated basis determined in accordance with U.S. GAAP.

  "San Francisco IMAX Equipment Lease" means the letter agreement between IMAX Corporation and Sony Retail Entertainment dated March 3, 1995.

  "SCA" means Sony Corporation of America, a Delaware corporation.

  "Significant Subsidiaries" means the Subsidiaries of a party that constitute "significant subsidiaries" of such party under Rule 405 promulgated by the Securities and Exchange Commission under the Securities Act.

  "Sony" means Sony Corporation, a Japanese corporation.

  "Sony Capital" means Sony Capital Corporation, a Delaware corporation.

  "Sony Trademark Agreement" means a trademark agreement to be entered into between Sony Corporation of Japan and LTM at or prior to the Closing pursuant to which Sony Corporation of Japan will grant LTM the right to use the trademark "Sony."

  "SPE" means Sony Pictures Entertainment Inc., an indirectly wholly owned subsidiary of Sony.

  "SPE Director" means any member of the Loews Cineplex Board designated pursuant to the Stockholders Agreement by SPE.

  "SPE Transfer" means the transfer by SPE or a subsidiary of SPE, concurrently with the Closing, and after consummation of the LTM Debt Repayment, the Arrangement and the Universal Subscription, of each of the Transferred SPE Subsidiaries to a Subsidiary of LTM by either (a) a stock transfer or merger in exchange for Loews Cineplex Common Shares or (b) a transfer of all of the assets and related liabilities of such Subsidiary in exchange for a cash payment in an amount equal to the Transferred SPE Subsidiary Purchase Price.

  "SRV Shares" means Subordinate Restricted Voting Shares in the capital of Cineplex Odeon.

  "Stockholders" means SPE, Universal and the Claridge Group.

  "Subsidiary" when used with respect to any Person means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner.

  "Tax Sharing and Indemnity Agreement" means the tax sharing and indemnity agreement to be entered into between SCA and LTM at or prior to the Closing pursuant to which SCA and LTM shall indemnify and hold one another harmless for certain tax and employee benefits liabilities.

  "Theatre Costs" means costs relating to planning, developing, constructing, equipping and supplying each theatre under construction, or with respect to which construction is pending, planned, contemplated or under study.

  "Third Party Transferee" for purposes of the Stockholders Agreement means any party to whom a Stockholder (including a Third Party Transferee who becomes subject to the Stockholders Agreement in accordance therewith) or a Permitted Transferee Transfers Voting Shares, other than a Permitted Transferee of such Stockholder.

  "Three Party Agreement" means the letter agreement by and among Universal, Cineplex Odeon and the Trust of even date with the Master Agreement.

  "Transaction Expenses" means, with respect to LTM and Cineplex Odeon, the out-of-pocket expenses and fees incurred by such party in connection with the Documents and the Transactions, including (a) up to $1,000,000 of compensation expense in respect of bonuses payable to the certain employees of Cineplex Odeon, (b) severance costs and "stay" bonuses incurred by LTM and Cineplex Odeon as a result of the Transactions in accordance with a plan jointly approved by Cineplex Odeon and LTM, (c) fees and expenses of counsel, financial advisors, accountants and other experts and consultants, (d) printing and mailing costs, (e) proxy solicitation fees and expenses, and (f) governmental, court, regulatory and stock exchange filing fees. Transaction Expenses shall not include (x) any out-of-pocket expenses and fees incurred by or on behalf of a stockholder of LTM or Cineplex Odeon or (y) liabilities incurred or amounts paid to third parties in connection with obtaining consents or waivers from such third parties to the Transactions.

  "Transactions" means the transactions contemplated in the Master Agreement, including the Arrangement.

  "Transfer" for purposes of the Stockholders Agreement means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Voting Shares or any interest in any Voting Shares; provided, however, that, subject to certain exceptions in the Stockholders Agreement, a merger or consolidation in which a Stockholder is a constituent corporation shall not be deemed to be the Transfer of any Voting Shares beneficially owned by such Stockholder (provided, that the primary purpose of any such transaction is not to avoid the provisions of the Stockholders Agreement).

  "Transferred SPE Subsidiary" means each of Star Theatres, Inc., a Delaware corporation, and S&J Theatres Inc., a California corporation, each a wholly owned Subsidiary of SPE.

  "Transferred SPE Subsidiary Purchase Price" means an amount equal to the fair market value of all of the assets and related liabilities of a Transferred SPE Subsidiary, in the case that such Transferred SPE Subsidiary transfers all such assets and related liabilities in accordance with the SPE Transfer.

  "Transition Services Agreement" means a transition services agreement between LTM and SPE, to be negotiated in good faith by SPE, LTM and Cineplex Odeon and executed and delivered by LTM and SPE on the Closing Date, pursuant to which SPE will agree to provide LTM with certain services currently performed by SPE or its affiliates on behalf of LTM following the Closing Date to the extent LTM will require such services to conduct its operations in the ordinary course following the Closing Date at such prices and rates, and subject to such termination provisions, as may be agreed upon by SPE, Cineplex Odeon and LTM, and which shall be no less favorable to LTM than would be obtainable from unaffiliated third parties.

  "Tribunal" means the Competition Tribunal appointed under the Competition Tribunal Act.

  "Trust" means the Charles Rosner Bronfman Family Trust, a trust created under the laws of Quebec.

  "TSE" means The Toronto Stock Exchange.

  "United States Holder" means a Cineplex Odeon shareholder who is (i) a citizen or individual resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States, or of any state (other than any partnership treated as foreign under U.S. Treasury regulations), (iii) an estate the income of which is includible in its gross income for U.S. federal income tax purposes without regard to its source or (iv) a trust subject to the primary supervision of a court within the United States and the control of one or more U.S. persons.

  "Universal" means Universal Studios, Inc., a Delaware corporation.

  "Universal Cineplex SRV Shares" means 800,000 SRV Shares held by Universal.

  "Universal Director" means any member of the Loews Cineplex Board designated pursuant to the Stockholders Agreement by Universal.

  "U.S. GAAP" means U.S. generally accepted accounting principles.

  "U.S. Securities Act" means the U.S. Securities Act of 1933, as amended.

  "Voting Share Equivalents" for purposes of the Stockholders Agreement means any warrants, options, rights or securities convertible into, or exchangeable or exercisable for, Voting Shares.

  "Voting Shares" for purposes of the Stockholders Agreement means any securities of Loews Cineplex the holders of which are generally entitled to vote for members of Loews Cineplex Board and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

  "Working Capital Debt" means the intercompany indebtedness (including all liabilities to Sony Corporation of America and its affiliates in respect of taxes through the Closing Date except taxes for periods prior to Closing resulting from audit as provided in the Tax Sharing and Indemnity Agreement), including accrued interest thereon through the date of repayment, identified as "Working Capital Debt" in LTM's Preliminary Closing Statement that is subject to repayment at the Closing and that is owed by LTM and its direct or indirect subsidiaries to Sony Capital.

                                                                        ANNEX B

                            ARRANGEMENT RESOLUTION

RESOLVED THAT:

  1. The arrangement (the "Arrangement") under section 182 of the Business Corporations Act (Ontario) involving Cineplex Odeon Corporation (the "Corporation"), the shareholders of the Corporation, Plitt Theatres, Inc. and LTM Holdings, Inc. ("LTM"), all as set forth in the plan of arrangement (the "Plan of Arrangement"), a copy of which is attached as Annex E to the Management Information Circular and Proxy Statement/Prospectus dated February 13, 1998 (the "Information Circular/Prospectus"), is hereby authorized, approved and adopted.

  2. The Amended and Restated Master Agreement dated as of September 30, 1997 (the "Master Agreement") among Sony Pictures Entertainment Inc., LTM and the Corporation (a copy of which is attached as Annex D to the Information Circular/Prospectus), the actions of the directors of the Corporation in approving the Arrangement and the actions of the officers of the Corporation in executing and delivering the Master Agreement are hereby confirmed, ratified and approved.

  3. Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the shareholders of the Corporation or that the Arrangement has been approved by the Ontario Court (General Division), the directors of the Corporation are hereby authorized and empowered (i) to amend the Master Agreement or the Plan of Arrangement to the extent permitted by the Master Agreement and the Plan of Arrangement and (ii) not to proceed with the Arrangement at any time prior to the issuance of a certificate of arrangement giving effect to the Arrangement without the further approval of the shareholders of the Corporation, but only if the Master Agreement is terminated in accordance with Article 8 thereof.

  4. Each officer of the Corporation is hereby authorized, acting for, in the name of and on behalf of the Corporation, to execute or cause to be executed, under the seal of the Corporation or otherwise, and to deliver articles of arrangement and such other documents as are necessary or desirable to the Director under the Business Corporations Act (Ontario) in accordance with the Master Agreement for filing.

  5. Each officer of the Corporation is hereby authorized, acting for, in the name of and on behalf of the Corporation, to execute or cause to be executed, under the seal of the Corporation or otherwise, and to deliver or to cause to be delivered, all such documents, agreements and instruments, and to do or to cause to be done all such other acts and things, as such officer determines to be necessary or desirable in order to carry out the intent of the foregoing paragraphs of this resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

                                                                        ANNEX C

                                      Commercial List Court File No.98BK-001820

                           ONTARIO COURT OF JUSTICE
                              (GENERAL DIVISION)

                                COMMERCIAL LIST

         IN THE MATTER OF THE BUSINESS CORPORATIONS ACT, R.S.O. 1990,
                     CHAPTER B.16, AS AMENDED, SECTION 182

               IN THE MATTER OF A PROPOSED ARRANGEMENT INVOLVING
                CINEPLEX ODEON CORPORATION AND ITS SHAREHOLDERS

                APPLICATION UNDER Rules 14.05(2) and 38 of the
                           Rules of Civil Procedure

                             NOTICE OF APPLICATION

  THIS APPLICATION will come on for a hearing before a judge presiding over the Commercial List at 393 University Avenue on March 30, 1998 at 10:00 a.m. or as soon after that time as the matter can be heard.

  IF YOU WISH TO OPPOSE THIS APPLICATION, you or an Ontario lawyer acting for you must forthwith prepare a Notice of Appearance in Form 38A prescribed by the Rules of Civil Procedure, serve it on the Applicant's lawyer and file it, with proof of service, in this court office, and you or your lawyer(s) must appear at the hearing.

  IF YOU WISH TO PRESENT AFFIDAVIT OR OTHER DOCUMENTARY EVIDENCE TO THE COURT OR TO EXAMINE OR CROSS-EXAMINE WITNESSES ON THE APPLICATION, you or your lawyer(s) must, in addition to serving your Notice of Appearance, serve a copy of the evidence on the Applicant's lawyer(s) and file it, with proof of service, in the court office where the Application is to be heard as soon as possible, but not later than 2:00 p.m. on the day before the hearing.

  IF YOU FAIL TO APPEAR AT THE HEARING, JUDGMENT MAY BE GIVEN IN YOUR ABSENCE AND WITHOUT FURTHER NOTICE TO YOU. IF YOU WISH TO OPPOSE THIS APPLICATION BUT ARE UNABLE TO PAY LEGAL FEES, LEGAL AID MAY BE AVAILABLE TO YOU BY CONTACTING A LOCAL LEGAL AID OFFICE.

Date:   February 6, 1998                  Issued by:   /s/ Belinda Burnett
                                                    ---------------------------
                                                           Local registrar

                                          Address of Court Office:

                                          393 University Avenue
                                          10th Floor
                                          Toronto ON M5G 1E6

TO: ALL HOLDERS OF COMMON SHARES AND SUBORDINATE RESTRICTED VOTING SHARES OF CINEPLEX ODEON CORPORATION


AND TO: THE DIRECTOR UNDER THE BUSINESS CORPORATIONS ACT (ONTARIO)

                                  APPLICATION

1. THE APPLICANT, Cineplex Odeon Corporation, makes application for:

  (a) without notice, an interim order for advice and directions pursuant to section 182(5) of the Business Corporations Act, R.S.O. 1990, Chapter B.16, as amended (the "OBCA");

  (b) an order approving the plan of arrangement (the "Plan of Arrangement") proposed by Cineplex Odeon Corporation ("Cineplex Odeon") and described in the Management Information Circular and Proxy Statement/Prospectus dated on or about February 12, 1998 and mailed to holders of Common Shares and Subordinate Restricted Voting Shares of Cineplex Odeon; and

  (c) such further and other relief as this Honourable Court deems just.

2. THE GROUNDS for the application are:

  (a) all statutory requirements under the OBCA have been fulfilled;

  (b) the proposed Plan of Arrangement is in the best interests of Cineplex Odeon, is fair and reasonable to the shareholders of Cineplex Odeon and is put forward in good faith;

  (c) section 182 of the OBCA;

  (d) Rules 14.05(2) and 38 of the Rules of Civil Procedure; and

  (e) such further and other grounds as counsel may advise and this Honourable Court permit.

3. THE FOLLOWING DOCUMENTARY EVIDENCE will be used at the hearing of the application:

  (a) such interim order as may be granted by this Honourable Court;

  (b) the Affidavit of Michael Herman to be sworn on or about February 12, 1998 and the exhibits attached thereto and other materials referred to therein; and

  (c) such further and other material as counsel may advise and this Honourable Court permit.

Date: February 6, 1998                    GOODMAN AND CARR

                                          Barristers and Solicitors
                                          200 King Street West
                                          Suite 2300
                                          Toronto ON M5H 3W5

                                          ALLAN STERNBERG
                                          RONALD CARR
                                          Tel.:(416) 595-2300
                                          Fax:(416) 595-0567

                                          Solicitors for Cineplex Odeon
                                           Corporation

  IN THE MATTER OF A PROPOSED ARRANGEMENT INVOLVING CINEPLEX ODEON CORPORATION
                              AND ITS SHAREHOLDERS

                                       COMMERCIAL COURT FILE NO. 98BK-001820

--------------------------------------------------------------------------------

                                       ONTARIO COURT (GENERAL DIVISION)

                                       Proceeding commenced at Toronto

                                       IN THE MATTER OF THE
                                       BUSINESS CORPORATIONS ACT, R.S.O. 1990,
                                       CHAPTER B.16, AS AMENDED,
                                       SECTION 182

                                       APPLICATION UNDER Rules 14.05(2) and
                                       38 of the Rules of Civil Procedure

                                    -------------------------------------------

                                       NOTICE OF APPLICATION

                                    -------------------------------------------

                                       GOODMAN AND CARR
                                       Barristers and Solicitors
                                       200 King Street West
                                       Suite 2300
                                       Toronto, ON M5H 3W5

                                       Allan Sternberg
                                       Ronald Carr
                                       (416) 595-2300
                                       (416) 595-0567--Fax

                                       Solicitors for Cineplex Odeon
                                       Corporation

                                     Commercial List Court file no. 98BK-001820

                           ONTARIO COURT OF JUSTICE
                              (GENERAL DIVISION)

                                COMMERCIAL LIST



                THE HONOURABLE                WEDNESDAY, THE 11TH
                MR. JUSTICE                   DAY OF FEBRUARY, 1998
                FARLEY

         IN THE MATTER OF THE BUSINESS CORPORATIONS ACT, R.S.O. 1990,
                     CHAPTER B.16, AS AMENDED, SECTION 182

                                      AND

                               IN THE MATTER OF
                       A PROPOSED ARRANGEMENT INVOLVING
                CINEPLEX ODEON CORPORATION AND ITS SHAREHOLDERS

                APPLICATION UNDER Rules 14.05(2) and 38 of the
                           Rules of Civil Procedure

                                   O R D E R

  THIS MOTION, made without notice by the Applicant, Cineplex Odeon Corporation, for an interim Order pursuant to subsection 182(5) of the Business Corporations Act, R.S.O. 1990, c. B.16, as amended (the "OBCA") was heard this day at 393 University Avenue, Toronto, Ontario.

  ON READING the Notice of Application herein, the Notice of Motion herein, the affidavit of Michael Herman sworn February 10, 1998 and the exhibits thereto, and upon hearing the submissions of counsel for the Applicant,

1.THIS COURT ORDERS that as used in this Order the terms hereinafter set forth have the following definitions:

  "Applicant" means Cineplex Odeon;

  "Arrangement Resolution" means the special resolution to be voted upon by the Shareholders of Cineplex Odeon at the Special Meeting, substantially in the form filed in these proceedings, respecting the Plan of Arrangement and its approval;

  "Circular" means the management information circular and proxy statement/prospectus to be distributed by Cineplex Odeon to its Shareholders in conjunction with the Notice of Special Meeting and the Special Meeting, substantially in the form filed in these proceedings, subject to completion or amendment by Cineplex Odeon, the completed version of which shall be filed with this Court coincident with the initial distribution thereof;

  "Claridge Group" means the Charles Rosner Bronfman Family Trust, Charles R. Bronfman, E. Leo Kolber, Arnold M. Ludwick, Phyllis Lambert Foundation and 3096475 Canada Inc. and transferees therefrom who are Permitted Transferees as such term is defined in the Circular;

  "Cineplex Odeon Common Shares" means the Common Shares in the capital of Cineplex Odeon;

  "Cineplex Odeon" means Cineplex Odeon Corporation;

  "Notice of Special Meeting" means the notice of special meeting, substantially in the form filed in these proceedings, subject to completion or amendment by Cineplex Odeon, the completed version of which shall be filed with this Court coincident with the initial distribution thereof;

  "OBCA" means the Business Corporations Act (Ontario), R.S.O. 1990, c. B.16, and the relevant regulations thereunder, all as in effect from time to time;

  "Plan of Arrangement" means the plan of arrangement proposed by the Applicant under section 182 of the OBCA attached as Annex E to the Circular, as amended, supplemented and/or revised from time to time in accordance with its terms and the terms of the Restated Master Agreement attached as Annex D to the Circular or as the Court may direct;

  "Proxy" means, collectively, (i) the forms of management solicited proxy and other form(s) of voting instrument(s) to be utilized by management of Cineplex Odeon in conjunction with the Special Meeting, the completed version of which shall be filed with this Court coincident with the initial distribution thereof, and (ii) such other form of proxy or voting instrument determined by the Chairman of the Special Meeting to be lawful and to represent the choice of the person submitting the same;

  "Shares" means Cineplex Odeon Common Shares and SRV Shares;

  "Shareholders" means the several persons entered on the registers of Cineplex Odeon as holders of Cineplex Odeon Common Shares or SRV Shares and such other persons who, in accordance with the provisions of the OBCA, establish a right to vote at the Special Meeting;

  "Special Meeting" means the special meeting of the Shareholders of Cineplex Odeon to be called, held and conducted in accordance with this Order for the purpose, inter alia, of considering, and if thought advisable, approving the Plan of Arrangement;

  "SRV Shares" means Subordinate Restricted Voting Shares in the capital of Cineplex Odeon.

2.THIS COURT ORDERS that Cineplex Odeon is authorized and directed to call, hold and conduct the Special Meeting to consider and, if deemed advisable, to pass, with or without variation, the Arrangement Resolution to approve, with or without variation, the arrangement (the "Arrangement") set forth in the Plan of Arrangement attached as Annex E to the Circular.

3.THIS COURT ORDERS that the Special Meeting shall be called, held and conducted in accordance with the provisions of the OBCA and with the articles and by-laws of Cineplex Odeon, subject to what may be provided for hereafter. The quorum for the Special Meeting shall be as set out in the by-laws of Cineplex Odeon. If a quorum is not present at the time appointed for the Special Meeting, or within such reasonable time thereafter as the Chair may determine, the Chair may adjourn the Special Meeting to a fixed time and place but no other business may be transacted.

4.THIS COURT ORDERS that the Notice of Application herein, the Notice of Special Meeting and the Circular with such amendments thereto as counsel for Cineplex Odeon may advise are necessary or desirable, provided that such amendments are not inconsistent with the terms of this Order, shall be served on the registered holders of Shares at the close of business on February 11, 1998, (subject to the provisions of the OBCA with respect to persons who become registered holders of Shares after that date), the directors and auditors of Cineplex Odeon, the Director under the OBCA and the applicable securities regulatory authorities by mailing the same by prepaid ordinary mail to such persons at their registered addresses as they appear on the books of Cineplex Odeon at the close of business on February 11, 1998 not less than 25 days prior to the date of the Special Meeting, including the date of mailing and excluding the date of the Special Meeting, and that service of the Notice of Application herein, the Notice of Special Meeting and the Circular in accordance with this Order shall constitute good and sufficient service of such documents upon all who may wish to appear in these proceedings and no other form of service need be made, and such service shall be effective on the fifth day after such documents are mailed. The Circular shall be sealed until the Securities and Exchange Commission gives its decision as to the Circular.

5.THIS COURT ORDERS that the Chairman of the Special Meeting shall be the Honourable Ernest Leo Kolber, Chairman of the Board of Cineplex Odeon, or failing him, such other director or officer of Cineplex Odeon as may be appointed by the Board of Directors of Cineplex Odeon.

6.THIS COURT ORDERS that the procedure for the use of Proxies at the Special Meeting shall be as set out in the Circular.

7.THIS COURT ORDERS that Cineplex Odeon may in its discretion waive generally the time limits for the deposit of Proxies by Shareholders, if Cineplex Odeon deems it advisable to do so.

8.THIS COURT ORDERS that the only persons entitled to attend or speak at the Special Meeting shall be the Shareholders, their Proxy holders, the officers and directors of Cineplex Odeon and LTM Holdings Inc. ("LTM"), the auditors of Cineplex Odeon and the professional legal and financial advisors to Cineplex Odeon and LTM.

9.THIS COURT ORDERS that only those registered holders of Shares at the close of business on February 11, 1998, subject of the provisions of the OBCA with respect to persons who become registered holders of Shares after that date, present or represented by Proxy at the Special Meeting shall be entitled to vote at the Special Meeting, and for the purposes of the Special Meeting, any spoiled votes, defective votes, illegible votes and abstentions shall be deemed to be votes not cast.

10.THIS COURT ORDERS that subject to the further Order of this Court, the Arrangement Resolution will be considered to have been adopted by the Shareholders upon approval, with or without variation, at the Special Meeting
(i) by the affirmative vote of at least 66 2/3% of the votes actually cast thereon by the holders of Cineplex Odeon Common Shares and SRV Shares voting together, entitled to vote at the Special Meeting, either in person or represented by Proxy, and (ii) by a majority of the votes actually cast thereon by the holders of Cineplex Odeon Common Shares entitled to vote at the Special Meeting, excluding the Cineplex Odeon Common Shares held by the Claridge Group, either in person or represented by Proxy.

11.THIS COURT ORDERS that the holders of the Cineplex Odeon Common Shares shall be permitted to dissent from the Arrangement in the manner set out in section 185 of the OBCA and the terms of the Plan of Arrangement and to seek fair value for their Shares from Cineplex Odeon so long as they provide to Cineplex Odeon written objection to the Arrangement at or before the Special Meeting and they otherwise comply with the requirements of section 185 of the OBCA and the Plan of Arrangement.

12.THIS COURT ORDERS that upon approval by the Shareholders of the Arrangement in the manner set forth in this Order, Cineplex Odeon may apply to this Court on March 30, 1998 or a date to be set by the Court upon motion by Cineplex Odeon for the approval of the Plan of Arrangement and that service of the Notice of Application herein, in accordance with paragraph 4 of this Order, shall constitute good and sufficient service of such Notice of Application upon all persons who are entitled to receive such Notice of Application pursuant to the Order and no other form of service need be made and no other material need be served on such persons in respect of these proceedings, unless a notice of appearance is served on Cineplex Odeon's solicitor, in which case Cineplex Odeon shall serve such person with notice of the date of the application for approval, together with a copy of any additional materials to be used in support of such application.

13.THIS COURT ORDERS that any party who wishes to oppose the application for approval of the Arrangement shall serve upon Cineplex Odeon's solicitor and upon other parties who have filed a Notice of Appearance a notice setting out the basis for such opposition and a copy of the materials to be used to oppose the application at least 3 days before the date set for the application for approval of the Arrangement or such shorter time as the Court, by Order, may allow.

14.THIS COURT ORDERS that the accidental omission to give notice of the Special Meeting, or the non-receipt of such notice by one or more persons referred to in paragraph 12 hereof, shall not invalidate any resolution passed or proceedings taken at the Special Meeting.

15.THIS COURT ORDERS that in the event that the Application for final approval of the Arrangement is adjourned by the Court, only those parties appearing before the Court for the final application shall be entitled to notice of the adjourned date.

                                  "FARLEY J."

  IN THE MATTER OF A PROPOSED ARRANGEMENT INVOLVING CINEPLEX ODEON CORPORATION
                              AND ITS SHAREHOLDERS

                                       COMMERCIAL COURT FILE NO. 98BK-001820

--------------------------------------------------------------------------------

                                       ONTARIO COURT (GENERAL DIVISION)

                                       Proceeding commenced at Toronto

                                       IN THE MATTER OF THE
                                       BUSINESS CORPORATIONS ACT, R.S.O. 1990,
                                       CHAPTER B.16, AS AMENDED,
                                       SECTION 182

                                       APPLICATION UNDER Rules 14.05(2) and
                                       38 of the Rules of Civil Procedure

                                    -------------------------------------------

                                       ORDER

                                    -------------------------------------------

                                       GOODMAN AND CARR
                                       Barristers and Solicitors
                                       200 King Street West
                                       Suite 2300
                                       Toronto, ON M5H 3W5

                                       Allan Sternberg
                                       Ronald Carr
                                       (416) 595-2300
                                       (416) 595-0567--Fax

                                       Solicitors for Cineplex Odeon
                                       Corporation

                                                                         ANNEX D

                     AMENDED AND RESTATED MASTER AGREEMENT

                                     AMONG

                       SONY PICTURES ENTERTAINMENT INC.,

                               LTM HOLDINGS, INC.

                                      AND

                           CINEPLEX ODEON CORPORATION

                         DATED AS OF SEPTEMBER 30, 1997

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
                                   ARTICLE I

   Sony Asset Transfer, LTM Debt Repayment, Closing Adjustment, Arrangement,
              Universal Subscription and SPE Transfer Transactions
Section 1.1.  Sony Asset Transfer..........................................  D-3
Section 1.2.  LTM Debt Repayment...........................................  D-4
Section 1.3.  Closing Adjustment...........................................  D-4
Section 1.4.  The Arrangement..............................................  D-4
Section 1.5.  The Universal Subscription...................................  D-4
Section 1.6.  The SPE Transfer.............................................  D-4
Section 1.7.  The Closing..................................................  D-4
Section 1.8.  Deliveries at the Closing....................................  D-4

                                   ARTICLE II

                Representations and Warranties of Cineplex Odeon
Section 2.1.  Existence; Good Standing; Corporate Authority; Compliance
              with Law.....................................................  D-5
Section 2.2.  Authorization, Validity and Effect of Agreements.............  D-6
Section 2.3.  Capitalization...............................................  D-6
Section 2.4.  Subsidiaries.................................................  D-6
Section 2.5.  Other Interests..............................................  D-7
Section 2.6.  No Violation.................................................  D-7
Section 2.7.  Reports......................................................  D-8
Section 2.8.  Litigation................................................... D-12
Section 2.9.  Absence of Certain Changes................................... D-12
Section 2.10. Taxes........................................................ D-12
Section 2.11. Employee Benefit Plans....................................... D-13
Section 2.12. No Brokers................................................... D-18
Section 2.13. Opinions of Financial Advisor, Etc........................... D-18
Section 2.14. Environmental Matters........................................ D-19
Section 2.15. Real Property; Leases........................................ D-20
Section 2.16. Operating Assets............................................. D-23
Section 2.17. Contracts.................................................... D-23
Section 2.18. Insurance.................................................... D-24
Section 2.19. Interested Party Transactions................................ D-24
Section 2.20. Expenses..................................................... D-24

                                  ARTICLE III

                     Representations and Warranties of LTM
Section 3.1.  Existence; Good Standing; Corporate Authority; Compliance
              with Law..................................................... D-25
Section 3.2.  Authorization, Validity and Effect of Agreements............. D-25
Section 3.3.  Capitalization............................................... D-25
Section 3.4.  Subsidiaries................................................. D-26
Section 3.5.  Other Interests.............................................. D-26
Section 3.6.  No Violation................................................. D-26
Section 3.7.  Financial Statements......................................... D-27
Section 3.8.  Litigation................................................... D-28
Section 3.9.  Absence of Certain Changes................................... D-28
Section 3.10. Taxes........................................................ D-28

                                                                          PAGE
                                                                          ----
Section 3.11. Employee Benefit Plans..................................... D-29
Section 3.12. No Brokers................................................. D-32
Section 3.13. Cineplex Odeon Stock Ownership............................. D-32
Section 3.14. Environmental Matters...................................... D-32
Section 3.15. Real Property; Leases...................................... D-33
Section 3.16. Operating Assets........................................... D-35
Section 3.17. Contracts.................................................. D-35
Section 3.18. Insurance.................................................. D-36
Section 3.19. Related Party Transactions................................. D-36
Section 3.20. Expenses................................................... D-36

                                   ARTICLE IV

                     Representations and Warranties of SPE
Section 4.1.  Existence; Good Standing; Corporate Authority................ D-37
Section 4.2.  Authorization, Validity and Effect of Agreements............. D-37
Section 4.3.  No Violation................................................. D-37
Section 4.4.  Transferred SPE Subsidiaries................................. D-37
Section 4.5.  Effects of Transactions...................................... D-38

                                   ARTICLE V

                      Conduct of Business Prior to Closing
Section 5.1.  Conduct of Business Prior to Closing......................... D-38

                                   ARTICLE VI

                             Additional Agreements
Section 6.1.  Access and Information....................................... D-40
Section 6.2.  Meetings of Shareholders..................................... D-40
Section 6.3.  Registration Statement/Proxy Statement/Prospectus............ D-41
Section 6.4.  Change of Control Offer and Change of Guarantor.............. D-42
Section 6.5.  Compliance with the Securities Act........................... D-42
Section 6.6.  Stock Exchange Listing....................................... D-42
Section 6.7.  HSR Act; Competition Act; Investment Canada Act; Submission
              of Arrangement for Approval.................................. D-42
Section 6.8.  Bank Financing; Equity Offering.............................. D-43
Section 6.9.  Audit Requirements; Closing Adjustment....................... D-43
Section 6.10. No Shop...................................................... D-47
Section 6.11. Advice of Changes; SEC Filings............................... D-48
Section 6.12. Benefit Plans................................................ D-48
Section 6.13. Inventory.................................................... D-48
Section 6.14. Registrar and Transfer Agent................................. D-49
Section 6.15. Additional Agreements........................................ D-49
Section 6.16. Transition Services.......................................... D-49
Section 6.17. Adoption of LTM Charter and Bylaws........................... D-50
Section 6.18. Designation of Directors..................................... D-50
Section 6.19. Amendments and Modifications of Documents.................... D-50
Section 6.20. No Capital Contributions..................................... D-50
Section 6.21. Tax Sharing and Indemnity Agreement.......................... D-50
Section 6.22. Sony Trademark Agreement; Existing Theaters.................. D-50
Section 6.23. Fractional Shares............................................ D-50

                                                                          PAGE
                                                                          ----
                                  ARTICLE VII

                              Conditions Precedent
Section 7.1.  Conditions to Each Party's Respective Obligations to Effect
              the Transactions........................................... D-51
Section 7.2.  Conditions to Obligation of Cineplex Odeon to Effect the
              Transactions............................................... D-52
Section 7.3.  Conditions to Obligations of SPE and LTM to Effect the
              Transactions............................................... D-53

                                  ARTICLE VIII

                       Termination, Amendment and Waiver
Section 8.1.  Termination................................................ D-54
Section 8.2.  Fees....................................................... D-55

                                   ARTICLE IX

                                 Miscellaneous
Section 9.1.  Non-Survival of Representations and Warranties; Survival of
              Agreements................................................. D-56
Section 9.2.  Notices.................................................... D-56
Section 9.3.  Fees and Expenses.......................................... D-58
Section 9.4.  Publicity.................................................. D-58
Section 9.5.  Specific Performance....................................... D-58
Section 9.6.  Assignment; Binding Effect................................. D-58
Section 9.7.  Entire Agreement........................................... D-58
Section 9.8.  Amendment.................................................. D-58
Section 9.9.  Governing Law.............................................. D-59
Section 9.10. Counterparts............................................... D-59
Section 9.11. Headings and Table of Contents............................. D-59
Section 9.12. Interpretation............................................. D-59
Section 9.13. Waivers.................................................... D-59
Section 9.14. Severability............................................... D-59
Section 9.15. Certain Definitions........................................ D-59
Section 9.16. Knowledge.................................................. D-60
Section 9.17. Release.................................................... D-60

                                    EXHIBITS

 Exhibit A Form of Amended and Restated Certificate of Incorporation of LTM Holdings, Inc.
 Exhibit B Form of Plan of Arrangement
 Exhibit C Letter Agreement
 Exhibit D Form of Tax Sharing and Indemnity Agreement
 Exhibit E Form of Sony Trademark Agreement
 Exhibit F Form of Amended and Restated By-laws of LTM Holdings, Inc.
 Exhibit G List of Transition Services
 Exhibit H Stockholders Agreement
 Exhibit I Universal Subscription Agreement

                             INDEX OF DEFINED TERMS

TERM                                                      SECTION
----                                                      -------
ADA...................................................... 2.15(c)
Adjusted EBITDA.......................................... 2.7(b)
Adjustment Factor........................................ 6.9(d)
Affiliate................................................ 6.5
Agreement................................................ Preamble
Alternative Proposal..................................... 6.10(a)
Antitrust Law............................................ 6.15(a)
Applicable Law........................................... 2.11(h)
Arrangement.............................................. Recitals
Arrangement Filings...................................... 6.7(c)
Arrangement Shares....................................... 1.8(d)
Audited Financial Statements............................. 6.9(a)
Bank Financing........................................... Recitals
Benefit Plan............................................. 2.11(a)
Canadian GAAP............................................ 2.7(a)
Canadian Securities Authorities.......................... 2.7(a)
Canadian Securities Laws................................. 2.6
Capital Lease Obligations................................ 2.7(b)
Cash Flow................................................ 2.7(b)
Cash Flow Statement...................................... 2.7(b)
Cineplex Odeon........................................... Preamble
Cineplex Odeon Benchmark................................. 6.9(d)
Cineplex Odeon Benefit Plan.............................. 2.11(a)
Cineplex Odeon Canadian Benefit Plan..................... 2.11(h)
Cineplex Odeon Canadian Pension Plans.................... 2.11(h)
Cineplex Odeon Common Shares............................. 2.3
Cineplex Odeon Contracts................................. 2.17
Cineplex Odeon Disclosure Statement...................... Article II
Cineplex Odeon Employee.................................. 2.11(a)
Cineplex Odeon Employee Agreement........................ 2.11(a)
Cineplex Odeon ERISA Affiliate........................... 2.11(a)
Cineplex Odeon Leased Real Properties.................... 2.15(a)
Cineplex Odeon Meeting................................... 6.2
Cineplex Odeon Multi-Employer Plan....................... 2.11(a)
Cineplex Odeon Negative Theaters......................... 2.7(b)
Cineplex Odeon Original Consolidated EBITDA.............. 6.9(d)
Cineplex Odeon Owned Real Properties..................... 2.15(a)
Cineplex Odeon Pension Plan.............................. 2.11(a)
Cineplex Odeon Permits................................... 2.15(c)
Cineplex Odeon Permitted Encumbrances.................... 2.15(a)
Cineplex Odeon Real Properties........................... 2.15(a)
Cineplex Odeon Reports................................... 2.7(a)
Cineplex Odeon Revised Consolidated EBITDA............... 6.9(d)
Cineplex Odeon Shareholder Approval...................... 7.1(a)
Cineplex Odeon Theaters.................................. 2.7(b)
Cineplex Odeon Welfare Plan.............................. 2.11(a)
Cinescapes............................................... 2.7(b)
Claridge Group........................................... Stockholders Agreement
Closing.................................................. 1.7

TERM                                                      SECTION
----                                                      -------
Closing Adjustment....................................... Recitals
Closing Date............................................. 1.7
Code..................................................... 2.11(a)
Combination Shares....................................... Recitals
Combined Enterprise...................................... Recitals
Competition Act.......................................... 2.6
Confidentiality Agreement................................ 6.1(a)
Consolidated EBITDA...................................... 2.7(b)
Consolidated Income Tax Expense.......................... 2.7(b)
Consolidated Interest Expense............................ 2.7(b)
Consolidated Net Income.................................. 2.7(b)
Construction Work in Progress Statement.................. 2.15(c)
Court.................................................... 6.7(c)
Court Approval........................................... 7.1(a)
Debt..................................................... 2.7(b)
Department............................................... 2.11(a)
DIR...................................................... 6.7(a)
Documents................................................ Recitals
EBITDA Statements........................................ 2.7(b)
Encumbrances............................................. 2.4
Environmental Costs...................................... 2.14(c)
Environmental Laws....................................... 2.14(c)
Environmental Matter..................................... 2.14(c)
Environmental Permits.................................... 2.14(a)
ERISA.................................................... 2.11(a)
Exchange................................................. Recitals
Exchange Act............................................. 2.6
Exchange Shares.......................................... Recitals
Final Closing Statement.................................. 6.9(e)
Final Order.............................................. 6.7(c)
First Preference Shares.................................. 2.3
Form S-1................................................. 6.3
Form S-4................................................. 6.3
401(k) Plan.............................................. 6.12(d)
GAAP..................................................... 2.7(a)
Governmental Entity...................................... 2.11(h)
Hazardous Substances..................................... 2.14(c)
HMO...................................................... 2.11(m)
HSR Act.................................................. 2.6
IC Act................................................... 2.6
ICA Application.......................................... 6.7(b)
ICA Minister............................................. 6.7(b)
IMAX Ground Leases....................................... Recitals
IMAX Leases.............................................. Recitals
IMAX Purchase Price...................................... Recitals
Independent Directors.................................... Stockholders Agreement
Indianapolis Theaters.................................... 3.7(b)
Initial Closing Statements............................... 6.9(e)
Intercompany Debt........................................ Recitals
Interim Order............................................ 6.7(c)
IRS...................................................... 2.11(a)

TERM                                                                 SECTION
----                                                                 -------
Knowledge........................................................... 9.16
Letter Agreement.................................................... Recitals
LIBOR............................................................... 8.2(b)
LTM................................................................. Preamble
LTM Benchmark....................................................... 6.9(d)
LTM Benefit Plan.................................................... 3.11(a)
LTM Bylaws.......................................................... 1.8(e)
LTM Cap............................................................. Recitals
LTM Charter......................................................... Recitals
LTM Common Stock.................................................... Recitals
LTM Contracts....................................................... 3.17
LTM Debt Repayment.................................................. Recitals
LTM Disclosure Statement............................................ Article III
LTM Dividend........................................................ Recitals
LTM Employee........................................................ 3.11(a)
LTM Employee Agreement.............................................. 3.11(a)
LTM Excluded Employee............................................... 3.11(a)
LTM Financial Statements............................................ 3.7(a)
LTM Leased Real Properties.......................................... 3.15(a)
LTM Multi-Employer Plan............................................. 3.11(a)
LTM Negative Theaters............................................... 3.7(b)
LTM Non-Voting Common Stock......................................... Recitals
LTM Original Consolidated EBITDA.................................... 6.9(d)
LTM Owned Real Properties........................................... 3.15(a)
LTM Permits......................................................... 3.15(c)
LTM Preferred Stock................................................. Recitals
LTM Permitted Encumbrances.......................................... 3.15(a)
LTM Real Properties................................................. 3.15(a)
LTM Revised Consolidated EBITDA..................................... 6.9(d)
LTM Theaters........................................................ 3.7(b)
LTM Welfare Plan.................................................... 3.11(a)
Material Adverse Effect............................................. 9.15
Morgan Stanley...................................................... 2.12
NASDAQ.............................................................. 6.6
Net Working Capital................................................. 2.7(b)
NYSE................................................................ 6.6
OBCA................................................................ Recitals
Objecting Party..................................................... 6.9(e)
PBGC................................................................ 2.11(a)
PCBs................................................................ 2.14(c)
Plan of Arrangement................................................. Recitals
Plitt............................................................... Recitals
Plitt Debt.......................................................... Recitals
Plitt Indenture..................................................... Recitals
Plitt Stock......................................................... Recitals
Preliminary Closing Qualified Tangible Net Worth.................... 6.9(b)
Preliminary Closing Statements...................................... 6.9(b)
Preliminary Statements Date......................................... 6.9(b)
Prospectus.......................................................... 6.3
Proxy Statement..................................................... 6.3
Qualified Tangible Net Worth........................................ 2.7(b)

TERM                                                      SECTION
----                                                      -------

Registration Statements..................................  6.3
Regulatory Filings....................................... 2.6
Restated Subscription Agreement.......................... 2.3
Retained Negative Theaters............................... 6.9(b)
San Francisco IMAX Equipment Lease....................... Recitals
SEC...................................................... 2.7(a)
Securities Act........................................... 2.6
Significant Subsidiaries................................. 9.15
Sony Asset Transfer...................................... Recitals
Sony Capital............................................. Recitals
Sony Land................................................ Recitals
Sony Trademark Agreement................................. Recitals
SPE...................................................... Preamble
SPE Material Adverse Effect.............................. 4.3
SPE Permitted Encumbrances............................... 4.4(b)
SPE Transfer............................................. Recitals
SPE Transferred Shares................................... 4.4
Special Committee........................................ 2.2
SRV Shares............................................... 2.3
Standstill Agreement..................................... 2.3
Stockholder Payments..................................... Recitals
Stockholders Agreement................................... 7.1(h)
Subsidiary............................................... 9.15
Tax Sharing and Indemnity Agreement...................... Recitals
Taxes.................................................... 2.10(a)
Termination Date......................................... 8.1(b)
Termination Fee.......................................... 8.2(a)
Theater Costs............................................ 2.15(c)
Three Party Agreement.................................... Universal Subscription
                                                          Agreement
Transaction Expenses..................................... 2.7(b)
Transactions............................................. Recitals
Transfer Plans........................................... 6.12(d)
Transferred SPE Subsidiary............................... Recitals
Transferred SPE Subsidiaries............................. Recitals
Transferred SPE Subsidiary Purchase Price................ Recitals
Transition Services Agreement............................ 6.16
Trust.................................................... Recitals
TSE...................................................... 6.6
Universal................................................ Recitals
Universal Subscription................................... Recitals
Universal Subscription Agreement......................... Recitals
Working Capital Debt..................................... Recitals

                     AMENDED AND RESTATED MASTER AGREEMENT

  This Amended And Restated Master Agreement (this "Agreement"), dated as of September 30, 1997 by and among Sony Pictures Entertainment Inc., a Delaware corporation ("SPE"), LTM Holdings, Inc., a Delaware corporation ("LTM"), and Cineplex Odeon Corporation, a corporation formed under the laws of the province of Ontario ("Cineplex Odeon").

  Whereas, the parties to that certain Master Agreement, dated as of September 30, 1997, have agreed that such agreement shall be amended and restated in its entirety as set forth in this Agreement.

  Whereas, LTM, an indirect subsidiary of SPE, is engaged directly and through subsidiaries in the business of developing and operating motion picture theaters primarily in the United States, and Cineplex Odeon is engaged directly and through subsidiaries in the business of developing and operating motion picture theaters primarily in the United States and Canada;

  Whereas, the Boards of Directors of LTM and Cineplex Odeon have each determined that a business combination between LTM and Cineplex Odeon is in the best interests of their respective companies and shareholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly, have agreed to the following series of transactions (the "Transactions") pursuant to which a business combination of LTM and Cineplex Odeon shall be accomplished:

  1. Prior to the Closing, pursuant to an amendment and restatement of LTM's certificate of incorporation, in the form attached hereto as Exhibit A (the "LTM Charter"), the authorized capital stock of LTM shall be increased to 300,000,000 shares of Common Stock, par value US$.01 per share ( "LTM Common Stock"), 10,000,000 shares of Class A Non-Voting Common Stock, par value US$.01 per share ("LTM Class A Non-Voting Common Stock"), 10,000,000 shares of Class B Non-Voting Common Stock, par value US$.01 per share ("LTM Class B Non-Voting Common Stock" and, together with LTM Class A Non-Voting Common Stock, "LTM Non-Voting Common Stock") and 10,000,000 shares of preferred stock, par value US$.01 per share, without designation shares ("LTM Preferred Stock");

  2. Prior to the Closing, LTM shall make a distribution to its shareholder of record with respect to the 972.75 shares of LTM Common Stock held thereby, of
(i) that number of additional shares of LTM Common Stock that, when added to the number of shares issuable in connection with the SPE Transfer described in paragraph 9 below, equals an aggregate of 21,933,652.25 shares (for a total of 21,934,625 shares including the shares of LTM Common Stock owned by SPE as of the date hereof) of LTM Common Stock and (ii) 1,202,486 shares of LTM Class A Non-Voting Common Stock;

  3. SPE shall sell, assign and transfer, or shall cause to be sold, assigned and transferred, to a Subsidiary of LTM (the "Sony Asset Transfer") all of the right, title and interest of SPE and its Affiliates in (i) the Lease Agreement between Lincoln Metrocenter Partners, L.P. and SPE dated May 21, 1992, and all ancillary agreements thereto (the "IMAX Ground Lease"), (ii) the Letter Agreement between IMAX Corporation and Sony Retail Entertainment dated March 3, 1995 (the "San Francisco IMAX Equipment Lease") and (iii) the Agreement between IMAX Corporation and SPE dated May 28, 1992, as amended January 19, 1996 (together with the San Francisco IMAX Equipment Lease and the IMAX Ground Lease, the "IMAX Leases") in exchange for a cash payment of an amount equal to the fair market value thereof (the "IMAX Purchase Price");

  4. LTM shall enter into a new bank credit facility (the "Bank Financing") providing for term loan commitments and revolving commitments sufficient, in combination with the payment by Universal referred to in paragraph 7 below, to refinance the existing Cineplex Odeon bank facility, fund the Stockholder Payments referred to in paragraph 12 below, fund the LTM Debt Repayment referred to in paragraph 5 below, finance the Change of Control Offer required by Section 6.4 and finance the working capital requirements of the Combined Enterprise (including, without limitation, providing alternative financing until an Equity Offering (as defined in the Stockholders Agreement) is consummated);

  5. LTM shall (i) lend to various Subsidiaries of LTM and cause such Subsidiaries to pay to Sony/Columbia Land Corporation, a California corporation ("Sony Land"), in full satisfaction of the intercompany indebtedness, including accrued interest thereon through the date of repayment, identified as "Intercompany Debt" in the Preliminary Closing Statement prepared by LTM in accordance with the provisions of Section 6.9 as being subject to repayment at the Closing (the "Intercompany Debt") owed by Subsidiaries of

LTM to Sony Land at their face amount as of the Closing Date, plus accrued interest thereon through the Closing Date and (ii) repay to Sony Capital Corporation, a Delaware corporation ("Sony Capital"), in full satisfaction of the intercompany indebtedness (including all liabilities to Sony Corporation of America and its Affiliates in respect of taxes through the Closing Date except taxes for periods prior to Closing resulting from audit as provided in the Tax Sharing and Indemnity Agreement), including accrued interest thereon through the date of repayment, identified as "Working Capital Debt" in the Preliminary Closing Statement prepared by LTM in accordance with the provisions of Section 6.9 as being subject to repayment at the Closing (the "Working Capital Debt") owed by LTM and its direct or indirect subsidiaries to Sony Capital at its face amount as of the Closing Date, plus accrued interest thereon through the Closing Date (the repayment of the Intercompany Debt and the Working Capital Debt, together, the "LTM Debt Repayment");

  6. Prior to the Closing, LTM shall declare as a dividend (the "LTM Dividend") payable to its shareholder of record as of the day prior to the Closing Date and shall pay to such shareholder on the Closing Date, an amount equal to the difference between (a) US$409,347,000 (subject to adjustment in accordance with Section 6.9 (such amount, as adjusted, being referred to herein as the "LTM Cap")) and (b) the sum of the LTM Debt Repayment, the IMAX Purchase Price and, if applicable, the Transferred SPE Subsidiary Purchase Price (such difference, the "Closing Adjustment"), to the extent such amount is positive;

  7. Subject to the terms and conditions of an Amended and Restated Subscription Agreement dated as of September 30, 1997, by and among Universal Studios, Inc., a Delaware corporation ("Universal"), and LTM (the "Universal Subscription Agreement"), a conformed copy of which is attached hereto as
Exhibit I, Universal (a) shall vote, and shall cause its subsidiaries to vote, all of the shares of Cineplex Odeon capital stock owned by them to approve the Transactions, and (b) shall subscribe for 4,426,606 shares of LTM Common Stock in consideration of the payment and other deliveries provided for in the Universal Subscription Agreement (the "Universal Subscription");

  8. Pursuant to a plan of arrangement of Cineplex Odeon under Section 182 of the Business Corporations Act (Ontario) (the "OBCA") substantially in the form attached hereto as Exhibit B (the "Plan of Arrangement") (a) Cineplex Odeon shall exchange (the "Exchange") all the capital stock (the "Plitt Stock") of its wholly-owned subsidiary, Plitt Theatres, Inc., a Delaware corporation ("Plitt"), to LTM for 8,242,385 shares of newly issued LTM Common Stock (the "Exchange Shares"), (b) Cineplex Odeon shall distribute the Exchange Shares to its shareholders in consideration of the purchase from them, and cancellation, of approximately 46.60% of their shares of Cineplex Odeon capital stock at the rate of one Exchange Share for each ten shares of Cineplex Odeon capital stock, and (c) LTM shall immediately thereafter acquire from Cineplex Odeon's shareholders the remaining outstanding shares of Cineplex Odeon capital stock other than shares in respect of which the holders thereof have exercised rights of dissent in exchange for shares of LTM Common Stock (the "Combination Shares") at the rate of one Combination Share for each ten shares of Cineplex Odeon capital stock, except that 800,000 shares of Cineplex Odeon capital stock held by Universal will be exchanged with LTM for 80,000 shares of LTM Class B Non-Voting Common Stock and 40,000 shares of Cineplex Odeon capital stock held by the Trust (as defined below) will be exchanged with LTM for 4,000 shares of LTM Class B Non-Voting Common Stock (the transactions described in subclauses (a), (b) and (c) hereof being referred to herein, collectively, as the "Arrangement");

  9. SPE shall either, with respect to each of Star Theatres, Inc., a Delaware corporation, and S&J Theatres Inc., a California corporation (each, a wholly owned Subsidiary of SPE and a "Transferred SPE Subsidiary," and, together, the "Transferred SPE Subsidiaries") (i)(A) transfer or cause to be transferred to a Subsidiary of LTM all of the shares of stock owned directly or indirectly by SPE of such Transferred SPE Subsidiary, or (B) cause such Transferred SPE Subsidiary to merge with and into a Subsidiary of LTM, with such Subsidiary of LTM surviving the merger, in either case, in exchange for shares of LTM Common Stock, or (ii) cause such Transferred SPE Subsidiary to transfer all of its assets and related liabilities to a Subsidiary of LTM in exchange for a cash payment of an amount equal to the fair market value thereof (such cash amount being the "Transferred SPE Subsidiary Purchase Price")((i) and (ii) collectively, the "SPE Transfer").

  10. Subject to the terms and conditions of the letter agreement of even date herewith between Charles Rosner Bronfman Family Trust, a trust created under the laws of Quebec (the "Trust") and LTM, a conformed copy of which is attached hereto as Exhibit C (the "Letter Agreement"), the Trust shall cause all of the shares of Cineplex Odeon capital stock beneficially owned by it to be voted to approve the Transactions;

  11. Subject to the terms and conditions of a tax sharing and indemnity agreement between Sony Corporation of America and LTM in the form attached hereto as Exhibit D (the "Tax Sharing and Indemnity Agreement"), Sony Corporation of America and LTM shall indemnify and hold one another harmless for certain tax and employee benefits liabilities;

  12. Subject to the terms and conditions of the Universal Subscription Agreement and the Letter Agreement, LTM shall reimburse Universal and the Trust (or at their option pay directly on their behalf) on the Closing Date up to US$1,000,000, in the aggregate, for their reasonable out-of-pocket expenses and fees (including fees and expenses of counsel, financial advisors, accountants and other experts and consultants) incurred by such parties prior to the Closing Date in connection with the Documents and the Transactions upon receipt of reasonable documentation therefor at least five business days prior to the Closing Date (collectively, the "Stockholder Payments"); and

  13. Subject to the terms and conditions of a trademark agreement in the form attached hereto as Exhibit E (the "Sony Trademark Agreement"), Sony Corporation will grant LTM the right to use the trademark "Sony."

  Whereas, upon consummation of the Transactions (and before giving effect to any Equity Offering), it is contemplated that SPE will indirectly own 21,934,625 shares of LTM Common Stock and 1,202,486 shares of LTM Class A Non-Voting Common Stock, representing approximately 51.13% of the outstanding LTM Common Stock (including, for such purposes, the outstanding LTM Non-Voting Common Stock), Universal will own 11,691,249 shares of LTM Common Stock and 80,000 shares of LTM Class B Non-Voting Common Stock, representing approximately 26.01% of the outstanding LTM Common Stock (including, for such purposes, the outstanding LTM Non-Voting Common Stock), the Claridge Group (as defined in the Stockholders Agreement) will own 4,324,003 shares of LTM Common Stock and 4,000 shares of LTM Class B Non-Voting Common Stock, representing approximately 9.57% of the outstanding LTM Common Stock (including, for such purposes, the outstanding LTM Non-Voting Common Stock), and the shareholders of Cineplex Odeon, other than Universal and the Claridge Group will own 6,013,456 shares of LTM Common Stock, representing approximately 13.29% of the outstanding LTM Common Stock (including, for such purposes, the outstanding LTM Non-Voting Common Stock);

  Whereas, (i) Cineplex Odeon is a guarantor of Plitt's 10 7/8% Senior Subordinated Securities due 2004 having an aggregate outstanding principal amount of US$200,000,000 (the "Plitt Debt") and (ii) subject to the terms of
Section 5.01 of the Indenture (the "Plitt Indenture") dated June 23, 1994 governing the Plitt Debt, Cineplex Odeon may be released from its obligations as the guarantor of the Plitt Debt; provided that, immediately after consummation of the Exchange, LTM satisfies certain covenants contained in the Plitt Indenture;

  Whereas, the combined company formed as a result of the Transactions is sometimes hereafter referred to as the "Combined Enterprise," and as used herein, the "Documents" refers, collectively, to this Agreement, the Plan of Arrangement, the Stockholders Agreement, the LTM Charter, the Universal Subscription Agreement, the Tax Sharing and Indemnity Agreement, the Sony Trademark Agreement, the Transition Services Agreement (if entered into pursuant to Section 6.16) the documents giving effect to each of the Universal Subscription, the Sony Asset Transfer and the SPE Transfer, and the Letter Agreement, and includes all exhibits and schedules attached hereto and thereto.

  Now, therefore, in consideration of the foregoing premises and the representations, warranties and agreements contained herein the parties hereto agree as follows:

                                   ARTICLE I

   Sony Asset Transfer, LTM Debt Repayment, Closing Adjustment, Arrangement,
             Universal Subscription and SPE Transfer Transactions

  Section 1.1. Sony Asset Transfer. At or prior to the Closing, SPE and LTM shall effect the Sony Asset Transfer.

  Section 1.2. LTM Debt Repayment. At the Closing, LTM shall effect the LTM Debt Repayment.

  Section 1.3. Closing Adjustment. At the Closing, LTM shall pay the LTM Dividend in cash to the extent the amount of the Closing Adjustment is positive.

  Section 1.4. The Arrangement. Concurrently with the Closing, Cineplex Odeon and LTM shall cause the Arrangement to become effective.

  Section 1.5. The Universal Subscription. Concurrently with the Closing, Universal and LTM shall consummate the transactions contemplated by the Universal Subscription Agreement.

  Section 1.6. The SPE Transfer. Concurrently with the Closing and immediately following consummation of the transactions contemplated by Sections 1.2 through 1.5, SPE and LTM shall cause the SPE Transfer to be consummated.

  Section 1.7. The Closing. The closing of the Transactions (the "Closing") in the order specified in the recitals shall take place as soon as reasonably practicable following the satisfaction or waiver of each of the conditions set forth in Article VII hereof at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, NY 10004 and Davies, Ward & Beck, 44th Floor, One First Canadian Place, Toronto, Ontario, Canada M5X 1B1. The date of the Closing shall be referred to herein as the "Closing Date."

  Section 1.8. Deliveries at the Closing. At the Closing, the following shall occur:

    (a) LTM or its Subsidiary shall deliver or cause to be delivered to SPE for its own account and the accounts of Sony Land and Sony Capital by bank wire transfer in immediately available funds the sum of (i) the IMAX Purchase Price, to the extent not previously paid to SPE, (ii) the LTM Debt Repayment and (iii) the amount of the LTM Dividend, if any.

    (b) SPE shall deliver, and shall cause its Subsidiaries to deliver, to LTM (i) any note or notes evidencing the Intercompany Debt, together with bond powers executed in blank by SPE or a Subsidiary thereof, as applicable, (ii) the stock transfer and minute books of the Transferred SPE Subsidiaries, (iii) to the extent that the SPE Transfer is effected by (A) a transfer by SPE to one or more LTM Subsidiaries of all the shares of stock owned directly or indirectly by SPE of one or both of the Transferred SPE Subsidiaries, certificates representing the shares of capital stock of the Transferred SPE Subsidiaries, registered in the name of one or more Subsidiaries of LTM, as designated by LTM prior to Closing, and evidence of the cancellation of the stock certificates representing the shares of the capital stock of the Transferred SPE Subsidiaries which were, immediately prior to Closing, in the name of SPE or any Subsidiary thereof, all in form reasonably satisfactory to Cineplex Odeon, (B) merging one or both of the Transferred SPE Subsidiaries with and into one or more LTM Subsidiaries in exchange for shares of LTM Common Stock, all documents necessary to effect such mergers, all in form reasonably satisfactory to Cineplex Odeon and/or
  (C) causing one or more of the Transferred SPE Subsidiaries to transfer all of its assets to one or more Subsidiaries of LTM in exchange for a cash payment in an amount equal to the fair market value of such assets, such bills of sale and other documents necessary to effect such transfer, all in form reasonably satisfactory to Cineplex Odeon, and (iv) all documents necessary to effect the assignment of the IMAX Leases to LTM, all in form reasonably satisfactory to Cineplex Odeon.

    (c) Cineplex Odeon shall deliver to LTM a certificate or certificates representing the shares of Plitt Stock to be exchanged for the Exchange Shares, registered in the name of LTM or its nominee. Delivery of such certificates to LTM shall be made against receipt by or on behalf of Cineplex Odeon from LTM of a certificate or certificates representing the Exchange Shares, registered in the name of Cineplex Odeon or its nominee or, if Cineplex Odeon shall so direct LTM, against delivery by LTM of the Exchange Shares directly to the shareholders of Cineplex Odeon or their respective nominees. Cineplex Odeon shall deliver to LTM (i) a copy of Cineplex Odeon's Articles, certified by the Ministry of Consumer and Commercial Relations (Ontario) as of a recent date, and (ii) a true, correct and complete copy of the Bylaws of Cineplex

  Odeon, certified by the secretary of Cineplex Odeon. Cineplex Odeon shall also deliver to LTM a certificate, in form and substance reasonably satisfactory to LTM, that either (i) no withholding is due pursuant to U.S. Treasury regulation (S)1.1445-3, as determined by the Internal Revenue Service or (ii) the stock of Plitt is not a U.S. real property interest pursuant to U.S. Treasury regulation (S)1.1445-2(c)(3).

    (d) LTM and Cineplex Odeon (i) shall deliver to the Exchange Agent appointed pursuant to the Plan of Arrangement the certificates representing the Exchange Shares and Combination Shares (collectively, the "Arrangement Shares") required to be delivered by them, respectively, in accordance with the Plan of Arrangement and (ii) shall cause their respective stock registers to reflect holders of the Arrangement Shares in accordance with the Plan of Arrangement.

    (e) LTM shall deliver to Cineplex Odeon (i) a copy of the LTM Charter (which shall, among other things, change the name of LTM to Loews Cineplex Entertainment Corporation) certified by the Delaware Secretary of State as of a recent date, and (ii) a true, correct and complete copy of the bylaws of LTM in the form attached hereto as Exhibit F (the "LTM Bylaws"), certified by the secretary or assistant secretary of LTM.

    (f) If required by Section 6.16, SPE and LTM shall execute and deliver the Transition Services Agreement, meeting the requirements of such section, a true and correct copy of which shall also be delivered to Cineplex Odeon.

    (g) LTM shall pay to the order of Universal and the Trust their respective Stockholder Payments by bank wire transfer in immediately available funds.

    (h) Each of the parties shall execute and deliver such other certificates and agreements as are required thereof to be executed and delivered at or prior to the Closing in accordance with the provisions of this Agreement and any other Document.

                                  ARTICLE II

               Representations and Warranties of Cineplex Odeon

  Except as set forth in the disclosure statement delivered at or prior to the execution hereof to LTM (the "Cineplex Odeon Disclosure Statement"), Cineplex Odeon represents and warrants to LTM as follows:

  Section 2.1. Existence; Good Standing; Corporate Authority; Compliance with Law. Cineplex Odeon is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Cineplex Odeon is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any state of the United States or other province of Canada in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a Cineplex Odeon Material Adverse Effect. Cineplex Odeon has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Each of Cineplex Odeon's Significant Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a Cineplex Odeon Material Adverse Effect. Neither Cineplex Odeon nor any of its Subsidiaries is in violation of any order of any court, Governmental Entity or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Cineplex Odeon or any Cineplex Odeon Subsidiary or any of their respective properties or assets is subject, where such violation would have a Cineplex Odeon Material Adverse Effect. Cineplex Odeon and the Cineplex Odeon Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, except where the failure to obtain any such item or to take any such action would not have a Cineplex Odeon Material Adverse Effect. The copies of Cineplex Odeon's Articles and Bylaws attached as exhibits to the Cineplex Odeon Disclosure Statement are complete, true and correct.

  Section 2.2. Authorization, Validity and Effect of Agreements. Cineplex Odeon has the requisite corporate power and authority to execute and deliver each of the Documents to which it is a party and all agreements and documents contemplated thereby to which it is a party. Subject only to Cineplex Odeon Shareholder Approval and Court Approval for the Arrangement, the consummation of the Arrangement and the consummation by Cineplex Odeon of the other Transactions to which it is a party has been duly authorized by all requisite corporate action on the part of Cineplex Odeon, including, without limitation, all requisite approvals of the Board of Directors of Cineplex Odeon, and has been recommended to the Board of Directors of Cineplex Odeon by the special committee of independent directors (the "Special Committee"). Cineplex Odeon has previously delivered to LTM copies of resolutions adopted by unanimous vote of the Special Committee recommending, and of all members of the Board of Directors of Cineplex (other than any member of the Board of Directors of Cineplex Odeon who reasonably and in good faith, after considering applicable provisions of law on the basis of advice of counsel, pursuant to section 132 of the OBCA discloses his or her interest and does not vote on the resolution authorizing the execution and delivery of the Documents and the consummation of the Transactions) authorizing, Cineplex Odeon to execute and deliver the Documents to which it is a party and to consummate the Transactions to which it is a party, and, since the adoption thereof, such resolutions have not been amended, modified or withdrawn in any manner through the date of this Agreement. The Documents to which it is a party constitute, and all agreements and documents contemplated thereby to which it is a party (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of Cineplex Odeon, enforceable against Cineplex Odeon in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

  Section 2.3. Capitalization. The authorized capital of Cineplex Odeon consists of an unlimited number of Common Shares ("Cineplex Odeon Common Shares"), an unlimited number of First Preference Shares ("First Preference Shares") and an unlimited number of Subordinate Restricted Voting Shares ("SRV Shares"). As of March 31, 1997, 103,334,157 Cineplex Odeon Common Shares, 73,446,426 SRV Shares and no First Preference Shares were validly issued and outstanding. Since such date, no additional shares of Cineplex Odeon capital stock have been issued, except pursuant to the Cineplex Odeon Stock Option Plan or as otherwise permitted by Section 5.1. There are no bonds, debentures, notes or other indebtedness issued and outstanding having the right to vote (or that are convertible into or exercisable for securities having the right to vote) on any matters on which Cineplex Odeon's shareholders may vote. All such issued and outstanding Cineplex Odeon Common Shares and SRV Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights other than the rights of Universal set forth in the Restated Subscription Agreement between Cineplex Odeon and Universal dated January 15, 1986, as amended through the date of this Agreement (collectively, the "Restated Subscription Agreement"), and the rights of Cineplex Odeon and Universal set forth in the Standstill Agreement between Cineplex Odeon and Universal, dated May 12, 1986, as amended through the date of this Agreement (collectively, the "Standstill Agreement"). Except for the termination agreement dated as of the date hereof by and between Universal and Cineplex Odeon, neither the Restated Subscription Agreement nor the Standstill Agreement will be amended or modified in any way prior to the Closing Date. Except as set forth in the Standstill Agreement or as may be granted subsequent to the date hereof in accordance with Section 5.1 under the Cineplex Odeon Stock Option Plan, there are no options, warrants, calls or other rights, agreements or commitments currently outstanding obligating Cineplex Odeon to issue, deliver or sell any shares or debt securities, or obligating Cineplex Odeon to grant, extend or enter into any option, warrant, call or other such right, agreement or commitment. Except as contemplated by the Documents, upon consummation of the Transactions, LTM will have no obligation to issue, transfer or sell any shares of Cineplex Odeon or LTM pursuant to any Cineplex Odeon Benefit Plan.

  Section 2.4. Subsidiaries. Cineplex Odeon owns directly or indirectly all of the outstanding shares of capital stock of each of Cineplex Odeon's Subsidiaries. Each of the outstanding shares of capital stock of each of Cineplex Odeon's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Cineplex Odeon free and clear of all liens, pledges, security interests, rights of first refusal, options, claims, hypothecs or other encumbrances (collectively, "Encumbrances") other than Encumbrances imposed by local law the enforcement of which would not have a Cineplex Odeon Material Adverse Effect. The following information for each Cineplex Odeon Subsidiary is set forth on
Section 2.4 of the Cineplex Odeon Disclosure Statement, if applicable: (i) its name and jurisdiction of incorporation, formation or organization; (ii) its authorized capital stock or share capital; and (iii) the number of issued and outstanding shares (and options, warrants or other rights for purchase of shares) of capital stock or share capital (and, with respect to partnerships, joint ventures, limited liability companies and similar alternative business entities, analogous information). Cineplex Odeon has previously provided to LTM true and complete copies of the charter documents and bylaws for each of Cineplex Odeon's Significant Subsidiaries. Other than as contemplated by the Documents, there are no options, warrants, calls or other rights, agreements or commitments currently outstanding obligating any Subsidiary of Cineplex Odeon to issue, deliver or sell any shares or debt securities, or obligating any Subsidiary of Cineplex Odeon to grant, extend or enter into any option, warrant, call or other such right, agreement or commitment to issue, deliver or sell any equity or debt securities. There are no bonds, debentures, notes or other indebtedness issued and outstanding having the right to vote (or that are convertible into or exercisable for securities having the right to vote) on any matters on which the shareholders of any Subsidiary of Cineplex Odeon may vote.

  Section 2.5. Other Interests. Except for interests in the Cineplex Odeon Subsidiaries, neither Cineplex Odeon nor any Cineplex Odeon Subsidiary owns, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity.

  Section 2.6. No Violation. Neither the execution and delivery by Cineplex Odeon of the Documents to which it is a party, nor the consummation by Cineplex Odeon of the Transactions to which it is a party contemplated thereby in accordance with the terms thereof, will: (i) conflict with or result in a breach of any provisions of the Articles and Bylaws of Cineplex Odeon; (ii) either (a) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any Encumbrance upon any of the material properties of Cineplex Odeon or the Cineplex Odeon Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Cineplex Odeon or any of the Cineplex Odeon Subsidiaries is a party, or by which Cineplex Odeon or any of the Cineplex Odeon Subsidiaries or any of their properties is bound or affected (except to the extent any of the effects described in this clause (ii) would not (x) have a Cineplex Odeon Material Adverse Effect, (y) impair the ability of Cineplex Odeon to perform its obligations under the Documents in any material respect or (z) delay in any material respect or prevent the consummation of the Transactions); or (iii) except for the United States and Canadian federal, provincial, state and local regulatory filings, waivers or orders required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Competition Act (Canada) (the "Competition Act"), the Investment Canada Act, R.S.C. 1985, c.28 (1st Supp.) as amended ("IC Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), the OBCA, the securities legislation of each Canadian province and territory, as amended from time to time, and the rules, regulations, blanket orders and orders having application to Cineplex Odeon and forms made or promulgated under that legislation, and the policies, bulletins and notices of regulatory authorities administering such legislation (collectively, the "Canadian Securities Laws"), applicable state "Blue Sky" laws, and filings in connection with the maintenance of qualification to do business in jurisdictions where such filings are required (collectively, "Regulatory Filings") listed in the Cineplex Odeon Disclosure Statement, require, to the extent applicable to Cineplex Odeon, any material consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, the failure to obtain or make that would (x) have a Cineplex Odeon Material Adverse Effect, (y) impair the ability of Cineplex Odeon to perform its obligations under the Documents in any material respect or (z) delay in any material respect or prevent the consummation of the Transactions.

  Section 2.7. Reports. (a) Cineplex Odeon has previously furnished LTM with each registration statement, prospectus, report filed with the Securities and Exchange Commission ("SEC") or proxy statement prepared by it since December 31, 1994, including, without limitation, (i) its Annual Report on Form 10-K for the years ended December 31, 1995 and December 31, 1996, (ii) its Quarterly Report on Form 10-Q for the period ended March 31, 1997, and (iii) its management information circular and proxy included in its Proxy Statement for the Annual Meeting of Shareholders held on June 26, 1997, each in the form (including exhibits and any amendments thereto) filed with the SEC or with the securities commission or other securities regulatory authority in one or more of the provinces of Canada (collectively, the "Canadian Securities Authorities") (collectively, the "Cineplex Odeon Reports"). As of their respective dates, the Cineplex Odeon Reports (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations thereunder, or the Canadian Securities Laws, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of Cineplex Odeon included in or incorporated by reference into the Cineplex Odeon Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Cineplex Odeon and the Cineplex Odeon Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of Cineplex Odeon included in or incorporated by reference into the Cineplex Odeon Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings or cash flows, as the case may be, of Cineplex Odeon and the Cineplex Odeon Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments that would not be material in amount or effect), in each case in accordance with Canadian generally accepted accounting principles ("Canadian GAAP") consistently applied during the periods involved, except as may be noted therein, in each case with note disclosure to provide reconciliation to United States generally accepted accounting principles ("GAAP") to the extent required to comply with SEC regulations. Except as and to the extent set forth on the consolidated balance sheet of Cineplex Odeon and the Cineplex Odeon Subsidiaries at March 31, 1997, including all notes thereto, or as set forth in the Cineplex Odeon Reports, neither Cineplex Odeon nor any of the Cineplex Odeon Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except (i) as contemplated by or resulting from this Agreement or the Transactions or (iii) that would not have a Cineplex Odeon Material Adverse Effect.

  (b) Attached as Section 2.7(b) of the Cineplex Odeon Disclosure Statement are true and accurate copies of (1) a statement of Cash Flow for each motion picture theater owned or operated by Cineplex Odeon or any Cineplex Odeon Subsidiary (the "Cineplex Odeon Theaters"), in the aggregate and on a theater-by-theater basis for the twelve months ended March 31, 1997 (a "Cash Flow Statement"), (2) statements of Consolidated EBITDA and Adjusted EBITDA ("EBITDA Statements") of Cineplex Odeon, in each case for the twelve months ended March 31, 1997, and (3) a statement showing Cineplex Odeon's Qualified Tangible Net Worth as of March 31, 1997. Cineplex Odeon represents and warrants that the Consolidated EBITDA and Adjusted EBITDA of Cineplex Odeon for such twelve-month period and that its Qualified Tangible Net Worth as of March 31, 1997 were as set forth on Section 2.7(b) of the Cineplex Odeon Disclosure Statement. Cineplex Odeon has delivered to LTM true and accurate copies of the following statements used in the determination of Adjusted EBITDA and Qualified Tangible Net Worth:

    (i) a statement listing each theater that has been disposed of during the twelve-month period ended March 31, 1997, such theater's date of disposition and the related Cash Flow of such theater from April 1, 1996 through the earlier of (A) one month after its date of disposition and (B) March 31, 1997;

    (ii) a statement listing each theater that has been or is projected, as of the date of this Agreement, to be closed or disposed of subsequent to March 31, 1997 but prior to the Closing Date (the "Cineplex Odeon

  Negative Theaters"), the actual or, to the extent known, projected closing or disposition date, as the case may be, and, to the extent known, any material terms applicable to such disposition, and setting forth the related Cash Flow of such theater for the twelve months ended March 31, 1997;

    (iii) a statement listing each theater opened after April 1, 1996 and before March 31, 1997 and the Cash Flow generated by such theater during the period from its opening through March 31, 1997 and the projected Cash Flow for such theater for its first full year of operation. Such statement shall exclude the cash flow of Cinescapes located at Eau Claire Marketplace, Calgary, Alberta and at Sharpstown, Houston, Texas (the "Cinescapes");

    (iv) a statement listing each capital lease or other agreement pursuant to which Cineplex Odeon or any Cineplex Odeon Subsidiary had outstanding a Capital Lease Obligation at March 31, 1997 and, with respect to such lease or agreement, (A) the amount of payments thereunder during the twelve months ended March 31, 1997, (B) the amount of payments thereunder during the twelve months ended March 31, 1997 that relates to real property, (C) the amount of the obligation in respect thereof as reflected on the balance sheet of Cineplex Odeon at March 31, 1997 and (D) whether such lease or other agreement relates to real property or equipment;

    (v) a statement listing each component of Debt, including maturity date, interest rate, payment terms, assets pledged as security (if any), leasehold mortgages secured by leases (if any) and outstanding balance as of March 31, 1997;

    (vi) a statement listing and fairly presenting in all material respects each component of Net Working Capital as of March 31, 1997; and

    (vii) a Construction Work in Progress Statement.

  Each of the foregoing statements as described herein is complete and fairly presents such data for the periods or dates indicated and contains all customary year-end adjustments. The foregoing statements may, at Cineplex Odeon's option, be prepared in accordance with Canadian GAAP, provided such statements include a reconciliation to GAAP if the amounts shown would be materially different under GAAP. As used in this Agreement, the following terms have the meanings set forth below (for the purposes of the definitions set forth in this Section 2.7(b), the consolidated Subsidiaries of LTM shall include the Transferred SPE Subsidiaries and the assets subject to the Sony Asset Transfer):

  "Cash Flow" in respect of any motion picture theater shall mean (a) operating revenue net of applicable sales or admissions taxes (but only to the extent allocable to the period in question and exclusive of amounts that, are advance or prepaid items to be amortized in future periods) derived at such theater during the period in question (i) from the sale of admission tickets and concession items, (ii) from the rental or sale of home video materials,
(iii) from the rental of such theater, (iv) from the operation of vending and gaming machines, (v) from pay telephones (net of commissions), (vi) from advertising (vii) from advance ticket service charges, (viii) from theater screenings, (ix) from pass service charges, (x) from the sale of movie related merchandise, (xi) from the operation of Cinescapes, and theater cafes and
(xii) from partnerships minus (b) the sum of the following: (i) cost of sales including film expenses, advertising expenses and confection and other concession item purchases, (ii) all direct operating expenses of such theater (including signs and marquees) including labor; employee benefits; employee taxes; security; utilities; supplies and services; repairs and maintenance; insurance; bank collection and deposit charges; marketing costs at the theater level of group sales; cost of obtaining and marketing operating licenses and fees; manager and staff awards at the theater level; direct theater special event expenses (excepting, however, new theater pre-opening expenses); fees for business licenses and permits; sewer rent and water charges; cleaning costs; real and personal property taxes, and (iii) all amounts payable under leases including basic rent, percentage rent, common area charges, insurance and merchant associations fees; all to be determined on an accrual basis in accordance with GAAP consistently applied.

  "Consolidated EBITDA" of any party means for any period the Consolidated Net Income for such period increased (a) by the sum of (i) Consolidated Interest Expense of such party for such period, plus (ii) Consolidated

Income Tax Expense of such party for such period, plus (iii) the consolidated depreciation and amortization expense deducted in determining the Consolidated Net Income of such party for such period, less (b) the pro rata share of any minority interest included in the items identified in clause (a).

  "Adjusted EBITDA" of any party means Consolidated EBITDA for the twelve months ended March 31, 1997 adjusted as follows:

    (i) There shall be added (in the case of negative Cash Flow) and subtracted (in the case of positive Cash Flow) to Consolidated EBITDA for such period an amount equal to (A) the absolute value of the positive or negative Cash Flow generated for the twelve months ended March 31, 1997 for those theaters that are closed or disposed of or projected to be closed or disposed of as described in Sections 2.7(b)(i) and (ii) of the Cineplex Odeon Disclosure Statement in the case of Cineplex Odeon and its Subsidiaries and Sections 3.7(b)(i) and (ii) of the LTM Disclosure Statement in the case of LTM and its Subsidiaries, and (B) the projected incremental impact of including the first full year of operations of those new theaters described in Section 2.7(b)(iii) of the Cineplex Odeon Disclosure Statement in the case of Cineplex Odeon and its Subsidiaries and
  Section 3.7(b)(iii) of the LTM Disclosure Statement in the case of LTM and its Subsidiaries.

    (ii) There shall be subtracted from Consolidated EBITDA all lease payments (without duplication) during the twelve months until March 31, 1997 under Capital Lease Obligations in respect of real property described in Section 2.7(b)(iv) (B) of the Cineplex Odeon Disclosure Statement or
  Section 3.7(b)(iv) (B) of the LTM Disclosure Statement, as the case may be.

    (iii) In the case of Cineplex Odeon, there shall be added to Consolidated EBITDA the amount of Canadian capital taxes expensed as a component of general and administrative expenses for the twelve months ended March 31, 1997.

  "Capital Lease Obligations" of a party means the obligation to pay rent or other payment amounts under a lease of (or other arrangements conveying the right to use) real or personal property of such party that is required to be classified and accounted for as a capital lease or a liability on a balance sheet of such party in accordance with GAAP. The principal amount of such obligation shall be the capitalized amount thereof that appear on a balance sheet of such party in accordance with GAAP.

  "Consolidated Income Tax Expense" of any party means for any period the consolidated provision for income taxes of such party and its consolidated Subsidiaries for such period determined in accordance with GAAP applied, in the case of Cineplex Odeon, consistently with the financial statements included in the Cineplex Odeon Reports and, in the case of LTM, consistently with the LTM Financial Statements.

  "Consolidated Interest Expense" of any party means for any period the consolidated interest expense included in a consolidated income statement (net of interest income) of such party and its consolidated Subsidiaries for such period as reported on such party's financial statements for such period and determined in accordance with GAAP applied, in the case of Cineplex Odeon, consistently with the financial statements included in Cineplex Odeon Reports and, in the case of LTM, consistently with the LTM Financial Statements.

  "Consolidated Net Income" of any party means for any period the consolidated net income (or loss) of such party and its consolidated Subsidiaries for such period determined in accordance with GAAP; provided that there shall be excluded therefrom (i) gains or losses on asset dispositions by such party or its consolidated Subsidiaries, (ii) any net income (loss) of a consolidated Subsidiary that is attributable to a minority interest in such consolidated Subsidiary, (iii) all extraordinary gains and extraordinary losses, (iv) all non-cash non-recurring charges and credits during such period not in the ordinary course of business, (v) with respect to Cineplex Odeon, other expenses of the type included under the caption "other expense" in its Annual Report on Form 10-K for the year ended December 31, 1996 and its Quarterly Report on Form 10-Q for the period ended March 31, 1997, and (vi) the tax effect of any of the items described in clauses (i) through (v) above.

  "Debt" means (without duplication), with respect to any party at any date, whether or not recourse is to all or a portion of the assets of such party or any of its Subsidiaries, (i) every obligation of such party or any of its Subsidiaries for money borrowed, (ii) every obligation of such party or any of its Subsidiaries evidenced by bonds, debentures, notes or other similar instruments, (iii) every reimbursement obligation of such party or any of its Subsidiaries with respect to letters of credit (including standby letters of credit only to the extent drawn upon) bankers' acceptances or similar facilities issued for the account of such party or any of its Subsidiaries,
(iv) every obligation of such party or any of its Subsidiaries issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), (v) every Capital Lease Obligation of such party or any of its Subsidiaries other than Capital Lease Obligations of such party or any of its Subsidiaries for real property as listed on Section 2.7(b)(iv)(B) of the Cineplex Odeon Disclosure Statement or Section 3.7(b)(iv)(B) of the LTM Disclosure Statement, and (vi) every obligation of the type referred to in clauses (i) through (v) of another person and all dividends of another person the payment of which, in either case, such party or any of its Subsidiaries has guaranteed or for which such party is responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise but without duplicating Debt to the extent included in such party's Net Working Capital; provided, that, in the case of joint venture Debt, there shall be included only that portion of such Debt equal to the party's ratable share in such joint venture and; provided, further, in the case of LTM, Debt shall not include the Intercompany Debt or Working Capital Debt or amount of any dividend declared in respect of the Closing Adjustment.

  "Net Working Capital" means with respect to any party at any date and without duplication (i) the sum of such party's (A) current assets plus (B) long-term receivables and marketable equity securities at cost plus (C) long-term prepaid expenses (including Transaction Expenses previously paid by LTM and Cineplex Odeon) and security deposits or unremitted cash from prior earnings of any unconsolidated Subsidiaries plus (D) spare parts inventory minus (ii) the sum of such party's (x) current liabilities (excluding (1) the current portion of long-term Debt included in Debt and (2) the Intercompany Debt and Working Capital Debt) plus (y) other liabilities (including pension and other employee benefit liabilities, including, without limitation, post-retirement obligations, and excluding Debt and Capitalized Lease Obligations and, in the case of LTM, excluding any liability in respect of any dividend declared in respect of the Closing Adjustment) required to appear on the face of such party's balance sheet plus (z) deferred income and current tax liabilities, all as determined in accordance with GAAP consistently applied. For purposes of this definition, "Net Working Capital" in the case of LTM, shall not include refundable construction advances made to the landlord under the IMAX Ground Lease. In addition, working capital shall be adjusted further to exclude the pro rata share of any minority interest in such working capital. Net Working Capital shall not include any liability for (1) minority interests or deferred taxes or (2) in respect of LTM's and Cineplex Odeon's accrued and unpaid Transaction Expenses.

  "Qualified Tangible Net Worth" means at any date for any party the sum of
(i) such party's pro rata share of the investment in Construction Work in Progress as set forth in the Construction Work in Progress Statement of such party, plus (ii) in the case of Cineplex Odeon, its investment at cost in the Cinescapes (referred to in Section 2.7(b) (iii)) plus (iii) such party's Net Working Capital if it is positive, minus (iv) the absolute value of such party's Net Working Capital if it is negative, minus (v) such party's Debt minus (vi) in the case of LTM, two times the Cash Flow for the twelve months ended March 31, 1997 of the Indianapolis Theaters (as defined in Section 3.7(b)(viii), plus (vii) in the case of Cineplex Odeon, US$15 million, in each case on a consolidated basis determined in accordance with GAAP.

  "Transaction Expenses" means, with respect to LTM and Cineplex Odeon, the out-of-pocket expenses and fees incurred by such party in connection with the Documents and the Transactions, including (1) up to US$1,000,000 of compensation expense in respect of bonuses payable to the individuals listed on Section 2.7(b) of the Cineplex Odeon Disclosure Statement, (2) severance costs and "stay" bonuses incurred by LTM and Cineplex Odeon as a result of the Transactions in accordance with a plan jointly approved by Cineplex Odeon and LTM, (3) fees and expenses of counsel, financial advisors, accountants and other experts and consultants, (4) printing and mailing costs, (5) proxy solicitation fees and expenses, and (6) governmental, court, regulatory and stock exchange filing fees. Transaction Expenses shall not include (x) any out-of-pocket expenses and fees incurred by or on behalf of a stockholder of LTM or Cineplex Odeon or (y) liabilities incurred or amounts paid to third parties in connection with obtaining consents or waivers from such third parties to the Transactions.

  Section 2.8. Litigation. There are no actions, suits, proceedings or investigations pending against Cineplex Odeon or the Cineplex Odeon Subsidiaries or, to the Knowledge of Cineplex Odeon, threatened against Cineplex Odeon or the Cineplex Odeon Subsidiaries, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that would have a Cineplex Odeon Material Adverse Effect.

  Section 2.9. Absence of Certain Changes. Except as disclosed in the Cineplex Odeon Reports filed with the SEC prior to the date hereof, or as otherwise contemplated by this Agreement or resulting from the Transactions, since March 31, 1997, (a) Cineplex Odeon and the Cineplex Odeon Subsidiaries have conducted their respective businesses only in the ordinary course of such business (b) except for (i) facts and circumstances affecting the economy as a whole, (ii) facts and circumstances affecting the motion picture industry generally, or (iii) adverse changes in Cash Flow per screen from sales of tickets and concession items, there has not been a Cineplex Odeon Material Adverse Effect, and (c) there has not been (x) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock or (y) any material change in its accounting principles, practices or methods. Neither Cineplex Odeon nor any Cineplex Odeon Subsidiary has deferred any material expenses or accelerated any material income, other than in the ordinary course of business in accordance with Canadian GAAP consistently applied, in contemplation of the Transactions.

  Section 2.10. Taxes. (a) Except where the failure to do so would not have a Cineplex Odeon Material Adverse Effect, Cineplex Odeon and each of the Cineplex Odeon Subsidiaries (i) has timely filed all United States federal and state tax returns required to be filed by any of them, all Canadian federal and provincial tax returns required to be filed by any of them and all material tax returns required to be filed by any of them under the laws of any other country, in each case for tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request shall have been granted and not expired and all such returns are correct and complete in all respects, (ii) has paid or accrued in the Cineplex Odeon Reports all taxes, levies, assessments, charges, withholdings, reassessments, penalties, interest, fines and any other governmental charges of any kind (collectively, "Taxes") payable for all periods covered by such returns, (iii) has properly accrued in the Cineplex Odeon Reports all Taxes for periods subsequent to the periods covered by such returns and (iv) has "open" years for United States and Canadian federal income tax returns only as set forth in the Cineplex Odeon Disclosure Statement. Correct and complete copies of all tax returns, including schedules thereto, filed by Cineplex Odeon and the Cineplex Odeon Subsidiaries in respect of the last three completed fiscal years with all regulatory authorities, including Canadian federal goods and services tax returns and state, provincial or local sales or use tax returns filed by Cineplex Odeon or the Cineplex Odeon Subsidiaries, all assessments or reassessments in respect of such years, all waivers in respect of such years or any other periods and all written communications and other documents relating thereto have been made available to LTM prior to the date of this Agreement.

  (b) As of December 31, 1996, for Canadian federal income tax purposes, Cineplex Odeon's (i) non-capital losses by year incurred and (ii) undepreciated capital cost in its depreciable property (for each class of assets set forth thereon), were as set forth in Section 2.10(b) of the Cineplex Odeon Disclosure Statement. As of December 31, 1996, for Canadian federal income tax purposes, Cineplex Odeon Quebec's (i) non-capital losses by year incurred and (ii) undepreciated capital cost in its depreciable property (for each class of assets set forth thereon), were as set forth in Section 2.10(b) of the Cineplex Odeon Disclosure Statement. As of December 31, 1996, for US federal income tax purposes, Plitt's restricted and unrestricted net operating losses were as set forth in Section 2.10 of the Cineplex Odeon Disclosure Statement by year incurred.

  (c) Except where the failure to do so would not have a Cineplex Odeon Material Adverse Effect, Cineplex Odeon and the Cineplex Odeon Subsidiaries have withheld, collected and remitted all amounts required to be withheld, collected or remitted by them in respect of any Taxes, including any such Taxes in respect of payments made to any past or present employees, officers or directors, and to any persons not resident in Canada or the United States (as applicable in the case of Cineplex Odeon and its Canadian Subsidiaries and Plitt and its U.S. Subsidiaries, respectively), to the proper tax or other receiving officers within the time prescribed under any applicable legislation.

  Section 2.11. Employee Benefit Plans. (a) Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

  "Benefit Plan" means each plan, program, policy, payroll practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, whether written or oral, funded or unfunded, including, without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA and each "multi-employer plan" within the meaning of Sections 3(37) or 4001(a)(3) of ERISA.

  "Cineplex Odeon Benefit Plan" means each Benefit Plan (other than a Cineplex Odeon Employee Agreement and other than a Cineplex Odeon Canadian Benefit
Plan) which is currently in effect and which is or previously has been sponsored, maintained, contributed to, or required to be contributed to, or with respect to which any withdrawal liability (within the meaning of Section 4201 of ERISA) has been incurred, by Cineplex Odeon or any Cineplex Odeon Subsidiary or any Cineplex Odeon ERISA Affiliate for the benefit of any Cineplex Odeon Employee, and pursuant to which Cineplex Odeon or any Cineplex Odeon Subsidiary or any Cineplex Odeon ERISA Affiliate has or may have any liability, contingent or otherwise.

  "Cineplex Odeon Employee" means each current, former, or retired employee, officer, consultant, independent contractor, agent or director of Cineplex Odeon or any Cineplex Odeon Subsidiary.

  "Cineplex Odeon Employee Agreement" means each management, employment, severance, consulting, non-compete, confidentiality, or similar agreement or contract, whether written or oral, between Cineplex Odeon or any Cineplex Odeon Subsidiary and any Cineplex Odeon Employee pursuant to which Cineplex Odeon or any Cineplex Odeon Subsidiary has or may have any liability contingent or otherwise, in excess of US$100,000 in each instance.

  "Cineplex Odeon ERISA Affiliate" means each business or entity which is a member of a "controlled group of corporations," under "common control" or an "affiliated service group" with Cineplex Odeon within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with Cineplex Odeon under Section 414(o) of the Code, or is under "common control" with Cineplex Odeon within the meaning of Section 4001(a)(14) of ERISA.

  "Cineplex Odeon Multi-Employer Plan" means each Cineplex Odeon Benefit Plan which is "multi-employer plan" within the meaning of Sections 3(37) or 4001(a)(3) of ERISA.

  "Cineplex Odeon Pension Plan" means each Cineplex Odeon Benefit Plan (other than a Cineplex Odeon Multi-Employer Plan) which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA.

  "Cineplex Odeon Welfare Plan" means each Cineplex Odeon Benefit Plan which is an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA and each Cineplex Odeon Canadian Benefit Plan that provides similar benefits.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Department" means the U.S. Department of Labor.

  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended and any regulations promulgated or proposed thereunder.

  "IRS" means the Internal Revenue Service.

  "PBGC" means the Pension Benefit Guaranty Corporation.

  (b) Schedule. Section 2.11(b) of the Cineplex Odeon Disclosure Statement contains a true and complete list of each Cineplex Odeon Benefit Plan and each Cineplex Odeon Employee Agreement. Neither Cineplex Odeon nor any Cineplex Odeon Subsidiary, nor any Cineplex Odeon ERISA Affiliate, has any plan or commitment, whether legally binding or not, to establish any new Cineplex Odeon Benefit Plan or Cineplex Odeon Canadian Benefit Plan, to enter into any Cineplex Odeon Employee Agreement or to modify or to terminate any Cineplex Odeon Benefit Plan, Cineplex Odeon Canadian Benefit Plan or Cineplex Odeon Employee Agreement (except to the extent required by law or to conform any such Cineplex Odeon Benefit Plan, Cineplex Odeon Canadian Benefit Plan or Cineplex Odeon Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to LTM, or as required by this Agreement), nor has any intention to do any of the foregoing been communicated to Cineplex Odeon Employees. Section 2.11(b) of the Cineplex Odeon Disclosure Statement identifies each employee of Cineplex Odeon or any Cineplex Odeon Subsidiary who received total compensation in excess of US$100,000 in connection with such employment in 1996 or is expected to receive at least such amount in 1997 as employment compensation.

  (c) Documents. Cineplex Odeon has made available to LTM (i) current, accurate and complete copies of all material documents embodying or relating to each Cineplex Odeon Benefit Plan and each Cineplex Odeon Employee Agreement, including all amendments thereto, and trust or funding agreements with respect thereto; (ii) the two (2) most recent annual actuarial valuations, if any, prepared for each Cineplex Odeon Benefit Plan; (iii) the two (2) most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA in connection with each Cineplex Odeon Benefit Plan or related trust; (iv) a statement of alternative form of compliance pursuant to Department Regulation (S)2520.104-23, if any, filed for each Cineplex Odeon Benefit Plan that is an "employee pension benefit plan" as defined in Section 3(2) of ERISA for a select group of management or highly compensated employees; (v) the most recent determination letter received from the IRS, if any, for each Cineplex Odeon Benefit Plan and related trust which is intended to satisfy the requirements of Section 401(a) of the Code; (vi) if the Cineplex Odeon Benefit Plan is funded, the most recent annual and periodic accounting of Cineplex Odeon Benefit Plan assets; and (vii) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Cineplex Odeon Benefit Plan.

  (d) Compliance. With respect to each Cineplex Odeon Benefit Plan except as would not have a Cineplex Odeon Material Adverse Effect (i) Cineplex Odeon, each Cineplex Odeon Subsidiary and each Cineplex Odeon ERISA Affiliate have performed all obligations required to be performed by them under each Cineplex Odeon Benefit Plan and Cineplex Odeon Employee Agreement and neither Cineplex Odeon nor any Cineplex Odeon Subsidiary, nor any Cineplex Odeon ERISA Affiliate is in default under or in violation of, any Cineplex Odeon Benefit Plan, (ii) each Cineplex Odeon Benefit Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, orders, rules and regulations, including but not limited to ERISA and the Code, including without limiting the foregoing, the timely filing of all required reports, documents and notices, where applicable, with the IRS and the Department; (iii) each Cineplex Odeon Benefit Plan intended to qualify under Section 401 of the Code is, and since its inception has been, so qualified and a determination letter has been issued by the IRS to the effect that each such Cineplex Odeon Benefit Plan is so qualified and that each trust forming a part of any such Cineplex Odeon Benefit Plan is exempt from tax pursuant to Section 501(a) of the Code and no circumstances exist which would adversely affect this qualification or exemption; (iv) no non-exempt "prohibited transaction," within the meaning of Section 4975 of the Code or
Section 406 of ERISA, has occurred with respect to any Cineplex Odeon Benefit Plan; (v) no action or failure to act and no transaction or holding of any asset by, or with respect to, any Cineplex Odeon Benefit Plan has or may subject Cineplex Odeon or any Cineplex Odeon Subsidiary or any Cineplex Odeon ERISA Affiliate or any fiduciary to any tax, penalty or other liability, whether by way of indemnity or otherwise; (vi) there are no actions, proceedings, arbitrations, suits or claims pending, or to the Knowledge of Cineplex Odeon or any Cineplex Odeon Subsidiary or any Cineplex Odeon ERISA Affiliate, threatened or anticipated (other than routine claims for benefits) against Cineplex Odeon or any Cineplex Odeon Subsidiary or any Cineplex Odeon ERISA Affiliate or any administrator, trustee or other fiduciary of any Cineplex Odeon Benefit Plan with respect to any Cineplex Odeon Benefit Plan or Cineplex Odeon Employee Agreement, or against any Cineplex Odeon Benefit Plan or against the assets of any Cineplex Odeon Benefit Plan; (vii) no event or transaction has occurred with respect to any Cineplex Odeon Benefit Plan that would result in the imposition of any tax under Chapter 43 of Subtitle D of the Code; (viii) each Cineplex Odeon Benefit Plan can be amended, terminated or otherwise discontinued without liability to Cineplex Odeon, any Cineplex Odeon Subsidiary or any Cineplex Odeon ERISA Affiliate; (ix) Cineplex Odeon, each Cineplex Odeon Subsidiary and each Cineplex Odeon ERISA Affiliate have made all payments due and owing with respect to all periods through the date hereof; and (x) no Cineplex Odeon Benefit Plan is under audit or investigation by the IRS, the Department or the PBGC, no such audit or investigation is pending and to the Knowledge of Cineplex Odeon, each Cineplex Odeon Subsidiary and any Cineplex Odeon ERISA Affiliate no such audit or investigation is threatened.

  (e) Pension Plans. With respect to each Cineplex Odeon Pension Plan, except as would not have a Cineplex Odeon Material Adverse Effect, (i) no steps have been taken to terminate any Cineplex Odeon Pension Plan now maintained or contributed to, no termination of any Cineplex Odeon Pension Plan has occurred pursuant to which all liabilities have not been satisfied in full, no liability under Title IV of ERISA has been incurred by Cineplex Odeon, any Cineplex Odeon Subsidiary or any Cineplex Odeon ERISA Affiliate that has not been satisfied in full, and no event has occurred and no condition exists that could reasonably be expected to result in Cineplex Odeon, any Cineplex Odeon Subsidiary or any Cineplex Odeon ERISA Affiliate incurring a liability under Title IV of ERISA or could constitute grounds for terminating any Cineplex Odeon Pension Plan; (ii) no proceeding has been initiated by the PBGC to terminate any Cineplex Odeon Pension Plan or to appoint a trustee to administer any Cineplex Odeon Pension Plan; (iii) each Cineplex Odeon Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code, has been maintained in compliance with the minimum funding standards of ERISA and the Code and no such Cineplex Odeon Pension Plan has incurred any "accumulated funding deficiency," as defined in Section 412 of the Code and Section 302 of ERISA, whether or not waived; (iv) neither Cineplex Odeon nor any Cineplex Odeon Subsidiary, nor any Cineplex Odeon ERISA Affiliate, has sought nor received a waiver of its funding requirements with respect to any Cineplex Odeon Pension Plan and all contributions payable with respect to each Cineplex Odeon Pension Plan have been timely made; (v) within the immediately preceding three years, no reportable event, within the meaning of Section 4043 of ERISA, and no event described in Section 4062 or 4063 of ERISA, has occurred with respect to any Cineplex Odeon Pension Plan; and (vi) the funded status of each Cineplex Odeon Pension Plan as reflected in the actuarial reports of Watson Wyatt and Company, with respect to the United States employees, prepared as of January, 1996 are accurate and such reports fairly present the funded status of such Cineplex Odeon Pension Plan as of the respective date on the basis set forth therein.

  (f) Cineplex Odeon Multi-Employer Plans. Except as would not have a Cineplex Odeon Material Adverse Effect, as of the Closing Date, Cineplex Odeon, each Cineplex Odeon Subsidiary and each Cineplex Odeon ERISA Affiliate will not have completely or partially withdrawn from any Cineplex Odeon Multi-Employer Plan and will not be subject to any withdrawal liability as described in
Section 4201 of ERISA for withdrawals that have occurred on or prior to the Closing Date (including, without limitation, any withdrawal deemed to have occurred as a result of the Transactions). To the Knowledge of Cineplex Odeon, any Cineplex Odeon Subsidiary or any Cineplex Odeon ERISA Affiliate and with such exceptions as would not have a Cineplex Odeon Material Adverse Effect,
(i) no Cineplex Odeon Multi-Employer Plan fails to qualify under Section 401(a) of the Code, is insolvent or is in reorganization within the meaning of
Part 3 of Subtitle E of Title IV of ERISA; and (ii) no condition exists which presents a risk of any Cineplex Odeon Multi-Employer Plan becoming insolvent or going into reorganization. Except as would not have a Cineplex Odeon Material Adverse Effect, no event has occurred which could result in a "partial withdrawal" under Section 4205 of ERISA with respect to any Cineplex Odeon Multi-Employer Plan and neither Cineplex Odeon, any Cineplex Odeon Subsidiary nor any Cineplex Odeon ERISA Affiliate has any contingent liability under Section 4204 of ERISA.

  (g) No Post-Employment Obligations. Except as would not have a Cineplex Odeon Material Adverse Effect, neither Cineplex Odeon, any Cineplex Odeon Subsidiary nor any Cineplex Odeon ERISA Affiliate (i) maintains or contributes to any Cineplex Odeon Benefit Plan or Cineplex Odeon Canadian Benefit Plan which provides, or has any liability to provide, life insurance, medical, severance or other Cineplex Odeon Employee welfare benefits to any Cineplex Odeon Employee upon his retirement or termination of employment, except as may be required by Section 4980B of the Code or Applicable Law; or (ii) has ever represented, promised or contracted (whether in oral or written form) to any Cineplex Odeon Employee in the United States (either individually or to Cineplex Odeon Employees as a group) that such Cineplex Odeon Employee(s) would be provided with life insurance, medical, severance or other Cineplex Odeon Employee welfare benefits upon their retirement or termination of employment, except to the extent required by Section 4980B of the Code or Applicable Law.

  (h) Canadian Plans. Section 2.11(h) of the Cineplex Odeon Disclosure Statement contains a true and complete list of each retirement, pension, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, benefits relating to legal services, unemployment benefits, vacation, incentive or other compensation plan or arrangement, or other employee benefit, other than Cineplex Odeon Benefit Plans (each, a "Cineplex Odeon Canadian Benefit Plan") that is currently in effect and is now or previously has been sponsored, maintained, contributed to or required to be contributed to, by Cineplex Odeon or by any Cineplex Odeon Subsidiary in Canada or any province thereof, for the benefit of Cineplex Odeon Employees or former Cineplex Odeon Employees and their spouses, dependents or beneficiaries. Cineplex Odeon has made available to LTM (i) current, accurate and complete copies of all documents embodying or relating to each Cineplex Odeon Canadian Benefit Plan including all amendments thereto, and written interpretations thereof and trust or funding agreements with respect thereto, (ii) the two most recent annual reports, if any, for each Cineplex Odeon Canadian Benefit Plan, (iii) the two most recent actuarial valuations, if any, prepared for each Cineplex Odeon Canadian Benefit Plan;
(iv) the most recent summary plan descriptions and determination letters for each Cineplex Odeon Canadian Benefit Plan; (v) if the Cineplex Odeon Canadian Benefit Plan is funded, the most recent accounting of the Cineplex Odeon Canadian Benefit Plan assets; (vi) all material communications to any Cineplex Odeon Employee or Employees relating to each Cineplex Odeon Canadian Benefit Plan; and (vii) all opinions Cineplex Odeon has received from legal counsel, accountants and actuaries relating to contribution holidays or surplus withdrawal from any of the Cineplex Odeon Canadian Pension Plans. Except as would not have a Cineplex Odeon Material Adverse Effect (1) Cineplex Odeon and each Cineplex Odeon Subsidiary, as applicable, is in compliance with each law, statute, ordinance, rule, code or regulation enacted or promulgated, or order, directive, instruction or other guideline or policy having the force of law and applicable to the Cineplex Odeon Canadian Benefit Plans ("Applicable Law") imposed or administered by any Canadian federal, provincial or local executive office, legislature, governmental agency or ministry, commission, or administrative or regulatory authority or instrumentality (a "Governmental Entity"); (2) with respect to each Cineplex Odeon Canadian Benefit Plan that provides pension or retirement benefits or obligations to current or former Cineplex Odeon Employees or their spouses, dependents and beneficiaries (collectively, the "Cineplex Odeon Canadian Pension Plans") identified in
Section 2.11(h) of the Cineplex Odeon Disclosure Statement, no provision concerning any Cineplex Odeon Canadian Pension Plan is contained in any collective bargaining agreement affecting any current or former employees of Cineplex Odeon or any Cineplex Odeon Subsidiary; (3) each Cineplex Odeon Canadian Pension Plan is registered under, and is in compliance in all material respects with, Applicable Law; (4) all contributions to, and payments from, each Cineplex Odeon Canadian Benefit Plan that may have been required to be made in accordance with the terms of such Cineplex Odeon Canadian Benefit Plan and, where applicable, Applicable Laws that govern such Cineplex Odeon Canadian Benefit Plan, have been made in a timely manner and each Cineplex Odeon Canadian Benefit Plan has otherwise at all times been administered in accordance with its terms and Applicable Law; (5) except as disclosed in the Cineplex Odeon Reports, no contribution holidays have been taken with respect to any of the Cineplex Odeon Canadian Pension Plans and no surplus has been withdrawn from any of the Cineplex Odeon Canadian Pension Plans; (6) all contribution holidays taken and withdrawals of surplus made from each Cineplex Odeon Canadian Pension Plan have been in accordance with the terms of such plan and Applicable Law; (7) all material reports, taxation returns and similar documents with respect to any Cineplex Odeon Canadian Benefit Plan required to be filed with any Governmental Entity or distributed to any Cineplex Odeon Canadian Benefit Plan participant have been duly filed on a timely basis or distributed; (8) there are no pending investigations by any Governmental Entity involving or related to any Cineplex Odeon Canadian Benefit Plan, no claims (except for claims for benefits payable in the normal operation of the Cineplex Odeon Canadian Benefit Plan), suits or proceedings pending or threatened, against any Cineplex Odeon Canadian Benefit Plan or asserting any rights or claims for benefits under any Cineplex Odeon Canadian Benefit Plan that could give rise to an unfunded liability nor are there any facts that could give rise to an unfunded liability in the event of any such investigation, claim, suit or proceeding; (9) no notice has been received by Cineplex Odeon or any Cineplex Odeon Subsidiary of any complaint or other proceeding of any kind involving Cineplex Odeon or any Cineplex Odeon Subsidiary or any of their employees or other potential claimants before any Governmental Entity relating to any Cineplex Odeon Canadian Benefit Plan or to Cineplex Odeon; (10) the funded status of each Cineplex Odeon Canadian Pension Plan as reflected in the actuarial report of William M. Mercer prepared as of December 31, 1996 is accurate and such report fairly presents the status of such Cineplex Odeon Canadian Pension Plan on the basis set forth therein, and no event has occurred since the date of that report that would materially adversely affect the funded status of any Cineplex Odeon Canadian Pension Plan; and (11) there exists no condition or set of circumstances in connection with which LTM or Cineplex Odeon would be subject to any unfunded liability under the terms of any Cineplex Odeon Canadian Pension Plan or under any Applicable Law with respect thereto.

  (i) Effect of Transactions. Section 2.11(i) of the Cineplex Odeon Disclosure Statement contains a true and complete list of every Cineplex Odeon Benefit Plan, Cineplex Odeon Canadian Benefit Plan and every Cineplex Odeon Employee Agreement with respect to which payments or benefits under such plan or agreement would increase or accelerate by reason of the Transactions. Except as would not have a Cineplex Odeon Material Adverse Effect, (i) the execution of this Agreement and the performance by Cineplex Odeon of its obligations hereunder will not (either alone or upon the occurrence of any additional or subsequent events) (x) constitute an event under any Cineplex Odeon Benefit Plan, Cineplex Odeon Canadian Benefit Plan, Cineplex Odeon Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Cineplex Odeon Employee, or (y) result in the triggering or imposition of any restrictions or limitations on the right of Cineplex Odeon to amend or terminate any Cineplex Odeon Benefit Plan or Cineplex Odeon Canadian Benefit Plan and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to Applicable Law and applicable taxes; and (ii) no payment or benefit which will or may be made by Cineplex Odeon, any Cineplex Odeon Subsidiary, or any of their respective affiliates, with respect to any Cineplex Odeon U.S. Employee will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

  (j) Employment Matters. Except as would not have a Cineplex Odeon Material Adverse Effect, Cineplex Odeon and each Cineplex Odeon Subsidiary (i) is in compliance with all applicable Canadian federal, provincial and local laws, rules and regulations, United States federal, state and local laws, rules and regulations and foreign national, state and local laws, rules and regulations respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to Cineplex Odeon Employees; (ii) has withheld and remitted, as required, all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Cineplex Odeon Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable (other than for amounts accrued but not yet payable) for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or social insurance, employment insurance, Canada pension plan payment or other benefits for Cineplex Odeon Employees.

  (k) Labor. Except as would not have a Cineplex Odeon Material Adverse Effect or as otherwise disclosed in the Cineplex Odeon Reports or the Cineplex Odeon Disclosure Statement, no work stoppage or labor strike against Cineplex Odeon or any Cineplex Odeon Subsidiary by Cineplex Odeon Employees is pending or, to the Knowledge of Cineplex Odeon, threatened. Except as disclosed in the Cineplex Odeon Reports or Cineplex Odeon Disclosure Statement or as would not otherwise have a Cineplex Odeon Material Adverse Effect, neither Cineplex Odeon nor any Cineplex Odeon Subsidiary (i) is involved in or, to the Knowledge of Cineplex Odeon, threatened with any labor dispute, grievance, or litigation relating to labor matters involving any Cineplex Odeon Employees, including, without limitation, violation of any federal, state, provincial or local labor, safety or employment laws (domestic or foreign), charges of unfair labor practices or discrimination complaints; (ii) has engaged in any unfair labor practices within the meaning of the National Labor Relations Act, the Railway Labor Act, the Labor Relations Act (Ontario) or any other similar applicable legislation; or (iii) is presently, nor has been in the past a party to, or bound by, any collective bargaining agreement or union contract with respect to Cineplex Odeon Employees, and no such agreement or contract is currently being negotiated by Cineplex Odeon or any Cineplex Odeon Subsidiary. Except as disclosed on the Cineplex Odeon Reports or Cineplex Odeon Disclosure Statement, no Cineplex Odeon Employees are currently represented by any labor union for purposes of collective bargaining and no activities the purpose of which is to achieve such representation of all or some of such Cineplex Odeon Employees are ongoing or, to the Knowledge of Cineplex Odeon, threatened.

  (l) 501(c)(9) Trust. Except as would not have a Cineplex Odeon Material Adverse Effect, no Cineplex Odeon Benefit Plan or Cineplex Odeon Employee Agreement is funded by a trust described in Section 501(c)(9) of the Code.

  (m) Welfare Plan Funding. Except as would not have a Cineplex Odeon Material Adverse Effect with respect to each Cineplex Odeon Welfare Plan, all material claims incurred (including claims incurred but not reported) by Cineplex Odeon Employees thereunder for which Cineplex Odeon is, or will become, liable are
(i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims; (ii) covered under a contract with a health maintenance organization (an "HMO") pursuant to which the HMO bears the liability for such claims; or (iii) reflected as a liability or accrued for on the Cineplex Odeon Financial Statements to the extent required by Canadian GAAP.

  (n) Controlled Group Liability. Except as would not have a Cineplex Odeon Material Adverse Effect, Cineplex Odeon is not (i) a member of a "controlled group of corporations," under "common control" or an "affiliated service group" within the meanings of Sections 414(b), (c) or (m) of the Code with any entity other than Cineplex Odeon Subsidiaries, (ii) required to be aggregated under Section 414(o) of the Code; or (iii) under "common control," within the meaning of Section 4001(a)(14) of ERISA, and no Benefit Plan (other than Cineplex Odeon Benefit Plans, Cineplex Odeon Canadian Benefit Plans and Cineplex Odeon Employee Agreements) is now or previously has been sponsored, maintained, contributed to or required to be contributed to, by Cineplex Odeon or any Cineplex Odeon Subsidiary.

  Section 2.12. No Brokers. Neither Cineplex Odeon nor any Cineplex Odeon Subsidiary has entered into any contract, arrangement or understanding with any person or firm that may result in the obligation of Cineplex Odeon, any Cineplex Odeon Subsidiary or LTM to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement, any of the other Documents or the consummation of the transactions contemplated hereby or thereby, except that the Special Committee has retained Morgan Stanley & Co. Incorporated ("Morgan Stanley") as its financial advisor, the arrangements with which have been disclosed in writing to LTM prior to the date hereof. Other than the foregoing arrangements, Cineplex Odeon is not aware of any claim against Cineplex Odeon for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement, any of the other Documents or the consummation of the Transactions.

  Section 2.13. Opinions of Financial Advisor, Etc. The Special Committee has received the opinion of Morgan Stanley, to the effect that, as of the date hereof, the consideration to be received by the shareholders of

Cineplex Odeon, other than Universal and the Claridge Group, upon consummation of the Transactions is fair from a financial point of view.

  Section 2.14. Environmental Matters. (a) Except as set forth in the Cineplex Odeon Reports or the Cineplex Odeon Disclosure Statement or as would not have a Cineplex Odeon Material Adverse Effect:

    (i) each of Cineplex Odeon and the Cineplex Odeon Subsidiaries has been and is in compliance in all respects with all applicable Environmental Laws;

    (ii) each of Cineplex Odeon and the Cineplex Odeon Subsidiaries has obtained, and is in compliance with, all permits, licenses, authorizations, approvals, registrations and other governmental consents required for their operations as currently conducted by applicable Environmental Laws ("Environmental Permits"), including, without limitation, those regulating emissions, discharges, or releases of Hazardous Substances;

    (iii) to the Knowledge of Cineplex Odeon, the Cineplex Odeon Real Properties are free of any Hazardous Substances (except those present, maintained, used, stored, discharged or released in compliance in all respects with Environmental Laws) and free of all contamination, including, but not limited to groundwater contamination, arising from, relating to, or resulting from any Hazardous Substances, that exceeds any applicable clean-up levels or any level at which any report or other action by Cineplex Odeon or any Cineplex Odeon Subsidiary is required under any applicable Environmental Law;

    (iv) there are no claims, notices, civil, criminal or administrative actions, suits, orders or proceedings pending or, to the Knowledge of Cineplex Odeon, threatened against Cineplex Odeon or any Cineplex Odeon Subsidiary that are based on or related to any Environmental Matters or the failure to have any required Environmental Permits, and, to the Knowledge of Cineplex Odeon, there are no investigations pending or threatened against Cineplex Odeon or any Cineplex Odeon Subsidiary that are based on or related to any Environmental Matters or the failure to have any Environmental Permits;

    (v) to the Knowledge of Cineplex Odeon, there are no past or present conditions, events or circumstances, (a) that may reasonably be expected to interfere with or prevent continued material compliance by any of Cineplex Odeon or the Cineplex Odeon Subsidiaries with Environmental Laws and the requirements of Environmental Permits, (b) that may reasonably be expected to give rise to any liability or other obligation under any Environmental Laws that may require any of Cineplex Odeon or the Cineplex Odeon Subsidiaries to incur any Environmental Costs, or (c) that may reasonably be expected to form the basis of any claim, action, suit, order, proceeding, hearing, investigation or inquiry against or involving any of Cineplex Odeon or the Cineplex Odeon Subsidiaries based on or related to any Environmental Matter or which could reasonably be expected to require any of Cineplex Odeon and the Cineplex Odeon Subsidiaries to incur any Environmental Costs; and

    (vi) except to the extent such request or requirement has been fully complied with, since January 1, 1990, neither Cineplex Odeon nor any Cineplex Odeon Subsidiary has been requested or required by any Governmental Entity to perform any investigatory or remedial activity or other action in connection with any Environmental Matter.

  (b) Cineplex Odeon has made available to LTM each environmental audit, assessment, study, report or other information relating in any material respect to Cineplex Odeon or any Cineplex Odeon Subsidiary in the possession or under the control of Cineplex Odeon or any Cineplex Odeon Subsidiary.

  (c) For the purposes of this Agreement, the following terms shall have the meanings indicated:

  "Environmental Costs" means, to the extent applicable, without limitation, any actual or potential cleanup costs, remediation, removal, containment, control or other response costs (which, without limitation, shall include costs to cause a party to come into compliance with Environmental Laws), investigation costs (including, without limitation, fees of consultants, counsel, and other experts in connection with any environmental investigation, testing, audits or studies), losses, liabilities or obligations (including, without limitation, liabilities or obligations under any lease or other contract), payments, damages (including, without limitation, any actual, punitive or consequential damages under any statutory laws, common law cause of action or contractual obligations or otherwise, including, without limitation, damages (a) of third parties for personal injury or property damage, or (b) to natural resources), civil or criminal fines or penalties, judgments, and amounts paid in settlement arising out of or relating to or resulting from any Environmental Matter.

  "Environmental Laws" means, to the extent applicable, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S)(S)9601, et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. (S)(S)11001, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. (S)(S)6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. (S)(S)2601, et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. (S)(S)136, et seq.; the Clean Air Act, 42 U.S.C.
(S)(S)7401, et seq.; the Clean Water Act (Federal Water Pollution Control
Act), 33 U.S.C. (S)(S)1251, et seq.; the Safe Drinking Water Act, 42 U.S.C.
(S)(S)300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C.
(S)(S)651, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C.
(S)(S)1801, et seq.; the Canadian Environmental Protection Act; the Transportation of Dangerous Goods Act, 1992 (Canada); the Fisheries Act (Canada); the Environmental Protection Act (Ontario); the Ontario Water Resources Act; the Occupational Health and Safety Act (Ontario); as any of the above statutes have been amended from time to time, all rules and regulations promulgated pursuant to any of the above statutes, and any other international, foreign, federal, state, provincial or local treaty, law, statute, ordinance, by-law, rule or regulation governing Environmental Matters, as the same have been amended from time to time, including any common or civil law cause of action providing any right or remedy relating to Environmental Matters, all indemnity agreements and other contractual obligations (including leases, asset purchase and merger agreements) relating to Environmental Matters, the requirements of all applicable Environmental Permits, and all applicable and legally binding judicial and administrative decisions, directives, judgments, orders, and decrees relating to Environmental Matters.

  "Environmental Matter" means any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, human health or safety, health or safety of employees, sanitation, and any matters relating to emissions, discharges, disseminations, releases or threatened releases, of Hazardous Substances into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Substances.

  "Hazardous Substances" means any pollutants, contaminants, toxic, deleterious or hazardous substances, materials, wastes, constituents, compounds, chemicals (including, without limitation, petroleum or any by-products or fractions thereof, any form of natural gas, lead, asbestos and asbestos-containing materials, building construction materials and debris, polychlorinated biphenyls ("PCBs") and PCB-containing equipment, radon and other radioactive elements, infectious, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation) that are regulated by any Environmental Laws.

  Section 2.15. Real Property; Leases. (a) Section 2.15(a) of the Cineplex Odeon Disclosure Statement lists all real property leased by Cineplex Odeon and all Cineplex Odeon Subsidiaries (the "Cineplex Odeon Leased Real Properties") and all real property owned by Cineplex Odeon and all Cineplex Odeon Subsidiaries (the "Cineplex Odeon Owned Real Properties," and together with the Cineplex Odeon Leased Real Properties, the "Cineplex Odeon Real Properties"). For each Cineplex Odeon Leased Real Property, Section 2.15(a) of the Cineplex Odeon Disclosure Statement sets forth the following information as at the date of this Agreement: (i) the address of the property; (ii) the name of the landlord, manager or payee, as appropriate; (iii) the name of the tenant; (iv) the date of the lease and all amendments thereto; (v) the current expiration date of such lease; (vi) any options to extend the term of such lease; (vii) if a theater site, the number of screens at such theater; (viii) whether the theaters on such site are operating or non-operating; (ix) whether the landlord's consent is required as a result of the Transactions; (x) any landlord right to terminate the lease (other than arising from a default, casualty, or condemnation); (xi) with respect only to those theaters located in markets where LTM has theaters, any tenant radius restrictions set forth in such lease; (xii) whether the landlord has sent to the tenant under such lease a notice of default or a notice of termination of such lease which remains uncured; (xiii) whether the tenant under such lease is obligated to purchase such property; (xiv) whether such lease is required to be accounted for under GAAP as a capitalized lease; (xv) whether there are any leasehold mortgages secured by such lease and whether the consent of the mortgagee is required in connection with the Transactions; and (xvi) whether the rent, common area charges, taxes or other payments due under such lease are in arrears in excess of 60 days. For each Cineplex Odeon Owned Real Property,
Section 2.15(a) of the Cineplex Odeon Disclosure Statement lists as at the date of this Agreement: (i) the address for each such property and (ii) whether the consent of any mortgage or lien holder of such property is required as a result of the Transactions. Except for such exceptions as would not have a Cineplex Odeon Material Adverse Effect and except for (A) the items set forth in Section 2.15(a) of the Cineplex Odeon Disclosure Statement; (B) zoning and planning restrictions, easements, permits and other restrictions or limitations of public record affecting the use of such properties; provided, that individually and in the aggregate, such restrictions, easements and permits do not materially impair the use of such properties as motion picture theaters or for such other purposes as such properties are currently being used; (C) mechanic's liens or other similar Encumbrances arising in the ordinary course of business and securing obligations not yet due and payable; and (D) other Encumbrances that individually and in the aggregate do not materially impair the ability of the owner to obtain financing by using such assets as collateral, (I) Cineplex Odeon and the Cineplex Odeon Subsidiaries have good and marketable title and, with respect to real property located in the United States, insurable title to the Cineplex Odeon Owned Real Properties, (II) properties are free and clear of all mortgages, liens, leases, tenancies, security interests, options to purchase or lease or rights of first refusal and (III) except for any matter of public record affecting the use of such properties, such properties are free and clear of all covenants, conditions, Encumbrances, restrictions, rights-of-way, easements, servitudes, judgments or other imperfections of title. The items listed in subsections (A) through (D) above are hereinafter collectively referred to as the "Cineplex Odeon Permitted Encumbrances." With respect to the Cineplex Odeon Leased Real Properties, to the Knowledge of Cineplex Odeon as at the date of this Agreement, all such leases are in full force and effect. Except for such exceptions as would not have a Cineplex Odeon Material Adverse Effect, (i) all such leases are the result of bona-fide arm's-length negotiations between the parties and (ii) Cineplex Odeon and the Cineplex Odeon Subsidiaries are not in arrears in the payment of rents, common area charges, real estate taxes or other amounts due under any such leases in excess of 60 days. As at the date of this Agreement, except for such exceptions as would not have a Cineplex Odeon Material Adverse Effect, with respect to each Cineplex Odeon Leased Real Property, so long as the tenant performs all of its obligations under such lease within applicable notice and grace periods, (i) the rights of Cineplex Odeon or any Cineplex Odeon Subsidiary under such lease cannot be legally terminated by the landlord thereof and (ii) Cineplex Odeon's or such Subsidiary's possession of such Cineplex Odeon Leased Real Property and the use and enjoyment thereof cannot be legally disturbed by any landlord. Except for such exceptions as would not have a Cineplex Odeon Material Adverse Effect, Cineplex Odeon is not obligated to purchase any Cineplex Odeon Leased Real Property, and no Cineplex Odeon Leased Real Property is required to be accounted for under GAAP as a capitalized lease. To the Knowledge of Cineplex Odeon, except for such exceptions as would not have a Cineplex Odeon Material Adverse Effect, there are no intended public improvements that will result in any material charge being levied against, or in the creation of any Encumbrances upon the Cineplex Odeon Owned Real Properties or any portion thereof, and there are no options, rights of first refusal, rights of first offer or other similar rights with respect to the Cineplex Odeon Owned Real Properties.

  (b) The leases pursuant to which Cineplex Odeon or any Cineplex Odeon Subsidiary leases or has the right to possess the Cineplex Odeon Leased Real Properties have not been amended or modified since March 31, 1996 except as set forth in Section 2.15(a) of the Cineplex Odeon Disclosure Statement, except where such amendment or modification would not have a Cineplex Odeon Material Adverse Effect.

  (c) Except for such exceptions as would not have a Cineplex Odeon Material Adverse Effect:

    (i) Cineplex Odeon or a Cineplex Odeon Subsidiary is the owner of, and no other person, firm or corporation has any interest as owner in or to, or any right to occupancy in, any Cineplex Odeon Owned Real Property;

    (ii) Cineplex Odeon or a Cineplex Odeon Subsidiary is the tenant or lessee with respect to, and no other person, firm or corporation has any interest as tenant or lessee in or to, or any right to occupancy in, any Cineplex Odeon Leased Real Property;

    (iii) there are no persons, firms or corporations currently in possession of the Cineplex Odeon Real Properties other than Cineplex Odeon and the Cineplex Odeon Subsidiaries, nor are there any leases, subleases, licenses, concessions or other agreements permitting anyone other than Cineplex Odeon and the Cineplex Odeon Subsidiaries, to use, manage, occupy or possess any Cineplex Odeon Real Property or any part thereof;

    (iv) (A) neither Cineplex Odeon nor any Cineplex Oden Subsidiary has received any written notes or notices of violation of law or local or municipal ordinances or orders, or regulations, presently noted in or issued by federal, state, local or municipal departments having jurisdiction against or affecting any of the Cineplex Odeon Real Properties that remain uncured and (B) to the Knowledge of Cineplex Odeon the current maintenance, operation, use and occupancy of the Cineplex Odeon Real Properties does not violate any building, zoning, health, environmental, fire or similar law, ordinance, order or regulation (other than the Americans with Disabilities Act of 1990, 42 U.S.C. (S)12183, as amended (the "ADA")) and comparable state and municipal legislation), or the terms and conditions of any of the applicable leases;

    (v) to the Knowledge of Cineplex Odeon, the Cineplex Odeon Real Properties do not violate the provisions of the ADA and comparable state and municipal legislation based upon the reasonable interpretation and understanding of Cineplex Odeon of the provisions of the ADA and such other legislation and any reference to compliance with laws, or any other reference to like effect, contained in this Agreement with respect to the Cineplex Odeon Real Properties shall, solely as it relates to compliance with the ADA, be deemed to be qualified to the Knowledge of Cineplex Odeon in addition to any other qualifications set forth in this Agreement as may be applicable, and neither Cineplex Odeon nor any Cineplex Odeon Subsidiary has received any written notice of violation of the ADA and/or comparable state and municipal legislation against or affecting the Cineplex Odeon Real Properties that remain uncured;

    (vi) (A) neither Cineplex Odeon nor any Cineplex Odeon Subsidiary has received written notice of its failure to obtain any necessary certificate of occupancy (or similar permit) for use of each of the theaters located on the Cineplex Odeon Real Properties as a motion picture theater, (B) to Cineplex Odeon's Knowledge, either Cineplex Odeon or a Cineplex Odeon Subsidiary possesses the certificate of occupancy and all other certificates, approvals, permits and licenses from any Governmental Entity having jurisdiction over such theaters that are necessary to permit the lawful use and operation of such theaters as motion picture theaters (the "Cineplex Odeon Permits"), and all of the same are valid and in full force and effect, and (C) to the Knowledge of Cineplex Odeon, there exists no threatened revocation of any certificate of occupancy or any of the Cineplex Odeon Permits;

    (vii) neither Cineplex Odeon nor any Cineplex Odeon Subsidiary has received any written notice that it has failed to obtain any necessary sign permits, illuminated sign permits, and marquee permits from the appropriate Governmental Entity having jurisdiction over existing signs and marquees at the Cineplex Odeon Real Properties, and, to the Knowledge of Cineplex Odeon, such permits are valid and in full force and effect and there exists no threatened revocation of any such permits;

    (viii) Cineplex Odeon has no Knowledge of any action pending or threatened to adversely change the zoning or building ordinances affecting any of the Cineplex Odeon Real Properties, or of any pending or threatened condemnation of any of the Cineplex Odeon Real Properties;

    (ix) neither Cineplex Odeon nor any Cineplex Odeon Subsidiary has received any written notice from any insurance carrier of any work required to be performed at any theater located on the Cineplex Odeon Real Properties or the real property on which such theater is located that has not been performed as of the date hereof or of any defects or inadequacies in a Cineplex Odeon Theater that have not been corrected as of the date hereof and which if not corrected could result in termination of insurance coverage or a material increase in the cost thereof;

    (x) with respect to all operating Cineplex Odeon Theaters, all water, sewer, gas, electricity, telephone and other utilities required for the operation of each such theater located on a Cineplex Odeon Real Property are installed and operating and all installations and connection charges charged to Cineplex Odeon or any Cineplex Odeon Subsidiary pursuant to applicable invoices that are not the subject of a good faith dispute have been paid in full and any installation and connection charges that are properly charges to Cineplex Odeon or such Cineplex Odeon Subsidiary after the date hereof and prior to the Closing Date shall be paid in full, except, in each case, for payments that are current and will be paid in the ordinary course of business; and

    (xi) Cineplex Odeon has delivered to LTM a statement of theaters currently under construction, or with respect to which construction is pending, planned, contemplated or under study setting forth (A) a brief description of each theater, including location, budget and related financial projections, lease terms, if any, capacity, planned equipment and assumptions regarding attendance, (B) a statement of costs relating to planning, developing, constructing, equipping and supplying each such theater ("Theater Costs"), (C) the total amount invested in such project as of March 31, 1997, (D) an estimate of the amount that will be invested in such project as of February 28, 1998 and (E) an estimate of the total amount that will be invested in such project upon its completion (a "Construction Work in Progress Statement").

  Section 2.16. Operating Assets. Except for such exceptions as would not have a Cineplex Odeon Material Adverse Effect, (a) Cineplex Odeon has good and marketable title or leasehold title or a valid license to all of the personal property used, or held for use, in connection with the theaters operated on the Cineplex Odeon Real Properties (other than gaming and vending machines used in the ordinary course of business), subject to no Encumbrance other than the Cineplex Odeon Permitted Encumbrances; (b) no financing statement under the Uniform Commercial Code or under the personal property securities laws and regulations of any province or territory of Canada or any similar applicable statute has been filed in any jurisdiction except as contemplated in the Cineplex Odeon Disclosure Statement, and neither Cineplex Odeon nor any Cineplex Odeon Subsidiary has signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement; (c) each theater located on a Cineplex Odeon Real Property and each of the items of personal property used or held for use in, or in connection with, each such theater, including without limitation, seating, projection equipment and screens, are in good operating condition, subject to normal wear and tear, and are fit for the use for which they are intended and to which they are presently devoted; (d) except for closed theaters, each theater located on a Cineplex Odeon Real Property, together with the related items of personal property located therein, constitutes a fully operable motion picture theater and is sufficient to permit Cineplex Odeon to operate the business as currently being conducted therein; and (e) except as contemplated by this Agreement, since March 31, 1997, neither Cineplex Odeon nor any Cineplex Odeon Subsidiary has sold, removed or transferred any equipment or property from any theater located on a Cineplex Odeon Real Property, except in the ordinary course of business and so long as such equipment or property has been replaced prior to the date hereof.

  Section 2.17. Contracts. Cineplex Odeon has delivered to LTM a statement of all contracts, agreements, leases (other than leases with respect to the Cineplex Odeon Leased Real Property and film rental contracts in the ordinary course of business), mortgages, notes, bonds, indentures, licenses, intellectual property rights and other obligations, oral or written express or implied, involving the payment (or the provision of goods and/or services having value) in each case of more than US$500,000 per annum to which Cineplex Odeon or any Cineplex Odeon Subsidiary is bound as of the date of this Agreement, including, without limitation, contracts relating to employment, collective bargaining, consultants, independent contractors, agents, advertising, concessions, as well as contracts relating to any partnerships and joint ventures and contracts restricting the ability to operate theaters in any geographical area (collectively, the "Cineplex Odeon Contracts"), excluding (a) those that are terminable without penalty by Cineplex Odeon within 30 days upon the giving of notice and (b) those directly relating to the construction of theaters currently under construction, or with respect to which construction is pending, planned, contemplated or under study as set forth on Cineplex Odeon's Construction Work in Progress Statement; such statement sets forth with respect to each Cineplex Odeon Contract the names of the parties thereto. True and complete copies of all of the Cineplex Odeon Contracts, or, in the case of oral Cineplex Odeon Contracts, true and complete descriptions thereof, have been made available to LTM. Section 2.17 of the Cineplex Odeon Disclosure Statement summarizes the material terms of each Cineplex Odeon Contract that provides for (a) the payment of refunds or similar arrangements if specified conditions are not satisfied or the volume of specified services provided during a reference period is not continued at minimum levels and/or (b) supplemental payments if specified conditions are satisfied or the volume of specified services provided during a reference period exceeds a specified threshold. In addition to the foregoing, (x) prior to the date hereof, Cineplex Odeon has provided to LTM a summary of the material terms of the Cineplex Odeon Contracts and arrangements with Universal and Universal's Affiliates, and the Trust and the Trust's Affiliates, and the impact of such Cineplex Odeon Contracts and arrangements on Cineplex Odeon's Consolidated EBITDA during the twelve-month period ended March 31, 1997, and
(y) since March 31, 1997, there has been no material change in the material terms of such Cineplex Odeon Contracts and arrangements, including, without limitation, with respect to the exhibition of motion pictures. For purposes of clause (y) of the preceding sentence only, film rental contracts shall be deemed to be included within the definition of Cineplex Odeon Contracts. Except for such exceptions as would not have a Cineplex Odeon Material Adverse Effect, (a) the Cineplex Odeon Contracts are valid, existing and in full force and effect and (subject to (i) the application of any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar law, now or hereafter in effect, affecting creditors rights generally and (ii) the application of general principles of equity) binding against Cineplex Odeon and, to the Knowledge of Cineplex Odeon, the other parties to such Cineplex Odeon Contracts in accordance with their respective terms, and (b) there has not occurred any material default or breach or event which, with the giving of notice or lapse of time, or both, would constitute a material default or breach under any of them. No officer or director of Cineplex Odeon, and no shareholder of Cineplex Odeon that owns directly or indirectly 10% or more of the outstanding equity of Cineplex Odeon, nor any Affiliate of any such officer, director or shareholder, is a party to any such Cineplex Odeon Contract as lessor, landlord, supplier or in any other capacity except as noted on the Cineplex Odeon Reports.

  Section 2.18. Insurance. All of the material assets of each of Cineplex Odeon and the Cineplex Odeon Subsidiaries that are of insurable character are covered by insurance with reputable insurers against risks of liability, casualty and fire and other losses and liabilities customarily obtained to cover comparable businesses and tangible assets in amounts, scope and coverage that are consistent with prudent industry practice. Neither Cineplex Odeon nor any Cineplex Odeon Subsidiary is in default in any material respect with respect to its obligations under any material insurance policy maintained by it. Section 2.18 of the Cineplex Odeon Disclosure Statement sets forth a list of all insurance coverage carried by Cineplex Odeon and the Cineplex Odeon Subsidiaries, including the carrier, the terms and the amount of coverage. All such policies and other instruments are in full force and effect and all premiums due and payable with respect thereto have been paid. Except to the extent that the failure to do so would not have a Cineplex Odeon Material Adverse Effect, neither Cineplex Odeon nor any Cineplex Odeon Subsidiary has failed to give any notice or present any claim under any such insurance policy in due and timely fashion or as required by any of such insurance policies or has not otherwise, through any act, omission or non-disclosure, jeopardized or impaired full recovery of any claim under such policies, and, except as aforesaid, there are no material claims by Cineplex Odeon or any Cineplex Odeon Subsidiary under any of such policies to which any insurance company is denying liability or defending under a reservation of rights or similar clause. Neither Cineplex Odeon nor any Cineplex Odeon Subsidiary has received notice of any pending or threatened termination of any of such policies or any material premium increases for the current policy period with respect to any of such policies.

  Section 2.19. Interested Party Transactions. Except as set forth in the Cineplex Odeon Reports and as contemplated by the Transactions, since the date of Cineplex Odeon's Proxy Statement dated May 26, 1997 no event has occurred that would be required to be reported pursuant to Item 404 of Regulation S-K promulgated by the SEC or that would constitute related party transactions subject to the requirements of Sections 18 and 20 of Ontario Securities Commission Policy 9.1 promulgated as a rule pursuant to the Securities Act (Ontario).

  Section 2.20. Expenses. Cineplex Odeon has provided to LTM a good faith estimate and description of the expenses that Cineplex Odeon expects to incur, or has incurred, in connection with the Transactions, and

Cineplex Odeon will promptly notify LTM if it believes that Cineplex Odeon will incur expenses materially in excess of such amount in connection with the Transactions.

                                  ARTICLE III

                     Representations and Warranties of LTM

  Except as set forth in the disclosure statement delivered at or prior to the execution hereof to Cineplex Odeon (the "LTM Disclosure Statement"), LTM represents and warrants to Cineplex Odeon as follows:

  Section 3.1. Existence; Good Standing; Corporate Authority; Compliance with Law. LTM is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. LTM is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a LTM Material Adverse Effect. LTM has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Each of LTM's Significant Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a LTM Material Adverse Effect. Neither LTM nor any of the LTM Subsidiaries is in violation of any order of any court, Governmental Entity or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which LTM or any LTM Subsidiary or any of their respective properties or assets is subject, where such violation would have a LTM Material Adverse Effect. LTM and the LTM Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, except where the failure to obtain any such item or to take any such action would not have a LTM Material Adverse Effect. The copies of LTM's Certificate and Bylaws attached as exhibits to the LTM Disclosure Statement are complete, true and correct.

  Section 3.2. Authorization, Validity and Effect of Agreements. LTM has the requisite corporate power and authority to execute and deliver each of the Documents to which it is a party and all agreements and documents contemplated thereby to which it is a party, and the consummation by LTM of the Transactions to which it is a party has been duly authorized by all requisite corporate action on the part of LTM, including, without limitation, all requisite approvals of the Board of Directors of LTM and any special or other committee thereof. LTM has previously delivered to Cineplex Odeon copies of resolutions adopted by unanimous vote of the Board of Directors of LTM authorizing LTM to execute and deliver the Documents to which it is a party and to consummate the Transactions, and, since the adoption thereof, such resolutions have not been amended, modified or withdrawn in any manner through the date of this Agreement. The Documents to which it is a party constitute (or in the case of the LTM Charter will at the Closing constitute), and all agreements and documents contemplated thereby to which it is a party (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of LTM, enforceable against LTM in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

  Section 3.3. Capitalization. (a) As of the date hereof, the authorized capital stock of LTM consists of 1,000 shares of Common Stock, US$.01 par value per share, of which 972 shares are issued and outstanding. All of such issued and outstanding shares of LTM Common Stock are duly authorized, validly issued, fully paid, nonassessible and free of preemptive rights.

  (b) As of the Closing, the authorized capital stock of LTM will consist of 300,000,000 shares of LTM Common Stock, 10,000,000 shares of LTM Class A Non-Voting Common Stock, 10,000,000 shares of LTM Class B Non-Voting Common Stock and 10,000,000 shares of LTM Preferred Stock. As of the Closing (including issuances made in connection with the Arrangement and the transactions contemplated by this Agreement (but before giving effect to any Equity Offering and assuming no Cineplex Odeon shareholders exercise dissenters rights and no Cineplex Odeon stock options have been exercised prior to the Closing), there will be 43,963,333 shares of LTM Common Stock issued and outstanding, 1,202,486 shares of LTM Class A Non-Voting Common Stock issued and outstanding, 84,000 shares of LTM Class B Non-Voting Common Stock issued and outstanding and no shares of LTM Preferred Stock issued and outstanding, subject to the redemption of Cineplex Odeon capital stock as a consequence of the exercise of dissenting shareholders' rights. As of the Closing, all issued and outstanding shares of LTM Common Stock and LTM Non-Voting Common Stock (in each case, including the shares of LTM Common Stock to be issued pursuant to the Arrangement and the other Transactions) will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights or any Encumbrances created by SPE or LTM or any of their respective Affiliates.

  (c) LTM does not have and, as of the Closing, LTM will not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the stockholders of LTM on any matter. There are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments that obligate LTM or any LTM Subsidiary to issue, transfer or sell any shares of capital stock of LTM or any LTM Subsidiary.

  Section 3.4. Subsidiaries. LTM owns directly or indirectly all of the outstanding shares of capital stock of each of LTM's Subsidiaries (other than the Transferred SPE Subsidiaries). Each of the outstanding shares of capital stock of each of the LTM Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and (except for the capital stock of the Transferred SPE Subsidiaries) is owned, directly or indirectly, by LTM free and clear of all Encumbrances other than Encumbrances imposed by local law the enforcement of which would not have a LTM Material Adverse Effect. The following information for each LTM Subsidiary is set forth on Section 3.4 of the LTM Disclosure Statement, if applicable: (a) its name and jurisdiction of incorporation, formation or organization; (b) its authorized capital stock or share capital; and (c) the number of issued and outstanding shares (and options, warrants or other rights for purchase of shares) of capital stock or share capital (and, with respect to partnerships, joint ventures, limited liability companies and similar alternative business entities, analogous information). LTM has previously provided to Cineplex Odeon true and complete copies of the charter documents and bylaws for each of LTM's Significant Subsidiaries. Other than as contemplated by the Documents, there are no options, warrants, calls or other rights, agreements or commitments currently outstanding obligating any Subsidiary of LTM to issue, deliver or sell any shares or debt securities, or obligating any Subsidiary of LTM to grant, extend or enter into any option, warrant, call or other such right, agreement or commitment to issue, deliver or sell any equity or debt securities. There are no bonds, debentures, notes or other indebtedness issued and outstanding having the right to vote (or that are convertible into or exercisable for securities having the right to vote) on any matters on which the shareholders of any Subsidiary of LTM may vote.

  Section 3.5. Other Interests. Except for interests in the LTM Subsidiaries, neither LTM nor any LTM Subsidiary owns, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity.

  Section 3.6. No Violation. Neither the execution and delivery by LTM of the Documents to which it is a party, nor the consummation by LTM of the Transactions contemplated thereby to which it is a party in accordance with the terms thereof, will: (i) conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of LTM; (ii) either
(a) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any Encumbrance upon any of the material properties of

LTM or the LTM Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which LTM or any of the LTM Subsidiaries is a party, or by which LTM or any of the LTM Subsidiaries or any of their properties is bound or affected (except to the extent any of the effects described in this clause
(ii) would not (x) have a LTM Material Adverse Effect, (y) impair the ability of LTM to perform its obligations under the Documents in any material respect or (z) delay in any material respect or prevent the consummation of the Transactions); or (iii) other than the Regulatory Filings listed in the LTM Disclosure Statement, require, to the extent applicable to LTM, any material consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, the failure to obtain or make that would (x) have a LTM Material Adverse Effect, (y) impair the ability of LTM to perform its obligations under the Documents in any material respect or (z) delay in any material respect or prevent the consummation of the Transactions.

  Section 3.7. Financial Statements. (a) LTM has previously furnished Cineplex Odeon with the combined statements of income, shareholders' equity and cash flows of LTM and its consolidated Subsidiaries and the Transferred SPE Subsidiaries for the twelve months ended February 28, 1995, February 29, 1996, February 28, 1997 and March 31, 1997 and the combined balance sheet of LTM and its consolidated Subsidiaries and the Transferred SPE Subsidiaries as of such dates (all such financial statements being collectively referred to herein as the "LTM Financial Statements"). The LTM Financial Statements (including the audited financial statements required to be delivered pursuant to Section 6.9(a)) (i) are in accordance with the books and records of LTM, (ii) have been prepared in accordance with GAAP consistently applied (except that such unaudited financial statements do not contain all of the footnotes and do not reflect provisions for income taxes on a stand-alone basis as required under
GAAP) and (iii) fairly present in all material respects the combined financial position of LTM and its consolidated Subsidiaries and the Transferred SPE Subsidiaries as of February 28, 1995, February 29, 1996, February 28, 1997 and March 31, 1997 and the combined results of their operations and cash flows for the twelve months ended February 28, 1995, February 29, 1996, February 28, 1997 and March 31, 1997 (subject, in the case of such unaudited financial statements, to normal year-end audit adjustments). Except as and to the extent set forth on the combined balance sheet of LTM and the LTM Subsidiaries at March 31, 1997, including all notes thereto, or as set forth in the LTM Disclosure Statement, neither LTM nor any of the LTM Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except (i) as contemplated by or resulting from this Agreement or the Transactions, or (ii) that would not have a LTM Material Adverse Effect.

  (b) Attached as Section 3.7(b) of the LTM Disclosure Statement are true and accurate copies of (1) a Cash Flow Statement for each motion picture theater owned or operated by LTM or any LTM Subsidiary (the "LTM Theaters"), in the aggregate and on a theater-by-theater basis for the twelve months ended March 31, 1997, (2) EBITDA Statements of LTM, in each case for the twelve months ended March 31, 1997, and (3) a statement showing LTM's Qualified Tangible Net Worth as of March 31, 1997. LTM represents and warrants that the Consolidated EBITDA and Adjusted EBITDA of LTM for such twelve-month period and that its Qualified Tangible Net Worth as of March 31, 1997 were as set forth on Section 3.7(b) of the LTM Disclosure Statement. LTM has delivered to Cineplex Odeon true and accurate copies of the following statements used in the determination of Adjusted EBITDA and Qualified Tangible Net Worth:

    (i) a statement listing each theater that has been disposed of during the twelve-month period ended March 31, 1997, such theater's date of disposition and the related Cash Flow of such theater from April 1, 1996 through the earlier of (A) one month after its date of disposition and (B) March 31, 1997;

    (ii) a statement listing each theater that has been or is projected, as of the date of this Agreement, to be closed or disposed of subsequent to March 31, 1997 but prior to the Closing Date (the "LTM Negative Theaters"), the actual or, to the extent known, projected closing or disposition date, as the case may be, and, to the extent known, any material terms applicable to such disposition, and setting forth the related Cash Flow of such theater for the twelve months ended March 31, 1997;

    (iii) a statement listing each theater opened after April 1, 1996 and before March 31, 1997 and the Cash Flow generated by such theater during the period from its opening through March 31, 1997 and the projected Cash Flow for such theater for its first full year of operation;

    (iv) a statement listing each capital lease or other agreement pursuant to which LTM or any LTM Subsidiary had outstanding a Capital Lease Obligation at March 31, 1997 and, with respect to each such lease or agreement, (A) the amount of payments thereunder during the twelve months ended March 31, 1997, (B) the amount of payments thereunder during the twelve months ended March 31, 1997 that relates to real property, (C) the amount of the obligation in respect thereof as reflected on the balance sheet of LTM at March 31, 1997 and (D) whether such lease or other agreement relates to real property or equipment;

    (v) a statement listing each component of Debt, including maturity date, interest rate, payment terms, assets pledged as security (if any), leasehold mortgages secured by leases (if any) and outstanding balance as of March 31, 1997;

    (vi) a statement listing and fairly presenting in all material respects each component of Net Working Capital as of March 31, 1997;

    (vii) a Construction Work in Progress Statement; and

    (viii) the Cash Flow for the twelve months ended March 31, 1997 of the theaters listed on Section 3.7(b)(viii) of the LTM Disclosure Statement (the "Indianapolis Theaters").

Each of the foregoing statements as described herein is complete and fairly presents such data for the periods or dates indicated and contains all customary year-end adjustments.

  Section 3.8. Litigation. There are no actions, suits, proceedings or investigations pending against LTM or the LTM Subsidiaries or, to the Knowledge of LTM, threatened against LTM or the LTM Subsidiaries, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that would have a LTM Material Adverse Effect.

  Section 3.9. Absence of Certain Changes. Except as otherwise contemplated by this Agreement or resulting from the Transactions, since March 31, 1997, (a) LTM and the LTM Subsidiaries have conducted their respective businesses, only in the ordinary course of such business, (b) except for (i) facts and circumstances affecting the economy as a whole, (ii) facts and circumstances affecting the motion picture industry generally, or (iii) adverse changes in Cash Flow per screen from sales of tickets and concession items, there has not been a LTM Material Adverse Effect, and (c) there has not been (x) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock or (y) any material change in its accounting principles, practices or methods. Neither LTM nor any LTM Subsidiary has deferred any material expenses or accelerated any material income, other than in the ordinary course of business in accordance with GAAP consistently applied, in contemplation of the Transactions.

  Section 3.10. Taxes. Except where the failure to do so would not have a LTM Material Adverse Effect, LTM and each of the LTM Subsidiaries (i) has timely filed all United States federal, state and material foreign tax returns required to be filed by any of them for tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request shall have been granted and not expired and all such returns are correct and complete in all respects, (ii) has paid or accrued in the LTM Financial Statements all Taxes payable for all periods covered by such returns, (iii) has properly accrued in the LTM Financial Statements all Taxes for periods subsequent to the periods covered by such returns, and (iv) has "open" years for United States federal income tax returns only as set forth in the LTM Disclosure Statement. Correct and complete copies of all tax returns, including schedules thereto, filed by LTM and the LTM Subsidiaries or the portions of tax returns relating solely to LTM or any LTM Subsidiary in the case of tax returns filed on behalf of LTM or any LTM Subsidiary by any affiliated, combined or unitary group which included any corporation other than LTM or any LTM Subsidiary, in respect of the last three completed fiscal years with all regulatory authorities, all assessments or reassessments in respect of such years, all waivers in respect of such years or any other periods and all written communications and other documents relating thereto have been made available to Cineplex Odeon prior to the date of this Agreement. Except where the failure to do so would not have a LTM Material Adverse Effect, LTM and the LTM Subsidiaries have withheld, collected and remitted all amounts required to be withheld, collected or remitted by them in respect of any Taxes, including any such Taxes in respect of payments made to any past or present employees, officers or directors, and to any persons not resident in the United States, to the proper tax or other receiving officers within the time prescribed under any applicable legislation.

  Section 3.11. Employee Benefit Plans. (a) Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

  "LTM Benefit Plan" means each Benefit Plan (other than a LTM Employee Agreement) which is currently in effect and which is or previously has been sponsored, maintained, contributed to, or required to be contributed to, or with respect to which any withdrawal liability (within the meaning of Section 4201 of ERISA) has been incurred, by LTM or any LTM Subsidiary for the benefit of any LTM Employee, and pursuant to which LTM or any LTM Subsidiary has or may have any liability, contingent or otherwise.

  "LTM Employee" means each current, former, or retired employee, officer, consultant, independent contractor, agent or director of LTM or any LTM Subsidiary (other than the LTM Excluded Employees).

  "LTM Employee Agreement" means each management, employment, severance, consulting, non-compete, confidentiality, or similar agreement or contract, whether written or oral, between LTM or any LTM Subsidiary and any LTM Employee pursuant to which LTM or any LTM Subsidiary has or may have any liability contingent or otherwise, in excess of US$100,000 in each instance.

  "LTM Excluded Employee" means each current, former or retired employee, officer, consultant, independent contractor, agent or director of Sony Corporation of America, Sony Plaza Inc. and LTMA, Inc. whose payroll is or has been processed through LTM.

  "LTM Multi-Employer Plan" means each LTM Benefit Plan which is "multi-employer plan" within the meaning of Sections 3(37) or 4001(a)(3) of ERISA.

  "LTM Welfare Plan" means each LTM Benefit Plan which is an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA.

  (b) Schedule. Section 3.11(b) of the LTM Disclosure Statement contains a true and complete list of each LTM Benefit Plan and each LTM Employee Agreement. Neither LTM nor any LTM Subsidiary has any plan or commitment, whether legally binding or not, to establish any new LTM Benefit Plan, to enter into any LTM Employee Agreement or to modify or to terminate any LTM Benefit Plan or LTM Employee Agreement (except to the extent required by law or to conform any such LTM Benefit Plan or LTM Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Cineplex Odeon, or as required by this Agreement), nor has any intention to do any of the foregoing been communicated to LTM Employees. Section 3.11(b) of the LTM Disclosure Statement identifies each LTM Employee who received total compensation in excess of US$100,000 in connection with such employment in 1996 or is expected to receive at least such amount in 1997 as employment compensation.

  (c) Documents. LTM has made available to Cineplex Odeon (i) current, accurate and complete copies of all material documents embodying or relating to each LTM Benefit Plan and each LTM Employee Agreement, including all amendments thereto, and trust or funding agreements with respect thereto; (ii) the two (2) most recent annual actuarial valuations, if any, prepared for each LTM Benefit Plan; (iii) the two (2) most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA in connection with each LTM Benefit Plan or related trust; (iv) a statement of alternative form of compliance pursuant to Department Regulation (S)2520.104-23, if any, filed for each LTM Benefit Plan that is an "employee pension benefit plan" as defined in Section 3(2) of ERISA for a select group of management or highly compensated employees; (v) the most recent determination letter received from the IRS, if any, for each LTM Benefit Plan and related trust which is intended to satisfy the requirements of Section 401(a) of the Code; (vi) if the LTM Benefit Plan is funded, the most recent annual and periodic accounting of LTM Benefit Plan assets; and (vii) the most recent summary plan description together with the most recent summary of material modifications, if any, required by ERISA with respect to each LTM Benefit Plan.

  (d) Compliance. With respect to each LTM Benefit Plan, except as would not have a LTM Material Adverse Effect (i) LTM and each LTM Subsidiary have performed all obligations required to be performed by them under each LTM Benefit Plan and LTM Employee Agreement and neither LTM nor any LTM Subsidiary is in default under or in violation of, any LTM Benefit Plan, (ii) each LTM Benefit Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, orders, rules and regulations, including but not limited to ERISA and the Code including without limiting the foregoing, the timely filing of all required reports, documents and notices, where applicable, with the IRS and the Department; (iii) each LTM Benefit Plan intended to qualify under Section 401 of the Code is, and since its inception has been, so qualified and a determination letter has been issued by the IRS to the effect that each such LTM Benefit Plan is so qualified and that each trust forming a part of any such LTM Benefit Plan is exempt from tax pursuant to Section 501(a) of the Code and no circumstances exist which would adversely affect this qualification or exemption; (iv) no non-exempt "prohibited transaction," within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any LTM Benefit Plan; (v) no action or failure to act and no transaction or holding of any asset by, or with respect to, any LTM Benefit Plan has or may subject LTM or any LTM Subsidiary or any fiduciary to any tax, penalty or other liability, whether by way of indemnity or otherwise; (vi) there are no actions, proceedings, arbitrations, suits or claims pending, or to the Knowledge of LTM or any LTM Subsidiary, threatened or anticipated (other than routine claims for benefits) against LTM or any LTM Subsidiary or any administrator, trustee or other fiduciary of any LTM Benefit Plan with respect to any LTM Benefit Plan or LTM Employee Agreement, or against any LTM Benefit Plan or against the assets of any LTM Benefit Plan;
(vii) no event or transaction has occurred with respect to any LTM Benefit Plan that would result in the imposition of any tax under Chapter 43 of Subtitle D of the Code; (viii) each LTM Benefit Plan can be amended, terminated or otherwise discontinued without liability to Cineplex Odeon or any LTM Subsidiary; (ix) LTM and each LTM Subsidiary have made all payments due and owing with respect to all periods through the date hereof; and (x) no LTM Benefit Plan is under audit or investigation by the IRS, the Department or the PBGC, no such audit or investigation is pending and to the Knowledge of LTM and each LTM Subsidiary, no such audit or investigation is threatened.

  (e) Pension Plans. Except as would not have a LTM Material Adverse Effect neither LTM nor any LTM Subsidiary presently sponsors, maintains, contributes to, nor is LTM, any LTM Subsidiary required to contribute to, nor has LTM or any LTM Subsidiary ever sponsored, maintained, contributed to, or been required to contribute to, an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA.

  (f) LTM Multi-Employer Plans. Except as would not have a LTM Material Adverse Effect, as of the Closing Date, LTM and each LTM Subsidiary will not have completely or partially withdrawn from any LTM Multi-Employer Plan and will not be subject to any withdrawal liability as described in Section 4201 of ERISA for withdrawals that have occurred on or prior to the Closing Date (including, without limitation, any withdrawal deemed to have occurred as a result of the Transactions). To the Knowledge of LTM or any LTM Subsidiary and with such exceptions as would not have a LTM Material Adverse Effect, (i) no LTM Multi-Employer Plan fails to qualify under Section 401(a) of the Code, is insolvent or is in reorganization within the meaning of Part 3 of Subtitle E of Title IV of ERISA; and (ii) no condition exists which presents a risk of any LTM Multi-Employer Plan becoming insolvent or going into reorganization. Except as would not have a LTM Material Adverse Effect, no event has occurred that could result in a "partial withdrawal" under Section 4205 of ERISA with respect to any LTM Multi-Employer Plan and neither LTM nor any LTM Subsidiary has any contingent liability under Section 4204 of ERISA.

  (g) No Post-Employment Obligations. Except as would not have a LTM Material Adverse Effect, neither LTM nor any LTM Subsidiary (i) maintains or contributes to any LTM Benefit Plan which provides, or has any liability to provide, life insurance, medical, severance or other LTM Employee welfare benefits to any LTM Employee upon his retirement or termination of employment, except as may be required by Section 4980B of the Code or Applicable Law; or
(ii) has ever represented, promised or contracted (whether in oral or written form) to any LTM Employee (either individually or to LTM Employees as a group) that such LTM Employee(s) would be provided with life insurance, medical, severance or other LTM Employee welfare benefits upon their retirement or termination of employment, except to the extent required by Section 4980B of the Code or Applicable Law.

  (h) Effect of Transactions. Section 3.11(h) of the LTM Disclosure Statement contains a true and complete list of every LTM Benefit Plan and every LTM Employee Agreement with respect to which payments or benefits under such plan or agreement would increase or accelerate by reason of the Transactions. Except as would not have a LTM Material Adverse Effect, (i) the execution of this Agreement and the performance by LTM of its obligations hereunder will not (either alone or upon the occurrence of any additional or subsequent events) (x) constitute an event under any LTM Benefit Plan, LTM Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any LTM Employee, or (y) result in the triggering or imposition of any restrictions or limitations on the right of LTM or any LTM Subsidiary to amend or terminate any LTM Benefit Plan and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to Applicable Law and applicable taxes; and (ii) no payment or benefit which will or may be made by LTM, any LTM Subsidiary, or any of their respective affiliates, with respect to any LTM Employee will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

  (i) Employment Matters. Except as would not have a LTM Material Adverse Effect, LTM and each LTM Subsidiary (i) is in compliance with all applicable United States federal, state and local laws, rules and regulations and foreign national, state and local laws, rules and regulations respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to LTM Employees; (ii) has withheld and remitted all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to LTM Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable (other than for amounts accrued but not yet payable) for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for LTM Employees.

  (j) Labor. Except as would not have a LTM Material Adverse Effect or as otherwise disclosed in the LTM Disclosure Statement, no work stoppage or labor strike against LTM or any LTM Subsidiary by LTM Employees is pending, or to the Knowledge of LTM, threatened. Except as disclosed in the LTM Disclosure Statement or as would not otherwise have a LTM Material Adverse Effect, neither LTM nor any LTM Subsidiary (i) is involved in or, to the Knowledge of LTM, threatened with any labor dispute, grievance, or litigation relating to labor matters involving any LTM Employees, including, without limitation, violation of any federal, state or local labor, safety or employment laws (domestic or foreign), charges of unfair labor practices or discrimination complaints; (ii) has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act or any other similar applicable legislation; or (iii) is presently, or has been in the past a party to, or bound by, any collective bargaining agreement or union contract with respect to LTM Employees and no such agreement or contract is currently being negotiated by LTM or any LTM Subsidiary. Except as disclosed on the LTM Disclosure Statement, no LTM Employees are currently represented by any labor union for purposes of collective bargaining and no activities the purpose of which is to achieve such representation of all or some of such LTM Employees are ongoing or, to the Knowledge of LTM, threatened.

  (k) 501(c)(9) Trust. Except as would not have a LTM Material Adverse Effect, no LTM Benefit Plan or LTM Employee Agreement is funded by a trust described in Section 501(c)(9) of the Code.

  (l) Welfare Plan Funding. Except as would not have a LTM Material Adverse Effect, with respect to each LTM Welfare Plan, all material claims incurred (including claims incurred but not reported) by LTM Employees thereunder for which LTM is, or will become, liable are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims; (ii) covered under a contract with an HMO pursuant to which the HMO bears the liability for such claims; or (iii) reflected as a liability or accrued for on the LTM Financial Statements to the extent required by GAAP.

  Section 3.12. No Brokers. Neither LTM nor any LTM Subsidiary has entered into any contract, arrangement or understanding with any person or firm that may result in the obligation of LTM, any LTM Subsidiary or Cineplex Odeon to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement, any of the other Documents or the consummation of the transactions contemplated hereby or thereby. LTM is not aware of any claim against LTM for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement, any of the other Documents or the consummation of the Transactions.

  Section 3.13. Cineplex Odeon Stock Ownership. Neither SPE or LTM, nor any of their respective Subsidiaries or Affiliates, owns any Cineplex Odeon Common Shares or other securities convertible into Cineplex Odeon Common Shares.

  Section 3.14. Environmental Matters. (a) Except as set forth in Section 3.14 of the LTM Disclosure Statement or as would not have a LTM Material Adverse
Effect:

    (i) each of LTM and the LTM Subsidiaries has been and is in compliance in all respects with all applicable Environmental Laws;

    (ii) each of LTM and the LTM Subsidiaries has obtained, and is in compliance with, all Environmental Permits, including, without limitation, those regulating emissions, discharges, or releases of Hazardous Substances;

    (iii) to the Knowledge of LTM, the LTM Real Properties are free of any Hazardous Substances (except those present, maintained, used, stored, discharged or released in compliance in all respects with Environmental
  Laws) and free of all contamination, including, but not limited to groundwater contamination, arising from, relating to, or resulting from any Hazardous Substances, that exceeds any applicable clean-up levels or any level at which any report or other action by LTM or any LTM Subsidiary is required under any applicable Environmental Laws;

    (iv) there are no claims, notices, civil, criminal or administrative actions, suits, orders or proceedings pending or, to the Knowledge of LTM, threatened against LTM or any LTM Subsidiary that are based on or related to any Environmental Matters or the failure to have any required Environmental Permits, and, to the Knowledge of LTM, there are no investigations pending or threatened against LTM or any LTM Subsidiary that are based on or related to any Environmental Matters or the failure to have any Environmental Permits;

    (v) to the Knowledge of LTM, there are no past or present conditions, events or circumstances, (a) that may reasonably be expected to interfere with or prevent continued material compliance by any of LTM or the LTM Subsidiaries with Environmental Laws and the requirements of Environmental Permits, (b) that may reasonably be expected to give rise to any liability or other obligation under any Environmental Laws that may require any of LTM or the LTM Subsidiaries to incur any Environmental Costs, or (c) that may reasonably be expected to form the basis of any claim, action, suit, order, proceeding, hearing, investigation or inquiry against or involving any of LTM or the LTM Subsidiaries based on or related to any Environmental Matter or which could reasonably be expected to require any of LTM and the LTM Subsidiaries to incur any Environmental Costs; and

    (vi) except to the extent such request or requirement has been fully complied with, since January 1, 1990, neither LTM nor any LTM Subsidiary has been requested or required by any Governmental Entity to perform any investigatory or remedial activity or other action in connection with any Environmental Matter.

  (b) LTM has made available to Cineplex Odeon each environmental audit, assessment, study, report or other information relating in any material respect to LTM or any LTM Subsidiary in the possession or under the control of LTM or any LTM Subsidiary.

  Section 3.15. Real Property; Leases. (a) Section 3.15(a) of the LTM Disclosure Statement lists all real property leased by LTM and all LTM Subsidiaries (the "LTM Leased Real Properties") and all real property owned by LTM and all LTM Subsidiaries (the "LTM Owned Real Properties," and together with the LTM Leased Real Properties, the "LTM Real Properties"). For each LTM Leased Real Property, Section 3.15(a) of the LTM Disclosure Statement sets forth the following information as at the date of this Agreement: (i) the address of the property; (ii) the name of the landlord, manager or payee, as appropriate; (iii) the name of the tenant; (iv) the date of the lease and all amendments thereto; (v) the current expiration date of such lease; (vi) any options to extend the term of such lease; (vii) if a theater site, the number of screens at such theater; (viii) whether the theaters on such site are operating or non-operating; (ix) whether the landlord's consent is required as a result of the Transactions; (x) any landlord right to terminate the lease (other than arising from a default, casualty, or condemnation); (xi) with respect solely to those theaters located in markets where Cineplex Odeon has theaters, any tenant radius restrictions set forth in such lease; (xii) whether the landlord has sent to the tenant under such lease a notice of default or a notice of termination of such lease which remains uncured; (xiii) whether the tenant under such lease is obligated to purchase such property;
(xiv) whether such lease is required to be accounted for under GAAP as a capitalized lease; (xv) whether there are any leasehold mortgages secured by such lease and whether the consent of the mortgagee is required in connection with the Transactions; and (xvi) whether the rent, common area charges, taxes or other payments due under such lease are in arrears in excess of 60 days. For each LTM Owned Real Property, Section 3.15(a) of the LTM Disclosure Statement lists as at the date of this Agreement: (i) the address for each such property and (ii) whether the consent of any mortgage or lien holder of such property is required as a result of the Transactions. Except for such exceptions as would not have a LTM Material Adverse Effect and except for (A) the items set forth in Section 3.15(a) of the LTM Disclosure Statement; (B) zoning and planning restrictions, easements, permits and other restrictions or limitations of public record affecting the use of such properties; provided that, individually and in the aggregate, such restrictions, easements and permits do not materially impair the use of such properties as motion picture theaters or for such other purposes as such properties are currently being used; (C) mechanic's liens or other similar Encumbrances arising in the ordinary course of business and securing obligations not yet due and payable; and (D) other Encumbrances that individually and in the aggregate do not materially impair the ability of the owner to obtain financing by using such assets as collateral, (I) LTM and the LTM Subsidiaries have good and marketable and insurable title to the LTM Owned Real Properties, (II) such properties are free and clear of all mortgages, liens, leases, tenancies, security interests, options to purchase or lease and rights of first refusal and (III) except for any matter of public record affecting the use of such properties, such properties are free and clear of all covenants, conditions, Encumbrances, restrictions, rights-of-way, easements, servitudes, judgments or other imperfections of title. The items listed in subsections (A) through (D) above are hereinafter collectively referred to as the "LTM Permitted Encumbrances." With respect to the LTM Leased Real Properties, to the Knowledge of LTM all such leases are in full force and effect. Except for such exceptions as would not have a LTM Material Adverse Effect, (i) all such leases are the result of bona-fide arm's-length negotiations between the parties and (ii) LTM and the LTM Subsidiaries are not in arrears in the payment of rents, common area charges, real estate taxes or other amounts due under any such leases in excess of 60 days. As at the date of this Agreement, except for such exceptions as would not have a LTM Material Adverse Effect, with respect to each LTM Leased Real Property, so long as the tenant performs all of its obligations under such lease within applicable notice and grace periods, (i) the rights of LTM or any LTM Subsidiary under such lease cannot be legally terminated by the landlord thereof and (ii) LTM's or such Subsidiary's possession of such LTM Leased Real Property and the use and enjoyment thereof cannot be legally disturbed by any landlord. Except for such exceptions as would not have a LTM Material Adverse Effect, LTM is not obligated to purchase any LTM Leased Real Property, and no LTM Leased Real Property is required to be accounted for under GAAP as a capitalized lease. To the Knowledge of LTM, except for such exceptions as would not have a LTM Material Adverse Effect, there are no intended public improvements that will result in any material charge being levied against, or in the creation of any Encumbrances upon the LTM Owned Real Properties or any portion thereof, and there are no options, rights of first refusal, rights of first offer or other similar rights with respect to the LTM Owned Real Properties.

  (b) The leases pursuant to which LTM or any LTM Subsidiary leases or has the right to possess the LTM Leased Real Properties have not been amended or modified since March 31, 1996, except as set forth in Section 3.15(a) of the LTM Disclosure Statement, except where such amendment or modification would not have a LTM Material Adverse Effect.

  (c) Except for such exceptions as would not have a LTM Material Adverse
Effect:

    (i) LTM or a LTM Subsidiary is the owner of, and no other person, firm or corporation has any interest as owner in or to, or any right to occupancy in, any LTM Owned Real Property;

    (ii) LTM or any LTM Subsidiary is the tenant or lessee with respect to, and no other person, firm or corporation has any interest as tenant or lessee in or to, or any right to occupancy in, any LTM Leased Real Property;

    (iii) there are no persons, firms or corporations currently in possession of the LTM Real Properties other than LTM and the LTM Subsidiaries, nor are there any leases, subleases, licenses, concessions or other agreements permitting anyone other than LTM and the LTM Subsidiaries, to use, manage, occupy or possess any LTM Real Property or any part thereof;

    (iv) (A) neither LTM nor any LTM Subsidiary has received any written notes or notices of violation of law or local or municipal ordinances or orders, or regulations, presently noted in or issued by federal, state, local or municipal departments having jurisdiction against or affecting any of the LTM Real Properties that remain uncured and (B) to the Knowledge of LTM, the current maintenance, operation, use and occupancy of the LTM Real Properties does not violate any building, zoning, health, environmental, fire or similar law, ordinance, order or regulation (other than the ADA and comparable state and municipal legislation) or the terms and conditions of any of the applicable leases;

    (v) to the Knowledge of LTM, the LTM Real Properties do not violate the provisions of the ADA and comparable state and municipal legislation based upon the reasonable interpretation and understanding of LTM of the provisions of the ADA and such other legislation and any reference to compliance with laws, or any reference to like effect, contained in this Agreement with respect to the LTM Real Properties shall, solely as it relates to compliance with the ADA, be deemed to be qualified to the Knowledge of LTM in addition to any other qualifications set forth in this Agreement as may be applicable, and neither LTM nor any LTM Subsidiary has received any written notice of violation of the ADA and/or any comparable state and municipal legislation against or affecting the LTM Real Properties that remain uncured;

    (vi) (A) neither LTM nor any LTM Subsidiary has received written notice of its failure to obtain any necessary certificate of occupancy (or similar permit) for use of each of the theaters located on the LTM Real Properties as a motion picture theater, (B) to LTM's Knowledge, either LTM or a LTM Subsidiary possesses the certificate of occupancy and all other certificates, approvals, permits and licenses from any Governmental Entity having jurisdiction over such theaters that are necessary to permit the lawful use and operation of such theaters as motion picture theaters (the "LTM Permits"), and all of the same are valid and in full force and effect and (C) to the Knowledge of LTM, there exists no threatened revocation of any certificate of occupancy or any of the LTM Permits;

    (vii) neither LTM nor any LTM Subsidiary has received any written notice that it has failed to obtain any necessary sign permits, illuminated sign permits, and marquee permits from the appropriate Governmental Entity having jurisdiction over existing signs and marquees at the LTM Real Properties, and to the Knowledge of LTM, such permits are valid and in full force and effect and there exists no threatened revocation of any such permits.

    (viii) LTM has no Knowledge of any action pending or threatened to adversely change the zoning or building ordinances affecting any of the LTM Real Properties, or of any pending or threatened condemnation of any of the LTM Real Properties;

    (ix) neither LTM nor any LTM Subsidiary has received any written notice from any insurance carrier of any work required to be performed at any theater located on the LTM Real Properties or the real property on which such theater is located that has not been performed as of the date hereof or of any defects or inadequacies in a LTM Theatre that have not been corrected as of the date hereof and which if not corrected could result in termination of insurance coverage or a material increase in the cost thereof;

    (x) with respect to all operating LTM Theatres, all water, sewer, gas, electricity, telephone and other utilities required for the operation of each such theater located on a LTM Real Property are installed and operating and all installations and connection charges charged to LTM or any LTM Subsidiary pursuant to applicable invoices that are not the subject of a good faith dispute have been paid in full and any installation and connection charges that are properly charges to LTM or such LTM Subsidiary after the date hereof and prior to the Closing Date shall be paid in full except, in each case, for payments that are current and will be paid in the ordinary course of business; and

    (xi) LTM has delivered to Cineplex Odeon a Construction Work in Progress Statement.

  Section 3.16. Operating Assets. Except for such exceptions as would not have a LTM Material Adverse Effect, (a) LTM has good and marketable title or leasehold title or a valid license to all of the personal property used, or held for use, in connection with the theaters operated on the LTM Real Properties (other than gaming and vending machines used in the ordinary course of business), subject to no Encumbrance other than LTM Permitted Encumbrances;
(b) no financing statement under the Uniform Commercial Code or any similar applicable statute has been filed in any jurisdiction except as contemplated in the LTM Disclosure Statement, and neither LTM nor any LTM Subsidiary has signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement; (c) each theater located on a LTM Real Property and each of the items of personal property used or held for use in, or in connection with, each such theater, including without limitation, seating, projection equipment and screens, are in good operating condition, subject to normal wear and tear, and are fit for the use for which they are intended and to which they are presently devoted;
(d) except for closed theaters, each theater located on a LTM Real Property, together with the related items of personal property located therein, constitutes a fully operable motion picture theater and is sufficient to permit LTM to operate the business as currently being conducted therein; and
(e) except as contemplated by this Agreement, since March 31, 1997, neither LTM nor any LTM Subsidiary has sold, removed or transferred any equipment or property from any such theater located on a LTM Real Property, except in the ordinary course of business and so long as such equipment or property has been replaced prior to the date hereof.

  Section 3.17. Contracts. Section 3.17 of the LTM Disclosure Statement set forth a true and complete statement of all contracts, agreements, leases (other than leases with respect to the LTM Leased Real Property and film rental contracts in the ordinary course of business), mortgages, notes, bonds, indentures, licenses, intellectual property rights and other obligations, oral or written, express or implied, involving the payment (or the provision of goods and/or services having value) in each case of more than US$500,000 per annum to which LTM or any LTM Subsidiary is bound as of the date of this Agreement, including, without limitation, contracts relating to employment, collective bargaining, consultants, independent contractors, agents, advertising, concessions, as well as contracts relating to any partnerships and joint ventures and contracts restricting the ability to operate theaters in any geographic area (collectively, the "LTM Contracts"), excluding (a) those that are terminable without penalty by LTM within 30 days upon the giving of notice and (b) those directly relating to the construction of theaters currently under construction, or with respect to which construction is pending, planned, contemplated or under study as set forth on LTM's Construction Work in Progress Statement; such statement sets forth with respect to each LTM Contract the names of the parties thereto. True and complete copies of all of the LTM Contracts, or, in the case of oral LTM Contracts, true and complete descriptions thereof, have been made available to Cineplex Odeon. Section 3.17 of the LTM Disclosure Statement summarizes the material terms of each LTM Contract that provides for (a) the payment of refunds or similar arrangements if specified conditions are not satisfied or the volume of specified services provided during a reference period is not continued at minimum levels and/or (b) supplemental payments if specified conditions are satisfied or the volume of specified services provided during a reference period exceeds a specified threshold. In addition to the foregoing, (x) prior to the date hereof, LTM has provided to Cineplex Odeon a summary of the material terms of the LTM Contracts and arrangements with SPE and SPE's Affiliates and the impact of such LTM Contracts and arrangements on LTM's Consolidated EBITDA during the twelve-month period ended March 31, 1997, and (y) since March 31, 1997, there has been no material change in the material terms of such LTM Contracts and arrangements, including, without limitation, with respect to the exhibition of motion pictures. For purposes of clause (y) of the preceding sentence only, film rental contracts shall be deemed to be included within the definition of LTM Contracts. Except for such exceptions as would not have a LTM Material Adverse Effect, (a) the LTM Contracts are valid, existing and in full force and effect and (subject to (i) the application of any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar law, now or hereafter in effect, affecting creditors rights generally and (ii) the application of general principles of equity) binding against LTM and, to the Knowledge of LTM, the other parties to such LTM Contracts in accordance with their respective terms, and (b) there has not occurred any material default or breach or event which, with the giving of notice or lapse of time, or both, would constitute a material default or breach under any of them. No officer or director of LTM nor any Affiliate of any such officer, director or shareholder, is a party to any such LTM Contract as lessor, landlord, supplier or in any other capacity except as noted on the LTM Disclosure Statement.

  Section 3.18. Insurance. All of the material assets of each of LTM and the LTM Subsidiaries that are of insurable character are covered by insurance with reputable insurers against risks of liability, casualty and fire and other losses and liabilities customarily obtained to cover comparable businesses and tangible assets in amounts, scope and coverage that are consistent with prudent industry practice. Neither LTM nor any LTM Subsidiary is in default in any material respect with respect to its obligations under any material insurance policy maintained by it. Section 3.18 of the LTM Disclosure Statement sets forth a list of all insurance coverage carried by LTM and the LTM Subsidiaries, including the carrier, the terms and the amount of coverage. All such policies and other instruments are in full force and effect and all premiums due and payable with respect thereto have been paid. Except to the extent that failure to do so would not have a LTM Material Adverse Effect, neither LTM nor any LTM Subsidiary has failed to give any notice or present any claim under any such insurance policy in due and timely fashion or as required by any of such insurance policies or has not otherwise, through any act, omission or non-disclosure, jeopardized or impaired full recovery of any claim under such policies, and, except as aforesaid, there are no material claims by LTM or any LTM Subsidiary under any of such policies to which any insurance company is denying liability or defending under a reservation of rights or similar clause. Neither LTM nor any LTM Subsidiary has received notice of any pending or threatened termination of any of such policies or any material premium increases for the current policy period with respect to any of such policies.

  Section 3.19. Related Party Transactions. Section 3.19 of the LTM Disclosure Statement contains a summary of all contracts (whether oral or written), agreements, transactions or other arrangements (including those relating to the provision of any services or the sale of any goods) since March 1, 1994 and all proposed contracts, agreements, transactions or other arrangements between LTM, any LTM Subsidiary or any Transferred SPE Subsidiary, on the one hand, and SPE or any of its Affiliates (other than LTM, any LTM Subsidiary and any Transferred SPE Subsidiary), on the other hand, other than film booking agreements or arrangements, entered into in the ordinary course of business.
Section 3.19 of the LTM Disclosure Statement also contains a summary of all contracts, agreements, transactions or other arrangements since March 1, 1994 and all proposed contracts, agreements, transactions or other arrangements between LTM, any LTM Subsidiary or any Transferred SPE Subsidiary, on the one hand, and any current or former director or officer of SPE or any of its Affiliates (other than LTM, any LTM Subsidiary and any Transferred SPE Subsidiary) or any entity controlled by such current or former director or officer, on the other hand, other than employment agreements or arrangements or under employee benefit plans.

  Section 3.20. Expenses. LTM has provided to Cineplex Odeon a good faith estimate and description of the expenses that LTM expects to incur, or has incurred, in connection with the Transactions, and LTM will promptly notify Cineplex Odeon if it believes that LTM will incur expenses materially in excess of such amount in connection with the Transactions.

                                  ARTICLE IV

                     Representations and Warranties of SPE

  SPE represents and warrants to Cineplex Odeon as follows:

  Section 4.1. Existence; Good Standing; Corporate Authority. SPE is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. SPE has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Neither SPE nor any of the Transferred SPE Subsidiaries is in violation of any order of any court, Governmental Entity or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which SPE or any of the Transferred SPE Subsidiaries or any of their respective properties or assets is subject that would prevent SPE from performing its obligations under the Documents in any material respect.

  Section 4.2. Authorization, Validity and Effect of Agreements. SPE has the requisite corporate power and authority to execute and deliver each of the Documents to which it is a party and all agreements and documents contemplated thereby to which it is a party. The consummation by SPE of the Transactions to which it is a party has been duly authorized by all requisite corporate action on the part of SPE, including, without limitation, all requisite approvals of the Board of Directors of SPE. The Documents to which it is a party constitute, and all agreements and documents contemplated thereby to which it is a party (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of SPE, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

  Section 4.3. No Violation. Neither the execution and delivery by SPE of the Documents to which it is a party, nor the consummation by SPE of the transactions contemplated hereby in accordance with the terms hereof, will:
(i) conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws of SPE; (ii) either (a) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any Encumbrance upon the Imax Leases or the Transferred SPE Subsidiaries or any of their assets under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation or court decree to which SPE or any of the Transferred SPE Subsidiaries is a party, or by which SPE or any of the Transferred SPE Subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which would not (x) have a LTM Material Adverse Effect, (y) impair the ability of SPE to perform its obligations under the Documents in any material respect (an "SPE Material Adverse Effect") or (z) delay in any material respect or prevent the consummation of the Transactions; or (iii) other than the Regulatory Filings, require any material consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, the failure to obtain or make which would have a LTM or SPE Material Adverse Effect or delay in any material respect or prevent the consummation of the Transactions.

  Section 4.4. Transferred SPE Subsidiaries. (a) SPE owns directly or indirectly all of the outstanding shares of capital stock or other equity interests of the Transferred SPE Subsidiaries (the "SPE Transferred Shares"). Each of the SPE Transferred Shares is owned, directly or indirectly, by SPE free and clear of all Encumbrances. To the extent that the SPE Transfer is effected by a transfer by SPE to one or more LTM Subsidiaries of all the shares of stock owned directly or indirectly by SPE of the Transferred SPE Subsidiaries, such LTM Subsidiary or LTM Subsidiaries will have good and marketable title to the SPE Transferred Shares, free and clear of all Encumbrances other than LTM Permitted Encumbrances. To the extent that the SPE Transfer is effected by merging one or both of the Transferred SPE Subsidiaries with and into one or more LTM Subsidiaries in exchange for shares of LTM Common Stock, LTM or one or more of its Subsidiaries will have good and marketable title to all of the issued and outstanding shares of capital stock of the surviving corporation or corporations in such merger or mergers, free and clear of all Encumbrances other than LTM Permitted Encumbrances.

  (b) Each of the representations and warranties of LTM in Sections 3.1, 3.7 through 3.11 and 3.14 through 3.19, insofar as they relate to the IMAX Leases and the Transferred SPE Subsidiaries, are true and correct.

  Section 4.5. Effects of Transactions. Immediately following the Closing, (a) all of the motion picture exhibition assets owned by SPE or its Affiliates and used in connection with or relating to SPE's motion picture exhibition business in the United States or Canada will be owned by LTM and/or LTM's Subsidiaries (including, without limitation, the Transferred SPE Subsidiaries), (b) neither SPE nor any affiliate thereof (other than LTM or any LTM Subsidiary) will own, operate or manage any motion picture theaters in the United States or Canada, and (c) except for liabilities for film booking arrangements and obligations and liabilities included in clauses (ii)(x) or
(y) of the definition of Net Working Capital or Debt reflected in each case in LTM's Preliminary Closing Statement or arising under the Documents or with respect to which LTM is required to indemnify SPE or SPE's Affiliates in accordance with the Tax Sharing and Indemnity Agreement, neither LTM nor any LTM Subsidiary (including, without limitation, the Transferred SPE Subsidiaries) will have any obligation or liability, contingent or otherwise, owed to SPE or any Affiliate thereof (other than LTM and the LTM Subsidiaries).

                                   ARTICLE V

                     Conduct of Business Prior to Closing

  Section 5.1. Conduct of Business Prior to Closing. (a) Prior to the Closing Date except (i) as set forth in the Cineplex Odeon Disclosure Statement or the LTM Disclosure Statement, as the case may be, (ii) as required or contemplated by the Documents or (iii) as otherwise permitted by Section 5.1(b), LTM shall, and shall cause each of the LTM Subsidiaries, SPE shall in respect of the assets subject to the Imax Leases and shall cause each of the Transferred SPE Subsidiaries and Cineplex Odeon shall, and shall cause each of the Cineplex Odeon Subsidiaries:

  (A) to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted including, without limitation:

    (i) using their reasonable best efforts to negotiate and enter into and performing its obligations (contemplated or otherwise) under agreements or leases to operate, develop or construct those theaters which are planned, contemplated, under study or pursuant to which construction has commenced or is pending, as described in the Construction Work in Progress Statements delivered pursuant to this Agreement; and

    (ii) using their reasonable best efforts to preserve intact their present business organizations and preserve their relationships with film studios, distributors, customers, suppliers and others having business dealings with them;

  (B) except as contemplated in Section 2.7(b)(ii) of the Cineplex Odeon Disclosure Statement or Section 3.7(b)(ii) of the LTM Disclosure Statement, as the case may be, or except as would not otherwise result in a Cineplex Odeon Material Adverse Effect or a LTM Material Adverse Effect, as the case may be, use their reasonable best efforts to:

    (i) sell, close or otherwise dispose of the Cineplex Odeon Negative Theatres or the LTM Negative Theatres;

    (ii) maintain insurance coverages and its books, accounts and records in the usual manner consistent with prior practices;

    (iii) comply in all material respects with all laws, ordinances and regulations of Governmental Entities applicable to it;

    (iv) maintain and keep its properties and equipment in good repair, working order and condition, ordinary wear and tear excepted; and

    (v) perform in all material respects its obligations under the leases with respect to the Cineplex Odeon Leased Real Properties and the LTM Leased Real Properties, as the case may be;

  (C) not to, or not to propose to, as the case may be:

    (i) amend its charter documents;

    (ii) split, combine or reclassify its outstanding capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or, other than, in each case, in accordance with such party's current cash management practices and in the ordinary course of business, declare, set aside or pay any dividend or other distribution payable in cash, stock or property; or

    (iii) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of its capital stock;

    (iv) issue, deliver or sell or agree to issue, deliver or sell any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, any indebtedness having the right to vote on which its shareholders may vote or any option, rights or warrants to acquire, any securities convertible into, shares of capital stock other than, in the case of Cineplex Odeon, (a) Cineplex Odeon Common Shares pursuant to employment agreements or stock options as in effect on the date hereof and (b) shares of Cineplex Odeon Common Shares issued upon the exercise of stock options;

    (v) acquire, develop, build or construct any new theaters, or purchase, lease or otherwise acquire, directly or indirectly, an interest in any theaters or make any investment in any business or any corporation, partnership, association or other business organization or division thereof (other than an entity that is a wholly owned Subsidiary of such party as at the date hereof), other than, with respect to either Cineplex Odeon or LTM,
  (a) those theaters described on their respective Construction Work in Progress Statements (b) pursuant to pre-existing contractual arrangements or (c) where the purchase price, financial commitment or investment (including, without limitation, any build-out commitments under a lease) does not exceed (1) US$25,000,000 on an individual basis or (2) US$75,000,000 in the aggregate in respect of all such acquisitions, investments or financial commitments;

    (vi) directly or indirectly sell, close or otherwise dispose of any theaters other than (a) the Cineplex Odeon Negative Theaters and the LTM Negative Theaters, as the case may be, (b) other theaters that by the terms of their respective leases expire or are terminated by the landlord in accordance with the term of any such leases, or (c) other theaters of which the Cash Flow for the twelve months ended March 31, 1997 does not exceed US$500,000 on an individual theater basis or US$2,000,000 in the aggregate for all such theaters;

    (vii) borrow monies to finance the construction, development or acquisition of theaters described in the Cineplex Odeon's or LTM's Construction Work in Progress Statement, as the case may be, or to finance the disposition of the Cineplex Odeon Negative Theaters or the LTM Negative Theaters, as the case may be, except (a) pursuant to bank commitments and lines of credit existing on the date hereof; (b) in the case of Cineplex Odeon and its Subsidiaries, pursuant to proposed bank commitments and lines of credit substantially on the terms set forth in Section 5.1(C)(vii) of the Cineplex Odeon Disclosure Statement; (c) in the case of LTM, pursuant proposed bank commitments and lines of credit substantially on the terms set forth in Section 5.1(C)(vii) of the LTM Disclosure Statement; or (d) solely specifically to finance the acquisition, development or construction of such theaters, provided that any security therefor is limited to the theaters being financed;

    (viii) other than in the ordinary course of business consistent with past practice or as contemplated by the Cineplex Odeon Disclosure Statement or the LTM Disclosure Statement or this Agreement, amend or supplement any lease relating to the Cineplex Odeon Leased Real Properties or the LTM Leased Real Properties, as the case may be, so as to increase materially the obligations of the tenant, or decrease the obligations of the landlord under such lease;

    (ix) grant increases in compensation payable to directors, officers or employees, except in any of the foregoing cases (A) as required by Applicable Law or this Agreement; (B) in accordance with pre-existing contractual arrangements; (C) cash bonuses to employees specifically for past services rendered; or (D) in the ordinary course of business consistent with past practice;

    (x) (A) except as set forth in Section 5.1(a)(x) of the LTM Disclosure Statement, employ the services of any individual who is not currently a member of senior management in a senior management capacity; (B) enter into a new written employment agreement with a member of senior management; (C) renew or amend any existing written employment agreement with a member of senior management, or (D) pay any bonus or other amount to any member of senior management as an inducement to maintain the ongoing services of such individual.

  (b) Notwithstanding the provisions of Section 5.1(a), LTM may and may permit the LTM Subsidiaries, and SPE may and may permit the Transferred SPE Subsidiaries, to do anything otherwise prohibited thereby with the prior written consent of Cineplex Odeon, not to be unreasonably withheld; provided, however, that no such consent granted by Cineplex Odeon shall be effective unless and until such consent is accompanied by delivery to LTM of evidence satisfactory to LTM that such consent will not result in a breach or violation of the Three Party Agreement (as defined in the Universal Subscription Agreement), and Cineplex Odeon may and may permit the Cineplex Odeon Subsidiaries to do anything otherwise prohibited by Section 5.1(a) with the prior written consent of LTM, not to be unreasonably withheld.

                                  ARTICLE VI

                             Additional Agreements

  Section 6.1. Access and Information. (a) Each of Cineplex Odeon and LTM and their respective Subsidiaries shall afford to the other and to the other's accountants, counsel and other representatives reasonable access during normal business hours (and at such other times as the parties may mutually agree) throughout the period prior to the Closing Date to all of its properties, books, contracts, commitments, records and personnel (including, without limitation, consultants and agents) and ensure the cooperation of its personnel and, during such period, each shall furnish promptly to the other
(i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of United States or Canadian federal, provincial or state securities laws, and (ii) all other information concerning its business, properties and personnel as the other may reasonably request. Each of the parties hereto shall hold, and shall cause their respective employees and agents to hold, in confidence all such information in accordance with the terms of the Confidentiality Agreements dated September 24, 1996 (each a "Confidentiality Agreement").

  (b) SPE and the Transferred SPE Subsidiaries shall afford to Cineplex Odeon and to its accountants, counsel and other representatives reasonable access during normal business hours (and at such other times as the parties may mutually agree) throughout the period prior to the Closing Date to all of the properties, books, contracts, commitments, records and personnel relating to the Transferred SPE Subsidiaries and the Imax Leases and, during such period, shall furnish promptly to Cineplex Odeon all other information concerning the IMAX Leases and the business, properties, and personnel of the Transferred SPE Subsidiaries as Cineplex Odeon may reasonably request.

  Section 6.2. Meetings of Shareholders. Provided that the Board of Directors of Cineplex Odeon has not withdrawn its approval or recommendation of this Agreement or the Transactions, Cineplex Odeon will take all action necessary, including permitting and instructing its registrar and transfer agent to act as depository in connection with the Arrangement and timely mailing of the Proxy Statement, in accordance with Applicable Law and its Articles and Bylaws to convene a meeting of its shareholders (the "Cineplex Odeon Meeting") as promptly as practicable following the later of (x) the date on which the Interim Order is issued and (y) the date on which the Form S-4 is declared effective, to consider and vote upon the approval of the Arrangement as provided for in this Agreement and the transactions contemplated thereby. Subject to the exercise of its fiduciary duties, the Board of Directors of Cineplex Odeon shall recommend such approval and Cineplex Odeon shall take all necessary and appropriate lawful actions to solicit such approval. Cineplex Odeon and LTM shall, as the context may require, take all necessary action, prior to mailing the Proxy Statement, to ensure that (i) LTM shall have received a "comfort" letter from KPMG, independent auditors for Cineplex Odeon, dated the date of the Proxy Statement with respect to the financial statements of Cineplex Odeon included in the Proxy Statement, substantially in the form described in Section 7.3(b), and (ii) Cineplex Odeon shall have received a "comfort" letter from Price Waterhouse, L.L.P., independent public accountants for LTM, dated the date of the Proxy Statement, with respect to the financial statements of LTM and the LTM Subsidiaries included in the Proxy Statement, substantially in the form described in Section 7.2(b).

  Section 6.3. Registration Statement/Proxy Statement/Prospectus. LTM and Cineplex Odeon (i) shall cooperate and promptly prepare, and LTM shall file with the SEC as soon as practicable, a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act, with respect to the LTM Common Stock, portions of which Registration Statement shall also serve as the proxy statement and management information circular (the "Proxy Statement") with respect to the Cineplex Odeon Meeting. LTM and Cineplex Odeon will cooperate in the preparation and filing with the SEC and the Canadian Securities Authorities of a Registration Statement on Form S-1 (the "Form S-1" and, together with the Form S-4, the "Registration Statements") and a prospectus prepared in accordance with Canadian Securities Laws (the "Prospectus") in respect of any Equity Offering. LTM shall use all reasonable efforts, and Cineplex Odeon shall cooperate with LTM, to have the Form S-4 declared effective by the SEC and the Prospectus accepted for filing and receipted by the Canadian Securities Authorities as promptly as practicable and to keep the Form S-4 effective as long as is necessary to consummate the Transactions. LTM shall, as promptly as practicable, provide copies of any written comments received from the SEC and Canadian Securities Authorities with respect to the Registration Statements and the Prospectus to Cineplex Odeon and advise Cineplex Odeon of any oral comments with respect to the Registration Statements received from the SEC and with respect to the Prospectus received from Canadian Securities Authorities. LTM shall use its best efforts to obtain, prior to the effective date of the Registration Statements, all necessary provincial or state securities law or "Blue Sky" permits or approvals required to carry out the Transactions, and LTM shall pay all expenses incident thereto. LTM agrees that none of the information supplied or to be supplied by LTM for inclusion or incorporation by reference in the Registration Statements, the Proxy Statement or the Prospectus (i) in the case of the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Cineplex Odeon Meeting, or (ii) in the case of each Registration Statement or the Prospectus and each amendment or supplement thereto, at the time it is filed or becomes effective, as applicable, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Cineplex Odeon agrees that none of the information supplied or to be supplied by Cineplex Odeon for inclusion or incorporation by reference in the Registration Statements, the Proxy Statement or the Prospectus (i) in the case of the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Cineplex Odeon Meeting, or,
(ii) in the case of each Registration Statement and the Prospectus or any amendment or supplement thereto, at the time it is filed or becomes effective, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes of the foregoing, it is understood and agreed that (x) information concerning or related to LTM and the LTM Subsidiaries will be deemed to have been supplied by LTM, and (y) information concerning or related to Cineplex Odeon, the Cineplex Odeon Subsidiaries, and the Cineplex Odeon Meeting shall be deemed to have been supplied by Cineplex Odeon. No amendment or supplement to the Proxy Statement, a Registration Statement or the Prospectus shall be made by LTM or Cineplex Odeon without the approval of the other affected party. LTM will advise Cineplex Odeon, promptly after it receives notice thereof, of the time when the Registration Statements have become effective or any supplement or amendment has been filed, and when a receipt has been issued for a Prospectus by a Canadian Securities Authority, the issuance of any stop order or cease-trade order, the suspension of the qualification of the shares of LTM Common Stock for offering or sale in any jurisdiction, or any request by the SEC or a Canadian Securities Authority for amendment of the Proxy Statement, a Registration Statement or the Prospectus or comments thereon and responses thereto or requests by the SEC or a Canadian Securities Authority for additional information.

  Section 6.4. Change of Control Offer and Change of Guarantor. (a) Not later than 30 days following the Closing Date, LTM shall make, or shall cause Plitt to make, a Change of Control Offer, as defined in, and in accordance with, the terms of Section 4.19 of the Plitt Indenture.

  (b) LTM shall use its best efforts to cause Cineplex Odeon to be released on and after the Closing Date from all of its obligations under its Parent Guarantee (as such term is defined in the Plitt Indenture) and the Plitt Indenture, if and to the extent that the requirements for such release set forth in Section 5.01 of the Plitt Indenture are then satisfied.

  Section 6.5. Compliance with the Securities Act. At least 30 days prior to the Closing Date, Cineplex Odeon shall deliver to LTM a list of names and addresses of those persons (other than Universal and its affiliates and the members of the Claridge Group) who were, in Cineplex Odeon's reasonable judgment, at the record date for the Cineplex Odeon Meeting, "affiliates" of Cineplex Odeon within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act (each such person, an "Affiliate"). Cineplex Odeon shall use all reasonable efforts to deliver or cause to be delivered to LTM, prior to the Closing Date, from each of the Affiliates of Cineplex Odeon identified in the foregoing list, an affiliate letter in customary form satisfactory to Cineplex Odeon and LTM. LTM shall be entitled to place legends as specified in such affiliate letters on the certificates evidencing any LTM Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for LTM Common Stock, consistent with the terms of such affiliate letters.

  Section 6.6. Stock Exchange Listing. LTM and Cineplex Odeon shall use their best efforts to list and post for trading LTM Common Stock on The New York Stock Exchange, Inc. (the "NYSE") (or, if LTM Common Stock shall not be approved for listing on the NYSE, the Nasdaq Stock Market (the "NASDAQ")) and The Toronto Stock Exchange (the "TSE"), upon official notice of issuance.

  Section 6.7. HSR Act; Competition Act; Investment Canada Act; Submission of Arrangement for Approval. (a) Each of the parties hereto shall use its best efforts to file as soon as practicable notifications under the HSR Act and the Competition Act in connection with the Transactions, and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission, the Antitrust Division of the Department of Justice and/or the Director of Investigation and Research appointed under the Competition Act (the "DIR") for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters.

  (b) Cineplex Odeon shall cooperate with LTM in connection with the preparation and filing within five business days after the date hereof, (i) with the Minister responsible for administering the IC Act (the "ICA Minister"), an application by LTM for review under the IC Act in connection with the Arrangement (the "ICA Application") and (ii) with the DIR an application for an advance ruling certificate under the Competition Act in connection with the Arrangement. Cineplex Odeon and LTM each hereby agrees to be bound by the undertakings set forth in the ICA Application as initially filed with the ICA Minister.

  (c) As promptly as practicable after the Form S-4 is declared effective as contemplated in Section 5.3, Cineplex Odeon shall apply to the Ontario Court (General Division) (the "Court") pursuant to Subsection 182(5) of the OBCA for an interim order of the Court in form and substance reasonably satisfactory to LTM and Cineplex Odeon (the "Interim Order") providing for, among other things, the holding the Cineplex Odeon Meeting. As promptly as practicable following approval by Cineplex Odeon's shareholders at the Cineplex Odeon Meeting of the Arrangement as provided in the Interim Order, Cineplex Odeon shall take all steps necessary to submit the Arrangement to the Court and to apply for and use all reasonable efforts to obtain a final order of the Court in form and substance reasonably satisfactory to LTM and Cineplex Odeon approving the Arrangement (the "Final Order"). As soon as reasonably practicable after issuance of the Final Order, subject to the satisfaction and/or waiver of the conditions set forth in Article VII hereof, and concurrently with the Closing, Cineplex Odeon shall file articles of arrangement and such other documents required to be filed in connection therewith in accordance with the provisions of the OBCA to give effect to the Arrangement (collectively, the "Arrangement Filings").

  Section 6.8. Bank Financing; Equity Offering. (a) LTM and Cineplex Odeon shall cooperate with each other and shall use their respective best efforts to arrange the Bank Financing on terms that the respective boards of directors of LTM and Cineplex Odeon have determined in good faith are not commercially unreasonable and as contemplated in the recitals, including providing such financial and other information concerning their respective businesses, and such opinions of counsel and certifications as the lenders may reasonably request and the members of LTM's and Cineplex Odeon's senior management shall, to the extent reasonably requested by the lenders, assist such lenders in syndicating the Bank Financing. SPE shall provide such financial and other information concerning the Transferred SPE Subsidiaries and the IMAX Leases as the lenders may reasonably request in connection with the Bank Financing.

  (b) Subject to prevailing market conditions, LTM and Cineplex Odeon shall cooperate in effecting an Equity Offering simultaneously with the Closing or as soon thereafter as the Board of Directors of LTM deems advisable. Consummation of an Equity Offering shall not be a condition to the Closing hereunder.

  Section 6.9. Audit Requirements; Closing Adjustment. (a) Each of LTM and Cineplex Odeon shall promptly and in any event no later than 60 days following the date of this Agreement, prepare and deliver to the other (i) audited financial statements and an unaudited statement of Consolidated EBITDA for the twelve months ended March 31, 1997, in the case of Cineplex Odeon, for Cineplex Odeon and its consolidated Subsidiaries, and, in the case of LTM, for LTM and the LTM Subsidiaries (including the Transferred SPE Subsidiaries and the assets subject to the Sony Asset Transfer) on a combined basis. Such financial statements shall include, in each case, an audited balance sheet at March 31, 1997, and audited statements of income, cash flow and changes in shareholders' equity for the twelve months then ended and an unaudited statement of Consolidated EBITDA (the "Audited Financial Statements"). The Audited Financial Statements of each of LTM and Cineplex Odeon delivered hereunder shall contain all customary year-end adjustments, shall be accompanied by the unqualified report of their respective independent auditors and shall include all footnote disclosures as required under GAAP in the case of LTM and Canadian GAAP in the case of Cineplex Odeon. In the case of Cineplex Odeon, such footnotes shall include a reconciliation to United States GAAP. The respective statements of Consolidated EBITDA shall be accompanied by a report issued in the case of LTM by Price Waterhouse LLP and in the case of Cineplex Odeon by KPMG indicating that the statement has been examined in accordance with standards prescribed by the AICPA in the case of Price Waterhouse LLP and the CICA Handbook in the case of KPMG and that such statements have been prepared in accordance with the terms of Sections 2.7,
3.7 and 6.9 of this Agreement.

  (b) Not earlier than five days nor later than one day prior to the Closing Date, each of LTM and Cineplex Odeon shall deliver to the other as of the last day of the month ended immediately preceding the Closing Date (the "Preliminary Statement Date" provided that if the Closing Date shall be prior to the fifteenth day of a month, the Preliminary Statement Date shall be the last day of the second preceding month) a statement (the "Preliminary Closing Statements") consisting of the following:

    (i) a statement (A) listing each theater (a "Retained Negative Theater") identified in Schedule 2.7(b)(ii) in the case of Cineplex Odeon and
  Schedule 3.7(b)(ii) in the case of LTM that has not been and as of the Preliminary Statement Date is not expected to be sold, closed or disposed of prior to the Closing Date and (B) setting out an amount equal to the actual positive or negative Cash Flow for the twelve months ended March 31, 1997 for each of such party's Retained Negative Theaters.

    (ii) a statement setting out the annualized incremental impact of the new theaters required to be identified under Section 2.7(b)(iii) in the case of Cineplex Odeon and Section 3.7(b)(iii) in the case of LTM (for purposes of this calculation, the annualized incremental impact shall be: (1) (A) actual positive or negative Cash Flow, as the case may be, generated by such theater for the first twelve months of operations commencing on the date of opening if such theater has been operating for twelve months or more and (B) if such theater has not been operating for at least twelve months, actual Cash Flow for the period from opening through the Preliminary Statement Date, divided by the number of days in operation and multiplied by 365 (and in the case of Cineplex Odeon shall exclude Cash Flow of the Cinescapes); less (2) in each case, the actual negative or positive Cash Flow of such theater for the twelve months ended March 31, 1997;

    (iii) a statement (A) listing each theater that is not identified in
  Schedule 2.7(b)(i) or 2.7(b)(ii) in the case of Cineplex Odeon and Schedule 3.7(b)(i) or 3.7(b)(ii) in the case of LTM but that has been sold, closed or disposed of subsequent to the date of this Agreement or is at the Preliminary Statement Date expected to be sold, closed or disposed of prior to the Closing Date and (B) setting out an amount equal to the actual positive or negative Cash Flow for the twelve months ended March 31, 1997 for each such theater;

    (iv) in the case of LTM, a statement of the estimated amount of the IMAX Purchase Price, the Intercompany Debt and Working Capital Debt as of the Closing Date; and

    (v) a Construction Work in Progress Statement setting forth the amount invested as of the Preliminary Statement Date with respect to each theater identified on Section 2.15(c)(xi) of the Cineplex Odeon Disclosure Statement, in the case of Cineplex Odeon, and Section 3.15(c)(xi) of the LTM Disclosure Statement, in the case of LTM.

    (vi) a statement of Qualified Tangible Net Worth calculating the Qualified Tangible Net Worth of such party as of the Preliminary Statement Date (the "Preliminary Closing Qualified Tangible Net Worth"), provided that each of the following shall be included in calculating Preliminary Closing Qualified Tangible Net Worth (and such statement shall set forth each of the following, without duplication: (A) a liability representing the estimated disposal costs (including any costs associated with the buy-out of any Leases) of the party's Retained Negative Theaters which shall include the present value of projected negative Cash Flow of such theaters through their estimated dates of disposition and (B) the amount invested as of the Preliminary Statement Date in each theater not identified in
  Schedule 2.15(c)(xi) of the Cineplex Odeon Disclosure Statement in the case of Cineplex Odeon and Section 3.15(c)(xi) of the LTM Disclosure Statement in the case of LTM that has been or is at the Preliminary Statement Date expected to be acquired subsequent to the date of this Agreement and prior to the Closing Date or in respect of which such party has invested an amount in theater construction or at the Preliminary Statement Date expects to have invested an amount in theater construction prior to the Closing
  Date). The Preliminary Closing Statement shall include a list of each such theater, the amount invested as of the Preliminary Statement Date and an estimate of the amount that will be invested in each such newly acquired theater or theater under construction at the Closing Date.

  (c) The Preliminary Closing Statements required by Section 6.9(b) shall be accompanied by a report issued in the case of LTM by Price Waterhouse LLP which includes their findings based upon performing procedures in accordance with AICPA standards and in the case of Cineplex Odeon by KPMG which includes their findings based upon performing such procedures with respect to the Preliminary Closing Statements required by Section 6.9(b) in accordance with the CICA Handbook. Such reports shall confirm that the Preliminary Closing Statements have been prepared in accordance with the terms of Sections 2.7,
3.7 and 6.9 of this Agreement.

  (d) The LTM Cap shall be adjusted on the Closing Date in accordance with the relevant information set out in the Preliminary Closing Statements, without duplication, as follows:

    (i) (A) if the Consolidated EBITDA of Cineplex Odeon set out in the Audited Financial Statements delivered by it in accordance with Section 6.9(a) (the "Cineplex Odeon Revised Consolidated EBITDA") differs from Cineplex Odeon's Consolidated EBITDA set out in Schedule 2.7(b) of the Cineplex Odeon

  Disclosure Statement (the "Cineplex Odeon Original Consolidated EBITDA"), then the LTM Cap shall be increased by the product of the Adjustment Factor and ten times the absolute value of any negative change in the Cineplex Odeon Revised Consolidated EBITDA from the Cineplex Odeon Original Consolidated EBITDA, and the LTM Cap shall be decreased by the product of the Adjustment Factor and ten times any positive change in the Cineplex Odeon Revised Consolidated EBITDA from the Cineplex Odeon Original Consolidated EBITDA; and

  (B) if the Consolidated EBITDA of LTM set out in the Audited Financial Statements delivered by it in accordance with Section 6.9(a) (the "LTM Revised Consolidated EBITDA") differs from LTM's Consolidated EBITDA set out in
Schedule 3.7(b) of the LTM Disclosure Statement (the "LTM Original Consolidated EBITDA"), then the LTM Cap shall be increased by ten times any positive change in the LTM Revised Consolidated EBITDA from the LTM Original Consolidated EBITDA, and the LTM Cap shall be decreased by ten times the absolute value of any negative change in the LTM Revised Consolidated EBITDA from the LTM Original Consolidated EBITDA;

    (ii) the LTM Cap shall be increased by:

      (A) the product of the Adjustment Factor and two times the absolute value of the Cash Flow for the twelve months ended March 31, 1997 of each of Cineplex Odeon's Retained Negative Theaters whose Cash Flow for such period is a negative amount, and

      (B) two times the positive Cash Flow for the twelve months ended March 31, 1997 of each of LTM's Retained Negative Theaters whose Cash Flow for such period is a positive amount,

  and the LTM Cap shall be decreased by:

      (C) the product of the Adjustment Factor and two times the positive Cash Flow for the twelve months ended March 31, 1997 of each of Cineplex Odeon's Retained Negative Theaters whose Cash Flow for such period is a positive amount, and

      (D) two times the absolute value of the Cash Flow for the twelve months ended March 31, 1997 of each of LTM's Retained Negative Theaters whose Cash Flow for such period is a negative amount.

    (iii) with respect to the annualized incremental impact of new theaters of Cineplex Odeon or LTM described under Section 6.9(b)(ii), the LTM Cap shall be increased by:

      (A) ten times any positive change in the annualized incremental impact of LTM's new theaters from the amount set out in Section 3.7(b) of the LTM Disclosure Statement,

      (B) the product of the Adjustment Factor and ten times the absolute value of any negative change in the annualized incremental impact of Cineplex Odeon's new theaters from the amount set out in Section 2.7(b) of the Cineplex Odeon Disclosure Statement,

  and the LTM Cap shall be decreased by:

      (C) ten times the absolute value of any negative change in the annualized incremental impact of LTM's new theaters from the amount set out in Section 3.7(b) of the LTM Disclosure Statement and

      (D) the product of the Adjustment Factor and ten times any positive change in the annualized incremental impact of Cineplex Odeon's new theaters from the amount set out in Section 2.7(b) of the Cineplex Odeon Disclosure Statement;

    (iv) if on or prior to the Closing Date Cineplex Odeon or LTM sells, closes or disposes of any theater other than those identified under Section 2.7(b)(i) or 2.7(b)(ii) in the case of Cineplex Odeon and Section 3.7(b)(i) or 3.7(b)(ii) in the case of LTM, the LTM Cap shall be increased by

      (A) the product of the Adjustment Factor and ten times the positive Cash Flow for the twelve months ended March 31, 1997 from each of such theaters sold, closed or disposed of by Cineplex Odeon whose Cash Flow for such period is a positive amount,

      (B) ten times the absolute value of the Cash Flow for the twelve months ended March from each of such theaters sold, closed or disposed of by LTM whose Cash Flow for such period is a negative amount, and the LTM Cap shall be decreased by

      (C) the product of the Adjustment Factor and ten times the absolute value of the Cash Flow for the twelve months ended March 31, 1997 from each of such theaters sold, closed or disposed of by Cineplex Odeon whose Cash Flow for such period is a negative amount, and

      (D) ten times the positive Cash Flow for the twelve months ended March 31, 1997 from each of such theaters sold, closed or disposed of by LTM whose Cash Flow for such period is a positive amount.

    (v) the LTM Cap shall be increased by the product of the Adjustment Factor and the amount required to be reimbursed to Universal and the Trust pursuant to the terms of the Universal Subscription Agreement and the Letter Agreement;

    (vi) if the Preliminary Closing Qualified Tangible Net Worth of Cineplex Odeon or of LTM differs from (a) in the case of Cineplex Odeon the sum of
  (1) the Qualified Tangible Net Worth of Cineplex Odeon as set out in
  Section 2.7(b) of the Cineplex Odeon Disclosure Statement plus (2) US$7,172,000 (such sum, the "Cineplex Odeon Benchmark") and (b) in the case of LTM the sum of (1) the Qualified Tangible Net Worth of LTM as set out in
  Section 3.7(b) of the LTM Disclosure Statement plus (2) US$69,078,000 (such sum, the "LTM Benchmark"), then the LTM Cap shall be increased by any positive difference between LTM's Preliminary Closing Qualified Tangible Net Worth less the LTM Benchmark and by the product of the Adjustment Factor and the absolute value of any negative difference between Cineplex Odeon's Preliminary Closing Qualified Tangible Net Worth less the Cineplex Odeon Benchmark, and the LTM Cap shall be decreased by the absolute value of any negative difference between LTM's Preliminary Closing Qualified Tangible Net Worth less the LTM Benchmark and by the product of the Adjustment Factor and any positive difference between Cineplex Odeon's Preliminary Closing Qualified Tangible Net Worth less the Cineplex Odeon Benchmark.

  As used in this Agreement, "Adjustment Factor" means 1.046618.

  As used in this Section 6.9 and Sections 2.7(b) and 3.7(b), a theater will be deemed to be closed or disposed of if a binding agreement has been entered into that has, in substance, terms as favorable as if such theater were closed or disposed of without significant additional cost, and a theater will be deemed not to be closed or disposed of it is temporarily closed by reason of damage or destruction and Cineplex Odeon or LTM, as the case may be, intends to reopen the theater and is proceeding diligently to achieve such reopening.

  (e) Within 60 days following the Closing Date, LTM shall prepare (or cause to be prepared) and shall deliver to SPE, Universal, Claridge Inc. (as agent for the Claridge Group) and the Independent Directors (as defined in the Stockholders Agreement), (i) audited balance sheets for LTM and Cinexplex Odeon as of the Closing Date, prepared by their respective accounting firms,
(ii) initial closing statements giving effect to the adjustments required under Sections 6.9 (ii), (iii), (iv), (v) and (vi) as of the Closing Date rather than the Preliminary Statement Date (the "Initial Closing Statements") and (iii) a final Closing Statement, recalculating the LTM Cap as of the Closing Date reflecting the results of the Initial Closing Statements as of the Closing Date rather than as of the Preliminary Statement Date (the "Final Closing Statement"), and shall make available to SPE, Universal, Claridge Inc. (as agent for the Claridge Group) and such Independent Directors for their review the work papers and supporting documents generated in connection therewith. The audited balance sheets delivered hereunder shall contain all customary year-end adjustments, shall include all appropriate footnote disclosures as required under GAAP in the case of LTM and Canadian GAAP in the case of Cineplex Odeon. In the case of Cineplex Odeon such footnotes shall include a reconciliation to US GAAP. The Final Closing Statement shall be accompanied by a report issued by LTM's independent accountants addressed to SPE,

Universal, Claridge Inc. (as agent for the Claridge Group) and the Independent Directors that shall include the results of reports in the Initial Closing Statements prepared by Price Waterhouse in the case of LTM and KPMG in the case of Cineplex Odeon indicating their findings based upon performing procedures in accordance with AICPA standards in the case of LTM and the CICA Handbook in the case of Cineplex Odeon. Such report shall indicate that the Final Closing Statements have been prepared in accordance with the terms of Sections 2.7, 3.7 and 6.9 of this Agreement. Unless (i) a majority of the Independent Directors, (ii) SPE, (iii) Universal or (iv) Claridge Inc. (as agent for the Claridge Group) (each an "Objecting Party") within 30 days after delivery of the Final Closing Statement, notifies LTM in writing that it objects to any information contained in the Final Closing Statement and specifying in reasonable detail the basis for such objection, the Final Closing Statement shall be conclusively binding upon the parties without further rights of appeal. If LTM and the Objecting Parties are unable to agree upon the information contained in the Final Closing Statement within 10 days after notice of objection has been given, a nationally recognized independent accounting firm to be mutually agreed upon by LTM and the Objecting Parties shall finally resolve the disputed items and make the appropriate adjustments to the Final Closing Statement based on its resolution of the disputed items within 30 days after its acceptance of appointment. Any such determination shall be conclusively binding upon the parties without further rights of appeal. The LTM Cap shall be adjusted in accordance with the provisions of this Section 6.9 based on the Final Closing Statement, and, within ten business days following determination of the Final Closing Statement, LTM shall pay to SPE or SPE shall refund to LTM, as applicable, an amount equal to such adjustment. LTM shall bear the fees, costs and expenses of the accounting firm selected in the event of a dispute.

  Section 6.10. No Shop. Prior to the Closing Date, Cineplex Odeon agrees that:

    (a) neither it, nor any of its Subsidiaries, and none of the officers, directors, employees, agents and representatives thereof (including, without limitation, any investment banker, attorney or accountant retained thereby), shall initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or (except with respect to the exercise of stock options issued pursuant to the terms of the Cineplex Odeon Stock Option Plan) any equity securities of Cineplex Odeon or any of Cineplex Odeon's Significant Subsidiaries (any such proposal or offer being hereinafter referred to as an "Alternative Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or release any third party from any obligations under any existing standstill agreement or arrangement relating to any Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal;

    (b) it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and it will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 6.10; and

    (c) it will notify the other parties without unnecessary delay if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with it;

provided, however, that nothing contained in this Section 6.10 shall prohibit the Board of Directors of Cineplex Odeon from, prior to the time at which the shareholders of Cineplex Odeon approve the Arrangement and the transactions contemplated thereby at the Cineplex Odeon Meeting, (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal to acquire such party pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of the assets, business combination or other similar transaction, if, and only to the extent that, (A) such Alternative Proposal is, in the opinion of the financial advisor to Cineplex Odeon, financially superior to the Transactions,
(B) the third party making such Alternative Proposal has demonstrated that the consideration necessary for the Acquisition Proposal is likely to be available (as reasonably determined in good faith by the Special Committee after consultation with its financial advisors), (C) the Board of Directors of Cineplex Odeon shall reasonably conclude in good faith, after considering applicable provision of law, on the basis of oral or written advice of outside counsel, that such action may be required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law, (D) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Cineplex Odeon provides written notice to LTM to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and (E) Cineplex Odeon or its representative receives from such person or entity an executed confidentiality agreement in reasonably customary form on terms not in the aggregate materially more favorable to such person or entity than the terms of the Confidentiality Agreements; and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal. Cineplex Odeon shall notify LTM orally and in writing of any such inquiries, offers or proposals (including, without limitation, the terms and conditions of any such proposal and the identity of the person making it), by the close of business on the business day following the receipt thereof by Cineplex Odeon, and shall keep LTM informed of the status and details of any such inquiry, offer or proposal, and shall give LTM one business day's advance notice of any agreement to be entered into with, or any information to be supplied to, any person making such inquiry, offer or proposal.

  Section 6.11. Advice of Changes; SEC Filings. The parties shall confer with each other on a regular basis on operational matters affecting or which may reasonably be expected to affect the Combined Enterprise. LTM and Cineplex Odeon shall advise each other promptly orally and in writing of any change or event that has had, or could reasonably be expected to have, a Cineplex Odeon Material Adverse Effect or a LTM Material Adverse Effect, as the case may be. Cineplex Odeon and LTM shall provide to the other (or their respective counsel) promptly copies of all filings made by such party with the SEC, any Canadian Securities Authority or any other Governmental Entity in connection with the Transactions.

  Section 6.12. Benefit Plans. (a) LTM and Cineplex Odeon agree that each of their respective employee incentive or benefit plans, programs and arrangements shall be amended, to the extent necessary or appropriate, to reflect the Transactions. The actions to be taken by LTM and Cineplex Odeon pursuant to this Section 6.12 shall include the submission by LTM and Cineplex Odeon of the amendments to the benefit plans, programs or arrangements referred to herein to such Governmental Entity and to their respective stockholders, if any such submission is determined to be necessary or advisable by counsel to LTM and Cineplex Odeon after consultation with one another; provided, however, that such approval shall not be a condition to the consummation of the Transaction.

  (b) Effective as of the Closing Date, each option to purchase Cineplex Odeon Common Shares that is outstanding on the Closing Date, whether or not exercisable, and whether or not vested, shall be treated as provided for in the Plan of Arrangement.

  (c) LTM shall reserve for issuance the number of shares of LTM Common Stock as required under the Plan of Arrangement.

  (d) As of the Closing Date or as soon as practicable thereafter, (i) each LTM Excluded Employee who currently participates in the Sony Theatres Salaried Employees' Profit Sharing and 401(k) Plan, (the "401(k) Plan") shall cease to actively participate in the 401(k) Plan and (ii) each LTM Excluded Employee shall participate in the SPE Savings and Profit-Sharing Plan or such other defined contribution plan as SPE shall designate (collectively, the "Transfer Plans"). LTM and SPE shall take, or cause to be taken, all action as may be necessary to effect such cessation of participation and to cause the transfer of the LTM Excluded Employees from the 401(k) Plan to a Transfer Plan; provided that prior to any such transfer, SPE shall demonstrate to the reasonable satisfaction of LTM that such Transfer Plan meets the qualification requirements under Section 401(a) of the Code.

  (e) Prior to the Closing Date, LTM shall deliver to Cineplex Odeon a list of the LTM Excluded Employees.

  Section 6.13. Inventory. Each of LTM and Cineplex Odeon shall maintain inventories of spare parts and items sold in its respective theaters at levels and variety consistent with past practice in the ordinary course of business and industry custom. All such items of inventory shall be of good quality and, with respect to items held for sale, salable in the ordinary course of business.

  Section 6.14. Registrar and Transfer Agent. Cineplex Odeon shall permit its registrar and transfer agent to act as depository in connection with the Arrangement and the Transactions.

  Section 6.15. Additional Agreements. (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including using all reasonable efforts to obtain all necessary waivers, consents (including all third party consents that may be required in connection with the Sony Asset Transfer, the LTM Debt Repayment and the LTM Dividend) and approvals, to effect all necessary registrations and filings (including, but not limited to, filings under the HSR Act, the Competition Act and the IC Act and with all applicable Governmental Entities); provided, however, that nothing in this Agreement shall obligate any party hereto to agree to any condition or commitment sought to be imposed on such party or its Affiliates in connection with the approval or authorization of, consent or waiver with respect to, or determination by any Governmental Entity not to challenge any of the Transactions under the IC Act or any Antitrust Law that in the good faith judgment of its board of directors (and, in the case of LTM, the board of directors of Sony Corporation of America) would, in and of itself, and without regard to any other circumstance or factor, be a material and substantial basis for rendering the Transactions no longer in the best interests of LTM or Cineplex Odeon, as the case may be. As used in this Agreement, the term "Antitrust Law" shall mean any of the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the Competition Act, and all other applicable United States federal and state and Canadian federal and state, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

  (b) In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement or any other Documents, the proper officers and/or directors of SPE, LTM and Cineplex Odeon shall take all such necessary action.

  (c) (i) For a period of six years after the Closing, LTM shall cause Cineplex Odeon to maintain in effect the current provisions regarding indemnification of officers and directors contained in the charter and bylaws of Cineplex Odeon and its Subsidiaries and any directors, officers or employees indemnification agreements of Cineplex Odeon and its Subsidiaries,
(ii) LTM shall cause Cineplex Odeon to purchase policies of directors' and officers' liability insurance and fiduciary liability insurance of at least the same coverage and amount containing terms and conditions that are no less advantageous to the insured in any material respect than policies currently maintained by Cineplex Odeon with respect to claims arising from facts or events that occurred on or before the Closing Date, subject to a six year "discovery period," effective as of the Closing (provided, however, that, in connection with the foregoing, LTM shall only be obligated to cause Cineplex Odeon to purchase insurance at an aggregate cost equal to 250% of the annual cost of such insurance coverage as currently provided by Cineplex Odeon), except that if the insurance coverage contemplated in the principal provision of this clause (ii) is not available as of the Closing, LTM shall cause Cineplex Odeon to maintain in effect the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Cineplex Odeon with respect to claims arising from facts or events that occurred on or before the Closing Date, subject to a six year "discovery period" (provided that LTM may substitute therefor policies of at least the same coverage and amount containing terms and conditions that are no less advantageous to the insured in any material respect; provided, further, that, in connection with this exception, LTM shall only be obligated to cause Cineplex Odeon to purchase insurance at an annual cost of up to 150% of the cost of such insurance as currently provided by Cineplex Odeon) and (iii) for a period of six years after the Closing LTM shall cause Cineplex Odeon to, and LTM shall, indemnify the directors and officers of Cineplex Odeon and LTM, respectively, to the fullest extent to which Cineplex Odeon and LTM are permitted to indemnify such officers and directors under their respective charters and bylaws and applicable law.

  Section 6.16. Transition Services. Following the date hereof, SPE, LTM and Cineplex Odeon shall negotiate in good faith the terms of a transition services agreement between LTM and SPE (the "Transition

Services Agreement") to be executed and delivered on the Closing Date pursuant to which SPE will agree to provide LTM with certain services currently performed by SPE or its Affiliates on behalf of LTM listed on Exhibit G hereto following the Closing Date to the extent LTM will require such services to conduct its operations in the ordinary course following the Closing Date at such prices and rates, and subject to such termination provisions, as may be agreed upon by SPE, Cineplex Odeon and LTM, and which shall be no less favorable to LTM as would be obtainable from unaffiliated third parties.

  Section 6.17. Adoption of LTM Charter and Bylaws. Prior to the Closing, LTM and SPE shall take all steps necessary and proper to cause the LTM Charter and the LTM Bylaws to be adopted in accordance with the provisions of the Delaware General Corporation Law and SPE shall cause the LTM Charter to be filed with the Delaware Secretary of State.

  Section 6.18. Designation of Directors. SPE shall use its reasonable best efforts, prior to the effective date of the Form S-4 and mailing of the Proxy Statement, to identify in writing to LTM, Universal and Cineplex Odeon the persons who will serve as SPE Directors (as defined in the Stockholders Agreement) upon election thereof effective as of the Closing pursuant to the Stockholders Agreement. Effective as of the Closing, SPE shall cause the then-current members of the Board of Directors of LTM to resign, and shall cause
(i) the persons designated by SPE pursuant to this Section 6.18 to serve as SPE Directors, (ii) the Management Directors (as defined in the Stockholders Agreement), (iii) the persons designated by mutual agreement of LTM, Universal, SPE and a majority of the members of the Special Committee to serve as Independent Directors, (iv) the persons designated by Universal pursuant to the Universal Subscription Agreement to serve as USI Directors (as defined in the Stockholders Agreement) and (v) the person designated by the Claridge Group pursuant to the Letter Agreement to serve as the Claridge Director (as defined in the Stockholders Agreement) to be elected as members of the Board of Directors of LTM.

  Section 6.19. Amendments and Modifications of Documents. Cineplex Odeon and LTM each agree not to amend or modify any of the Documents, including any schedules or exhibits thereto, or terminate any of the Documents (other than this Agreement in accordance with its terms) to which they are party, respectively, or to waive any provisions or conditions thereof, or grant any consents thereunder, without the consent of the other, which shall not be unreasonably withheld.

  Section 6.20. No Capital Contributions. SPE and LTM shall take such steps as are necessary (other than through capital contributions) to ensure that the LTM Cap will not be less than the sum of the LTM Debt Repayment, the IMAX Purchase Price and, if applicable, the Transferred SPE Subsidiary Purchase Price.

  Section 6.21. Tax Sharing and Indemnity Agreement. At or prior to the Closing, LTM shall, and SPE shall cause Sony Corporation of America to, enter into and deliver the Tax Sharing and Indemnity Agreement.

  Section 6.22. Sony Trademark Agreement; Existing Theaters. At or prior to the Closing, LTM shall, and SPE shall cause Sony Corporation, a Japanese Corporation to, enter into and deliver the Sony Trademark Agreement. LTM hereby agrees that it will, within 60 days after the date hereof, prepare, subject to confirmation by Sony Corporation prior to the Closing, a complete and correct list of the movie theater facilities owned, operated or managed by LTM or the Subsidiaries which used, on September 30, 1997, the Trademark (as defined in the Sony Trademark Agreement) in the name of the movie theater (other than Lincoln Square (as defined in the Sony Trademark Agreement)). The parties agree that, upon such confirmation, such list will be attached as Schedule A to the Trademark Agreement.

  Section 6.23. Fractional Shares. LTM shall cause the depositary under the Plan of Arrangement to sell shares of LTM Common Stock as contemplated by
Section 4.3 of the Plan of Arrangement.

                                  ARTICLE VII

                             Conditions Precedent

  Section 7.1. Conditions to Each Party's Respective Obligations to Effect the Transactions. The respective obligations of each party to effect the Transactions to which it is a party shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

    (a) The Arrangement and the Transactions shall have been approved and adopted at the Cineplex Odeon Meeting by (i) all requisite votes of the shareholders of Cineplex Odeon required pursuant to the OBCA, Canadian Securities Laws and the Interim Order and (ii) the affirmative vote of the holders of at least a majority (50.1%) of the votes cast by the holders of the outstanding Cineplex Odeon Common Shares other than Universal and its Affiliates and the Claridge Group (together "Cineplex Odeon Shareholder Approval"), the Court shall have issued the Final Order approving the Arrangement in form and substance reasonably satisfactory to each party (the "Court Approval"), the Plan of Arrangement shall have been filed and become effective in accordance with the Final Order, and all other conditions precedent to the consummation of the Arrangement shall have been satisfied in full or waived in accordance with the Plan of Arrangement or this Agreement.

    (b) The waiting period applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated. In addition, either (i) the DIR shall have issued an advance ruling certificate under
  Section 102 of the Competition Act in respect of the Arrangement and the Transactions, or (ii) the applicable time period under Section 123 of the Competition Act shall have expired, and, in either case, the DIR or representative thereof shall have advised Cineplex Odeon and LTM that the DIR does not currently intend to make an application under either Section 92 or Section 100 of the Competition Act in respect of the Arrangement and the Transactions and neither the DIR nor any representative thereof shall have rescinded such advice.

    (c) The Form S-4 shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no cease trade order shall have been issued by a Canadian Securities Authority and, in either case, remain in effect and all necessary orders, rulings and approvals shall have been obtained under Canadian Securities Laws relating to the issuance or trading of LTM Common Stock.

    (d) No preliminary or permanent injunction or other order by any federal, state or provincial court in the United States or Canada of competent jurisdiction that prevents the consummation of the Transactions shall have been issued and remain in effect, nor shall any proceeding by any Governmental Entity seeking any of the foregoing be pending. Each party hereby agrees to use its reasonable efforts to have any such injunction or order lifted.

    (e) There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Transactions that makes the consummation of the Transactions illegal.

    (f) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body (i) required so that upon the Arrangement becoming effective there shall be no restriction under Canadian Securities Laws on the resale and trading in the Arrangement Shares by persons (other than those specified in clause (c) of the definition of "distribution" in subsection 1.1 of the Securities Act (Ontario or the analogous definitions contained in the securities laws of the other Canadian provinces)), and (ii) otherwise required in connection with the execution, delivery and performance of the Documents, shall have been obtained or made, including, without limitation, the Final Order and the Arrangement Filings as well as such orders and/or waivers as may be required under Canadian Securities Laws with respect to the distribution of the Arrangement Shares, including the distribution of the Exchange Shares, in consideration for the purchase by Cineplex Odeon of a portion of its shares as provided in the Plan of Arrangement, except, in the case of clause (ii) above, for any documents required to be filed after the Closing Date and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a LTM Material Adverse Effect or a Cineplex Odeon Material Adverse Effect following the Closing Date.

    (g) LTM Common Stock shall have been approved for listing on TSE and either NYSE or NASDAQ, subject only to official notice of issuance.

    (h) The Amended and Restated Stockholders Agreement, dated the date hereof, among SPE, LTM, Universal and the Claridge Group, a conformed copy of which is attached hereto as Exhibit H (the "Stockholders Agreement"), shall not have been amended and shall be in full force and effect.

    (i) The transactions contemplated by the Universal Subscription Agreement shall have closed or shall close concurrently with the Closing and the Universal Subscription Agreement shall be in full force and effect.

    (j) LTM shall have received from the ICA Minister a notice, satisfactory in form and substance to LTM and Cineplex Odeon, stating either that (A) under Subsections 21(1) or 22(2) or paragraph 23(3)(a) of the IC Act, the ICA Minister is satisfied that the Transactions are likely to be of net benefit to Canada or (B) under Subsections 21(2) or 22(3) of the IC Act, the ICA Minister shall have been deemed to be satisfied that the Transactions are likely to be of net benefit to Canada.

    (k) Holders of not more than 3.5% of the issued and outstanding shares of Cineplex Odeon capital stock shall have exercised (and not withdrawn as at the Closing) dissent rights under the Arrangement.

    (l) LTM shall have entered into definitive agreements in respect of the Bank Financing in accordance with Section 6.8, and such agreements shall be in full force and effect.

    (m) Cineplex Odeon and LTM shall have received the written opinion of Goodman and Carr that the Arrangement has become effective in accordance with applicable law.

    (n) The Letter Agreement shall not have been amended and shall be in full force and effect.

    (o) The persons designated to be elected as members of the Board of Directors of LTM (i) by SPE as SPE Directors pursuant to Section 6.18 of this Agreement, (ii) by Claridge (as agent for the Claridge Group) as the Claridge Director, pursuant to the Letter Agreement, (iii) by Universal as the USI Directors pursuant to the Universal Subscription Agreement and (iv) by mutual agreement of LTM, SPE, Universal and a majority of the Special Committee as the Independent Directors shall have been elected as members of the Board of Directors of LTM and shall be the only persons serving in such capacity effective as of the Closing.

  Section 7.2. Conditions to Obligation of Cineplex Odeon to Effect the Transactions. The obligations of Cineplex Odeon to effect the Transactions to which it is a party shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions, unless waived by Cineplex
Odeon:

    (a) Each of SPE and LTM shall have performed in all material respects its agreements contained in the Documents required to be performed on or prior to the Closing Date; its representations and warranties contained in this Agreement and any of the other Documents shall be true and correct in all material respects when made and on and as of the Closing Date as if made on and as of such date (except to the extent they relate to a particular date), except as expressly contemplated or permitted by this Agreement or such other Documents, as the case may be (provided, however, that only for purposes of this Section 7.2(a) and Article VIII, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct (without regard to materiality qualifiers contained therein), individually or in the aggregate, results or would reasonably be expected to result in a LTM Material Adverse Effect), and Cineplex Odeon shall have received a certificate of the President or Chief Executive Officer or a Vice President of LTM to that effect. In addition, Cineplex Odeon shall have received a certificate of the Chief Financial Officer of LTM certifying that, as of the Closing Date, except for (a) liabilities for film booking arrangements and (b) obligations and liabilities included in clauses (ii)(x) or (y) of the definition of Net Working Capital or Debt reflected in each case in LTM's Preliminary Closing Statement or arising under the Documents or as disclosed in Section 3.19 of the LTM Disclosure Schedule or with respect to which LTM is required to indemnify SPE or SPE's

  Affiliates in accordance with the Tax Sharing and Indemnity Agreement, neither LTM nor any LTM Subsidiary (including, without limitation, the Transferred SPE Subsidiaries) will have any obligation or liability, contingent or otherwise, owed to SPE or any Affiliate thereof (other than LTM and the LTM Subsidiaries).

    (b) Cineplex Odeon shall have received a "comfort" letter from Price Waterhouse, L.L.P. of the kind contemplated by the AICPA Statement, dated the Closing Date, in form and substance reasonably satisfactory to Cineplex Odeon, in connection with the procedures undertaken by them with respect to the combined financial statements of LTM and the LTM Subsidiaries contained in the Form S-4 and the other matters contemplated by the AICPA Statement and customarily included in comfort letters relating to transactions similar to the Transactions.

    (c) Sony Corporation of America and LTM shall have entered into the Tax Sharing and Indemnity Agreement, and such agreement shall be in full force and effect.

    (d) To the extent LTM is required to, or requires to, use the trademark "Sony," Sony Corporation and LTM shall have entered into the Sony Trademark Agreement and such agreement shall be in full force and effect.

    (e) If required by Section 6.16, SPE, SPE and LTM shall have entered into the Transition Services Agreement on terms satisfactory to the parties hereto and Universal, and such agreement shall be in full force and effect.

    (f) The LTM Charter and the LTM Bylaws shall have been adopted and shall be in full force and effect.

    (g) SPE and LTM shall have satisfied their obligations under Section
  6.20.

    (h) Cineplex Odeon shall have received such legal opinions from counsel to LTM and SPE reasonably requested by it and customary in transactions similar to the Transactions.

  Section 7.3. Conditions to Obligations of SPE and LTM to Effect the Transactions. The obligations of SPE and LTM to effect the Transactions shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions, unless waived by LTM:

    (a) Cineplex Odeon shall have performed in all material respects its agreements contained in the Documents required to be performed on or prior to the Closing Date; Cineplex Odeon's representations and warranties contained in this Agreement and any of the other Documents shall be true in all material respects when made and on and as of the Closing Date as if made on and as of such date (except to the extent they relate to a particular date), except as expressly contemplated or permitted by this Agreement or such other Document, as the case may be (provided, however, that only for purposes of this Section 7.3(a) and Article VIII, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct (without regard to materiality qualifiers contained therein), individually or in the aggregate, results or would reasonably be expected to result in a Cineplex Odeon Material Adverse Effect), and LTM shall have received a certificate of the President or Chief Executive Officer or a Vice President of Cineplex Odeon to that effect. In addition, LTM shall have received a certificate of the Chief Financial Officer of Cineplex Odeon certifying that, as of the Closing Date, except for (a) amounts owed to Universal and its Affiliates for film booking and home video arrangements or under the management agreement in respect of the Universal City Cinema, (b) obligations and liabilities included in clauses (ii)(x) and (y) of the definition of Net Working Capital and Debt reflected in each case in Cineplex Odeon's Closing Statement or arising under the Documents or as disclosed in the Cineplex Odeon Reports or in Section 2.19 of the Cineplex Disclosure Schedule and
  (c) the exclusions set forth in the final sentence of paragraph 9 of the Letter Agreement, Cineplex Odeon has no outstanding obligations or liabilities, contingent or otherwise, owed to Universal or the Claridge Group, or their respective Affiliates.

    (b) LTM shall have received a "comfort" letter from KPMG of the kind contemplated by the CICA Handbook, dated the Closing Date, in form and substance reasonably satisfactory to LTM, in connection with the procedures undertaken by them with respect to the financial statements of Cineplex Odeon contained in the Form S-4 and the other matters contemplated by the CICA Handbook and customarily included in comfort letters relating to transactions similar to the Transactions.

    (c) LTM shall have received such legal opinions from counsel to Cineplex Odeon reasonably requested by it and customary in transactions similar to the Transactions.

                                  ARTICLE VIII

                       Termination, Amendment and Waiver

  Section 8.1. Termination. This Agreement may be terminated at any time before the Closing Date, in each case as authorized by the respective Board of Directors of Cineplex Odeon or LTM:

    (a) by mutual written consent of each of Cineplex Odeon and LTM;

    (b) by either Cineplex Odeon or LTM if the Closing shall not have occurred on or before June 30, 1998 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date; provided, further, that if on the Termination Date the conditions to the Closing set forth in Section 7.1(b), 7.1(d), 7.1(f), or 7.1(j) shall not have been fulfilled, but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Termination Date shall be extended to December 31, 1998. The parties agree that any amendment of this Agreement to extend the Termination Date beyond June 30, 1998 shall be made without any amendment to or renegotiating of any other material provisions of this Agreement;

    (c) by either Cineplex Odeon or LTM if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties shall use their commercially reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

    (d) by either Cineplex Odeon or LTM if the other shall have breached, or failed to comply with, or by Cineplex Odeon if SPE shall have breached, or failed to comply with, in any material respect any of its obligations under this Agreement or any representation or warranty made by such other party shall have been incorrect in any material respect when made or shall have since ceased to be true and correct in any material respect, and such breach, failure or misrepresentation is not cured within 30 days after notice thereof and such breaches, failures or misrepresentations, individually or in the aggregate and without regard to materiality qualifiers contained therein, results or would reasonably be expected to result in a Cineplex Odeon Material Adverse Effect or a LTM Material Adverse Effect as the case may be (it being understood that failure to obtain any consent from landlords to the entering into or completion of any of the Transactions shall not give rise to any rights under this Section 8.1(d));

    (e) by LTM if the Board of Directors of Cineplex Odeon or any committee of the Board of Directors of Cineplex Odeon (i) shall withdraw or modify in any manner adverse to LTM its approval or recommendation of this Agreement or the Transactions, (ii) shall fail to reaffirm such approval or recommendation within 15 business days following receipt of a written request for such reaffirmation from LTM acting reasonably, (iii) shall approve or recommend any acquisition of Cineplex Odeon or a material portion of its assets or any tender offer for shares of its capital stock, in each case, other than by a party or an affiliate thereof, or (iv) shall resolve to take any of the actions specified in clauses (i) and (iii) above;

    (f) by LTM or Cineplex Odeon if the Cineplex Odeon Shareholder Approvals are not obtained at the Cineplex Odeon Meeting, including any adjournments thereof;

    (g) by Cineplex Odeon, prior to the Cineplex Odeon Meeting, upon five days' prior notice to LTM, if, as a result of an Alternative Proposal, the Board of Directors of Cineplex Odeon determines in good faith that their fiduciary obligations under applicable law require that such Alternative Proposal be accepted; provided, however, that (i) the conditions set forth in the last sentence of Section 6.10(c) shall have been satisfied; (ii) the Board of Directors of Cineplex Odeon shall have reasonably concluded in good faith, after considering provisions of applicable law and after giving effect to all concessions which may be offered by LTM pursuant to clause (iii) below, on the basis of oral or written advice of outside counsel, that such action may be necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under the applicable law and (iii) prior to any such termination, Cineplex Odeon shall, and shall cause its financial and legal advisors to, negotiate with LTM to make such adjustments in the terms and conditions of this Agreement as would enable Cineplex Odeon to proceed with the transactions contemplated hereby; provided, however, that no termination by Cineplex Odeon shall be effective pursuant to this Section 8.1(g) under circumstances in which a Cineplex Odeon Termination Fee is payable by Cineplex Odeon under Section 8.2(a), unless concurrently with such termination, such Cineplex Odeon Termination Fee is paid in full by Cineplex Odeon in accordance with the provisions of Section 8.2(a); and

    (h) by LTM or Cineplex Odeon if a final decision that is nonappealable has been issued by a court of competent jurisdiction denying either the Interim Order or the Final Order.

  Section 8.2. Fees. (a) If this Agreement (i) is terminated by LTM pursuant to
Section 8.1(e) hereof or by Cineplex Odeon pursuant to Section 8.1(g) hereof or
(ii) is terminated by LTM as a result of Cineplex Odeon's material breach of
Section 6.2 hereof that is not cured within 30 days after notice thereof to Cineplex Odeon, Cineplex Odeon shall pay to LTM a one-time termination fee (the "Termination Fee") of US$11 million. In addition, Cineplex Odeon shall pay to LTM the Termination Fee (if it has not already been paid pursuant to the prior sentence) if (x) this Agreement is terminated by LTM or Cineplex Odeon pursuant to Section 8.1(f) hereof because of the failure to obtain Cineplex Odeon Shareholder Approval at the Cineplex Odeon Meeting or by LTM or Cineplex Odeon pursuant to Section 8.1(h) hereof if a final decision that is nonappealable has been issued by a court of competent jurisdiction denying either the Interim Order or the Final Order, (y) prior to the Cineplex Odeon Meeting or denial of the Interim Order or the Final Order, as the case may be, there shall have been an Alternative Proposal (other than an Alternative Proposal initiated prior to the date of this Agreement that shall have been withdrawn, rejected, terminated or otherwise no longer under consideration as of the date of this Agreement and that shall not have been renewed or re-initiated, in any form, by the party or parties that previously initiated such Alternative Proposal or any Affiliates, agents, representatives or advisors thereof) involving Cineplex Odeon or any of its Significant Subsidiaries (whether or not such Alternative Proposal shall have been rejected or withdrawn prior to such meeting or the denial of either the Interim Order or the Final Order) and (z) within twelve months of such termination, Cineplex Odeon consummates or accepts a written offer to consummate an Alternative Proposal. In no case shall more than one Termination Fee be payable pursuant to this Section 8.2.

  (b) The parties agree that the agreements contained in Section 8.2(a) above are an integral part of the Transactions and constitute liquidated damages and not a penalty. The parties agree that the Termination Fee is intended to reimburse LTM for the time and costs attributable to negotiating this Agreement and analyzing the Transactions, LTM's opportunity cost and foregone alternative transactions and the impact on LTM's other business relationships that otherwise cannot be reasonably quantified. If Cineplex Odeon fails to promptly pay to LTM any fee due under Section 8.2(a), in addition to such fees, if LTM shall initiate any action, including the filing of any lawsuit or other legal action taken to collect payment, the party with respect to whom such action is determined adversely shall reimburse the other for its costs and expenses (including legal fees and expenses) in connection with such action and, if such action is determined adversely to Cineplex Odeon, Cineplex Odeon shall also pay interest on the amount of any unpaid fee at the one-year London Interbank Offered Rate that appears on the Reuters Telerate Page 3750 as of 11 a.m. London time on the day such Termination Fee is required to be paid in an amount of U.S. dollars most nearly similar to the amount of the Termination Fee ("LIBOR") rate plus 2% per annum accruing from the date such fee was required to be paid.

  (c) In the event of termination of this Agreement and the abandonment of the Transactions pursuant to this Article VIII, all obligations of the parties hereto shall terminate, and no party shall have any further liability to the others except (i) as set forth in the next sentence, and (ii) the obligations of the parties pursuant to this Section 8.2 and Section 9.3 and
(iii) as provided in Sections 9.1, 9.2, 9.5, 9.6, 9.7, 9.9, 9.11, 9.12, 9.14,
9.15, 9.16 and 9.17. Moreover, in the event of termination of this Agreement pursuant to Section 8.1(d), nothing herein shall prejudice the ability of the non-breaching party from seeking damages from any other party for any willful breach of such other party's obligations to perform its covenants under this Agreement and the right to pursue any remedy at law or in equity. With respect to any proceeding initiated hereunder, any party that shall be found to have willfully breached any of such party's obligations to perform its covenants under this Agreement shall bear the costs and expenses of the other party in connection with such proceeding, including, without limitation, attorneys' fees.

                                   ARTICLE IX

                                 Miscellaneous

  Section 9.1. Non-Survival of Representations and Warranties; Survival of Agreements. Except for Section 4.5(c), no representations and warranties set forth in this Agreement shall survive the Closing Date. Subject to Section 8.2(c), all covenants and agreements set forth in this Agreement shall survive in accordance with their terms.

  Section 9.2. Notices. All notices or other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

                     If to Cineplex Odeon:

                     Cineplex Odeon Corporation
                     1303 Yonge Street
                     Toronto, Ontario M4T 2Y9
                     Attention: Allen Karp
                     Facsimile: (416) 323-6677

                     With a copy to:

                     Goodman and Carr
                     200 King Street West
                     Suite 2300
                     Toronto, Ontario M5H 3W5
                     Attention: Lawrence S. Chernin
                     Facsimile: (416) 595-0567

                     and

                     Weil, Gotshal & Manges
                     767 Fifth Avenue
                     New York, NY 10153
                     Attention: Stephen Jacobs
                     Facsimile: (212) 735-4777

                     If to LTM:

                     LTM Holdings, Inc.
                     711 Fifth Avenue, 11th Floor
                     New York, NY 10022
                     Attention: Larry Ruisi
                     Facsimile: (212) 833-6780

                     With a copy to:

                     LTM Holdings, Inc.
                     711 Fifth Avenue, 11th Floor
                     New York, NY 10022
                     Attention: John C. McBride, Jr.
                     Facsimile: (212) 833-6266

                     and

                     Fried, Frank, Harris, Shriver & Jacobson
                     One New York Plaza
                     New York, NY 10004
                     Attention: David Golay
                     Facsimile: (212) 859-8586

                     and

                     Davies, Ward & Beck
                     1 First Canadian Place, 44th Floor
                     Toronto, Ontario M5X 1B1
                     Attention: William M. Ainley
                     Facsimile: (416) 863-0871

                     If to SPE:

                     Sony Pictures Entertainment
                     10202 West Washington Boulevard
                     Culver City, CA 90232-3195
                     Attention: Ronald N. Jacobi
                     Facsimile: (310) 244-1797

                     With a copy to:

                     Dewey Ballantine
                     1301 Avenue of the Americas
                     New York, NY 10019
                     Attention: Morton A. Pierce
                     Facsimile: (212) 259-7407

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

  Section 9.3. Fees and Expenses. Whether or not the Transactions are consummated, except as otherwise provided in the Documents, all costs and expenses incurred in connection with the Documents and the Transactions shall be paid by the party incurring such expenses. With respect to any sales, transfer, stamp or similar taxes or other governmental fees payable in connection with any transfer forming part of the Transactions, such taxes or governmental fees shall be borne by the transferor.

  Section 9.4. Publicity. So long as this Agreement is in effect, LTM and Cineplex Odeon agree to consult with each other in issuing any press release or otherwise making any public statement with respect to the Transactions, and none of them shall issue any press release or make any public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange. The commencement of litigation relating to the Documents or the Transactions, or any proceedings in connection therewith, shall not be deemed a violation of this Section 9.4. Nothing in this Section 9.4 shall require LTM or Cineplex Odeon to consult the other with respect to press releases other than those directly related to the Transactions, including without limitation press releases relating to theater openings, theaters to be built or developed, or the acquisition and/or disposition of theaters.

  Section 9.5. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that each shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States, Canada or any province or state having jurisdiction. The provisions of this
Section 9.5 are in addition to any other remedy to which a party is entitled at law or in equity.

  Section 9.6. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except for the rights in favor of the Persons identified in Sections 1.8(g), 6.9(e), 6.15(c), 6.18, 6.20, 6.21, 7.1(o),
7.2(c), 7.2(d) and 7.2(e).

  Section 9.7. Entire Agreement. This Agreement, the exhibits attached hereto, the Confidentiality Agreement and any documents delivered by the parties in connection herewith and therewith or on the date hereof constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

  Section 9.8. Amendment. This Agreement, including the exhibits and schedules hereto, may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Arrangement Transaction by the shareholders of Cineplex Odeon, but after any such shareholder approval, no amendment shall be made that by law requires the further shareholder approval without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto; and no purported amendment, modification or supplement of this Agreement (including any amendment, modification or supplement of the exhibits or schedules hereto) by Cineplex Odeon shall be effective unless and until such amendment, modification or supplement is accompanied by the delivery to LTM of evidence satisfactory to LTM that such amendment, modification or supplement will not result in a breach or violation of the Three Party Agreement.

  Section 9.9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws.

  Section 9.10. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

  Section 9.11. Headings and Table of Contents. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

  Section 9.12. Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

  Section 9.13. Waivers. At any time prior to the Closing Date, the parties hereto, by or pursuant to action taken by their respective Boards of Directors, may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any documents delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party; and no purported waiver or consent granted under this Agreement (including any of the exhibits or schedules hereto) by Cineplex Odeon shall be effective unless and until such waiver or consent is accompanied by the delivery to LTM of evidence satisfactory to LTM that such waiver or consent will not result in a breach or violation of the Three Party Agreement. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

  Section 9.14. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

  Section 9.15. Certain Definitions. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner. For purposes of Article III and Article IV, the Subsidiaries of LTM shall include the Transferred SPE Subsidiaries and the LTM Contracts shall include the Imax Leases, and the Transferred SPE Subsidiaries shall also be deemed to be consolidated subsidiaries of LTM. As used in this Agreement, the words "Significant Subsidiaries" of a party shall refer to the Subsidiaries that constitute "significant subsidiaries" of such party under Rule 405 promulgated by the SEC under the Securities Act. As used in this Agreement, "Material Adverse Effect" means such state of facts, event, change or effect that has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of the referenced party and its Subsidiaries (including, in the case of LTM, the Transferred SPE Subsidiaries and the assets subject to the Sony Asset Transfer) taken as a whole.

  Section 9.16. Knowledge. As used in this Agreement, the word "Knowledge" when used with respect to any party means the actual knowledge of any senior executive officer of such party.

  Section 9.17. Release. Subject to the consummation of the Transactions, and excluding (a) amounts owed to SPE and its Affiliates for film booking arrangements (b) obligations and liabilities included in clauses (ii)(x) and
(y) of the definition of Net Working Capital and Debt reflected in each case in LTM's Closing Statement and (c) amounts owed to SPE and its Affiliates (i) arising under the Documents or (ii) with respect to which LTM is required to indemnify SPE or its Affiliates in accordance with the Tax Sharing and Indemnity Agreement, SPE, on behalf of itself and its Affiliates, (including, without limitation, Sony Land and Sony Capital), hereby acknowledges, releases and discharges and indemnifies and saves harmless LTM and the LTM Subsidiaries (including the Transferred SPE Subsidiaries) and their successors and assigns from all actions, causes of action, suits, debts, dues, sums of money, accounts, claims and demands owed by LTM and the LTM Subsidiaries (including, without limitation, the Transferred SPE Subsidiaries) to SPE and its Affiliates by reason of any matter, cause, contract (whether written or oral), course of dealing or thing whatsoever arising during, or in respect of, the period on or before the Closing Date.

  In witness whereof, SPE, LTM and Cineplex Odeon have caused this Agreement to be signed by their respective officers thereunder duly authorized all as of the date first written above.

                                          Sony Pictures Entertainment Inc.


                                          By: /s/ Ronald N. Jacobi
                                              ---------------------------------
                                              Name:Ronald N. Jacobi
                                              Title: Executive Vice President
                                                     and General Counsel

                                          LTM Holdings, Inc.


                                          By: /s/ John C. McBride, Jr.
                                              ---------------------------------
                                              Name:John C. McBride, Jr.
                                              Title: Senior Vice President and
                                                     General Counsel

                                          Cineplex Odeon Corporation


                                          By: /s/ Michael Herman
                                              ---------------------------------
                                              Name:Michael Herman
                                              Title: Executive Vice President

                                                                        ANNEX E

                                    FORM OF

      PLAN OF ARRANGEMENT OF CINEPLEX ODEON CORPORATION UNDER SECTION 182
                  OF THE BUSINESS CORPORATIONS ACT (ONTARIO)

                           ARTICLE 1--INTERPRETATION

1.1 DEFINITIONS

    In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings respectively:

    (a) "Arrangement" means the arrangement under the OBCA involving Cineplex, its shareholders and LTM on the terms and conditions set forth in this Plan of Arrangement;

    (b) "Cineplex" means Cineplex Odeon Corporation, a corporation existing under the OBCA;

    (c) "Cineplex Common Shares" means the common shares in the capital of Cineplex;

    (d) "Cineplex Common Shareholders" means the registered holders of Cineplex Common Shares;

    (e) "Cineplex Shareholders" means the registered holders of either Cineplex Common Shares or Cineplex SRV Shares, as applicable;

    (f) "Cineplex Share Exchange Ratio" means one-tenth of one LTM Common Share for each Cineplex Share;

    (g) "Cineplex Shares" means the Cineplex Common Shares and the Cineplex SRV Shares;

    (h) "Cineplex SRV Shares" means the subordinate restricted voting shares in the capital of Cineplex.

    (i) "Cineplex Stock Option Plan" means the stock option plan of Cineplex as amended effective June 6, 1996;

    (j) "Code" means the United States Internal Revenue Code of 1986, as amended;

    (k) "Court" means the Ontario Court (General Division);

    (l) "CRBT Cineplex Common Shares" means 40,000 Cineplex Common Shares represented by certificate No. B93561 registered in the name of Charles Rosner Bronfman Family Trust;

    (m) "Depositary" means Montreal Trust Company of Canada at its principal office in Toronto, Ontario;

    (n) "Dissenting Shareholders" means Cineplex Common Shareholders who validly exercise rights of dissent pursuant to Section 3.1 hereof and are ultimately entitled to be paid fair value for their Cineplex Common Shares;

    (o) "Effective Date" means the date shown on the certificate of arrangement issued under section 183 of the OBCA by the Director appointed under the OBCA giving effect to the Arrangement;

    (p) "Effective Time" means 12:01 a.m. (Toronto time) on the Effective Date;

    (q) "Final Order" means the final order of the Court made in connection with the approval of the Arrangement and the fairness of the terms and conditions thereof following the application therefor contemplated by
        Section 6.7 of the Master Agreement;

    (r) "Interim Order" means the interim order of the Court made in connection with the approval of the Arrangement following application therefor contemplated by Section 6.7 of the Master Agreement, as the same may be amended, supplemented or varied by the Court, providing for, among other things, the holding of a special meeting of holders of Cineplex Shares to consider and, if thought fit, approve this Plan of Arrangement;

  (s) "LTM" means LTM Holdings, Inc., a corporation existing under the laws of the State of Delaware;

  (t)  "LTM Common Shares" means shares of common stock of LTM;

  (u) "LTM Class B Non-Voting Common Shares" means shares of Class B Non-Voting Common Stock of LTM;

  (v) "LTM Shares" means LTM Common Shares and LTM Class B Non-Voting Common Shares;

  (w) "Master Agreement" means the Amended and Restated Master Agreement dated September 30, 1997 between LTM, Sony Pictures Entertainment, Inc. and Cineplex;

  (x)  "OBCA" means the Business Corporations Act (Ontario), as amended;

  (y) "Plitt" means Plitt Theatres, Inc., a corporation existing under the laws of the State of Delaware;

  (z) "Plitt Shares" means all the issued and outstanding shares of common stock of Plitt;

  (aa) "Special Meeting" means the Special Meeting of the Cineplex Shareholders called to consider the Arrangement; and

  (bb) "Universal Cineplex SRV Shares" means 800,000 Cineplex SRV Shares represented by certificate No. 13 registered in the name of Universal Studios, Inc.


1.2 INTERPRETATION NOT AFFECTED BY HEADINGS, ETC.

  The division of this Plan of Arrangement into Articles, Sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement. The terms "Plan of Arrangement", "hereof", "herein" and "hereunder" and similar expressions refer to this Plan of Arrangement and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3 NUMBER, ETC.

  Unless the context requires the contrary, words importing the singular number only shall include the plural and vice versa; words importing the use of any gender shall include all genders; and words importing persons shall include firms, corporations, partnerships, trusts and trustees, unincorporated associations and governments and their agents and instrumentalities.

                          ARTICLE 2--THE ARRANGEMENT

2.1 ARRANGEMENT

  At the Effective Time, the following shall occur and be deemed to occur in the following order without any further act or formality, subject to the provisions of Section 3.1:

  (a) all issued and outstanding Plitt Shares shall be exchanged by Cineplex with LTM for 8,242,385 fully paid and non-assessable LTM Common Shares;

  (b) upon the exchange referred to in Subsection 2.1(a) hereof, Cineplex shall have its name removed from the register of the holders of Plitt Shares and shall be added to the registers of holders of LTM Common Shares as to the LTM Common Shares received in connection with the exchange referred to in Subsection 2.1(a) hereof, and LTM shall become the holder of all of the issued and outstanding Plitt Shares and the registers of holders of Plitt Shares shall so reflect;

  (c) Cineplex shall distribute to holders of Cineplex Shares, other than Cineplex Common Shares held by Dissenting Shareholders, on a pro rata basis according to the number of issued and outstanding Cineplex Shares, other than Cineplex Common Shares held by Dissenting Shareholders, 8,242,385 LTM Common Shares acquired by Cineplex in the exchange referred to in Subsection 2.1(a) hereof, in consideration for the purchase from such Cineplex Shareholders and cancellation of 82,423,849 Cineplex Shares, on a pro rata basis according to the number of issued and outstanding Cineplex Shares, other than Cineplex Common Shares held by Dissenting Shareholders;

  (d) upon the purchases and cancellations referred to in Subsection 2.1(c) hereof, Cineplex shall have its name removed from the registers of the holders of LTM Common Shares, and the holders of Cineplex Shares, other than the Dissenting Shareholders, shall become the holders of the LTM Common Shares distributed to them by Cineplex pursuant to Subsection 2.1(c) hereof, and the registers of holders of LTM Common Shares shall so reflect;

  (e) each issued and outstanding Cineplex Share, other than (i) Cineplex Common Shares held by Dissenting Shareholders, (ii) CRBT Cineplex Common Shares and (iii) Universal Cineplex SRV Shares, shall be exchanged by the holder thereof with LTM for one-tenth of a fully paid and non-assessable LTM Common Share;

  (f) upon the exchange referred to in Subsection 2.1(e) hereof, each holder of Cineplex Shares, other than (i) Dissenting Shareholders, (ii) holders of CRBT Cineplex Common Shares and (iii) holders of Universal Cineplex SRV Shares shall have his or her name removed from the registers of holders of Cineplex Shares and his or her name shall be added accordingly to the register of holders of LTM Common Shares and LTM shall become the holder of all of the issued and outstanding Cineplex Shares, other than (i) Cineplex Common Shares held by Dissenting Shareholders, (ii) CRBT Cineplex Common Shares and (iii) Universal Cineplex SRV Shares, and the registers of holders of Cineplex Shares shall so reflect;

  (g) each issued and outstanding CRBT Cineplex Common Share and Universal Cineplex SRV Share shall be exchanged by the holder thereof with LTM for one-tenth of a fully paid and non-assessable LTM Class B Non-Voting Common Share;

  (h) upon the exchange referred to in Subsection 2.1(g) hereof, each holder of CRBT Cineplex Common Shares and Universal Cineplex SRV Shares shall have his or her name removed from the registers of holders of Cineplex Shares and his or her name shall be added accordingly to the register of holders of LTM Class B Non-Voting Common Shares and LTM shall become the holder of the CRBT Cineplex Common Shares and the Universal Cineplex SRV Shares, and the registers of holders of Cineplex Shares shall so reflect;

  (i) the Cineplex Stock Option Plan shall be amended by adding thereto a new section 10.01 as follows:

      "10.01 Plan of Arrangement

            In the event that the Corporation consummates a plan of arrangement (the "Arrangement") under section 182 of the Business Corporations Act (Ontario) pursuant to which outstanding shares of the Corporation (other than shares held by dissenting shareholders) are exchanged for common stock of LTM Holdings, Inc., a corporation existing under the laws of the State of Delaware then the definition of Corporation in section 1.01 shall be deemed to be LTM Holdings, Inc., and the options granted under the Plan outstanding at the effective time of such Arrangement shall subsequently entitle the optionee to purchase, instead of common shares of Cineplex, a number of shares of common stock of LTM Holdings, Inc. equal to one-tenth the number of Cineplex common shares which could have been purchased under such options immediately prior to the Arrangement, rounded up to the nearest whole number of shares of common stock of LTM Holdings, Inc. The purchase price per share of common stock of LTM Holdings, Inc. shall be amended to a multiple of 10 times the previous purchase price of the Cineplex common shares under such option immediately prior to the effective time of the Arrangement. In all other respect such options shall remain unaffected by such Arrangement."; and

  (j) all stock option agreements entered into by Cineplex with any of its past or present employees for the granting or governing of the terms of options for shares of Cineplex shall be construed and interpreted in accordance with the Cineplex Stock Option Plan, as amended, and this Plan of Arrangement.

                         ARTICLE 3--RIGHTS OF DISSENT

3.1 RIGHTS OF DISSENT.

  In connection with the Arrangement, registered holders of Cineplex Common Shares may, pursuant to the Interim Order, exercise rights of dissent with respect to such class pursuant to and in the manner set forth in section 185 of the OBCA as the same may be modified by the Interim Order or the Final Order. Registered holders (a) who duly exercise such rights of dissent and are ultimately entitled to be paid fair value for their Cineplex Common Shares shall be deemed to have transferred such Cineplex Common Shares to Cineplex for cancellation on the Effective Date, and (b) who are ultimately not entitled to be paid fair value, for any reason, for their Cineplex Common Shares shall be deemed to have participated in the Arrangement on the same basis as any non-dissenting holder of Cineplex Common Shares and shall receive LTM Common Shares on the basis determined in accordance with section 2.1, but in no case shall Cineplex be required to recognize such holders as holders of Cineplex Common Shares on and after the Effective Date, and the names of such holders of Cineplex Common Shares shall be deleted from the register of holders of Cineplex Common Shares on the Effective Date.

                            ARTICLE 4--CERTIFICATES

4.1 ENTITLEMENT TO CERTIFICATES AND DIVIDENDS, ETC.

    (a) As soon as practicable after the Effective Date, LTM shall cause to be issued to the Depositary for the benefit of Cineplex Shareholders (other than Dissenting Shareholders) a certificate or certificates representing in the aggregate the number of LTM Common Shares and LTM Class B Non-Voting Common Shares to which such holders are entitled in accordance with the terms of the Arrangement and shall deliver such certificate or certificates to the Depositary to be delivered to such holders in accordance with the terms hereof.

    (b) On or after the Effective Date, certificates formerly representing Cineplex Shares shall represent only the right to receive certificates for LTM Common Shares or LTM Class B Non-Voting Common Shares, upon the holder depositing with the Depositary such certificates duly endorsed for transfer and accompanied by letters of transmittal and such other documents and instruments as would have been required to effect the transfer of the securities formerly represented by such certificates under the OBCA and the by-laws of Cineplex as the Depositary may reasonably require. Upon receiving such certificates, documents and instruments, the Depositary shall deliver to the holder depositing the same a certificate or certificates representing the LTM Common Shares or LTM Class B Non-Voting Common Shares to which such holder is entitled in accordance with the terms of the Arrangement.

    (c) All dividends paid and distributions made in respect of each LTM Common Share or LTM Class B Non-Voting Common Share that has been issued to a Cineplex Shareholder pursuant to Subsections 2.1(c), (e) and (g) but for which a certificate has not been delivered to such holder in accordance with Subsection 4.1(b), shall be paid and made to the Depositary to be held by the Depositary in trust for such holder. All monies received by the Depositary shall be invested by it in interest bearing trust accounts upon terms which the Depositary may reasonably deem appropriate. The Depositary shall pay and deliver to any such holder, as soon as reasonably practicable after application therefor is made by such holder to the Depositary in such form as the Depositary may reasonably require, such dividends, distributions and interest accrued, net of withholding and other taxes, to which such holder is entitled.

4.2 LOST CERTIFICATES

    If any certificate which immediately prior to the Effective Date represented one or more outstanding Cineplex Shares has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and the giving by such person of a bond satisfactory to Cineplex and the Depositary in such sum as Cineplex and the Depositary may direct or otherwise indemnifying Cineplex and the Depositary in a manner satisfactory to Cineplex and the Depositary against any claim that may be made against Cineplex or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed, the Depositary will make such distribution or delivery in respect of the Cineplex Shares represented by such lost, stolen or destroyed certificate as determined in accordance with Sections
4.1 and 4.3.

4.3 FRACTIONAL SHARES

  No certificates or scrip representing fractional LTM Common Shares will be issued or delivered pursuant to the Arrangement. In lieu thereof, each person entitled to a fractional interest in an LTM Common Share will receive a cash payment equal to such person's pro rata portion of the price received by the Depositary upon the sale of whole shares representing an accumulation of all fractional interests in LTM Common Shares to which all such persons would be otherwise entitled. The Depositary will sell the LTM Common Shares involved on The Toronto Stock Exchange or on such other stock exchange on which the LTM Common Shares are listed or quoted as may be selected by The Depositary in its discretion during the 60-day period following the Effective Date. The Depositary shall initially endeavour to sell the whole shares made up of such fractions when a board lot is accumulated or in any event not later than 30 days following the Effective Date. The aggregate proceeds of each such sale will be distributed by the Depositary pro rata, in relation to the respective fractions, among the persons otherwise entitled to receive fractional interests in LTM Common Shares.

4.4 WITHHOLDING RIGHTS

  Cineplex, LTM and the Depositary shall be entitled to deduct and withhold from any dividend or consideration otherwise payable under this Plan of Arrangement to any holder of Cineplex Shares such amount as Cineplex, LTM or the Depositary is required or permitted to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the Code or any provision of provincial, state, local or foreign tax law, in each case as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent the amount so required or permitted to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, Cineplex, LTM and the Depositary are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Cineplex, LTM or the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and Cineplex, LTM or the Depositary shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale.

                             ARTICLE 5--AMENDMENT

5.1 PLAN OF ARRANGEMENT AMENDMENT

  (a) Cineplex and LTM reserve the right to amend, modify and/or supplement this Plan or Arrangement at any time and from time to time provided that any such amendment, modification, or supplement must be contained in a written document which is filed with the Court and, if made following the Special Meeting, approved by the Court and communicated to Cineplex Shareholders in the manner required by the Court (if so required).

  (b) Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Cineplex and LTM at any time prior to or at the Special Meeting with or without any other prior notice or communication and, if so proposed and accepted by the persons voting at the Special Meeting, shall become part of this Plan for all purposes.

  (c) Any amendment, modification or supplement to this Plan of Arrangement which is approved or directed by the Court following the Special Meeting shall be effective only if it is consented to by Cineplex and LTM.

                                                                        ANNEX F

                  AMENDED AND RESTATED SUBSCRIPTION AGREEMENT

  This Amended And Restated Subscription Agreement (this "Agreement") is made as of September 30, 1997 by and between LTM Holdings, Inc., a Delaware corporation ("LTM"), and Universal Studios, Inc., a Delaware corporation ("Universal").

  Whereas, the parties to that certain Subscription Agreement dated as of September 30, 1997 have agreed that such agreement shall be amended and restated in its entirety as set forth in this Agreement;

  Whereas, Universal is a significant shareholder of Cineplex Odeon Corporation, an Ontario corporation ("Cineplex Odeon");

  Whereas, the Boards of Directors of LTM and Cineplex Odeon have determined that it is in the best interests of their respective shareholders and companies that they engage in a strategic business combination pursuant to which Cineplex Odeon would become a wholly-owned subsidiary of LTM and the shareholders of Cineplex Odeon would receive newly issued shares of LTM capital stock (the "Combination Transaction") as contemplated by that certain Master Agreement of even date herewith (the "Master Agreement") by and among LTM, Sony Pictures Entertainment Inc., a Delaware corporation and the indirect parent of LTM ("SPE"), and Cineplex Odeon and certain other agreements referred to and/or incorporated therein (capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Master Agreement); and

  Whereas, in connection with the Combination Transaction, LTM, Cineplex Odeon and Universal desire that Universal subscribe for 4,426,606 shares (subject to adjustment in accordance with Section 4.6 hereof) of LTM's common stock, par value US$.01 per share (the "Stock"), in exchange for a cash payment to LTM of US$84,500,000 (the "Purchase Price").

  Now, Therefore, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, LTM and Universal agree as follows:

                                   ARTICLE I

                                 Subscription

  Section 1.1. Subscription. At the Closing, Universal shall purchase the Stock from LTM, and LTM hereby agrees to issue and sell the Stock to Universal, in exchange for the delivery by Universal to LTM of the Purchase Price, subject to the terms and conditions set forth in this Agreement (the "Purchase").

  Section 1.2. Closing; Payment of Purchase Price and Delivery of the
Stock. (a) Subject to the terms and conditions set forth in this Agreement, the Purchase shall occur simultaneously with the Closing and at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York.

  (b) At the Closing, Universal shall pay to LTM US$84,500,000 by bank wire transfer in immediately available funds, to a bank account that LTM shall designate in writing to Universal no less than three business days prior to the Closing, and deliver (i) a receipt for the Stock and (ii) the certificate to be delivered pursuant to Section 5.3(b).

  (c) At the Closing, LTM shall deliver to Universal a certificate or certificates representing the Stock issued in the name of Universal or its nominee, free and clear of any Encumbrances, except Encumbrances arising as a result of any action taken by Universal, and in form reasonably satisfactory to Universal and with any required stock transfer tax stamps affixed, (i) a receipt for the Purchase Price and (ii) the certificate to be delivered pursuant to Section 5.2(a).

  Section 1.3. Payment of Taxes and Fees. At the Closing, LTM shall pay all state and local sales taxes, stamp taxes, transfer taxes and any similar taxes that become payable in connection with the transactions contemplated hereby.

                                  ARTICLE II

                  Representations and Warranties of Universal

  Universal represents and warrants to LTM as follows:

  Section 2.1. Existence; Good Standing; Corporate Authority. Universal is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Universal has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Neither Universal nor any of its Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Universal or any of its Subsidiaries or any of their respective properties or assets is subject that would prevent Universal from performing its obligations under the Documents.

  Section 2.2. Authorization, Validity and Effect of Agreements. Universal has the requisite corporate power and authority to execute and deliver this Agreement and the Stockholders Agreement, and all agreements and documents contemplated hereby or thereby to which it is a party, and the consummation by Universal of the transactions contemplated hereby and thereby has been duly authorized by all requisite corporate action. This Agreement and the Stockholders Agreement, and all agreements and documents contemplated hereby or thereby, to which Universal is a party, do or (when executed and delivered pursuant hereto for value received) will constitute the valid and legally binding obligations of Universal, enforceable against Universal in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

  Section 2.3. No Violation. Neither the execution and delivery by Universal of the Documents to which it is a party nor the consummation by Universal of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of Universal; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation or court decree to which Universal or any of its Subsidiaries is a party, except to the extent any of the effects described in this clause (ii) would not (x) impair the ability of Universal to perform its obligations under this Agreement or the Stockholders Agreement in any material respect or (y) delay in any material respect or prevent the consummation of the Purchase or any of the Transactions; or (iii) other than the Regulatory Filings (to the extent applicable to Universal), require any material consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, the failure to obtain or make which would (x) impair the ability of Universal to perform its obligations under this Agreement or the Stockholders Agreement in any material respect or (y) delay in any material respect or prevent the consummation of the Purchase or any of the Transactions.

  Section 2.4. No Brokers. Universal has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of LTM or Cineplex Odeon to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the Transactions.

  Section 2.5. Ownership of Cineplex Odeon Capital Stock. Universal holds beneficially and of record 73,446,426 SRV Shares, free and clear of all Encumbrances or other restrictions on transfer except those imposed under securities laws of general application and those under the Standstill Agreement.

                                  ARTICLE III

                     Representations and Warranties of LTM

  LTM represents and warrants to Universal as follows:

  Section 3.1. Incorporation by Reference. LTM hereby makes to Universal the representations and warranties of LTM set forth in Article III of the Master Agreement, all of which representations and warranties are hereby incorporated herein by reference in their entirety.

  Section 3.2. The Stock. At the Closing, the Stock (including any Additional Shares (as defined in Section 4.6 below) issuable pursuant to Section 4.6) will have been duly and validly authorized, and, when issued and delivered pursuant to this Agreement, shall be duly and validly issued and fully paid and non-assessable, and not subject to preemptive or similar rights. The transfer and delivery of the Stock (including any Additional Shares issued pursuant to Section 4.6) by LTM to Universal as contemplated by this Agreement will transfer good title to the Stock (including any Additional Shares issued pursuant to Section 4.6) to Universal, free and clear of any Encumbrances, except Encumbrances arising as a result of any action taken by Universal and Encumbrances under the Stockholders Agreement.

  Section 3.3. Section 203 of the Delaware General Corporation Law. The Board of Directors of LTM has approved the Transactions, including, without limitation, the transactions contemplated by this Agreement (including Universal's acquisition of beneficial ownership of the Stock for purposes of
Section 203(a)(1) of the Delaware General Corporation Law).

                                  ARTICLE IV

                             Additional Agreements

  Section 4.1. Registration Statement/Proxy Statement/Prospectus. Universal
(i) shall cooperate with LTM and Cineplex Odeon in providing such information concerning Universal, and, to the extent such information is requested by the staff of the SEC in connection with its review of the Form S-4 or the Form S-1, information concerning the Universal City Cinema (as defined in Section 4.7 below), as may be required under the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder in the preparation of the Registration Statements, the Proxy Statement and the Prospectus. Universal agrees that the information provided by it for inclusion in the Registration Statements, the Proxy Statement or the Prospectus and each amendment or supplement thereto, (i) in the case of the Proxy Statement, at the time of mailing thereof and at the time of the Cineplex Odeon Meeting, or, (ii) in the case of each Registration Statement and the Prospectus or any amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

  Section 4.2. HSR Act; Competition Act; Investment Canada Act; Submission of Plan of Arrangement for Approval. (a) Each of the parties hereto shall use their best efforts to file as soon as practicable notifications under the HSR Act in connection with the Transactions, and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission, the Antitrust Division of the Department of Justice and/or the DIR for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters.

  (b) Universal shall cooperate with LTM and Cineplex Odeon in connection with the preparation and filing within five business days after the date hereof (i) with the ICA Minister, an application by LTM for review under the IC Act in connection with the Arrangement and (ii) with the DIR, an application for an advance ruling certificate under the Competition Act in connection with the Arrangement.

  (c) Notwithstanding the provisions of Sections 4.2(a) and (b), nothing in this Agreement shall obligate LTM to agree to any condition or commitment sought to be imposed on LTM or its Affiliates in connection with the approval or authorization of, consent or waiver with respect to, or determination by any Governmental Entity not to challenge any of the Transactions (including, without limitation, the transactions contemplated by this Agreement) under the IC Act or any Antitrust Law that in the good faith judgment of the board of directors of Sony Corporation of America would, in and of itself, and without regard to any other circumstance or factor, be a material and substantial basis for rendering the Transactions (including, without limitation, the transactions contemplated by this Agreement) no longer in the best interests of LTM.

  Section 4.3. Bank Financing. Universal shall provide such financial and other information concerning the Universal City Cinema to the proposed lenders of the Bank Financing as may be reasonably requested in connection with the Bank Financing by such proposed lenders; provided that such lenders have agreed to be bound by the provisions of any confidentiality agreements then in effect between LTM and Universal.

  Section 4.4. No Shop. Prior to the Closing Date, Universal agrees that:

  (a) neither it, nor any Universal Subsidiary, and none of the officers, directors, employees, agents and representatives thereof (including, without limitation, any investment banker, attorney or accountant retained thereby), shall initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any Alternative Proposal or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or release any third party from any obligations under any existing standstill agreement or arrangement relating to any Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal, provided, however, that, in the case of any individual serving as a director of Cineplex Odeon and acting in such capacity (i) the provisions of this
Section 4.4 shall be subject to such individual's fiduciary duties as a director and (ii) such provisions shall not prohibit actions taken in accordance with Section 6.10 of the Master Agreement.

  (b) it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and it will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 4.4;

  (c) it will notify LTM as promptly as practicable and without delay if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; and

  (d) it will not, unless and until the Master Agreement is terminated in accordance with Article VIII thereof, directly or indirectly, purchase or otherwise acquire any Cineplex Odeon capital stock or, except pursuant to the Plan of Arrangement, sell, offer to sell, solicit an offer to buy, contract to sell, grant an option to purchase or otherwise transfer or dispose of any Cineplex Odeon Common Shares or SRV Shares held, directly or indirectly, beneficially or of record by it.

  Section 4.5. Advice of Changes; SEC Filings. The parties shall confer with each other on a regular basis on operational matters affecting or which may reasonably be expected to affect the Combined Enterprise. LTM and Universal shall advise each other promptly orally and in writing of any change or event that has had, or could reasonably be expected to have, a LTM Material Adverse Effect. Universal and LTM shall provide each other (or their respective counsel) promptly copies of all filings made by such party with the SEC, any Canadian Securities Authority or any other Governmental Entity in connection with the Transactions.

  Section 4.6. Issuance of Additional Shares. (a) The number of shares of Stock to be issued pursuant to this Agreement shall be subject to adjustment in accordance with this Section 4.6. LTM agrees that at any time LTM shall issue or sell any Common Stock (as defined in the Stockholders Agreement) (other than Excluded Securities (as defined in the Stockholders Agreement)) to any Person other than Universal or any of its Affiliates (a "Sale"), including issuances of Common Stock upon conversion, exchange or exercise of Voting Share

Equivalents (as defined in the Stockholders Agreement), whether at the Closing (other than pursuant to the Amalgamation or this Agreement) or thereafter, and whether in one or a series of transactions, in exchange for consideration consisting solely of cash and/or a deferred payment obligation of the purchaser of such Shares valued (in accordance with Section 4.6(h) and prior to underwriting discounts or commissions) at an amount per Share (the "Subsequent Sale Price") less than US$19.0891, subject to adjustment as provided herein (the "Measurement Price"), concurrently with any such Sale and as a condition thereto, LTM shall issue additional Shares ("Additional Shares") to Universal or its designees for no additional consideration to the extent required by the provisions of this Section 4.6. The provisions of this
Section 4.6 shall not apply to any Sale occurring after a Capped Sale (as defined in Section 4.6(b) below).

  (b) In connection with any Sale described in Section 4.6(a), LTM shall issue a number of Additional Shares calculated as set forth below:

    (i) Upon the closing of the first Sale on or after the Closing, the number of Additional Shares shall equal (x) the quotient of US$84.5 million divided by the Subsequent Sale Price in connection with such Sale minus (y) the number of shares issued to Universal at the Closing pursuant to Section
  1.2 of this Agreement (such issued shares, the "Universal Cash Shares"). If the foregoing is not a positive number, no Additional Shares will be issued in connection with such Sale.

    (ii) Upon the closing of any Sales other than the Sale referred to in clause (i) above, the number of Additional Shares shall equal (w) the quotient of US$84.5 million divided by the Weighted Average Subsequent Sale Price (as defined in Section 4.6(c) below) minus (x) the Universal Cash Shares minus (y) any Additional Shares previously issued by LTM pursuant to this Section 4.6 ("Previously Issued Additional Shares") plus (z) any shares delivered to LTM pursuant to Section 4.6(d) ("Section 4.6 Shares"). If the foregoing is not a positive number, no Additional Shares will be issued by LTM in connection with such Sale.

  (c) The "Weighted Average Subsequent Sale Price" shall equal the quotient of
(x) the Aggregate Consideration, divided by (y) the Aggregate Share Number. The "Aggregate Consideration" means the aggregate consideration (prior to underwriting discounts or commissions and valued in accordance with Section 4.6(h)) received by LTM in connection with all such Sales; provided that (i) Aggregate Consideration shall not exceed US$100,000,000 (the "Aggregate Consideration Cap") and (ii) if the proceeds of any Sale, but for the Aggregate Consideration Cap, would increase the Aggregate Consideration from the level thereof immediately prior to such Sale (the "Pre-Cap Aggregate Consideration") (such Sale being a "Capped Sale") to a level in excess of the Aggregate Consideration Cap, the Aggregate Consideration shall only be increased by an amount equal to the difference between the Aggregate Consideration Cap and the Pre-Cap Aggregate Consideration (the "Aggregate Consideration Margin"). The "Aggregate Share Number" means aggregate number of shares issued by LTM in all Sales (including the Sale for which a calculation of Additional Shares pursuant to clause (b)(ii) above is being made), excluding any Additional Shares that may have been issued to Universal in connection with such Sales; provided that, with respect to a Capped Sale, in addition to shares issued prior to such Capped Sale, the Aggregate Share Number shall include only that number of shares issuable in exchange for payment of an amount equal to the Aggregate Consideration Margin based upon the average per share consideration paid or payable pursuant to such Capped Sale.

  (d) Universal agrees that at any time LTM shall issue or sell any Shares pursuant to a Sale described in clause (ii) of Section 4.6(b) for a Subsequent Sale Price greater than the Weighted Average Subsequent Sale Price, promptly following such Sale, Universal shall deliver or cause to be delivered a number of Shares to LTM equal to (x) the Universal Cash Shares plus (y) any Additional Shares previously issued by LTM pursuant to this Section 4.6 minus
(z) the quotient of US$84.5 million divided by the Weighted Average Subsequent Sale Price. If the foregoing is not a positive number, no Shares shall be deliverable in connection with such Sale; provided, however, that under no circumstances shall Universal be required to deliver any Shares in excess of the number of Additional Shares that LTM shall have previously issued less the number of Shares that Universal has previously delivered or caused to be delivered to LTM pursuant to this Section 4.6(d).

  (e) At least fifteen business days prior to consummating a Sale, LTM shall deliver a written notice to Universal, which such notice shall specify the consideration to be paid in connection with such Sale, LTM's belief as to the value of any deferred payment obligation in connection therewith, LTM's belief as to the Subsequent Sale Price, LTM's belief as to the number of Additional Shares to be issued pursuant to Section 4.6(a), if any, or the number of shares to be delivered pursuant to Section 4.6(d), if any, along with a calculation in accordance with Section 4.6(b) or 4.6(d), as applicable, supporting such determination.

  (f) The obligations under this Section 4.6 shall terminate if LTM shall have issued or sold Shares in one or more Sales for an aggregate consideration (prior to underwriting discounts or commissions) of US$100 million or more (the "Threshold"), provided, however, that the provisions of this Section 4.6 shall be applicable to any Sale which is part of a series of related Sales, if such Sale relates to the Sale which resulted in the Threshold having been exceeded or which was consummated at a time when the Threshold had not yet been exceeded.

  (g) If, in connection with a Sale, LTM is prohibited by the rules of any applicable stock exchange from issuing all of the Additional Shares required to be issued pursuant to Section 4.6(a) and (b) or any restrictions or conditions on LTM's ability to issue Additional Shares in accordance with such Sections are imposed by any applicable stock exchange which are not satisfactory to Universal, LTM shall be prohibited from making any such Sale without Universal's consent, which consent shall be given in Universal's sole discretion.

  (h) For purposes of this Section 4.6, the value of the Subsequent Share Price shall be equal to the per share cash consideration, if any, the purchase price for any Voting Share Equivalent, plus any additional amount payable upon conversion, exchange or exercise thereof, plus the per share fair market value of the deferred payment obligation of the purchaser of the applicable shares. The fair market value of any such payment obligation shall be determined in good faith by Universal and LTM, provided that if such parties cannot agree on such valuation prior to closing of the applicable Sale, each party shall set forth its proposed valuation and a nationally recognized investment banking firm jointly selected by such parties shall determine which of the two such values shall be used to value such obligation. The party whose value is not selected shall bear the fees and expenses of such firm. If the parties cannot jointly agree on an investment banking firm, the parties shall request that the Arbitrator as defined in the Stockholders Agreement select a firm (which firm shall not have provided any investment banking services to either party during the prior three years). The parties shall share equally the fees and expenses of the Arbitrator in connection with the foregoing. LTM shall not consummate any proposed Sale until the Subsequent Sale Price has been determined in accordance with this Section 4.6(h).

  (i) The number of Universal Cash Shares, the number of Previously Issued Additional Shares, the number of Section 4.6 Shares, the Measurement Price, the Weighted Average Subsequent Sale Price and the Subsequent Sale Price in respect of any Sale that is consummated prior to the effective date of an event described in this Section 4.6(i) (a "Consummated Subsequent Sale Price") shall be subject to adjustment from time to time as set forth in this Section 4.6(i). LTM shall give Universal notice of any event described below which requires an adjustment pursuant to this Section 4.6(i) at the time of such event. At any time LTM delivers a written notice to Universal pursuant to
Section 4.6(e), LTM shall, without any action on the part of Universal, cause the appropriate adjustment to be made pursuant to this Section 4.6(i). If at any time after the Closing LTM shall: (A) pay a dividend payable in, or make any other distribution of, Common Stock; (B) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock; (C) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock; (D) issue any shares of its capital stock or other securities by reclassification of the Common Stock; or (E) any other similar event with respect to which an adjustment would be equitable; (x) the Measurement Price, the Weighted Average Subsequent Sale Price and any Consummated Subsequent Sale Price shall be proportionately decreased in the case of such a dividend or distribution of Common Stock or such a subdivision, or proportionately increased in the case of such a combination, (y) the number of Universal Cash Shares, Previously Issued Additional Shares and Section 4.6 Shares shall be proportionately increased in the case of such a dividend or distribution of Common Stock or such a subdivision, or proportionately decreased in the case of such a combination or (z) the kind of capital stock or other securities of LTM that may be acquired by Universal upon any Sale shall be adjusted in the case of such a reclassification of the Common Stock, each on the effective date of such dividend, distribution, subdivision, combination, reclassification or similar event, as the case may be.

  (j) Any Additional Shares issued pursuant to this Section 4.6 shall bear a legend stating that such Additional Shares are subject to the provisions of
Section 4.6(d).

  Section 4.7. Universal City Cinema. (a) From and after the later of (i) the second anniversary of the Closing Date and (ii) the fifteenth day of the month following the first month end as of which the outstanding Debt of LTM is less than 4.75 times the Consolidated EBITDA of LTM for the twelve month period then ended (the "Start Date"), Universal shall have the right to cause LTM to lease the Universal City Cinema motion picture theater facility located at the Universal City, California retail and entertainment complex (the "Universal City Cinema") by delivering to LTM a written notice of its exercise of such right setting forth which of the options set forth in Section 4.7 (c) it is electing, together with a draft of a lease agreement (together with any agreements and documents ancillary thereto, the "Draft Lease") reflecting the terms set forth on Schedule 4.7 hereto (such notice and Draft Lease, collectively, the "Put Notice"), to LTM at any time on or before the termination of such right pursuant to Section 4.7(d). Not later than 30 days following the date of the Put Notice (the "Put Notice Date"), Universal shall deliver to LTM the true and accurate statement of Cash Flow of the Universal City Cinema for the twelve months ended on the last day of the month preceding the Put Notice Date, accompanied by the unqualified report of Universal's independent auditors that such statement is complete and fairly presents such data for the period indicated and has been prepared in accordance with the terms of this Agreement (the "Audited Cash Flow Statement").

  (b) As soon as reasonably practicable and in any event not later than ten days following delivery of the Put Notice, LTM and Universal shall commence negotiation of the definitive lease (the "Lease"). In addition to the terms set forth on Schedule 4.7 hereto, the Lease shall provide that LTM shall pay to Universal on the date the Lease is signed (the "Lease Signing Date") cash consideration for entering into the Lease and the conveyance of the related personal property equal to (i) ten times the Cash Flow of the Universal City Cinema for the twelve-month period covered by the Audited Cash Flow Statement (the "Base Price") less (ii) (if applicable) any Deficiency Amount (as defined in Section 4.7(c) below). LTM and Universal shall use their respective best efforts to complete negotiation and drafting of, and enter into, the Lease within 90 days following the Put Notice Date. In connection with such Lease, LTM agrees to accept representations and warranties with respect to the Universal City Cinema that would be customarily made by a passive owner of a motion picture theater entering into a lease with the manager of such theater.

  (c) On the Lease Signing Date, Universal shall elect one of the following three options (provided, however, that, in the case of an election of the option in clause (ii) below, an engineering firm reasonably acceptable to LTM shall have been retained at least 30 days prior thereto and LTM shall have received not less than two business days advance notice of the Deficiency Amount together with the written report of such engineering firm):

    (i) to provide a surviving representation and warranty to LTM that, as of the Lease Signing Date, the Universal City Cinema satisfies all of the operating requirements and standards set forth in the Lease;

    (ii) to (A) certify that, as of the Lease Signing Date, the Universal City Cinema satisfies all of the operating requirements and standards set forth in the Lease with only such deficiencies therefrom as are (x) specifically listed on a certificate executed by an officer of Universal and (y) accompanied by an estimate of the cost of eliminating such deficiencies in full (the "Deficiency Amount") prepared by an engineering firm or other expert selected by Universal and reasonably acceptable to LTM and (B) agree that such Deficiency Amount shall be deducted from the Base Price; or

    (iii) to (A) certify as provided in clause (ii)(A) and (B) agree, at Universal's sole cost and expense, to cause such deficiencies to be eliminated in full in accordance with the terms of the Lease in lieu of deducting the Deficiency Amount from the Base Price.

  (d) Subject to the provisions of the following sentence, the rights granted to Universal pursuant to this Section 4.7 shall terminate as of the close of business on the third anniversary of the Start Date if the Put Notice has not been delivered prior to such date. LTM shall provide to Universal not less than five days prior written notice of the Start Date (the "Start Date Notice"), and, if LTM shall fail to provide such notice, the Start Date shall be tolled until the fifth day following delivery of the Start Date Notice.

  Section 4.8. Additional Agreements. (a) In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, or any other agreement contemplated hereby, the proper officers and/or directors of LTM and Universal shall use their best efforts to effect such action.

  (b) Universal shall vote all of its Cineplex Odeon capital stock and shall take all other necessary or desirable actions within its control (including, without limitation, attending all meetings in person or by proxy for purposes of obtaining a quorum, executing all written consents in lieu of meetings and voting to remove members of the Cineplex Odeon Board of Directors, as applicable) to approve the Documents and the Transactions and shall vote against any transaction that could reasonably be expected to interfere with or adversely affect the Transactions. Universal hereby irrevocably appoints LTM, its officers, agents and nominees, with full power of substitution, as proxy for Universal to act and vote Universal's shares of Cineplex Odeon capital stock for and in the name, place and stead of Universal at any annual, special or other meeting of the shareholders of Cineplex Odeon and at any adjournment thereof or pursuant to any consent in lieu of a meeting, or otherwise, (i) in favor of the Transactions, (ii) against (A) any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of Cineplex Odeon under the Master Agreement; and (B) any action or agreement that would impede, interfere with or attempt to discourage the Transactions, including, but not limited to, any extraordinary corporate transaction (other than the Transactions), that would conflict with or result in a breach of any of the representations and warranties or covenants of Cineplex Odeon under the Documents to which it is a party such as (1) a merger, consolidation, business combination, reorganization, recapitalization or liquidation involving Cineplex Odeon or any of its Significant Subsidiaries; (2) a sale or transfer of a material amount of assets of Cineplex Odeon or any of its Significant Subsidiaries; (3) any material change in the present capitalization or dividend policy of Cineplex Odeon; or (4) any other material change in Cineplex Odeon's corporate structure or business unless in any such case such transaction is permitted under Article V of the Master Agreement. The proxy and powers granted by Universal pursuant to this Section 4.8(b) are coupled with an interest and are given to secure the performance of Universal under this Agreement. Such proxy and powers, to the extent permitted by law, shall survive the bankruptcy, insolvency, dissolution or liquidation of Universal and shall be effective until this Agreement is terminated in accordance with its terms. Notwithstanding the foregoing, Universal's obligations under this Section 4.8(b) shall not be applicable to the extent that Cineplex Odeon has breached, and subsequently failed to cure such breach of, the letter agreement by and among Universal, Cineplex Odeon, the Trust of even date herewith, a conformed copy of which is attached hereto as Exhibit A (the "Three Party Agreement").

  (c) Universal shall use its reasonable best efforts, prior to the effective date of the Form S-4 and mailing of the Proxy Statement, to identify in writing to LTM, SPE, the Trust and Cineplex Odeon the persons to be elected as the initial USI Directors (as defined in the Stockholders Agreement) as of the Closing as contemplated by Section 6.18 of the Master Agreement.

  (d) Universal shall not amend or modify any provision of the Three Party Agreement without the prior written consent of LTM, which shall not be unreasonably withheld.

                                   ARTICLE V

                             Conditions Precedent

  Section 5.1. Conditions to Each Party's Respective Obligations to Close. The respective obligations of LTM and Universal to effect the Purchase shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

  (a) The concurrent closing of the Transactions (other than the Purchase) in accordance with the terms of the Master Agreement and the other Documents.

  (b) The Stockholders Agreement shall be in full force and effect.

  (c) There shall not be any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Purchase that makes the consummation of the Purchase illegal.

  (d) No preliminary or permanent injunction or other order by any federal, state or provincial court in the United States or Canada of competent jurisdiction that prevents the consummation of the Transactions shall have been issued and remain in effect, nor shall any proceeding by any Governmental Entity seeking any of the foregoing be pending. LTM and Universal each hereby agree to use its reasonable efforts to have any such injunction or order lifted.

  Section 5.2. Conditions to Obligation of Universal to Close. The obligations of Universal to effect the Purchase shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions, unless waived by Universal:

  (a) Each of SPE and LTM shall have performed in all material respects its agreements contained in the Documents required to be performed on or prior to the Closing Date; their respective representations and warranties contained in this Agreement and any of the other Documents shall be true and correct in all material respects when made and on and as of the Closing Date as if made on and as of such date (except to the extent they relate to a particular date), except as expressly contemplated or permitted by this Agreement or such other Document, as the case may be (provided, however, that for purposes of this Section 5.2(a) only, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct (without regard to materiality qualifiers contained therein), individually or in the aggregate, results or would reasonably be expected to result in a LTM Material Adverse Effect), and Universal shall have received a certificate of the President or Chief Executive Officer or a Vice President of LTM to that effect.

  (b) From the date of this Agreement through the Closing Date, there shall not have occurred any change, individually or together with other changes, that has had, or would reasonably be expected to have a LTM Material Adverse Effect.

  (c) The LTM Debt Repayment, the IMAX Purchase Price and, if applicable, the Transferred SPE Subsidiary Purchase Price shall not exceed the LTM Cap.

  (d) Cineplex Odeon shall not have breached or violated any of its obligations under the Three Party Agreement.

  Section 5.3. Conditions to Obligations of LTM to Close. The obligations of LTM to effect the Purchase shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

  (a) The conditions precedent to the obligations of LTM and SPE to effect the Transactions contemplated by the Documents as set forth in Section 7.3 of the Master Agreement shall have been satisfied, unless waived by LTM.

  (b) Universal shall have performed in all material respects its agreements contained in the Documents required to be performed on or prior to the Closing Date; its representations and warranties contained in this Agreement and any of the other Documents shall be true and correct in all material respects when made and on and as of the Closing Date as if made on and as of such date (except to the extent they relate to a particular date), except as expressly contemplated or permitted by this Agreement or such other Document, as the case may be, and LTM shall have received a certificate of the President or Chief Executive Officer or a Vice President of Universal to that effect.

                                  ARTICLE VI

                       Termination, Amendment and Waiver

Section 6.1. Termination. (a) This Agreement may be terminated at any time before the Closing Date:

    (i) by mutual written consent of Universal and LTM;

    (ii) by either Universal or LTM if the Closing shall not have occurred on or before June 30, 1998 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 6.1(a)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date; provided, however, further, that if on the Termination Date the conditions to the Closing set forth in Section 7.1(b), 7.1(d), 7.1(f) or 7.1(j) of the Master Agreement shall not have been fulfilled, but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Termination Date shall be extended to December 31, 1998. The parties agree that any amendment of this Agreement to extend the Termination Date beyond June 30, 1998 shall be made without any amendment to or renegotiation of any other material provisions of this Agreement;

    (iii) by either Universal or LTM if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties shall use their commercially reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or the Master Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; or

    (iv) by either Universal or LTM if the other shall have breached, or failed to comply with, in any material respect, any of its obligations under this Agreement or any representation or warranty made by such other party shall have been incorrect in any material respect when made or shall have since ceased to be true and correct in any material respect, and such breach, failure or misrepresentation is not cured within 30 days after notice thereof and, in the case of breaches, failures or misrepresentations by LTM, such breaches, failures or misrepresentations, individually or in the aggregate and without regard to materiality qualifiers contained therein, results or would reasonably be expected to result in a LTM Material Adverse Effect, it being understood that failure to obtain any landlord or other non-governmental third party consent to the entering into or completion of the Transactions that has been disclosed on the LTM Disclosure Statement shall not give rise to any rights under this Article VI.

  (b) In addition to and without limiting the foregoing, this Agreement shall automatically terminate upon termination of the Master Agreement in accordance with the provisions of Article VIII thereof.

  (c) In the event of termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to this Article VI, all obligations of the parties hereto shall terminate, except for the obligations of Universal set forth in Section 6.2 and except for the provisions of Article VII (other than Section 7.4). Moreover, in the event of termination of this Agreement pursuant to Section 6.1(a)(iv), nothing herein shall prejudice the ability of the non-breaching party from seeking damages from the other for the willful breach of a covenant or agreement contained herein. With respect to any proceeding initiated hereunder, any party that shall have been found to have willfully breached any of such party's obligations to perform its covenants under this Agreement shall bear the costs and expenses of the other party in connection with such proceeding, including, without limitation, attorneys' fees.

  Section 6.2 Fees. (a) If the Master Agreement is terminated (i) by LTM pursuant to Section 8.1(e) thereof or by Cineplex Odeon pursuant to Section 8.1(g) thereof, (ii) by LTM as a result of Cineplex Odeon's material breach of
Section 6.2 thereof that is not cured within 30 days after notice thereof to Cineplex Odeon, or (iii)(A) by LTM or Cineplex Odeon pursuant to Section 8.1(f) thereof because of the failure to obtain the

Cineplex Odeon Shareholder Approval at the Cineplex Odeon Meeting or by LTM pursuant to Section 8.1(h) thereof if a final decision that is nonappealable has been issued by a court of competent jurisdiction denying either the Interim Order or the Final Order, and (B) prior to the Cineplex Odeon Meeting or the denial of the Interim Order or the Final Order, as the case may be, there shall have been an Alternative Proposal, whether or not such Alternative Proposal shall have been withdrawn prior to such meeting or the denial of either the Interim Order or the Final Order, involving Cineplex Odeon or any of its Significant Subsidiaries (other than an Alternative Proposal initiated prior to the date of this Agreement that shall have been withdrawn, rejected, terminated or otherwise no longer under consideration as of the date of this Agreement and that shall not have been renewed or re-initiated, in any form, by the party or parties that previously initiated such Alternative Proposal or any Affiliates, agents, representatives or advisors thereof) and (b) within 12 months of such termination, Cineplex Odeon consummates or accepts a written offer to consummate an Alternative Proposal, then in addition to any fees payable as a consequence of such termination pursuant to Section 8.2 of the Master Agreement, and without deduction or offset therefor, Universal shall, upon the consummation of an Alternative Proposal, (subject to delay solely to the extent necessary to determine the Alternative Proposal Profit pursuant to
Section 6.2(b)) pay to LTM a fee (the "Universal Termination Fee") in immediately available funds in an amount equal, at Universal's sole discretion, to either (A) US$5 million or (B) 25% of the aggregate Alternative Proposal Profit received by Universal.

  (b) For the purposes of this Letter Agreement, the term "Alternative Proposal Profit" shall mean the excess of (i) the sum of (A) any cash and (B) the Fair Market Value (calculated in US Dollars) of the consideration received by Universal upon consummation of or in connection with an Alternative Proposal over (ii) the product of (x) US$1.75 and (y) the aggregate number of shares of capital stock of Cineplex Odeon disposed of by Universal in connection with such Alternative Transactions. As used herein, (a) "Fair Market Value" shall mean (i) as to any securities that are publicly traded, the average of the Current Market Prices of such securities for each day of the Valuation Period and (ii) as to any security that is not publicly traded or of any other property shall mean the fair value thereof as determined by an independent investment banking or appraisal firm experienced in the valuation of such securities or property jointly selected by LTM and Universal; (b) "Current Market Price" shall mean the average of the daily closing prices of such securities for such Valuation Period; and (c) "Valuation Period" shall mean the period of ten consecutive trading days immediately following the closing of the Alternative Transaction with respect to which the Fair Market Value of the consideration to be received by Universal is to be determined. The closing price for each day shall be the last quoted bid price in the over-the-counter market, as reported by the Nasdaq National Market or such other system then in use, or, if on any such date such securities are not quoted by any such organization, the closing bid price as furnished by a professional market maker making a market in such securities jointly selected by LTM and Universal. If the securities are listed or admitted to trading on a national securities exchange, the closing price shall be the closing bid price, regular way, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on NYSE or, if the securities are not listed or admitted to trading on NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the securities are listed or admitted to trading.

  (c) Universal hereby acknowledges that the provisions of this Section 6.2 are an integral part of the Transactions and the Universal Termination Fee constitutes liquidated damages and not a penalty, and that without them, LTM and SPE would not enter into this Agreement, the Master Agreement or any of the other Documents. Universal acknowledges and agrees that the Universal Termination Fee is intended to reimburse LTM for the time and costs attributable to negotiating this Agreement and the Master Agreement and analyzing the Transactions, LTM's opportunity cost and foregone alternative transactions and the impact on LTM's other business relationships. If Universal fails to pay promptly the amount due pursuant to this Section 6.2, Universal shall pay, in addition to, and not in lieu of, the Universal Termination Fee, the costs and expenses (including legal fees and expenses) incurred by LTM and/or SPE in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the one-year LIBOR rate plus 2.0% per annum accruing from the date such fee was required to be paid.

                                  ARTICLE VII

                                 Miscellaneous

  Section 7.1. Non-Survival of Representations, Warranties and
Agreements. Except for the representations set forth in Sections 3.2 and 3.3, no representations and warranties set forth in this Agreement shall survive the Closing Date. All covenants and agreements set forth in this Agreement shall survive in accordance with their terms.

  Section 7.2. Notices. Any notice, request, claim, demand or other communication under this Agreement shall be in writing, shall be either personally delivered or sent by reputable overnight courier service (charges prepaid) to the address for such person set forth below and shall be deemed to have been given hereunder when delivered personally or one day after deposit with a reputable overnight courier service:

    If to LTM:

    LTM Holdings, Inc.
    711 Fifth Avenue, 11th Floor
    New York, NY 10022
    Attention: Larry Ruisi

    With a copy to:

    LTM Holdings, Inc.
    711 Fifth Avenue, 11th Floor
    New York, NY 10022
    Attention: John C. McBride, Jr.

    and

    Fried, Frank, Harris, Shriver & Jacobson
    One New York Plaza
    New York, NY 10004
    Attention: David Golay

    If to Universal:

    Universal Studios, Inc.
    100 Universal City Plaza
    Universal City, CA 91608
    Attention: Brian C. Mulligan

    With a copy to:

    Simpson Thacher & Bartlett
    425 Lexington Avenue
    New York, NY 10017-3909
    Attention: John G. Finley

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

  Section 7.3. Fees and Expenses. Whether or not the Transactions are consummated, all costs and expenses incurred in connection with the Documents and the Transactions shall be paid by the party incurring such expenses, except as expressly provided herein. If the Purchase shall be consummated, LTM shall reimburse Universal for all reasonable out-of-pocket expenses and fees paid or payable by or on behalf of Universal or any of its Affiliates, whether incurred prior to, on or after the date of this Agreement, in connection with the Purchase and the other Transactions; provided that such amount, together with the amount payable to the Trust under paragraph 10 of the Letter Agreement, shall not exceed US$1,000,000. Such reimbursement shall be made on the Closing Date in immediately available funds to a bank account which Universal shall designate in writing to LTM no less than three business days prior to the Closing Date.

  Section 7.4. Publicity. So long as this Agreement is in effect, LTM and Universal agree to consult with each other in issuing any press release or otherwise making any public statement with respect to the Transactions, and none of them shall issue any press release or make any public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange. The commencement of litigation relating to the Documents or the Transactions, or any proceedings in connection therewith, shall not be deemed a violation of this Section 7.4.

  Section 7.5. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that each shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction. The provisions of this Section 7.5 are in addition to any other remedy to which a party is entitled at law or in equity.

  Section 7.6. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (except by operation of law pursuant to a merger whose purpose is not to avoid the provisions of this Agreement) without the prior written consent of the other parties. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

  Section 7.7. Entire Agreement. This Agreement, the Stockholders Agreement, the Confidentiality Agreement and any documents delivered by the parties in connection herewith and therewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

  Section 7.8. Amendments; Modifications. This Agreement may not be amended or modified in any manner except by an instrument in writing signed on behalf of each of the parties hereto.

  Section 7.9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws.

  Section 7.10. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

  Section 7.11. Headings and Table of Contents. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

  Section 7.12. Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

  Section 7.13. Waivers. At any time prior to the Closing Date, the parties hereto, by or pursuant to action taken by their respective Boards of Directors, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any documents delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

  Section 7.14. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

  Section 7.15. Release. Subject to the consummation of the Purchase, and excluding (a) amounts owed to Universal and its Affiliates for film booking and home video arrangements or under the management agreement in respect of the Universal City Cinema and (b) obligations and liabilities included in clauses (ii)(x) and (y) of the definition of Net Working Capital and Debt reflected in each case in Cineplex Odeon's Closing Statement or arising under the Documents, Universal, on behalf of itself and its Affiliates, hereby acknowledges, releases and discharges, and indemnifies and saves harmless, Cineplex Odeon and the Cineplex Odeon Subsidiaries and their successors and assigns from all actions, causes of action, suits, debts, dues, sums of money, accounts, claims and demands owned by Cineplex Odeon and the Cineplex Odeon Subsidiaries to Universal and its Affiliates by reason of any matter, cause, contract (whether written or oral), course of dealing or thing whatsoever arising during, or in respect of, the period on or before the Closing Date.

  IN WITNESS WHEREOF, the undersigned have executed this Subscription Agreement as of the date first written above.

                                          LTM Holdings, Inc.

                                          /s/ John C. McBride, Jr.
                                          _____________________________________
                                          By: John C. McBride, Jr.
                                          Its: Senior Vice President and
                                           General Counsel

                                          Universal Studios, Inc.

                                          /s/ Brian C. Mulligan
                                          _____________________________________
                                          By: Brian C. Mulligan
                                          Its: Senior Vice President,
                                             Corporate Development and
                                             Strategic Planning

                                                                         ANNEX G

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



                  AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

                                     AMONG

                              LTM HOLDINGS, INC.,
                       SONY PICTURES ENTERTAINMENT INC.,
                            UNIVERSAL STUDIOS, INC.,
                      CHARLES ROSNER BRONFMAN FAMILY TRUST
                                      AND
                            THE OTHER PARTIES HERETO

                         DATED AS OF SEPTEMBER 30, 1997



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
                                   ARTICLE I
                                  Definitions

Section 1.1  Certain Defined Terms......................................... G- 1
Section 1.2  Other Defined Terms........................................... G- 8
Section 1.3  Other Definitional Provisions................................. G- 9
Section 1.4  Methodology for Calculations.................................. G- 9

                                   ARTICLE II
                              Corporate Governance

Section 2.1  Composition of the Board...................................... G- 9
Section 2.2  Board Procedures.............................................. G-13
Section 2.3  Committees.................................................... G-13
Section 2.4  Voting on Certain Matters..................................... G-14
Section 2.5  Irrevocable Proxy............................................. G-14
Section 2.6  Certain Restrictions.......................................... G-15
Section 2.7  Cooperation................................................... G-15

                                  ARTICLE III
                                 Consent Rights

Section 3.1  Consent for Certain Actions................................... G-16
Section 3.2  Certain Certificate Provisions................................ G-20
Section 3.3  Arbitration................................................... G-20
Section 3.4  Approval of Disinterested Directors........................... G-21
Section 3.5  Additional Shares............................................. G-21

                                   ARTICLE IV
                           Transfer of Common Shares

Section 4.1  Restrictions on Transfer during Six-Months Following Closing. G-21
Section 4.2  Tag-Along for All Stockholders............................... G-21
Section 4.3  Tag-Along for USI and Claridge Group......................... G-22
Section 4.4  Right of First Refusal....................................... G-23
Section 4.5  Transferees.................................................. G-25
Section 4.6  Notice of Transfer........................................... G-26
Section 4.7  Compliance with Transfer Provisions.......................... G-26

                                   ARTICLE V
                              Registration Rights

Section 5.1  Demand Registrations.......................................... G-27
Section 5.2  Piggyback Registrations....................................... G-28
Section 5.3  Registration Procedures....................................... G-29
Section 5.4  Registration Expenses......................................... G-33
Section 5.5  Limitations on Sale or Distribution of Other Securities....... G-33
Section 5.6  Company Right to Postpone Registration........................ G-34
Section 5.7  No Required Sale.............................................. G-34

                                                                            PAGE
                                                                            ----

Section 5.8  Indemnification............................................... G-34
Section 5.9  Contribution.................................................. G-36
Section 5.10 Underwritten Offerings........................................ G-37
Section 5.11 Rule 144...................................................... G-37
Section 5.12 Article V Termination......................................... G-37

                                   ARTICLE VI
                                   Standstill

Section 6.1  Standstill with the Company................................... G-38
Section 6.2  Standstill among the Stockholders............................. G-39

                                  ARTICLE VII
                             Equity Purchase Rights

Section 7.1  Equity Purchase Rights........................................ G-40

                                  ARTICLE VIII
                                 Miscellaneous

Section 8.1  Conflicting Agreements........................................ G-42
Section 8.2  Duration of Agreement......................................... G-42
Section 8.3  Best Efforts.................................................. G-42
Section 8.4  Ownership Information......................................... G-42
Section 8.5  Further Assurances............................................ G-43
Section 8.6  Amendment and Waiver.......................................... G-43
Section 8.7  Severability.................................................. G-43
Section 8.8  Entire Agreement.............................................. G-43
Section 8.9  Successors and Assigns........................................ G-43
Section 8.10 Counterparts.................................................. G-43
Section 8.11 Remedies...................................................... G-43
Section 8.12 Notices....................................................... G-44
Section 8.13 Governing Law; Consent to Jurisdiction........................ G-45
Section 8.14 Legends....................................................... G-46
Section 8.15 Interpretation................................................ G-46
Section 8.16 Agents for Stockholders....................................... G-47
Section 8.17 Additional Agreement.......................................... G-47
Section 8.18 Effectiveness................................................. G-47

                  AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

  Amended and Restated Stockholders Agreement dated as of September 30, 1997 among LTM Holdings, Inc., a Delaware corporation (the "Company"), Sony Pictures Entertainment Inc., a Delaware corporation ("SPE"), Universal Studios, Inc., a Delaware corporation ("USI"), the Charles Rosner Bronfman Family Trust, a trust created under the laws of the province of Quebec (the "Trust"), and the other persons listed on Exhibit A (such persons, together with the Trust, collectively, the "Signatory Claridge Group").

  Whereas, the parties to that certain Stockholders Agreement, dated as of September 30, 1997, have agreed that such agreement shall be amended and restated in its entirety as set forth in this Agreement.

  Whereas, concurrently with the execution and delivery of this Agreement, the Company, SPE and Cineplex Odeon Corporation, a corporation formed under the laws of the province of Ontario ("CO"), are entering into a Amended and Restated Master Agreement dated as of the date hereof (the "Master Agreement") pursuant to which and subject to the terms and conditions thereof, among other things, (i) CO and the Company will engage in a business combination (the "Transaction") and (ii) the shareholders of CO will exchange shares of CO for shares of Common Stock (as defined below);

  Whereas, certain members of the Signatory Claridge Group have transferred their Cineplex Odeon Common Shares (as defined in the Master Agreement) to Permitted Transferees (as defined below) thereof (members of the Signatory Claridge Group and their Permitted Transferees to whom Cineplex Odeon Common Shares have been transferred by members of the Signatory Claridge Group are hereinafter collectively referred to as the "Claridge Group");

  Whereas, upon the closing of the Transaction (the "Closing"), and before giving effect to any Equity Offering (as defined below), (i) SPE will beneficially own 51.13% of the issued and outstanding Common Shares (as defined below), 49.9% of the issued and outstanding Common Stock and 100% of the issued and outstanding LTM Class A Non-Voting Common Stock (as defined below), (ii) USI will beneficially own 26.01% of the issued and outstanding Common Shares, 26.6% of the issued and outstanding Common Stock and 95.24% of the issued and outstanding LTM Class B Non-Voting Common Stock (as defined below), and (iii) the Claridge Group will beneficially own 9.57% of the issued and outstanding Common Shares and 9.8% of the issued and outstanding Common Stock and 4.76% of the issued and outstanding LTM Class B Non-Voting Common Stock; and

  Whereas, the parties hereto desire to enter into certain post-Closing arrangements relating to the Company.

  NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  Definitions

  Section 1.1 Certain Defined Terms. As used herein, the following terms shall have the following meanings:

  "Adjusted Applicable Percentage" means, with respect to any Stockholder, at any time, such Stockholder's Applicable Percentage, recalculated after subtracting from (x) the Voting Shares beneficially owned by such Stockholder and its Permitted Transferees and, in the case of the Claridge Group, all other members of the Claridge Group and their respective Permitted Transferees
(y) all Voting Shares acquired in open market purchases, in privately-negotiated transactions (other than from a Stockholder or a Permitted Transferee of any Stockholder) or from the Company (other than pursuant to
Section 7.1 or a transaction described in clause (ii) of Section 7.1(g)).

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  "Affiliate" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person. For purposes of this definition, (i) no member of the Claridge Group shall be considered an Affiliate of USI or any Subsidiary of USI, (ii) Matsushita Electric Industrial Co., Ltd. ("MEI") shall not be considered an Affiliate of USI or any Subsidiary of USI, provided, that clause (ii) shall not be applicable at any time that USI shall disclose in a Schedule 13D filed pursuant to the Exchange Act that USI and MEI have formed a Group with respect to Voting Shares, and (iii) each member of the Claridge Group shall be considered an Affiliate of each other member of the Claridge Group.

  "Agreement" means this Stockholders Agreement as it may be amended, supplemented, restated or modified from time to time.

  "Applicable Percentage" means, with respect to any Stockholder, at any time, the ratio, expressed as a percentage, of (i) the then outstanding Voting Shares beneficially owned by such Stockholder and (a) in the case of SPE or USI, such Stockholder's Permitted Transferees, and (b) in the case of any member of the Claridge Group, all other members of the Claridge Group and all Permitted Transferees of the Claridge Group, to (ii) the sum of (x) the total then outstanding Voting Shares and (y) with respect to such Stockholder, any Voting Shares included in clause (i) that are issuable upon conversion, exchange or exercise of Voting Share Equivalents, provided, that if the Company shall issue or sell Voting Shares in a transaction (other than the Equity Offering) in respect of which either SPE or USI does not have the right to consent pursuant to clause (vii) of Section 3.1(a) at a time when such Stockholder has an Article III Consent Right, the aggregate amount of Voting Shares issued or sold pursuant to all such transactions shall be subtracted from the amount of outstanding Voting Shares in calculating such Stockholder's Applicable Percentage for purposes of Articles II and III and for any calculation of such Stockholder's Applicable Percentage under the Certificate, subject to the applicable rules of any stock exchange on which the Common Stock shall then be listed.

  "Article III Consent Right" means, with respect to SPE or USI, the right of such Stockholder pursuant to Section 3.1(a) to approve the actions specified in clauses (i)-(xiv) of such Section.

  "beneficial owner" or "beneficially own" has the meaning given such term in Rule 13d-3 under the Exchange Act and a Person's beneficial ownership of Voting Shares shall be calculated in accordance with the provisions of such Rule, provided, however, that (i) in determining beneficial ownership for purposes of Article II, Section 4.3 and clauses (ii) and (iii) of Section 4.5(b) and for any calculation of such Stockholder's Applicable Percentage under the Certificate (including in the calculation of a Stockholder's Applicable Percentage and Adjusted Applicable Percentage in such provisions), a Person shall not be deemed to be the beneficial owner of any Voting Shares which may be acquired by such Person upon the conversion, exchange or exercise of any Voting Share Equivalents, except for purposes of Section 4.3, a Person shall be deemed to beneficially own such Voting Shares if such Person has irrevocably agreed to convert, exchange or exercise the related Voting Share Equivalent upon consummation of the applicable Third Party Sale, (ii) in determining beneficial ownership for purposes of the other provisions of this Agreement, a Person shall be deemed to be the beneficial owner of any Voting Shares which may be acquired by such Person, whether within 60 days or thereafter, upon the conversion, exchange or exercise of any warrants, options, rights or other securities issued by the Company or any Subsidiary thereof and (iii) in determining beneficial ownership for purposes of Sections 2.1(a), (b) and (c), clauses (i) and (ii) of Section 2.1(g), Sections 4.2, 4.3 and 5.12, Article VII and Section 8.2 and for any calculation of such Stockholder's Applicable Percentage under the Certificate (including in the calculation of a Stockholder's Applicable Percentage and Adjusted Applicable Percentage in such provisions), a Person shall not be deemed to be the beneficial owner of any Voting Shares unless such Person has a pecuniary interest in such Voting Shares.

  "Board" means the Board of Directors of the Company.

  "Business Day" shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in The City of New York.

  "Bylaws" means the Amended and Restated Bylaws of the Company in the form attached as Exhibit F to the Master Agreement, as the same may be amended, supplemented or modified from time to time.

  "Capital Lease Obligations" of a Person means the obligation to pay rent or other payment amounts under a lease of (or other arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on a balance sheet of such Person in accordance with GAAP. The principal amount of such obligation shall be the capitalized amount thereof that appears on a balance sheet of such Person in accordance with GAAP.

  "Capital Stock" means, with respect to any Person at any time, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such Person.

  "Cash Flow" means, for purposes of determining the cash flow of an asset under clauses (i) or (ii) of Section 3.1(a), (i) with respect of any motion picture theater, "Cash Flow" as defined in the Master Agreement, and (ii) with respect to any other type of asset, cash flow shall be defined as the Company and each Stockholder who at the time of determination has an Article III Consent Right shall jointly determine in good faith and, in making any such determination, such parties shall consider any definition of cash flow that is customarily utilized by nationally recognized investment banking firms to measure the cash flow of such assets.

  "Certificate" means the Amended and Restated Certificate of Incorporation of the Company in the form attached as Exhibit A to the Master Agreement, as the same may be amended, supplemented or modified from time to time.

  "Certificate Amendment" means any amendment or restatement of the Certificate after the Closing.

  "Claridge Director" means any Director designated pursuant to Section 2.1 by the Claridge Group.

  "Commission" means the Securities and Exchange Commission, and any successor commission or agency having similar powers.

  "Common Shares" means, collectively, the Common Stock and the Non-Voting Common Stock.

  "Common Stock" means common stock, par value $0.01 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

  "Company Expenses" means (i)(a) fees and disbursements of counsel for the Company and (b) fees and disbursements of all independent public accountants (including the expenses of any audit and/or "cold comfort" letter) and fees and expenses of other Persons, including special experts retained by the Company, incident to the Company's performance of or compliance with its obligations under Article V, and (ii) if the Company participates in a registration pursuant to Article V, the Company's pro rata share of other Expenses related to such registration on the basis of the number of securities included in such registration by the Company relative to the total number of securities included in such registration.

  "Consolidated Income Tax Expense" of any Person means for any period the consolidated provision for income taxes of such Person and its consolidated Subsidiaries for such period as reported on such Person's financial statements for such period and determined in accordance with GAAP.

  "Consolidated Interest Expense" of any Person means for any period the consolidated interest expense included in a consolidated income statement (net of interest income) of such Person and its consolidated Subsidiaries for such period as reported on such Person's financial statements for such period and determined in accordance with GAAP.

  "Consolidated Net Income" of any Person means for any period the consolidated net income (or loss) of such Person and its consolidated Subsidiaries for such period as reported on such Person's financial statements for such period and determined in accordance with GAAP; provided that there shall be excluded therefrom (i) gains or losses on asset dispositions by such Person or its consolidated Subsidiaries, (ii) all extraordinary gains and extraordinary losses, (iii) any net income (loss) of a consolidated Subsidiary that is attributable to a minority interest in such consolidated Subsidiary,
(iv) all non-cash non-recurring charges and credits during such period not in the ordinary course of business and (v) the tax effect of any of the items described in clauses (i) through (iv) above.

  "control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

  "Current Market Value" means, with respect to any security, the average of the daily closing prices on the New York Stock Exchange (or such principal exchange or market on which such security may be listed or may trade) for such security for the 20 consecutive trading days commencing on the 22nd trading day prior to the date with respect to which the Current Market Value is being determined. The closing price for each day shall be the closing price, if reported, or, if the closing price is not reported, the average of the closing bid and asked prices as reported by the New York Stock Exchange (or such principal exchange or market) or a similar source selected from time to time by the Company for such purpose. In the event such closing prices are unavailable, the Current Market Value shall be the Fair Market Value of such security established by a Determination of the Independent Directors. If a determination is required under this Agreement of the Current Market Value of any Non-Voting Common Stock, such value shall be deemed to be equal to the Current Market Value of an equivalent number of shares of Common Stock.

  "Debt" means (without duplication), with respect to any Person, whether or not recourse is to all or a portion of the assets of such Person or any of its Subsidiaries, (i) every obligation of such Person or any of its Subsidiaries for money borrowed, (ii) every obligation of such Person or any of its Subsidiaries evidenced by bonds, debentures, notes or other similar instruments, (iii) every reimbursement obligation of such Person or any of its Subsidiaries with respect to letters of credit (including standby letters of credit to the extent drawn upon), bankers' acceptances or similar facilities issued for the account of such Person or any of its Subsidiaries, (iv) every obligation of such Person or any of its Subsidiaries issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), (v) every Capital Lease Obligation of such Person or any of its Subsidiaries other than Capital Lease Obligations of such Person or any of its Subsidiaries for real property, and (vi) every obligation of the type referred to in clauses (i) through (v) of another Person and all dividends of another Person the payment of which, in either case, such Person or any of its Subsidiaries has guaranteed or for which such Person is responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise; provided that, in the case of joint venture Debt, there shall only be included that portion of such Debt equal to the ratable share in such joint venture of such Person or any of its Subsidiaries.

  "DGCL" means the Delaware General Corporation Law.

  "Determination of the Independent Directors" means, with respect to any matter, a determination made in good faith, on the basis of such relevant factors as the Independent Directors consider, in their judgment, appropriate, by the vote of a majority of the Independent Directors present at a meeting of the Independent Directors called for such purpose, a quorum being present (or at a meeting of the Board if a quorum of the Independent Directors is present at such meeting), or without a meeting if a majority of all Independent Directors consent thereto in writing. For these purposes, a majority of all Independent Directors, acting at a meeting duly assembled, shall constitute a quorum for the making of any such determination at such meeting.

  "Director" means any member of the Board.

  "Directors Chart" means the chart attached as Schedule I.

  "Disinterested Directors" means, with respect to any matter that is subject to approval under Section 3.4, all Directors other than any Director who is a designee of SPE (in the case of Section 3.4(a)) or USI (in the case of Section 3.4(b)).

  "Dissolution" means a voluntary liquidation, dissolution or winding up of the Company.

  "EBITDA" of any Person means for any period the Consolidated Net Income for such period increased by the sum of (i) Consolidated Interest Expense of such Person for such period, plus (ii) Consolidated Income Tax Expense of such Person for such period, plus (iii) the consolidated depreciation and amortization expense deducted in determining the Consolidated Net Income of such Person for such period (excluding amortization of Capitalized Lease Obligations other than those incurred to finance equipment); provided, however, that the Consolidated Interest Expense, Consolidated Income Tax Expense and consolidated depreciation and amortization expense of a consolidated Subsidiary of such Person shall be added to the Consolidated Net Income of such Person pursuant to the foregoing only to the extent and in the same proportion that the Consolidated Net Income of such consolidated Subsidiary was included in calculating the Consolidated Net Income of such Person.

  "Equity Offering" means the sale for cash by the Company in one or more underwritten public offerings of Common Stock for an aggregate offering price of $200 million (before deducting underwriting discounts or commissions).

  "Exchange Act" means the Securities and Exchange Act of 1934, as amended.

  "Excluded Securities" means options issued by the Company to employees or directors of the Company or its Subsidiaries pursuant to any stock option or similar plan (and any Common Stock issuable thereunder) approved by the Board and any Common Stock issuable upon conversion of Non-Voting Common Stock.

  "Expenses" means any and all fees and expenses incident to the Company's performance of or compliance with its obligations under Article V (other than internal expenses incurred by the Company including the services of the Company's executives and legal department), including: (i) listing and filing fees of the Commission or any stock exchange registration, (ii) fees and expenses of compliance with state and provincial securities or "blue sky" laws and in connection with the preparation of a "blue sky" survey, including reasonable fees and expenses of "blue sky" counsel, (iii) fees and expenses of compliance with any Canadian securities laws, (iv) printing and copying expenses, (v) messenger and delivery expenses, (vi) expenses incurred in connection with any road show, (vii) fees and disbursements of counsel for the Company, (viii) with respect to each registration, the reasonable fees and disbursements of one counsel for the selling Holder(s) (selected by the Initiating Holder, in the case of a Demand Registration, or by the Requisite Percentage of Participating Holders, in the case of a Piggyback Registration),
(ix) fees and disbursements of all independent public accountants (including the expenses of any audit and/or "cold comfort" letter) and fees and expenses of other Persons, including special experts, retained by the Company, and (x) any other fees and disbursements of underwriters, if any, customarily paid by issuers or sellers of securities.

  "Fair Market Value" means, as to any securities or other property, the cash price at which a willing seller would sell and a willing buyer would buy such securities or property in an arm's-length negotiated transaction without time constraints.

  "Five-Year Plan" means (i) the Initial Five-Year Plan, or any replacement of such plan adopted in accordance with Section 3.1(b), and (ii) after the expiration of the Initial Five-Year Plan, or any replacement thereof, subsequent five-year strategic business plans of the Company adopted by the Board in accordance with Section 3.1(d) or any replacement thereof adopted in accordance with Section 3.1(b).

  "GAAP" means United States generally accepted accounting principles, as in effect from time to time.

  "Group" shall have the meaning assigned to it in Section 13(d)(3) of the Exchange Act.

  "Holder" means SPE, USI, each member of the Claridge Group and any of their respective Permitted Transferees, and any Third Party Transferee (i) to the extent the rights and obligations of a Holder are specifically assigned to such Third Party Transferee by a Stockholder in accordance with Section 4.5(b)(iv) and (ii) who agrees, pursuant to Sections 4.5(b) and 4.5(c), to be bound by the provisions of this Agreement as a "Holder" hereunder.

  "Independent Director" means any Director who satisfies the criteria set forth in the second paragraph of Section 2.1(i).

  "Initial Five-Year Plan" means the Company's five-year strategic business plan in effect as of the Closing, as adopted by the Board.

  "Initial Interest" means, with respect to any Stockholder, all of the Common Shares beneficially owned by such Stockholder and its Permitted Transferees immediately following the Closing.

  "LTM Class A Non-Voting Common Stock" means class A non-voting common stock, par value $0.01 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

  "LTM Class B Non-Voting Common Stock" means class B non-voting common stock, par value $0.01 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

  "Management Director" means any Director who is also an executive officer of the Company.

  "Market Capitalization" means, as of any Determination Date, the product of
(i) the number of Common Shares outstanding and (ii) the Current Market Value.

  "Market Sale" means a "brokers' transaction" within the meaning of Section 4(4) of the Securities Act.

  "Maximum Debt Ratio" means 6.0 to 1.0, provided that such ratio shall be decreased by 0.25 to 1.0 if the Company shall have issued Common Stock in a public offering after the Closing for an aggregate net offering price of $40 million and by an additional 0.25 to 1.0 for each additional $40 million that the Company shall issue in a public offering after the Closing, provided, further, that in no event shall such ratio be less than 4.75 to 1.0.
  "Merger" means any merger or consolidation in which the Company is a constituent corporation or any sale of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, provided that a merger which satisfies all of the following criteria shall not be deemed a Merger for purposes of this definition: (i) the Company is the surviving corporation, (ii) all shares of Common Stock outstanding immediately prior to the consummation thereof remain outstanding immediately after the consummation thereof and the only change in the Capital Stock of the Company resulting from such merger is the issuance of shares of Capital Stock pursuant thereto, and (iii) no consent of the Stockholders would be required in connection therewith either under the DGCL or under Article III.

  "Minimum Percentage" means, with respect to SPE or USI, an Applicable Percentage of 17.86%, provided that if such Stockholder and its Permitted Transferees beneficially own at least 80% of such Stockholder's Initial Interest, such percentage shall equal 15%.

  "Non-Voting Common Stock" means, collectively, the LTM Class A Non-Voting Common Stock and the LTM Class B Non-Voting Common Stock.

  "pecuniary interest" has the meaning given such term in Rule 16a-1(a)(2) under the Exchange Act.

  "Permitted Transferee" means (i) with respect to SPE, any direct or indirect wholly-owned Subsidiary of Sony Corporation which is incorporated in the United States, (ii) with respect to USI, any direct or indirect wholly-owned Subsidiary of The Seagram Company Ltd. or USI which is incorporated in the United States, and (iii) with respect to each member of the Claridge Group, (a) any member of the Claridge Group, (b) any one or more of the lineal descendants of Charles R. Bronfman, Senator E. Leo Kolber or Arnold M. Ludwick, (c) the spouses of any one or more of the foregoing Persons referred to in this clause
(iii), (d) any trust of which any one or more of the foregoing Persons referred to in this clause (iii) is the principal beneficiary, (e) Phyllis Lambert, (f) the legal representatives of any one or more of the Persons referred to in clauses (a), (b) or (c) of this clause (iii), (g) any corporation, partnership or other entity directly or indirectly of which more than 90% of the total voting power of the Capital Stock entitled to vote in the election of directors, managers or administrators thereof is beneficially owned by Persons referred to in this clause (iii), and (h) any private charitable foundation of which one or more of the foregoing Persons referred to in this clause (iii) constitutes a majority of the members. In addition, each of SPE, USI and each member of the Claridge Group shall each be a Permitted Transferee of its respective Permitted Transferees.

  "Person" means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof or any Group comprised of two or more of the foregoing.

  "Public Stockholder" means any stockholder of the Company other than (i) the Stockholders and their respective Permitted Transferees and (ii) stockholders of the Company who are required to file a Schedule 13D pursuant to the Exchange Act with respect to their ownership of Voting Shares, excluding any such stockholders that (a) are investment advisers registered under Section 203 of the Investment Advisers Act of 1940, as amended, (b) are not participating and have not publicly disclosed (in a Schedule 13D filing or otherwise) an intention to participate in an election contest affecting the Company and (c) have not publicly disclosed (in a Schedule 13D filing or otherwise) any intention or purpose of influencing control of the Company in any material respect (including seeking representation on the Board).

  "Registrable Securities" means any Common Stock beneficially owned by any Holder (including any Common Stock issuable upon conversion of Non-Voting Common Stock), whether beneficially owned as of the Closing or thereafter acquired. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale of such securities shall have been declared effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (ii) such securities shall have been sold (other than in a privately-negotiated sale) pursuant to Rule 144 (or any successor provision) under the Securities Act or (iii) such securities shall have ceased to be outstanding.

  "Requisite Percentage of Participating Holders" means, with respect to any registration pursuant to Article V, Holders of a majority of the total Registrable Securities which the Company has been requested to register by all Holders.

  "Securities Act" means the Securities Act of 1933, as amended.

  "SPE Director" means any Director designated pursuant to Section 2.1 by SPE.

  "Stockholder" means each of SPE, USI and each member of the Claridge Group.

  "Subsidiary" means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other entity controlled by such Person directly or indirectly through one or more intermediaries.

  "Targeted EBITDA" means (i) for the 12-month period commencing on the Closing Date, if the Closing Date shall be on the first day of a month, or otherwise for the 12-month period commencing on the first day of the month following the month during which the Closing shall occur, and (ii) for each 12-month period thereafter (each full 12-month period, including the initial period described in clause (i), a "Measurement Period"), Targeted EBITDA of the Company as set forth in the Five-Year Plan, subject to the following adjustments: (x) Targeted EBITDA shall be reduced (but not increased) as at the end of any Measurement Period if subsidiaries or assets specifically identified in the Five-Year Plan to be disposed of or closed during such period shall not have been disposed of or closed, such reduction to be in an amount equal to the extent to which the aggregate actual EBITDA of such assets or subsidiaries during such Measurement Period is negative (net of any positive actual EBITDA of any such assets or subsidiaries), and if such assets or subsidiaries are not disposed of or closed within 12 months following the date projected in the Five-Year Plan for such disposition or closure, Targeted EBITDA in respect of such 12-month period shall be reduced (but not increased) in an amount equal to the extent to which the aggregate actual EBITDA of such assets or subsidiaries during such 12-month period is negative (net of any positive actual EBITDA of any such assets or subsidiaries), (y) Targeted EBITDA shall be reduced (but not increased) as at the end of any Measurement Period if expansions and acquisitions specifically identified in the Five-Year Plan to be made during such period shall not have occurred during such period, such reduction to be in an amount equal to the amount of EBITDA specifically identified in the Five-Year Plan as being associated with such expansions and acquisitions (net of any positive actual EBITDA during such Measurement Period from expansions and acquisitions that were not specifically identified in the Five-Year Plan), and (z) Targeted EBITDA shall be reduced by an amount equal to 25% of the projected expense savings that are specifically identified in the Five-Year Plan.

  "Third Party Transferee" means any Person to whom a Stockholder (including a Third Party Transferee subject to this Agreement pursuant to Sections 4.5(b) and 4.5(c)) or a Permitted Transferee Transfers Voting Shares, other than a Permitted Transferee of such Stockholder.

  "Transfer" means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Voting Shares or any interest in any Voting Shares, provided, however, that, subject to the second to last sentence of Section 4.5(a), a merger or consolidation in which a Stockholder is a constituent corporation shall not be deemed to be the Transfer of any Voting Shares beneficially owned by such Stockholder (provided, that the primary purpose of any such transaction is not to avoid the provisions of this Agreement).

  "USI Director" means any Director designated pursuant to Section 2.1 by USI.

  "USI Subscription Agreement" means the Agreement between USI and the Company attached as Exhibit I to the Master Agreement, as the same may be amended, supplemented or modified from time to time.

  "Voting Share Equivalents" means any warrants, options, rights or securities convertible into, or exchangeable or exercisable for, Voting Shares.

  "Voting Shares" means any securities of the Company the holders of which are generally entitled to vote for members of the Board and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

  Section 1.2 Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

      TERM                          SECTION
      ----                          --------
      Aggrieved Stockholder         8.11(c)
      Arbitration Agreement         3.3(c)
      Arbitrator                    3.3(c)
      Bylaw Amendment               2.4(a)
      CO                            Recitals
      Claims                        5.8(a)
      Claridge Group                Preamble
      Closing                       Recitals
      Company                       Preamble
      Demand Exercise Notice        5.1(a)
      Demand Registration Requests  5.1(a)
      Demand Registrations          5.1(a)
      Determination Date            3.1(a)
      Initiating Holder             5.1(a)
      Issuance Notice               7.1(b)
      Issuance Shares               7.1(a)
      Litigation                    8.13
      Master Agreement              Recitals
      New Five-Year Plan            3.1(b)
      Nominating Committee          2.1(i)
      Offer Notice                  4.4(b)
      Offer Price                   4.4(c)
      Offered Shares                7.1(a)
      Offeree                       7.1(a)
      Other Holders                 5.1(b)
      Other Stockholder             4.4(b)
      Permitted Debt                3.1(a)
      Piggyback Registration        5.2(a)
      Reorganization Proposal       3.1(f)
      Significant Sale              4.2(a)
      Significant Sale Initiator    4.2(a)
      Significant Sale Notice       4.2(a)
      Significant Sale Shares       4.2(a)
      SPE                           Preamble
      Tag-Along Notice              4.3(a)
      Tag-Along Offeree             4.3(a)
      Tag-Along Sale                4.3(a)
      Tag-Along Shares              4.3(a)
      Target                        3.1(a)
      Transaction                   Recitals
      Transferring Party            4.4(a)
      Trust                         Preamble
      USI                           Preamble

  Section 1.3 Other Definitional Provisions. (a) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

  (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

  Section 1.4 Methodology for Calculations. For purposes of this Agreement, the Transfer or issuance of a Voting Share Equivalent shall be treated as the Transfer or issuance of the Voting Shares into which such Voting Share Equivalent can be converted, exchanged or exercised. For purposes of calculating the amount of outstanding Voting Shares as of any date and the amount of Voting Shares beneficially owned by any Person as of any date, (i) the amount of any Voting Shares shall be equal to the number of votes such Voting Shares shall then entitle the holder thereof to cast in an election for members of the Board, (ii) any Voting Shares held in the Company's treasury or owned by any Subsidiaries of the Company shall be disregarded, (iii) the Stockholders shall not be deemed to share beneficial ownership of any Voting Shares as a result of any of the provisions of this Agreement and (iv) if any Voting Shares shall otherwise be deemed to be beneficially owned by more than one Stockholder, such shares shall be deemed to be beneficially owned only by the Stockholder with the greatest pecuniary interest in such shares (provided that if such Stockholders shall have an equal pecuniary interest in any such shares, each Stockholder shall be deemed to beneficially own an equal portion of such shares (which portions shall not exceed 100% in the aggregate)).

                                   ARTICLE II

                              Corporate Governance

  Section 2.1 Composition of the Board. (a) Effective as of the Closing, the Board shall be comprised of 16 members, consisting of six designees of SPE, three designees of USI, one designee of the Claridge Group, two Management Directors and four Independent Directors. The designees of SPE, USI and the Claridge Group shall have been designated by SPE, USI and the Claridge Group prior to the Closing in accordance with the provisions of Section 6.18 of the Master Agreement, the Independent Directors shall have been designated by SPE, USI and a majority of the members of the Special Committee (as defined in the Master Agreement) prior to the Closing in accordance with the provisions of
Section 6.18 of the Master Agreement and the Management Directors shall be the individuals satisfying the criteria set forth in Section 2.1(j).

  (b) After the Closing, SPE, USI and the Claridge Group shall be entitled to designate for nomination for election to the Board the number of Directors set forth in the Directors Chart which corresponds to such Stockholder's Applicable Percentage; provided, however, that:

    (i) (x) until the five-year anniversary of the Closing, the Claridge Group shall be entitled to designate one Director if its Applicable Percentage exceeds 3.5%, and, thereafter, if its Applicable Percentage exceeds 5%, and (y) the Claridge Group's entitlement to designate two or more Directors shall be determined in accordance with this Section 2.1 on the same basis as the entitlement of the other Stockholders;

    (ii) if the Directors Chart provides that the Stockholders would in the aggregate be entitled to designate more than 14 Directors, each reference to a percentage in such chart under the "Applicable Percentage" column, shall be increased by the least number of percentage points that would result in the Stockholders in the aggregate being entitled to designate 14 Directors (after giving effect to the provisions of clause (i)(x) above); and

    (iii) prior to the four-year anniversary of the Closing, no Stockholder shall be entitled to designate more than eight Directors, provided, however, that if any Stockholder would be entitled to designate more than eight Directors pursuant to the Directors Chart based on such Stockholder's Adjusted Applicable Percentage (rather than such Stockholder's Applicable Percentage), (x) such Stockholder shall be entitled to designate the number of Directors set forth in the Directors Chart based on such Stockholder's Applicable Percentage and (y) the limitation contained in this clause (iii) regarding a Stockholder's entitlement to designate Directors shall thereupon terminate.

  (c) Notwithstanding anything to the contrary contained in Section 2.1(b), each of SPE and USI covenants and agrees with the other and each member of the Claridge Group covenants and agrees with each of SPE and USI that:

    (i) no Stockholder shall be entitled to designate more than six Directors, provided, however, that if any Stockholder would be entitled to designate more than eight Directors pursuant to the Directors Chart based on such Stockholder's Adjusted Applicable Percentage (rather than such Stockholder's Applicable Percentage), such Stockholder shall be entitled to designate such greater number of Directors and the limitation contained in this clause (i) regarding a Stockholder's entitlement to designate Directors shall thereupon terminate, provided, further, that, if at any time commencing on the three-year anniversary of the Closing, any Stockholder's Applicable Percentage exceeds 45%, the limitation contained in this clause (i) regarding a Stockholder's entitlement to designate Directors shall be increased from six Directors to seven Directors;

    (ii) at any time that SPE's Applicable Percentage equals or exceeds 40.625% but the number of SPE Directors is limited to six by clause (i) of this Section 2.1(c), USI agrees with SPE that one of the individuals designated by USI to serve as a Director shall be an Independent Director so long as USI's Applicable Percentage equals or exceeds 21.875% (provided that in determining whether such individual is an Independent Director, the opinion of such Stockholder shall be substituted for the opinion of the Nominating Committee for purposes of clauses (i) and (iii) of Section 2.1(i)); and

    (iii) at any time that USI's Applicable Percentage equals or exceeds 40.625% but the number of USI Directors is limited to six by clause (i) of this Section 2.1(c), SPE agrees with USI that one of the individuals designated by SPE to serve as a Director shall be an Independent Director so long as SPE's Applicable Percentage exceeds 21.875% (provided that in determining whether such individual is an Independent Director, the opinion of such Stockholder shall be substituted for the opinion of the Nominating Committee for purposes of clauses (i) and (iii) of Section 2.1(i)).

  (d) After the Closing, except for the designees of the Stockholders and for the Management Directors (who shall be selected in accordance with Section 2.1(i) and (j)), the individuals to be nominated for election as Directors shall all be Independent Directors and shall be selected in accordance with
Section 2.1(i), unless the Independent Directors (based on a Determination of the Independent Directors) shall otherwise agree, provided that there shall be at least two Independent Directors and at least two Management Directors nominated in each such election.

  (e) Each Stockholder agrees to vote (and cause each of its Affiliates to vote, if applicable), or act by written consent with respect to, any Voting Shares beneficially owned by it to cause the designees of SPE, USI and the Claridge Group and each of the Independent Directors and Management Directors designated by the Nominating Committee to be elected to the Board, and the Company agrees to use its best efforts to cause the election of each such designee to the Board, including nominating such individuals to be elected as members of the Board as provided herein. At least 45 days prior to its distribution of its proxy statement or information statement with respect to each meeting of stockholders at which Directors are to be elected, the Company shall notify each Stockholder that is then entitled to designate Directors pursuant to Section 2.1(b) of (i) the aggregate number of Directors to be elected at the meeting, (ii) such Stockholder's Applicable Percentage as of the record date for such meeting and (iii) the number of Directors such Stockholder is entitled to designate (calculated based on such Stockholder's Applicable Percentage as of the record date). Each Stockholder shall notify the Company of the Directors designated by it pursuant to this Section on or prior to the close of business on the later of (x) the 15th day following its receipt of the Company's notice and (y) the 20th day prior to the Company's distribution of such proxy statement or information statement.

  (f) In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of any SPE Director, USI Director or Claridge Director, SPE, USI or the Claridge Group, as the case may be, shall have the right to designate a replacement Director to fill such vacancy and the Company agrees to use its best efforts to cause such vacancy to be filled with the replacement Director so designated. Upon the written request of SPE, USI or the Claridge Group, each Stockholder shall vote (and cause each of its Affiliates to vote, if applicable), or act by written consent with respect to, all Voting Shares beneficially owned by it and otherwise take or cause to be taken all actions necessary to remove any Director designated by such requesting party and to elect any replacement Director designated as provided in the first sentence of this Section 2.1(f). Unless all the Stockholders otherwise agree, no Stockholder or any of its Affiliates shall take any action to cause the removal of any SPE Director, USI Director, Claridge Director, Management Director or Independent Director without cause, except (i) in the case of an SPE Director, USI Director or Claridge Director, upon the written request of the Stockholder which designated such Director, (ii) in the case of a Management Director, if such individual shall cease to serve as one of the two most senior executive officers of the Company, and (iii) as provided in Section 2.1(g). For purposes of the preceding sentence, "cause" shall mean the wilful and continuous failure of a Director to substantially perform such Director's duties to the Company or the wilful engaging by a Director in gross misconduct materially and demonstrably injurious to the Company.

  (g) If, at any time, any of the Stockholders or any of their respective Permitted Transferees shall Transfer Voting Shares and, upon consummation of such Transfer, the Applicable Percentage of such Stockholder is reduced such that the number of Directors such Stockholder is entitled to designate pursuant to Section 2.1(b) and 2.1(c) is reduced by one or more Directors, then:

    (i) the number of SPE Directors, USI Directors and Claridge Directors shall be recalculated by the Company in accordance with Section 2.1(b) and 2.1(c) as of the consummation of such Transfer (and after giving effect thereto);

    (ii) to the extent that, after giving effect to the recalculation described in clause (i), any of SPE, USI or the Claridge Group is entitled to designate fewer Directors than the number of Directors then serving as designees of such Stockholder(s), any such Stockholder shall use its best efforts to cause Director(s) designated by such Stockholder to resign from the Board as promptly as practicable so that the number of Directors designated by such Stockholder does not exceed the number of designees such Stockholder shall then be entitled to designate based on such recalculation;

    (iii) if a sufficient number of SPE Directors, USI Directors or Claridge Directors, as the case may be, shall not have resigned within 30 days of the event requiring such recalculation, each Stockholder shall vote (and cause each of its Affiliates to vote, if applicable), or act by written consent with respect to, all Voting Shares beneficially owned by it and otherwise take or cause to be taken all actions necessary to remove such excess number of Directors designated by the Stockholder(s) whose designees have not resigned in accordance with clause (ii);

    (iv) upon the effectiveness of the resignation(s) or removal(s) described in clauses (ii) and (iii), the Company shall cause the Board (and each Stockholder shall use its best efforts to cause its respective designees to the Board) to fill all vacancies created by such resignation(s) or removal(s) (x) by appointing to the Board designees of any Stockholder (including any Third Party Transferee described in clause (ii) of Section 4.5(b)) who is entitled, as a result of the recalculation described in clause (i), to designate more Directors than the number of Directors then serving as designees of such Stockholder and (y) to the extent vacancies remain after giving effect to clause (x), by filling such remaining vacancies with Independent Directors designated by the Nominating Committee pursuant to Section 2.1(i); and

    (v) if the vacancies to the Board have not be filled in accordance with clause (iv), each Stockholder shall vote (and cause each of its Affiliates to vote, if applicable), or act by written consent with respect to, all Voting Shares beneficially owned by it and otherwise take or cause to be taken all actions necessary to fill all vacancies as provided in clause
  (iv).

  (h) The Company agrees not to take any action that would cause the number of Directors constituting the entire Board to be other than 16 and each Stockholder agrees to use its best efforts to cause the number of Directors constituting the entire Board to be 16.

  (i) In connection with each election of Directors, the Company will use its best efforts to cause there to be nominated for election as Directors, in accordance with the Company's procedures for the nomination of Directors and to the extent permissible in accordance with applicable legal requirements, (1) the two Management Directors who satisfy the criteria set forth in Section 2.1(j), and (2) the number of Independent Directors required to be nominated in accordance with Section 2.1(d). With respect to each election held after the Closing, the Management Directors referred to in clause (1) above and the Independent Directors referred to in clause (2) above shall be designated by a nominating committee of the Board (the "Nominating Committee") established to determine whether prospective nominees meet the criteria set forth in Section 2.1(j) with respect to such Management Directors and the criteria set forth in the following paragraph with respect to such Independent Directors. The Company agrees to cause the Nominating Committee to be comprised of four Directors, consisting of (x) two Independent Directors designated by a majority of the Independent Directors and (y) one SPE Director and one USI Director, provided if at any time there shall cease to be at least one USI Director or one SPE Director, then the Nominating Committee shall include two SPE Directors or two USI Directors, as the case may be, to the extent SPE or USI, as applicable, then has two designees serving as Directors.

  An Independent Director is a Director who, and each future qualified nominee for election as an Independent Director shall be an individual who:

    (i) is free from any relationship that, in the opinion of the Nominating Committee, would interfere with the exercise of independent judgment as a member of the Board;

    (ii) is not an Affiliate of the Company, SPE, USI or the Claridge Group or a current or former officer of the Company or any of its Subsidiaries or a current or former officer or director of SPE or USI or any of their respective Subsidiaries;

    (iii) does not, in addition to such individual's role as a Director, also act on a regular basis as an individual or representative of an organization serving as a professional advisor, legal counsel or consultant to management of the Company or SPE, USI or the Claridge Group or any of their respective Subsidiaries; and

    (iv) does not represent, and is not a member of the immediate family of, a Person who does not satisfy the requirements of clauses (i), (ii) or
  (iii) above.

  In the event that the Stockholders collectively have the right to designate at least 13 of the members of the Board pursuant to Section 2.1, SPE and USI agree that at least one of the individuals designated by each such Stockholder to serve as a Director shall be an Independent Director, provided that if one of such Stockholders shall be entitled to designate only one Director, such Stockholder shall not be required to designate an Independent Director and the other such Stockholder shall be required to designate two Independent Directors (provided, further, that such designees shall qualify to serve on the Audit Committee of the Board in accordance with the policies of the New York Stock Exchange governing membership on audit committees).

  (j) The two Management Directors referenced in clause (1) of Section 2.1(i) shall be the two most senior executive officers of the Company, provided that so long as Allen Karp shall be an executive officer of the Company or any Affiliate thereof he shall be a Management Director even if he is not one of the two most senior executive officers and, in such circumstances, the Management Directors shall be the most senior executive officer of the Company and Mr. Karp. If any Management Director shall cease to satisfy the foregoing criteria, the Company shall cause such individual to immediately resign as a Management Director, and upon such resignation, the Company shall cause the Board (and each Stockholder shall use its best efforts to cause its respective designees to the Board) to fill the vacancy created thereby in accordance with
Section 2.1.

  (k) If, on the three-year anniversary of the Closing, any Stockholder shall then be entitled to designate seven Directors rather than six Directors in accordance with the second proviso contained in clause (i) of Section 2.1(c), at the request of such Stockholder, the Company shall take such action as may be necessary to cause one of the Independent Directors to resign from the Board so as to enable such Stockholder to designate a seventh

Director, and if an Independent Director has not so resigned within 30 days of such Stockholder's request to the Company, at the request of such Stockholder, each other Stockholder shall vote (and cause each of its Affiliates to vote, if applicable), or act by written consent with respect to, all Voting Shares beneficially owned by it and otherwise take or cause to be taken all actions necessary to remove the Independent Director designated by the requesting Stockholder.

  (l) If the number of SPE Directors or USI Directors shall have been limited to six by clause (i) of Section 2.1(c) and as a result thereof one of the USI Directors or the SPE Directors shall be an Independent Director in accordance with clauses (ii) or (iii), as the case may be, of Section 2.1(c), and if the number of SPE Directors or USI Directors shall cease to be limited to six on the three-year anniversary of Closing in accordance with the second proviso contained in clause (i) of Section 2.1(c), at the request of USI or SPE, as the case may be, the Company shall take such action as may be necessary to cause the Independent Director designated by USI or SPE, as the case may be, to resign and, if such Independent Director has not resigned within 30 days of such Stockholder's request to the Company, at the request of such Stockholder, each other Stockholder shall vote (and cause each of its Affiliates to vote, if applicable), or act by written consent with respect to, all Voting Shares beneficially owned by it and otherwise take or cause to be taken all actions necessary to remove the Independent Director designated by USI or SPE, as the case may be.

  Section 2.2 Board Procedures. The Company shall cause the following procedures to be followed:

  (a) Meetings. The Board shall hold at least six regularly scheduled meetings per year at such times as may from time to time be fixed by resolution of the Board and no notice (other than the resolution) need be given as to a regularly scheduled meeting. Special meetings of the Board may be held at any time upon the call of the Chairman of the Board or at least two Directors, following notice to each Director which shall be given orally or by personal delivery, facsimile or reliable overnight courier at least three Business Days before the meeting. Reasonable efforts shall be made to ensure that each Director actually receives timely notice of any such special meeting. An annual meeting of the Board shall be held without notice immediately following the annual meeting of the stockholders of the Company.

  (b) Agenda. A reasonably detailed agenda shall be supplied to each Director reasonably in advance of each meeting of the Board, together with other appropriate documentation with respect to agenda items calling for Board action, to inform adequately the Directors regarding matters to come before the Board. Any Director wishing to place a matter on the agenda for any meeting of the Board may do so by communicating with the Chairman of the Board sufficiently in advance of the meeting of the Board so as to permit timely dissemination to all Directors of information with respect to the agenda items.

  (c) Powers of the Board. The Board shall reserve to itself the power to approve transactions that are of a type customarily subject to board approval as a matter of good corporate practice for public companies in the United States. The Board shall not delegate to any committee of the Board or to any officers of the Company the authority to conduct business in any manner that would circumvent, or deprive SPE, USI or the Claridge Group or any of their respective Permitted Transferees of, any of their respective rights set forth in this Agreement. In no event will the Board establish an executive committee, or any committee performing functions comparable to those customarily performed by executive committees of boards of directors of public companies in the United States, without the prior written consent of SPE and USI. All committees of the Board will report to and be accountable to the Board. The Board shall establish, in cooperation with the Chief Executive Officer of the Company, a schedule for Board review or action, as appropriate, with respect to matters which shall typically come before the Board, including, but not limited to (i) annual and multi-year business plans (including capital expenditures and operating budgets), (ii) major collaborative arrangements with third parties not in the ordinary and normal course of business as theretofore conducted and
(iii) appointments of officers.

  Section 2.3 Committees. Except for the Nominating Committee and except for an audit committee and compensation committee performing functions comparable to those customarily performed by audit committees and compensation committees of boards of directors of public companies in the United States, the Company shall cause the Board not to establish any committees without the prior written consent of SPE and USI. Except for the Nominating Committee, the members of which shall be determined in accordance with Section 2.1(i) above, the Company shall cause each committee of the Board to, subject to any requirements under the Exchange Act or applicable to securities, or the issuance of securities, traded on the principal United States exchange or market on which the Common Stock shall be listed or trade, include (x) at the request of SPE, a number of SPE Directors (rounded to the nearest whole number, but in no event less than one such SPE Director) equivalent to the proportion of SPE Directors then serving on the whole Board multiplied by the total number of members comprising such committee and (y) at the request of USI, a number of USI Directors (rounded to the nearest whole number, but in no event less than one such USI Director) equivalent to the proportion of USI Directors then serving on the whole Board multiplied by the total number of members comprising such committee. Subject to the rights of SPE and USI pursuant to clause (xi) of
Section 3.1, the Company shall cause matters relating to the hiring, termination or compensation of executive officers of the Company (including any entering into, amendment, termination or renewal (including option renewals) of any agreement with an executive officer of the Company) to be approved by the compensation committee of the Board. The Company shall not permit any Management Director to serve on the audit or compensation committee of the Board. Subject to the foregoing, the Board shall have the power at any time to fill vacancies in, to change the membership of or to discharge any committee.

  Section 2.4 Voting on Certain Matters. (a) In connection with any vote or action by written consent of the Board relating to a Merger, Dissolution or Certificate Amendment or the amendment or repeal of any provision of, or the addition of any provision to, the Bylaws (a "Bylaw Amendment"), each Stockholder agrees to use its best efforts to cause the Director(s) designated by such Stockholder, to vote against (and not consent to) such Merger, Dissolution, Certificate Amendment or Bylaw Amendment at the request of SPE or USI, provided, that at the time SPE or USI delivers such request its Applicable Percentage exceeds the Minimum Percentage.

  (b) In connection with any vote or action by written consent of the stockholders of the Company relating to a Merger, Dissolution, Certificate Amendment or Bylaw Amendment, each Stockholder agrees (and agrees to cause each of its Affiliates, if applicable), with respect to any Voting Shares beneficially owned by it, to vote against (and not consent to) such Merger, Dissolution, Certificate Amendment or Bylaw Amendment at the request of SPE or USI (which, in the case of a vote at a meeting of stockholders, shall be delivered to such Stockholder no later than fifteen Business Days prior to the applicable meeting), provided, that at the time SPE or USI delivers such request its Applicable Percentage exceeds the Minimum Percentage.

  Section 2.5 Irrevocable Proxy. (a) At least ten Business Days prior to any meeting of stockholders (or three Business Days following receipt of proxy solicitation materials from the Company, if later), each Stockholder agrees to deliver a duly executed irrevocable proxy to the Company (and a copy of such proxy to each other Stockholder by such day) specifying how such Stockholder intends to vote as to each matter scheduled to be brought before the meeting. Such proxy shall appoint the Chief Executive Officer of the Company and Secretary of the Company as such Stockholder's true and lawful proxies and attorneys-in-fact as to the matters to be voted at the meeting, shall state that it is irrevocable and shall be voted in accordance with the provisions of this Agreement. Such proxy shall also state that it is not effective until the date of the applicable meeting of stockholders and that its effectiveness is contingent upon the Company not having received, prior to the third Business Day before the meeting, a notification from any other Stockholder asserting such other Stockholder's good faith belief that such proxy does not comply with the provisions of this Agreement.

  (b) In connection with any proposed action by written consent of the stockholders, each Stockholder agrees that it shall execute and deliver its written consent to the Company (with simultaneous delivery of a copy thereof to each other Stockholder). Such consent shall state that it is not effective until a specified date (which date shall be at least ten Business Days following delivery to the Company), and that its effectiveness is contingent upon the Company not having received prior to the third Business Day before such specified date a notification from any other Stockholder asserting such other Stockholder's good faith belief that such consent does not comply with the provisions of this Agreement. Any written consent delivered by any Stockholder shall be made in accordance with the terms of this Agreement.

  (c) If any Stockholder shall fail to deliver a proxy to the Company and the other Stockholders by the date described in Section 2.5(a) or a consent to the Company and the other Stockholders by the date described in Section 2.5(b) or if such proxy (or consent) shall not comply with the provisions of this Agreement, or shall be voted in a manner that is contrary to this Agreement, the irrevocable proxies set forth in Section 2.5(d) below shall thereupon be irrevocably activated with respect to the matters to be brought before the meeting or which are subject to the consent, as the case may be.

  (d) In order to secure each Stockholder's obligation to vote (or to act or not act by written consent with respect to) all Voting Shares beneficially owned by it in accordance with the provisions of this Article II and Sections
3.2 and 8.11, each Stockholder hereby appoints each other Stockholder as its true and lawful proxy and attorney-in-fact, with full power of substitution, to vote (or to act or not act by written consent with respect to) all of the Voting Shares beneficially owned by it in accordance with the terms of this Agreement and to take all such other actions as are necessary to enforce the rights of such other Stockholders under this Article II and Sections 3.2 and
8.11 in the event the Stockholder fails to comply with any provision of this Agreement granting such other Stockholder rights under this Article II and Sections 3.2 and 8.11. The proxies and powers granted by each Stockholder pursuant to this Section 2.5 are irrevocable and are coupled with an interest and are given to secure the performance of the Stockholders' obligations under this Article II and Sections 3.2 and 8.11. Such proxies and powers shall survive the bankruptcy, insolvency, dissolution or liquidation of a Stockholder. Notwithstanding the foregoing, upon termination of the rights and obligations of a Stockholder pursuant to Section 8.2 any proxy granted by such Stockholder or granted to such Stockholder pursuant to this Section 2.5 shall terminate.

  Section 2.6 Certain Restrictions. Without the prior written consent of SPE and USI, each Stockholder agrees not to, and to cause each of its Affiliates not to, directly or indirectly, alone or in concert with others:

  (a) seek election to, seek to place a representative on, or seek the removal (other than for cause) of any member of, the Board, except pursuant to Section 2.1;

  (b) deposit any Common Shares in a voting trust or subject any Common Shares to any arrangement or agreement with respect to the voting of such Common Shares (other than this Agreement or a voting trust, arrangement or agreement solely among members of the Claridge Group);

  (c) engage in any "solicitation" (within the meaning of Rule 14a-1 under the Exchange Act) of proxies or consents (whether or not relating to the election or removal of directors) with respect to the Company, or become a "participant" in any "election contest" (within the meaning of Rule 14a-11 under the Exchange
Act) or, except as contemplated by this Agreement, execute any written consent in lieu of a meeting of the holders of any class of Common Shares, provided that the foregoing shall not prohibit any such action (i) in response to a solicitation conducted by any Person that is neither a Stockholder nor an Affiliate thereof or (ii) to facilitate a tender offer or exchange offer by such Stockholder in response to a bona fide tender or exchange offer to acquire more than 20% of the Voting Shares made by any Person other than such Stockholder or any Affiliate thereof, in each case so long as such Stockholder otherwise remains in compliance with its obligations under this Agreement in all material respects; or

  (d) form, join or in any way participate in or assist in the formation of a Group with respect to any Common Shares, other than any such Group consisting exclusively of Stockholders, any of their Affiliates or Permitted Transferees.

  Section 2.7 Cooperation. Each Stockholder shall vote (or act or not act by written consent with respect to) all of its Voting Shares and shall take all other necessary or desirable actions within its control (including attending all meetings in person or by proxy for purposes of obtaining a quorum, executing all written consents in lieu of meetings and voting to remove members of the Board, as applicable), and the Company shall take all necessary and desirable actions within its control (including calling special Board and stockholder meetings, as applicable), to effectuate the provisions of this Article II.

                                  ARTICLE III

                                 Consent Rights

  Section 3.1 Consent for Certain Actions. (a) The Company shall not, and shall cause its Subsidiaries not to, directly or indirectly, take any of the following actions without the prior written consent of (i) SPE, if its Applicable Percentage equals or exceeds the Minimum Percentage, and (ii) USI, if its Applicable Percentage equals or exceeds the Minimum Percentage:

    (i) in the case of the Company or any Subsidiary of the Company that is a "significant subsidiary" as defined in Rule 405 under the Securities Act, voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency or similar law;

    (ii) merge or consolidate with, purchase or otherwise acquire any other Person (the "Target") or all or substantially all of the business or any assets of another Person in one or a series of related transactions if (x) the book value of the assets of the Target (in the case of an acquisition of a Target) or of the business and/or assets to be acquired as reflected on the books of the seller of such business or assets, as the case may be, as of the end of such Person's most recently ended fiscal quarter preceding the earlier of the date the Company or a Subsidiary thereof enters into definitive agreements in respect of such transaction or publicly announces such transaction (the "Determination Date") (based on a Determination of the Independent Directors) would exceed 20% of the book value of the Company's total assets as of the end of the Company's most recently ended fiscal quarter preceding the Determination Date or (y) the Fair Market Value (based on a Determination of the Independent Directors) of the consideration paid or payable for the Target, the business and/or assets to be acquired as of the Determination Date (including, with respect to any asset acquisition, the value of any Debt assumed or to be assumed in such transaction) would exceed 20% of the Company's Market Capitalization as of the Determination Date or (z) EBITDA of the Target and/or of the business and/or the Cash Flow of the assets to be acquired as reflected on the books of the Target and/or such seller, as the case may be, for its last four fiscal quarters preceding the Determination Date exceeds 20% of the Company's EBITDA for the Company's last four fiscal quarters preceding the Determination Date;

    (iii) sell, lease, transfer or otherwise dispose of (including by merger, dividend or other distribution or other transaction involving one or more stockholders of the Company, formation of a joint venture or otherwise) any other Person, business or assets in one or a series of related transactions if (x) the book value of such Person, business and/or assets exceeds 15% of the book value of the Company's total assets as of the end of the Company's most recent fiscal quarter preceding the Determination Date or (y) the Fair Market Value (based on a Determination of the Independent Directors) of the consideration received or receivable for such Person, the business and/or assets (including, with respect to any asset acquisition, the value of any Debt assumed or to be assumed in such transaction) exceeds 15% of the Company's Market Capitalization as of the Determination Date or (z) the EBITDA of such Person and/or business and/or the Cash Flow of such assets for the Company's last four fiscal quarters preceding the Determination Date exceeds 15% of the Company's EBITDA for such four fiscal quarters;

    (iv) enter into, commence or engage in any business other than the exhibition of films (including as a result of an acquisition or pursuant to a joint venture) except as otherwise provided for in the Five-Year Plan and except for matters customarily related to the exhibition of films in respect of which the Company and its Subsidiaries do not expend more than an aggregate of $5 million of cash during any calendar year;

    (v) enter into any contract with or otherwise engage in or become obligated to engage in any transaction or series of related transactions with SPE or USI or any of their respective Affiliates involving more than $1 million per calendar year; provided, however, that (A) all such contracts and transactions (whether or not exceeding the $1 million limitation) shall be on an arms' length basis and (B) the $1 million limitation shall not apply to transactions that occur in the ordinary course of the Company's business, including film booking arrangements;

    (vi) increase or decrease the number of Directors that comprise the entire Board or that constitute a quorum for purposes of convening a meeting of the Board;

    (vii) issue or sell (including by merger or otherwise) any Voting Shares or Voting Share Equivalents (other than pursuant to the Equity Offering or upon conversion of the Non-Voting Common Stock) that would, upon closing of such issuance or sale (A) together with the aggregate amount of all such issuances or sales during the 12-month period preceding the proposed date of issuance or sale, increase the number of Voting Shares by more than 10% of the average number of Voting Shares outstanding as of the last day of each of the 12 full calendar months preceding the proposed date of issuance or sale or (B) together with the aggregate amount of all such issuances or sales during the 24-month period preceding the proposed date of issuance or sale, increase the number of Voting Shares by more than 15% of the average number of Voting Shares outstanding as of the last day of each of the 24 full calendar months preceding the proposed date of issuance or sale; provided, (1) in determining whether SPE or USI shall have an Article III Consent Right in respect of issuances or sales described in clauses (A) or
  (B), issuances or sales pursuant to the Equity Offering shall be disregarded in calculating the aggregate amount of issuances or sales during the applicable period (but shall not be disregarded in calculating the outstanding Voting Shares as of any date) and (2) the issuance or sale of Voting Shares upon the exercise, conversion or exchange of Voting Share Equivalents shall not be an issuance or sale that is subject to this clause
  (vii) but the issuance or sale of Voting Share Equivalents shall be subject to this clause (vii) in accordance with Section 1.4;

    (viii) pay, declare or set aside any sums for the payment of any cash dividends on, or make any other cash distributions on (including by merger or otherwise), any shares of Capital Stock, or any warrants, options, rights or securities convertible into, exchangeable or exercisable for, Capital Stock (excluding any such payment or distribution made to the Company or any of its Subsidiaries), if the amount thereof, together with the aggregate amount of any other items referred in this clause (viii) and clause (ix) below, during the prior 12 months, exceeds 5% of the Company's Market Capitalization at the time of such action; provided that the payment of any such dividend or distribution shall be permitted to be made within 60 days of its declaration if such declaration was not subject to an
  Article III Consent Right;

    (ix) redeem, purchase or otherwise acquire for cash (including by merger or otherwise), any shares of Capital Stock or any warrants, options and rights or securities convertible into, exchangeable or exercisable for, Capital Stock, or redeem or purchase for cash or make any cash payments with respect to any stock appreciation rights or phantom stock plans (excluding any such redemption, purchase or payment from the Company or any of its Subsidiaries), if the amount thereof, together with the aggregate amount of any other items referred to in clause (viii) above and this clause (ix), during the prior 12 months, exceed 5% of the greater of (x) the Company's Market Capitalization at the time of such payment and (y) the Company's Market Capitalization at the time it commits to make such redemption, purchase or payment;

    (x) incur, assume or otherwise become obligated with respect to, any Debt
  (x) if immediately after giving effect to the incurrence of such Debt and the receipt and application of the proceeds thereof, the ratio of the Company's consolidated Debt to EBITDA for the four full fiscal quarters next preceding the incurrence of such Debt, calculated on a pro forma basis as if such Debt had been incurred and the proceeds thereof had been received and so applied at the beginning of the four full fiscal quarters, would be greater than the Maximum Debt Ratio or (y) in excess of $100,000,000 in aggregate principal amount in one or a series of related transactions, provided that this clause (y) shall not apply to (1) Debt owed by the Company to any of its Subsidiaries or Debt owed by a Subsidiary of the Company to the Company or to another Subsidiary of the Company, (2) Debt outstanding immediately following the Closing and (3) Debt incurred to renew, extend, refinance or refund any outstanding Debt permitted in clauses (1) or (2) and any Debt incurred in connection with subsequent refinancings of such Debt (collectively, "Permitted Debt"), provided, further, that any Debt described in clause (3) shall not be Permitted Debt if the amount of such

  Debt shall exceed the amount of the outstanding Debt that is being renewed, extended, refinanced or refunded.

    (xi) hire, or renew the employment contract (including option renewals) of, either the Chief Executive Officer of the Company or the second most senior executive officer of the Company;

    (xii) enter into any arrangement (other than this Agreement or pursuant to this Agreement) with any holder of Voting Shares in such holder's capacity as a holder of Voting Shares which subjects actions taken by the Company or any Subsidiary to the prior approval of any Person, or issue or sell any series or class of Capital Stock of the Company having either (x) more than one vote per share or (y) a class vote on any matter, except to the extent such class vote is required by the DGCL or to the extent that the holders of any series of preferred stock may have the right, voting separately as a class, to elect a number of Directors upon the occurrence of a default in payment of dividend or redemption price;

    (xiii) adopt any stockholder rights plan, or any other plan or arrangement that could reasonably be expected to disadvantage any stockholder on the basis of the size of its shareholding, such that any holder of Common Shares or any of its Affiliates would be adversely affected; or

    (xiv) adopt a Bylaw Amendment by action of the Board.

Notwithstanding anything to the contrary contained in this Section 3.1(a), neither SPE nor USI shall have an Article III Consent Right to the extent such action requires the approval of holders of Common Stock under the DGCL or the Certificate.

  (b) If any of the following shall occur and be continuing:

    (i) the Company's actual EBITDA in each of the two most recently ended fiscal years is less than 80% of Targeted EBITDA for such year;

    (ii) at the end of the most recent fiscal quarter, the Company's ratio of consolidated Debt as reported in its financial statements to EBITDA for the last four fiscal quarters exceeds the Maximum Debt Ratio, or

    (iii) at the end of the most recent fiscal quarter, the Company's EBITDA for the last four fiscal quarters is less than 8.5% of the Company's consolidated total assets as reported in its financial statements (excluding intangible assets and construction work-in-process);

the Company (x) shall submit to SPE, if its Applicable Percentage equals or exceeds the Minimum Percentage, and USI, if its Applicable Percentage equals or exceeds the Minimum Percentage, for approval a new plan for the Company covering a new five-year term commencing with the first day of the next fiscal year of the Company (the "New Five-Year Plan") which shall replace the Five-Year Plan and which shall be consistent in form and contain a corresponding level of detail with the Initial Five-Year Plan and (y) pending the effectiveness of the New Five-Year Plan, shall submit to SPE, if its Applicable Percentage equals or exceeds the Minimum Percentage, and USI, if its Applicable Percentage equals or exceeds the Minimum Percentage, for approval no later than the last Business Day of the month immediately preceding the end of the Company's fiscal year, annual operating and capital budgets for the next fiscal year. The Company and any such Stockholder agree to cooperate in good faith to adopt the New Five-Year Plan and such budgets as promptly as practicable.

  (c) If any of the conditions specified in paragraph (b)(i) through (iii) above shall have occurred, then until the Company's actual EBITDA for each of two consecutive fiscal years shall equal or exceed Targeted EBITDA for each of such years as reflected in the New Five-Year Plan, the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly, take any of the following actions without the prior written consent of SPE (so long as its Applicable Percentage equals or exceeds the Minimum Percentage) and USI (so long as its Applicable Percentage equals or exceeds the Minimum Percentage):
(w) make, or agree to make, any capital expenditures not specifically identified in the New Five-Year Plan in excess of $5,000,000 per expenditure or series of related expenditures or $10,000,000 in the aggregate during any 12-month period, (x) incur an aggregate amount of Debt in excess of $25,000,000, excluding Debt specifically identified in the New Five-Year Plan and Permitted Debt, (y) create or incur any lien on the assets of the Company or any of its Subsidiaries to secure unsecured Debt of the Company or any of its Subsidiaries and (z) except for issuances or sales of Excluded Securities, authorize the issuance of, or issue or sell, any additional shares of, or any new series or class of, Capital Stock of the Company.

  (d) So long as any Stockholder shall have an Article III Consent Right, at least six months prior to the expiration of the period covered by any Five-Year Plan, the Company shall in good faith prepare a Five-Year Plan for the subsequent five year period, which shall be subject to prior approval by the Board and which shall be consistent in form and contain a corresponding level of detail with the Initial Five-Year Plan. The provisions of Sections 3.1(a),
(b) and (c) shall be applicable to all Five-Year Plans or New Five-Year Plans, whether adopted prior to, on or after the five-year anniversary of the Closing.

  (e) Any action or attempted action of the Company or any Subsidiary of the Company in violation of any provision of Section 3.1 shall be void.

  (f) The Company agrees to notify the Trust when practicable of any proposed
(A) corporate reorganization, (B) share capital reorganization, (C) transaction involving the exchange of Capital Stock of the Company for other equity of the Company or any other corporation or (D) merger with another corporation (any one of such proposals, a "Reorganization Proposal") which would, in the opinion of counsel for the Company, constitute a disposition of Common Stock pursuant to the Income Tax Act (Canada) or any successor legislation, for Canadian resident holders thereof in respect of which any resulting gain would be taxable pursuant to such Act. In the event of any such Reorganization Proposal, the Company shall assist the Claridge Group, at the request of the Claridge Group and at its expense, with an application for a remission order pursuant to the Financial Administration Act (Canada), provided that counsel to the Company considers that the Department of Finance (Canada) is likely to issue a remission order providing fiscal relief to Canadian resident stockholders of the Company.

  (g) In connection with the grant of any consent relating to a matter described in clauses (ii) or (iii) of Section 3.1(a), the Company and each Stockholder who then has an Article III Consent Right agree to negotiate in good faith appropriate adjustments to Targeted EBITDA. If after 21 days following the grant of such consent, the Company and the Stockholders have not agreed upon appropriate adjustments, then each of SPE and USI shall have the opportunity to submit its reasonable estimate of the appropriate adjustments to Targeted EBITDA to any "Big Six" accounting firm mutually selected by SPE and USI that is not the principal outside accounting firm for SPE, CO or USI within the 10 days (the "Submission Period") following the end of such 21-day period. If the parties cannot agree upon such an accounting firm, the principal outside accounting firms of SPE and USI shall mutually select another "Big Six" accounting firm to act hereunder.

  Along with their proposed adjustments to Targeted EBITDA, the Company and each Stockholder who then has an Article III Consent Right may submit to the accounting firm such written memoranda, arguments, briefs and other evidence in support of their respective adjustments as they see fit, copies of which shall also be provided to the other parties hereto. Within 10 days following the expiration of the Submission Period, the accounting firm shall make a determination as to which of the adjustments submitted by the parties is the most reasonable estimate of the impact on the Company's EBITDA of the matter which was subject to consent (the adjustment so chosen, the "Final Adjustment"). The accounting firm shall be limited to selecting one of the adjustments submitted by the parties as the Final Adjustment and shall have no authority to alter in any way any adjustment so submitted.

  The Final Adjustment shall be deemed to be approved by all parties to this Agreement for all purposes of this Agreement. If the accounting firm shall select the adjustment submitted by USI, SPE shall bear all fees and expenses of the accounting firm, including the fees and expenses of any experts hired by the accounting firm to assist it in rendering a decision hereunder. If the accounting firm shall select the adjustment submitted by SPE, USI shall bear all such fees and expenses.

  Following the determination of the Final Adjustment, the Company shall cause the Final Adjustment to be submitted to the Board for its approval. The Company shall use its best efforts to cause the Final Adjustment to be adopted by the Board, and SPE and USI covenant and agree with each other to use their respective best efforts to cause the Company to fulfill the Company's obligations under this Section 3.1(g).

  Section 3.2 Certain Certificate Provisions. So long as the Applicable Percentage of SPE or USI equals or exceeds the Minimum Percentage, (i) the Company agrees that the Certificate will provide that effecting a Merger or Dissolution or adopting a Certificate Amendment or adopting a Bylaw Amendment by action of the stockholders of the Company shall require the affirmative vote or written consent of the holders of at least 80% of the outstanding Common Stock, provided that in the case of any of the foregoing matters (other than adopting a Bylaw Amendment by action of the stockholders) such 80% stockholder approval requirement shall not be applicable if 14 members of the Board shall have approved such matter, provided, further, that in the case of any Merger that is approved by 14 members of the Board, such Merger shall require the affirmative vote or written consent of the holders of at least 66 2/3% of the outstanding Common Stock and (ii) no Stockholder shall vote in favor of, consent in writing to, or take any other action to effect an amendment or repeal of such provisions of the Certificate.

  Section 3.3 Arbitration. (a) At least seven Business Days prior to the Company or any Subsidiary thereof (i) merging or consolidating with, or purchasing or otherwise acquiring, any other entity or assets, except in the ordinary course of business consistent with past practice, (ii) selling, leasing, transferring or otherwise disposing of any assets, except in the ordinary course of business consistent with past practice, (iii) issuing or selling any Voting Shares or new series or class of Capital Stock (other than Excluded Securities), (iv) incurring or assuming any Debt, other than incurrences of Debt in the ordinary course of business consistent with past practice that could not reasonably be expected to trigger an Article III Consent Right, or (v) taking any action described in clauses (i), (iv), (v),
(vi), (viii), (ix), (xi), (xii), (xiii) or (xiv) of Section 3.1(a), the Company shall provide SPE and USI with a notice that describes the material terms of such proposed action and indicates whether the Company reasonably believes in good faith that any Article III Consent Right will be triggered by such action. The Company shall also provide such Stockholders with all information reasonably relevant and necessary to determine whether an Article III Consent Right will be triggered by such action. The foregoing notification requirement will be satisfied if the Company provides the requisite information to any SPE Director, in the case of SPE, and any USI Director, in the case of USI. If either SPE or USI disagrees with the Company's conclusion and reasonably believes in good faith that such Stockholder has an Article III Consent Right in connection with such action, such Stockholder shall provide the Company with written notice of its disagreement by the close of business on the sixth Business Day following receipt of the Company's notice.

  (b) In addition, if either SPE or USI reasonably believes in good faith that the Company intends to take any action in respect of which the Company has not delivered a notice described in Section 3.3(a) and that such Stockholder has an
Article III Consent Right in connection with such action, such Stockholder may provide the Company with written notice of such belief. By the close of business on the sixth Business Day following receipt of such Stockholder's notice and prior to taking any such action, the Company shall provide such Stockholder with a notice that indicates whether the Company reasonably believes in good faith that such action would trigger an Article III Consent Right and with all information reasonably relevant and necessary to determine whether an Article III Consent Right will be triggered by such action.

  (c) If within five Business Days following the Company's receipt of a notice described in the last sentence of Section 3.3(a) or a Stockholder's receipt of a notice described in the second sentence of Section 3.3(b), as the case may be, the Company and such Stockholder cannot reach an agreement as to whether an
Article III Consent Right is triggered in connection with the proposed action, the issue shall be submitted for arbitration by the Company and the objecting Stockholder(s) in accordance with the Arbitration Agreement, a form of which is attached as Exhibit B (the "Arbitration Agreement"). The scope of the dispute to be resolved by the arbitrator thereunder (the "Arbitrator") in connection with any such dispute is limited to whether, under the terms of this Agreement, an Article III Consent Right is triggered in connection with the proposed action.

  (d) Prior to the Closing Date, SPE, USI, the members of the Claridge Group and the Company agree to cooperate in good faith in selecting the Arbitrator, who shall be reasonably acceptable to each such party, and agree to execute and deliver the Arbitration Agreement at the Closing. If the parties cannot so select the Arbitrator by such date, SPE, USI and the Independent Directors shall each designate an individual who qualifies to serve as the Arbitrator under the Arbitrator Agreement and the three such individuals shall jointly select to Arbitrator.

  Section 3.4 Approval of Disinterested Directors. (a) If the Applicable Percentage of SPE equals or exceeds the Minimum Percentage, neither SPE nor any of its Affiliates shall enter into any contract with the Company or any Subsidiary thereof, nor shall the Company otherwise engage in or become obligated to engage in any transaction or series of related transactions with SPE and/or its Affiliates, in either case involving more than $1 million per calendar year, unless such contract or transaction shall have been approved by a majority of the Disinterested Directors following disclosure of the material facts of the contract or transaction to the Disinterested Directors, provided, however, that the foregoing shall not apply to contracts or transactions that occur in the ordinary course of the Company's business, including film booking arrangements, or to any Transactions contemplated by the Documents.

  (b) If the Applicable Percentage of USI equals or exceeds the Minimum Percentage, neither USI nor any of its Affiliates shall enter into any contract with the Company or any Subsidiary thereof, nor shall the Company otherwise engage in or become obligated to engage in any transaction or series of related transactions with USI and/or its Affiliates, in either case involving more than $1 million per calendar year, unless such contract or transaction shall have been approved by a majority of the Disinterested Directors following disclosure of the material facts of the contract or transaction to the Disinterested Directors, provided, however, that the foregoing shall not apply to contracts or transactions that occur in the ordinary course of the Company's business, including film booking arrangements, or to any Transactions contemplated by the Documents.

  Section 3.5 Additional Shares. Notwithstanding anything to the contrary in
Section 3.1, without the prior written consent of USI, the Company agrees that it shall not issue or sell any Common Shares or any Voting Share Equivalents (other than Excluded Securities) at or after the Closing (other than pursuant to the Amalgamation or the USI Subscription Agreement) unless USI or its designee shall be issued Additional Shares (as defined in the USI Subscription Agreement) to the extent required by, and in accordance with, the terms of
Section 4.6 of such agreement.

                                   ARTICLE IV

                           Transfer of Common Shares

  Section 4.1 Restrictions on Transfer during Six-Months Following
Closing. Without the consent of a majority of the Independent Directors, during the period commencing on the Closing and ending on the six-month anniversary thereof, each of SPE and USI agrees not to, and to cause its respective Permitted Transferees not to, Transfer in privately-negotiated transactions more than 20% of such Stockholder's Initial Interest, provided, that the foregoing shall not be applicable to Transfers (i) between such Stockholder and its Permitted Transferees, (ii) to another Stockholder or its Permitted Transferees, (iii) pursuant to a merger or consolidation in which the Company is a constituent corporation or (iv) pursuant to a bona fide third party tender offer or exchange offer which was not induced directly or indirectly by such Stockholder or any of its Affiliates.

  Section 4.2 Tag-Along for All Stockholders. (a) Subject to prior compliance with Section 4.4, neither SPE nor USI nor any of their respective Affiliates shall be permitted to Transfer, individually or collectively, an aggregate of more than 50% of the then outstanding Common Shares in one or a series of related transactions to a Third Party Transferee (or to one or more Third Party Transferees constituting a Group) (a "Significant Sale") unless each stockholder of the Company has the right to participate in the Significant Sale on the same basis as the proposed transferor(s) (all such proposed transferors, collectively the "Significant Sale Initiator"). If the

Significant Sale Initiator desires to effect a Significant Sale, it shall give not less than 20 days prior written notice of such intended Transfer to each Stockholder and the Company. Such notice (the "Significant Sale Notice") shall set forth the terms and conditions of such proposed Significant Sale, including the name of the proposed transferee, the number of shares of Common Stock (the "Significant Sale Shares") proposed to be Transferred by the Significant Sale Initiator (specifying the number of shares of Common Stock for each proposed transferor, if more than one), the purchase price per Share proposed to be paid therefor and the payment terms and other material terms of the proposed Transfer.

  (b) Within 10 days after delivery of the Significant Sale Notice to the Company, the Independent Directors shall review the terms of the proposed Significant Sale and, subject to compliance with applicable law and stock exchange requirements, establish procedures to ensure that each stockholder of the Company (including each Stockholder which is not a Significant Sale Initiator) shall have the opportunity and right to sell to the proposed transferee (upon the same terms and conditions as the Significant Sale Initiator) up to that number of Common Shares owned of record by such stockholder as shall equal the product of (x) a fraction, the numerator of which is the number of Significant Sale Shares and the denominator of which is the aggregate number of Common Shares beneficially owned as of the date of the Significant Sale Notice by the Significant Sale Initiator and its Permitted Transferees (provided that if there shall be more than one proposed transferor, the denominator shall be the aggregate number of Common Shares beneficially owned as of such date by all the proposed transferors), multiplied by (y) the number of Common Shares owned of record by such stockholder as of the date of the Significant Sale Notice. The number of Common Shares that a stockholder, including the Significant Sale Initiator, may sell pursuant to this Section 4.2 shall be determined by multiplying the maximum number of Common Shares that the proposed transferee of the Significant Sale Shares is willing to purchase on the terms set forth in the Significant Sale Notice by a fraction, the numerator of which is the number of Common Shares that such stockholder proposes to sell hereunder and the denominator of which is the aggregate number of Common Shares that all stockholders exercising rights under this Section 4.2, including the Significant Sale Initiator, propose to sell hereunder.

  (c) No Transfer or Transfers constituting a Significant Sale shall be effected absent compliance with this Section 4.2.

  Section 4.3 Tag-Along for USI and Claridge Group. (a) Subject to prior compliance with Section 4.4, if SPE or any of its Affiliates shall desire to Transfer an aggregate of more than 50% of SPE's Initial Interest to any Person (including any Group), other than an SPE Permitted Transferee, in one or a series of related transactions (a "Tag-Along Sale"), SPE shall give not less than 20 days prior written notice of such intended Transfer to USI and the Claridge Group (each, a "Tag-Along Offeree"). Such notice (the "Tag-Along Notice") shall set forth the terms and conditions of such proposed Transfer, including the name of the proposed transferee, the number of Common Shares proposed to be Transferred (the "Tag-Along Shares"), the purchase price per Share proposed to be paid therefor and the payment terms and type of Transfer to be effectuated.

  (b) Within 10 days after delivery of the Tag-Along Notice by SPE to the Tag-Along Offerees, each Tag-Along Offeree shall, by written notice to SPE, have the opportunity and right to sell to the transferee in such proposed Transfer (upon the same terms and conditions as SPE) up to that number of Common Shares beneficially owned by such Tag-Along Offeree as shall equal the product of (x) a fraction, the numerator of which is the number of Tag-Along Shares and the denominator of which is the aggregate number of Common Shares beneficially owned as of the date of the Tag-Along Notice by SPE and its Affiliates, multiplied by (y) the number of Common Shares beneficially owned by such Tag-Along Offeree as of the date of the Tag-Along Notice, provided, that in respect of any proposed Transfer to USI or a USI Permitted Transferee, for purposes of this clause (y), the number of Common Shares beneficially owned by the Claridge Group shall be reduced by the number of Common Shares acquired (net of Transfers) by the Claridge Group after the Closing (other than from the Company or other members of the Claridge Group). The number of Common Shares that a Stockholder, including SPE, may sell pursuant to this Section 4.3 shall be determined by multiplying the maximum number of Common Shares that the proposed transferee of the Tag-Along Shares is willing to purchase on the terms set forth in the Tag-Along Notice by a fraction, the numerator of which is the number of Common Shares that such

Stockholder proposes to sell hereunder (subject to the maximum amount for each Stockholder calculated pursuant to the preceding sentence) and the denominator of which is the aggregate number of Common Shares that all Stockholders exercising rights under this Section 4.3, including SPE, propose to sell hereunder.

  (c) At the closing of any proposed Transfer in respect of which a Tag-Along Notice has been delivered, each Stockholder electing to sell Common Shares shall deliver, free and clear of all liens, to the proposed transferee certificates evidencing the Common Shares to be sold thereto duly endorsed with Transfer powers and shall receive in exchange therefore the consideration to be paid by the proposed transferee in respect of such Common Shares as described in the Tag-Along Notice.

  (d) No Transfer or Transfers constituting a Tag-Along Sale shall be effected absent compliance with this Section 4.3.

  (e) This Section 4.3 shall not be applicable to any Transfer which constitutes a Significant Sale with respect to which each stockholder of the Company has the right to participate pursuant to Section 4.2.

  Section 4.4 Right of First Refusal. (a) The following Transfers of Voting Shares by SPE or USI or their respective Affiliates (the proposed transferor, the "Transferring Party") will be subject to the right of first refusal provisions of this Section 4.4:

    (i) any Transfer in one or a series of related privately-negotiated transactions or a public offering if (A) 5% or more of the then outstanding Voting Shares are subject to the Transfer, (B) any transferee, or any Group of which a transferee is a member, would, following such Transfer, beneficially own 5% or more of the outstanding Voting Shares (except, in the case of any public offering, the limitation set forth in this clause
  (B) shall not be applicable if the Transferring Party has taken all reasonable steps to assure that such limitation shall have been satisfied) or (C) in the case of any Transfer by SPE or any of its Affiliates, SPE's Applicable Percentage exceeds 25%;

    (ii) any Transfer pursuant to a bona fide third party tender offer or exchange offer;

    (iii) any Transfer to the Company or to a Subsidiary of the Company pursuant to a self-tender offer or otherwise; and

    (iv) any Transfer in a Market Sale.

Notwithstanding the foregoing and subject to compliance with Section 4.5(a), the provisions of this Section 4.4 shall not apply to any Transfer between SPE or USI and any of their respective Permitted Transferees.

  (b) Prior to effecting any Transfer described in Section 4.4(a), the Transferring Party shall deliver a written notice (the "Offer Notice") to USI, if the Transferring Party is SPE or an Affiliate thereof, or to SPE, if the Transferring Party is USI or an Affiliate thereof (the recipient of such notice, the "Other Stockholder"), which Offer Notice shall specify (i) the Person to whom the Transferring Party proposes to make such Transfer or the proposed manner of Transfer in the case of a public offering or a Market Sale,
(ii) the number or amount and description of the Voting Shares to be Transferred, (iii) except in the case of a public offering or a Market Sale, the Offer Price (as defined below), and (iv) all other material terms and conditions of the proposed Transfer, including a description of any non-cash consideration sufficiently detailed to permit valuation thereof, and which Offer Notice shall be accompanied by any written offer from the prospective transferee to purchase such Voting Shares, if available and permitted pursuant to the terms thereof. The Offer Notice shall constitute an irrevocable offer to the Other Stockholder or its designee, for the period of time described below, to purchase all (but not less than all) of such Voting Shares upon the same terms specified in the Offer Notice, subject to Section 4.4(g) and as otherwise set forth in this Section 4.4. The Other Stockholder may elect to purchase all (but not less than all) of the Voting Shares at the Offer Price (or, if the Offer Price includes property other than cash, the equivalent in cash of such property as determined in accordance with Section 4.4(g)) and upon the other terms and conditions specified in the Offer Notice.

  (c) For purposes of this Section 4.4, "Offer Price" shall be defined to mean on a per share or other amount of Voting Shares basis (i) in the case of a third party tender offer or exchange offer, the tender offer or exchange offer price per Voting Share taking into account any provisions thereof with respect to proration and any proposed second step or "back-end" transaction, (ii) in the case of a public offering or a Market Sale, the Current Market Value per Voting Share as of the date the election notice of the Other Stockholder hereinafter described is delivered and (iii) in the case of a privately-negotiated transaction, the proposed sale price per Voting Share.

  (d) If the Other Stockholder elects to purchase the offered Voting Shares, it shall give notice to the Transferring Party within 20 days of its receipt of the Offer Notice of its election (or in the case of a third party tender offer or exchange offer, not later than five Business Days prior to the expiration date of such offer, provided that all conditions to such offer (other than with respect to the number of Voting Shares tendered) shall have been satisfied or waived and the Offer Notice shall have been provided at least ten Business Days prior to the expiration date of such offer), which shall constitute a binding obligation, subject to standard terms and conditions for a stock purchase contract between two significant stockholders of an issuer (provided that the Transferring Party shall not be required to make any representations or warranties regarding the business of the Company), to purchase the offered Voting Shares, which notice shall include the date set for the closing of such purchase, which date shall be no later than 60 days following the delivery of such election notice. Notwithstanding the foregoing, such time periods shall not be deemed to commence with respect to any purported notice that does not comply in all material respects with the requirements of this Section 4.4(d). The Other Stockholder may assign its rights to purchase under this Section 4.4 to any Person (including the Company).

  (e) Subject to Section 4.4(f) in the case of a Market Sale, if the Other Stockholder does not respond to the Offer Notice within the required response time period or elects not to purchase the offered Voting Shares, the Transferring Party shall be free to complete the proposed Transfer (to the same proposed transferee, in the case of privately-negotiated transaction) on terms no less favorable to the Transferring Party or its Affiliate, as the case may be, than those set forth in the Offer Notice, provided that (x) such Transfer is closed within 90 days after the latest of (A) the expiration of the foregoing required response time periods, or (B) the receipt by the Transferring Party of the foregoing election notice or, in the case of a public offering, within 20 days of the declaration by the Commission of the effectiveness of a registration statement filed with the Commission pursuant to this Agreement, and (y) the price at which the Voting Shares are transferred must be equal to or higher than the Offer Price (except in the case of a public offering, in which case the price at which the Voting Shares are sold (before deducting underwriting discounts and commissions) shall be equal to at least 90% of the Offer Price). Such periods within which such Transfer must be closed shall be extended to the extent necessary to obtain required governmental approvals and other required approvals and the Transferring Party and the Other Stockholder shall use their respective best efforts to obtain such approvals.

  (f) If the Other Stockholder does not respond to the Offer Notice with respect to a Market Sale within the required response time period or elects not to purchase the offered Voting Shares, the Transferring Party shall be free to complete the proposed Market Sale in one or more transactions during the 90-day period commencing on the latest of (i) the expiration of the required response time period described in Section 4.4(d) or (ii) receipt by the Transferring Party of the election notice described in Section 4.4(d), provided that the price at which each Voting Share is transferred (excluding brokerage commissions) shall be at least equal to 90% of the Offer Price.

  (g) If (i) the consideration specified in the Offer Notice consists of, or includes, consideration other than cash or a publicly traded security for which a closing market price is published for each Business Day, or (ii) any property other than Voting Shares is proposed to be transferred in connection with the transaction to which the Offer Notice relates, then the price payable by the Other Stockholder under this Section 4.4 for the Voting Shares being transferred shall be the Determination of the Independent Directors of the Fair Market Value of the consideration per share or amount in the case of clause (i) and the Determination of the Independent Directors of the Fair Market Value of the consideration per share or amount determined to be properly allocable to the Voting Shares in the case of clause (ii). Notwithstanding anything to the contrary contained in this Section 4.4, the time periods applicable to an election by the Other Stockholder to purchase the offered securities set forth in Section 4.4(a) shall not be deemed to commence until the Determination of the Independent Directors under this Section 4.4(g) has been made, provided that, in the case of a third party tender offer or exchange offer, in no event shall any such election be permitted later than 24 hours prior to the latest time by which Voting Shares shall be tendered in order to be accepted pursuant to such offer or to qualify for any proration applicable to such offer if all conditions to such offer (other than the number of shares tendered) have been satisfied or waived. The Company agrees to use its best efforts to cause the Determination of the Independent Directors under this Section 4.4(g) to be made as promptly as practicable but in no event later than ten Business Days after the receipt by the Company of the Offer Notice.

  (h) The provisions of this Section 4.4 shall be applicable to any proposed Transfer of Non-Voting Common Stock to any Person other than an SPE Permitted Transferee as if the Common Stock that is issuable upon Transfer in accordance with clause (i) of Section 4(b) of Article IV of the Certificate were being Transferred.

  Section 4.5 Transferees. (a) Any Permitted Transferee of a Stockholder shall be subject to the terms and conditions of this Agreement as if such Permitted Transferee were SPE (in the case SPE or a Permitted Transferee of SPE is the transferor), USI (in the case USI or a Permitted Transferee of USI is the transferor) or a member of the Claridge Group (in the case a member of the Claridge Group or a Permitted Transferee thereof is the transferor). Prior to the initial acquisition of beneficial ownership of any Voting Shares or Non-Voting Common Stock by any Permitted Transferee, and as a condition thereto, each Stockholder agrees (i) to cause its respective Permitted Transferees to agree in writing with the other parties hereto to be bound by the terms and conditions of this Agreement to the extent described in the preceding sentence and (ii) that such Stockholder shall remain directly liable for the performance by its respective Permitted Transferees of all obligations of such Permitted Transferees under this Agreement; provided, however, that, unless the Trust elects otherwise, the foregoing shall not be applicable to any Permitted Transferee described in clause (iii)(b) of the definition thereof or any spouse of any such Permitted Transferee so long as such Person has not purchased Voting Shares for aggregate consideration (excluding brokerage commissions) exceeding $20,000 (measured at the time of the applicable acquisition) and that such Voting Shares have been acquired solely in open market purchases; provided, further, that the Trust shall not permit all Persons described in the preceding proviso who the Trust has not elected to be subject to clause (i) and
(ii) above to so acquire Voting Shares for aggregate consideration (excluding brokerage commissions) exceeding $100,000 (measured at the time of the applicable acquisition). Each of SPE and USI agrees not to cause or permit any of its respective Permitted Transferees to cease to be directly or indirectly wholly-owned by such Stockholder so long as such Permitted Transferee beneficially owns any Voting Shares or Non-Voting Common Stock, and if any such Permitted Transferee shall cease to be so wholly-owned, such Permitted Transferee shall automatically upon the occurrence of such event cease to be a "Permitted Transferee" for any purpose under this Agreement. Each Stockholder agrees not to Transfer any Voting Shares or Non-Voting Common Stock to any Affiliate other than a Permitted Transferee of such Stockholder.

  (b) No Third Party Transferee shall have any rights or obligations under this Agreement, except:

    (i) if such Third Party Transferee (together with its Affiliates) would beneficially own more than 10% of the outstanding Voting Shares upon consummation of any Transfer or if such Third Party Transferee (together with its Affiliates) shall acquire beneficial ownership of more than 3.5% of the outstanding Voting Shares in any Transfer or series of related Transfers from members of the Claridge Group and Permitted Transferees thereof, such Third Party Transferee shall be subject to the terms and conditions of Article I, Article II (but shall not have the right to designate any Directors pursuant thereto, except in the circumstances described in clauses (ii) or (iii) below), Section 4.4 (but only with respect to the rights and obligations of a "Transferring Party" thereunder, and such Third Party Transferee shall not have the right to purchase Voting Shares pursuant thereto or any other rights of an "Other Stockholder" thereunder), this Section 4.5, Section 4.6 and Articles VI and VIII as if such Third Party Transferee were SPE (in the case SPE or a Permitted Transferee of SPE is the transferor), USI (in the case USI or a Permitted Transferee of

  USI is the transferor) or a member of the Claridge Group (in the case a member of the Claridge Group or a Permitted Transferee thereof is the transferor);

    (ii) if such Third Party Transferee (together with its Affiliates) would beneficially own more than 10% of the outstanding Voting Shares upon consummation of any Transfer from SPE or USI or any of their respective Permitted Transferees, and if such Third Party Transferee shall have acquired from SPE or USI (or such Permitted Transferees) all Voting Shares then beneficially owned by such Stockholder and its Permitted Transferees, such Third Party Transferee shall have the right to designate Directors pursuant to Article II if the applicable transferor elects to assign such right to such Third Party Transferee;

    (iii) if in a Transfer or series of related Transfers from any member of the Claridge Group and Permitted Transferees thereof to any Third Party Transferee, such Third Party Transferee (together with its Affiliates) shall acquire beneficial ownership of more than 3.5% of the outstanding Voting Shares constituting more than 50% of the Initial Interest of the Claridge Group, such Third Party Transferee shall have the right to designate Directors pursuant to Section 2.1(b)(i) if (x) the applicable transferor elects to assign such right to such Third Party Transferee (which in the event of the grant of an option upon Voting Shares, may be assigned either upon the grant or the exercise thereof) and (y) SPE and USI shall have given their prior written consent to the assignment of such right to the Third Party Transferee (which consent shall not be unreasonably withheld), provided that (i) upon any such Transfer or series of related Transfers the Claridge Group shall cease to have a right to elect Directors pursuant to Section 2.1 in the event that such right is transferred in accordance with the provisions of this subsection 4.5(b)(iii) and (ii) such Third Party Transferee shall not have the right to assign such right to any Person (other than a Permitted Transferee thereof); and

    (iv) if such Third Party Transferee (together with its Affiliates) shall acquire beneficial ownership of more than 3.5% of the outstanding Voting Shares in any Transfer or series of related Transfers from a Stockholder and/or its Permitted Transferees, such Third Party Transferee shall have the right to initiate Demand Registrations pursuant to Section 5.1 and the other rights and obligations of a Holder pursuant to Article V to the extent the transferor to such Third Party Transferee assigns, in whole or in part, any such rights and obligations to such Third Party Transferee (provided that no rights of a Holder under Article V shall be assigned unless the obligations of a Holder thereunder are also assigned).

  (c) Prior to the consummation of a Transfer described in Section 4.5(b) to the extent rights and obligations are to be assigned, and as a condition thereto, the applicable Third Party Transferee shall agree in writing with the other parties hereto to be bound by the terms and conditions of this Agreement to the extent described in Section 4.5(b). To the extent the Third Party Transferee is not an "ultimate parent entity" (as defined in the HSR Act), the ultimate parent entity of such Third Party Transferee shall agree in writing to be directly liable for the performance of the Third Party Transferee to the same extent USI or SPE would be liable for their respective Permitted Transferees.

  Section 4.6 Notice of Transfer. To the extent any Stockholder and its Permitted Transferees shall Transfer any Voting Shares, such Stockholder shall, within three Business Days following consummation of such Transfer, deliver notice thereof to the Company and the other Stockholders, provided, however, that no such notice shall be required to be delivered unless the aggregate Voting Shares transferred by such Stockholder and its Permitted Transferees since the date of the last notice delivered by such Stockholder pursuant to this Section 4.6 or Section 8.4(b) exceeds 1% of the outstanding Voting Shares.

  Section 4.7 Compliance with Transfer Provisions. Any Transfer or attempted Transfer of Voting Shares in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Voting Shares as the owner of such Voting Shares for any purpose.

                                   ARTICLE V

                              Registration Rights

  Section 5.1 Demand Registrations. (a) Subject to Section 5.1(d), at any time and from time to time after the one-year anniversary of the Closing, any Holder shall have the right to require the Company to file a registration statement under the Securities Act and/or a prospectus under applicable Canadian securities laws covering all or any part of their respective Registrable Securities, by delivering a written request therefor to the Company specifying the number of Registrable Securities to be included in such registration by such Holder(s) and the intended method of distribution thereof. All such requests pursuant to this Section 5.1(a) are referred to herein as "Demand Registration Requests" and the registrations so requested are referred to herein as "Demand Registrations" (with respect to any Demand Registration, the Holder making such demand for registration being referred to as the "Initiating Holder"). As promptly as practicable, but no later than 15 days after receipt of a Demand Registration Request, the Company shall give written notice (the "Demand Exercise Notice") of such Demand Registration Request to all Holders of record of Registrable Securities.

  (b) The Company shall include in a Demand Registration (i) the Registrable Securities of the Initiating Holder and (ii) the Registrable Securities of any other Holder (collectively, the "Other Holders") that shall have made a written request to the Company for inclusion thereof in such registration (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder(s)) within 30 days after the receipt of the Demand Exercise Notice.

  (c) The Company shall, as expeditiously as possible following a Demand Registration Request, use its best efforts to (i) effect the registration under the Securities Act (including by means of a shelf registration pursuant to Rule 415 under the Securities Act if so requested and if the Company is then eligible to use such a registration) of the Registrable Securities which the Company has been so requested to register by such Holder, for distribution, in accordance with such intended method of distribution, and (ii) if requested by the Initiating Holder, obtain acceleration of the effective date of the registration statement relating to such registration.

  (d) The rights of Holders of Registrable Securities to request Demand Registrations pursuant to Section 5.1(a) are subject to the following limitations: (i) the Company shall not be obligated to effect a Demand Registration within six months after the effective date of any other registration of equity securities by the Company (other than pursuant to a registration on Form S-4 or Form S-8 or any successor or similar form that is then in effect) which was not effected on Form S-3 (or any successor or similar short-form registration statement), provided, however, that this clause (i) shall not be applicable with respect to any Registrable Securities beneficially owned by any Holder if in connection with a Piggyback Registration such Holder requested during such six month period to have such Registrable Securities included in such Piggyback Registration and Registrable Securities with a Current Market Value exceeding $25,000,000 (valued at the time of such request) were not included pursuant to Section 5.2(d), (ii) in no event shall the Company be required to effect, in the case of SPE, more than four Demand Registrations, in the case of USI, more than four Demand Registrations, and, in the case of the Claridge Group, more than one Demand Registration, (iii) the Company shall not be obligated to effect a Demand Registration by either SPE or USI if a Demand Registration initiated by either SPE or USI shall have been effected in the preceding 12 months, and (iv) the Company shall not be obligated to effect a Demand Registration the reasonably anticipated aggregate price to the public of which would not exceed $25,000,000. Upon assignment by a Stockholder of the right to initiate a Demand Registration to a Third Party Transferee in accordance with Section 4.5(b)(iv), such Stockholder shall cease to have the right to initiate such Demand Registration and the number of Demand Registrations to which such Stockholder shall be entitled as set forth in the preceding sentence shall be reduced accordingly. In no event shall the Company be required to effect more than nine Demand Registrations pursuant to this Agreement.

  (e) The Company shall select the registration statement form for any registration pursuant to this Section, provided, that if any registration requested pursuant to this Section which is proposed by the Company to be effected by the filing of a registration statement on Form S-3 (or any successor or similar short-form registration statement) shall be in connection with an underwritten public offering, and if the managing underwriter shall advise the Company in writing that, in its opinion, the use of another form of registration statement is of material importance to the success of such proposed offering, then such registration shall be effected on such other form.

  (f) A registration requested pursuant to this Section 5.1 will not be deemed to have been effected unless it has become effective, provided that if, within 180 days after it has become effective, the offering of Registrable Securities pursuant to such registration is subject to any stop order, injunction or other order or requirement of the Commission or other governmental agency or court, such registration will be deemed not to have been effected.

  (g) If a requested registration pursuant to this Section involves an underwritten offering, the Company shall have the right to select in good faith the investment banker or bankers and managers to administer the offering; provided, however, that such investment banker or bankers and managers shall be reasonably satisfactory to the Initiating Holder. The Initiating Holder shall notify the Company if such Holder objects to any investment banker or manager selected by the Company pursuant to this Section 5.1(g) within 10 Business Days after the Company has notified such Holder of such selection.

  (h) If the managing underwriter of any underwritten offering shall advise the Holders participating in a Demand Registration that the Registrable Securities covered by the registration statement cannot be sold in such offering within a price range acceptable to the Initiating Holder, then the Initiating Holder shall have the right to notify the Company that it has determined that the registration statement be abandoned or withdrawn, in which event the Company shall abandon or withdraw such registration statement. If a requested registration pursuant to this Section 5.1 involves an underwritten offering and the managing underwriter advises the Company that, in its opinion, the number of securities requested to be included in such registration (including securities of the Company which are not Registrable Securities) exceeds the number which can be sold in such offering within a price range acceptable to the Initiating Holder, the Company will include in such registration only the Registrable Securities requested to be included in such registration pursuant to this Section 5.1. In the event that the number of Registrable Securities requested to be included in such registration exceeds the number which, in the opinion of such managing underwriter, can be sold in such offering within a price range acceptable to the Initiating Holder, the Company shall include in such registration the number of Registrable Securities proposed to be sold by the Initiating Holder and, to the extent the managing underwriter believes that additional Registrable Securities can be sold in such offering within such price range, the number of Registrable Securities proposed to be sold by the Other Holders, allocated pro rata among the Other Holders on the basis of the relative number of shares of Registrable Securities requested to be registered pursuant to clause (ii) of Section 5.1(b) by each such Holder. In the event that the number of Registrable Securities requested by all Holders to be included in such registration is less than the number which, in the opinion of the managing underwriter, can be sold, the Company may include in such registration a number of securities that the Company proposes to sell up to the number of securities that, in the opinion of the underwriter, can be sold in such offering within a price range acceptable to the Initiating Holder.

  (i) If the Company at any time grants to any other holders of Voting Shares (or securities that are convertible, exchangeable or exercisable into Voting Shares) any rights to request the Company to effect the registration under the Securities Act of any such Voting Shares (or any such securities) on terms more favorable to such holders than the terms set forth in this Section 5.1, then the Holders shall be entitled to such more favorable rights and benefits.

  Section 5.2 Piggyback Registrations. (a) If, at any time following the Equity Offering, the Company proposes or is required to register any of its equity securities under the Securities Act (other than pursuant to (i) registrations on such form or similar form(s) solely for registration of securities in connection with an employee benefit plan or dividend reinvestment plan or a merger, consolidation or acquisition or (ii) a Demand Registration pursuant to
Section 5.1) on a registration statement on Form S-1, Form S-2 or Form S-3 (or an equivalent general registration form then in effect), whether or not for its own account, the Company shall give prompt written notice of its intention to do so to each of the Holders of record of Registrable Securities. Upon the written request of any Holder, made within 15 days following the receipt of any such written notice (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder and the intended method of distribution thereof), the Company shall use its best efforts to cause all such Registrable Securities, the Holders of which have so requested the registration thereof, to be registered under the Securities Act (with the securities that the Company at the time proposes to register) to permit the sale or other disposition by such Holders (in accordance with the intended method of distribution thereof) of the Registrable Securities to be so registered (such registration, a "Piggyback Registration"). There is no limitation on the number of Piggyback Registrations pursuant to the preceding sentence that the Company is obligated to effect. No registration effected under this Section 5.2(a) shall relieve the Company of its obligations to effect Demand Registrations.

  (b) If, at any time after giving written notice of its intention to register any equity securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register or to delay registration of such equity securities, the Company may, at its election, give written notice of such determination to all Holders of record of Registrable Securities and (i) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Securities in connection with such abandoned registration, without prejudice, however, to the rights of Holders under Section 5.1, and (ii) in the case of a determination to delay such registration of its equity securities, shall be permitted to delay the registration of such Registrable Securities for the same period as the delay in registering such other equity securities.

  (c) Any Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any registration statement pursuant to this
Section 5.2 by giving written notice to the Company of its request to withdraw; provided, however, that (i) such request must be made in writing prior to the earlier of the execution of the underwriting agreement or the execution of the custody agreement with respect to such registration and (ii) such withdrawal shall be irrevocable and, after making such withdrawal, a Holder shall no longer have any right to include Registrable Securities in the registration as to which such withdrawal was made.

  (d) If the managing underwriter of any underwritten offering shall inform the Company by letter of its belief that the number of Registrable Securities requested to be included in a registration under this Section 5.2 would materially adversely affect such offering, then the Company will include in such registration, first, the securities proposed by the Company to be sold for its own account, second, the Registrable Securities and all other securities of the Company to be included in such registration to the extent of the number and type, if any, that the Company is so advised can be sold in (or during the time of) such offering, pro rata among the Holders on the basis of the relative number of shares of Registrable Securities requested to be registered pursuant to Section 5.2(a) by each such Holder and, third, pro rata among the holders of any other securities of the Company with respect to which the holders thereof are entitled to and desire "piggy-back" or similar registration rights.

  Section 5.3 Registration Procedures. If and whenever the Company is required by the provisions of this Agreement to use its best efforts to effect or cause the registration of any Registrable Securities under the Securities Act as provided in this Agreement, the Company shall, as expeditiously as possible:

  (a) prepare and file with the Commission a registration statement on an appropriate registration form of the Commission for the disposition of such Registrable Securities in accordance with the intended method of disposition thereof, which form (i) shall be selected by the Company and (ii) shall, in the case of a shelf registration, be available for the sale of the Registrable Securities by the selling Holders thereof and such registration statement shall comply as to form in all material respects with the requirements of the applicable form and include all financial statements required by the Commission to be filed therewith, and the Company shall use its best efforts to cause such registration statement to become effective (provided, however, that before filing a registration statement or prospectus or any amendments or supplements thereto, or comparable statements under securities or "blue sky" laws of any jurisdiction, the Company will furnish to counsel for the Holders participating in the planned offering (selected by the Initiating Holder, in the case of a Demand Registration, or the Requisite Percentage of Participating Holders, in the case of a Piggyback Registration) and the underwriters, if any, copies of all such documents proposed to be filed (including all exhibits thereto), which documents will be subject to the reasonable review and, in the case of a registration pursuant to Section 5.1, reasonable comment of such counsel, and the Company shall not file any registration statement or amendment thereto or any prospectus or supplement thereto pursuant to Section 5.1 to which the Holders of a majority of the Registrable Securities covered by such registration statement or the underwriters, if any, shall reasonably object in writing);

  (b) prepare and file with the Commission such amendments (including post-effective amendments) and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for such period as any seller of Registrable Securities pursuant to such registration statement shall request and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all Registrable Securities covered by such registration statement in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement until the earlier of (i) such time as all such Registrable Securities have been disposed of in accordance with the intended methods of disposition by the Holder or Holders thereof set forth in such registration statement and (ii) the expiration of 180 days from the date such registration statement first becomes effective;

  (c) furnish, without charge, to each seller of such Registrable Securities and each underwriter, if any, of the securities covered by such registration statement such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits), and the prospectus included in such registration statement (including each preliminary prospectus and summary prospectus), in conformity with the requirements of the Securities Act, such documents incorporated by reference in such registration statement, and such other documents, as such seller and underwriter may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by such seller;

  (d) use its best efforts to register or qualify all Registrable Securities covered by such registration statement under such other securities or "blue sky" laws of such jurisdictions as any sellers of Registrable Securities or any managing underwriter, if any, shall reasonably request, and do any and all other acts and things that may be necessary or advisable to enable such sellers or underwriter, if any, to consummate the disposition of the Registrable Securities in such jurisdictions, except that in no event shall the Company be required to qualify generally to do business as a foreign corporation in any jurisdiction where it would not, but for the requirements of this paragraph
(d), be required to be so qualified, to subject itself to taxation in any such jurisdiction or to consent to general service of process in any such jurisdiction;

  (e) enter into such customary agreements (including an underwriting agreement in customary form), which may include indemnification provisions in favor of underwriters and other persons in addition to, or in substitution for, the provisions of Section 5.8 hereof, and take such other actions as the Initiating Holder, in the case of a Demand Registration, or the Requisite Percentage of Participating Holders, in the case of a Piggyback Registration, or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

  (f) furnish to each seller of Registrable Securities (i) a signed counterpart, addressed to such seller, of any opinion of counsel for the Company, dated the date of the closing under the underwriting agreement with respect to such offering, in customary form and in form and scope reasonably satisfactory to the underwriter and its counsel, and (ii) a signed counterpart, if requested by such Seller, addressed to it, of any "cold comfort" letter signed by the independent public accountants in customary form and covering matters of the type customarily covered by "cold comfort" letters (provided that Registrable Securities constitute at least 25% of the securities covered by such registration statement, unless such a "cold comfort" letter or letters are provided to the Company or other selling holders in connection with such registration);

  (g) immediately notify each Holder selling Registrable Securities covered by such registration statement and each managing underwriter, if any: (i) when the registration statement, any pre-effective amendment, the prospectus or any prospectus supplement related thereto or post-effective amendment to the registration statement has been filed and, with respect to the registration statement or any post-effective amendment, when the same has become effective;
(ii) of any request by the Commission or state securities authority for amendments or supplements to the registration statement or the prospectus related thereto or for additional information; (iii) of the issuance by the Commission of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings for that purpose; (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or "blue sky" laws of any jurisdiction or the initiation of any proceeding for such purpose; (v) of the existence of any fact of which the Company becomes aware that results in the registration statement, the prospectus related thereto or any document incorporated therein by reference containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statement therein not misleading; and (vi) if at any time the representations and warranties contemplated by Section 5.8 below cease to be true and correct in all material respects; and, if the notification relates to an event described in clause (v), the Company shall promptly prepare and furnish to each such seller and each underwriter, if any, a reasonable number of copies of a prospectus supplemented or amended so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in the light of the circumstances under which they were made not misleading;

  (h) use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable after the effective date of the registration statement (and in any event within 16 months thereafter), an earnings statement (which need not be audited) covering the period of at least 12 consecutive months beginning with the first day of the Company's first calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and the rules and regulations thereunder;

  (i) use its best efforts to cause all such Registrable Securities covered by such registration statement to be listed on each securities exchange or quotation system on which similar securities issued by the Company are then listed or quoted (if any), and provide a transfer agent and registrar for such Registrable Securities not later than the effective date of such registration statement;

  (j) enter into such customary agreements (including, if applicable, an underwriting agreement) and take such other actions as the Initiating Holder, in the case of a Demand Registration, or the Requisite Percentage of Participating Holders, in the case of a Piggyback Registration, shall reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

  (k) deliver promptly to the each Holder and counsel for the selling Holders participating in the offering and each underwriter, if any, copies of all correspondence between the Commission and the Company, its counsel or auditors and any memoranda relating to discussions with the Commission or its staff with respect to the registration statement, other than those portions of any such memoranda that contain information subject to attorney-client privilege with respect to the Company, and, upon receipt of such confidentiality agreements as the Company may reasonably request, make reasonably available for inspection by any seller of such Registrable Securities covered by such registration statement, by any underwriter, if any, participating in any disposition to be effected pursuant to such registration statement and by any attorney, accountant or other agent retained by any such seller or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company's officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

  (l) use reasonable efforts to prevent the issuance of any stop order suspending the effectiveness of the registration statement or of any order preventing or suspending the use of any preliminary prospectus and, if any such order is issued, to obtain the withdrawal of any such order at the earliest possible moment;

  (m) provide a CUSIP number for all Registrable Securities, not later than the effective date of the registration statement;

  (n) make reasonably available its employees and personnel and otherwise provide reasonable assistance to the underwriters (taking into account the needs of the Company's businesses and the requirements of the marketing process) in the marketing of Registrable Securities in any underwritten offering;

  (o) promptly prior to the filing of any document that is to be incorporated by reference into the registration statement or the prospectus (after the initial filing of such registration statement), provide copies of such document to counsel for the selling Holders and to each managing underwriter, if any, and make the Company's representatives reasonably available for discussion of such document and make such changes in such document concerning the selling holders prior to the filing thereof as counsel for such selling holders or underwriters may reasonably request;

  (p) furnish to each Holder participating in the offering and the managing underwriter, without charge, at least one signed copy of the registration statement and any post-effective amendments thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);

  (q) cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the National Association of Securities Dealers, Inc.;

  (r) use reasonable efforts to make available the executive officers of the Company to participate with the Holders of Registrable Securities and any underwriters in any "road shows" or other selling efforts that may be reasonably requested by the selling Holders in connection with the methods of distribution for the Registrable Securities;

  (s) cooperate with the selling Holders of Registrable Securities and the managing underwriter, if any, to facilitate the timely preparation and delivery of certificates not bearing any restrictive legends representing the Registrable Securities to be sold, and cause such Registrable Securities to be issued in such denominations and registered in such names in accordance with the underwriting agreement prior to any sale of Registrable Securities to the underwriters or, if not an underwritten offering, in accordance with the instructions of the selling Holders of Registrable Securities at least three business days prior to any sale of Registrable Securities;

  (t) in the case of a registration under Canadian securities laws, take such reasonable actions as may be necessary to facilitate the sale of Registrable Securities on a public basis in Canada, including making any necessary filings with Canadian securities authorities or any Canadian stock exchange on which the Registrable Securities are listed; and

  (u) take all such other reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of such Registrable Securities.

  The Company may require as a condition precedent to the Company's obligations under this Section 5.3 that each seller of Registrable Securities as to which any registration is being effected furnish the Company such information regarding such seller and the distribution of such securities as the Company may from time to time reasonably request in writing and as shall be required by law or by the Commission in connection therewith, provided that such information shall be used only in connection with such registration. Each Holder of Registrable Securities agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in clause (v) of paragraph (g) of this Section 5.3, such Holder will discontinue such Holder's disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Holder's receipt of the copies of the supplemented or amended prospectus contemplated by paragraph
(g) of this Section 5.3 and, if so directed by the Company, will deliver to the Company (at the Company's expense) all copies, other than permanent file copies, then in such Holder's possession of the prospectus covering such Registrable Securities that was in effect at the time of receipt of such notice. In the event the Company shall give any such notice, the applicable period mentioned in paragraph (b) of this Section 5.3 shall be extended by the number of days during such period from and including the date of the giving of such notice to and including the date when each seller of any Registrable Securities covered by such registration statement shall have received the copies of the supplemented or amended prospectus contemplated by paragraph (g) of this Section 5.3. If any such registration statement or comparable statement under "blue sky" laws refers to any Holder by name or otherwise as the Holder of any securities of the Company, then such Holder shall have the right to require (i) the insertion therein of language, in form and substance satisfactory to such Holder and the Company, to the effect that the holding by such Holder of such securities is not to be construed as a recommendation by such Holder of the investment quality of the Company's securities covered thereby and that such holding does not imply that such Holder will assist in meeting any future financial requirements of the Company or (ii) in the event that such reference to such Holder by name or otherwise is not in the judgment of the Company, as advised by counsel, required by the Securities Act or any similar federal statute or any state "blue sky" or securities law then in force, the deletion of the reference to such Holder.

  Section 5.4 Registration Expenses. (a) Each Holder of Registrable Securities (together with the Company, if the Company participates in a registration) participating in any registration pursuant to Section 5.1 shall pay its pro rata share of Expenses related to such registration on the basis of the number of Registrable Securities included in such registration by such Holder (including the Company, if applicable) relative to the number of securities included in such registration by all holders (including the Company, if applicable, and any other holders including securities in the registration pursuant to an agreement with the Company other than this Agreement), other than Expenses directly attributable to a particular Holder, which shall be borne by such Holder, provided that the Company shall bear all expenses of the initial registration effected pursuant to Section 5.1 upon the request of each of SPE, USI and the Claridge Group.

  (b) Each Holder of Registrable Securities participating in any registration initiated by the Company pursuant to Section 5.2 shall pay its pro rata share of Expenses (other than Company Expenses which shall be borne by the Company) related to such registration on the basis of the number of Registrable Securities included in such registration by such Holder relative to the number of securities included in such registration by all holders (excluding the Company and including any holders including securities in the registration pursuant to an agreement with the Company other than this Agreement), other than Expenses directly attributable to a particular Holder which shall be borne by such Holder.

  (c) Notwithstanding the foregoing, (i) the provisions of this Section 5.4 shall be deemed amended to the extent necessary to cause these expense provisions to comply with the "blue sky" laws of each state in which the offering is made, (ii) in connection with any registration hereunder, each Holder of Registrable Securities being registered shall pay all underwriting discounts and commissions and any transfer taxes, if any, attributable to the sale of such Registrable Securities, pro rata with respect to payments of discounts and commissions in accordance with the number of shares sold in the offering by such Holder, and (iii) the Company shall, in the case of all registrations under this Article V, be responsible for all its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties).

  Section 5.5 Limitations on Sale or Distribution of Other Securities. (a) To the extent requested in writing by a managing underwriter, if any, of any registration effected pursuant to Section 5.1, each Holder of Registrable Securities agrees not to Transfer, including any sale pursuant to Rule 144 under the Securities Act, any Common Stock (other than as part of such underwritten public offering) during the time period reasonably requested by the managing underwriter, not to exceed 90 days (and the Company hereby also so agrees (except that the Company may effect any sale or distribution of any such securities pursuant to a registration on Form S-4 (if reasonably acceptable to such managing underwriter) or Form S-8, or any successor or similar form that is then in effect or upon the conversion, exchange or exercise of any then outstanding Common Stock Equivalent) to use its reasonable best efforts to cause each holder of any equity security or any security convertible into or exchangeable or exercisable for any equity security of the Company purchased from the Company at any time other than in a public offering so to agree). Each managing underwriter shall be entitled to rely on the agreements of each Holder of Registrable Securities set forth in this Section 5.5(a) and shall be a third party beneficiary of the provisions of this Section 5.5(a).

  (b) The Company hereby agrees that, if it shall previously have received a request for registration pursuant to Section 5.1, and if such previous registration shall not have been withdrawn or abandoned, the Company shall not Transfer any Common Stock (other than as part of such underwritten public offering, a registration on Form S-4 or Form S-8 or any successor or similar form that is then in effect or upon the conversion, exchange or exercise of any then outstanding Common Stock Equivalent), until a period of 90 days shall have elapsed from the effective date of such previous registration; and the Company shall so provide in any registration rights agreements hereafter entered into with respect to any of its securities.

  Section 5.6 Company Right to Postpone Registration. The Company shall be entitled to postpone for a reasonable period of time (but not exceeding 120 days) the filing of any registration statement otherwise required to be prepared and filed by it pursuant to this Agreement if the Company concludes that such registration and offering would materially adversely affect any financing, acquisition, corporate reorganization or other material transaction involving the Company or any of its Affiliates or would require premature disclosure thereof and the Company promptly gives the Holders of Registrable Securities requesting registration thereof pursuant to Section 5.1 written notice of such delay. If the Company shall so postpone the filing of a registration statement, such Holders of Registrable Securities requesting registration thereof pursuant to Section 5.1 shall have the right to withdraw the request for registration by giving written notice to the Company within 30 days after receipt of the notice of postponement and, in the event of such withdrawal, such request shall not be counted for purposes of the requests for registration to which Holders of Registrable Securities are entitled pursuant to Section 5.1 hereof.

  Section 5.7 No Required Sale. Nothing in this Agreement shall be deemed to create an independent obligation on the part of any Holder to sell any Registrable Securities pursuant to any effective registration statement.

  Section 5.8 Indemnification. (a) In the event of any registration of any securities of the Company under the Securities Act pursuant to this Article V, the Company will, and hereby does, indemnify and hold harmless, to the fullest extent permitted by law, each seller of any Registrable Securities covered by such registration statement, its directors, officers, affiliates, employees, stockholders, members and general and limited partners (and the directors, officers, affiliates, employees, stockholders, members and general and limited partners thereof), each other Person who participates as an underwriter in the offering or sale of such securities, each officer, director, employee, stockholder, member or general and limited partner of such underwriter, and each other Person, if any, who controls such seller or any such underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, against any and all losses, claims, damages or liabilities, joint or several, actions or proceedings (whether commenced or threatened) in respect thereof ("Claims") and expenses (including reasonable fees of counsel and any amounts paid in any settlement effected with the Company's consent, which consent shall not be unreasonably withheld or delayed) to which each such indemnified party may become subject under the Securities Act or otherwise, insofar as such Claims or expenses arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement under which such securities were registered under the Securities Act, together with the documents incorporated by reference therein or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary, final or summary prospectus or any amendment or supplement thereto, together with the documents incorporated by reference therein, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company shall not be liable to any such indemnified party in any such case to the extent such Claim or expense arises out of or is based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact made in such registration statement or amendment thereof or supplement thereto or in any such prospectus or any preliminary, final or summary prospectus in reliance upon and in conformity with written information furnished to the Company by or on behalf of such indemnified party specifically for use therein. Such indemnity and reimbursement of expenses shall remain in full force and effect regardless of any investigation made by or on behalf of such indemnified party and shall survive the Transfer of such securities by such seller.

  (b) Each Holder of Registrable Securities that are included in the securities as to which any registration under Section 5.1 or 5.2 is being effected (and, if the Company requires as a condition to including any Registrable Securities in any registration statement filed in accordance with Section 5.1 or 5.2, any underwriter) shall, severally and not jointly, indemnify and hold harmless (in the same manner and to the same extent as set forth in paragraph (a) of this
Section 5.8) to the extent permitted by law the Company, its officers and directors, each Person controlling the Company within the meaning of the Securities Act and all other prospective sellers and their directors, officers, general and limited partners and respective controlling Persons with respect to any untrue statement or alleged untrue statement of any material fact in, or omission or alleged omission of any material fact from, such registration statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company or its representatives by or on behalf of such Holder or underwriter specifically for use therein and reimburse such indemnified party for any legal or other expenses reasonably incurred in connection with investigating or defending any such Claim as such expenses are incurred; provided, however, that the aggregate amount that any such Holder shall be required to pay pursuant to this Section 5.8(b) and Sections 5.8(c) and 5.9 shall in no case be greater than the amount of the net proceeds received by such person upon the sale of the Registrable Securities pursuant to the registration statement giving rise to such Claim. Such indemnity and reimbursement of expenses shall remain in full force and effect regardless of any investigation made by or on behalf of such indemnified party and shall survive the Transfer of such securities by such Holder.

  (c) Indemnification similar to that specified in the preceding paragraphs (a) and (b) of this Section 5.8 (with appropriate modifications) shall be given by the Company and each seller of Registrable Securities with respect to any required registration or other qualification of securities under any state securities and "blue sky" laws.

  (d) Any person entitled to indemnification under this Agreement shall notify promptly the indemnifying party in writing of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Section 5.8, but the failure of any indemnified party to provide such notice shall not relieve the indemnifying party of its obligations under the preceding paragraphs of this Section 5.8, except to the extent the indemnifying party is materially prejudiced thereby, and shall not relieve the indemnifying party from any liability that it may have to any indemnified party otherwise than under this Article V. In case any action or proceeding is brought against an indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, unless in the reasonable opinion of outside counsel to the indemnified party a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, to assume the defense thereof jointly with any other indemnifying party similarly notified, to the extent that it chooses, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that if (i) the indemnifying party fails to take reasonable steps necessary to defend diligently the action or proceeding within 20 days after receiving notice from such indemnified party that the indemnified party believes it has failed to do so; (ii) such indemnified party who is a defendant in any action or proceeding that is also brought against the indemnifying party reasonably shall have concluded that there may be one or more legal defenses available to such indemnified party that are not available to the indemnifying party; or (iii) representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct, then, in any such case, the indemnified party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all indemnified parties in each jurisdiction who shall be approved by the Requisite Percentage of Participating Holders in the registration in respect of which such indemnification is sought), and the indemnifying party shall be liable for any expenses therefor. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (x) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (y) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

  (e) The indemnity agreements contained herein shall be in addition to any other rights to indemnification or contribution that any indemnified party may have pursuant to law or contract and shall remain operative and in full force and effect regardless of any investigation made or omitted by or on behalf of any indemnified party and shall survive the Transfer of the Registrable Securities by any such party.

  (f) The indemnification and contribution required by this Section 5.8 and
Section 5.9 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred.

  Section 5.9 Contribution. (a) If for any reason the indemnity provided for in
Section 5.8 is unavailable or is insufficient to hold harmless an indemnified party under Sections 5.8(a), (b) or (c), then each indemnifying party and the Company (i) as between the Company and the holders of Registrable Securities covered by a registration statement, on the one hand, and the underwriters, on the other, in such proportion as is appropriate to reflect the relative benefits received by the Company and such holders, on the one hand, and the underwriters, on the other, from the offering of the Registrable Securities, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the Company and such holders, on the one hand, and of the underwriters, on the other, in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations, and (ii) as between the Company, on the one hand, and each holder of Registrable Securities covered by a registration statement, on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of each such holder in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by the Company and such holders, on the one hand, and the underwriters, on the other, shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by the Company and such holders bear to the total underwriting discounts and commissions received by the underwriters. The relative fault of the Company and such holders, on the one hand, and of the underwriters, on the other, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and such holders or by the underwriters. The relative fault of the Company, on the one hand, and of each such holder, on the other, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact relates to information supplied by such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

  (b) The Company and the holders of Registrable Securities agree that it would not be just and equitable if contribution pursuant to this Section 5.9 were determined by pro rata allocation (even if the underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in the next preceding paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the next preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 5.9, no underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities underwritten by it and distributed to the public exceeds the amount of any damages that such underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and no holder of Registrable Securities shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities of such holder were offered to the public exceeds the amount of any damages that such holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Each Stockholder's obligation to contribute pursuant to this
Section 5.9 is several in the proportion that the proceeds of the offering received by such Stockholder bears to the total proceeds of the offering received by all the Stockholders and not joint.

  Section 5.10 Underwritten Offerings. (a) If requested by the underwriters for any underwritten offering by the Holders pursuant to a registration requested under Section 5.1, the Company shall enter into a customary underwriting agreement with the underwriters. Such underwriting agreement shall be satisfactory in form and substance to the Initiating Holder and shall contain such representations and warranties by, and such other agreements on the part of, the Company and such other terms as are generally included in the standard underwriting agreement of such underwriters, including indemnities and contribution agreements. Any Holder participating in the offering shall be a party to such underwriting agreement and may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of such Holder and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of such Holder. Such underwriting agreement shall also contain such representations and warranties by the participating Holders as are customary in agreements of that type.

  (b) In the case of a registration pursuant to Section 5.2 hereof, if the Company shall have determined to enter into an underwriting agreement in connection therewith, all of the Holders' Registrable Securities to be included in such registration shall be subject to such underwriting agreement. Any Holder participating in such registration may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of such Holder and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of such Holder. Such underwriting agreement shall also contain such representations and warranties by the participating Holders as are customary in agreements of that type.

  Section 5.11 Rule 144. The Company covenants and agrees that (i) so long as it remains subject to the reporting provisions of the Exchange Act, it will timely file the reports required to be filed by it under the Securities Act or the Exchange Act (including, but not limited to, the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c)(1) of Rule 144 under the Securities Act), and (ii) it will take such further action as any Holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (x) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (y) any similar rule or regulation hereafter adopted by the Commission. Upon the request of any Holder of Registrable Securities, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements.

  Section 5.12 Article V Termination. The rights and obligations of a Stockholder and its Permitted Transferees under this Article V shall terminate upon such Stockholder's Applicable Percentage equalling less than 3.5%, provided that in the event that a Stockholder's Applicable Percentage shall be less than 3.5% as a result of the issuance of additional Voting Shares by the Company, such Stockholder shall be so advised by the Company by written notice and the provisions of this Article V shall continue to bind and enure to the benefit of such Stockholder for a period of 180 days following such Stockholder's receipt of such notice and will continue to bind and enure to the benefit of such Stockholder thereafter in the event that such Stockholder (and/or its Permitted Transferees) acquires, during such 180-day period, a sufficient number of Voting Shares such that its Applicable Percentage equals or exceeds 3.5%.

                                   ARTICLE VI

                                   Standstill

  Section 6.1 Standstill with the Company. (a) Each of SPE and USI and each member of the Claridge Group covenants and agrees with the Company and with each of SPE and USI that such Stockholder shall not, and shall cause its Affiliates not to, acquire, directly or indirectly, the beneficial ownership of any additional Voting Shares (except by way of stock dividends, stock reclassifications or other distributions or offerings made available to holders of Voting Shares generally), except for:

    (i) subject to the provisions at the end of clause (ii) below, acquisitions of a number of Voting Shares representing up to an aggregate of 5% of the Company's outstanding Voting Shares in open market purchases or in privately-negotiated transactions during any rolling 12-month period (measuring the outstanding Voting Shares as of the first day of such period), provided that any such acquisition in a privately-negotiated transaction shall not be at a price in excess of 3% of the closing price of such Voting Shares on the principal exchange or market on which such security may be listed or trade on the trading day immediately preceding the date on which a binding agreement is entered into regarding such acquisition and, in the event a closing price is unavailable, such price shall not be in excess of Fair Market Value;

    (ii) acquisitions in privately-negotiated transactions from five or fewer persons pursuant to offers not made generally to holders of Voting Shares and pursuant to which the value of any consideration paid for any Voting Shares, including brokerage fees or commissions, does not exceed 115% of the "Market Price" (as determined in accordance with the regulations under the Securities Act (Ontario)), provided, however, that no acquisition shall be permitted pursuant to clause (i) or (ii) if, as a result of such acquisition, the Public Stockholders would beneficially own less than 20% of the outstanding Voting Shares, provided, further, that the foregoing proviso shall not be applicable to USI or any of its Affiliates, SPE or any of its Affiliates or the members of the Claridge Group if, upon consummation of such acquisition, such Stockholder's Applicable Percentage would be less than 25%.

    (iii) acquisitions from SPE, USI, members of the Claridge Group and their respective Permitted Transferees;

    (iv) acquisitions from the Company pursuant to Section 7.1 or on terms and conditions approved by a Determination of the Independent Directors;

    (v) acquisitions pursuant to a tender offer or exchange offer made in accordance with applicable law;

    (vi) if the Company shall have issued or sold Voting Shares (other than pursuant to the Equity Offering) to any Person other than such Stockholder or a Permitted Transferee thereof without effecting a pro rata issuance of Voting Shares to such Stockholder or a Permitted Transferee thereof (calculated based on such Stockholder's Applicable Percentage at the time of such issuance or sale), acquisitions (whether pursuant to Section 7.1 or otherwise) of an aggregate number of Voting Shares equal to the number of Voting Shares that would result in such Stockholder having the same Applicable Percentage as such Stockholder would have had if the Company had not issued or sold such Voting Shares; or

    (vii) acquisitions of Common Stock upon the conversion of Non-Voting Common Stock.

  (b) Notwithstanding anything to the contrary contained in Section 6.1(a), in the case of any acquisition permitted pursuant to Section 6.1(a) that would constitute a "Rule 13e-3 transaction" (as defined in Rule 13e-3 under the Exchange Act), prior to the consummation of any such transaction (x) a nationally recognized investment bank shall have delivered an opinion to the Board that such transaction is fair from a financial point of view to the stockholders of the Company, other than the applicable Stockholder, (y) a majority of the Independent Directors shall have approved the transaction and
(z) if the Public Stockholders beneficially own more than 20% of the Voting Shares and if approval of stockholders of the Company is required by the DGCL or the Certificate, a majority of the shares of Common Stock held by such holders shall have been voted in favor of the transaction.

  (c) The restrictions of Section 6.1(a) and 6.1(b) shall terminate on the earlier of (x) the six-year anniversary of the Closing and (y) any time after the four-year anniversary of the Closing upon the Claridge Group ceasing to have the right to designate a Director pursuant to Section 2.1, or upon the occurrence of:

    (i) a bona fide tender or exchange offer to acquire more than 20% of the Voting Shares having been made by any Person (except that such restrictions shall not terminate as to any Stockholder if such tender or exchange offer is made by such Stockholder or any of its Affiliates or by any Person acting in concert with such Stockholder or any of its Affiliates or is induced by such Stockholder or any of its Affiliates), provided that if such offer is withdrawn or expires without being consummated, Section 6.1(a) and 6.1(b) shall be reinstated (but no such reinstatement shall prohibit any Stockholder from thereafter purchasing Voting Shares pursuant to a contract entered into prior to the withdrawal or expiration of such tender offer or exchange offer or pursuant to a tender offer or exchange offer commenced by a Stockholder prior to such time);

    (ii) the Applicable Percentage of SPE, USI or the Claridge Group equaling or exceeding 80%, provided that, in the case of USI, such percentage shall be 33 1/3% at any time USI and its Affiliates beneficially own more Voting Shares than any other holder of Common Stock;

    (iii) with respect to any Stockholder, such Stockholder's Applicable Percentage being less than 15% (provided that such restrictions shall be reinstated if such Stockholder's Applicable Percentage equals or exceeds 15% within one year thereafter);

    (iv) any Person (other than a Stockholder or a Permitted Transferee) beneficially owning more than 20% of the Voting Shares, excluding from the Voting Shares beneficially owned by such Person Voting Shares acquired from a Stockholder, a Permitted Transferee or the Company; or

    (v) the Public Stockholders beneficially owning more than 66 2/3% of the Voting Shares.
  (d) Notwithstanding anything to the contrary herein, if a Stockholder who would otherwise be in violation of Section 6.1(a) has violated such Section inadvertently, and after becoming aware of such violation such Stockholder divests as promptly as practicable a sufficient number of Voting Shares so that such Stockholder would no longer be in violation of such Section, then such Stockholder shall not be deemed to have been in violation of Section 6.1(a) for any purposes of this Agreement.

  (e) Notwithstanding anything to the contrary herein, the provisions of
Section 6.1(a) shall not be applicable to any member of the Claridge Group so long as the Applicable Percentage of the Claridge Group is less than 15% (provided that an acquisition by any member of the Claridge Group shall be subject to the restriction of Section 6.1(a) if such acquisition would result in the Applicable Percentage of the Claridge Group equalling or exceeding 15%).

  Section 6.2 Standstill among the Stockholders. (a) Each of SPE and USI covenants and agrees with the other and each member of the Claridge Group covenants and agrees with each of SPE and USI that neither such Stockholder nor any of its Affiliates will acquire, directly or indirectly, the beneficial ownership of any Voting Shares if immediately prior to such acquisition such Stockholder's Applicable Percentage exceeds 50%, excluding Voting Shares acquired from another Stockholder or its Permitted Transferees, or if, as a result of such acquisition, (i) such Stockholder and its Affiliates would beneficially own an aggregate of more than 50% of the Voting Shares, excluding Voting Shares acquired from another Stockholder or its Permitted Transferees, or (ii) the Public Stockholders would beneficially own less than 20% of the outstanding Voting Shares; provided, however, that this clause (ii) shall not be applicable to USI or any of its Affiliates, or SPE or any of its Affiliates or the members of the Claridge Group and their respective Affiliates, if, upon consummation of such acquisition, such Stockholder's Applicable Percentage would be less than 25%. Notwithstanding the foregoing, the provisions of this
Section 6.2(a) shall not prohibit the acquisition of Common Stock upon the conversion of Non-Voting Common Stock.

  (b) The restrictions of Section 6.2(a) shall terminate if:

    (i) the Applicable Percentage of either SPE or USI is less than 10% (provided that such restrictions shall be reinstated if such Stockholder's Applicable Percentage equals or exceeds 10% within one year thereafter);

    (ii) a bona fide tender or exchange offer to acquire more than 15% of the outstanding Voting Shares is made by any Person (except that such restrictions shall not terminate as to any Stockholder if such tender or exchange offer is made by such Stockholder or any of its Affiliates or by any Person acting in concert with such Stockholder or any of its Affiliates or is induced by such Stockholder or any of its Affiliates), provided that if such offer is withdrawn or expires without being consummated, Section 6.2(a) shall be reinstated (but no such reinstatement shall prohibit any Stockholder from thereafter purchasing Voting Shares pursuant to a contract entered into prior to the withdrawal or expiration of such tender offer or exchange offer or pursuant to a tender offer or exchange offer commenced by a Stockholder prior to such time); or

    (iii) any Person (other than a Stockholder or a Permitted Transferee) beneficially owns more than 15% of the Voting Shares, excluding Voting Shares acquired from a Stockholder or a Permitted Transferee, but only if the sum of the Applicable Percentages of SPE and USI is less than 45%.

  (c) Notwithstanding anything to the contrary herein, if a Stockholder who would otherwise be in violation of Section 6.2(a) has violated such Section inadvertently, and after becoming aware of such violation such Stockholder divests as promptly as practicable a sufficient number of Voting Shares so that such Stockholder would no longer be in violation of such Section, then such Stockholder shall not be deemed to have been in violation of Section 6.2(a) for any purposes of this Agreement.

  (d) Notwithstanding anything to the contrary herein, the provisions of
Section 6.2(a) shall not be applicable to any member of the Claridge Group so long as the Applicable Percentage of the Claridge Group is less than 10% (provided that an acquisition by any member of the Claridge Group shall be subject to the restrictions of Section 6.2(a) if such acquisition would result in the Applicable Percentage of the Claridge Group equalling or exceeding 10%).

                                  ARTICLE VII

                            Equity Purchase Rights

  Section 7.1 Equity Purchase Rights. (a) If the Company proposes to issue or sell any Voting Shares pursuant to a transaction in respect of which SPE or USI shall have the right to consent pursuant to clause (vii) of Section 3.1(a) (any such Stockholder, an "Offeree"), each Offeree shall have the right, exercisable in whole or in part and subject to the applicable rules of any stock exchange on which the Common Stock shall then be listed, to acquire from the Company a portion of the Voting Shares proposed to be issued or sold to Persons other than such Offeree or any of its Affiliates (the "Issuance Shares") up to an amount equal to the number or other amount of the Issuance Shares multiplied by such Offeree's then Applicable Percentage, prior to giving effect to the consummation of the proposed issuance or sale and any acquisition by an Offeree pursuant to this Section 7.1(a) (with respect to each Offeree, the number or amount of Voting Shares which such Offeree may purchase pursuant to this Section 7.1(a) shall be referred to as such Offeree's "Offered Shares"). Notwithstanding anything to the contrary contained in this Section 7.1(a), in the event that SPE and its Permitted Transferees beneficially own Non-Voting Common Stock and Common Stock, SPE's Offered Shares will be allocated between Non-Voting Common Stock and Common Stock in the same proportion.

  (b) The Company shall give written notice of a proposed issuance or sale described in Section 7.1(a) to each Offeree within two Business Days following any meeting of the Board of Directors at which any such issuance or sale is approved. Such notice (the "Issuance Notice") shall set forth the material terms and conditions of such proposed transaction, including the name of any proposed purchaser(s) or the proposed manner of disposition, in the case of a public offering, the number or amount and description of the Issuance Shares and, except in the case of a public offering, the proposed purchase price per share, including a description of any non-cash consideration sufficiently detailed to permit valuation thereof. Such notice shall also set forth the number of Offered Shares for all Stockholders and shall be accompanied by any written offer from the prospective purchaser to purchase such Voting Shares, if available and permitted pursuant to the terms thereof. The Issuance Notice shall be received by each Offeree at least 20 days prior to the proposed issuance or sale.

  (c) At any time during the 20-day period following an Offeree's receipt of an Issuance Notice, each Offeree shall have the right to irrevocably elect to purchase up to the number of such Offeree's Offered Shares at the purchase price set forth in the Issuance Notice (or if such price includes property other than cash, the equivalent in cash of such price) and upon the other terms and conditions specified in the Issuance Notice by delivering a written notice to the Company. Except as provided in the following sentence, such purchase(s) shall be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice. The closing of any purchase by an Offeree may be extended beyond the closing of the transaction described in the Issuance Notice to the extent necessary to obtain required governmental approvals and other required approvals and the Company and the Offeree shall use their respective best efforts to obtain such approvals.

  (d) If the Offeree(s) do not elect pursuant to Section 7.1(c) to purchase Offered Shares, the Company shall be free to complete the proposed issuance or sale described in the Issuance Notice on terms no less favorable to the Company than those set forth in the Issuance Notice, provided that (x) such issuance or sale is closed within 90 days after the latest of the expiration of the 20-day period described in Section 7.1(c) or, in the case of a public offering, within 20 days of the declaration by the Commission of the effectiveness of the applicable registration statement filed by the Company, (y) the price at which the Voting Shares are transferred must be equal to or higher than the purchase price described in the Issuance Notice (except in the case of a public offering, in which case the price at which the Voting Shares are sold (before deducting underwriting discounts and commissions) shall be equal to at least 90% of such price) and (z) subject to Section 7.1(f), the amount of securities to be issued or sold by the Company may be reduced. Such periods within which such issuance or sale must be closed shall be extended to the extent necessary to obtain required governmental approvals and other required approvals and the Company shall use its best efforts to obtain such approvals.

  (e) If (i) the consideration specified in the Issuance Notice consists of, or includes, consideration other than cash or a publicly traded security for which a closing market price is published for each Business Day, or (ii) any property other than Voting Shares is proposed to be transferred by the Company in connection with the transaction to which the Issuance Notice relates, then the price payable by the Offerees under this Section 7.1 shall be the Determination of the Independent Directors of the Fair Market Value of the consideration per share or other amount in the case of clause (i) and the Determination of the Independent Directors of the Fair Market Value of the consideration per share or other amount determined to be properly allocable to the Voting Shares in the case of clause (ii). Notwithstanding anything to the contrary contained in this
Section 7.1, the time periods applicable to an election by the Offerees to purchase the Offered Shares set forth in Section 7.1(c) shall not be deemed to commence until the Determination of the Independent Directors under this
Section 7.1(e) has been made. The Company agrees to use its best efforts to cause the Determination of the Independent Directors under this Section 7.1(e) to be made as promptly as practicable but in no event later than ten Business Days after delivery by the Company of the Issuance Notice.

  (f) To the extent that, after an Offeree's election to acquire Voting Shares pursuant to its purchase right under this Section 7.1, the number of Issuance Shares shall be reduced (whether at the discretion of the Company or otherwise), then the number of shares or other amount of Voting Shares that such Offeree has the right to acquire under this Section 7.1 shall be reduced pro rata and such Offeree's election shall be deemed to have been its irrevocable commitment to purchase such reduced number of shares or other amount of such Voting Shares.

  (g) Notwithstanding anything to the contrary contained in this Section 7.1, an Offeree shall not be entitled to purchase any securities pursuant to this
Section 7.1 (i) unless and until the Company actually issues or sells the securities that gave rise to the Offeree's purchase right under this Section
7.1 (and the Company may in its sole discretion elect at any time to abandon any such issuance or sale) or (ii) in connection with any pro rata stock split, stock dividend or other combination or reclassification of any Capital Stock of the Company.

  (h) Notwithstanding anything to the contrary contained in this Section 7.1, upon any purchase of Voting Shares by an Offeree pursuant to this Section 7.1 on a later date than the issuance or sale of securities described in the Issuance Notice (x) the purchase price shall be adjusted by subtracting therefrom the Fair Market Value (as established by a Determination of the Independent Directors) of any dividend or distribution received in respect of such Voting Shares after the date of such issuance and prior to the purchase by such Offeree hereunder, (y) the purchase price and number of shares or amount to be purchased shall be adjusted to reflect any stock split, stock dividend, or other combination or reclassification of the Company's Capital Stock during such time and (z) such Offeree shall be entitled to exercise any rights to purchase additional Voting Shares available to all holders of Voting Shares proportionately that it would have been entitled to exercise if it had been the owner of the Voting Shares purchased by such Offeree hereunder on the record date for the distribution of such rights.

                                  ARTICLE VIII

                                 Miscellaneous

  Section 8.1 Conflicting Agreements. Each Stockholder and the Company represents and warrants that such party has not granted and is not a party to any proxy, voting trust or other agreement that is inconsistent with or conflicts with any provision of this Agreement.

  Section 8.2 Duration of Agreement. Except as otherwise provided in this Agreement, the rights and obligations of a Stockholder and its Permitted Transferees under this Agreement shall terminate upon such Stockholder's Applicable Percentage equalling less than 6.25% (or, in the case of the members of the Claridge Group, 3.5% until the five-year anniversary of the Closing and 5% thereafter), provided that in the event that a Stockholder's Applicable Percentage shall be less than 6.25% (or, in the case of the members of the Claridge Group, 3.5% until the five-year anniversary of the Closing and 5% thereafter) as a result of the issuance of additional Voting Shares by the Company, such Stockholder shall be so advised by the Company by written notice following any required recalculation of the number of such Stockholder's designees pursuant to Section 2.1(e) or Section 2.1(g), and the Agreement shall continue to bind and enure to the benefit of such Stockholder for a period of 180 days following such Stockholder's receipt of such notice and will continue to bind and enure to the benefit of such Stockholder thereafter in the event that such Stockholder (and/or its Permitted Transferees) acquires, during such 180-day period, a sufficient number of Voting Shares such that its Applicable Percentage equals or exceeds the applicable percentage set forth above.

  Section 8.3 Best Efforts. Each of SPE and USI covenant and agree with the other to use its best efforts to cause the Company to fulfill the Company's obligations under Article II and Article III of this Agreement. If either SPE or USI fails to use its best efforts to cause the Company to fulfill in any material respect any of the Company's obligations under Article II or Article III, such Stockholder shall immediately cease to have any rights under the provisions of such Articles, provided, however, that if such failure is reasonably capable of being cured, such Stockholder shall retain its rights under such provisions if such failure is cured within 30 days after such Stockholder has received written notice of such failure.

  Section 8.4 Ownership Information. (a) For purposes of this Agreement, a Stockholder, in determining the amount of outstanding Voting Shares, may rely upon information set forth in the most recent quarterly or annual report, and any current report subsequent thereto, filed by the Company with the Commission, unless the Company shall have updated such information by delivery of notice to all Stockholders.

  (b) Upon the reasonable request of the Company or any Stockholder, each Stockholder shall deliver to the Company and each other Stockholder a notice specifying the amount of each class of Voting Shares then beneficially owned by such Stockholder, its Permitted Transferees and its Affiliates. The Company and the other Stockholders shall be entitled to rely on the most recently delivered such notice for all purposes of this Agreement, unless such Stockholder shall have updated such information by delivery of a subsequent notice (including a notice delivered pursuant to Section 4.6).

  Section 8.5 Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

  Section 8.6 Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or any Stockholder unless such modification, amendment or waiver is approved in writing by the Company and each Stockholder whose rights or obligations hereunder are affected by such modification, amendment or waiver, provided that (i) the Company shall not agree to any of the foregoing without the prior written consent of SPE and USI and (ii) unless approved by a Determination of the Independent Directors, the Company shall not agree to any amendment, modification or waiver of any provision contained in
Section 2.1 (other than Section 2.1(c) and 2.1(k)), Sections 2.6 and 2.7, clauses (v) and (vi) of Section 3.1(a), Sections 3.3, 3.4, 4.1, 4.2, 4.5(b),
6.1 and 8.2 or this Section 8.6. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

  Section 8.7 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

  Section 8.8 Entire Agreement. Except as otherwise expressly set forth herein, this document and the other documents dated the date hereof embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way. Without limiting the generality of the foregoing, to the extent that any of the terms hereof are inconsistent with the rights or obligations of any Stockholder under any other agreement with the Company, the terms of this Agreement shall govern.

  Section 8.9 Successors and Assigns. Except as provided in Section 4.5, neither this Agreement nor any of the rights or obligations under this Agreement shall be assigned, in whole or in part (except by operation of law pursuant to a merger whose purpose is not to avoid the provisions of this Agreement), by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

  Section 8.10 Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

  Section 8.11 Remedies. (a) Each party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that, subject to the provisions of Section 3.3, in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

  (b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

  (c) In the event that either SPE or USI (the "Aggrieved Stockholder") has a good faith belief that any other Stockholder or the Company is likely to breach in any material respect or has breached in any material respect any of its obligations under Sections 2.1, 2.4, 2.5, 2.6, 2.7, 3.1, 3.2 or 3.5 or
Article VI of this Agreement, upon notice of such belief from the Aggrieved Stockholder, such Stockholder and/or the Company, as the case may be, agrees to immediately cease taking any action to the extent such Aggrieved Stockholder believes in good faith that such action breaches or would breach any of the foregoing provisions of this Agreement in any material respect. Upon receipt of notice of the Aggrieved Stockholder's belief and until the dispute is resolved, the Company and each of the Stockholders agree not to take any action that would facilitate any such breach and to take reasonable actions to prevent such breach, if it has not yet occurred, or to minimize any adverse consequences to the Aggrieved Stockholder of any such breach. The parties agree that the Aggrieved Stockholder shall have the right to a temporary restraining order from any court of competent jurisdiction enjoining any such breach or potential breach (or otherwise preserving the status quo) pending decision as to whether the Aggrieved Stockholder's belief is correct by, at the Aggrieved Stockholder's election, the court or the Arbitrator. If the Aggrieved Stockholder seeks a judicial determination of such dispute, the parties agree that the court should schedule a hearing to resolve the dispute on one day's notice. If the court or the Arbitrator, as applicable, shall determine that there is a breach or potential breach, the parties agree that the court or the Arbitrator, as applicable, should impose a remedy that would put the Aggrieved Stockholder in the same position it would have been in had there been no such dispute. If any dispute under this Section has been previously determined by a court or the Arbitrator adversely against any party, in connection with any subsequent dispute that is determined by a court or an Arbitrator adversely against such party, such party shall bear all costs and expenses of the Arbitrator or the court, as the case may be, in connection with such subsequent dispute.

  (d) In the event that SPE or the Company shall breach in any material respect any of their respective obligations to USI under this Agreement, at the request of USI, SPE and the Company shall use their respective best efforts to amend the Certificate as soon as practicable, including calling a special meeting of stockholders or soliciting written consents from stockholders, so as to authorize a class of common stock of the Company which would be issued by the Company to USI and its Permitted Transferees on a one-for-one basis in exchange for all the Shares then beneficially owned by them. Such class of common stock would be identical in all respects to the existing Common Stock, except that (i) the consent rights contained in Article III would be incorporated in such class and SPE and USI would cease to have any consent rights under this Agreement, (ii) such class would entitle the holders thereof to proportionate Board representation on the same basis that USI is entitled to Board representation pursuant to Article II and (iii) shares of such class could be converted from time to time at the holder's election into Common Stock on a share-for-share basis. In addition, USI and its Affiliates will have the right to convert any Common Stock from time to time into shares of such class on a share-for-share basis.

  Section 8.12 Notices. Any notice, request, claim, demand or other communication under this Agreement shall be in writing, shall be either personally delivered or sent by reputable overnight courier service (charges prepaid) to the address for such Person set forth below or such other address as the recipient party has specified by prior written notice to the other parties hereto and shall be deemed to have been given hereunder when delivered personally or one day after deposit with a reputable overnight courier service.

    If to the Company:

    LTM Holdings, Inc.
    711 Fifth Avenue, 11th Floor
    New York, NY 10022
    Attention: John C. McBride, Jr.

    with a copy to:

    Fried, Frank, Harris, Shriver & Jacobson
    One New York Plaza
    New York, NY 10004
    Attention: David Golay

    If to SPE:

    Sony Pictures Entertainment
    10202 West Washington Boulevard
    Culver City, CA 90232
    Attention: Ronald N. Jacobi

    with a copy to:

    Dewey Ballantine
    1301 Avenue of the Americas
    New York, NY 10019
    Attention: Morton A. Pierce

    If to USI:

    Universal Studios, Inc.
    100 Universal City Plaza
    Universal City, CA 91608
    Attention: Brian C. Mulligan

    with a copy to:

    Simpson Thacher & Bartlett
    425 Lexington Avenue
    New York, NY 10017-3909
    Attention: John G. Finley

    If to the Trust:

    Charles Rosner Bronfman Family Trust
    c/o Claridge Inc.
    1170 Peel Street, 8th Floor
    Montreal, Quebec, Canada H3B 4P2
    Attention: Robert Rabinovitch

    with a copy to:

    Goodman Phillips & Vineberg
    1501 McGill College Avenue, 26th Floor
    Montreal, Quebec, Canada H3A 3N9
    Attention: Michael D. Vineberg

  Section 8.13 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law. Except as provided in Section 3.3, each of the parties hereto hereby irrevocably and unconditionally consents to submit to the non-exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the County of New York, for any action, proceeding or investigation in any court or before any governmental authority ("Litigation") arising out of or relating to this Agreement and the transactions contemplated hereby and further agrees that service of any process, summons, notice or document by U.S. or Canadian registered mail to its respective address set forth in this Agreement shall be effective service of process for any Litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America, in each case located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation brought in any such court has been brought in an inconvenient forum. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

  Section 8.14 Legends. (a) Upon original issuance thereof, and until such time as the same is no longer required hereunder or under the applicable requirements of the Securities Act or applicable state securities or "blue sky" laws, any certificate issued representing any Shares held by a Stockholder or any Permitted Transferee (including all certificates issued upon Transfer (including to any Third Party Transferee who has entered into an agreement contemplated by Section 4.5(c)) or in exchange thereof or in substitution therefor) shall bear the following legend:

    "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO VOTING AGREEMENTS AND RESTRICTIONS ON TRANSFER SET FORTH IN A CERTAIN STOCKHOLDERS AGREEMENT DATED AS OF SEPTEMBER 30, 1997 AMONG SONY PICTURES ENTERTAINMENT, INC., UNIVERSAL STUDIOS, INC., CHARLES ROSNER BRONFMAN FAMILY TRUST, THE OTHER STOCKHOLDERS PARTY THERETO AND LTM HOLDINGS, INC. (THE "COMPANY"), COPIES OF WHICH AGREEMENT ARE ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY."

  (b) The certificates representing the Shares (including any certificate issued upon Transfer (including to any Third Party Transferee who has entered into an agreement contemplated by Section 4.5(c)) or in exchange thereof or in substitution therefor) shall also bear any legend required under any applicable state securities or "blue sky" laws.

  (c) The Company may make a notation on its records or give instructions to any transfer agents or registrars for the Voting Shares in order to implement the restrictions on Transfer set forth in Article IV.

  (d) In connection with any Transfer of Voting Shares, the transferor shall provide the Company with such customary certificates, opinions and other documents as the Company may reasonably request to assure that such Transfer complies fully with applicable securities and other laws.

  (e) The Company shall not incur any liability for any delay in recognizing any Transfer of Voting Shares if the Company in good faith reasonably believes that such Transfer may have been or would be in violation in any material respect of the provisions of the Securities Act, applicable state securities or "blue sky" laws, or this Agreement.

  (f) After such time as any of the legends described by this Section 8.14 are no longer required on any certificate or certificates representing the Voting Shares, upon the request of any Stockholder, the Company will cause such Stockholder's certificate or certificates to be exchanged for a certificate or certificates that do not bear such legend.

  Section 8.15 Interpretation. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

  Section 8.16 Agents for Stockholders. (a) The Trust shall act as the sole agent for each member of the Claridge Group and its Permitted Transferees (if any) and shall be authorized to exercise all rights of the members of the Claridge Group and such Permitted Transferees hereunder except that the designation of Claridge Directors shall be effected by such party as may be designed in writing at any time or from time to time by the members of the Claridge Group. The Trust shall have sole power and authority to take any action on behalf of the members of the Claridge Group and such Permitted Transferees pursuant to this Agreement, including delivering any notice or granting any waiver or consent hereunder, and the other parties hereto shall be entitled to rely on any action taken by the Trust as being taken on behalf of all members of the Claridge Group and such Permitted Transferees. The rights of the members of the Claridge Group and such Permitted Transferees under this Agreement shall be exercised only by the Trust on behalf of such members and such Permitted Transferees and no such members or Permitted Transferees shall be separately entitled to exercise any such rights. Any notice required to be delivered hereunder to any such member or Permitted Transferee shall be delivered to the Trust.

  (b) SPE shall act as the sole agent for each of its Permitted Transferees (if any) and shall be authorized to exercise all rights of such Permitted Transferees hereunder. SPE shall have sole power and authority to take any action on behalf of its Permitted Transferees pursuant to this Agreement, including delivering any notice or granting any waiver or consent hereunder, and the other parties hereto shall be entitled to rely on any action taken by SPE as being taken on behalf of such Permitted Transferees. The rights of such Permitted Transferees under this Agreement shall be exercised only by SPE on behalf of such Permitted Transferees and no such Permitted Transferees shall be separately entitled to exercise any such rights. Any notice required to be delivered hereunder to any such Permitted Transferee shall be delivered to SPE.

  (c) USI shall act as the sole agent for each of its Permitted Transferees (if any) and shall be authorized to exercise all rights of such Permitted Transferees hereunder. USI shall have sole power and authority to take any action on behalf of its Permitted Transferees pursuant to this Agreement, including delivering any notice or granting any waiver or consent hereunder, and the other parties hereto shall be entitled to rely on any action taken by USI as being taken on behalf of such Permitted Transferees. The rights of such Permitted Transferees under this Agreement shall be exercised only by USI on behalf of such Permitted Transferees and no such Permitted Transferees shall be separately entitled to exercise any such rights. Any notice required to be delivered hereunder to any such Permitted Transferee shall be delivered to USI.

  Section 8.17 Additional Agreement. The Company agrees to comply with the provisions set forth in Exhibit C relating to the use of sound systems in theaters.

  Section 8.18 Effectiveness. This Agreement shall become effective upon consummation of the Transaction and prior thereto shall be of no force or effect, provided that the provisions of Section 3.3(d) shall be effective as of the date of their Agreement. If the Master Agreement shall be terminated in accordance with its terms, this Agreement shall automatically be deemed to have been terminated and shall thereafter be of no force or effect.

  IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the date first written above.

                                          LTM HOLDINGS, INC.

                                                /s/ John C. McBride, Jr.
                                          By: _________________________________
                                            Name:John C. McBride, Jr.
                                            Title: Senior Vice President and
                                                   General Counsel

                                          SONY PICTURES ENTERTAINMENT INC.


                                          By:     /s/ Ronald N. Jacobi
                                              ---------------------------------
                                              Name:  Ronald N. Jacobi
                                              Title: Executive Vice President
                                                     and General Counsel

                                          UNIVERSAL STUDIOS, INC.


                                          By:     /s/ Brian C. Mulligan
                                              ---------------------------------
                                              Name:  Brian C. Mulligan
                                              Title: Senior Vice President

                                          CHARLES ROSNER BRONFMAN FAMILY TRUST


                                          By:    /s/ Robert Rabinovitch
                                              ---------------------------------
                                              Name:  Robert Rabinovitch
                                              Title: Authorized Representative


                                          By:     /s/ Michael Vineberg
                                              ---------------------------------
                                              Name:  Michael Vineberg
                                              Title: Authorized Representative

                                          CHARLES R. BRONFMAN


                                          By:    /s/ Robert Rabinovitch
                                              ---------------------------------
                                              Name:  Robert Rabinovitch
                                              Title: Authorized Representative


                                          By:     /s/ Michael Vineberg
                                              ---------------------------------
                                              Name:  Michael Vineberg
                                              Title: Authorized Representative

                                          E. LEO KOLBER


                                          By:    /s/ Robert Rabinovitch
                                              ---------------------------------
                                              Name:  Robert Rabinovitch
                                              Title: Authorized Representative


                                          By:     /s/ Michael Vineberg
                                              ---------------------------------
                                              Name:  Michael Vineberg
                                              Title: Authorized Representative

                                          ARNOLD M. LUDWICK


                                          By:    /s/ Robert Rabinovitch
                                              ---------------------------------
                                              Name:  Robert Rabinovitch
                                              Title: Authorized Representative


                                          By:     /s/ Michael Vineberg
                                              ---------------------------------
                                              Name:  Michael Vineberg
                                              Title: Authorized Representative

                                          PHYLLIS LAMBERT FOUNDATION


                                          By:    /s/ Robert Rabinovitch
                                              ---------------------------------
                                              Name:  Robert Rabinovitch
                                              Title: Authorized Representative


                                          By:     /s/ Michael Vineberg
                                              ---------------------------------
                                              Name:  Michael Vineberg
                                              Title: Authorized Representative

                                          3096475 CANADA INC.


                                          By:    /s/ Robert Rabinovitch
                                              ---------------------------------
                                              Name:  Robert Rabinovitch
                                              Title: Authorized Representative


                                          By:     /s/ Michael Vineberg
                                              ---------------------------------
                                              Name:  Michael Vineberg
                                              Title: Authorized Representative

                                   SCHEDULE I


APPLICABLE PERCENTAGE                                     NUMBER OF DIRECTORS
---------------------                                     -------------------
Greater than or equal to  6.25 % and Less than  9.375%              1
Greater than or equal to  9.375% and Less than  15.625%             2
Greater than or equal to 15.625% and Less than  21.875%             3
Greater than or equal to 21.875% and Less than  28.125%             4
Greater than or equal to 28.125% and Less than  34.375%             5
Greater than or equal to 34.375% and Less than  40.625%             6
Greater than or equal to 40.625% and Less than  46.875%             7
Greater than or equal to 46.875% and Less than  53.125%             8
Greater than or equal to 53.125% and Less than  59.375%             9
Greater than or equal to 59.375% and Less than  65.625%            10
Greater than or equal to 65.625% and Less than  71.875%            11
Greater than or equal to 71.875% and Less than  78.125%            12
Greater than or equal to 78.125% and Less than  84.375%            13
                         84.375% and greater                       14

                                                                        ANNEX H

                                     FORM
                                      OF
                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                              LTM HOLDINGS, INC.

  LTM Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

    FIRST: The name of the corporation is LTM Holdings, Inc. (the
  "Corporation"). The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 31, 1986.

    SECOND: This Restated Certificate of Incorporation, which both restates and amends the original Certificate of Incorporation of the Corporation as heretofore amended, has been duly adopted pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (the "GCL") and by written consent of the sole stockholder of the Corporation in accordance with Section 228 of the GCL.

    THIRD: The text of the Corporation's Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

                                   ARTICLE I

  The name of the Corporation is Loews Cineplex Entertainment Corporation.

                                  ARTICLE II

  The address of the Corporation's registered office in the State of Delaware
is       , in the City of      , County of      . The name of its registered
agent at such address is       .

                                  ARTICLE III

  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the GCL.

                                  ARTICLE IV

  1. Authorized Capital. The total number of shares of all classes of capital stock which the Corporation has authority to issue is 330,000,000 shares, divided into classes as follows: (i) 300,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), (ii) 10,000,000 shares of Class A non-voting common stock, par value $.01 per share (the "Class A Non-Voting Common Stock"), (iii) 10,000,000 shares of Class B non-voting common stock, par value $.01 per share (the "Class B Non-Voting Common Stock," and together with the Class A Non-Voting Common Stock, the "Non-Voting Common Stock;" the Non-Voting Common Stock and the Common Stock, together, the "Common Shares") and (iv) 10,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). Shares of Preferred Stock may be issued from time to time in one or more series in accordance with Section 3 of this Article IV. Except as provided to the contrary in the terms of any series of Preferred Stock, the amount of the authorized stock of this Corporation or of any class or series may be increased or decreased by the affirmative vote of the holders of a majority in voting power of the stock in this Corporation entitled to vote irrespective of the provisions of Section 242(b)(2) of the GCL or any successor provision thereto.

  2. Common Shares. (a) Voting Rights. (i) Every holder of Common Stock shall be entitled to cast, in person or by proxy, one vote for each share of Common Stock held of record by such holder on all matters to be voted on by stockholders.

    (ii) the holders of Non-Voting Common Stock shall not be entitled to any voting rights, except as otherwise required by law.

  (b) Dividends. Subject to the provisions of the GCL and the terms of any series of Preferred Stock, dividends may be declared and paid on Common Shares at such time and in such amounts as the Board of Directors of the Corporation (the "Board") may deem advisable. The holders of each class of Common Shares shall be entitled to receive dividends as and when declared by the Board out of any funds legally available for payment of such dividends. Each Common Share, of any class, shall rank equally with all other Common Shares, of any class, as to the payment of dividends and other distributions upon liquidation or otherwise. No dividends shall be paid on any class of then outstanding Common Shares unless dividends are paid on a pro rata basis on all other then outstanding shares of all other classes of Common Shares. No class of outstanding Common Shares shall be split-up or otherwise divided by reclassification, stock split, stock dividend, subdivision, combination or otherwise unless all other then outstanding shares of all other classes of Common Shares are split-up or divided in the same manner. In the event of the making of any dividend or distribution payable in Common Shares or in the event of any split-up or other division by reclassification, stock split, stock dividend, subdivision, combination or otherwise of the Common Shares, the holders of Common Stock shall be entitled to receive only shares of Common Stock, the holders of Class A Non-Voting Common Stock shall be entitled to receive only shares of Class A Non-Voting Common Stock, and the holders of Class B Non-Voting Common Stock shall be entitled to receive only shares of Class B Non-Voting Common Stock, in each case on a pro rata basis.

  (c) Liquidation Rights. In the event of the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and the preferential and other amounts required to be paid to the holders of Preferred Stock, each Common Share shall be entitled to share ratably with all other Common Shares in the remaining net assets of the Corporation.

  3. Preferred Stock. The Board is hereby expressly authorized at any time and from time to time to provide for the issuance of all or any shares of Preferred Stock in one or more series, and to fix for each such series of Preferred Stock the number of shares comprising such series and such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such series and to the fullest extent as may now or hereafter be permitted by the GCL.

  4. Conversion Rights. (a) Common Stock. Shares of Common Stock are not convertible.

  (b) Non-Voting Common Stock. (i) Each share of Class A Non-Voting Common Stock shall convert into one fully paid and non-assessable share of Common Stock in accordance with this clause (i) of this Section 4(b):

    (A) upon the Transfer of any share of Class A Non-Voting Common Stock to any Person other than SPE and its Affiliates in compliance with the Stockholders Agreement, each such share shall be converted into one share of Common Stock immediately, and without any action by the holder thereof;

    (B) if at any time SPE and its Affiliates shall beneficially own in the aggregate less than 49.9% of the outstanding shares of Common Stock (before giving effect to the conversion of any such shares), immediately, and without any action by the holder thereof, such number of shares of Class A Non-Voting Common Stock shall be converted into Common Stock on a one-for-one basis, to the extent that after giving effect to such conversion, SPE and its Affiliates would not beneficially own in excess of 49.9% of the outstanding shares of Common Stock and such conversion shall occur pro rata among SPE and its Affiliates based on the number of shares of Class A Non-Voting Common Stock held by each such holder; and

    (C) upon the third anniversary of the Closing Date, each share of Class A Non-Voting Common Stock shall be converted into one share of Common Stock immediately, and without any action by the holder thereof.

  (ii) Each share of Class B Non-Voting Common Stock shall convert into one fully paid and non-assessable share of Common Stock immediately, and without any action by the holder thereof, upon the later to occur of both of (A) the Transfer of such share of Class B Non-Voting Common Stock to any Person (other than the Person to whom such shares were issued pursuant to the plan of arrangement contemplated by the Master Agreement or any Affiliate of such Person) and (B) the fifth anniversary of the closing of the transactions contemplated by the Master Agreement.

  (c) Effectiveness of Conversion. A conversion of shares of Non-Voting Common Stock into shares of Common Stock shall be deemed to have been effected as of the close of business on the business day on which an event described in clauses (i), (ii) or (iii) of Section 4(b) occurs, and at such time the rights of the holder of the converted shares of Non-Voting Common Stock shall cease and such holder will be deemed to have become the holder of record of the shares of Common Stock issuable upon such conversion.

  (d) Issuance of New Certificates. Promptly after a conversion of shares of Non-Voting Common Stock pursuant to Section 4(b) and the receipt by the Corporation of the certificate or certificates representing the shares of Non-Voting Common Stock so converted, the Corporation shall issue and deliver to the holder, in accordance with its instructions, each of the following:

    (i) the certificate or certificates representing the shares of Common Stock issuable upon such conversion; and

    (ii) a certificate representing any shares of Non-Voting Common Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted into shares of Common Stock.

  (e) Issuance Tax. The issuance of certificates representing shares of Common Stock received upon conversion of shares of Non-Voting Common Stock shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of Common Stock.

  5. Except as otherwise provided in this Article IV, Common Stock and Non-Voting Common Stock shall be identical in all respects.

                                   ARTICLE V

  1. At any time when SPE or USI has an Article III Consent Right, except as provided in Section 3 of this Article V, in addition to any affirmative vote required by the GCL, by this Restated Certificate of Incorporation or by the terms of any series of Preferred Stock, none of the matters specified in
Section 2 of this Article V (any such matter, a "Significant Event") shall be consummated without the affirmative vote or written consent of the holders of at least 80% of the outstanding shares of Common Stock. Such affirmative vote or consent shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by the GCL, by this Restated Certificate of Incorporation or by the terms of any series of Preferred Stock.

  2. The following are Significant Events for purposes of this Article V:

    (a) any merger or consolidation in which the Corporation is a constituent corporation (other than a merger of the Corporation into another corporation that owns at least 90% of the outstanding stock of each class and series of stock of the Corporation pursuant to Section 253 of the GCL) or any sale, lease, exchange, transfer or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole, provided that a merger which satisfies all of the following criteria shall not be a Significant Event and shall not be subject to this Article V: (i) the Corporation is the surviving corporation, (ii) all shares of Common Stock outstanding immediately prior to the consummation thereof remain outstanding immediately after the consummation thereof and the only change in the capital stock of the Corporation resulting from such merger is the issuance of shares of capital stock pursuant thereto, and (iii) no consent of the stockholders of the Corporation would be required in connection therewith under the GCL; and

    (b) the adoption of any plan or proposal for the liquidation, dissolution or winding up of the Corporation.

  3. The provisions of Section 1 of this Article V shall not be applicable to any particular Significant Event if such Significant Event shall be approved by at least 14 members of the Board and, in such circumstances (i) in the case of any Significant Event described in Section 2(a) of this Article V, such Significant Event shall require the affirmative vote or written consent of holders of at least 66 2/3% of the outstanding shares of Common Stock in addition to any requirements of the GCL or the terms of any series of Preferred Stock then outstanding and (ii) in the case of any Significant Event described in Section 2(b) of this Article V, such Significant Event shall require only such affirmative vote or written consent as is required by the GCL or by the terms of any series of Preferred Stock then outstanding.

                                  ARTICLE VI

  1. At any time when SPE and its wholly-owned subsidiaries, USI and its wholly-owned subsidiaries and the members of the Claridge Group beneficially own in the aggregate more than 50% of the outstanding shares of Common Stock, any action required or permitted to be taken at any special meeting of the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The foregoing provision shall not apply to annual meetings of the stockholders of the Corporation. At any time when SPE and its wholly-owned subsidiaries, USI and its wholly-owned subsidiaries and the members of the Claridge Group do not beneficially own in the aggregate more than 50% of the outstanding shares of Common Stock, any action required or permitted to be taken by the stockholders of the Corporation may only be taken at a duly called annual or a special meeting of the stockholders of the Corporation and may not be taken by written consent of stockholders.

  2. Except as otherwise required by the GCL and subject to the rights of the holders of any series of Preferred Stock then outstanding, special meetings of stockholders of the Corporation may be called only by the Board pursuant to a resolution approved by at least 14 members of the Board.

                                  ARTICLE VII

  1. The business and affairs of the Corporation shall be managed by or under the direction of the Board. The Board shall consist of sixteen directors. Election of directors need not be by written ballot.

  2. Directors may be removed with or without cause, provided, however, directors may be removed without cause (i) at a time when SPE and its wholly owned subsidiaries, USI and its wholly owned subsidiaries and members of the Claridge Group beneficially own in the aggregate more than 50% of the outstanding shares of Common Stock, by the affirmative vote or written consent of the holders of at least 50% of the outstanding shares of Common Stock and
(ii) at any time when SPE and its wholly-owned subsidiaries, USI and its wholly-owned subsidiaries and the members of the Claridge Group do not beneficially own in the aggregate more than 50% of the outstanding shares of Common Stock, by the affirmative vote or written consent of the holders of at least 80% of the outstanding shares of Common Stock. For purposes of this
Section 2, "cause" shall mean the wilful and continuous failure of a director to substantially perform such director's duties to the Corporation or the wilful engaging by a director in gross misconduct materially and demonstrably injurious to the Corporation.

                                 ARTICLE VIII

  1. Indemnification of Directors and Officers. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

  2. Derivative Actions. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, provided that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

  3. Indemnification in Certain Cases. To the extent that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article VIII, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

  4. Procedure. Any indemnification under Sections 1 and 2 of this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he or she has met the applicable standard of conduct set forth in such Sections 1 and 2. Such determination shall be made as required or permitted by applicable law.

  5. Advances for Expenses. Expenses (including attorney's fees) incurred by a director or officer in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer, to repay such amount if it shall be ultimately determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article VIII.

  6. Rights Not-Exclusive. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

  7. Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article VIII or under applicable law.

  8. Definition of Corporation. For the purposes of this Article VIII, references to "the Corporation" include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director or officer of such a constituent corporation or is or was serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity.

  9. Survival of Rights. The indemnification and advancement of expenses provided by, or granted pursuant to this Article VIII shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. No subsequent amendment of this Article VIII shall diminish the rights hereunder of any director or officer with respect to any action taken or claim made prior to such amendment.

  10. Claims. If a claim of indemnification or advancement of expenses under this Article VIII is not paid in full within sixty days after a written claim therefor by the director or officer has been received by the Corporation, the director or officer may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving the director or officer is not entitled to the requested indemnification or advancement of expenses under applicable law.

                                  ARTICLE IX

  To the fullest extent permitted by the GCL, as the same exists or may be hereafter amended, no director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Each person who serves as a director of the Corporation while this Article IX is in effect shall be deemed to be doing so in reliance on the provisions of this Article IX, and neither the amendment or repeal of this Article IX, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article IX, shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for, arising out of, based upon, or in connection with any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of an inconsistent provision.

                                   ARTICLE X

  In furtherance and not in limitation of the powers conferred upon it by law, the Board is expressly authorized to adopt, repeal or amend the bylaws of the Corporation pursuant to a resolution approved (i) at any time when the Applicable Percentage of SPE or USI equals or exceeds the Minimum Percentage, by at least 14 members of the Board and (ii) at any time when the Applicable Percentage of each of SPE and USI is less than the Minimum Percentage, by a majority of the members of the Board. In addition to any requirements of the GCL, any other provision of this Restated Certificate of Incorporation or the terms of any series of Preferred Stock then outstanding, at any time when the Applicable Percentage of SPE or USI equals or exceeds the

Minimum Percentage, the affirmative vote or written consent of the holders of at least 80% of the outstanding shares of Common Stock shall be required in order for the stockholders to adopt, repeal or amend any provision of the bylaws of the Corporation, notwithstanding the fact that a lesser percentage may be specified by the GCL, this Restated Certificate of Incorporation or by the terms of any Preferred Stock then outstanding.

                                  ARTICLE XI

  In addition to any requirements of the GCL and any other provision of this Restated Certificate of Incorporation or the terms of any series of Preferred Stock (and notwithstanding the fact that a lesser percentage may be specified by the GCL, this Restated Certificate of Incorporation or any such terms), the affirmative vote or written consent of the holders of at least 80% of the outstanding shares of Common Stock shall be required to adopt, repeal or amend any provision of this Restated Certificate of Incorporation. Notwithstanding the foregoing, such 80% approval requirement shall not be applicable, and any such adoption, repeal or amendment shall require only such affirmative vote as is required by the GCL or by the terms of any Preferred Stock then outstanding
(i) if, at any time when the Applicable Percentage of SPE or USI equals or exceeds the Minimum Percentage, such adoption, repeal or amendment shall be approved by at least 14 members of the Board and (ii) if, at any time when the Applicable Percentage of each of SPE and USI is less than the Minimum Percentage such adoption, repeal or amendment shall be approved by a majority of the members of the Board. Subject to the foregoing provisions of this
Article XI, the Corporation reserves the right to amend or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by the GCL, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                  ARTICLE XII

  Capitalized terms used in this Amended and Restated Certificate of Incorporation but not defined herein shall have the meanings ascribed thereto in the Stockholders Agreement, dated as of September 30, 1997, among the Corporation, Sony Pictures Entertainment, Inc., a Delaware corporation, Universal Studios, Inc., a Delaware corporation, Charles Rosner Bronfman Family Trust, a trust created under the laws of the province of Quebec, and the other persons listed on Exhibit A thereto as the same may be amended, modified, supplemented or restated from time to time.

  IN WITNESS WHEREOF, LTM Holdings, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer, this
  day of      , 199 .

                                          LTM Holdings, Inc.

                                          _____________________________________

                                                                        ANNEX I


                                     LOGO
                      [OF MORGAN STANLEY CANADA LIMITED]

                                                             September 29, 1997

Independent Committee of the Board of Directors Cineplex Odeon Corporation 1303 Yonge Street Toronto, Ontario Canada M4T 2Y9

Members of the Independent Committee of the Board:

  We understand that Sony Pictures Entertainment, Inc. ("SPE"), LTM Holdings, Inc., an indirect wholly owned subsidiary of SPE ("LTM"), and Cineplex Odeon Corporation (the "Company") intend to enter into a Master Agreement substantially in the form of the draft dated September 29, 1997 reviewed by us (the "Master Agreement"), which provides, among other things, for a distribution of shares of common stock, par value $0.01 per share, of LTM ("LTM Common Stock") to the holders of common shares, without par value, of the Company ("Company Common Shares") and holders of subordinate restricted voting shares ("Restricted Shares") of the Company in cancellation of a portion of the Company Common Shares and Restricted Shares, as the case may be, held by such holders and an exchange of the balance of the Company Common Shares or Restricted Shares, as the case may be, held by such holders for shares of LTM Common Stock, in each case (i) pursuant to a plan of arrangement of the Company under the Business Corporations Act (Ontario) and (ii) at the exchange ratio of one share of LTM Common Stock for each Company Common Share or for each Restricted Share (the consideration to be received by holders of Company Common Shares being the "Arrangement Consideration"). The terms of these transactions (collectively, the "Exchange"), together with certain related transactions that will occur simultaneously with the Exchange (the "Transactions"), are more fully set forth in the Master Agreement.

  You have asked our opinion as to whether the Arrangement Consideration to be received by the holders of Company Common Shares pursuant to the Master Agreement is fair from a financial point of view to such holders (other than Universal Studios, Inc., the Charles Rosner Bronfman Family Trust and the other persons comprising the Claridge Group referred to in the Master Agreement).

  In connection with our opinion set forth herein, we have:

    (i) reviewed certain publicly available financial statements and other information of the Company;

    (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

    (iii) analyzed certain financial projections of the Company prepared by the management of the Company;

    (iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

    (v) discussed with senior executives of the Company their views regarding future business, financial and operating benefits arising from the Transactions;

    (vi) analyzed the pro forma impact of the Transactions, including the impact on the Company's capitalization and financial ratios;

                                                                            LOGO

    (vii) reviewed the reported prices and trading activity of the Company Common Shares;

    (viii) compared the financial performance of the Company and the prices and trading activity of the Company Common Shares with that of certain other comparable publicly-traded companies and their securities;

    (ix) reviewed certain financial statements and other information of Sony Retail Entertainment Exhibition Group, the business and operations of which constitute or, immediately following the Exchange will constitute, the business and operations of LTM (the "Exhibition Group");

    (x) reviewed certain internal financial statements and other financial and operating data concerning the Exhibition Group prepared by the management of the Exhibition Group;

    (xi) analyzed certain financial projections of the Exhibition Group prepared by the management of the Exhibition Group;

    (xii) discussed the past and current operations and financial condition and the prospects of the Exhibition Group with senior executives of the Exhibition Group;

    (xiii) compared the operating performance of the Exhibition Group with that of certain other comparable companies;

    (xiv) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

    (xv) participated in discussions and negotiations among representatives of the Company and SPE and their financial and legal advisors;

    (xvi) reviewed the Master Agreement, the Universal Subscription Agreement and the Stockholders Agreement (both as defined in the Master Agreement) and certain related documents;

    (xvii) discussed with senior management of the Company their estimates of the synergies and cost savings to be realized as a result of the consummation of the Transactions; and

    (xviii) performed such other analyses and considered such other factors as we have deemed appropriate.

  We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and the Exhibition Group, respectively. We have not assumed responsibility for conducting a physical inspection of the properties or facilities of the Company or of the Exhibition Group or for making or obtaining any independent valuation or appraisal of the assets or liabilities of the Company or of the Exhibition Group, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

  In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of the Company or any of its assets, nor did we negotiate with any party, other than SPE, with respect to the possible acquisition of the Company or its constituent businesses.

  We have acted as financial advisor to the Independent Committee of the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for the Company and have received fees for the rendering of these services.

  It is understood that this letter is for the information of the Independent Committee of the Board of Directors of the Company and, except for inclusion of this letter in its entirety in a proxy statement-prospectus or information circular to be filed with the Securities and Exchange Commission, the Ontario Securities Commission, other regulatory authorities and the Ontario Court (General Division) and mailed to the Company

                                           [LOGO OF MORGAN STANLEY APPEARS HERE]

shareholders in connection with the Exchange, may not be used or quoted for any other purpose without our prior written consent. In addition, we express no opinion or recommendation to any shareholder as to how such shareholder should vote at the shareholders meeting to be held in connection with the Exchange.

  Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Arrangement Consideration to be received by the holders of Company Common Shares pursuant to the Master Agreement is fair from a financial point of view to such holders (other than Universal Studios, Inc., the Charles Rosner Bronfman Family Trust and the other persons comprising the Claridge Group referred to in the Master Agreement).

                                          Very truly yours,

                                          Morgan Stanley Canada Limited

                                          By:  /s/ Peter Dey
                                               --------------------------------
                                                      PETER DEY
                                                   MANAGING DIRECTOR

                               LTM HOLDINGS, INC.

                           1997 STOCK INCENTIVE PLAN

      (As Adopted December 16, 1997 and amended through February 5, 1998)

                              LTM HOLDINGS, INC.

                           1997 STOCK INCENTIVE PLAN

1. Purpose.

  The purpose of this Plan is to strengthen LTM Holdings, Inc., a Delaware corporation (the "Company"), by providing an incentive to its employees, officers, consultants and directors and thereby encouraging them to devote their abilities and industry to the success of the Company's business enterprise. It is intended that this purpose be achieved by extending to employees (including future employees who have received a formal written offer of employment), officers, consultants and directors of the Company and its Subsidiaries an added long-term incentive for high levels of performance and unusual efforts through the grant of Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Dividend Equivalent Rights, Performance Awards and Restricted Stock (as each term is herein defined).

2. Definitions.

  For purposes of the Plan:

  2.1 "Adjusted Fair Market Value" means, in the event of a Change in Control, the greater of (a) the highest price per Share paid to holders of the Shares in any transaction (or series of transactions) constituting or resulting in a Change in Control or (b) the highest Fair Market Value of a Share during the ninety (90) day period ending on the date of a Change in Control.

  2.2 "Affiliate" means any entity, directly or indirectly, controlled by, controlling or under common control with the Company or any corporation or other entity acquiring, directly or indirectly, all or substantially all the assets and business of the Company, whether by operation of law or otherwise.

  2.3 "Agreement" means the written agreement between the Company and an Optionee or Grantee evidencing the grant of an Option or Award and setting forth the terms and conditions thereof.

  2.4 "Award" means a grant of Restricted Stock, a Stock Appreciation Right, a Performance Award, a Dividend Equivalent Right or any or all of them.

  2.5 "Board" means the Board of Directors of the Company.

  2.6 "Cause" means, for purposes of any Option or Award:

    (a) the term "Cause" as defined in the Agreement evidencing the Option or Award; or

    (b) if the term "Cause" is not defined in the Agreement evidencing the Option or Award, (i) dishonesty or willful misconduct in the performance of duties, (ii) involvement in a transaction in connection with the performance of duties to the Company or any of its Subsidiaries which transaction is adverse to the interests of the Company or any of its Subsidiaries and which is engaged in for personal profit, or (iii) willful violation of any law or regulation in connection with the performance of duties (other than traffic violations or similar offenses).

  2.7 "Change in Capitalization" means any increase or reduction in the number of Shares, or any change (including, but not limited to, in the case of a spin-off, dividend or other distribution in respect of Shares, a change in value) in the Shares or exchange of Shares for a different number or kind of shares or other securities of the Company or another corporation, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants or rights or debentures, stock dividend, stock split or reverse stock split, cash dividend, property dividend, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise.

  2.8 A "Change in Control" means the occurrence, at any time after the Registration Date, of:

  (a) An acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange
Act), immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the then outstanding Shares or the combined voting power of the Company's then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred pursuant to this Section 2.8(a), Shares or Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a "Subsidiary"), (ii) the Company or its Subsidiaries,
(iii) any Person in connection with a "Non-Control Transaction" (as hereinafter defined) or (iv) a Grandfathered Stockholder; or

  (b) The consummation of:

    (i) A merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued, unless such merger, consolidation or reorganization is a "Non-Control Transaction." A "Non-Control Transaction" shall mean a merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued where:

      (A) the stockholders of the Company, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization and

      (B) no Person other than (1) any Subsidiary, (2) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such merger, consolidation or reorganization, was maintained by the Company or any Subsidiary, or (3) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of fifty percent (50%) or more of the then outstanding Voting Securities or Shares, has Beneficial Ownership of fifty percent (50%) or more of the combined voting power of the Surviving Corporation's then outstanding voting securities or its common stock.

    (ii) A complete liquidation or dissolution of the Company; or

    (iii) The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary or the distribution to the Company's stockholders of the stock of a Subsidiary or other assets).

  If an Eligible Individual's employment is terminated by the Company without Cause prior to the date of a Change in Control but the Eligible Individual reasonably demonstrates that the termination (A) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a change in control or (B) otherwise arose in connection with, or in anticipation of, a Change in Control which has been threatened or proposed, such termination shall be deemed to have occurred after a Change in Control for purposes of this Plan provided a Change in Control shall actually have occurred.

  2.9 "Code" means the Internal Revenue Code of 1986, as amended.

  2.10 "Committee" means (a) the entire Board, (b) a committee of at least two Directors appointed by the Board from time to time to administer the Plan and to perform the functions set forth herein, or (c) a committee of at least two individuals, who are not directors, officers or employees of the Company, Parent or any Subsidiary, appointed by the Board from time to time to administer the Plan and to perform the functions set forth herein.

  2.11 "Company" means LTM Holdings, Inc.

  2.12 "Director" means a director of the Company.

  2.13 "Disability" means:

    (a) the term "Disability" as used in the Company's long term disability plan, if any; and

    (b) in all other cases, the term "Disability" as used in this Plan or any Agreement shall mean a physical or mental infirmity which impairs the Optionee's or Grantee's ability to perform substantially his or her duties for a period of one hundred eighty (180) consecutive days.

  2.14 "Division" means any of the operating units or divisions of the Company designated as a Division by the Committee.

  2.15 "Dividend Equivalent Right" means a right to receive all or some portion of the cash dividends that are or would be payable with respect to Shares.

  2.16 "Eligible Individual" means any of the following individuals who is designated by the Committee as eligible to receive Options or Awards subject to the conditions set forth herein: (a) any director, officer or employee of the Company or an Affiliate, (b) any individual to whom the Company or an Affiliate has extended a formal, written offer of employment, or (c) any consultant or advisor of the Company or an Affiliate.

  2.17 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  2.18 "Fair Market Value" on any date means the closing sales price of the Shares on such date on the principal national securities exchange on which such Shares are listed or admitted to trading, or, if such Shares are not so listed or admitted to trading, the average of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System or such other market in which such prices are regularly quoted, or, if there have been no published bid or asked quotations with respect to Shares on such date, the Fair Market Value shall be the value established by the Board in good faith and, in the case of an Incentive Stock Option, in accordance with Section 422 of the Code.

  2.19 "Grandfathered Stockholder" means Sony Pictures Entertainment, Inc., Universal Studios, Inc. or any of their respective Affiliates.

  2.20 "Grantee" means a person to whom an Award has been granted under the Plan.

  2.21 "Incentive Stock Option" means an Option satisfying the requirements of
Section 422 of the Code and designated by the Committee as an Incentive Stock Option.

  2.22 "Nonemployee Director" means a director of the Company who is a "nonemployee director" within the meaning of Rule 16b-3 promulgated under the Exchange Act.

  2.23 "Nonqualified Stock Option" means an Option which is not an Incentive Stock Option.

  2.24 "Option" means a Nonqualified Stock Option, an Incentive Stock Option, or either or both of them.

  2.25 "Optionee" means a person to whom an Option has been granted under the Plan.

  2.26 "Outside Director" means a director of the Company who is an "outside director" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

  2.27 "Parent" means any corporation which is a parent corporation (within the meaning of Section 424(e) of the Code) with respect to the Company.

  2.28 "Performance Awards" means Performance Units, Performance Shares or either or both of them.

  2.29 "Performance-Based Compensation" means any Option or Award that is intended to constitute "performance based compensation" within the meaning of
Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder.

  2.30 "Performance Cycle" means the time period specified by the Committee at the time Performance Awards are granted during which the performance of the Company, a Subsidiary or a Division will be measured.

  2.31 "Performance Objectives" has the meaning set forth in Section 9.

  2.32 "Performance Shares" means Shares issued or transferred to an Eligible Individual under Section 9.

  2.33 "Performance Units" means Performance Units granted to an Eligible Individual under Section 9.

  2.34 "Plan" means the LTM Holdings, Inc. 1997 Stock Incentive Plan, as amended and restated from time to time.

  2.35 "Pooling Transaction" means an acquisition of the Company in a transaction which is intended to be treated as a "pooling of interests" under generally accepted accounting principles.

  2.36 "Registration Date" means the date that the Company is required to register any equity security under Section 12 of the Exchange Act.

  2.37 "Restricted Stock" means Shares issued or transferred to an Eligible Individual pursuant to Section 8.

  2.38 "Retirement" means a voluntary termination of employment with the Company and its Affiliates at any time after age sixty-five (65) or after age sixty (60) with the consent of the Committee.

  2.39 "Shares" means the common stock, par value $0.01 per share, of the Company.

  2.40 "Stock Appreciation Right" means a right to receive all or some portion of the increase in the value of the Shares as provided in Section 6 hereof.

  2.41 "Subsidiary" means any corporation which is a subsidiary corporation (within the meaning of Section 424(f) of the Code) with respect to the Company.

  2.42 "Successor Corporation" means a corporation, or a parent or subsidiary thereof within the meaning of Section 424(a) of the Code, which issues or assumes a stock option in a transaction to which Section 424(a) of the Code applies.

  2.43 "Ten-Percent Stockholder" means an Eligible Individual, who, at the time an Incentive Stock Option is to be granted to him or her, owns (within the meaning of Section 422(b)(6) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, or of a Parent or a Subsidiary.

3. Administration.

  3.1 The Plan shall be administered by the Committee, which shall hold meetings at such times as may be necessary for the proper administration of the Plan. The Committee shall keep minutes of its meetings. A quorum shall consist of not fewer than two members of the Committee and a majority of a quorum may authorize any action. Any decision or determination reduced to writing and signed by a majority of all of the members of the Committee shall be as fully effective as if made by a majority vote at a meeting duly called and held. From and after the Registration Date, the Committee shall consist of at least two (2) directors of the Company and may consist of the entire Board; provided, however, that (a) if the Committee consists of less than the entire Board, each member shall be a Nonemployee Director and (b) to the extent necessary for any Option or Award intended to qualify as Performance Based Compensation to so qualify, each member of the Committee, whether or not it consists of the entire Board, shall be an Outside Director. No member of the Committee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to this Plan or any transaction hereunder, except for liability arising from his or her own willful misfeasance, gross negligence or reckless disregard of his or her duties. The Company hereby agrees to indemnify each member of the Committee for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiating for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions in administering this Plan or in authorizing or denying authorization to any transaction hereunder.

  3.2 Subject to the express terms and conditions set forth herein, the Committee shall have the power from time to time to:

    (a) determine those Eligible Individuals to whom Options shall be granted under the Plan and the number of such Options to be granted and to prescribe the terms and conditions (which need not be identical) of each such Option, including the purchase price per Share subject to each Option, and make any amendment or modification to any Option Agreement consistent with the terms of the Plan;

    (b) select those Eligible Individuals to whom Awards shall be granted under the Plan and to determine the number of Stock Appreciation Rights, Performance Awards, Shares of Restricted Stock and/or Dividend Equivalent Rights to be granted pursuant to each Award, and the terms and conditions (which need not be identical) of each Award, and to make any amendment or modification to any Award Agreement consistent with the terms of the Plan;

    (c) to construe and interpret the Plan and the Options and Awards granted hereunder and to establish, amend and revoke rules and regulations for the administration of the Plan, including, but not limited to, correcting any defect or supplying any omission, or reconciling any inconsistency in the Plan or in any Agreement, in the manner and to the extent it shall deem necessary or advisable so that the Plan complies with applicable law including Rule 16b-3 under the Exchange Act and the Code to the extent applicable, and otherwise to make the Plan fully effective. All decisions and determinations by the Committee in the exercise of this power shall be final, binding and conclusive upon the Company, its Subsidiaries, the Optionees and Grantees, and all other persons having any interest therein;

    (d) to determine the duration and purposes for leaves of absence which may be granted to an Optionee or Grantee on an individual basis without constituting a termination of employment or service for purposes of the Plan;

    (e) to exercise its discretion with respect to the powers and rights granted to it as set forth in the Plan; and

    (f) generally, to exercise such powers and to perform such acts as are deemed necessary or advisable to promote the best interests of the Company with respect to the Plan.

4. Stock Subject to the Plan; Grant Limitations.

  4.1 The maximum number of Shares that may be made the subject of Options and Awards granted under the Plan is 4,520,000 less the number of Shares subject to options held by employees of Cineplex Odeon Corporation and its affiliates converted into options to acquire Shares as contemplated by the Amended and Restated Master Agreement, dated as of September 30, 1997 between the Company, Sony Pictures Entertainment Inc. and Cineplex Odeon Corporation; provided, however, that in the aggregate, not more than one-third of the number of allotted Shares may be made the subject of Restricted Stock Awards under Section 8 of the Plan (other than shares of Restricted Stock made in settlement of Performance Units pursuant to Section 9.1(b). The maximum number of Shares that may be the subject of Options or Awards granted to an Eligible Individual in any calendar year may not exceed 900,000/1/ Shares. The maximum dollar amount of cash or the Fair Market Value of Shares that any Eligible Individual may receive in any calendar year in respect of Performance Units denominated in dollars may not exceed $2,000,000. Upon a Change in Capitalization, the maximum number of Shares referred to in the first two sentences of this Section 4.1 shall be adjusted in number and kind pursuant to Section 11. The Company shall reserve for the purposes of the Plan, out of its authorized but unissued Shares or out of Shares held in the Company's treasury, or partly out of each, such number of Shares as shall be determined by the Board.

  4.2 Upon the granting of an Option or an Award, the number of Shares available under Section 4.1 for the granting of further Options and Awards shall be reduced as follows:

    (a) In connection with the granting of an Option or an Award (other than the granting of a Performance Unit denominated in dollars), the number of Shares shall be reduced by the number of Shares in respect of which the Option or Award is granted or denominated.

    (b) In connection with the granting of a Performance Unit denominated in dollars, the number of Shares shall be reduced by an amount equal to the quotient of (i) the dollar amount in which the Performance Unit is denominated, divided by (ii) the Fair Market Value of a Share on the date the Performance Unit is granted.

  4.3 Whenever any outstanding Option or Award or portion thereof expires, is canceled or is otherwise terminated for any reason without having been exercised or payment having been made in respect of the entire Option or Award, the Shares allocable to the expired, canceled or otherwise terminated portion of the Option or Award may again be the subject of Options or Awards granted hereunder.

5. Options.

  5.1 Authority of Committee. Subject to the provisions of the Plan, the Committee shall have full and final authority to select those Eligible Individuals who will receive Options, and the terms and conditions of the grant to such Eligible Individuals shall be set forth in an Agreement.

  5.2 Purchase Price. The purchase price or the manner in which the purchase price is to be determined for Shares under each Option shall be determined by the Committee and set forth in the Agreement evidencing the grant of the Option; provided, however, that the purchase price per Share under each Incentive Stock Option shall not be less than 100% of the Fair Market Value of a Share on the date the Incentive Stock Option is granted (110% in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder).

  5.3 Maximum Duration. Options granted hereunder shall be for such term as the Committee shall determine, provided that an Incentive Stock Option shall not be exercisable after the expiration of ten (10) years from the date it is granted (five (5) years in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder) and a Nonqualified Stock Option shall not be exercisable after the expiration of ten (10) years from the date it is granted. The Committee may, subsequent to the granting of any Option, extend the term thereof, but in no event shall the term as so extended exceed the maximum term provided for in the preceding sentence.

  5.4 Vesting. Subject to Section 5.9, each Option shall become exercisable in such installments (which need not be equal) and at such times as may be designated by the Committee and set forth in the Agreement. To the extent not exercised, installments shall accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the Option expires. The Committee may accelerate the exercisability of any Option or portion thereof at any time.

  5.5 Modification. Subject to the terms of the Plan, the Committee may modify outstanding Options or accept the surrender of outstanding Options (to the extent not exercised) and grant new Options in substitution for them. Notwithstanding the foregoing, no modification of an Option shall adversely alter or impair any rights or obligations under the Option without the Optionee's consent.

  5.6 Non-Transferability. No Option shall be transferable by the Optionee otherwise than by will or by the laws of descent and distribution or pursuant to a domestic relations order (within the meaning of Rule 16a-12 promulgated under the Exchange Act), and such Option shall be exercisable, during the Optionee's lifetime, only by the Optionee or his or her guardian or legal representative. Notwithstanding the foregoing, the Committee may set forth in the Agreement at the time of grant or thereafter, that the Option may be transferred to members of the Optionee's immediate family, to trusts solely for the benefit of such immediate family members and to partnerships in which such family members and/or trusts are the only partners. For this purpose, immediate family means the Optionee's spouse, parents, children, stepchildren and grandchildren and the spouses of such parents, children, stepchildren and grandchildren. The terms of such Option shall be final, binding and conclusive upon the beneficiaries, executors, administrators, heirs and successors of the Optionee.

  5.7 Method of Exercise. The exercise of an Option shall be made only by a written notice delivered in person or by mail to the Secretary of the Company at the Company's principal executive office, specifying the number of Shares to be purchased and accompanied by payment therefor and otherwise in accordance with the Agreement pursuant to which the Option was granted. The purchase price for any Shares purchased pursuant to the exercise of an Option shall be paid, as determined by the Committee in its discretion, in either of the following forms (or any combination thereof): (a) cash or (b) the transfer to the Company of Shares that have been held by the Optionee for at least six
(6) months prior to the exercise of the Option, such transfer to be upon such terms and conditions as determined by the Committee. In addition, Options may be exercised through a registered broker-dealer pursuant to such cashless exercise procedures which are, from time to time, deemed acceptable by the Committee. Any Shares transferred to the Company as payment of the purchase price under an Option shall be valued at their Fair Market Value on the day preceding the date of exercise of such Option. The Optionee shall deliver the Agreement evidencing the Option to the Secretary of the Company who shall endorse thereon a notation of such exercise and return such Agreement to the Optionee. No fractional Shares (or cash in lieu thereof) shall be issued upon exercise of an Option and the number of Shares that may be purchased upon exercise shall be rounded to the nearest number of whole Shares.

  5.8 Rights of Optionees. No Optionee shall be deemed for any purpose to be the owner of any Shares subject to any Option unless and until (a) the Option shall have been exercised pursuant to the terms thereof, (b) the Company shall have issued and delivered Shares to the Optionee, and (c) the Optionee's name shall have been entered as a stockholder of record on the books of the Company. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such Shares, subject to such terms and conditions as may be set forth in the applicable Agreement.

  5.9 Effect of Change in Control. In the event of a Change in Control, all Options outstanding on the date of such Change in Control shall become immediately and fully exercisable. In addition, to the extent set forth in an Agreement evidencing the grant of an Option, an Optionee will be permitted to surrender to the Company for cancellation within sixty (60) days after such Change in Control any Option or portion of an Option to the extent not yet exercised and the Optionee will be entitled to receive a cash payment in an amount equal to the excess, if any, of (a) (i) in the case of a Nonqualified Stock Option, the greater of (A) the Fair Market Value, on the date preceding the date of surrender, of the Shares subject to the Option or portion thereof surrendered or (B) the Adjusted Fair Market Value of the Shares subject to the Option or portion thereof surrendered or (ii) in the case of an Incentive Stock Option, the Fair Market Value, on the date preceding the date of surrender, of the Shares subject to the Option or portion thereof surrendered, over (b) the aggregate purchase price for such Shares under the Option or portion thereof surrendered. In the event an Optionee's employment with, or service as a Director of, the Company and its Subsidiaries terminates following a Change in Control, each Option held by the Optionee that was exercisable as of the date of termination of the Optionee's employment or service shall remain exercisable for a period ending not before the earlier of
(x) the first anniversary of the termination of the Optionee's employment or service or (y) the expiration of the stated term of the Option.

6. Stock Appreciation Rights.

  The Committee may in its discretion, either alone or in connection with the grant of an Option, grant Stock Appreciation Rights in accordance with the Plan, the terms and conditions of which shall be set forth in an Agreement. If granted in connection with an Option, a Stock Appreciation Right shall cover the same Shares covered by the Option (or such lesser number of Shares as the Committee may determine) and shall, except as provided in this Section 6, be subject to the same terms and conditions as the related Option.

  6.1 Time of Grant. A Stock Appreciation Right may be granted (a) at any time if unrelated to an Option, or (b) if related to an Option, either at the time of grant, or at any time thereafter during the term of the Option.

  6.2 Stock Appreciation Right Related to an Option.

    (a) Exercise. A Stock Appreciation Right granted in connection with an Option shall be exercisable at such time or times and only to the extent that the related Options are exercisable, and will not be transferable except to the extent the related Option may be transferable. A Stock Appreciation Right granted in connection with an Incentive Stock Option shall be exercisable only if the Fair Market Value of a Share on the date of exercise exceeds the purchase price specified in the related Incentive Stock Option Agreement.

    (b) Amount Payable. Upon the exercise of a Stock Appreciation Right related to an Option, the Grantee shall be entitled to receive an amount determined by multiplying (i) the excess of the Fair Market Value of a Share on the date preceding the date of exercise of such Stock Appreciation Right over the per Share purchase price under the related Option, by (ii) the number of Shares as to which such Stock Appreciation Right is being exercised. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any Stock Appreciation Right by including such a limit in the Agreement evidencing the Stock Appreciation Right at the time it is granted.

    (c) Treatment of Related Options and Stock Appreciation Rights Upon Exercise. Upon the exercise of a Stock Appreciation Right granted in connection with an Option, the Option shall be canceled to the extent of the number of Shares as to which the Stock Appreciation Right is exercised, and upon the exercise of an Option granted in connection with a Stock Appreciation Right, the Stock Appreciation Right shall be canceled to the extent of the number of Shares as to which the Option is exercised or surrendered.

  6.3 Stock Appreciation Right Unrelated to an Option. The Committee may grant to Eligible Individuals Stock Appreciation Rights unrelated to Options. Stock Appreciation Rights unrelated to Options shall contain such terms and conditions as to exercisability (subject to Section 6.7), vesting and duration as the Committee shall determine, but in no event shall they have a term of greater than ten (10) years. Upon exercise of a Stock Appreciation Right unrelated to an Option, the Grantee shall be entitled to receive an amount determined by multiplying (a) the excess of the Fair Market Value of a Share on the date preceding the date of exercise of such Stock Appreciation Right over the Fair Market Value of a Share on the date the Stock Appreciation Right was granted, by (b) the number of Shares as to which the Stock Appreciation Right is being exercised. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any Stock Appreciation Right by including such a limit in the Agreement evidencing the Stock Appreciation Right at the time it is granted.

  6.4 Method of Exercise. Stock Appreciation Rights shall be exercised by a Grantee only by a written notice delivered in person or by mail to the Secretary of the Company at the Company's principal executive office, specifying the number of Shares with respect to which the Stock Appreciation Right is being exercised. If requested by the Committee, the Grantee shall deliver the Agreement evidencing the Stock Appreciation Right being exercised and the Agreement evidencing any related Option to the Secretary of the Company who shall endorse thereon a notation of such exercise and return such Agreement to the Grantee.

  6.5 Form of Payment. Payment of the amount determined under Sections 6.2(b) or 6.3 may be made in the discretion of the Committee solely in whole Shares in a number determined at their Fair Market Value on the date preceding the date of exercise of the Stock Appreciation Right, or solely in cash, or in a combination of cash and Shares. If the Committee decides to make full payment in Shares and the amount payable results in a fractional Share, payment for the fractional Share will be made in cash.

  6.6 Modification or Substitution. Subject to the terms of the Plan, the Committee may modify outstanding Awards of Stock Appreciation Rights or accept the surrender of outstanding Awards of Stock Appreciation Rights (to the extent not exercised) and grant new Awards in substitution for them. Notwithstanding the foregoing, no modification of an Award shall adversely alter or impair any rights or obligations under the Agreement without the Grantee's consent.

  6.7 Effect of Change in Control. In the event of a Change in Control, all Stock Appreciation Rights shall become immediately and fully exercisable. In addition, to the extent set forth in an Agreement evidencing the grant of a Stock Appreciation Right unrelated to an Option, a Grantee will be entitled to receive a payment from the Company in cash or stock, in either case, with a value equal to the excess, if any, of (a) the greater of (i) the Fair Market Value, on the date preceding the date of exercise, of the underlying Shares subject to the Stock Appreciation Right or portion thereof exercised and (ii) the Adjusted Fair Market Value, on the date preceding the date of exercise, of the Shares over (b) the aggregate Fair Market Value, on the date the Stock Appreciation Right was granted, of the Shares subject to the Stock Appreciation Right or portion thereof exercised. In the event a Grantee's employment with the Company or service as a Director terminates following a Change in Control, each Stock Appreciation Right held by the Grantee that was exercisable as of the date of termination of the Grantee's employment or service shall remain exercisable for a period ending not before the earlier of the first anniversary of (x) the termination of the Grantee's employment or service or (y) the expiration of the stated term of the Stock Appreciation Right.

7. Dividend Equivalent Rights.

  Dividend Equivalent Rights may be granted to Eligible Individuals in tandem with an Option or Award or as a separate Award. The terms and conditions applicable to each Dividend Equivalent Right shall be specified in the Agreement under which the Dividend Equivalent Right is granted. Amounts payable in respect of Dividend Equivalent Rights may be payable currently or deferred until the lapsing of restrictions on such Dividend Equivalent Rights or until the vesting, exercise, payment, settlement or other lapse of restrictions on the Option or Award to which the Dividend Equivalent Rights relate. In the event that the amount payable in respect of Dividend Equivalent Rights are to be deferred, the Committee shall determine whether such amounts are to be held in cash or reinvested in Shares or deemed (notionally) to be reinvested in Shares. If amounts payable in respect of Dividend Equivalent Rights are to be held in cash, there may be credited at the end of each year (or portion thereof) interest on the amount of the account at the beginning of the year at a rate per annum as the Committee, in its discretion, may determine. Dividend Equivalent Rights may be settled in cash or Shares or a combination thereof, in a single installment or multiple installments.

8. Restricted Stock.

  8.1 Grant. The Committee may grant Awards to Eligible Individuals of Restricted Stock, which shall be evidenced by an Agreement between the Company and the Grantee. Each Agreement shall contain such restrictions, terms and conditions as the Committee may, in its discretion, determine and (without limiting the generality of the foregoing) such Agreements may require that an appropriate legend be placed on Share certificates. Awards of Restricted Stock shall be subject to the terms and provisions set forth below in this Section 8.

  8.2 Rights of Grantee. Shares of Restricted Stock granted pursuant to an Award hereunder shall be issued in the name of the Grantee as soon as reasonably practicable after the Award is granted provided that the Grantee has executed an Agreement evidencing the Award, the appropriate blank stock powers and, in the discretion of the Committee, an escrow agreement and any other documents which the Committee may require as a condition to the issuance of such Shares. If a Grantee shall fail to execute the Agreement evidencing a Restricted Stock Award, the appropriate blank stock powers and, in the discretion of the Committee, an escrow agreement and any other documents which the Committee may require within the time period prescribed by the

Committee at the time the Award is granted, the Award shall be null and void. At the discretion of the Committee, Shares issued in connection with a Restricted Stock Award shall be deposited together with the stock powers with an escrow agent (which may be the Company) designated by the Committee. Unless the Committee determines otherwise and as set forth in the Agreement, upon delivery of the Shares to the escrow agent, the Grantee shall have all of the rights of a stockholder with respect to such Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares.

  8.3 Non-transferability. Until all restrictions upon the Shares of Restricted Stock awarded to a Grantee shall have lapsed in the manner set forth in Section 8.4, such Shares shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated, nor shall they be delivered to the Grantee.

  8.4 Lapse of Restrictions.

    (a) Generally. Restrictions upon Shares of Restricted Stock awarded hereunder shall lapse at such time or times and on such terms and conditions as the Committee may determine. The Agreement evidencing the Award shall set forth any such restrictions.

    (b) Effect of Change in Control. Unless the Committee shall determine otherwise at the time of the grant of an Award of Restricted Stock, the restrictions upon Shares of Restricted Stock shall lapse upon a Change in Control. The Agreement evidencing the Award shall set forth any such provisions.

  8.5 Modification or Substitution. Subject to the terms of the Plan, the Committee may modify outstanding Awards of Restricted Stock or accept the surrender of outstanding Shares of Restricted Stock (to the extent the restrictions on such Shares have not yet lapsed) and grant new Awards in substitution for them. Notwithstanding the foregoing, no modification of an Award shall adversely alter or impair any rights or obligations under the Agreement without the Grantee's consent.

  8.6 Treatment of Dividends. At the time an Award of Shares of Restricted Stock is granted, the Committee may, in its discretion, determine that the payment to the Grantee of dividends, or a specified portion thereof, declared or paid on such Shares by the Company shall be (a) deferred until the lapsing of the restrictions imposed upon such Shares and (b) held by the Company for the account of the Grantee until such time. In the event that dividends are to be deferred, the Committee shall determine whether such dividends are to be reinvested in shares of Stock (which shall be held as additional Shares of Restricted Stock) or held in cash. If deferred dividends are to be held in cash, there may be credited at the end of each year (or portion thereof) interest on the amount of the account at the beginning of the year at a rate per annum as the Committee, in its discretion, may determine. Payment of deferred dividends in respect of Shares of Restricted Stock (whether held in cash or as additional Shares of Restricted Stock), together with interest accrued thereon, if any, shall be made upon the lapsing of restrictions imposed on the Shares in respect of which the deferred dividends were paid, and any dividends deferred (together with any interest accrued thereon) in respect of any Shares of Restricted Stock shall be forfeited upon the forfeiture of such Shares.

  8.7 Delivery of Shares. Upon the lapse of the restrictions on Shares of Restricted Stock, the Committee shall cause a stock certificate to be delivered to the Grantee with respect to such Shares, free of all restrictions hereunder.

9. Performance Awards.

  9.1 Performance Units. The Committee, in its discretion, may grant Awards of Performance Units to Eligible Individuals, the terms and conditions of which shall be set forth in an Agreement between the Company and the Grantee. Performance Units may be denominated in Shares or a specified dollar amount and, contingent upon the attainment of specified Performance Objectives within the Performance Cycle, represent the right to receive payment as provided in
Section 9.1(b) of (i) in the case of Share-denominated Performance Units, the Fair Market Value of a Share on the date the Performance Unit was granted, the date the Performance Unit became vested or any other date specified by the Committee, (ii) in the case of dollar-denominated Performance

Units, the specified dollar amount or (iii) a percentage (which may be more than 100%) of the amount described in clause (i) or (ii) depending on the level of Performance Objective attainment; provided, however, that, the Committee may at the time a Performance Unit is granted specify a maximum amount payable in respect of a vested Performance Unit. Each Agreement shall specify the number of Performance Units to which it relates, the Performance Objectives which must be satisfied in order for the Performance Units to vest and the Performance Cycle within which such Performance Objectives must be satisfied.

    (a) Vesting and Forfeiture. Subject to Sections 9.3(c) and 9.4, a Grantee shall become vested with respect to the Performance Units to the extent that the Performance Objectives set forth in the Agreement are satisfied for the Performance Cycle.

    (b) Payment of Awards. Subject to Section 9.3(c), payment to Grantees in respect of vested Performance Units shall be made as soon as practicable after the last day of the Performance Cycle to which such Award relates unless the Agreement evidencing the Award provides for the deferral of payment, in which event the terms and conditions of the deferral shall be set forth in the Agreement. Subject to Section 9.4, such payments may be made entirely in Shares valued at their Fair Market Value as of the day preceding the date of payment or such other date specified by the Committee, entirely in cash, or in such combination of Shares and cash as the Committee in its discretion shall determine at any time prior to such payment; provided, however, that if the Committee in its discretion determines to make such payment entirely or partially in Shares of Restricted Stock, the Committee must determine the extent to which such payment will be in Shares of Restricted Stock and the terms of such Restricted Stock at the time the Award is granted.

  9.2 Performance Shares. The Committee, in its discretion, may grant Awards of Performance Shares to Eligible Individuals, the terms and conditions of which shall be set forth in an Agreement between the Company and the Grantee. Each Agreement may require that an appropriate legend be placed on Share certificates. Awards of Performance Shares shall be subject to the following terms and provisions:

    (a) Rights of Grantee. The Committee shall provide at the time an Award of Performance Shares is made the time or times at which the actual Shares represented by such Award shall be issued in the name of the Grantee; provided, however, that no Performance Shares shall be issued until the Grantee has executed an Agreement evidencing the Award, the appropriate blank stock powers and, in the discretion of the Committee, an escrow agreement and any other documents which the Committee may require as a condition to the issuance of such Performance Shares. If a Grantee shall fail to execute the Agreement evidencing an Award of Performance Shares, the appropriate blank stock powers and, in the discretion of the Committee, an escrow agreement and any other documents which the Committee may require within the time period prescribed by the Committee at the time the Award is granted, the Award shall be null and void. At the discretion of the Committee, Shares issued in connection with an Award of Performance Shares shall be deposited together with the stock powers with an escrow agent (which may be the Company) designated by the Committee. Except as restricted by the terms of the Agreement, upon delivery of the Shares to the escrow agent, the Grantee shall have, in the discretion of the Committee, all of the rights of a stockholder with respect to such Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares.

    (b) Non-transferability. Until any restrictions upon the Performance Shares awarded to a Grantee shall have lapsed in the manner set forth in Sections 9.2(c) or 9.4, such Performance Shares shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated, nor shall they be delivered to the Grantee. The Committee may also impose such other restrictions and conditions on the Performance Shares, if any, as it deems appropriate.

    (c) Lapse of Restrictions. Subject to Sections 9.3(c) and 9.4, restrictions upon Performance Shares awarded hereunder shall lapse and such Performance Shares shall become vested at such time or times and on such terms, conditions and satisfaction of Performance Objectives as the Committee may, in its discretion, determine at the time an Award is granted.

    (d) Treatment of Dividends. At the time the Award of Performance Shares is granted, the Committee may, in its discretion, determine that the payment to the Grantee of dividends, or a specified portion thereof, declared or paid on actual Shares represented by such Award which have been issued by the Company to the Grantee shall be (i) deferred until the lapsing of the restrictions imposed upon such Performance Shares and (ii) held by the Company for the account of the Grantee until such time. In the event that dividends are to be deferred, the Committee shall determine whether such dividends are to be reinvested in shares of Stock (which shall be held as additional Performance Shares) or held in cash. If deferred dividends are to be held in cash, there may be credited at the end of each year (or portion thereof) interest on the amount of the account at the beginning of the year at a rate per annum as the Committee, in its discretion, may determine. Payment of deferred dividends in respect of Performance Shares (whether held in cash or in additional Performance Shares), together with interest accrued thereon, if any, shall be made upon the lapsing of restrictions imposed on the Performance Shares in respect of which the deferred dividends were paid, and any dividends deferred (together with any interest accrued thereon) in respect of any Performance Shares shall be forfeited upon the forfeiture of such Performance Shares.

    (e) Delivery of Shares. Upon the lapse of the restrictions on Performance Shares awarded hereunder, the Committee shall cause a stock certificate to be delivered to the Grantee with respect to such Shares, free of all restrictions hereunder.

  9.3 Performance Objectives

    (a) Establishment of Objectives. Performance Objectives for Performance Awards may be expressed in terms of (i) earnings per Share, (ii) Share price, (iii) pre-tax profits, (iv) net earnings, (v) return on equity or assets (including return on specified assets), (vi) revenues, (vii) EBITDA,
  (viii) market share or market penetration, (ix) free cash flow, or (x) any combination of the foregoing. Performance Objectives may be in respect of the performance of the Company, any of its Subsidiaries, any of its Divisions, or any combination thereof. Performance Objectives may be absolute or relative and may be expressed in terms of a progression within a specified range. The Performance Objectives with respect to a Performance Cycle shall be established in writing by the Committee by the earlier of
  (x) the date on which a quarter of the Performance Cycle has elapsed or (y) the date which is ninety (90) days after the commencement of the Performance Cycle, and in any event while the performance relating to the Performance Objectives remain substantially uncertain.

    (b) Effect of Certain Events on Performance Objectives. At the time of the granting of a Performance Award, or at any time thereafter, in either case to the extent permitted under Section 162(m) of the Code and the regulations thereunder without adversely affecting the treatment of the Performance Award as Performance-Based Compensation, the Committee may provide for the manner in which performance will be measured against the Performance Objectives (or may adjust the Performance Objectives) to reflect the impact of specified corporate transactions, special charges, foreign currency effects, accounting changes and other similar extraordinary or nonrecurring events.

    (c) Determination of Performance. Prior to the vesting, payment, settlement or lapsing of any restrictions with respect to any Performance Award that is intended to constitute Performance-Based Compensation and that is made to a Grantee who is subject to Section 162(m) of the Code, the Committee shall certify in writing that the applicable Performance Objectives have been satisfied.

  9.4 Effect of Change in Control. In the event of a Change in Control:

    (a) With respect to Performance Units, the Grantee shall (i) become vested in all or a portion of the Performance Units as determined by the Committee at the time of the Award of such Performance Units and as set forth in the Agreement and (ii) be entitled to receive in respect of all Performance Units which become vested as a result of a Change in Control a cash payment within ten (10) days after such Change in Control in an amount as determined by the Committee at the time of the Award of such Performance Unit and as set forth in the Agreement.

    (b) With respect to Performance Shares, all or a portion of any unissued Performance Shares shall be issued and restrictions shall lapse immediately on all or a portion of the Performance Shares in each case as determined by the Committee at the time of the Award of such Performance Shares and as set forth in the Agreement.

    (c) The Agreements evidencing Performance Shares and Performance Units shall provide for the treatment of such Awards (or portions thereof) which do not become vested as the result of a Change in Control, including, but not limited to, provisions for the adjustment of applicable Performance Objectives.

  9.5 Modification or Substitution. Subject to the terms of the Plan, the Committee may modify outstanding Performance Awards or accept the surrender of outstanding Performance Awards and grant new Performance Awards in substitution for them. Notwithstanding the foregoing, no modification of a Performance Award shall adversely alter or impair any rights or obligations under the Agreement without the Grantee's consent.

10. Effect of a Termination of Employment or Service.

  The Agreement evidencing the grant of each Option and each Award shall set forth the terms and conditions applicable to such Option or Award upon a termination or change in the status of the employment or service of the Optionee or Grantee by the Company, a Subsidiary or a Division (including a termination or change by reason of the sale of a Subsidiary or a Division), which shall be as the Committee may, in its discretion, determine at the time the Option or Award is granted or thereafter.

11. Adjustment Upon Changes in Capitalization.

    (a) In the event of a Change in Capitalization, the Committee shall conclusively determine the appropriate adjustments, if any, to (i) the maximum number and class of Shares or other stock or securities with respect to which Options or Awards may be granted under the Plan, (ii) the maximum number and class of Shares or other stock or securities with respect to which Options or Awards may be granted to any Eligible Individual during any calendar year, (iii) the number and class of Shares or other stock or securities which are subject to outstanding Options or Awards granted under the Plan and the purchase price therefor, if applicable, and (iv) the Performance Objectives.

    (b) Any such adjustment in the Shares or other stock or securities subject to outstanding Incentive Stock Options (including any adjustments in the purchase price) shall be made in such manner as not to constitute a modification as defined by Section 424(h)(3) of the Code and only to the extent otherwise permitted by Sections 422 and 424 of the Code.

    (c) If, by reason of a Change in Capitalization, a Grantee of an Award shall be entitled to, or an Optionee shall be entitled to exercise an Option with respect to, new, additional or different shares of stock or securities, such new, additional or different shares shall thereupon be subject to all of the conditions, restrictions and performance criteria which were applicable to the Shares subject to the Award or Option, as the case may be, prior to such Change in Capitalization.

12. Effect of Certain Transactions.

  Subject to Sections 5.9, 6.7, 8.4(b) and 9.4 or as otherwise provided in an Agreement, in the event of (a) the liquidation or dissolution of the Company or (b) a merger or consolidation of the Company (a "Transaction"), the Plan and the Options and Awards issued hereunder shall continue in effect in accordance with their respective terms, except that following a Transaction each Optionee and Grantee shall be entitled to receive in respect of each Share subject to any outstanding Options or Awards, as the case may be, upon exercise of any Option or payment or transfer in respect of any Award, the same number and kind of stock, securities, cash, property or other consideration that each holder of a Share was entitled to receive in the Transaction in respect of a Share; provided, however, that such stock, securities, cash, property, or other consideration shall remain subject to all of the conditions, restrictions and performance criteria which were applicable to the Options and Awards prior to such Transaction.

13. Interpretation.

  Following the Registration Date:

    (a) The Plan is intended to comply with Rule 16b-3 promulgated under the Exchange Act and the Committee shall interpret and administer the provisions of the Plan or any Agreement in a manner consistent therewith. Any provisions inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan.

    (b) Unless otherwise expressly stated in the relevant Agreement, each Option, Stock Appreciation Right and Performance Award granted under the Plan is intended to be Performance-Based Compensation within the meaning of
  Section 162(m)(4)(C) of the Code. The Committee shall not be entitled to exercise any discretion otherwise authorized hereunder with respect to such Options or Awards if the ability to exercise such discretion or the exercise of such discretion itself would cause the compensation attributable to such Options or Awards to fail to qualify as Performance-Based Compensation.

14. Pooling Transactions.

  Notwithstanding anything contained in the Plan or any Agreement to the contrary, in the event of a Change in Control which is also intended to constitute a Pooling Transaction, the Committee shall take such actions, if any, as are specifically recommended by an independent accounting firm retained by the Company to the extent reasonably necessary in order to assure that the Pooling Transaction will qualify as such, including but not limited to (a) deferring the vesting, exercise, payment, settlement or lapsing of restrictions with respect to any Option or Award, (b) providing that the payment or settlement in respect of any Option or Award be made in the form of cash, Shares or securities of a successor or acquirer of the Company, or a combination of the foregoing, and (c) providing for the extension of the term of any Option or Award to the extent necessary to accommodate the foregoing, but not beyond the maximum term permitted for any Option or Award.

15. Termination and Amendment of the Plan.

  The Plan shall terminate on the day preceding the tenth anniversary of the date of its adoption by the Board and no Option or Award may be granted thereafter. The Board may sooner terminate the Plan and the Board may at any time and from time to time amend, modify or suspend the Plan; provided, however, that:

    (a) no such amendment, modification, suspension or termination shall impair or adversely alter any Options or Awards theretofore granted under the Plan, except with the consent of the Optionee or Grantee, nor shall any amendment, modification, suspension or termination deprive any Optionee or Grantee of any Shares which he or she may have acquired through or as a result of the Plan; and

    (b) to the extent necessary under any applicable law, regulation or exchange requirement no amendment shall be effective unless approved by the stockholders of the Company in accordance with applicable law, regulation or exchange requirement.

16. Non-Exclusivity of the Plan.

  The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

  17. Limitation of Liability.

  As illustrative of the limitations of liability of the Company, but not intended to be exhaustive thereof, nothing in the Plan shall be construed to:

    (a) give any person any right to be granted an Option or Award other than at the sole discretion of the Committee;

    (b) give any person any rights whatsoever with respect to Shares except as specifically provided in the Plan;

    (c) limit in any way the right of the Company or any Subsidiary terminate the employment of any person at any time; or

    (d) be evidence of any agreement or understanding, expressed or implied, that the Company will employ any person at any particular rate of compensation or for any particular period of time.

18. Regulations and Other Approvals; Governing Law.

  18.1 Except as to matters of federal law, the Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles thereof.

  18.2 The obligation of the Company to sell or deliver Shares with respect to Options and Awards granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

  18.3 The Board may make such changes as may be necessary or appropriate to comply with the rules and regulations of any government authority, or to obtain for Eligible Individuals granted Incentive Stock Options the tax benefits under the applicable provisions of the Code and regulations promulgated thereunder.

  18.4 Each Option and Award is subject to the requirement that, if at any time the Committee determines, in its discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Option or Award or the issuance of Shares, no Options or Awards shall be granted or payment made or Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions as acceptable to the Committee.

  18.5 Notwithstanding anything contained in the Plan or any Agreement to the contrary, in the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act of 1933, as amended (the "Securities Act"), and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required by the Securities Act and Rule 144 or other regulations thereunder. The Committee may require any individual receiving Shares pursuant to an Option or Award granted under the Plan, as a condition precedent to receipt of such Shares, to represent and warrant to the Company in writing that the Shares acquired by such individual are acquired without a view to any distribution thereof and will not be sold or transferred other than pursuant to an effective registration thereof under said Act or pursuant to an exemption applicable under the Securities Act or the rules and regulations promulgated thereunder. The certificates evidencing any of such Shares shall be appropriately amended to reflect their status as restricted securities as aforesaid.

19. Miscellaneous.

  19.1 Multiple Agreements. The terms of each Option or Award may differ from other Options or Awards granted under the Plan at the same time, or at some other time. The Committee may also grant more than one Option or Award to a given Eligible Individual during the term of the Plan, either in addition to, or in substitution for, one or more Options or Awards previously granted to that Eligible Individual.

  19.2 Withholding of Taxes.

    (a) At such times as an Optionee or Grantee recognizes taxable income in connection with the receipt of Shares or cash hereunder (a "Taxable Event"), the Optionee or Grantee shall pay to the Company an amount equal to the federal, state and local income taxes and other amounts as may be required by law to be withheld by the Company in connection with the Taxable Event (the "Withholding Taxes") prior to the issuance, or release from escrow, of such Shares or the payment of such cash. The Company shall have the right to deduct from any payment of cash to an Optionee or Grantee an amount equal to the Withholding Taxes in satisfaction of the obligation to pay Withholding Taxes. The Committee may provide in the Agreement at the time of grant, or at any time thereafter, that the Optionee or Grantee, in satisfaction of the obligation to pay Withholding Taxes to the Company, may elect to have withheld a portion of the Shares then issuable to him or her having an aggregate Fair Market Value equal to the Withholding Taxes.

    (b) If an Optionee makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any Share or Shares issued to such Optionee pursuant to the exercise of an Incentive Stock Option within the two-year period commencing on the day after the date of the grant or within the one-year period commencing on the day after the date of transfer of such Share or Shares to the Optionee pursuant to such exercise, the Optionee shall, within ten (10) days of such disposition, notify the Company thereof, by delivery of written notice to the Company at its principal executive office.

  19.3 Effective Date. The effective date of this Plan shall be as determined by the Board, subject only to the approval by the affirmative vote of the holders of a majority of the securities of the Company present, or represented, and entitled to vote at a meeting of stockholders duly held in accordance with the applicable laws of the State of Delaware within twelve
(12) months of the adoption of the Plan by the Board.

                                                                        ANNEX K

            SECTION 185 OF THE BUSINESS CORPORATIONS ACT (ONTARIO)

RIGHTS OF DISSENTING SHAREHOLDERS--S. 185(1)

  (1) Subject to subsection (3) and to sections 186 and 248, if a corporation resolves to,

    (a) amend its articles under section 168 to add, remove or change restrictions on the issue, transfer or ownership of shares of a class or series of the shares of the corporation;

    (b) amend its articles under section 168 to add, remove or change any restriction upon the business or businesses that the corporation may carry on or upon the powers that the corporation may exercise;

    (c) amalgamate with another corporation under sections 175 and 176;

    (d) be continued under the laws of another jurisdiction under section
  181; or

    (e) sell, lease or exchange all or substantially all its property under subsection 184(3),

  a holder of shares of any class or series entitled to vote on the resolution may dissent.

IDEM--S. 185(2)

  (2) If a corporation resolves to amend its articles in a manner referred to in subsection 170(1), a holder of shares of any class or series entitled to vote on the amendment under section 168 or 170 may dissent, except in respect of an amendment referred to in,

    (a) clause 170(1)(a), (b) or (e) where the articles provide that the holders of shares of such class or series are not entitled to dissent; or

    (b) subsection 170(5) or (6).

EXCEPTION--S. 185(3)

  (3) A shareholder of a corporation incorporated before the 29th day of July, 1983 is not entitled to dissent under this section in respect of an amendment of the articles of the corporation to the extent that the amendment

    (a) amends the express terms of any provision of the articles of the corporation to conform to the terms of the provision as deemed to be amended by section 277; or

    (b) deletes from the articles of the corporation all of the objects of the corporation set out in its articles, provided that the deletion is made by the 29th day of July, 1986.

SHAREHOLDER'S RIGHT TO BE PAID FAIR VALUE--S. 185(4)

  (4) In addition to any other right the shareholder may have, but subject to subsection (30), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents becomes effective, to be paid by the corporation the fair value of the shares held by the shareholder in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted.

NO PARTIAL DISSENT--S. 185(5)

  (5) A dissenting shareholder may only claim under this section with respect to all the shares of a class held by the dissenting shareholder on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

OBJECTION--S. 185(6)

  (6) A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or
(2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting or of the shareholder's right to dissent. 1982, c. 4, s. 184(1-6).

IDEM--S. 185(7)

  (7) The execution or exercise of a proxy does not constitute a written objection for purposes of subsection (6). 1986, c. 57, s. 17, part.

NOTICE OF ADOPTION OF RESOLUTION--S. 185(8)

  (8) The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (6) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn the objection. 1982, c. 4, s. 184(7).

IDEM--S. 185(9)

  (9) A notice sent under subsection (8) shall set out the rights of the dissenting shareholder and the procedures to be followed to exercise those rights. 1986, c. 57, s. 17, part.

DEMAND FOR PAYMENT OF FAIR VALUE--S. 185(10)

  (10) A dissenting shareholder entitled to receive notice under subsection
(8) shall, within twenty days after receiving such notice, or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing,

    (a) the shareholder's name and address;

    (b) the number and class of shares in respect of which the shareholder dissents; and

    (c) a demand for payment of the fair value of such shares.

CERTIFICATES TO BE SENT IN--S. 185(11)

  (11) Not later than the thirtieth day after the sending of a notice under subsection (10), a dissenting shareholder shall send the certificates representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent.

IDEM--S. 185(12)

  (12) A dissenting shareholder who fails to comply with subsections (6), (10) and (11) has no right to make a claim under this section.

ENDORSEMENT ON CERTIFICATE--S. 185(13)

  (13) A corporation or its transfer agent shall endorse on any share certificate received under subsection (11) a notice that the holder is a dissenting shareholder under this section and shall return forthwith the share certificates to the dissenting shareholder.

RIGHTS OF DISSENTING SHAREHOLDER--S. 185(14)

  (14) On sending a notice under subsection (10), a dissenting shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of the shares as determined under this section except where,

    (a) the dissenting shareholder withdraws notice before the corporation makes an offer under subsection (15);

    (b) the corporation fails to make an offer in accordance with subsection
  (15) and the dissenting shareholder withdraws notice; or

    (c) the directors revoke a resolution to amend the articles under subsection 168(3), terminate an amalgamation agreement under subsection 176(5) or an application for continuance under subsection 181(5), or abandon a sale, lease or exchange under subsection 184(8), in which case the dissenting shareholder's rights are reinstated as of the date the dissenting shareholder sent the notice referred to in subsection
(10), and the dissenting shareholder is entitled, upon presentation and surrender to the corporation or its transfer agent of any certificate representing the shares that has been endorsed in accordance with subsection
(13), to be issued a new certificate representing the same number of shares as the certificate so presented, without payment of any fee.

OFFER TO PAY--S. 185(15)

  (15) A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (10), send to each dissenting shareholder who has sent such notice,

    (a) a written offer to pay for the dissenting shareholder's shares in an amount considered by the directors of the corporation to be the fair value thereof, accompanied by a statement showing how the fair value was determined; or

    (b) if subsection (30) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

IDEM--S. 185(16)

  (16) Every offer made under subsection (15) for shares of the same class or series shall be on the same terms.

IDEM--S. 185(17)

  (17) Subject to subsection (30), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection
(15) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

APPLICATION TO COURT TO FIX FAIR VALUE--S. 185(18)

  (18) Where a corporation fails to make an offer under subsection (15) or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as the court may allow, apply to the court to fix a fair value for the shares of any dissenting shareholder.

IDEM--S. 185(19)

  (19) If a corporation fails to apply to the court under subsection (18), a dissenting shareholder may apply to the court for the same purpose within a further period of twenty days or within such further period as the court may allow.

IDEM--S. 185(20)

  (20) A dissenting shareholder is not required to give security for costs in an application made under subsection (18) or (19).

COSTS--S. 185(21)

  (21) If a corporation fails to comply with subsection (15), then the costs of a shareholder application under subsection (19) are to be borne by the corporation unless the court otherwise orders.

NOTICE TO SHAREHOLDERS--S. 185(22)

  (22) Before making application to the court under subsection (18) or not later than seven days after receiving notice of an application to the court under subsection (19), as the case may be, a corporation shall give notice to each dissenting shareholder who, at the date upon which the notice is given,

    (a) has sent to the corporation the notice referred to in subsection
  (10); and

    (b) has not accepted an offer made by the corporation under subsection
  (15), if such an offer was made,

of the date, place and consequences of the application and of the dissenting shareholder's right to appear and be heard in person or by counsel, and a similar notice shall be given to each dissenting shareholder who, after the date of such first mentioned notice and before termination of the proceedings commenced by the application, satisfies the conditions set out in clauses (a) and (b) within three days after the dissenting shareholder satisfies such conditions.

PARTIES JOINED--S. 185(23)

  (23) All dissenting shareholders who satisfy the conditions set out in clauses (22)(a) and (b) shall be deemed to be joined as parties to an application under subsection (18) or (19) on the later of the date upon which the application is brought and the date upon which they satisfy the conditions, and shall be bound by the decision rendered by the court in the proceedings commenced by the application.

IDEM--S. 185(24)

  (24) Upon an application to the court under subsection (18) or (19), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall fix a fair value for the shares of all dissenting shareholders.

APPRAISERS--S. 185(25)

  (25) The court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

FINAL ORDER--S. 185(26)

  (26) The final order of the court in the proceedings commenced by an application under subsection (18) or (19) shall be rendered against the corporation and in favour of each dissenting shareholder who, whether before or after the date of the order, complies with the conditions set out in clauses (22)(a) and (b).

INTEREST--S. 185(27)

  (27) The court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

WHERE CORPORATION UNABLE TO PAY--S. 185(28)

  (28) Where subsection (30) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (26), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

IDEM--S. 185(29)

  (29) Where subsection (30) applies, a dissenting shareholder, by written notice sent to the corporation within thirty days after receiving a notice under subsection (28), may,

    (a) withdraw a notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder's full rights are reinstated; or

    (b) retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

IDEM--S. 185(30)

  (30) A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that,

    (a) the corporation is or, after the payment, would be unable to pay its liabilities as they become due; or

    (b) the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities.

  1982, c. 4, s. 184(8-28).

COURT ORDER--S. 185(31)

  (31) Upon application by a corporation that proposes to take any of the actions referred to in subsection (1) or (2), the court may, if satisfied that the proposed action is not in all the circumstances one that should give rise to the rights arising under subsection (4), by order declare that those rights will not arise upon the taking of the proposed action, and the order may be subject to compliance upon such terms and conditions as the court thinks fit and, if the corporation is an offering corporation, notice of any such application and a copy of any order made by the court upon such application shall be served upon the Commission.

COMMISSION MAY APPEAR--S. 185(32)

  (32) The Commission may appoint counsel to assist the court upon the hearing of an application under subsection (31), if the corporation is an offering corporation. 1982, c. 4, s. 184(29, 30); 1994, c. 27, s. 71(24).

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, proceedings whether civil, criminal, administrative, or investigative (other than action by or in the right of the corporation -- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statue requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statue provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement, or otherwise.

  Article VIII of the Amended and Restated Certificate of Incorporation of LTM Holdings, Inc. (the "Restated Certificate") requires Loews Cineplex Entertainment Corporation ("Loews Cineplex") to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Loews Cineplex) by reason of the fact that he or she is or was a director or officer of Loews Cineplex, or, while a director or officer of Loews Cineplex, is or was serving at the request of Loews Cineplex as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Loews Cineplex, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

  Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

  Article IX of the Restated Certificate provides that to the fullest extent that the DGCL, as it now exists or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of Loews Cineplex shall not be liable to Loews Cineplex or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of, or adoption of any provision of the Restated Certificate inconsistent with, such Article IX shall not adversely affect any right or protection of a director of Loews Cineplex for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

  LTM Holdings, Inc. ("Loews Theatres" or the "Registrant") intends to enter into indemnification agreements with its directors and officers substantially in the form attached to this registration statement as Exhibit 10.7. These agreements provide, in general, that Loews Theatres will indemnify such directors and officers for, and hold them harmless from and against, any and all amounts paid in settlement or incurred by, or assessed against, such directors and officers arising out of or in connection with the service of such directors and officers as a director or officer of Loews Theatres or its Affiliates (as defined therein) to the fullest extent permitted by Delaware law. Each indemnification agreement terminates upon the later of (a) 10 years after the director or officer ceases to be an officer or director of Loews Theatres (or any other entity at the request of Loews Theatres) and (b) one year after the final termination of all pending or threatened proceedings for which such director or officer is or may be entitled to indemnification under such agreement.

  Loews Theatres maintains directors' and officers' liability insurance which provides for payment, on behalf of the directors and officers of Loews Cineplex and its subsidiaries, of certain losses of such persons (other than matters uninsurable under law) arising from claims, including claims arising under the Securities Act, for acts or omissions by such persons while acting as directors or officers of Loews Theatres and/or its subsidiaries, as the case may be.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Set forth below is a list of the exhibits included as part of this registration statement. Certain instruments defining rights of holders of long-term debt of the Registrant (and its consolidated subsidiaries and unconsolidated subsidiaries for which financial statements we filed herewith) for which the total amount of securities individually authorized thereunder does not exceed 10 percent of the total assets of the registrant and its subsidiaries on a consolidated basis are omitted. The registrant hereby agrees to furnish a copy of any such agreement or instrument to the Commission upon request.

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
     2.1     Amended and Restated Master Agreement among Sony Pictures
             Entertainment Inc., LTM Holdings, Inc. and Cineplex Odeon
             Corporation dated as of September 30, 1997 (included as Annex D in the Information Circular/Prospectus that constitutes a part of this registration statement)
     2.2     Amended and Restated Subscription Agreement by and between LTM
             Holdings, Inc. and Universal Studios, Inc. dated as of September
             30, 1997 (included as Annex F in the Information
             Circular/Prospectus that constitutes a part of this registration statement)
     2.3     Plan of Arrangement (included as Annex E in the Information
             Circular/Prospectus that constitutes a part of this registration statement)
     3.1     Form of Amended and Restated Certificate of Incorporation of LTM
             Holdings, Inc. (included as Annex H in the Information
             Circular/Prospectus that constitutes a part of this registration statement)
     3.2     Form of Amended and Restated Bylaws of LTM Holdings, Inc.
     5.1     Opinion of Fried, Frank, Harris, Shriver & Jacobson
    10.1     Amended and Restated Stockholders Agreement among LTM Holdings,
             Inc., Sony Pictures Entertainment Inc., Universal Studios, Inc.,
             Charles Rosner Bronfman Family Trust and the Other Parties thereto dated as of September 30, 1997 (included as Annex G in the
             Information Circular/Prospectus that constitutes a part of this registration statement)
    10.2     Amended and Restated Letter Agreement between LTM Holdings, Inc.
             and Charles Rosner Bronfman Family Trust dated as of September 30,
             1997
    10.3     Form of Tax Sharing and Indemnity Agreement by and among LTM
             Holdings, Inc. and Sony Corporation of America
    10.4     Form of Sony Trademark Agreement by and among LTM Holdings, Inc.
             and Sony Corporation of America
    10.5     Form of Indemnification Agreement

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
    10.6     Agreement between LTM Holdings, Inc. and Seymour H. Smith, dated
             May 1, 1990, including Letter Amendments dated November 14, 1991,
             March 9, 1993, May 10, 1995, April 11, 1996 and June 6, 1997
    10.7     Agreement between LTM Holdings, Inc. and Travis Reed, dated
             October 21, 1995
    10.8     Agreement between LTM Holdings, Inc. and Joseph Sparacio, dated
             August 20, 1994, including Term Extension Letter dated March 5,
             1997
    10.9     Agreement between LTM Holdings, Inc. and John J. Walker, dated
             June 1, 1993, including Term Extension Letter dated March 5, 1997
    10.10    Letter Agreement between LTM Holdings, Inc. and John C. McBride,
             Jr., dated November 17, 1997
    10.11    LTM Holdings, Inc. 1997 Stock Incentive Plan (included as Annex J in the Information Circular/Prospectus that constitutes a part of this registration statement)
    15.1     Letter of Price Waterhouse LLP regarding report on unaudited pro forma financial information
    21.1     Subsidiaries of LTM Holdings, Inc.
    23.1     Consent of KPMG
    23.2     Consent of Price Waterhouse LLP
    23.3     Consent of Morgan Stanley Canada Limited
    23.4     Consent of Goodman and Carr
    23.5     Consents of Fried, Frank, Harris, Shriver & Jacobson (included as part of Exhibit 5.1)
    27       Financial Data Schedule
    99.1     Opinion of Morgan Stanley Canada Limited, financial advisor of
             Cineplex Odeon Corporation (included as Annex I in the Information
             Circular/Prospectus that constitutes a part of this registration statement)
    99.2     Form of Proxy for holders of Cineplex Odeon Corporation common shares
    99.3     Form of Proxy for the holder of Cineplex Odeon Corporation subordinate restricted voting shares

  (b) The following financial statement schedules are included as part of this registration statement:

    Schedule II A -- LTM Holdings, Inc. Valuation and Qualifying Accounts
    Schedule II B -- Cineplex Odeon Corporation Valuation and Qualifying
Accounts

ITEM 22. UNDERTAKINGS

  The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

  (4) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request;

  (5)(a) that, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

    (b) that every prospectus (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

  (6) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective; and

  (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                               POWER OF ATTORNEY

  EACH OF THE UNDERSIGNED WHOSE SIGNATURE APPEARS BELOW HEREBY AUTHORIZES JOHN
J. WALKER AND JOHN C. MCBRIDE, JR. AND EACH OF THEM AS ATTORNEYS-IN-FACT, WITH FULL POWER OF SUBSTITUTION, TO EXECUTE IN THE NAME AND ON BEHALF OF SUCH PERSON, INDIVIDUALLY AND IN EACH CAPACITY STATED BELOW, AND TO FILE, ANY AND ALL AMENDMENTS TO THIS REGISTRATION STATEMENT, INCLUDING ANY AND ALL POST-EFFECTIVE AMENDMENTS.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON FEBRUARY 13, 1998.

                                          LTM Holdings, Inc.

                                          By:      /s/ Lawrence J. Ruisi
                                              ---------------------------------
                                                     Lawrence J. Ruisi

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON FEBRUARY 13, 1998.

                SIGNATURE                                  TITLE

          /s/ Lawrence J. Ruisi             President, Chief Executive Officer
------------------------------------------   and Director (principal executive
            LAWRENCE J. RUISI                            officer)

            /s/ John J. Walker                 Senior Vice President, Chief
------------------------------------------    Financial Officer and Treasurer
              JOHN J. WALKER                   (principal financial officer)

           /s/ Joseph Sparacio                 Vice President and Controller
------------------------------------------    (principal accounting officer)
             JOSEPH SPARACIO

           /s/ Marinus N. Henny                          Director
------------------------------------------
             MARINUS N. HENNY

                                                         Director
------------------------------------------
            KENNETH LEMBERGER

              /s/ Yuki Nozoe                             Director
------------------------------------------
                YUKI NOZOE

           /s/ Jeffrey Sagansky                          Director
------------------------------------------
             JEFFREY SAGANSKY

          /s/ Stanley Steinberg                          Director
------------------------------------------
            STANLEY STEINBERG

           /s/ Howard Stringer                           Director
------------------------------------------
             HOWARD STRINGER

                                                                    SCHEDULE IIA

                               LTM HOLDINGS, INC.
                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                                    DEDUCTIONS
                             BALANCE AT        ADDITIONS (CHARGED   AND OTHER   BALANCE AT
                         BEGINNING OF PERIOD TO COSTS AND EXPENSES)  CHANGES   END OF PERIOD
                         ------------------- ---------------------- ---------- -------------
YEAR ENDED FEBRUARY 28,
 1997
 Reserve for net book
  value of property
  equipment and lease-
  holds................        $4,663                $4,036           $4,720      $3,979
YEAR ENDED FEBRUARY 29,
 1996
 Reserve for net book
  value of property
  equipment and lease-
  holds................        $3,150                $5,663           $4,150      $4,663
YEAR ENDED FEBRUARY 28,
 1995
 Reserve for net book
  value of property
  equipment and lease-
  holds................        $    0                $4,356           $1,206      $3,150

                                                                  SCHEDULE II B

                          CINEPLEX ODEON CORPORATION
                       VALUATION AND QUALIFYING ACCOUNTS
                                (IN THOUSANDS)

                         BALANCE AT CHARGED TO CHARGED TO                   BALANCE AT
                         BEGINNING  COSTS AND    OTHER       DEDUCTIONS/      END OF
                          OF PERIOD  EXPENSES   ACCOUNTS  OTHER CHANGES (i)   PERIOD
                         ---------- ---------- ---------- ----------------- ----------
YEAR ENDED DECEMBER 31,
 1996
 Allowance for doubtful
  accounts..............    $524       --         --            $(59)          $465
YEAR ENDED DECEMBER 31,
 1995
 Allowance for doubtful
  accounts..............    $519       N/A        --            $  5           $524
YEAR ENDED DECEMBER 31,
 1994
 Allowance for doubtful
  accounts..............    $430       --         --            $ 89           $519

(i) Unless otherwise stated, Deductions/other changes represent the translation adjustment on the conversion of Canadian dollar amounts to U.S. dollars.

                                    EXHIBITS

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
     2.1     Amended and Restated Master Agreement among Sony Pictures
             Entertainment Inc., LTM Holdings, Inc. and Cineplex Odeon
             Corporation dated as of September 30, 1997 (included as Annex D in the Information Circular/Prospectus that constitutes a part of this registration statement)
     2.2     Amended and Restated Subscription Agreement by and between LTM
             Holdings, Inc. and Universal Studios, Inc. dated as of September
             30, 1997 (included as Annex F in the Information
             Circular/Prospectus that constitutes a part of this registration statement)
     2.3     Plan of Arrangement (included as Annex E in the Information
             Circular/Prospectus that constitutes a part of this registration statement)
     3.1     Form of Amended and Restated Certificate of Incorporation of LTM
             Holdings, Inc. (included as Annex H in the Information
             Circular/Prospectus that constitutes a part of this registration statement)
     3.2     Form of Amended and Restated Bylaws of LTM Holdings, Inc.
     5.1     Opinion of Fried, Frank, Harris, Shriver & Jacobson
    10.1     Amended and Restated Stockholders Agreement among LTM Holdings,
             Inc., Sony Pictures Entertainment Inc., Universal Studios, Inc.,
             Charles Rosner Bronfman Family Trust and the Other Parties thereto dated as of September 30, 1997 (included as Annex G in the
             Information Circular/Prospectus that constitutes a part of this registration statement)
    10.2     Amended and Restated Letter Agreement between LTM Holdings, Inc.
             and Charles Rosner Bronfman Family Trust dated as of September 30,
             1997
    10.3     Form of Tax Sharing and Indemnity Agreement by and among LTM
             Holdings, Inc. and Sony Corporation of America
    10.4     Form of Sony Trademark Agreement by and among LTM Holdings, Inc.
             and Sony Corporation of America
    10.5     Form of Indemnification Agreement
    10.6     Agreement between LTM Holdings, Inc. and Seymour H. Smith, dated
             May 1, 1990, including Letter Amendments dated November 14, 1991,
             March 9, 1993, May 10, 1995, April 11, 1996 and June 6, 1997
    10.7     Agreement between LTM Holdings, Inc. and Travis Reed, dated
             October 21, 1995
    10.8     Agreement between LTM Holdings, Inc. and Joseph Sparacio, dated
             August 20, 1994, including Term Extension Letter dated March 5,
             1997
    10.9     Agreement between LTM Holdings, Inc. and John J. Walker, dated
             June 1, 1993, including Term Extension Letter dated March 5, 1997
    10.10    Letter Agreement between LTM Holdings, Inc. and John C. McBride,
             Jr., dated November 17, 1997
    10.11    LTM Holdings, Inc. 1997 Stock Incentive Plan (included as Annex J in the Information Circular/Prospectus that constitutes a part of this registration statement)

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
    15.1     Letter of Price Waterhouse LLP regarding the report on unaudited pro forma financial information
    21.1     Subsidiaries of LTM Holdings, Inc.
    23.1     Consent of KPMG
    23.2     Consent of Price Waterhouse LLP
    23.3     Consent of Morgan Stanley Canada Limited
    23.4     Consent of Goodman and Carr
    23.5     Consents of Fried, Frank, Harris, Shriver & Jacobson (included as part of Exhibit 5.1)
    27       Financial Data Schedule
    99.1     Opinion of Morgan Stanley Canada Limited, financial advisor of
             Cineplex Odeon Corporation (included as Annex I in the Information
             Circular/Prospectus that constitutes a part of this registration statement)
    99.2     Form of Proxy for holders of Cineplex Odeon Corporation common shares
    99.3     Form of Proxy for the holder of Cineplex Odeon Corporation subordinate restricted voting shares

  The following financial statement schedules are included as part of this registration statement:

    Schedule II A -- LTM Holdings, Inc. Valuation and Qualifying Accounts
    Schedule II B -- Cineplex Odeon Corporation Valuation and Qualifying
Accounts